UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Amendment No. 1

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Forest Oil Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.10 per share, of Forest Oil Corporation Preferred Stock, par value $0.01 per share, of Forest Oil Corporation
	(2)	Aggregate number of securities to which transaction applies: 163,711,510 shares of Common Stock 1,664,249 shares of Preferred Stock (convertible into 166,424,900 shares of Common Stock)
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The underlying value of the transaction was determined based upon the market value of shares of Forest Oil Corporation common stock and the number of shares of Forest Oil Corporation common stock to be issued in the transaction as follows: (A) $2.285, the average of the high and low prices per share of Forest Oil Corporation common stock on July 14, 2014, as quoted on the New York Stock Exchange multiplied by (B)(x) 163,711,510, the number of shares of Forest Oil Corporation common stock to be issued in the transaction plus (y) 166,424,900, the number of shares of Forest Oil Corporation common stock issuable upon conversion of the 1,664,249 shares of Forest Oil Corporation preferred stock to be issued in the transaction.

	(4)	Proposed maximum aggregate value of transaction: $754,361,697
	(5)	Total fee paid: $97,162
☒	Fee paid previously with preliminary materials.
☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: $34,148
	(2)	Form, Schedule or Registration Statement No.: Form S-4
	(3)	Filing Party: New Forest Oil Inc.
	(4)	Date Filed: May 29, 2014

SUBJECT TO COMPLETION, DATED AUGUST 7, 2014

SHARE ISSUANCE PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Forest Oil Corporation Shareholder:

Forest Oil Corporation (“Forest”), Sabine Investor Holdings LLC (“Sabine Investor Holdings”) and FR XI Onshore AIV, LLC (“AIV Holdings”) have entered into a merger agreement providing for a combination of Forest’s business with the business of Sabine Oil & Gas LLC (“Sabine”). In the transaction, Sabine Investor Holdings and AIV Holdings will contribute all of the equity interests of Sabine Oil & Gas Holdings LLC (“Sabine Holdings”) to Forest, with Sabine Holdings becoming a wholly owned subsidiary of Forest. In exchange for the contribution, Sabine Investor Holdings and AIV Holdings will receive shares of Forest common stock and convertible common-equivalent preferred stock, collectively representing approximately a 73.5% economic interest in Forest and 80% of the total voting power in Forest. Forest’s current shareholders will continue to hold their shares of Forest common stock, which, following the transaction, will represent approximately a 26.5% economic interest in Forest and 20% of the total voting power in Forest.

Forest common shares are currently listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “FST,” and after the combination transaction is completed, Forest common shares will continue to be listed on the NYSE. Neither Sabine Holdings nor the Sabine units are listed on any national securities exchange.

To approve the combination transaction, Forest shareholders are being asked to approve the issuance of Forest stock to Sabine Investor Holdings and AIV Holdings as required by NYSE rules (the “share issuance proposal”), to approve an amendment to Forest’s certificate of incorporation to increase the number of authorized common shares (the “authorized share proposal”) and three related proposals. The approval of the share issuance proposal requires the affirmative vote of holders of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote. The approval of the authorized share proposal requires the affirmative vote of holders of a majority of the outstanding Forest common shares. This proxy statement is being used to solicit proxies for a special meeting of Forest common shareholders to approve both proposals and each other proposal described in this proxy statement. The Forest board has unanimously approved the merger agreement and determined that the combination transaction is advisable and in the best interests of Forest and its shareholders, and unanimously recommends that Forest shareholders vote “FOR” the share issuance proposal, the authorized share proposal and the other proposals to be voted on at the special meeting.

We urge you to read this document, including the annexes, and the documents incorporated by reference carefully and in their entirety. In particular, you should consider the matters discussed under “Risk Factors” beginning on page A-121, which contains a description of certain risks you may wish to consider in evaluating the combination transaction.

Your vote is very important. We will not complete the combination transaction unless you approve the share issuance proposal and, unless Forest and Sabine Investor Holdings agree otherwise, the authorized share proposal. Whether or not you expect to attend the special meeting, the details of which are described in this document, please vote immediately by submitting your proxy by telephone, through the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed pre-paid envelope.

Sincerely,

Patrick R. McDonald
President and Chief Executive Officer
Forest Oil Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this document or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated [—], 2014 and is first being mailed to Forest common shareholders on or about [—], 2014.

FOREST OIL CORPORATION

707 17th Street, Suite 3600

Denver, Colorado 80202

NOTICE OF FOREST OIL CORPORATION SHAREHOLDERS’ MEETING

TO BE HELD ON [—], 2014

To Forest Oil Corporation Shareholders:

A special meeting of shareholders of Forest Oil Corporation will be held on [—], 2014, at [—], at [—]. The purpose of the special meeting is to allow Forest common shareholders to consider and vote upon the following proposals:

•	Share Issuance Proposal. A proposal to approve the issuance of 163,711,510 common shares and 1,664,249 Series A convertible common-equivalent preferred shares (convertible into 166,424,900 common shares) to Sabine Investor Holdings and FR XI Onshore AIV, LLC, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 5, 2014, and amended and restated as of July 9, 2014, by and among Sabine Investor Holdings LLC, FR XI Onshore AIV, LLC, Sabine Oil & Gas Holdings LLC, Sabine Oil & Gas Holdings II LLC (“SOGH II”), Sabine Oil & Gas LLC and Forest Oil Corporation, and to approve, in the event the authorized share proposal is not approved, the issuance of 1,137,113 Series B convertible common-equivalent preferred shares to Sabine Investor Holdings LLC and FR XI Onshore AIV, LLC in lieu of 113,711,300 common shares underlying such Series B convertible common-equivalent preferred shares. If the share issuance proposal is approved, based on the shares currently outstanding and the shares issuable pursuant to the merger agreement, we estimate that approximately 283,000,000 common shares will be issued and outstanding. If the share issuance proposal is not approved, based on the shares currently outstanding and the shares issuable pursuant to the merger agreement, we estimate that approximately 169,000,000 common shares will be issued and outstanding;

•	Authorized Share Proposal. A proposal to approve an amendment to the Forest certificate of incorporation to increase the number of authorized Forest common shares to 650,000,000 shares;

•	Name Change Proposal. A proposal to approve an amendment to the Forest certificate of incorporation to change the name of Forest to “Sabine Oil & Gas Corporation”;

•	2014 LTIP Proposal. A proposal to approve the adoption of the Forest Oil Corporation 2014 Long Term Incentive Plan (the “2014 LTIP”);

•	Section 162(m) Proposal. A proposal to approve certain material terms of the 2014 LTIP for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code; and

•	Adjournment Proposal. A proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the share issuance proposal or the authorized share proposal.

Your vote is very important. The approval of the share issuance proposal requires the affirmative vote of holders of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote. The approval of the authorized share proposal and the name change proposal requires the affirmative vote of holders of a majority of the outstanding Forest common shares. The approval of each other proposal requires the affirmative vote of holders of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote. We will not complete the combination transaction unless you approve the share issuance proposal and, unless Forest and Sabine Investor Holdings otherwise agree, the authorized share proposal. The Forest board of directors recommends that you vote FOR all of the proposals.

Only holders of record of Forest common shares at the close of business on [—], 2014, the record date, are entitled to receive this notice and to vote at the special meeting.

Whether or not you plan to attend the special meeting, please read the accompanying document and then cast your vote as instructed in your proxy card, as promptly as possible. You can also cast your vote by using the telephone or Internet. If you have any questions, would like additional copies of the document or need assistance with voting your Forest common shares, please contact Forest’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3463.

Sincerely,

Patrick R. McDonald
President and Chief Executive Officer

[—], 2014

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Forest from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following address:

Forest Oil Corporation

707 17th Street, Suite 3600

Denver, Colorado 80202

Email: IR@forestoil.com

You will not be charged for any of these documents that you request. Forest common shareholders requesting documents should do so by [—], 2014, in order to receive them before the special meeting.

For more information, see “Where You Can Find More Information” on page 171 of this document.

i

ANNEX A—Information Concerning Sabine Oil & Gas LLC

ANNEX B—Amended and Restated Agreement and Plan of Merger

ANNEX C—Amended and Restated Stockholder’s Agreement

ANNEX D—Amended and Restated Registration Rights Agreement

ANNEX E—Form of Certificate of Amendment (Evidencing Preferred Stock)

ANNEX F—Opinion of J.P. Morgan Securities LLC

ANNEX G—Forest Oil Corporation 2014 Long Term Incentive Plan

QUESTIONS AND ANSWERS ABOUT THE FOREST SPECIAL MEETING

The questions and answers below highlight only selected procedural information from this document. They do not contain all of the information that may be important to you. You should read carefully the entire document and the additional documents incorporated by reference into this document to fully understand the voting procedures for the Forest special meeting.

Q:	Why am I receiving these materials?

A:	On July 9, 2014, Sabine Investor Holdings, AIV Holdings, certain of their affiliated entities and Forest entered into an amended and restated merger agreement, which we refer to throughout this documents as the “merger agreement”, providing for a combination of Forest’s and Sabine’s businesses.

In the combination transaction, Sabine Investor Holdings and AIV Holdings will contribute all of the equity interests of Sabine Holdings to Forest, with Sabine Holdings becoming a wholly owned subsidiary of Forest. In exchange for the contribution, (i) Sabine Investor Holdings and AIV Holdings will receive 123,837,490 and 39,874,020 shares of Forest common stock, respectively, and (ii) Sabine Investor Holdings and AIV Holdings will receive 1,258,900 and 405,349 shares of Forest Series A convertible common-equivalent preferred stock, respectively. Sabine Holdings and Sabine will subsequently merge into Forest, with Forest surviving the merger.

As a result of the combination transaction, current Forest common shareholders will continue to hold their shares of Forest common stock, which will (based on the number of Forest common shares outstanding as of May 5, 2014) represent approximately 42% of the issued and outstanding Forest common shares, representing approximately a 26.5% economic interest in Forest and 20% of the total voting power in Forest, and Sabine Investor Holdings and AIV Holdings will collectively hold approximately 58% of the issued and outstanding Forest common shares and 100% of the issued and outstanding Forest Series A convertible common-equivalent preferred shares, collectively representing approximately a 73.5% economic interest in Forest and 80% of the total voting power in Forest. If the 2014 LTIP Proposal is approved, Forest expects to issue approximately [—] shares of Forest common stock under the 2014 LTIP, which will dilute the ownership percentages in Forest common shares listed above as well as the voting power of current Forest common shareholders, but will not affect the collective voting power of Sabine Investor Holdings and AIV Holdings, which will remain at 80%.

This document is being sent to Forest common shareholders in connection with a special meeting of Forest common shareholders to vote upon approval of the issuance of common shares and convertible common-equivalent preferred shares to Sabine and other proposals related to the combination transaction.

Q:	What am I being asked to vote on?

A:	Forest common shareholders are being asked to consider and vote on the following proposals:

•	Share Issuance Proposal. A proposal to approve the issuance of 163,711,510 common shares and 1,664,249 Series A convertible common-equivalent preferred shares (convertible into 166,424,900 common shares) to Sabine Investor Holdings and AIV Holdings in exchange for all of the equity interests of Sabine Holdings, which is currently owned directly or indirectly by Sabine Investor Holdings and AIV Holdings, and to approve, in the event the authorized share proposal is not approved, the issuance of 1,137,113 Series B convertible common-equivalent preferred shares to Sabine Investor Holdings and AIV Holdings in lieu of 113,711,300 common shares underlying such Series B convertible common-equivalent preferred shares. If the share issuance proposal is approved, based on the shares currently outstanding and the shares issuable pursuant to the merger agreement, we estimate that approximately 283,000,000 common shares will be issued and outstanding. If the share issuance proposal is not approved, based on the shares currently outstanding and the shares issuable pursuant to the merger agreement, we estimate that approximately 169,000,000 common shares will be issued and outstanding;

•	Authorized Share Proposal. A proposal to approve an amendment to the Forest certificate of incorporation to increase the number of authorized Forest common shares to 650,000,000 shares;

•	Name Change Proposal. A proposal to approve an amendment to the Forest certificate of incorporation to change the name of Forest to “Sabine Oil & Gas Corporation”;

•	2014 LTIP Proposal. A proposal to approve the adoption of the Forest Oil Corporation 2014 Long Term Incentive Plan;

•	Section 162(m) Proposal. A proposal to approve certain material terms of the 2014 LTIP for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code; and

•	Adjournment Proposal. A proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the share issuance proposal or the authorized share proposal.

Q:	What vote is required to approve each of the proposals?

A:	The approval of each of the share issuance proposal, the 2014 LTIP proposal, the Section 162(m) proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote.

The approval of the authorized share proposal and the name change proposal requires the affirmative vote of holders of a majority of the outstanding Forest common shares.

Q:	What if I do not vote my shares or if I abstain from voting?

A:	The approval of each of the share issuance proposal, the 2014 LTIP proposal, the Section 162(m) proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote. As a result, if you abstain from voting on any of these proposals, your Forest common shares will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote against that proposal. If you fail to vote on any of these proposals, your Forest common shares will not be counted as present and, therefore, will not affect the adoption of such proposal, except to the extent that your failure to vote prevents a quorum for voting on such proposal.

The approval of the authorized share proposal and the name change proposal requires the affirmative vote of holders of a majority of the outstanding Forest common shares. As a result, if you do not vote your Forest common shares or abstain from voting, it will have the same effect as a vote against the authorized share proposal and the name change proposal.

The Forest board of directors recommends that you vote FOR all of the proposals.

Q:	What proposals must be passed in order for the combination transaction to be completed?

A:	The obligations of the parties to complete the combination transaction are conditioned upon approval of the share issuance proposal and, unless Forest and Sabine Investor Holdings otherwise agree, the authorized share proposal. We will not complete the combination transaction unless you approve the share issuance proposal and, unless Forest and Sabine Investor Holdings otherwise agree, the authorized share proposal.

The Forest board of directors recommends that you vote FOR all of the proposals.

Q:	What will happen if the authorized share proposal is not approved?

A:

The authorized share proposal is a condition to the consummation of the combination transaction. If, however, the authorized share proposal is not approved and Forest and Sabine Investor Holdings mutually agree to waive this condition, then in exchange for the contribution, Sabine Investor Holdings and AIV Holdings will instead receive shares of Forest Series B convertible common-equivalent preferred stock in lieu of a portion of the Forest common stock that would have been received by them if there were available for issuance a sufficient amount of authorized but unissued common shares. As a result, Sabine Investor Holdings and AIV Holdings would receive (i) 37,822,023 and 12,178,187 shares of Forest common stock, (ii) 1,258,900 and 405,349 shares of Forest Series A convertible common-equivalent preferred stock and (iii) 860,155 and 276,958 shares of Forest Series B convertible common-equivalent preferred stock, respectively.

In that case, upon consummation of the combination transaction, and based upon the number of Forest common shares currently outstanding, current Forest common shareholders would continue to hold their shares of Forest common stock, which shares will represent approximately 70% of the issued and outstanding Forest common shares, approximately a 26.5% economic interest in Forest and 20% of the total voting power in Forest, and Sabine Investor Holdings and AIV Holdings will collectively hold approximately 30% of the issued and outstanding Forest common shares, 100% of the issued and outstanding Forest Series A convertible common-equivalent preferred shares and 100% of the issued and outstanding Forest Series B convertible common-equivalent preferred shares, collectively representing approximately a 73.5% economic interest in Forest and 80% of the total voting power in Forest. If the 2014 LTIP Proposal is approved, Forest expects to issue approximately [—] shares of Forest common stock under the 2014 LTIP, which will dilute the ownership percentages in Forest common shares listed above as well as the voting power of current Forest common shareholders, but will not affect the collective voting power of Sabine Investor Holdings and AIV Holdings, which will remain at 80%.

Q:	How does the Forest board recommend that I vote on the matters to be considered at the special meeting?

A:	The Forest board unanimously recommends that Forest common shareholders vote:

•	“FOR” the share issuance proposal;

•	“FOR” the authorized share proposal;

•	“FOR” the name change proposal;

•	“FOR” the 2014 LTIP proposal;

•	“FOR” the Section 162(m) proposal; and

•	“FOR” the adjournment proposal.

See “The Forest Special Meeting—Recommendation of the Forest Board.”

In considering the recommendation of the Forest board, you should be aware that some of Forest’s executive officers and directors have interests in the combination transaction that are different from, or in addition to, the interests of Forest common shareholders generally. See “Proposal No. 1—The Share Issuance—Interests of Forest’s Executive Officers and Directors in the Combination Transaction.”

Q:	Will there be any changes to my Forest common shares as a result of the combination transaction?

A:	No. All Forest common shares will remain outstanding after the combination transaction, and no changes will be made to the Forest common shares currently outstanding as a result of the combination transaction.

Q:	What will happen to my outstanding Forest equity-based awards in the combination transaction?

A:

In the combination transaction, each Forest stock option that is outstanding immediately prior to the effective time of the combination transaction will, as of the effective time of the combination transaction, automatically be cancelled and converted into the right to receive an amount of cash, without interest, equal to the product of (1) the total number of Forest common shares subject to such Forest stock option and

(2) the excess, if any, of (a) the closing price of Forest common shares on the NYSE on the last trading day prior to closing date of the combination transaction, over (b) the exercise price per Forest common share applicable to such Forest stock option (with the aggregate amount of such payment rounded down to the nearest cent), less such amounts as are required to be deducted and withheld under any provision of state, local or foreign tax law with respect to the making of such payment. Each Forest stock option for which the exercise price per Forest common share applicable to such Forest stock option equals or exceeds the closing price of Forest common shares on the NYSE on the last trading day prior to the closing date of the combination transaction will be cancelled pursuant to the merger agreement for no consideration.

In the combination transaction, each Forest performance unit award that is outstanding immediately prior to the effective time of the combination transaction will automatically become fully vested and will be settled in cash or shares in accordance with the terms of the applicable award agreement for such Forest performance unit award (including concluding the performance period as of the closing date of the combination transaction for purposes of measuring achievement of performance conditions).

In the combination transaction, each Forest phantom unit award that is outstanding immediately prior to the effective time of the combination transaction will automatically become fully vested and will be settled in accordance with the terms of the applicable award agreement for such phantom unit award.

In the combination transaction, each Forest restricted share that is outstanding immediately prior to the effective time of the combination transaction will automatically become fully vested and the restrictions with respect thereto will lapse.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held at [—] on [—], 2014 at [—], subject to any adjournments or postponements.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the Forest special meeting is [—], 2014. Only record holders of Forest common shares at the close of business on the record date for the Forest special meeting are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. No other shares of Forest capital stock are entitled to notice of and to vote at the special meeting.

Q:	How do I submit my proxy for the special meeting?

A:	If you were a holder of record of Forest common shares at the close of business on the record date, you may vote in person by attending the special meeting or, to ensure that your shares are represented at the special meeting, you may authorize a proxy to vote by:

•	By Internet. Shareholders who received a notice about the Internet availability of the proxy materials may submit their proxy over the Internet by following the instructions on the notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card. Internet voting will be available until [—] on [—], 2014 or, if the special meeting is continued, adjourned or postponed, until [—] on the day immediately before such continued, adjourned or postponed meeting.

•	By Telephone. Shareholders of record may submit proxies by telephone, by calling the number included in the materials received from Computershare Shareowner Services LLC and following the instructions. In addition, you will need to have the control number that appears on your notice available when voting. Shareholders who are beneficial owners of their shares and who have received a voting instruction card may vote by calling the number specified on the voting instruction card provided by their broker, trustee, or nominee. Telephone voting will be considered at the special meeting if completed prior to [—] on [—], 2014 or, if the special meeting is continued, adjourned or postponed, until [—] on the day immediately before such continued, adjourned or postponed special meeting.

•	By Mail. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing, and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope. Proxy cards submitted by mail and received by Forest after [—], 2014 at [—] may not be considered unless the special meeting is continued, adjourned or postponed, and then only if received before the date and time the continued, adjourned or postponed special meeting is held.

If you hold Forest common shares in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your Forest common shares are represented at the special meeting.

Q:	How many votes do I have?

A:	Forest common shareholders have one vote per share on each matter to be acted upon.

Q:	If my Forest common shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:	No. If your Forest common shares are held in “street name,” you must instruct the broker, bank, nominee or other holder of record on how to vote your shares. Your broker, bank, nominee or other holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee or other holder of record with this document.

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your Forest common shares on your behalf. Please note that you may not vote your Forest common shares held in street name by returning a proxy card directly to Forest or by voting in person at the special meeting unless you first obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you submit your proxy via the Internet, by telephone or by mail, the officers named on your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you are a shareholder of record and sign your proxy card and return it without indicating how to vote on any particular proposal, the Forest common shares represented by your proxy will be voted in favor of that proposal.

Q:	May I vote in person?

A:	Yes. If you are a Forest common shareholder of record at the close of business on [—], 2014, you may attend the special meeting and vote your Forest common shares in person, in lieu of submitting your proxy by telephone or Internet or returning your signed proxy card. If you hold your Forest common shares in “street name” through a bank, broker or other nominee, you must provide a “legal proxy” at the special meeting in order to vote in person, which “legal proxy” you must obtain from your bank, broker or other nominee.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:

If you are a record holder of Forest common shares, you may change or revoke your proxy at any time prior to the vote on the matters at the special meeting or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting by (1) delivering to Forest’s Corporate Secretary at Forest’s principal executive office, located at 707 17th Street, Suite 3600, Denver, Colorado 80202, a written revocation that must be received by Forest prior to the date and time of the special meeting, or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting, (2) submitting another valid proxy card with a later date by mail, (3) voting by submitting a proxy by telephone or Internet prior to the date and time of the special meeting, or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting, or (4) attending the special meeting in person and giving Forest’s Inspector of Elections notice of your intent to vote your shares in person.

If your shares are held in “street name” by a broker, bank or other nominee, please refer to the information forwarded to you by your broker, bank or other nominee for instructions on revoking or changing your proxy. If you intend to revoke your voting instructions you must ensure that such revocation is received by Forest’s Corporate Secretary prior to the date and time of the special meeting, or, if the special meeting is continued, adjourned or postponed, by the date and time of such continued, adjourned or postponed meeting.

Any revocation received as of or after the vote on the matters at the special meeting or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting will not be effective. Attendance at the special meeting will not, by itself, revoke a proxy. Only your last submitted proxy card will be considered. Please cast your vote “FOR” the proposals, following the instructions in your proxy card, as promptly as practicable.

Q:	What happens if I sell my Forest common shares after the record date but before the special meeting?

A:	If you transfer your Forest common shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided, that such shares remain outstanding on the date of the special meeting).

Q:	Am I entitled to exercise appraisal rights under the New York Business Corporation Law if I do not vote in favor of the share issuance proposal and the authorized share proposal?

A:	No. Under applicable law, no appraisal rights will be available to holders of Forest common shares in connection with the combination transaction.

Q:	When do you expect to complete the combination transaction?

A:	Sabine and Forest currently expect to complete the combination transaction in the fourth quarter of 2014. However, no assurance can be given as to when, or whether, the combination transaction will be completed.

Q:	Who can help answer my questions?

A:	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated toll-free at (877) 456-3463. Banks and brokers may call collect at (212) 750-5833.

SUMMARY

This summary highlights information contained elsewhere in this document and may not contain all of the information that is important to you. You are urged to carefully read the entire document and the other documents referred to in this document to fully understand the combination transaction. See “Where You Can Find More Information.”

Information about the Companies (Page 132)

Sabine Oil & Gas LLC

Sabine is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties onshore in the United States. Sabine and its subsidiaries’ operations are focused in three core areas: East Texas, targeting the Cotton Valley Sand and the Haynesville Shale formations; South Texas, targeting the Eagle Ford Shale formation; and North Texas, targeting the Granite Wash formation. Sabine’s principal offices are at 1415 Louisiana Street, Suite 1600, Houston, TX 77002, and its telephone number is (832) 242-9600.

SOGH II is the sole member of Sabine Oil & Gas LLC, and Sabine Holdings is the sole member of SOGH II. Neither SOGH II nor Sabine Holdings have operations separate from their investment in Sabine.

Additional information about Sabine Holdings, SOGH II and Sabine and its subsidiaries is included elsewhere in this document. See “Information About the Companies—Information About Sabine.”

Forest Oil Corporation

Forest is an independent oil and gas company engaged in the acquisition, exploration, development, and production of oil, natural gas and natural gas liquids (“NGLs”) primarily in North America. Forest was incorporated in New York in 1924, as the successor to a company formed in 1916, and has been a publicly held company since 1969. Forest’s total estimated proved oil and natural gas reserves as of December 31, 2013 were approximately 625 Bcfe, all of which are located in the United States. Forest’s principal executive offices and corporate headquarters are located at 707 17th Street, Suite 3600, Denver, Colorado 80202. Forest’s telephone number at that address is (303) 812-1400.

Additional information about Forest and its subsidiaries is included in documents incorporated by reference into this document. See “Where You Can Find More Information.”

The Forest Special Meeting (Page 27)

The special meeting will be held at [—] on [—], 2014 at [—], local time, subject to any adjournments or postponements.

The Forest board has established [—], 2014 as the record date for the special meeting. Only record holders of Forest common shares at the close of business on the record date for the special meeting are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. At the close of business on the record date, there were [—] Forest common shares outstanding and entitled to vote, which includes [—] of restricted shares beneficially owned by employees, officers and directors of Forest subject to vesting. Holders of Forest common shares have one vote per share on each matter to be acted upon.

The purpose of the special meeting is to vote upon the following proposals:

•

Share Issuance Proposal. A proposal to approve the issuance of 163,711,510 common shares and 1,664,249 Series A convertible common-equivalent preferred shares (convertible into 166,424,900 common shares) to

Sabine Investor Holdings and AIV Holdings in exchange for all of the equity interests of Sabine Holdings, which is currently owned directly or indirectly by Sabine Investor Holdings and AIV Holdings and to approve, in the event the authorized Share Proposal is not approved, the issuance of 1,137,113 Series B convertible common-equivalent preferred shares to Sabine Investor Holdings and AIV Holdings in lieu of 113,711,300 common shares underlying such Series B convertible common-equivalent preferred shares. If the share issuance proposal is approved, based on the shares currently outstanding and the shares issuable pursuant to the merger agreement, we estimate that approximately 283,000,000 common shares will be issued and outstanding. If the share issuance proposal is not approved, based on the shares currently outstanding and the shares issuable pursuant to the merger agreement, we estimate that approximately 169,000,000 common shares will be issued and outstanding;

•	Authorized Share Proposal. A proposal to approve an amendment to the Forest certificate of incorporation to increase the number of authorized Forest common shares to 650,000,000 shares;

•	Name Change Proposal. A proposal to approve an amendment to the Forest certificate of incorporation to change the name of Forest to “Sabine Oil & Gas Corporation”;

•	2014 LTIP Proposal. A proposal to approve the adoption of the 2014 LTIP;

•	Section 162(m) Proposal. A proposal to approve certain material terms of the 2014 LTIP for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code; and

•	Adjournment Proposal. A proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the share issuance proposal or the authorized share proposal.

The required vote to approve each proposal generally is as set forth in the table below.

Proposal	Vote Required
Share Issuance Proposal (Item 1)	Affirmative vote of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote

Authorized Share Proposal (Item 2)	Affirmative vote of a majority of the outstanding Forest common shares

Name Change Proposal (Item 3)	Affirmative vote of a majority of the outstanding Forest common shares

2014 LTIP Proposal (Item 4)	Affirmative vote of the majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote

Section 162(m) Proposal (Item 5)	Affirmative vote of the majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote

Adjournment Proposal (Item 6)	Affirmative vote of the majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote

The Merger Agreement (Page 64)

Overview

On July 9, 2014, Sabine Investor Holdings, AIV Holdings, certain of their affiliated entities, and Forest entered into an amended and restated merger agreement, which amended and restated the merger agreement originally entered into by Sabine Investor Holdings, Forest, New Forest Oil Inc. (“Holdco”) and certain of their affiliated entities on May 5, 2014. We refer to this amended and restated merger agreement throughout as the “merger agreement”. Pursuant to the terms and subject to the conditions set forth in the merger agreement, Forest and Sabine Holdings agreed to combine their businesses. In the combination transaction, Sabine Investor Holdings will contribute all of the equity interests of Sabine Holdings and AIV Holdings will contribute all of the equity interests in two other holding companies, FR NFR Holdings, Inc. and FR NFR, PI, Inc., to Forest, with Sabine Holdings becoming a wholly owned subsidiary of Forest. FR NFR Holdings, Inc. and FR NFR PI, Inc. will subsequently merge with and into Forest, with Forest surviving. Sabine Holdings, SOGH II and Sabine will subsequently merge with and into Forest, with Forest surviving and the operating subsidiaries of Sabine becoming subsidiaries of Forest.

The following diagram illustrates the structure of the combination transaction, assuming the contribution by AIV Holdings of all of the Forest shares it will receive in connection with the combination transaction to Sabine Investor Holdings immediately following the consummation of the combination transaction:

Before the Combination Transaction

After the Combination Transaction

Consideration to Forest Shareholders and Sabine Investor Holdings

Sabine Investor Holdings and AIV Holdings will contribute, directly or indirectly, all of the equity interests of Sabine Holdings to Forest, with Sabine Holdings becoming a wholly owned subsidiary of Forest. In exchange for the contribution, (i) Sabine Investor Holdings and AIV Holdings will receive 123,837,490 and 39,874,020 shares of Forest common stock, respectively and (ii) Sabine Investor Holdings and AIV Holdings will receive 1,258,900 and 405,349 shares of Forest Series A convertible common-equivalent preferred stock, respectively. Upon consummation of the combination transaction, current Forest common shareholders will continue to hold their shares of Forest common stock, which shares will represent (based on the number of Forest common shares outstanding as of May 5, 2014) approximately 42% of the issued and outstanding Forest common shares, approximately a 26.5% economic interest in Forest and 20% of the total voting power in Forest, and Sabine Investor Holdings and AIV Holdings will collectively hold approximately 58% of the issued and outstanding Forest common shares and 100% of the issued and outstanding Forest Series A convertible common-equivalent preferred shares, collectively representing approximately a 73.5% economic interest in Forest and 80% of the total voting power in Forest. If the 2014 LTIP Proposal is approved, Forest expects to issue approximately [—] shares of Forest common stock under the 2014 LTIP, which will dilute the ownership percentages in Forest common shares listed above as well as the voting power of current Forest common shareholders, but will not affect the collective voting power of Sabine Investor Holdings and AIV Holdings, which will remain at 80%.

The authorized share proposal is a condition to the consummation of the combination transaction. If the authorized share proposal is not approved and Forest and Sabine Investor Holdings mutually agree to waive this condition, then in exchange for the contribution, Sabine Investor Holdings and AIV Holdings will instead receive shares of Forest Series B convertible common-equivalent preferred stock in lieu of a portion of the Forest common stock that would have been received by them if there were available for issuance a sufficient amount of authorized but unissued common shares. As a result, Sabine Investor Holdings and AIV Holdings would receive (i) 37,822,023 and 12,178,187 shares of Forest common shares, (ii) 1,258,900 and 405,349 shares of Forest Series A convertible common-equivalent preferred stock and (iii) 860,155 and 276,958 shares of Forest Series B convertible common-equivalent preferred stock, respectively. In that case, upon consummation of the combination transaction, and based upon the number of Forest common shares currently outstanding, current Forest common shareholders would hold approximately 70% of the issued and outstanding Forest common shares, representing approximately a 26.5% economic interest in Forest and 20% of the total voting power in Forest, and Sabine Investor Holdings and AIV Holdings will collectively hold approximately 30% of the issued and outstanding Forest common shares, 100% of the issued and outstanding Forest Series A convertible common-equivalent preferred shares and 100% of the issued and outstanding Forest Series B convertible common-equivalent preferred shares, collectively representing approximately a 73.5% economic interest in Forest and 80% of the total voting power in Forest.

Pursuant to the merger agreement, at the completion of the combination transaction, Forest’s bylaws will be amended and, in the event the authorized share proposal or the name change proposal is approved, its certificate of incorporation will be amended as approved. In addition, following completion of the combination transaction, Sabine Investor Holdings and AIV Holdings intend to use their voting power to cause Forest to be reincorporated in Delaware (from New York), with the result that Forest and its shareholders will be governed by Delaware law instead of New York law. See “Comparison of Rights of Forest Shareholders Before and After the Combination Transaction.”

Treatment of Forest Equity-Based Awards

Forest Stock Options

Each Forest stock option that is outstanding immediately prior to the effective time of the combination transaction will, as of the effective time of the combination transaction automatically be cancelled and converted into the right to receive an amount of cash, without interest, equal to the product of (1) the total number of Forest common shares subject to such Forest stock option and (2) the excess, if any, of (a) the closing price of Forest common shares on the NYSE on the last trading day prior to the closing date, over (b) the exercise price per Forest common share applicable to such Forest stock option (with the aggregate amount of such payment rounded down to the nearest cent), less such amounts as are required to be deducted and withheld under any provision of state, local or foreign tax law with respect to the making of such payment. Each Forest stock option for which the exercise price per Forest common share applicable to such Forest stock option equals or exceeds the closing price of Forest common shares on the NYSE on the last trading day prior to closing date will be cancelled pursuant to the merger agreement for no consideration.

Forest Performance Unit Awards

Each Forest performance unit award that is outstanding immediately prior to the effective time of the combination transaction will automatically become fully vested at the effective time of the combination transaction and will be settled following the effective time of the combination transaction in cash or shares in accordance with the terms of the applicable award agreement for such Forest performance unit award (including concluding the performance period as of the closing date for purposes of measuring achievement of performance conditions).

Forest Phantom Unit Awards

Each Forest phantom unit award that is outstanding immediately prior to the effective time of the combination transaction will automatically become fully vested at the effective time of the combination transaction and will be settled following the effective time of the combination transaction in accordance with the terms of the applicable award agreement for such phantom unit award.

Forest Restricted Shares

Each Forest restricted share that is outstanding immediately prior to the effective time of the combination transaction will automatically become fully vested at the effective time of the combination transaction and the restrictions with respect thereto will lapse.

Recommendation of the Forest Board (Page 28)

The Forest board unanimously recommends that Forest common shareholders vote:

•	“FOR” the share issuance proposal;

•	“FOR” the authorized share proposal;

•	“FOR” the name change proposal;

•	“FOR” the 2014 LTIP proposal;

•	“FOR” the Section 162(m) proposal; and

•	“FOR” the adjournment proposal.

See “The Forest Special Meeting—Recommendation of the Forest Board.”

The Forest board has unanimously approved the merger agreement and determined that the combination transaction is advisable and in the best interests of Forest and its shareholders. In determining whether to approve the merger agreement and the transactions contemplated thereby, the Forest board considered the factors described in the section entitled “Proposal No. 1—The Share Issuance—Reasons for the Recommendation to Forest Shareholders by the Forest Board.”

Opinion of Forest’s Financial Advisor (Page 46)

In connection with the transactions contemplated by the merger agreement, dated May 5, 2014 (referred to as the “original merger agreement”), J.P. Morgan Securities LLC (“J.P. Morgan”), Forest’s financial advisor, delivered to the Forest board on May 5, 2014, its oral opinion, which was subsequently confirmed in writing on May 5, 2014, as to the fairness, from a financial point of view and as of the date of such opinion and based upon and subject to the factors, assumptions, limitations and qualifications set forth in such opinion, of the exchange ratio in the proposed transactions contemplated by the original merger agreement to the holders of Forest common stock. While there is no longer an “exchange ratio” in the merger agreement, the exchange ratio under the original merger agreement would have resulted in Forest’s current shareholders, on the one hand, and Sabine Investor Holdings and AIV Holdings, on the other hand, receiving the same percentage economic common-equivalent interest in the post-closing combined company—of approximately 26.5% and 73.5% respectively—as they will hold or receive as of the closing of the combination transaction under the merger agreement. For more information, see “Proposal No. 1—The Share Issuance—Background of the Combination Transaction.” The full text of J.P. Morgan’s written opinion dated May 5, 2014, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex F to this document and is incorporated herein by reference. The holders of Forest common stock are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Forest board, is directed only to the exchange ratio in the proposed transactions contemplated by the original merger agreement and does not constitute a recommendation to any Forest shareholder as to how such shareholder should vote or act with respect to the transactions contemplated by the original merger agreement, the merger agreement or any other matter.

For a description of the opinion that Forest received from J.P. Morgan, see “Proposal No. 1—The Share Issuance—Opinion of J.P. Morgan Securities LLC, Forest’s Financial Advisor.”

Interests of Forest’s Executive Officers and Directors in the Combination Transaction (Page 57)

Certain members of Forest’s board and executive officers may be deemed to have interests in the combination transaction that are in addition to, or different from, the interests of other Forest common shareholders. The Forest board was aware of these interests and considered them, among other matters, in approving the merger agreement and the combination transaction and in making the recommendation that the Forest common shareholders approve the share issuance proposal, the authorized share proposal and the related proposals. These interests include:

•	with respect to executive officers and directors, all Forest stock options will be cashed-out and all unvested Forest restricted shares will be vested;

•	with respect to executive officers, all Forest performance unit awards will become vested based on performance through the closing and will be settled in accordance with their terms and all Forest phantom unit awards will become vested and will be settled in accordance with their terms;

•	change-in-control severance agreements with Forest’s executive officers (other than Mr. Schelin) provide for severance benefits in the event of certain qualifying terminations of employment following the combination transaction, and a letter agreement with Mr. Schelin provides for a severance payment in the event of certain qualifying terminations of employment; and

•	Forest’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For additional information, see “Proposal No. 1—The Share Issuance—Interests of Forest’s Executive Officers and Directors in the Combination Transaction.”

No Appraisal Rights (Page 62)

Under applicable law, no appraisal rights will be available to holders of Forest common shares in connection with the combination transaction.

Public Trading Markets; Listing of Forest Common Shares (Page 62)

Forest common shares are currently listed on the NYSE under the ticker symbol “FST,” and after the combination transaction is completed, Forest common shares will continue to be listed on the NYSE. If the name change proposal is approved, Forest intends to apply to change its ticker symbol on the NYSE from “FST” to “SABO.” Neither Sabine’s nor Sabine Holdings’ units are listed on any national securities exchange or otherwise publicly traded.

Directors and Management of Forest Following the Combination Transaction (Page 85)

Following the combination transaction, the Forest board of directors will consist of 10 directors, eight of whom will be designated by Sabine Investor Holdings. The directors will be classified with respect to their terms of office by dividing them into three classes. At each annual meeting of shareholders, directors to replace those whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting. The initial term of the directors will end with the first, second or third annual shareholders’ meeting to be held by Forest following the combination transaction. Thereafter, the directors will serve three-year terms.

David Sambrooks, the current chief executive officer and a director of Sabine, will be the chief executive officer and a director of Forest, and Patrick McDonald, the current chief executive officer and a director of Forest, is also expected to serve as a director following the combination transaction. It is expected that the other members of the Forest board of directors other than Mr. Sambrooks and Mr. McDonald will be independent directors for purposes of the NYSE’s listing requirements. On or prior to the completion of the combination transaction, Forest will cause the individuals indicated under “Directors and Management of Forest Following the Combination Transaction” to be elected or appointed as officers of Forest as specified in that section.

Impact on Forest’s Debt (Page 62)

The combination transaction, if completed, will result in a change of control as defined in Forest’s existing credit agreement and existing indentures. The occurrence of a change of control is an event of default under Forest’s existing credit agreement. Sabine has obtained committed debt financing sufficient to refinance Forest’s existing credit agreement. The occurrence of a change of control triggers an obligation for Forest to make a change of control offer for each series of its outstanding notes at a price of 101% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, following the occurrence of a change of control transaction, pursuant to the terms of the relevant indentures. Sabine has obtained committed bridge financing sufficient to finance the purchase of any such notes which are required to be purchased in connection with such change of control offer.

Accounting Treatment (Page 62)

In accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), Forest will account for the combination transaction using the acquisition method of accounting (“acquisition accounting”) with Sabine as the acquiring entity. Under the acquisition method of accounting, Sabine’s assets and liabilities will retain their carrying values and Forest’s assets and liabilities will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of Forest’s net assets acquired, if applicable, will be recorded as goodwill.

Regulatory Approvals Required for the Combination Transaction (Page 61)

It is a condition to the completion of the combination transaction that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) terminate or expire. On May 23, 2014, Forest and Sabine Investor Holdings each filed the required notification and report forms under the HSR Act with the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) with respect to Sabine Investor Holdings’ acquisition of voting securities in Forest. The FTC, which administers the HSR Act, granted early termination of the waiting period applicable to Sabine Investor Holdings’ acquisition of voting securities in Forest on June 5, 2014. At any time before or after the completion of the combination transaction, the Antitrust Division, the FTC or state Attorneys General could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the combination transaction or to permit completion only subject to divestitures of assets, regulatory concessions or other conditions.

Agreement Not to Solicit Other Offers (Page 69)

As more fully described in this document and in the merger agreement, and subject to the terms and conditions described in the merger agreement, Forest agreed that it will not, and will cause its subsidiaries and its and their respective directors and officers not to directly or indirectly:

•	solicit, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding certain alternative acquisition proposals;

•	conduct or engage in any discussions, disclose any nonpublic information, or afford access to the business, properties, assets, books or records of Forest with respect to, or assist, facilitate or cooperate with any third party with respect to any such alternative acquisition proposals; or

•	enter into any agreement relating to any such alternative acquisition proposals.

Notwithstanding the foregoing, Forest and its representatives may take certain actions with respect to any such alternative acquisition proposal if:

•	the Forest common shareholders have not yet approved the share issuance proposal and the authorized share proposal;

•	Forest did not breach the non-solicitation provisions of the merger agreement; and

•	before taking any such actions, the Forest board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such alternative acquisition proposal constitutes a superior proposal or is reasonably likely to lead to a superior proposal, as described in more detail under “The Merger Agreement and Other Transaction Agreements—Agreement Not to Solicit Other Offers.”

The Forest board is permitted to change its recommendation for the combination transaction and/or terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal if:

•	Forest has given Sabine Investor Holdings at least three business days’ notice of its intention to take such action;

•	Forest has negotiated in good faith to enable Sabine Investor Holdings to revise the terms of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal;

•	the Forest board will have considered in good faith any changes to the merger agreement proposed in writing by Sabine Investor Holdings and will have determined that the third-party proposal nonetheless remains a superior proposal; and

•	in the case of a termination of the merger agreement, Forest has paid to Sabine Holdings a $15.0 million termination fee.

Termination of the Merger Agreement (Page 73)

The merger agreement may be terminated at any time prior to the effective time of the combination transaction:

•	by mutual written consent of Sabine Investor Holdings and Forest;

•	by either Sabine Investor Holdings or Forest:

•	if any governmental entity of competent jurisdiction has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the combination transaction and such order, decree, ruling or injunction or other action has become final and nonappealable, subject to certain additional requirements;

•	if the combination transaction has not been completed prior to 5:00 p.m., Houston time, on December 31, 2014 (the “End Date”), subject to certain exceptions; or

•	if the special meeting has concluded and Forest common shareholders have not approved the share issuance proposal;

•	by Forest:

•	if any of the representations or warranties of the Sabine parties was or becomes inaccurate or any breach by any Sabine party or AIV Holdings of any covenant or other agreement of such parties contained in the merger agreement occurs and such inaccuracy or breach (i) would result in certain closing conditions being incapable of being satisfied and (ii) is not curable, or, if curable has not been cured prior to the earlier of the business day prior to the End Date or the date that is 60 days after the date that notice of such inaccuracy or breach is provided to Sabine Investor Holdings by Forest, subject to certain additional requirements; or

•	to enter into a definitive agreement with respect to a superior proposal (in which case Forest must pay Sabine Holdings a $15.0 million termination fee concurrently with such termination);

•	by Sabine Investor Holdings:

•	if any of the representations or warranties of Forest was or becomes inaccurate or any breach by Forest of any covenant or other agreement of the parties contained in the merger agreement occurs and such inaccuracy or breach (i) would result in certain closing conditions being incapable of being satisfied and (ii) is not curable, or, if curable has not been cured prior to the earlier of the business day prior to the End Date or the date that is 60 days after the date that notice of such inaccuracy or breach is provided to Forest by Sabine Investor Holdings, subject to certain additional requirements;

•	if the Forest board of directors changes its recommendation for the combination transaction; or

•	if Forest engaged in a willful and material breach of its non-solicitation obligations.

Termination Fee (Page 75)

As more fully described in this document and in the merger agreement, and subject to the terms and conditions described in the merger agreement, the merger agreement requires Forest to pay Sabine Holdings a $15.0 million termination fee if:

•	Sabine Investor Holdings terminates the merger agreement because of a Forest Recommendation Change or because Forest engaged in a willful and material breach of its non-solicitation obligations;

•	Sabine Investor Holdings terminates the merger agreement because of Forest’s willful and material breach of its obligation with respect to holding the special meeting pursuant to the merger agreement and such breach would result in certain closing conditions not being capable of being satisfied and is not curable or, if curable, has not been cured prior to the earlier of the business day prior to the End Date or the date that is 60 days after the date that notice of such inaccuracy or breach is provided to Forest by Sabine Investor Holdings;

•	(1) prior to the special meeting, there has been publicly announced, disclosed or otherwise made known a bona fide acquisition proposal for Forest that has not been withdrawn at least five days prior to the special meeting, (2) Forest terminates the merger agreement because the Forest special meeting has concluded and the Forest common shareholders did not approve the share issuance proposal and the authorized share proposal, and (3) within 12 months after such termination, Forest enters into a definitive agreement with respect to or consummates an acquisition proposal involving at least 50% of the assets or equity of Forest; or

•	Forest terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal.

Material U.S. Federal Income Tax Consequences (Page 119)

The combination transaction will not result in any U.S. federal income tax consequences to Forest common shareholders with respect to their Forest common shares. See “Material U.S. Federal Income Tax Consequences.”

Holders of Forest common shares should consult their own tax advisors to determine the tax consequences of the combination transaction to them, including the effects of U.S. federal, state, local and foreign tax laws.

Comparison of Rights of Forest Shareholders Before and After the Combination Transaction (Page 141)

Pursuant to the merger agreement, at the completion of the combination transaction, Forest’s bylaws will be amended and, in the event the authorized share proposal or the name change proposal is approved, its certificate of incorporation will be amended as approved. In addition, following completion of the combination transaction, Sabine Investor Holdings and AIV Holdings intend to use their voting power to cause Forest to be reincorporated in Delaware (from New York), with the result that Forest and its shareholders will be governed by Delaware law instead of New York law. See “Comparison of Rights of Forest Shareholders Before and After the Combination Transaction.”

SABINE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data are derived from Sabine’s audited consolidated financial statements as of and for each of the years ended December 31, 2013, 2012 and 2011, Sabine’s unaudited consolidated financial statements as of and for each of the years ended December 31, 2010 and 2009 and from Sabine’s unaudited consolidated financial statements as of and for the three months ended March 31, 2014 and 2013, respectively, all of which have been prepared in accordance with U.S. GAAP. This information is not necessarily indicative of future results. You should read this data in conjunction with Sabine’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with Sabine’s audited financial statements for the years ended December 31, 2013, 2012 and 2011 and its unaudited financial statements for the three months ended March 31, 2014 and 2013, each of which are included in Annex A to this document.

	Three Months Ended March 31		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands)
		(unaudited)
	(unaudited)	(as restated)(1)		(as restated)(1)	(as restated)(1)	(unaudited)	(unaudited)
Total revenues	$112,717	$67,696	$354,978	$177,446	$201,552	$133,452	$82,894
Total operating expenses	67,966	50,379	246,656	843,627	58,182	108,700	626,801

Total operating income (loss) including noncontrolling interests	44,751	17,317	108,322	(666,181)	143,370	24,752	(543,907)
Total other income (expenses)	(46,437)	(42,892)	(97,745)	(20,618)	31,813	69,544	61,088
Less: Net income (loss) applicable to noncontrolling interests	—	—	—	17	(117)	(260)	(516)

Net income (loss) applicable to controlling interest	$(1,686)	$(25,575)	$10,577	$(686,782)	$175,066	$94,036	$(483,335)

Balance sheet data (at period end):
Cash and cash equivalents	891	24,256	11,821	6,193	4,306	4,437	2,489
Total property, plant and equipment, net	1,527,971	1,293,600	1,380,042	1,256,210	1,351,815	648,044	326,248
Total assets	1,812,596	1,605,542	1,678,719	1,560,559	1,529,069	801,552	442,876
Long-term debt, including current portion	1,348,880	1,297,607	1,243,312	1,242,538	764,782	440,153	264,500
Total member’s capital	199,324	174,858	201,010	200,433	624,128	247,207	93,129
Total liabilities and member’s capital	1,812,596	1,605,542	1,687,719	1,560,559	1,529,069	801,552	442,876
Net cash flow provided by (used in):
Operating activities	51,652	22,197	217,198	144,166	159,032	105,715	82,704
Investing activities	(166,371)	(53,887)	(193,809)	(687,385)	(680,922)	(325,389)	(307,982)
Financing activities	103,789	49,753	(17,761)	545,106	521,759	221,622	223,644

The following table presents a non-GAAP financial measure, “Adjusted EBITDA,” which we use in our business. This measure is not calculated or presented in accordance with US GAAP.

We believe the presentation of Adjusted EBITDA provides useful information to investors to evaluate the operations of the business excluding certain items and for the reasons set forth below. Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow operating activities or any other measure of financial performance presented in accordance with US GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

We use Adjusted EBITDA for the following purposes:

•	to assess the financial performance of our assets, without regard to financing methods, capital structure or historical cost basis;

•	to assess our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure;

•	to assess the viability of acquisition and capital expenditure projects and the overall rates of return on alternative investment opportunities;

•	to assess the ability of our assets to generate cash sufficient to pay interest costs, pay distributions and support indebtedness;

•	for various purposes, including strategic planning and forecasting;

•	the indenture governing the 2017 Notes contains covenants that, among other things, limit Sabine’s ability and the ability of the Sabine’s restricted subsidiaries to incur additional indebtedness unless the ratio of adjusted consolidated EBITDA to adjusted consolidated interest expense over the trailing four fiscal quarters will be at least 2.0 to 1.0 (subject to exceptions for borrowings within certain limits under the Credit Facility); and

•	the Credit Facility requires Sabine to comply with certain financial covenants which involve maintaining certain ratios, including an interest coverage ratio at the end of each quarter which defined as a ratio of adjusted EBITDA for the period of four fiscal quarters then ending to interest expense for such period of not less than 2.5 to 1.0.

	Three Months Ended March 31		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands)
		(unaudited)
	(unaudited)	(as restated)(1)		(as restated)(1)	(as restated)(1)	(unaudited)	(unaudited)
Reconciliation of consolidated net income (loss) to Adjusted EBITDA
Net income (loss) applicable to controlling interests	$(1,686)	$(25,575)	$10,577	$(686,782)	$175,066	$94,036	$(483,335)
Adjustments to derive adjusted EBITDA
Interest, net of capitalized interest	25,827	23,318	99,471	49,387	39,632	33,468	9,392
Depletion, depreciation and amortization	39,925	26,172	137,068	91,353	75,424	47,547	39,561
Impairments	—	—	1,125	664,438	4,192	1,711	540,084
Gain on bargain purchase	—	—	—	—	(99,548)	(372)	—
Other	(1,501)	1	1,739	599	439	1,156	8,662
Amortization of deferred rent	(27)	(133)	(249)	(532)	(406)	(320)	(140)
Accretion	217	209	952	862	628	493	407
Loss (gain) on derivative instruments	20,941	34,691	46,545	75,734	(1,272)	(51,996)	(18,272)
Option premium amortization	(6,156)	(289)	(1,171)	(56)	—	3,239	3,918
Net (income) loss applicable to noncontrolling interests	—	—	—	(17)	117	260	516

Adjusted EBITDA	$77,540	$58,394	$296,057	$194,986	$194,272	$129,222	$100,793

	Three Months Ended March 31		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands)
		(unaudited)
	(unaudited)	(as restated)(1)		(as restated)(1)	(as restated)(1)	(unaudited)	(unaudited)
Reconciliation of net cash flows from operating activities to Adjusted EBITDA
Net cash flow provided by operating activities	51,652	22,197	217,198	144,166	159,032	105,715	82,704
Interest adjustments	31,516	20,768	79,556	42,995	35,357	17,190	8,451
Working capital and other adjustments	(5,628)	15,429	(697)	7,825	(117)	6,317	9,638

Adjusted EBITDA	77,540	58,394	296,057	194,986	194,272	129,222	100,793

(1)	Revised for the effects of the restatement of the years ended December 31, 2012 and 2011. Please see Note 2 of Sabine’s consolidated financial statements included in Annex A to this document for additional information about the reasons for the restatement and reconciliations for the restated periods commencing on or after January 1, 2011. The financial statements relating to the years ended December 31, 2010 and 2009 have also been restated, but such financial statements are unaudited.

FOREST SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data are derived from Forest’s audited consolidated financial statements as of and for each of the years ended December 31, 2013, 2012, 2011, 2010 and 2009 and from Forest’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2014 and 2013, respectively, all of which have been prepared in accordance with U.S. GAAP. This information is not necessarily indicative of future results. You should read this data in conjunction with (i) Forest’s Item 1 “Business—Acquisition and Divestiture Activities,” which discusses divestitures that affect the comparability of the results for the years presented below and is included in Forest’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and (ii) Forest’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Forest’s consolidated financial statements and notes thereto, in each case included in Forest’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each of which is incorporated by reference in this document. See “Where You Can Find More Information.”

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in thousands, except per share amounts, volumes, and prices)
	(unaudited)	(unaudited)
FINANCIAL DATA(1)
Oil, natural gas, and NGLs sales(2)	$64,457	$118,042	$441,341	$605,523	$703,531	$707,692	$655,579
Net earnings (loss) from continuing operations	$(21,007)	$(67,948)	$73,924	$(1,288,931)	$98,260	$189,662	$(793,789)
Net earnings (loss) from discontinued operations(3)	—	—	—	—	44,569	37,859	(129,344)

Net (loss) earnings	$(21,007)	$(67,948)	$73,924	$(1,288,931)	$142,829	$227,521	$(923,133)
Less: net earnings attributable to noncontrolling interest(3)	—	—	—	—	4,987	—	—

Net (loss) earnings attributable to Forest Oil Corporation common shareholders	$(21,007)	$(67,948)	$73,924	$(1,288,931)	$137,842	$227,521	$(923,133)

OTHER FINANCIAL DATA
Basic earnings (loss) per common share attributable to Forest Oil Corporation common shareholders:
Earnings (loss) from continuing operations	$(0.18)	$(0.59)	$0.62	$(11.21)	$0.86	$1.68	$(7.61)
Earnings (loss) from discontinued operations	—	—	—	—	0.35	0.33	(1.24)

Basic earnings (loss) per common share attributable to Forest Oil Corporation common shareholders	$(0.18)	$(0.59)	$0.62	$(11.21)	$1.21	$2.01	$(8.85)

Diluted earnings (loss) per common share attributable to Forest Oil Corporation common shareholders:
Earnings (loss) from continuing operations	$(0.18)	$(0.59)	$0.62	$(11.21)	$0.85	$1.67	$(7.61)
Earnings (loss) from discontinued operations	—	—	—	—	0.34	0.33	(1.24)
Diluted earnings (loss) per common share attributable to Forest Oil Corporation common shareholders	$(0.18)	$(0.59)	$0.62	$(11.21)	$1.19	$2.00	$(8.85)

Total assets(2)	$1,102,187	$1,894,984	$1,117,952	$2,201,862	$3,381,151	$3,070,197	$3,169,054
Long-term debt(2)	$800,171	$1,640,363	$800,179	$1,862,100	$1,693,044	$1,869,372	$2,022,514
Shareholders’ equity (deficit)	$34,885	$(104,751)	$54,469	$(42,824)	$1,193,113	$1,352,787	$1,079,154
OPERATING DATA(2)
Production:
Oil (MBbls)	326	559	2,271	3,146	2,491	2,357	3,397
Natural gas (MMcf)	6,438	14,332	46,676	81,008	88,497	101,346	116,029
NGLs (MBbls)	178	698	2,521	3,489	3,154	3,589	3,012
Average sales price:
Oil (per Bbl)	$93.04	$96.53	$96.30	$96.14	$96.22	$76.08	$56.87
Natural gas (per Mcf)	$4.38	$2.98	$3.16	$2.37	$3.71	$3.99	$3.33
NGLs (per Bbl)	$33.45	$30.69	$29.79	$31.77	$42.91	$34.54	$25.17
Adjusted EBITDA(4)	$34,783	$94,344	$332,888	$513,609	$550,865	$619,101	$726,529

(1)	Forest has not paid cash dividends on Forest common shares during the past five years.
(2)	Amounts reported relate to continuing operations only. See below for more information regarding discontinued operations.
(3)	On June 1, 2011, Forest completed the initial public offering of approximately 18% of the common stock of its then wholly owned subsidiary, Lone Pine Resources Inc., which held Forest’s ownership interests in its Canadian operations. On September 30, 2011, Forest distributed, or spun-off, the remaining 82% of Lone Pine by means of a special stock dividend to Forest’s shareholders. Lone Pine’s results are reported as discontinued operations in the table above.
(4)	Adjusted EBITDA is a non-GAAP performance measure. Forest’s Adjusted EBITDA consists of net earnings (loss) from continuing operations before interest expense, income taxes, depreciation, depletion, and amortization, unrealized gains and losses on derivative instruments (which represent changes in the fair values of the derivative instruments), accretion of asset retirement obligations, and the other items set forth in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, U.S. GAAP measurements, such as net earnings (loss) from continuing operations (its most comparable U.S. GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, taxes, depreciation, depletion, amortization, and other items from earnings, Forest believes the result is a useful measure across time in evaluating its fundamental core operating performance. Forest’s management also uses Adjusted EBITDA to manage the business, including in preparing the annual operating budget and financial projections. Forest believes that Adjusted EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest’s management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) from continuing operations and revenues, to measure operating performance. The following table provides a reconciliation of net (loss) earnings from continuing operations, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA for the periods presented.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited, in thousands)
Net (loss) earnings from continuing operations	$(21,007)	$(67,948)	$73,924	$(1,288,931)	$98,260	$189,662	$(793,789)
Income tax (benefit) expense	(1,214)	337	(707)	173,437	89,135	109,770	(466,601)
Unrealized losses (gains) on derivative instruments, net	8,391	38,311	30,923	39,126	(39,087)	(37,920)	176,018
Unrealized losses on other investments	—	—	—	—	—	—	2,327
Interest expense	16,011	36,128	119,829	141,831	149,755	149,891	161,083
Loss (gain) on asset dispositions, net	794	—	(202,023)	—	—	—	—
Write-off of debt issuance costs	3,323	—	—	—	—	—	—
Loss (gain) on debt extinguishment, net	—	25,223	48,725	36,312	—	(4,576)	—
Accretion of asset retirement obligations	513	1,244	2,982	6,663	6,082	6,158	7,302
Depreciation, depletion, and amortization	21,415	48,543	171,557	280,458	219,684	187,973	247,158
Stock-based compensation	794	3,647	8,875	15,074	20,536	18,143	16,209
Employee-related asset disposition costs	579	5,821	11,178	1,851	—	—	—
Rig stacking/lease termination	5,184	3,038	9,989	6,604	—	—	—
Legal proceeding costs	—	—	—	29,251	6,500	—	—
Impairment of properties	—	—	—	79,529	—	—	—
Ceiling test write-down of oil and natural gas properties	—	—	57,636	992,404	—	—	1,376,822

Adjusted EBITDA	$34,783	$94,344	$332,888	$513,609	$550,865	$619,101	$726,529

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL AND OPERATING INFORMATION OF FOREST

The unaudited pro forma condensed consolidated combined financial statements of Forest are based on the historical financial statements of Sabine, as the predecessor. Under the acquisition method of accounting, Sabine will be the acquirer in the transactions because its parent company, Sabine Investor Holdings, will obtain control of Forest after the consummation of the combination transaction. Consequently, Sabine’s assets and liabilities will retain their carrying values. Additionally, Forest’s assets acquired and liabilities assumed will be recorded at their fair values measured as of the acquisition date. The excess, if any, of the purchase price over the estimated fair values of Forest’s net assets acquired, if applicable, will be recorded as goodwill.

The unaudited pro forma condensed consolidated combined statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 combine the historical consolidated statements of operations of Sabine and the historical consolidated statements of operations of Forest, giving effect to the merger as if it had been consummated on January 1, 2013, the beginning of the earliest period presented. The unaudited pro forma condensed consolidated combined balance sheet combines the historical condensed consolidated balance sheet of Sabine and the historical condensed consolidated balance sheet of Forest as of March 31, 2014, giving effect to the merger as if it has been consummated on March 31, 2014. The historical consolidated financial statements of Forest have been adjusted to reflect certain reclassifications in order to conform to Sabine’s consolidated financial statement presentation.

The following table presents Forest’s selected unaudited pro forma financial and operating data for the periods indicated:

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
	(in thousands, except per unit and operating data)
Key Performance Measure
Adjusted EBITDA(1)(2)	$111,222	$417,801
Operating Data
Oil (Bbl/d)	8,278	6,429
NGL (Bbl/d)	7,626	6,174
Natural gas (Mcf/d)	194,353	192,142
Combined (Mcfe/d)	289,780	267,759
Statement of Income Data
Operating revenues	$177,911	$547,300
Operating expenses	115,597	399,840

Operating income	62,314	147,460
Interest expense	(41,838)	(161,454)
Loss on derivative instruments	(34,977)	(2,972)
Other, net	(6,741)	(3,569)
Income tax benefit (expense)	460	(2,560)

Net loss	$(20,782)	$(23,095)

Net loss per share:
Basic	$(0.46)	$(0.51)
Diluted	$(0.46)	$(0.51)
Balance Sheet Data
Net property, plant and equipment	$2,635,480
Total assets	$3,124,503
Total long-term liabilities	$2,253,686
Total equity	$415,448

(1)	Adjusted EBITDA is a non-GAAP financial measure. Sabine uses Adjusted EBITDA as a supplemental performance measure. This measure is calculated as net income (loss) applicable to controlling interests before interest, taxes, depreciation and amortization, as further adjusted to include other non-cash or one-time items, such as impairment, accretion expense, non-cash hedge gains or losses and other non-cash charges and pro forma adjustments for acquisitions and divestitures that may not be comparable to similarly titled measures, employed by other companies. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. However, Sabine’s management team believes that this measure is useful to an investor in evaluating it because this measure:

•	is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of Sabine’s operations from period to period by removing the effect of its capital structure from its operating structure; and

•	is used by Sabine’s management team for various purposes, including strategic planning and forecasting.

The following table provides a reconciliation of pro forma Adjusted EBITDA to net loss:

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
	(unaudited) (in thousands)
Adjusted EBITDA	$111,222	$417,801
Add (deduct):
Interest, net of capitalized interest	(41,838)	(161,454)
Depletion, depreciation and amortization	(60,545)	(199,372)
Loss on derivative instruments	(23,176)	(77,468)
Income taxes	460	(2,560)
Other, net	(6,905)	(42)

Net loss	$(20,782)	$(23,095)

(2)	The consummation of the combination transaction will require a change of control offer to be made by Forest under the indentures governing Forest’s existing 7.25% notes due 2019 and 7.50% notes due 2020 (Forest’s “Existing Notes”). Forest may solicit the consent from holders of its Existing Notes to amend the applicable indentures such that no aspect of the transactions contemplated by the merger agreement will require a change of control offer requiring such Existing Notes to be refinanced. If successful consent solicitations do not occur, Sabine has obtained commitments for bridge financing to backstop any of Forest’s Existing Notes which are required to be purchased in connection with a change of control offer (a “Bond Refinancing”). At such time as any consent solicitations have been concluded, Sabine will assess the impact of any Bond Refinancing on pro forma Interest expense and Long-term debt. Sabine has also obtained commitments from lenders to provide a new credit facility for Forest upon consummation of the combination transaction to refinance the Sabine Credit Facility and the existing revolving credit facility of Forest (such credit facility refinancing, the “Refinancing”), at which such time Sabine will assess the impact of the Refinancing amount and borrowing base on pro forma Interest expense and long-term debt.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table presents, for the three months ended March 31, 2014 and the year ended December 31, 2013, selected historical per share data of Sabine and Forest as well as similar information, reflecting the combination transaction, as if the combination transaction had been effective for the period presented, which we refer to as “pro forma combined” information. The merger agreement provides that Sabine Investor Holdings and AIV Holdings will receive an aggregate of 163,711,510 shares of Forest common stock and 1,664,249 Series A convertible common-equivalent preferred shares in exchange for the direct and indirect contribution of all of the outstanding units in Sabine Holdings to Forest. Accordingly, the hypothetical equivalent per share data for Sabine presented below is calculated by multiplying the pro forma combined amounts for Forest by the exchange ratio implied in the contribution, assuming Sabine Investor Holdings and AIV Holdings received 163,711,510 shares of Forest common stock in exchange for the contribution of Sabine Holdings as of March 31, 2014.

You should read this information in conjunction with (i) the selected historical consolidated financial data of Forest and the selected historical consolidated financial data of Sabine included elsewhere in document, (ii) the historical consolidated financial statements of Forest that are incorporated by reference into this document and related notes thereto and the historical consolidated financial statements of Sabine and related notes thereto that are included elsewhere in this document and (iii) the unaudited pro forma condensed consolidated combined financial statements of Forest and related notes thereto that are included elsewhere in this document. The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Forest would have been had the combination transaction been completed in another period or to project Forest’s results of operations that may be achieved if the combination transaction is completed.

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Historical—Forest
Earnings from continuing operations per share(1):
Basic	$(0.18)	$0.62
Diluted	$(0.18)	$0.62
Book value per share(3)	$0.30	$0.47
Cash dividends per share:	$—	$—
Historical Equivalent—Sabine
Earnings from continuing operations per share(1):
Basic	$(0.01)	$0.06
Diluted	$(0.01)	$0.06
Book value per share(3)	$0.60	$0.61
Cash dividends per share:	$—	$—
Pro forma combined—Forest
Earnings from continuing operations per share(2):
Basic	$(0.07)	$(0.06)
Diluted	$(0.07)	$(0.06)
Book value per share(3)	$0.93	$0.57
Cash dividends per share:	$—	$—

(1)	Sabine and Forest historical earnings divided by estimated post-combination transaction shares issued and outstanding of 330,136,410 (which represents 163,711,510 shares of Forest common stock and 1,664,249 Series A convertible common-equivalent preferred shares as converted into 166,424,900 shares of Forest common stock) and 119,028,774, respectively.
(2)	The pro forma earnings information includes the effect of the combination transaction, the contribution and the related transactions on the basis described in “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements.”
(3)	Sabine and Forest total historical or pro forma equity divided by historical or estimated post-combination transaction issued and outstanding shares as applicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document and the documents referred to or incorporated by reference into this proxy statement contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act. Forward-looking statements are statements that are not statements of historical fact, including statements about beliefs, opinions and expectations. Forward-looking statements are based on, and include statements about, Forest’s and Sabine’s plans, prospects, expected future financial condition, results of operations, cash flows, dividends and dividend plans, objectives, beliefs, financing plans, business strategies, budgets, goals, future events, future revenues or performance, financing needs, outcomes of litigation, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, integration, cost savings, synergies, growth opportunities, dispositions, plans and objectives of management for future operations and any other information that is not historical information. These statements, which may include statements regarding the period following completion of the combination transaction, include, without limitation, words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “project,” “forecast,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “suggest,” “view,” “potential,” “pursue,” “target,” “continue” and similar expressions and variations as well as the negative of these terms. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially from those expressed in them or indicated by them.

These risks and uncertainties are not exhaustive. Other sections of this document describe additional factors that could adversely affect Forest’s or Sabine’s business and financial performance. Moreover, Forest and Sabine operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can Forest and Sabine assess the impact of all factors on their business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although Forest and Sabine believe the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Forest nor Sabine nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Forest and Sabine are under no duty to update any of these forward-looking statements after the date of this document to conform Forest’s and Sabine’s prior statements to actual results or revised expectations and Forest and Sabine do not intend to do so.

These forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	estimates of Forest’s and Sabine’s oil and natural gas reserves;

•	Forest’s and Sabine’s future financial condition, results of operations, liquidity, and compliance with debt covenants;

•	Forest’s and Sabine’s future revenues, cash flows, and expenses;

•	Forest’s and Sabine’s access to capital and their anticipated liquidity;

•	Forest’s and Sabine’s future business strategy and other plans and objectives for future operations;

•	Forest’s and Sabine’s business’ competitive position;

•	Forest’s and Sabine’s outlook on oil and natural gas prices;

•	the amount, nature, and timing of Forest’s and Sabine’s future capital expenditures, including future development costs;

•	Forest’s and Sabine’s ability to access the capital markets to fund capital and other expenditures;

•	Forest’s and Sabine’s potential future asset dispositions and other transactions, the timing of closing of such transactions and the use of proceeds, if any, from such transactions;

•	the risks associated with potential acquisitions or alliances by Forest and Sabine;

•	the recruitment and retention of Forest’s and Sabine’s officers and employees;

•	Forest’s and Sabine’s expected levels of compensation;

•	the likelihood of success of and impact of litigation on Forest and Sabine;

•	Forest’s and Sabine’s assessment of their counterparty risk and the ability of their counterparties to perform their future obligations;

•	the impact of federal, state, and local political, regulatory, and environmental developments in the United States and certain foreign locations where Forest and Sabine conduct business operations;

•	Forest’s and Sabine’s ability to consummate the combination transaction;

•	the timing of the consummation of the combination transaction; and

•	the ability of Forest to integrate Forest’s and Sabine’s operations and achieve or realize any anticipated benefits, savings, or growth of the combination transaction.

Forest and Sabine expressly qualify in their entirety all forward-looking statements attributable to Forest or Sabine or any person acting on their behalf by the cautionary statements contained or referred to in this section.

THE FOREST SPECIAL MEETING

This section contains information about the special meeting of Forest shareholders that has been called to approve the share issuance proposal and certain other proposals related to the combination transaction.

Together with this document, Forest is sending its shareholders a notice of the special meeting and a form of proxy that is solicited by the Forest board. The special meeting will be held at [—], at [—], on [—], 2014, subject to any adjournments or postponements.

This document is being furnished to Forest common shareholders as part of the solicitation of proxies by the Forest board for use at the special meeting, to be held on [—], 2014, and at any adjournment or postponement thereof. This document and enclosed proxy card is first being mailed to Forest common shareholders on or about [—], 2014.

Time and Place of the Special Meeting

The special meeting will be held at [—] on [—], 2014 at [—], subject to any adjournments or postponements.

Purpose of the Special Meeting

The purpose of the special meeting is to vote upon the following proposals:

•	Share Issuance Proposal. A proposal to approve the issuance of 163,711,510 common shares and 1,664,249 Series A convertible common-equivalent preferred shares (convertible into 166,424,900 common shares) to Sabine Investor Holdings and AIV Holdings, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 5, 2014, and amended and restated as of July 9, 2014, by and among Sabine Investor Holdings LLC, FR XI Onshore AIV, LLC, Sabine Oil & Gas Holdings LLC, Sabine Oil & Gas Holdings II LLC, Sabine Oil & Gas LLC and Forest Oil Corporation, and to approve, in the event the authorized share proposal is not approved, the issuance of 1,137,113 Series B convertible common-equivalent preferred shares to Sabine Investor Holdings and AIV Holdings in lieu of 113,711,300 common shares underlying such Series B convertible common-equivalent preferred shares. If the share issuance proposal is approved, based on the shares currently outstanding and the shares issuable pursuant to the merger agreement, we estimate that approximately 283,000,000 common shares will be issued and outstanding. If the share issuance proposal is not approved, based on the shares currently outstanding and the shares issuable pursuant to the merger agreement, we estimate that approximately 169,000,000 common shares will be issued and outstanding;

•	Authorized Share Proposal. A proposal to approve an amendment to the Forest certificate of incorporation to increase the number of authorized Forest common shares to 650,000,000 shares;

•	Name Change Proposal. A proposal to approve an amendment to the Forest certificate of incorporation to change the name of Forest to “Sabine Oil & Gas Corporation”;

•	2014 LTIP Proposal. A proposal to approve the adoption of the 2014 LTIP;

•	Section 162(m) Proposal. A proposal to approve certain material terms of the 2014 LTIP for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code; and

•	Adjournment Proposal. A proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the share issuance proposal or the authorized share proposal.

The only Forest common shareholder approvals required by the merger agreement are approval of the share issuance proposal and, unless receipt thereof is waived by Forest and Sabine Investor Holdings, approval of the authorized share proposal. The vote on the 2014 LTIP proposal and the Section 162(m) proposal will have no effect on whether the combination transaction is completed. In addition, even if Forest common shareholders approve the share issuance proposal and the authorized share proposal, the combination transaction may not be completed if the other conditions to closing are not satisfied or, if allowed by applicable law, waived. Forest can give no assurance that the conditions to closing the combination transaction will be satisfied or so waived.

Other Business

Forest’s bylaws provide that at a special meeting of shareholders, the business discussed must be specified in the notice of meeting. At the special meeting, no matters may come before the shareholders other than the proposals presented herein or in any supplement hereto.

Recommendation of the Forest Board

The Forest board recommends that you vote as follows:

Proposal	Recommended Vote
Share Issuance Proposal (Item 1)

“FOR”

the approval of the issuance of 163,711,510 common shares and 1,664,249 Series A convertible common-equivalent preferred shares (convertible into 166,424,900 common shares) to Sabine Investor Holdings and AIV Holdings and to approve, in the event the authorized share proposal is not approved, the issuance of 1,137,113 Series B convertible common-equivalent preferred shares to Sabine Investor Holdings AIV Holdings in lieu of 113,711,300 common shares underlying such Series B convertible common-equivalent preferred shares

Authorized Share Proposal (Item 2)	“FOR” the approval of the amendment to the Forest certificate of incorporation increasing the number of authorized Forest common shares to 650,000,000 shares

Name Change Proposal (Item 3)	“FOR” the approval of the amendment to the Forest certificate of incorporation to change the name of Forest to “Sabine Oil & Gas Corporation”

2014 LTIP Proposal (Item 4)	“FOR” the approval of the adoption of the 2014 LTIP

Section 162(m) Proposal (Item 5)	“FOR” the approval of certain material terms of the 2014 LTIP for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code

Adjournment Proposal (Item 6)

“FOR”

the adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the share issuance proposal or the authorized share proposal

Record Date and Quorum

The Forest board has established [—], 2014 as the record date for the special meeting. Only record holders of Forest common shares at the close of business on the record date for the special meeting are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. No other Forest common shares are entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were [—] Forest common shares outstanding and entitled to vote, which includes [—] of restricted shares beneficially owned by employees, officers and directors of Forest subject to vesting. Holders of Forest common shares have one vote per share on each matter to be acted upon.

Holders of a majority of the outstanding Forest common shares entitled to vote on the record date must be present in person or represented by proxy at the special meeting for there to be a quorum. Abstentions are counted as present for the purpose of determining a quorum. It is important that you provide Forest with your proxy or attend the special meeting in person so that your shares are counted towards the quorum. If you hold your shares through a bank, broker, custodian or other record holder, please refer to your proxy card, voting instruction form, or the information forwarded by your bank, broker, custodian or other record holder to determine how and when to vote your shares. Unless you direct your bank, broker, custodian or other record holder on how to vote by the time and date specified by them, they will be unable to vote your shares. Forest encourages you to provide it with your proxy even if you plan to attend the special meeting in person to ensure that your vote will be counted.

All Forest common shares represented at the special meeting, including abstentions, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Attendance

Only shareholders with an admission ticket will be admitted to the special meeting. If you are a record holder of Forest common shares, an admission ticket is attached to your proxy card. However, if you hold your Forest common shares through a bank, broker, custodian or other record holder, you should ask the bank, broker, custodian or other record holder that holds your shares to provide you with a legal proxy, a copy of your account statement, or a letter from the record holder confirming that you beneficially own or hold Forest common shares as of the close of business on the record date. You also can obtain an admission ticket to the special meeting by presenting this legal proxy, or confirming documentation of your account from your bank, broker, custodian or other record holder, at the special meeting. All shareholders will be required to show a valid, government-issued, picture identification that matches the name on the admission ticket or legal proxy or confirming documentation from your bank, broker, custodian or other record holder before being admitted to the special meeting. Forest reserves the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

Vote Required

The required vote to approve each proposal generally is as set forth in the table below. Please see the description immediately following the table for more details on the required vote to approve each proposal.

Proposal	Vote Required
Share Issuance Proposal (Item 1)	Affirmative vote of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote

Authorized Share Proposal (Item 2)	Affirmative vote of a majority of the outstanding Forest common shares

Name Change Proposal (Item 3)	Affirmative vote of a majority of the outstanding Forest common shares

2014 LTIP Proposal (Item 4)	Affirmative vote of the majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote
Section 162(m) Proposal (Item 5)	Affirmative vote of the majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote

Adjournment Proposal (Item 6)	Affirmative vote of the majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote

The share issuance proposal: Assuming the presence of a quorum, the affirmative vote of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote is required to approve the share issuance proposal. If you vote to abstain, it will have the same effect as voting “AGAINST” this proposal. If you fail to vote, it will have no effect on the voting outcome of this proposal, but it will make it more difficult to have a quorum. Accordingly, it is important that you provide Forest with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The authorized share proposal: The affirmative vote of a majority of the outstanding Forest common shares is required to approve the authorized share proposal. If you vote to abstain or fail to vote, it will have the same effect as voting “AGAINST” this proposal. Accordingly, it is important that you provide Forest with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The name change proposal: The affirmative vote of a majority of the outstanding Forest common shares is required to approve the name change proposal. If you vote to abstain or fail to vote, it will have the same effect as voting “AGAINST” this proposal. Accordingly, it is important that you provide Forest with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The 2014 LTIP proposal: Assuming the presence of a quorum, the affirmative vote of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote on the record date is required to approve the 2014 LTIP proposal. If you vote to abstain, it will have the same effect as voting “AGAINST” this proposal. If you fail to vote, it will have no effect on the voting outcome of this proposal, but it will make it more difficult to have a quorum. Accordingly, it is important that you provide Forest with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The Section 162(m) proposal: Assuming the presence of a quorum, the affirmative vote of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote on the record date is required to approve the Section 162(m) proposal. If you vote to abstain, it will have the same effect as voting “AGAINST” this proposal. If you fail to vote, it will have no effect on the voting outcome of this proposal, but it will make it more difficult to have a quorum. Accordingly, it is important that you provide Forest with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The adjournment proposal: Whether or not a quorum is present at the special meeting, the affirmative vote of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote on the record date is required to approve this proposal. If you vote to abstain, it will have the same effect as voting “AGAINST” this proposal. If you fail to vote, it will have no effect on the voting outcome of this proposal.

THE MERGER AGREEMENT PROVIDES THAT RECEIPT OF THE REQUISITE FOREST SHAREHOLDER APPROVAL OF THE SHARE ISSUANCE PROPOSAL AND, UNLESS RECEIPT THEREOF IS WAIVED BY FOREST AND SABINE INVESTOR HOLDINGS, THE AUTHORIZED SHARE PROPOSAL ARE CONDITIONS TO CLOSING THE COMBINATION TRANSACTION, AS MORE FULLY DESCRIBED IN “THE MERGER AGREEMENT AND OTHER TRANSACTION AGREEMENTS—CONDITIONS TO COMPLETION OF THE COMBINATION TRANSACTION.”

Voting by Forest Directors and Executive Officers

As of the record date for the special meeting, Forest’s directors and executive officers had the right to vote [—]% of the Forest common shares outstanding and entitled to vote at the special meeting. Forest currently expects that its directors and executive officers will vote their Forest common shares in favor of each of the proposals to be considered at the special meeting, although none of them has entered into any agreements obligating them to do so.

Voting by Attending the Special Meeting in Person

Shares held in your name as the shareholder of record may be voted in person at the special meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the special meeting only if you obtain a “legal proxy” from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the special meeting, Forest recommends that you also vote by proxy so that your vote will be counted if you are unable to attend the special meeting.

Voting Without Attending the Special Meeting in Person

Whether you hold shares directly as a shareholder of record, or beneficially in “street name,” you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold your shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee, or nominee. There are three ways to vote by proxy and voting instruction card:

•	By Internet. Shareholders who received a notice about the Internet availability of the proxy materials may submit their proxy over the Internet by following the instructions on the notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card. Internet voting will be available until [—] on [—], 2014 or, if the special meeting is continued, adjourned or postponed, until [—] on the day immediately before such continued, adjourned or postponed meeting.

•	By Telephone. Shareholders of record may submit proxies by telephone, by calling the number included in the materials received from Computershare Shareowner Services LLC, and following the instructions. In addition, you will need to have the control number that appears on your notice available when voting. Shareholders who are beneficial owners of their shares and who have received a voting instruction card may vote by calling the number specified on the voting instruction card provided by their broker, trustee, or nominee. Telephone voting will be considered at the special meeting if completed prior to [—] on [—], 2014 or, if the special meeting is continued, adjourned or postponed, until [—] on the day immediately before such continued, adjourned or postponed special meeting.

•	By Mail. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing, and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope. Proxy cards submitted by mail and received by Forest after [—], 2014 at [—] may not be considered unless the special meeting is continued, adjourned or postponed, and then only if received before the date and time the continued, adjourned or postponed special meeting is held.

If you provide specific voting instructions, your shares will be voted as you instruct. If you hold your shares directly and you sign the proxy card but do not provide instructions or if you do not make specific Internet or telephone voting choices, your shares will be voted in accordance with the recommendations of the Forest board with respect to such proposal(s) for which no voting instructions are provided, i.e., “FOR” the share issuance proposal, “FOR” the authorized share proposal, “FOR” the name change proposal, “FOR” the 2014 LTIP proposal, “FOR” the Section 162(m) proposal and “FOR” the adjournment proposal.

If you hold your shares in street name and sign the voting instruction card of your broker, trustee, or other nominee, but do not provide instructions, or if you do not make specific Internet or telephone voting choices, your shares will not be voted because your broker, trustee, or other nominee does not have discretionary authority to vote. If you instruct your broker, trustee, or other nominee to vote on at least one proposal at a meeting, but fail to instruct them on how to vote on another proposal, it will have the same effect as voting “AGAINST” this proposal.

Revocation

You may change or revoke your proxy at any time prior to the vote on the matters at the special meeting or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting.

If you are a record holder of Forest common shares, you may revoke your proxy at any time prior to the vote on the matters at the special meeting or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting by (1) delivering to Forest’s Corporate Secretary at Forest’s principal executive office, located at 707 17th Street, Suite 3600, Denver, Colorado 80202, a written revocation that must be received by Forest prior to the date and time of the special meeting, or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting, (2) submitting another valid proxy card with a later date by mail, (3) voting by submitting a proxy by telephone or Internet prior to the date and time of the special meeting, or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting, or (4) attending the special meeting in person and giving Forest’s Inspector of Elections notice of your intent to vote your shares in person.

If your shares are held in “street name” by a broker, bank or other nominee, please refer to the information forwarded to you by your broker, bank or other nominee for instructions on revoking or changing your proxy. If you intend to revoke your voting instructions you must ensure that such revocation is received by Forest’s Corporate Secretary prior to the date and time of the special meeting, or, if the special meeting is continued, adjourned or postponed, by the date and time of such continued, adjourned or postponed meeting. Any revocation received as of or after that date and time will not be effective. Attendance at the special meeting will not, by itself, revoke a proxy. Only your last submitted proxy card will be considered. Please cast your vote “FOR” the proposals, following the instructions in your proxy card, as promptly as practicable.

Solicitation of Proxies; Payment of Solicitation Expenses

Forest bears all of the cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of all proxy materials. Forest also reimburses banks, brokers, custodians and other record holders for their costs in forwarding the proxy materials to the beneficial owners or holders of Forest common shares. Forest and its directors, officers, and regular employees also may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. In addition, Forest has retained Innisfree M&A Incorporated, to aid in the solicitation of proxies by mail, personally, by telephone, e-mail or other appropriate means. For these services, Forest will pay Innisfree M&A Incorporated $30,000 (plus an additional $20,000 if both the share issuance proposal and the authorized share proposal are approved by the shareholders), plus reasonable out-of-pocket expenses.

Proxy Solicitor

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated toll-free at (877) 456-3463. Banks and brokers may call collect at (212) 750-5833.

You may also request additional copies of this document from Forest’s proxy solicitor, Innisfree M&A Incorporated, using the following contact information:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll-Free: (877) 456-3463

Banks and Brokers Call Collect: (212) 750-5833

PROPOSAL NO. 1—THE SHARE ISSUANCE

The Share Issuance Proposal

(Item 1 on the proxy card)

The merger agreement provides that Sabine Investor Holdings and AIV Holdings will contribute, directly or indirectly, all of the equity interests of Sabine Holdings to Forest, with Sabine Holdings becoming a wholly owned subsidiary of Forest. In exchange for the contribution, (i) Sabine Investor Holdings and AIV Holdings will receive 123,837,490 and 39,874,020 shares of Forest common stock, respectively and (ii) Sabine Investor Holdings and AIV Holdings will receive 1,258,900 and 405,349 shares of Forest Series A convertible common-equivalent preferred stock, respectively. If the share issuance proposal is approved, based on the shares currently outstanding and the shares issuable pursuant to the merger agreement, we estimate that approximately 283,000,000 common shares will be issued and outstanding. If the share issuance proposal is not approved, based on the shares currently outstanding and the shares issuable pursuant to the merger agreement, we estimate that approximately 169,000,000 common shares will be issued and outstanding.

The authorized share proposal is a condition to the consummation of the combination transaction. If the authorized share proposal is not approved and Forest and Sabine Investor Holdings mutually agree to waive this condition, then in exchange for the contribution, Sabine Investor Holdings and AIV Holdings will instead receive shares of Forest Series B convertible common-equivalent preferred stock in lieu of a portion of the Forest common stock that would have been received by them if there were available for issuance a sufficient amount of authorized but unissued common shares. As a result, Sabine Investor Holdings and AIV Holdings would receive (i) 37,822,023 and 12,178,187 shares of Forest common shares, (ii) 1,258,900 and 405,349 shares of Forest Series A convertible common-equivalent preferred stock and (iii) 860,155 and 276,958 shares of Forest Series B convertible common-equivalent preferred stock, respectively.

Required Vote

Assuming the presence of a quorum, the affirmative vote of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote is required to approve the share issuance proposal. If you vote to abstain, it will have the same effect as voting “AGAINST” this proposal. If you fail to vote, it will have no effect on the voting outcome of this proposal, but it will make it more difficult to have a quorum. Accordingly, it is important that you provide Forest with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The Forest board recommends a vote “FOR” the share issuance proposal (Item 1). For a discussion of interests of Forest’s directors and executive officers in the combination transaction that may be different from, or in addition to, Forest’s shareholders generally, see “—Interests of Forest’s Executive Officers and Directors in the Combination Transaction.”

THE MERGER AGREEMENT PROVIDES THAT RECEIPT OF THE REQUISITE FOREST SHAREHOLDER APPROVAL OF THE SHARE ISSUANCE PROPOSAL IS A CONDITION TO CLOSING THE TRANSACTION, AS MORE FULLY DESCRIBED IN “THE MERGER AGREEMENT AND OTHER TRANSACTION AGREEMENTS—CONDITIONS TO COMPLETION OF THE COMBINATION TRANSACTION.”

In addition, even if Forest common shareholders approve the share issuance proposal, the combination transaction may not be completed if the other conditions to closing the combination transaction are not satisfied or, if allowed by applicable law, waived. Forest can give no assurance that the conditions to closing the combination transaction will be satisfied or so waived.

General

Sabine Investor Holdings, AIV Holdings and Forest entered into a merger agreement providing for a combination of Forest’s and Sabine’s businesses. Upon consummation of the combination transaction, current Forest common shareholders will continue to hold their shares of Forest common stock, which shares will represent (based on the number of Forest common shares outstanding as of May 5, 2014) approximately 42% of the issued and outstanding Forest common shares, approximately a 26.5% economic interest in Forest and 20% of the total voting power in Forest, and Sabine Investor Holdings and AIV Holdings will collectively hold approximately 58% of the issued and outstanding Forest common shares and 100% of the issued and outstanding Forest Series A convertible common-equivalent preferred shares, collectively representing approximately a 73.5% economic interest in Forest and 80% of the total voting power in Forest. If the 2014 LTIP Proposal is approved, Forest expects to issue approximately [—] shares of Forest common stock under the 2014 LTIP, which will dilute the ownership percentages in Forest common shares listed above as well as the voting power of current Forest common shareholders, but will not affect the collective voting power of Sabine Investor Holdings and AIV Holdings, which will remain at 80%.

Sabine Investor Holdings will contribute all of the equity interests of Sabine Holdings and AIV Holdings will contribute all of the equity interests in two other holding companies, FR NFR Holdings, Inc. and FR NFR PI, Inc., to Forest, with Sabine Holdings becoming a wholly owned subsidiary of Forest. In exchange for the contribution, (i) Sabine Investor Holdings and AIV Holdings will receive 123,837,490 and 39,874,020 shares of Forest common stock, respectively, and (ii) Sabine Investor Holdings and AIV Holdings will receive 1,258,900 and 405,349 shares of Forest Series A convertible common-equivalent preferred stock, respectively. FR NFR Holdings, Inc. and FR NFR PI, Inc. will subsequently merge with and into Forest, with Forest surviving. Sabine Holdings, SOGH II and Sabine will subsequently merge with and into Forest, with Forest surviving and the operating subsidiaries of Sabine becoming subsidiaries of Forest.

The authorized share proposal is a condition to the consummation of the combination transaction. If the authorized share proposal is not approved and Forest and Sabine Investor Holdings mutually agree to waive this condition, then in exchange for the contribution, Sabine Investor Holdings and AIV Holdings will instead receive shares of Forest Series B convertible common-equivalent preferred stock in lieu of a portion of the Forest common stock that would have been received by them if there were available for issuance a sufficient amount of authorized but unissued common shares. As a result, Sabine Investor Holdings and AIV Holdings would receive (i) 37,822,023 and 12,178,187 shares of Forest common shares, (ii) 1,258,900 and 405,349 shares of Forest Series A convertible common-equivalent preferred stock and (iii) 860,155 and 276,958 shares of Forest Series B convertible common-equivalent preferred stock, respectively. In that case, upon consummation of the combination transaction, and based upon the number of Forest common shares currently outstanding, current Forest common shareholders would hold 70% of the issued and outstanding Forest common shares, representing approximately a 26.5% economic interest in Forest and 20% of the total voting power in Forest, and Sabine Investor Holdings and AIV Holdings will collectively hold 30% of the issued and outstanding Forest common shares, 100% of the issued and outstanding Forest Series A convertible common-equivalent preferred shares and 100% of the issued and outstanding Forest Series B convertible common-equivalent preferred shares, collectively representing approximately a 73.5% economic interest in Forest and 80% of the total voting power in Forest.

Pursuant to the merger agreement, at the completion of the combination transaction, Forest’s bylaws will be amended and, in the event the authorized share proposal or the name change proposal is approved, its certificate of incorporation will be amended as approved. In addition, following completion of the combination transaction, Sabine Investor Holdings and AIV Holdings intend to use their voting power to cause Forest to be reincorporated in Delaware (from New York), with the result that Forest and its shareholders will be governed by Delaware law instead of New York law. See “Comparison of Rights of Forest Shareholders Before and After the Combination Transaction.”

The following diagram illustrates the structure of the combination transaction:

Before the Combination Transaction

After the Combination Transaction

Background of the Combination Transaction

Forest’s management and board of directors regularly review Forest’s performance, prospects and strategy and, in recent years, have evaluated strategic alternatives in light of Forest’s substantial leverage and constrained financial flexibility which have affected Forest’s ability to fund its drilling operations and to fully exploit and develop its oil and gas assets, the current business and economic environment and the challenges facing smaller, independent participants in the oil and gas exploration, development and production industry in general. The strategic alternatives to independence considered by the Forest board since 2012 have included a sale of Forest to a strategic or financial acquirer, a merger with another public or non-public industry participant, a substantial debt or equity investment from a private equity firm and the sale of significant assets.

In the first quarter of 2013, two industry participants approached Forest concerning a possible merger with, or acquisition of, Forest. Forest engaged in discussion with both parties, and one conducted due diligence, but by June 2013, each of the participants had elected not to move forward with a transaction. Around the same time, other industry participants approached Forest to initiate exploratory discussions regarding, or to express interest in acquiring, Forest’s oil and gas assets located in the Texas Panhandle Area (the “Panhandle Assets”).

In June 2013, the Forest board reviewed Forest’s strategic positioning and, in light of the interest in the Panhandle Assets expressed by several parties and Forest’s substantial leverage, the Forest board instructed J.P. Morgan, which had been engaged effective as of May 2, 2013 as Forest’s financial advisor in connection with its exploration of strategic alternatives, to commence a public sale process for the Panhandle Assets and, at the same time, to assess potential interest in a merger or sale transaction involving all of Forest. Forest and J.P. Morgan commenced the Panhandle Asset sale process on July 15, 2013. Concurrently with, and, in some cases, as part of, the Panhandle Asset sale process, from mid-July through early October 2013, J.P. Morgan contacted or was contacted by approximately 12 industry participants who were considered likely to be interested in, and capable of consummating, a merger or sale transaction involving all of Forest (or all of Forest excluding the Panhandle Assets). While some indicated some initial interest and engaged in some discussions with Forest or J.P. Morgan, ultimately, none of these 12 parties indicated interest in moving forward. During this time, Forest received bids to acquire the Panhandle Assets and, in a transaction announced on October 3, 2013 and completed on November 25, 2013, Forest sold the Panhandle Assets to Templar Energy LLC for approximately $1.0 billion in cash. Templar Energy is a portfolio company of a fund related to First Reserve. In November 2013, Forest used approximately $840 million of the sale proceeds to repurchase outstanding senior notes and to repay the outstanding balance on its revolving credit facility.

Following the announcement of the Panhandle Asset sale, Forest received inquiries from a few industry participants (including some of the ones previously identified or contacted as having potential interest) regarding a possible strategic transaction involving all of Forest (excluding the Panhandle Assets), and the Forest board instructed management and J.P. Morgan to contact select additional parties that could potentially be interested in such a transaction. As a result, from November 2013 through February 2014, Forest engaged in discussions and, in some cases, due diligence with eight potentially interested parties, in addition to Sabine.

In December 2013, Patrick R. McDonald, Forest’s chief executive officer, learned through an acquaintance that Sabine was in the process of exploring strategic alternatives, including obtaining a public listing for Sabine. On December 19, 2013, Mr. McDonald met with John Yearwood, a director of Sabine. At this meeting, Messrs. McDonald and Yearwood discussed whether Sabine had considered obtaining a public listing by merging with a public company rather than via an initial public offering. Mr. Yearwood suggested that Mr. McDonald meet with David Sambrooks, Sabine’s chief executive officer, to determine whether a merger between Sabine and Forest might be of interest to the parties. On December 20, 2013, Mr. McDonald informed Forest’s directors of his conversation with Mr. Yearwood, and the directors encouraged Mr. McDonald to open discussions with Sabine.

On January 14, 2014, Mr. McDonald met with Mr. Sambrooks in Houston. At this meeting, Messrs. McDonald and Sambrooks discussed their respective businesses and discussed generally and at a high-level some of the possible benefits and challenges of combining Forest and Sabine.

On January 17, 2014, Forest and Sabine entered into a mutual non-disclosure agreement enabling confidential negotiations and the conduct of mutual due diligence.

On January 23, 2014, members of Forest’s management team met in Houston with members of Sabine’s management team to discuss their respective businesses and make management presentations to each other.

On January 24, 2014, the Forest board met telephonically, together with members of management and J.P. Morgan, to receive a report on the developments with Sabine, including the January 23 meeting with Sabine, and an update on the status of ongoing discussions with two other previously contacted parties concerning a merger or sale of Forest, as well as with several previously contacted parties interested in various forms of joint ventures intended to provide Forest with financing for development of various portions of its operations. The Forest board considered the status and prospects of its ongoing operations, including that despite repaying a significant portion of its indebtedness from proceeds of the Panhandle Assets sale, Forest continued to have substantial leverage relative to its asset base, which leverage continued to affect Forest’s ability to fund its drilling operations and to fully exploit and to fully develop its oil and gas assets. At the conclusion of the meeting, the Forest board authorized management to continue to pursue the merger and sale alternatives, and to continue to pursue the joint ventures alternatives as well, in the event Forest were unable to reach agreement to enter into a desirable merger or sale transaction.

On January 29, 2014, Messrs. McDonald and Sambrooks met in Houston to discuss further the potential benefits and challenges of a merger of Forest and Sabine and to discuss the further due diligence requirements of each side. On January 30, 2014, the respective technical teams of Forest and Sabine met to exchange technical data about the companies’ respective operations. On February 5, 2014, Messrs. McDonald and Sambrooks met in Houston to continue their discussions concerning a possible merger of Forest and Sabine and to review the status and pace of due diligence and the exchange of additional technical information.

On February 12, 2014, the Forest board met for a regularly scheduled meeting. At this meeting, which was attended by members of management, J.P. Morgan and Wachtell, Lipton, Rosen & Katz, Forest’s outside legal counsel (“Wachtell Lipton”), the Forest directors received an update on the status of ongoing discussions, which were continuing at that time with Sabine and the two other parties potentially interested in a transaction involving all of Forest, and with several parties potentially interested in a joint venture alternative. The Forest board authorized management to continue to pursue all alternatives.

On February 14, 2014, Sabine provided to Forest a high-level term sheet for a merger transaction in which Sabine’s current equity holders would receive 70% of the equity of the post-closing equity of the combined company, and Forest’s common shareholders would receive 30%. The percentage to be received by Forest’s shareholders was referred to throughout the negotiations as the “sharing ratio.”

On February 25, 2014, Forest announced its operating and financial results for the fourth quarter of 2013 and for the full year 2013, and updated its guidance for 2014. On February 26, 2014, Forest’s share price declined by approximately 38%, from $3.23 to $2.01.

On February 26 and 27, 2014, Messrs. McDonald and Sambrooks met in Denver. During these meetings, Messrs. McDonald and Sambrooks discussed synergy potential and operational and personnel matters relevant to a merger of Forest and Sabine, and confirmed to each other that their respective boards of directors remained interested in a transaction. Mr. Sambrooks conveyed the concern expressed by the Sabine board over the decrease in Forest’s stock price, but did not propose a change in the sharing ratio.

On February 28, 2014, the Forest board met telephonically, together with members of management and Forest’s legal and financial advisors, to review the status of strategic alternatives. By this time, the potentially interested parties other than Sabine had withdrawn their interest or declined to provide an actionable proposal. After discussion and analysis of Sabine’s proposed transaction terms, Forest’s standalone alternatives, and

Forest’s financing and operational flexibility in light of its share price, the Forest board authorized Mr. McDonald to continue to engage in due diligence and negotiations with Sabine concerning a potential merger transaction.

During March 2014, the parties continued their reciprocal due diligence and continued to analyze the proposed transaction internally. On March 15, 2014, Mr. Sambrooks contacted Mr. McDonald to inform him that Sabine was revisiting its valuation of Forest in light of the decline in Forest’s share price and Sabine’s due diligence with respect to Forest and to request an in-person meeting between Messrs. Sambrooks and McDonald to further discuss the valuation issue.

On March 17, 2014, Sabine provided Forest with a first draft of the merger agreement. The draft merger agreement provided for, among other things, a “force the vote” provision that would have required the Forest board to submit the merger to a vote of the Forest shareholders, even if the Forest board received an unsolicited alternative proposal that it determined was a superior offer. The draft merger agreement also proposed a “break-up” fee of approximately $40 million payable by Forest to Sabine under certain circumstances.

On March 19, 2014, Messrs. McDonald and Sambrooks met in Denver. At this meeting, Mr. Sambrooks proposed to revise the so-called “sharing ratio” such that Forest’s common shareholders would receive 24%, rather than 30%, of the post-closing equity of the combined company. The meeting concluded without agreement.

On March 24, 2014, the Forest board met telephonically, together with members of management and Forest’s legal and financial advisors, to review and discuss Sabine’s revised valuation proposal. After extensive discussion, the Forest board instructed management and Forest’s advisors to continue to negotiate the transaction generally and to seek to negotiate a sharing ratio greater than 24% for the Forest common shareholders.

On March 25, 2014, Messrs. McDonald and Sambrooks met in Houston to continue discussions concerning operational matters and potential synergies that might be achieved by a merger of Forest and Sabine.

From March 17 through April 9, 2014, the parties negotiated the non-financial terms of the transaction and exchanged drafts of the merger agreement. Forest sought to eliminate the “force the vote” provision and replace it with a provision that would permit the Forest board to terminate the merger agreement if Forest were to receive an unsolicited alternative proposal that it determined to be a superior offer, and sought to set the termination fee payable on the exercise by Forest of this termination right at approximately $6 million (instead of $40 million). Sabine strongly resisted the changes sought by Forest.

On April 3, 2014, the Forest board met telephonically, together with members of management and Forest’s legal and financial advisors, to receive a transaction update.

On April 10, 2014, Messrs. McDonald and Sambrooks met in Houston. Mr. Sambrooks informed Mr. McDonald that Sabine would require several days of additional time to analyze the transaction, and suggested that he believed the Sabine board would not be willing to offer a sharing ratio above 25%. Mr. McDonald indicated that 25% was too low, and suggested that the parties focus on a sharing ratio of 27%, the midpoint between the original 30% and Sabine’s proposal of 24%.

On April 16, 2014, and again on April 17, 2014, Mr. Sambrooks contacted Mr. McDonald to inform him that it appeared likely that Sabine would conclude their transaction analysis shortly and would likely determine to move forward with the transaction. No agreement was reached, however, on the final sharing ratio.

On April 22, 2014, the Forest board met telephonically, together with members of management and Forest’s legal and financial advisors, to receive an update on the status of negotiations with Sabine. During this meeting, the Forest board reviewed Forest’s strategic alternatives, the history of Forest’s exploration of those alternatives, and Forest’s prospects as an independent company, including Forest’s constrained financial and operating flexibility resulting from its substantial leverage, and J.P. Morgan made a preliminary presentation on the financial and valuation aspects of the proposed transaction. During this discussion, it was noted that since the beginning of 2013, Forest had contacted or been contacted by 21 potentially interested parties regarding a transaction involving a merger or sale of Forest, and had engaged in discussions and, in some cases, due diligence with 10 (including Sabine), and that ultimately Sabine was the only party willing to pursue a transaction. After discussion, including as to the matters discussed below in “—Reasons for the Recommendation to Forest Shareholders by the Forest Board,” the Forest board authorized management to continue to pursue a transaction with Sabine, subject to negotiating a sharing ratio greater than 24%.

On April 25, 2014, Mr. Sambrooks spoke to Mr. McDonald by telephone. Mr. Sambrooks informed Mr. McDonald that Sabine was willing to move forward, and Messrs. Sambrooks and McDonald discussed the status of open negotiation points and a timeline for completing negotiations. No agreement was reached on the sharing ratio.

During the period from April 25, 2014 through May 1, 2014, Forest and Sabine recommenced negotiation of the merger agreement and related transaction documents and Sabine obtained financing commitment letters, which provided commitments for the credit facility to refinance the Sabine Credit Facility and the existing revolving credit facility of Forest and for bridge financing to finance the purchase of any Forest notes which are required to be purchased in connection with a change of control offer, and provided them to Forest for review.

On April 29, 2014, Messrs. Sambrooks and McDonald spoke again by telephone. Mr. McDonald informed Mr. Sambrooks of the Forest board’s dissatisfaction with the 24% sharing ratio proposed by Sabine, and stated that the sharing ratio would need to be increased. After discussion and negotiation, Mr. Sambrooks informed Mr. McDonald that Sabine would be willing to consider a sharing ratio of 26%, and Mr. McDonald informed Mr. Sambrooks that Forest would be willing to consider a sharing ratio of 27%. No agreement was reached on the sharing ratio.

From May 1 through May 5, 2014, members of management of Forest and Sabine and their respective legal advisors discussed, negotiated and resolved the other, non-financial open issues in the merger agreement. Following negotiation, Sabine agreed to eliminate the “force the vote” provision and to provide that the Forest board of directors would be permitted to terminate the merger agreement if Forest were to receive an unsolicited alternative proposal that it determined was a superior offer. The parties ultimately also agreed to a termination fee of $15 million. In addition, following discussion, Sabine Investor Holdings agreed that it would enter into a stockholder’s agreement that would provide, among other things, that Sabine Investor Holding’s right to elect directors of Holdco would remain in proportion to its equity interest in Holdco, and that Sabine Investor Holding would not sell any of its shares of Holdco common stock for at least three months after the closing of the merger.

Early in the day on May 5, 2014, Messrs. McDonald and Sambrooks spoke by telephone. Mr. McDonald asked that the Forest shareholder’s sharing ratio be increased to 27%. Mr. Sambrooks responded that Sabine’s board had informed him that they would not be willing to agree to 27%. After further discussion, Messrs. Sambrooks and McDonald agreed to recommend to their respective boards of directors a sharing ratio of 73.5% for Sabine’s current equity holders and 26.5% for Forest shareholders, in each case on a fully diluted basis, and resolved several other open transaction issues.

In the afternoon of May 5, 2014, Mr. Sambrooks informed Mr. McDonald that Sabine’s board of directors, as well as the board of directors and members of Sabine Investor Holdings, had approved the transaction, subject to approval of the Forest board. Later on May 5, 2014, the Forest board met telephonically, together with members of management and Forest’s legal and financial advisors. During this meeting, the Forest board reviewed Forest’s strategic alternatives and Forest’s prospects as an independent company, including the risks associated with Forest’s debt levels and constrained financial flexibility and the impact on Forest’s ability to fund its drilling operations and exploit its assets while adhering to its debt covenants. Wachtell Lipton then reviewed with the Forest board its fiduciary obligations, summarized the material terms of the proposed merger agreement, stockholder’s agreement and registration rights agreement, and reported on the resolution of open issues during the course of negotiations with Sabine. J.P. Morgan provided to the Forest board J.P. Morgan’s financial analysis of the transaction, and J.P. Morgan delivered to the Forest board its oral opinion, which was confirmed by delivery of a written opinion dated May 5, 2014, to the effect that as of the date of the opinion and based upon and subject to the factors, assumptions, limitations and qualifications set forth in its opinion, the exchange ratio in the proposed transactions contemplated by the original merger agreement was fair, from a financial point of view, to the holders of Forest’s common stock. J.P. Morgan’s opinion is more fully described in “—Opinion of J.P. Morgan Securities LLC, Forest’s Financial Advisor” and the full text of the written opinion of J.P. Morgan is attached as Annex F hereto. After discussions, including as to the matters discussed below in the section entitled “—Reasons for the Recommendation to Forest Shareholders by the Forest Board,” the Forest board, by unanimous vote of all of its members, approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Forest and its shareholders, and resolved to recommend that Forest shareholders vote to adopt the merger agreement.

Following the conclusion of the Forest board meeting, Forest, Sabine and their respective counsel finalized the transaction documentation, and the parties executed the merger agreement, stockholder’s agreement and registration rights agreement.

On the morning of May 6, 2014, the parties publicly released a joint announcement of the transaction.

In late May 2014, Forest discovered that the financial projections for Sabine for the calendar year ended December 31, 2015 provided by Forest to J.P. Morgan in April 2014 contained an inadvertent error relating to the oil price realizations applied by Forest’s management to Sabine’s forecasted oil production in order to make Sabine’s results more directly comparable to Forest’s. The error resulted in an overstatement of Sabine’s 2015E EBITDA and cash flow of approximately $30 million, but had no effect on forward lease-level field production estimates, lease operating expenses, or type curve estimates for reservoir evaluation. In addition, the error affected only the baseline Base Sabine Budget Projections and did not affect the Adjusted Sabine Projections, which were provided to the Forest board and to J.P. Morgan along with the Base Sabine Budget Projections. See “—Certain Unaudited Financial Forecasts of Sabine.” After discovery of the oil price realization error in late May 2014, Forest provided J.P. Morgan with the necessary corrections to the Base Sabine Budget Projections. See “—Opinion of J.P. Morgan Securities LLC, Forest’s Financial Advisor.”

On May 27, 2014, the Forest board met, together with members of management and Forest’s legal and financial advisors. During this meeting, Forest management reviewed with the Forest board the error in oil price realization and the impact on the Base Sabine Budget Projections, and provided its perspectives, including management’s view that the error resulted in an immaterial difference to the overall assessment of the merger. J.P. Morgan reviewed with the Forest board the differences between J.P. Morgan’s public trading multiples analysis for Sabine, relative contribution analysis and relative valuation analysis using the Base Sabine Budget Projections before and after correction for the oil basis differential error. J.P. Morgan noted that, if J.P. Morgan had used the corrected Base Sabine Budget Projections as of May 5, 2014, the corrected Base Sabine Budget Projections would not have changed J.P. Morgan’s overall determination as of such date that, based on all of the valuation analyses conducted by J.P. Morgan and based upon and subject to the factors, assumptions, limitations and qualifications set forth in J.P. Morgan’s opinion, the exchange ratio in the proposed transactions contemplated by the original merger agreement was fair, from a financial point of view, to the holders of Forest common stock. J.P. Morgan also noted that the receipt of the corrected Base Sabine Budget Projections in late May 2014 had not caused it to withdraw or modify its opinion, delivered orally to the Forest board on May 5, 2014, which was subsequently confirmed in writing on May 5, 2014, as to the fairness, from a financial point of view and as of the date of such opinion and based upon and subject to the factors, assumptions, limitations and qualifications set forth in such opinion, of the exchange ratio in the proposed transactions contemplated by the original merger agreement to the holders of Forest common stock. After discussing the matter further, the Forest board, by unanimous vote of those present, determined to continue to recommend that Forest’s shareholders vote to adopt the merger agreement.

As discussed under “Impact on Forest’s Debt”, if the transaction is completed as contemplated, Forest will make a change of control offer to holders of Forest’s existing notes to acquire the existing notes at a price of 101% of the outstanding principal amount of existing notes, and financing commitments have been obtained to finance that offer. Following the public announcement of the transaction on May 6, the trading price of Forest’s outstanding notes increased from approximately 87-90% of par to approximately 100% of par.

A registration statement on Form S-4 for the transaction was filed on May 29, 2014. In early June 2014, Forest and Sabine began hearing from Forest investors and other market participants that certain hedge funds held “short” positions or acquired credit default swaps with respect to Forest’s debt, which positions would increase in value in the event of a decline in the trading prices of Forest’s debt, a bankruptcy of Forest, or a default by Forest with respect to its outstanding debt. As a result, the holders of these positions had interests that were directly opposed to the best interests of holders of Forest’s common stock. According to information obtained by Forest, which could not be fully confirmed, one way or another, those hedge funds were also buying Forest’s common shares for the purpose of voting them against the original transaction on the expectation that the failure of the original transaction would cause a decrease in the trading prices of Forest’s debt (including because Forest would no longer be expected to make a change of control offer at 101% of par) or make a Forest default or bankruptcy more likely. Forest and Sabine also heard that the hedge funds planned to sell Forest’s common shares after the record date for the special meeting, which would allow the hedge funds to vote against the original transaction at the special meeting without having any ongoing economic interest in Forest’s common shares and while having economic interests that were opposed to, or inconsistent with the interests of Forest’s common shareholders. The Forest board discussed the likelihood that certain hedge funds were pursuing this strategy, and the risks posed to Forest’s common shareholders in the event such hedge funds were in fact employing the strategy, and the possibility that the strategy could be deterred or weakened by restructuring the transaction to lower the approval requirement from two-thirds of the outstanding shares—thereby making it more difficult for these hedge funds to obtain a blocking position. In this regard, the Forest board was advised by outside advisors that because shares not voted in connection with a vote requiring approval by two-thirds of all outstanding common shares have the same effect as shares voted against the transaction, and because a not-insignificant number of shares could, based on past experience, be expected not to be voted, the hedge funds could achieve a blocking position under such a voting standard with far less than 33% of the outstanding common shares. After discussion, it was the consensus of the Forest board that the future strategic direction of Forest should be determined by Forest shareholders who have an economic interest in enhancing the value of Forest and its common stock, rather than by investors holding investment positions that give those investors an economic interest in reducing or destroying the value of Forest and its common stock. After discussions between Forest, Sabine and their respective advisors, the parties determined that it would be in the best interests of Forest’s common shareholders to restructure the combination transaction in the form described in this proxy statement to make it more difficult for hedge funds who have shorted Forest’s debt to obtain a blocking voting position against the combination transaction and to adopt the shareholder rights plan to deter hedge funds from employing this anti-shareholder-value trading strategy. See “The Merger Agreement and Other Transaction Agreements—Provisions Related to Shareholder Rights Plan.”

During June and early July 2014, Forest and Sabine negotiated the form of the amended and restated merger agreement and revised transaction documents. Under the new structure, approval of the issuance of new Forest common and preferred shares to Sabine Investor Holdings and AIV Holdings by holders of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote, which we refer to as the share issuance proposal, is required by NYSE rules, and cannot be waived. Approval of the authorized share proposal is being sought in order to facilitate the conversion of shares of Forest Series A convertible common-equivalent preferred stock into shares of Forest common stock, but it is not required by law or stock exchange rule, and therefore may be waived by the parties.

On July 3, 2014, the Forest board met telephonically, together with members of management and Forest’s legal and financial advisors. During this meeting, Forest’s management and legal advisors reviewed with the Forest board the revised transaction structure, including the revised voting requirements and conditions, and discussed the possibility of adopting a shareholder rights plan specially designed to address the particular concern regarding the suspected hedge fund strategy. Forest’s management reaffirmed for the Forest board that although the revised transaction alters the legal structure of the merger and provides Sabine Investor Holdings and AIV Holdings with elevated voting rights (80% of the voting power compared to 73.5% of the economic interest in the combined company), the revised transaction does not alter the economic consequences of the combination transaction, noting, in particular, that Forest’s current shareholders would after completion of the combination hold approximately 26.5% of the common-equivalent economic interest in the combined Forest and Sabine businesses, the same percentage as Forest’s current shareholders would have held immediately after the original transaction had it been completed on its terms. Forest’s management then provided its perspectives, including management’s view that the revised transaction structure and shareholder vote requirements, and the adoption of the shareholder rights plan would (1) reduce or deter the ability of some hedge funds with interests contrary to the interests of shareholders generally to engage in the suspected anti-shareholder-value trading strategy and (2) increase the likelihood that the shareholder vote on the proposals will reflect the will of Forest’s common shareholders interested in enhancing the value of Forest and its common shares, whether as a standalone company or combined with Sabine. Forest’s management also noted that because votes of Forest’s shareholders, both before and after the combination transaction and reincorporation merger, would generally require approval of either a majority of the outstanding voting power, or at most two-thirds of the outstanding voting power, under applicable law, regulation and the applicable certificate of incorporation and bylaws, increasing the voting power of Sabine Investor Holdings and AIV Holdings to 80% (from 73.5% under the original merger agreement) would have little or no practical effect. At this time, representatives of J.P. Morgan were asked to join the telephonic meeting of the Forest board, and J.P. Morgan confirmed that it was not withdrawing or modifying its opinion dated May 5, 2014 (as more fully described in “—Opinion of J.P. Morgan Securities LLC, Forest’s Financial Advisor”). After further discussion, it was the unanimous consensus of the Forest board that it would be in the best interests of Forest and its shareholders to pursue a revised transaction, and the Forest board instructed management to complete negotiations with Sabine for an amended and restated merger agreement and related documents.

On July 9, 2014, the Forest board met telephonically, together with members of management and Forest’s legal advisors. At this meeting, Forest’s management and legal advisors updated the Forest board on the resolution of negotiations with Sabine for a revised transaction, and Forest’s legal counsel reviewed the proposed shareholder rights plan. After discussions, including as to the matters discussed at the July 3, 2014, meeting of the Forest board and as to the matters discussed below in the section entitled “—Reasons for the Recommendation to Forest Shareholders by the Forest Board,” the Forest board, by unanimous vote of all of its members, (1) approved the amended and restated merger agreement and determined that the combination transaction is advisable and in the best interests of Forest and its shareholders, (2) unanimously recommended that Forest shareholders vote “FOR” the share issuance proposal, the authorized share proposal and the other proposals to be voted on at the special meeting, and (3) adopted the shareholder rights plan.

Following the conclusion of the Forest board meeting, Forest, Sabine and their respective counsel finalized the transaction documentation, and the parties executed the amended and restated merger agreement and the related revised transaction agreements. On the morning of July 10, 2014, the parties publicly announced the revised transaction.

Reasons for the Recommendation to Forest Shareholders by the Forest Board

After careful consideration, the Forest board unanimously determined that the combination transaction is in the best interests of Forest and its shareholders and unanimously approved the combination transaction. This explanation of the Forest board’s reasons for recommending the proposed transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

The Forest board considered the following material factors that it believes support its determinations:

Strategic considerations and aggregate value

•	the aggregate value of the Forest common shares to be retained by Forest’s current shareholders after giving effect to the combination of Forest’s and Sabine’s businesses, relative to the value of such shares on a standalone basis if Forest were to not engage in the combination transaction, including the fact that, following the combination transaction, Forest common shareholders will have the opportunity to participate in the potential value created by combining Forest and Sabine and benefit from any increases in the value of Forest common shares;

•	the limitations and risks associated with continuing as a standalone entity, including the risks associated with Forest’s substantial leverage relative to its asset base, its constrained financial flexibility, and the impact of these factors on Forest’s ability to fund its drilling operations and to fully exploit and develop its oil and gas assets, and the risks associated with Forest’s limited financial flexibility in light of Forest’s share price and debt level;

•	the view that the proposed combination transaction with Sabine meets the strategic objectives established by the Forest board and management with respect to achieving improved financial strength and operational scale relative to Forest’s publicly traded peers and other operators, and that the proposed combination transaction with Sabine would be superior both operationally and with respect to shareholder value, than the alternative of not engaging in the transaction and continuing to operate its business as an independent, standalone company;

•	that Forest actively explored strategic alternatives over a lengthy period of time, solicited interest for a variety of potential transactions and structures, and that since the beginning of 2013, Forest had contacted or been contacted by 21 potentially interested parties regarding a transaction involving a merger or sale of Forest and had engaged in discussions and, in some cases, due diligence with 10 of those parties;

•	that the proposal from Sabine was the only proposal received for a transaction involving the whole of Forest, and was the only available alternative (including joint venture alternatives) found to be in the best interests of Forest and its shareholders relative to the alternative of continuing to operate its business as an independent, standalone company;

•	the view that the value of the per share merger consideration would, at the time of the public announcement of the transactions, be greater than the closing price of Forest common shares as of May 5, 2014, the last trading day before the public announcement of the transactions contemplated by the merger agreement; and

•	the percentage ownership in Forest that current Forest common shareholders would have after the combination transaction.

Operational benefits and enhanced asset portfolio

•	meaningful anticipated growth to the combined company’s asset portfolio, including the complementary combined operating footprint between the Sabine and Forest assets within core areas, including East Texas and the Eagle Ford shale;

•	significant operational and financial synergies to be realized following consummation of the transactions contemplated by the merger agreement, including general and administrative cost, lease operating expense and capital expenditure savings;

•	the combined company’s improved flexibility to allocate capital to the projects in the combined company’s portfolio with the highest rate of return, including by exploring opportunistic divestitures of non-core assets and the redeployment of sales proceeds; and

•	the ability to benefit from Sabine’s and Forest’s respective technical expertise and operational expertise with regard to specific asset development.

Improved credit profile

The Forest board expects the combination transaction will improve Forest’s credit profile, including:

•	that the larger combined company will have improved liquidity due to a greater combined lending base and will benefit from a lower cost of capital, and as a result will be able to maximize Forest’s asset base value, compete more effectively and more readily assume any risk inherent in Forest’s business;

•	that the combined company’s cash flow, together with the potential to explore the opportunistic divestment of non-core assets, will allow deleveraging over time;

•	that greater overall scale would provide the combined company with improved access to capital markets; and

•	potential support provided by First Reserve or from being part of First Reserve’s portfolio.

Financial projections and opinion of J.P. Morgan

•	the financial projections prepared by Forest’s management (described in “Proposal No. 1—The Share Issuance Proposal—Certain Unaudited Financial Forecasts of Forest”), and the judgment, advice and analysis of Forest’s management, including their favorable recommendation of the combination transaction; and

•	the financial presentation and opinion, dated May 5, 2014, of J.P. Morgan to the Forest board as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio in the transactions contemplated by the original merger agreement to the Forest common shareholders, which opinion was based upon and subject to the factors, assumptions, limitations and qualifications set forth in its opinion, as more fully described in “—Opinion of J.P. Morgan Securities LLC, Forest’s Financial Advisor.” While there is no longer an “exchange ratio” in the merger agreement the exchange ratio under the original merger agreement would have resulted in Forest’s current shareholders, on the one hand, and Sabine Investor Holdings and AIV Holdings, on the other hand, receiving the same percentage economic common-equivalent interest in the post-closing combined company—of approximately 26.5% and 73.5% respectively—as they will hold or receive as of the closing of the combination transaction under the merger agreement. For more information, see “—Background of the Combination Transaction.”

Favorable terms of the transaction documents

•	all of the terms and conditions of the merger agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing and the form and structure of the merger consideration and the termination rights, Forest’s right to appoint two members of Forest’s board, and the terms and conditions of the stockholder’s agreement;

•	the fact that Forest and Sabine undertook extensive negotiations resulting in revisions to the original draft merger agreement to make the terms more favorable to Forest and its shareholders;

•	the fact that the combination transaction is subject to the approval of holders of at least a majority of outstanding Forest common shares present (in person or by proxy) at the special meeting and entitled to vote, which shareholders therefore have the option to reject the combination transaction by voting against the share issuance proposal and the authorized share proposal;

•	the terms of the merger agreement that permit Forest, prior to the time that Forest common shareholders approve the share issuance proposal and the authorized share proposal, to discuss and negotiate, under specified circumstances, an unsolicited Acquisition Proposal should one be made, if the Forest board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal or would be reasonably likely to lead to a Superior Proposal;

•	the fact that the merger agreement allows the Forest board, under specified circumstances, to change or withdraw its recommendation to the Forest common shareholders with respect to the approval of the share issuance proposal and the authorized share proposal in response to a Superior Proposal or Forest Intervening Event;

•	the fact that the merger agreement allows the Forest board, under specified circumstances, to terminate the merger agreement to enter into a Superior Proposal;

•	the likelihood, considering the terms of the merger agreement, that the combination transaction would be completed; and

•	the view that the revised transaction structure—which requires Forest shareholder approval, but at a level below the two-thirds-of-the-outstanding-voting-power standard required under the original merger agreement—maximizes the chances that the shareholder vote on the proposed transaction will reflect the will of the majority of Forest shareholders who have an economic interest in enhancing the value of Forest and its common stock, rather than the will of investors holding investment positions that give those investors an economic interest in reducing or destroying the value of Forest and its common stock.

Risks and potentially negative factors

The Forest board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the combination transaction, including the following:

•	the risk that because the consideration is a fixed number of Forest convertible common shares and common-equivalent preferred shares, the value of the percentage ownership in Forest that current Forest common shareholders would have after the combination transaction may decrease relative to the value of their existing interests in Forest common stock and the fact that the merger agreement does not provide Forest with a price-based termination right or other similar protection;

•	the risk that the potential benefits of the combination transaction (including the amount of potential efficiencies) may not be fully achieved;

•	the fact that there may be disruption of Forest’s operations following the announcement of the merger agreement and the combination transaction;

•	the fact that, while Forest expects the combination transaction will be consummated, there can be no guarantee that all conditions to the parties’ obligations to consummate the combination transaction will be satisfied, and, as a result, the combination transaction may not be consummated and the risks and costs to Forest in such event;

•	the risk that the combination transaction may be delayed or may not be completed, including the risk that the approval of Forest’s common shareholders may not be obtained, as well as the potential loss of value to the Forest common shareholders and the potential negative impact on the operations and prospects of Forest if for any reason the combination transaction is delayed or is not completed;

•	the terms of the merger agreement that place restrictions on the conduct of the business of Forest prior to the completion of the combination transaction, which may delay or prevent Forest from undertaking business opportunities that may arise pending completion of the combination transaction;

•	the significant costs involved in connection with negotiating the merger agreement and completing the combination transaction, the substantial management time and effort required to effectuate the combination transaction and the related disruption to Forest’s day-to-day operations and the risk of diverting management focus and resources from other strategic opportunities during the pendency of the combination transaction;

•	the fact that, under certain circumstances, Forest may be required to pay a termination fee upon termination of the merger agreement;

•	that Sabine Investor Holdings and AIV Holdings will hold 80% of the combined voting power of Forest after the completion of the combination transaction (up from 73.5% under the original merger agreement). However, the Forest board considered that because votes of Forest’s shareholders, both before and after the combination transaction and reincorporation merger, would generally require approval of either a majority of the outstanding voting power, or at most two-thirds of the outstanding voting power under applicable law, regulation and the applicable certificate of incorporation and bylaws, this increase in voting power would have little to no practical effect. The Forest board believes that the benefits secured by the revising the transaction structure outweighed the small reduction in Forest shareholders’ total voting power relative to Sabine Investor Holdings and AIV Holdings.

•	the fact that Sabine Investor Holdings and AIV Holdings, which are controlled by First Reserve, will own Forest common stock and convertible common-equivalent preferred stock collectively representing a 73.5% economic interest in Forest and 80% of the total voting power in Forest and that such ownership could result in its control of the Forest board of directors and could discourage a third party from making an offer to acquire Forest in the future unless Sabine Investor Holdings and AIV Holdings supported such offer, and could prevent current Forest common shareholders from receiving any additional “control premium” following completion of the transactions contemplated by the merger agreement;

•	the risk that your equity interest in Forest may be diluted as a result of the payment of special dividends on the Series B convertible common-equivalent preferred stock if (i) the authorized share proposal is not approved at the special meeting, (ii) Forest and Sabine mutually elect to waive the authorized share proposal condition and (iii) the authorized share proposal is not subsequently approved within three months following the effective time of the combination transaction (see “Description of Capital Stock—Series B Convertible Common-Equivalent Preferred Stock”);

•	the potential challenges and difficulties with integrating the operations of Sabine and Forest; and

•	the fact that the analyses and projections on which the Forest board made its determinations are uncertain.

The Forest board also considered a variety of other risks and other countervailing factors, including the risks of the type and nature described under “Cautionary Statement Regarding Forward-Looking Statements.”

The Forest board concluded that the benefits of the transaction to Forest and its shareholders outweighed the perceived risks. In view of the wide variety of factors considered, and the complexity of these matters, the Forest board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors it considered. Rather, the Forest board viewed the decisions as being based on the totality of the information available to it. In addition, individual members of the Forest board may have given differing weights to different factors.

Opinion of J.P. Morgan Securities LLC, Forest’s Financial Advisor

Pursuant to an engagement letter effective as of May 2, 2013, Forest retained J.P. Morgan as its financial advisor in connection with the proposed transactions contemplated by the original merger agreement and the merger agreement.

At the meeting of the Forest board on May 5, 2014, J.P. Morgan rendered its oral opinion to the Forest board that, as of such date and based upon and subject to the factors, assumptions, limitations and qualifications set forth in such opinion, the exchange ratio in the proposed transactions contemplated by the original merger agreement was fair, from a financial point of view, to the holders of Forest common stock. J.P. Morgan confirmed its May 5, 2014 oral opinion by delivering its written opinion to the Forest board, dated May 5, 2014, that, as of such date, the exchange ratio in the proposed transactions contemplated by the original merger agreement was fair, from a financial point of view, to the holders of Forest common stock. No limitations were imposed by the Forest board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion. While there is no longer an “exchange ratio” in the merger agreement, the exchange ratio under the original merger agreement would have resulted in Forest’s current shareholders, on the one hand, and Sabine Investor Holdings and AIV Holdings, on the other hand, receiving the same percentage economic common-equivalent interest in the post-closing combined company—of approximately 26.5% and 73.5% respectively—as they will hold or receive as of the closing of the combination transaction under the merger agreement. For more information, see “—Background of the Combination Transaction.”

The full text of the written opinion of J.P. Morgan dated May 5, 2014, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex F to this document and is incorporated herein by reference. Forest’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Forest board, is directed only to the exchange ratio in the transactions contemplated by the original merger agreement and does not constitute a recommendation to any Forest shareholder as to how such shareholder should vote with respect to the transactions contemplated by the original merger agreement, the merger agreement or any other matter. The summary of the opinion of J.P. Morgan set forth in this document is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the original merger agreement;

•	reviewed certain publicly available business and financial information concerning Forest and Sabine Investor Holdings and the industries in which they operate;

•	compared the financial and operating performance of Forest and Sabine Investor Holdings with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Forest shares and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Forest and Sabine Investor Holdings relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the transactions contemplated by the original merger agreement (the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Forest and Sabine Investor Holdings with respect to certain aspects of the transactions contemplated by the original merger agreement, and the past and current business operations of Forest and Sabine Investor Holdings, the financial condition and future prospects and operations of Forest and Sabine Investor Holdings, the effects of the transactions contemplated by the original merger agreement on the financial condition and future prospects of Forest and Sabine Investor Holdings, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Forest and Sabine Investor Holdings or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Forest or Sabine Investor Holdings under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Forest and Sabine Investor Holdings to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the transactions contemplated by the original merger agreement and the other transactions contemplated by the original merger agreement will qualify as tax-free transactions for U.S. federal income tax purposes, and will be consummated as described in the original merger agreement. J.P. Morgan also assumed that the representations and warranties made by Forest and Sabine Investor Holdings in the original merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Forest with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the original merger agreement will be obtained without any adverse effect on Forest or Sabine Investor Holdings or on the contemplated benefits of the transactions contemplated by the original merger agreement.

The projections for Forest and the Sabine business of Sabine Investor Holdings, respectively, for the fiscal years ending December 31, 2014 and December 31, 2015 furnished to J.P. Morgan were prepared by the respective managements of Forest and Sabine, and were adjusted by Forest management by applying consistent commodity price assumptions to the projections for both companies (as so adjusted, the “Base Forest Budget Projections” and the “Base Sabine Budget Projections,” respectively, as described in “—Certain Unaudited Financial Forecasts of Forest” and “—Certain Unaudited Financial Forecasts of Sabine”). The projections were then further adjusted by Forest’s management to reflect, among other things, updated production profiles of Forest’s oil and gas wells, and Forest’s assessment of the production profiles of Sabine’s wells (as so further adjusted, the “Adjusted Forest Projections” and the “Adjusted Sabine Projections,” respectively, as described in “—Certain Unaudited Financial Forecasts of Forest” and “—Certain Unaudited Financial Forecasts of Sabine”). Neither Forest nor Sabine Investor Holdings publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the transactions contemplated by the original merger agreement, and such projections were not prepared with a view toward public disclosure. These projections, and the adjustments made by Forest thereto, were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Sabine and Forest, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections, please refer to the sections entitled “—Certain Unaudited Financial Forecasts of Forest” and “—Certain Unaudited Financial Forecasts of Sabine.”

As discussed in the section entitled “Background of the Combination Transaction,” in late May 2014, J.P. Morgan was informed that the 2015E EBITDA and cash flow forecasts for Sabine for the calendar/fiscal years ended December 31, 2015 provided by Forest to J.P. Morgan in April 2014 as part of the Base Sabine Budget Projections contained an inadvertent error relating to the oil basis differential applied to Sabine’s production.

On May 27, 2014, J.P. Morgan reviewed with the Forest board the differences between J.P. Morgan’s public trading multiples analysis for Sabine, relative contribution analysis and relative valuation analysis using the Base Sabine Budget Projections before and after correction for the oil basis differential error (as corrected, the “corrected Base Sabine Budget Projections”). J.P. Morgan noted that, if J.P. Morgan had used the corrected Base Sabine Budget Projections as of May 5, 2014, the corrected Base Sabine Budget Projections would not have changed J.P. Morgan’s overall determination as of such date that, based on all of the valuation analyses conducted by J.P. Morgan and based upon and subject to the factors, assumptions, limitations and qualifications set forth in J.P. Morgan’s opinion, the exchange ratio in the proposed transactions contemplated by the original merger agreement was fair, from a financial point of view, to the holders of Forest common stock. J.P. Morgan also noted that the receipt of the corrected Base Sabine Budget Projections in late May 2014 had not caused it to withdraw or modify its opinion, delivered orally to the Forest board on May 5, 2014, which was subsequently confirmed in writing on May 5, 2014, as to the fairness, from a financial point of view and as of the date of such opinion and based upon and subject to the factors, assumptions, limitations and qualifications set forth in such opinion, of the exchange ratio in the proposed transactions contemplated by the original merger agreement to the holders of Forest common stock.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect

J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of Forest common stock of the exchange ratio in the proposed transactions contemplated by the original merger agreement, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the transactions contemplated by the original merger agreement to the holders of any other class of securities, creditors or other constituencies of Forest or the underlying decision by Forest to engage in the transactions contemplated by the original merger agreement. J.P. Morgan expressed no opinion as to the price at which Forest shares or Holdco stock will trade at any future time, whether before or after the closing of the transactions contemplated by the original merger agreement.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Forest and Sabine with similar data for publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to Forest’s and Sabine’s businesses or aspects thereof.

For Forest, the companies selected by J.P. Morgan were as follows:

•	Goodrich Petroleum Corporation

•	Midstates Petroleum Company, Inc.

•	Penn Virginia Corporation

•	PetroQuest Energy, Inc.

For Sabine, the companies selected by J.P. Morgan were as follows:

•	Forest

•	Goodrich Petroleum Corporation

•	Jones Energy, Inc.

•	Midstates Petroleum Company, Inc.

•	Penn Virginia Corporation

•	PetroQuest Energy, Inc.

•	SandRidge Energy, Inc.

These companies were selected for each of Forest and Sabine, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Forest and Sabine based on the nature of their assets and operations and the form and geographic location of their operations. However, certain of these companies may have characteristics that are materially different from those of Forest and Sabine. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Forest or Sabine.

For each company listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available information as of May 2, 2014. Among other calculations, the information J.P. Morgan calculated for each of the selected companies included:

•	Multiple of equity value (calculated as the market value of the company’s common stock on a fully diluted basis) to research analysts’ consensus estimates for cash flow (calculated as earnings before interest, taxes, depreciation, amortization and exploration expenses (“EBITDAX”), less interest expense and taxes) for the fiscal years ended December 31, 2014 and December 31, 2015;

•	Multiple of firm value (calculated as equity value plus debt and other adjustments, including non-controlling interest and preferred stock, less cash) to research analysts’ consensus estimates for EBITDAX for the fiscal years ended December 31, 2014 and December 31, 2015; and

•	Multiple of firm value to production (in dollars per thousand cubic feet equivalents per day (“$/Mcfepd”)) for the fiscal quarter ended December 31, 2013 (“4Q 2013 production”) and estimated production for the fiscal year ended December 31, 2014.

Results of the analysis for Forest and Sabine, respectively, are as follows:

Forest

Peer Group Trading Multiples

	Equity value to estimated cash flow		Firm value to estimated EBITDAX		Firm value to production ($/Mcfepd)
	2014E	2015E	2014E	2015E	4Q 2013	2014E
Mean	3.9x	2.9x	6.0x	4.6x	$15,054	$12,739
Median	2.8x	2.4x	4.9x	4.2x	$16,141	$13,080

Based on the results of this analysis and other factors that J.P. Morgan deemed appropriate, including adjustments for certain company values that J.P. Morgan did not consider representative, J.P. Morgan selected multiple reference ranges for Forest of 1.5x – 3.0x and 1.0x – 2.5x for equity value to estimated 2014 and 2015 cash flow, respectively, ranges of 4.5x – 5.5x and 4.0x – 4.5x for firm value to estimated 2014 and 2015 EBITDAX, respectively, and ranges of $11,000 – $14,000 and $9,500 – $12,500 for firm value to 4Q 2013 production and estimated 2014 production, respectively.

After applying such ranges to the appropriate metrics for Forest based on the Base Forest Budget Projections, the analysis indicated the following implied equity value per share ranges for Forest shares:

Forest Implied Equity Value Per Share Range—Base Forest Budget Projections

	Equity value to estimated cash flow		Firm value to estimated EBITDAX		Firm value to production ($/Mcfepd)
	2014E	2015E	2014E	2015E	4Q 2013	2014E
High	$3.57	$4.81	$3.18	$4.87	$6.87	$7.07
Low	$1.78	$1.92	$1.48	$3.64	$4.07	$3.89

After applying such ranges to the appropriate metrics for Forest based on the Adjusted Forest Projections, the analysis indicated the following implied equity value per share ranges for Forest shares:

Forest Implied Equity Value Per Share Range—Adjusted Forest Projections

	Equity value to estimated cash flow		Firm value to estimated EBITDAX		Firm value to production ($/Mcfepd)
	2014E	2015E	2014E	2015E	4Q 2013	2014E
High	$2.72	$4.08	$1.97	$3.56	N/A	$6.50
Low	$1.36	$1.63	$0.48	$2.48	N/A	$3.46

The ranges of implied equity values per Forest share based on the Base Forest Budget Projections and the Adjusted Forest Projections were compared to Forest’s closing share price of $1.77 on May 2, 2014.

Sabine

Peer Group Trading Multiples

	Equity value to estimated cash flow		Firm value to estimated EBITDAX		Firm value to production ($/Mcfepd)
	2014E	2015E	2014E	2015E	4Q 2013	2014E
Mean	3.7x	2.8x	5.9x	4.7x	$14,175	$11,931
Median	3.0x	2.4x	4.9x	4.2x	$12,780	$11,056

Based on the results of this analysis and other factors that J.P. Morgan deemed appropriate, including adjustments for certain company values that J.P. Morgan did not consider representative, J.P. Morgan selected multiple reference ranges for Sabine of 2.0x – 3.5x and 1.5x – 3.0x for equity value to estimated 2014 and 2015 cash flow, respectively, ranges of 5.0x – 6.0x and 4.0x – 5.0x for firm value to estimated 2014 and 2015 EBITDAX, respectively, and a range of $11,500 – $14,500 and $10,000 – $13,000 for firm value to 4Q 2013 production and estimated 2014 production, respectively.

After applying such ranges to the appropriate metrics for Sabine based on the Base Sabine Budget Projections, the analysis indicated the following implied equity value ranges for Sabine:

Sabine Implied Equity Value Range—Base Sabine Budget Projections

	Equity value to estimated cash flow		Firm value to estimated EBITDAX		Firm value to production ($/Mcfepd)
	2014E	2015E(1)	2014E	2015E(2)	4Q 2013	2014E
High	$916	$1,248	$1,041	$1,466	$1,827	$1,680
Low	$523	$624	$662	$927	$1,194	$1,008

(1)	Using the corrected Base Sabine Budget Projections would indicate a low of $578 million and a high of $1,155 million.
(2)	Using the corrected Base Sabine Budget Projections would indicate a low of $805 million and a high of $1,314 million.

After applying such ranges to the appropriate metrics for Sabine based on the Adjusted Sabine Projections, the analysis indicated the following implied equity value ranges for Sabine:

Sabine Implied Equity Value Range—Adjusted Sabine Projections

	Equity value to estimated cash flow		Firm value to estimated EBITDAX		Firm value to production ($/Mcfepd)
	2014E	2015E	2014E	2015E	4Q 2013	2014
High	$849	$979	$928	$1,026	N/A	$1,640
Low	$485	$490	$568	$574	N/A	$978

Net Asset Value Analysis

J.P. Morgan prepared a discounted cash flow analysis of the projected cash flow derived from production of Forest’s proved reserves and probable and possible resource potential (the “3P assets”) as of calendar year-end 2013, based upon extrapolations from estimates provided by Forest’s management that were reviewed and approved by Forest’s management for J.P. Morgan’s use in connection with its financial analyses and rendering its fairness opinion. The projected cash flows from Forest’s 3P assets were discounted to present values using a range of discount rates from 10.5% to 12%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Forest. The present pre-tax value of Forest’s 3P assets was then adjusted for Forest’s net present value of projected general and administrative expenses, net present value of projected cash taxes (net of the present value of projected net operating loss utilization), 2013 calendar year-end net debt (calculated as the sum of net debt and expected cash settlement of stock awards) and other adjustments to indicate a range of implied net asset equity values of between $151 million and $358 million for Forest. The implied net asset equity values for Forest were divided by the number of fully diluted shares outstanding at Forest to arrive at the following range of implied net asset values per share of Forest common stock.

	Low	High
Forest Implied Net Asset Value Per Share	$1.27	$3.00

The range of implied net asset values per share for Forest was compared to Forest’s closing share price of $1.77 on May 2, 2014.

J.P. Morgan prepared a discounted cash flow analysis of the projected cash flow derived from production of Sabine’s 3P assets as of calendar year-end 2013, based upon extrapolations from estimates provided by Forest’s management that were reviewed and approved by Forest’s management for J.P. Morgan’s use in connection with its financial analyses and rendering its fairness opinion. The projected cash flows from Sabine’s 3P assets were discounted to present values using a range of discount rates from 9.0% to 10.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Sabine. The present pre-tax value of Sabine’s 3P assets was then adjusted for Sabine’s net present value of projected general and administrative expenses, net present value of projected cash taxes (net of the present value of projected net operating loss utilization), 2013 calendar year-end net debt and other adjustments to indicate the following range of implied net asset equity values for Sabine.

	Low	High
Sabine Implied Net Asset Equity Value ($ millions)	$216	$542

Relative Contribution Analysis

J.P. Morgan analyzed the relative contribution of each of Forest and Sabine to the pro forma combined company with respect to estimated leverage-adjusted EBITDAX for 2014 and 2015, estimated cash flows for 2014 and 2015 and leverage-adjusted 4Q 2013 production and estimated 2014 production, using each of (a) the Base Forest Budget Projections and Base Sabine Budget Projections and (b) the Adjusted Forest Projections and Adjusted Sabine Projections, respectively. The analysis indicated that the contribution of Forest to the combined company with respect to EBITDAX, cash flow and production, for each fiscal year analyzed, ranged from 28% to 35% using the Base Forest Budget Projections and Base Sabine Budget Projections (or 28% to 37% using the Base Forest Budget Projections and the corrected Base Sabine Budget Projections), and from 22% to 37% using the Adjusted Forest Projections and Adjusted Sabine Projections.

Relative Valuation Analysis

Based upon the implied equity values for Forest and the implied equity values for Sabine calculated in its Public Trading Multiples Analysis, and the implied equity values for Forest and the implied equity values for Sabine calculated in its Net Asset Value Analysis described above, J.P. Morgan calculated an implied range of the pro forma equity ownership of the holders of Forest common stock in the combined company. For each comparison, J.P. Morgan compared the highest equity value for Forest to the lowest equity value for Sabine to derive the highest implied pro forma equity ownership by the holders of Forest common stock implied by each set of reference ranges. J.P. Morgan also compared the lowest equity value for Forest to the highest equity value for Sabine to derive the lowest implied pro forma equity ownership by the holders of Forest common stock implied by each set of reference ranges. J.P. Morgan conducted this analysis comparing the values calculated based on (a) the Base Forest Budget Projections to the values calculated based on the Base Sabine Budget Projections and (b) the Adjusted Forest Projections to the values calculated based on the Adjusted Sabine Projections. The implied ranges of the pro forma equity ownership by the holders of Forest common stock in the combined company resulting from this analysis were:

	Implied Pro Forma Forest Equity Ownership Percentage
	Base Projections		Adjusted Projections
	Low	High	Low	High
Public Trading Multiples Analysis
Equity value to 2014E cash flow	19%	45%	16%	40%
Equity value to 2015E cash flow(1)	15%	48%	17%	50%
Firm value to 2014E EBITDAX	14%	36%	6%	29%
Firm value to 2015E EBITDAX(2)	23%	38%	22%	42%
Firm value to 4Q 2013 production	21%	41%	N/A	N/A
Firm value to 2014E production	22%	46%	20%	44%
Net Asset Valuation Analysis	N/A	N/A	22%	62%

(1)	Using the corrected Base Sabine Budget Projections would result in a low of 17% and a high of 50% for implied pro forma Forest equity ownership shown in the “Base Projections” column.
(2)	Using the corrected Base Sabine Budget Projections would result in a low of 25% and a high of 42% for implied pro forma Forest equity ownership shown in the “Base Projections” column.

The implied ranges of the pro forma equity ownership by the holders of Forest common stock in the combined company were compared to the proposed pro forma ownership of the combined company following the transactions contemplated by the original merger agreement of 26.5% by the holders of Forest common stock.

Value Creation Analysis

J.P. Morgan conducted an analysis of the theoretical value creation to the holders of Forest common stock that compared the estimated implied equity value of Forest on a standalone basis based on the midpoint value determined in J.P. Morgan’s Net Asset Value Analysis described above to the implied equity value of Forest shares pro forma for the proposed transactions contemplated by the original merger agreement. J.P. Morgan calculated the pro forma implied equity value of Forest shares by (1) adding the sum of (a) the implied equity value of Forest using the midpoint value determined in J.P. Morgan’s Net Asset Value Analysis described above, (b) the implied equity value of Sabine using the midpoint value determined in J.P. Morgan’s Net Asset Value Analysis described above, (c) the estimated present value of the Synergies and (d) the estimated impact of improved cost of capital of the combined company relative to the estimated cost of capital for Forest on a standalone basis, (2) subtracting the sum of (a) the estimated implied impact on the present value of the projected net operating loss usage for the combined company relative to the estimated present value of the net operating loss usage of each company on a standalone basis and (b) the estimated present value of transaction fees and expenses relating to the transactions contemplated by the original merger agreement, and (3) multiplying such sum of the estimated valuations described above by a factor of 26.5%, representing the approximate pro forma equity ownership of the combined company by the holders of Forest common stock. Based on the assumptions described above, this analysis implied value creation for the holders of Forest common stock of approximately 5.0%.

J.P. Morgan also conducted an analysis of the theoretical value creation to the holders of Forest common stock that compared the equity value of Forest based on the per share closing price of Forest shares on May 2, 2014 to the implied equity value of Forest shares pro forma for the proposed transactions contemplated by the original merger agreement. J.P. Morgan calculated the pro forma implied equity value of Forest shares by (1) adding the sum of (a) the aggregate market value of Forest based upon the per share closing price of Forest shares on May 2, 2014, (b) the implied equity value of Sabine based on (i) the application of the 5.1x multiple of

Forest’s firm value to estimated EBITDAX for 2014 based on research analysts’ consensus estimates to Sabine’s estimated EBITDAX for 2014 based on Sabine Risked Budget, less (ii) Sabine’s net debt as of calendar year-end 2013 and (c) the estimated present value of the Synergies, (2) subtracting the sum of (a) the implied impact on projected net operating loss usage for the combined company relative to the estimated present value of the projected net operating loss usage of each company on a standalone basis and (b) the estimated present value of transaction fees and expenses relating to the transactions contemplated by the original merger agreement, and (3) multiplying such sum of the estimated valuations described above by a factor of 26.5%, representing the approximate pro forma equity ownership of the combined company by the holders of Forest common stock. Based on the assumptions described above, this analysis implied value creation for the holders of Forest common stock of approximately 26.0%.

There can be no assurance, however, that the synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by Forest’s management and described above.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Forest with respect to the transactions contemplated by the original merger agreement and the merger agreement on the basis of such experience and its familiarity with Forest.

For services rendered in connection with the transactions contemplated by the original merger agreement and the merger agreement, Forest agreed to pay J.P. Morgan a fee of approximately $9 million, $5 million of which was payable upon delivery by J.P. Morgan of its opinion and the remainder of which is contingent upon the consummation of the transactions contemplated by the merger agreement. In addition, Forest has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding delivery of its opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Sabine Investor Holdings. During the two years preceding delivery of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Forest and certain portfolio companies of First Reserve, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as (i) joint bookrunner on an offering of Forest’s debt securities in September 2012 and as Forest’s financial advisor in connection with the sale of certain of its oil and gas assets to Templar Energy LLC in November 2013 and (ii) financial advisor for certain transactions, joint bookrunner on offerings of debt and equity securities and arranger on certain credit facilities for certain portfolio companies of First Reserve. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Forest, for which it receives customary compensation or other financial benefits. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Forest for their own account or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities.

Certain Unaudited Financial Forecasts of Forest

Forest does not as a matter of course publicly disclose detailed forecasts or internal projections as to future production, earnings or cash flow because of, among other reasons, the uncertainty of the underlying assumptions and estimates. The financial information concerning Forest’s forecast set forth below is included in this document only because it was made available by Forest management to the Forest board, to J.P. Morgan in connection with rendering its fairness opinion and related financial analysis to the Forest board, and to Sabine and Sabine Investor Holdings and its advisors in connection with their due diligence review of Forest.

Forest management prepared and delivered to J.P. Morgan the following projections of Forest’s production for the fiscal year of 2014, and of EBITDAX and cash flow for the fiscal years of 2014 and 2015 which were prepared independently from the proposed transactions:

	“Base”(3)(4)		“Adjusted”(3)
	2014E	2015E	2014E	2015E
	($ in millions)
Production (Mmcfepd)	126	N/A	121	N/A
EBITDAX(1)	$203	$293	$177	$258
Cash flow(2)	$142	$229	$108	$194

(1)	EBITDAX is generally defined as net income before interest, taxes, and depreciation and amortization for cash tax purposes.
(2)	Cash flow reflects EBITDAX adjusted for interest expense and taxes.
(3)	The base and adjusted projections were based on NYMEX Henry Hub strip pricing for natural gas and NYMEX WTI strip pricing for crude oil as of March 31, 2014.
(4)	The “base” projections were also delivered to Sabine.

Neither EBITDAX nor cash flow is a financial measure prepared in accordance with U.S. GAAP and none of these measures should be considered a substitute for net income (loss) or cash flow data prepared in accordance with U.S. GAAP.

See cautionary statements regarding forward-looking information under “Cautionary Statement Regarding Forward-Looking Statements.”

While these projections were prepared in good faith by Forest management, no assurance can be made regarding future events. The estimates and assumptions underlying the projections, and the adjustments made by Forest thereto, involve judgments with respect to, among other things, future economic conditions, industry performance, competitive, regulatory, commodity, market and financial conditions and future business decisions that may not be realized and are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond the control of Forest. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the financial data. Such projections cannot, therefore, be considered a reliable predictor of future operating results, and this information should not be relied on as such. The information in this section was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial data, published guidelines of the SEC regarding forward-looking statements, or U.S. generally accepted accounting principles. In the view of Forest management, the information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Forest management’s knowledge and belief, the expected course of action and the expected future financial performance of Forest. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on this information.

Forest does not intend to update or otherwise revise the prospective financial data to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Forest does not intend to update or revise the prospective financial data to reflect changes in general economic or industry conditions.

These projections are not included in this document to induce any Forest shareholder to vote in favor of the approval and adoption of the merger agreement or the combination transaction.

Certain Unaudited Financial Forecasts of Sabine

Sabine does not as a matter of course publicly disclose detailed forecasts or internal projections as to future production, earnings or cash flow because of, among other reasons, the uncertainty of the underlying assumptions and estimates. Sabine management prepared certain prospective unaudited financial and operating information for the use of the Sabine board of directors, which was also provided by Sabine to Forest. Forest management adjusted these projections by applying consistent commodity price assumptions to the projections for both companies (as so adjusted, the “Base Sabine Budget Projections”). The projections were then further adjusted by Forest’s management to reflect, among other things, Forest’s assessment of the production profiles of Sabine’s wells (as so further adjusted, the “Adjusted Sabine Projections”). The financial information concerning Sabine’s forecast set forth below is included in this document only because it was made available to the Forest board and to J.P. Morgan in connection with rendering its fairness opinion and related financial analysis to the Forest board. The projections below were not prepared by or disclosed to Sabine or Sabine Investor Holdings.

Forest management delivered to J.P. Morgan the following adjusted projections of Sabine’s production for the fiscal year of 2014, and of EBITDAX and cash flow for the fiscal years of 2014 and 2015:

	“Base”(3)		“Adjusted”(3)
	2014E	2015E(4)	2014E	2015E
	($ in millions)
Production (Mmcfepd)	224	N/A	221	N/A
EBITDAX(1)	$379	$509	$360	$451
Cash flow(2)	$262	$385	$243	$326

(1)	EBITDAX is generally defined as net income before interest, taxes, and depreciation and amortization for cash tax purposes.
(2)	Cash flow reflects EBITDAX adjusted for interest expense and taxes.
(3)	The base and adjusted projections were based on NYMEX Henry Hub strip pricing for natural gas and the NYMEX WTI strip pricing for crude oil as of March 31, 2014.
(4)	Forest made certain revisions to the Base Sabine Budget Projections for 2014 and 2015 to reflect consistent commodity price assumptions between the Base Sabine Budget Projections and the Base Forest Budget Projections. In late May 2014, Forest discovered an inadvertent error had been made with respect to the forecasted oil price realizations used for the Base Sabine Budget Projections, which resulted in an approximate $30 million reduction to Sabine’s 2015E EBITDAX and cash flow. The amounts in the table above for 2015E EBITDAX and cash flow reflect the adjustment necessary to correct the error. See “—Background of the Combination Transaction.”

Neither EBITDAX nor cash flow is a financial measure prepared in accordance with U.S. GAAP and none of these measures should be considered a substitute for net income (loss) or cash flow data prepared in accordance with U.S. GAAP.

See cautionary statements regarding forward-looking information under “Cautionary Statement Regarding Forward-Looking Statements.”

While these projections were prepared in good faith by Forest management based on projections prepared in good faith by Sabine management, no assurance can be made regarding future events. The estimates and assumptions underlying the projections, and the adjustments made by Forest thereto, involve judgments with respect to, among other things, future economic conditions, industry performance, competitive, regulatory, commodity, market and financial conditions and future business decisions that may not be realized and are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond the control of Forest and Sabine. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the financial data. Such projections cannot, therefore, be considered a reliable predictor of future operating results, and this information should not be relied on as such. The information in this section was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial data, published guidelines of the U.S. Securities and Exchange Commission (referred to as the “SEC”) regarding forward-looking statements, or U.S. generally accepted accounting principles. In the view of Forest management, the information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of the Forest management’s knowledge and belief, the expected course of action and the expected future financial performance of Sabine. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on this information.

The prospective financial data included in this section has been prepared by, and is the responsibility of, Forest management. None of Deloitte & Touche LLP, PricewaterhouseCoopers LLP, nor Ernst & Young LLP has compiled, examined, or performed any procedures with respect to the prospective financial information contained herein and, accordingly, none of Deloitte & Touche LLP, PricewaterhouseCoopers LLP nor Ernst & Young LLP expresses an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the prospective financial information. The Deloitte & Touche LLP and PricewaterhouseCoopers LLP reports included in this document relate to Sabine’s historical financial data. They do not extend to the prospective financial data and should not be read to do so.

Neither Sabine nor Forest intends to update or otherwise revise the prospective financial data to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, neither Sabine nor Forest intends to update or revise the prospective financial data to reflect changes in general economic or industry conditions.

These projections are not included in this document to induce any Forest shareholder to vote in favor of the approval and adoption of the merger agreement or the combination transaction.

Interests of Forest’s Executive Officers and Directors in the Combination Transaction

Certain members of the Forest board and executive officers of Forest may be deemed to have interests in the combination transaction that are in addition to, or different from, the interests of other Forest common shareholders. The Forest board was aware of these interests and considered them, among other matters, in approving the merger agreement and the combination transaction and in making the recommendation that the Forest common shareholders approve the share issuance proposal, the authorized share proposal and the related proposals. For purposes of the Forest agreements and plans described below, to the extent applicable, the completion of the combination transaction will constitute a change of control, corporate change or term of similar meaning. These interests are described in further detail below, and certain of them are quantified in the narrative and table below.

Treatment of Forest Equity-Based Awards

Forest Stock Options

Each Forest stock option, including those held by Forest directors and executive officers, that is outstanding immediately prior to the effective time of the combination transaction will, as of the effective time of the combination transaction, automatically be cancelled and converted into the right to receive an amount of cash, without interest, equal to the product of (1) the total number of Forest common shares subject to such Forest stock option and (2) the excess, if any, of (a) the closing price of Forest common shares on the NYSE on the last trading day prior to the closing date, over (b) the exercise price per Forest common share applicable to such Forest stock option (with the aggregate amount of such payment rounded down to the nearest cent), less such amounts as are required to be deducted and withheld under any provision of state, local or foreign tax law with respect to the making of such payment. Each Forest stock option for which the exercise price per Forest common share applicable to such Forest stock option equals or exceeds the closing price of Forest common shares on the NYSE on the last trading day prior to the closing date will be cancelled pursuant to the merger agreement for no consideration.

Forest Performance Unit Awards

Each Forest performance unit award, including those held by Forest executive officers, that is outstanding immediately prior to the effective time of the combination transaction will, automatically become fully vested at the effective time of the combination transaction and will be settled following the effective time of the combination transaction in cash or shares in accordance with the terms of the applicable award agreement for such Forest performance unit award (including concluding the performance period as of the closing date for purposes of measuring achievement of performance conditions).

Forest Phantom Unit Awards

Each Forest phantom unit award, including those held by Forest executive officers, that is outstanding immediately prior to the effective time of the combination transaction will, automatically become fully vested at the effective time of the combination transaction and will be settled following the effective time of the combination transaction in accordance with the terms of the applicable award agreement for such phantom unit award.

Forest Restricted Shares

Each Forest restricted share, including those held by Forest directors and executive officers, that is outstanding immediately prior to the effective time of the combination transaction will, automatically become fully vested at the effective time of the combination transaction and the restrictions with respect thereto will lapse.

For an estimate of the value that each of Forest’s named executive officers would be entitled to receive on vesting and settlement of their unvested equity-based awards, see “—Quantification of Potential Payments to Forest’s Named Executive Officers in Connection with the Combination Transaction.” The aggregate value that Forest’s three other executive officers would be entitled to receive on vesting and settlement of their unvested equity-based awards if the effective time of the combination transaction were July 7, 2014, and based on a price per Forest common share of $2.23, the average closing price of a Forest common share over the first five business days following the first announcement of the combination transaction, is estimated to be $608,040. The aggregate value that all of Forest’s directors would be entitled to receive on vesting and settlement of their unvested equity-based awards if the effective time of the combination transaction were July 7, 2014, and based on a price per Forest common share of $2.23, is estimated to be $904,716.

Change in Control Severance Agreements

Forest is party to change in control severance agreements with its executive officers, other than Mr. Schelin, that provide for the severance benefits described below upon a termination of employment without cause or a resignation following a “change of duties” within two years following the effective time of the combination transaction (a “Qualifying Termination”). A “change of duties” is generally defined under the change in control severance agreements as (i) a significant and adverse change in the executive officer’s authorities or duties, (ii) a material reduction in the executive officer’s annual base salary, (iii) a material reduction in the executive officer’s annual bonus opportunity, (iv) a material reduction in the annual grant date value of long-term cash and equity compensation grants to the executive officer or (v) a change in the executive officer’s principal place of employment by more than 50 miles, if such change results in an increase in the executive’s commute from his principal residence.

Pursuant to the change in control severance agreement, upon a Qualifying Termination, the executive officer would become entitled to a lump sum payment in an amount equal to 2.5 times the sum of (1) the greatest of (a) the executive officer’s annual base salary in effect on the date of the Qualifying Termination, (b) the executive officer’s annual base salary at the annual rate in effect 60 days prior to the date of the Qualifying Termination, and (c) the executive officer’s annual base salary in effect immediately prior to the effective time of the combination transaction, plus (2) the executive officer’s annual bonus most recently paid.

Upon a Qualifying Termination, the executive officer will also receive continued coverage under Forest’s medical and dental benefit plans for the executive officer and the executive officer’s spouse and eligible dependents for a period of 24 months, generally at no cost to the executive officer other than income tax imposed on the executive officer with respect to the value of such continued coverage. This coverage will be terminated if the executive officer becomes eligible to receive coverage from a subsequent employer during such period.

Outstanding Forest stock options held by an executive officer, other than Mr. Busnardo, will remain exercisable for a period of twelve months following the executive officer’s last day of employment (but in no event will an option be exercisable for a longer period than the original term of the option or a shorter period than already provided for under the terms of the option). Because all Forest stock options held by the executive officers immediately prior to the effective time of the combination transaction are being cashed-out, this benefit would apply only to Forest stock options, if any, granted to an executive officer, other than Mr. Busnardo, after the effective time of the combination transaction and prior to the date of a Qualifying Termination.

If any payment, distribution, or benefit, whether pursuant to the severance agreement or otherwise, would be subject to the federal excise tax on “excess parachute payments” then, under the terms of the severance agreement, any such payment, distribution or benefit would be reduced to the extent such reduction would result in a greater net after-tax amount being retained by the executive officer.

Additionally, the change in control severance agreements provide that on or before the date upon which a change of control occurs, the compensation committee of Forest’s board (the “Compensation Committee”) will make a determination under Forest’s annual incentive plan as to whether bonuses under that plan for the year during which the change of control will occur are due, based on partial year results through the date of the change of control; if the Compensation Committee determines that bonuses are due, it will also determine the amount of those bonuses.

Letter Agreement with Mr. Schelin

Forest is a party to a letter agreement with Mr. Schelin that provides for a cash severance payment upon an involuntary termination of Mr. Schelin’s employment that is not based on unsatisfactory performance.

For an estimate of the value of the payments and benefits described above that would become payable under the change in control severance agreements to each of Forest’s named executive officers, see “—Quantification of Potential Payments to Forest’s Named Executive Officers in Connection with the Combination Transaction.” The aggregate amount of the cash severance payments described above that would become payable to Forest’s three other executive officers if the effective time of the combination transaction were July 7, 2014 and they all experienced a Qualifying Termination (or, in the case of Mr. Schelin, an involuntary termination of employment that is not based on unsatisfactory performance) at such time is estimated to be $2,490,458.

Restrictive Covenants

The change in control severance agreements with the executive officers contain restrictive covenants that apply until the second anniversary of the executive officer’s termination of employment following a change of control while the change in control severance agreement is in effect (regardless of whether such termination of employment is a Qualifying Termination).

Indemnification Insurance

Pursuant to the terms of the merger agreement, Forest’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from Forest following the effective time of the combination transaction. See “The Merger Agreement and Other Transaction Agreements—Indemnification; Directors’ and Officers’ Insurance.”

Quantification of Potential Payments to Forest’s Named Executive Officers in Connection with the Combination Transaction

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosures of information about certain compensation for each of Forest’s named executive officers that is based on or otherwise relates to the combination transaction (“transaction-related compensation”) and assumes, among other things, that the named executive officers will incur a Qualifying Termination immediately following the effective time of the combination transaction. For additional details regarding the terms of the payments described below, see “—Interests of Forest’s Executive Officers and Directors in the Combination Transaction.”

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect compensation actions that may occur before the completion of the combination transaction. For purposes of calculating such amounts, the following assumptions were made: (i) July 7, 2014 is the closing date and (ii) each named executive officer experiences a Qualifying Termination on the closing date.

Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)(5)
Named Executive Officers(1)
Patrick R. McDonald	2,850,000	1,103,850	71,177	4,025,027
Victor A. Wind	1,525,000	709,140	103,596	2,337,736
Frederick B. Dearman II	1,278,750	519,590	103,596	1,901,936
Michael J. Dern	1,186,250	229,690	71,177	1,487,117

(1)	Cyrus D. Marter IV was a named executive officer of Forest as of December 31, 2013 and subsequently resigned from employment with Forest on January 24, 2014. Mr. Marter is not entitled to receive any transaction-related compensation.
(2)

The cash payments payable to each of the named executive officers upon a Qualifying Termination (which, as described above, is a termination of employment without cause or a resignation following a “change of duties” within two years following the effective time of the combination transaction) consist of a lump sum payment in an amount equal to 2.5 times the sum of (1) the greatest of (a) the executive officer’s annual base salary in effect on the date of the Qualifying Termination, (b) the executive officer’s annual base salary at the annual rate in effect 60 days prior to the date of the Qualifying Termination, and (c) the executive officer’s annual base salary in effect immediately prior to the effective time of the combination transaction, plus (2) the executive officer’s annual bonus most recently paid. All such payments are “double-trigger.”
(3)	As described in more detail in “The Merger Agreement and Other Transaction Agreements—Treatment of Forest Equity-Based Awards,” at the effective time of the combination transaction, all Forest stock options will be cashed-out, all Forest performance unit awards will become vested based on performance through the closing date and will be settled in accordance with their terms, all Forest phantom unit awards will become vested and will be settled in accordance with their terms and all unvested Forest restricted shares will become vested. The amounts above and in the table below assume a price per Forest common share of $2.23, the average closing price of Forest common shares over the five days following the first announcement of the combination transaction. Set forth below are the values of each type of equity-based award that would become payable in connection with the combination transaction. All such amounts are “single-trigger.”
(4)	Reflects the cost of continued medical and dental coverage for the named executive officer and the named executive officer’s spouse and dependents for twenty-four months following the Qualifying Termination (which, as described above, is a termination of employment without cause or a resignation following a “change of duties” within two years following the effective time of the combination transaction). All such benefits are “double-trigger.”
(5)	As described above, if a named executive officer’s transaction-related compensation would be subject to the federal excise tax on “excess parachute payments” then, under the terms of the change in control severance agreement, such compensation would be reduced to the extent such reduction would result in a greater net after-tax amount being retained by the named executive officer. Amounts included above do not reflect any such potential reduction.

Name	Stock Options ($)	Performance Unit Awards ($)	Phantom Unit Awards ($)	Restricted Shares ($)
Named Executive Officers(1)
Patrick R. McDonald	0	0	691,300	412,550
Victor A. Wind	0	0	423,700	285,440
Frederick B. Dearman II	0	0	200,700	318,890
Michael J. Dern	0	0	0	229,690

Regulatory Approvals Required for the Combination Transaction

Governmental and regulatory approvals are required to complete the combination transaction. These approvals include the expiration or termination of the applicable waiting period under the HSR Act. Under the HSR Act and related rules, certain transactions, including the combination transaction, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On May 23, 2014, Forest and Sabine Investor Holdings each filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division with respect to Sabine Investor Holdings’ acquisition of voting securities in Forest. The FTC, which administers the HSR Act, granted early termination of the waiting period applicable to Sabine Investor Holdings’ acquisition of voting securities in Forest on June 5, 2014. At any time before or after the completion of the combination transaction, the Antitrust Division or the FTC or state Attorneys General could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the combination transaction or to permit completion only subject to divestiture of assets, regulatory concessions or conditions.

Impact on Forest’s Debt

The combination transaction, when completed, will result in a change of control as defined in Forest’s existing credit agreement and existing indentures. The occurrence of a change of control is an event of default under Forest’s existing credit agreement. Sabine has obtained committed debt financing sufficient to refinance Forest’s existing credit agreement. The occurrence of a change of control triggers an obligation for Forest to make a change of control offer for each series of its outstanding notes at a price of 101% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, following the occurrence of a change of control transaction, pursuant to the terms of the relevant indentures. Sabine has obtained committed bridge financing sufficient to finance the purchase of any such notes which are required to be purchased in connection with such change of control offer.

Accounting Treatment

In accordance with U.S. GAAP, Forest will account for the combination transaction using acquisition accounting, with Sabine as the acquiring entity. Under the acquisition method of accounting, Sabine’s assets and liabilities will retain their carrying values and Forest’s assets and liabilities will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of Forest’s net assets acquired, if applicable, will be recorded as goodwill.

Public Trading Markets; Listing of Forest Common Shares

Forest common shares are currently listed on the NYSE under the ticker symbol “FST,” and after the combination transaction is completed, Forest common shares will continue to be listed on the NYSE. If the name change proposal is approved, Forest intends to apply to change its ticker symbol on the NYSE from “FST” to “SABO.” Neither Sabine’s nor Sabine Holdings’ units are listed on any national securities exchange or otherwise publicly traded.

No Appraisal Rights

Under applicable law, no appraisal rights will be available to holders of Forest common shares in connection with the combination transaction.

Litigation Relating to the Combination Transaction

Since the announcement of the merger agreement, six putative shareholder class action complaints have been filed in the Supreme Court of the State of New York by purported Forest common shareholders. These actions are captioned Stourbridge Investments LLC v. Forest Oil Corp., et al., Index No. 651418/2014, filed May 7, 2014; Raul, et al. v. Carroll, et al., Index No. 651446/2014, filed May 9, 2014; Rothenberg v. Forest Oil Corp., et al., Index No. 651499/2014, filed May 15, 2014; Gawlikowski v. Forest Oil Corp., et al., Index No. 651506/2014, filed May 16, 2014; Edwards v. Carroll, et al., Index No. 651523/2014, filed May 16, 2014; and Jabri v. Forest Oil Corp., et al., Index No. 651551/2014, filed May 20, 2014. On July 8, 2014, the New York Court consolidated the New York actions and captioned the case In re Forest Oil Corporation Shareholder Litigation, Index No. 651418/2014, and on July 17, 2014, the New York plaintiffs filed an amended consolidated complaint (the “New York Action”). The New York Action names as defendants each of the current directors of Forest, as well as Sabine Oil & Gas LLC and certain of its affiliates and investors, and seeks, among other things, to enjoin the combination transaction or, in the event the combination transaction is consummated, to recover damages. The action alleges, among other things, that the members of the Forest board of directors breached their fiduciary duties to Forest shareholders by agreeing to the original transaction announced by Forest and Sabine on May 6, 2014 for inadequate consideration and pursuant to an inadequate process, that the revised transaction structure announced by Forest and Sabine on July 10, 2014 was structured to deprive Forest shareholders of their right to vote on the combination transaction, and that the disclosures made by Forest in the Schedule 14A proxy statement filed on July 16, 2014 were inadequate. The New York Action also includes allegations challenging the company’s sale of its Texas Panhandle assets to Templar Energy, which closed on November 25, 2013. The New York Action further alleges that Sabine Oil & Gas LLC and certain of its affiliates aided and abetted these alleged breaches.

One putative shareholder class action complaint has been filed in the United States District Court for the District of Colorado by two purported Forest common shareholders (the “Colorado Action”), captioned Olinatz v. Forest Oil Corp., et al., Case No. 1:14-cv-01409, filed May 19, 2014. The plaintiffs in the Colorado Action filed an amended complaint on June 13, 2014. The Colorado action names as defendants each of the current directors of Forest, as well as Forest, Sabine Holdings, and certain of their respective affiliate entities. The action seeks, among other things, to enjoin the original transaction or, in the event the original transaction is consummated, to recover damages. The action alleges, among other things, that the members of the Forest board of directors breached their fiduciary duties to Forest shareholders by agreeing to sell Forest transaction for inadequate consideration and pursuant to an inadequate process, and that certain of the entity defendants, including Sabine Holdings and certain of its affiliates, aided and abetted these alleged breaches. In addition, the Colorado Action further alleges violations of the federal securities laws in connection with Forest’s disclosures in the Form S-4 registration statement filed by Forest on May 29, 2014. Forest and Sabine Holdings believe the allegations in the complaints are without merit.

THE MERGER AGREEMENT AND OTHER TRANSACTION AGREEMENTS

This section of this document describes the material terms of the merger agreement, the stockholder’s agreement and the registration rights agreement. The following summary must be read in conjunction with and is qualified by the terms of the merger agreement, a copy of which is attached as Annex B; the stockholder’s agreement, a copy of which is attached as Annex C; the registration rights agreement, a copy of which is attached as Annex D and the form of certificate of amendment (evidencing preferred stock), a copy of which is attached as Annex E. You are urged to read the full text of the merger agreement, the stockholder’s agreement, the registration rights agreement and the rights agreement carefully.

Structure of the Combination Transaction

Forest and Sabine will combine their businesses under Forest. Sabine Investor Holdings and AIV Holdings will, directly and indirectly, contribute all of the equity interests of Sabine Holdings to Forest, with Sabine Holdings becoming a wholly owned subsidiary of Forest. In exchange for the contribution, (i) Sabine Investor Holdings and AIV Holdings will receive 123,837,490 and 39,874,020 shares of Forest common stock, respectively, and (ii) Sabine Investor Holdings and AIV Holdings will receive 1,258,900 and 405,349 shares of Forest Series A convertible common-equivalent preferred stock, respectively.

As part of the contribution, FR NFR Holdings, Inc. and FR NFR PI, Inc., which are wholly owned subsidiaries of AIV Holdings and are parent entities of Sabine Holdings, will be contributed by AIV Holdings to Forest. After the contribution, FR NFR Holdings, Inc. and FR NFR PI, Inc. will merge with and into Forest, with Forest surviving. After the contribution, Sabine Holdings, SOGH II and Sabine, will merge with and into Forest, with Forest surviving. Upon consummation of the combination transaction, current Forest common shareholders will continue to hold their shares of Forest common stock, which shares will represent (based on the number of Forest common shares outstanding as of May 5, 2014) approximately 42% of the issued and outstanding Forest common shares, approximately a 26.5% economic interest in Forest and 20% of the total voting power in Forest, and Sabine Investor Holdings and AIV Holdings will collectively hold approximately 58% of the issued and outstanding Forest common shares and 100% of the issued and outstanding Forest Series A convertible common-equivalent preferred shares, collectively representing approximately a 73.5% economic interest in Forest and 80% of the total voting power in Forest. If the 2014 LTIP Proposal is approved, Forest expects to issue approximately [—] shares of Forest common stock under the 2014 LTIP, which will dilute the ownership percentages in Forest common shares listed above as well as the voting power of current Forest common shareholders, but will not affect the collective voting power of Sabine Investor Holdings and AIV Holdings, which will remain at 80%.

The authorized share proposal is a condition to the consummation of the combination transaction. If the authorized share proposal is not approved and Forest and Sabine Investor Holdings mutually agree to waive this condition, then in exchange for the contribution, Sabine Investor Holdings and AIV Holdings will instead receive shares of Forest Series B convertible common-equivalent preferred stock in lieu of a portion of the Forest common stock that would have been received by them if there were available for issuance a sufficient amount of authorized but unissued common shares. As a result, Sabine Investor Holdings and AIV Holdings would receive (i) 37,822,023 and 12,178,187 shares of Forest common shares, (ii) 1,258,900 and 405,349 shares of Forest Series A convertible common-equivalent preferred stock and (iii) 860,155 and 276,958 shares of Forest Series B convertible common-equivalent preferred stock, respectively. In that case, upon consummation of the combination transaction, and based upon the number of Forest common shares currently outstanding, current Forest common shareholders would hold 70% of the issued and outstanding Forest common shares, representing approximately a 26.5% economic interest in Forest and 20% of the total voting power in Forest, and Sabine Investor Holdings and AIV Holdings will collectively hold 30% of the issued and outstanding Forest common shares, 100% of the issued and outstanding Forest Series A convertible common-equivalent preferred shares and 100% of the issued and outstanding Forest Series B convertible common-equivalent preferred shares, collectively representing approximately a 73.5% economic interest in Forest and 80% of the total voting power in Forest.

Pursuant to the merger agreement, at the completion of the combination transaction, Forest’s bylaws will be amended and, in the event the authorized share proposal or the name change proposal is approved, its certificate of incorporation will be amended as approved. In addition, following completion of the combination transaction, Sabine Investor Holdings and AIV Holdings intend to use their voting power to cause Forest to be reincorporated in Delaware (from New York), with the result that Forest and its shareholders will be governed by Delaware law instead of New York law. See “Comparison of Rights of Forest Shareholders Before and After the Combination Transaction.”

Closing and Effective Time of the Combination Transaction

Unless otherwise mutually agreed to by Sabine Investor Holdings and Forest, the closing of the combination transaction will take place on the second business day after the satisfaction or waiver of the conditions to consummation of the combination transaction, which conditions are described below under “—Conditions to Completion of the Combination Transaction.” However, if the marketing period has not ended on or prior to such date, then the closing of the combination transaction will occur on the later of (i) the business day immediately following the final day of the marketing period (or an earlier date within the marketing period specified by Sabine Investor Holdings on at least two business days’ notice to Forest) and (ii) the date the closing of the combination transaction would have been scheduled to occur pursuant to this paragraph if no effect were given to this sentence, subject, in each case, to the satisfaction or waiver of all of the conditions to consummation of the combination transaction as of the date determined pursuant to this sentence.

In the merger agreement, the marketing period is defined as a period of 20 consecutive days throughout which (i) the conditions to Sabine Investor Holdings’ obligations to complete the combination transaction (other than certain conditions specified in the merger agreement) have been satisfied or waived, (ii) Forest has provided to Sabine Investor Holdings specified financial and other information and (iii) certain other events shall not have occurred.

Assuming timely satisfaction of the necessary closing conditions, the closing is currently expected to occur in the fourth quarter of 2014.

Effect of the Combination Transaction on Forest Common Shares

All Forest common shares will remain outstanding after the combination transaction, and no changes will be made to the Forest common shares currently outstanding as a result of the combination transaction.

Appraisal Rights

Under applicable law, no appraisal rights will be available to holders of Forest common shares in connection with the combination transaction.

Treatment of Forest Equity-Based Awards

Forest Stock Options

Each Forest stock option that is outstanding immediately prior to the effective time of the combination transaction will, as of the effective time of the combination transaction, automatically be cancelled and converted into the right to receive an amount of cash, without interest, equal to the product of (1) the total number of Forest common shares subject to such Forest stock option and (2) the excess, if any, of (a) the closing price of Forest common shares on the NYSE on the last trading day prior to closing date, over (b) the exercise price per Forest common share applicable to such Forest stock option (with the aggregate amount of such payment rounded down to the nearest cent), less such amounts as are required to be deducted and withheld under any provision of state, local or foreign tax law with respect to the making of such payment. Each Forest stock option for which the exercise price per Forest common share applicable to such Forest stock option equals or exceeds the closing price of Forest common shares on the NYSE on the last trading day prior to the closing date will be cancelled pursuant to the merger agreement for no consideration.

Forest Performance Unit Awards

Each Forest performance unit award that is outstanding immediately prior to the effective time of the combination transaction will, automatically become fully vested at the effective time of the combination transaction and will be settled following the effective time of the combination transaction in cash or shares in accordance with the terms of the applicable award agreement for such Forest performance unit award (including concluding the performance period as of the closing date for purposes of measuring achievement of performance conditions).

Forest Phantom Unit Awards

Each Forest phantom unit award that is outstanding immediately prior to the effective time of the combination transaction will, automatically become fully vested at the effective time of the combination transaction and will be settled following the effective time of the combination transaction in accordance with the terms of the applicable award agreement for such phantom unit award.

Forest Restricted Shares

Each Forest restricted share that is outstanding immediately prior to the effective time of the combination transaction will, automatically become fully vested at the effective time of the combination transaction and the restrictions with respect thereto will lapse.

Reservation of Shares; Registration

If the 2014 LTIP proposal is approved, Forest will submit a supplemental listing application to the NYSE and file a registration statement on Form S-8 with the SEC with respect to the common shares of Forest that may be granted to employees, consultants and directors of Forest under the 2014 LTIP.

Conditions to Completion of the Combination Transaction

The obligations of the parties to consummate the combination transaction are subject to the satisfaction at or prior to closing of the following conditions:

•	approval of the share issuance proposal;

•	the waiting period (and any extension thereof) applicable to the combination transaction under the HSR Act will have been terminated or expired (which waiting period terminated on June 5, 2014);

•	no governmental entity will have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of any of the combination transaction; and

•	approval of the authorized share proposal (provided that this condition may be waived by the mutual agreement of Forest and Sabine Investor Holdings).

The obligations of Forest to complete the combination transaction are also subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

•

(i) certain representations and warranties of Sabine Investor Holdings, Sabine Holdings, SOGH II and Sabine (the “Sabine parties”) and AIV Holdings relating to capitalization will be true in all respects as of the date of the merger agreement and as of the closing date as though remade on the closing date (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other words of similar import) other than in de minimis respects (except for representations and warranties made as of a specific date, which shall be true and correct other than in de minimis respects as of such specific date); (ii) certain representations and warranties of the Sabine parties and AIV Holdings relating to organization, authority and enforceability, capitalization, compliance with the USA PATRIOT ACT, the Foreign Corrupt Practices Act, and U.S. Trading with the Enemy Act, Sabine Holdings approvals, brokers’ fee and transactions with affiliates, will be true and correct in all material respects as of the date of the merger agreement and as of the closing date as though remade on the closing date (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other words of similar import); and (iii) all other representations and warranties of the Sabine parties and AIV Holdings in the merger agreement will be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other words of similar import except in the case of the representations and warranties of Sabine relating to the absence of certain changes) in all respects as of the date of the merger agreement and as of the closing date as though remade on the closing date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except, in the case of this clause (iii), where the aggregate failure of such representations to be so true and correct has not had, and would not reasonably be expected to have a Sabine Material Adverse Effect (described in “—Agreement Not to Solicit Other Offers”).

•	the Sabine parties and AIV Holdings will have performed or complied with, in all material respects, the agreements and covenants required by the merger agreement to be performed or complied with by the Sabine parties and AIV Holdings on or prior to the closing;

•	Forest will have received the required closing certificate from each of Sabine Investor Holdings and AIV Holdings dated as of the closing, confirming that certain of the closing conditions applicable to the obligations of the Sabine parties and AIV Holdings have been fulfilled; and

•	Forest will have received a duly executed (i) FIRPTA certificate of non-foreign status and (ii) IRS Form W-9, in each case from each of Sabine Investor Holdings and the entity treated as owning AIV Holdings’ assets.

A “Sabine Material Adverse Effect” means a material adverse effect on the business, financial condition or continuing results of operations of Sabine Holdings and its subsidiaries, taken as a whole; provided, that any effect resulting from any of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall not be considered when determining whether a material adverse effect shall have occurred: (i) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism); (ii) any change or developments in prices for oil, natural gas or other commodity prices or for Sabine Holdings or its subsidiaries’ raw material inputs and end products; (iii) any change affecting the oil and natural gas exploration and production industry generally; (iv) any change in accounting requirements or principles imposed by U.S. GAAP or any change in law after the original execution date of the merger agreement; (v) any change resulting from the execution of the merger agreement or the announcement of the combination transaction; (vi) any change resulting from compliance by Sabine Holdings and its subsidiaries with the terms of the merger agreement or taken at the request of Sabine Holdings or any of its subsidiaries; (vii) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war; (viii) any failure by Sabine Holdings or any of its subsidiaries to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the underlying causes of such failures by Sabine Holdings or any of its subsidiaries may be considered); or (ix) any changes in the credit rating of Sabine Holdings or any of its subsidiaries’ debt securities (provided, that, in either case, the underlying causes of such changes may be considered); except in each case with respect to clauses (i), (ii), (iii), (iv) and (vii) where the effect resulting from such events disproportionately affects Sabine Holdings and its subsidiaries, taken as a whole, relative to other similarly-situated companies in the oil and natural gas exploration and production industry.

The obligations of the Sabine parties and AIV Holdings to complete the combination transaction are also subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

•

(i) certain representations and warranties of Forest relating to capitalization will be true in all respects as of the date of the merger agreement and as of the closing date as though remade on the closing date

(disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other words of similar import) other than in de minimis respects (except for representations and warranties made as of a specific date, which shall be true and correct other than in de minimis respects as of such specific date); (ii) certain representations and warranties of Forest relating to organization, authority and enforceability, capitalization, compliance with the USA PATRIOT ACT, the Foreign Corrupt Practices Act, and U.S. Trading with the Enemy Act, Forest approvals, opinion of financial advisor and transactions with affiliates, will be true and correct in all material respects as of the date of the merger agreement and as of the closing date as though remade on the closing date (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other words of similar import); and (iii) all other representations and warranties of Forest in the merger agreement will be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other words of similar import except in the case of the representations and warranties of Forest relating to the absence of certain changes) in all respects as of the date of the merger agreement and as of the closing date as though remade on the closing date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except, in the case of this clause (iii), where the aggregate failure of such representations to be so true and correct has not had, and would not reasonably be expected to have a Forest Material Adverse Effect (described in “—Agreement Not to Solicit Other Offers”);

•	Forest will have performed, or complied with, in all material respects, the agreements and covenants required by the merger agreement to be performed or complied with by Forest on or prior to the closing;

•	Sabine Investor Holdings and AIV Holdings will have received the required closing certificate from Forest dated as of the closing date, confirming that certain of the closing conditions applicable to the obligations of Forest have been fulfilled;

•	Sabine Investor Holdings and AIV Holdings will have received the written opinion of its counsel regarding certain U.S. federal income tax consequences of the contribution and certain other related transactions; and

•	(i) Resignations of certain Forest directors will be in full force and effect and will have been accepted by the Forest board of directors effective as of the Closing and (ii) certain nominees designated by Sabine will be appointed to serve as members of the Forest board of directors effective as of the Closing.

A “Forest Material Adverse Effect” means a material adverse effect on the business, financial condition or continuing results of operations of Forest and its subsidiaries, taken as a whole; provided, that any effect resulting from any of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall not be considered when determining whether a material adverse effect shall have occurred: (i) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism); (ii) any change or developments in prices for oil, natural gas or other commodity prices or for Forest’s raw material inputs and end products; (iii) any change affecting the oil and natural gas exploration and production industry generally; (iv) any change in accounting requirements or principles imposed by U.S. GAAP or any change in law after the original execution date of the merger agreement; (v) any change resulting from the execution of the merger agreement or the announcement of the combination transaction; (vi) any change resulting from compliance by Forest and its subsidiaries with the terms of the merger agreement or taken at the request of Sabine Holdings or any of its subsidiaries; (vii) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war; (viii) any failure by Forest to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the underlying causes of such failures by Forest may be considered); or (ix) any changes in the share price or trading volume of Forest common shares or in the credit rating of Forest or any of its subsidiaries’ debt securities (provided, that, in either case, the underlying causes of such changes may be considered); except in each case with respect to clauses (i), (ii), (iii), (iv) and (vii) where the effect resulting from such events disproportionately affects Forest and its subsidiaries, taken as a whole, relative to other similarly situated companies in the oil and natural gas exploration and production industry.

Obligations with Respect to the Special Meeting and Recommendation to Shareholders

Under the terms of the merger agreement, Forest agreed to take all actions reasonably necessary to call, give notice of, convene and hold the special meeting, as soon as reasonably practicable following the date that the SEC confirms it has no further comments on this proxy statement, to approve the share issuance proposal, to approve the authorized share proposal and to approve the name change proposal. Forest agreed, subject to the Forest board’s right to change its recommendation in the circumstances described below, to recommend that Forest common shareholders to approve the share issuance proposal, to approve the authorized share proposal and to approve the name change proposal and to use its reasonable best efforts to solicit from Forest common shareholders votes in favor of the foregoing. Forest may continue, adjourn or postpone the special meeting, if, as of the time for which the special meeting is originally scheduled, there are insufficient Forest common shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting, provided that no adjournment may be to a date on or after three business days prior to December 31, 2014.

Agreement Not to Solicit Other Offers

Termination of Discussions

Forest agreed to, and to cause each of its subsidiaries and its and their respective directors and officers to, and to use its reasonable best efforts to cause its and their representatives to, (i) immediately cease and terminate any solicitation, encouragement, knowing facilitation, discussions, negotiations or other similar activities with any person other than Sabine Investor Holdings and its affiliates and its and their representatives that may be ongoing with respect to, or that may reasonably be expected to lead to an Acquisition Proposal (as defined below) and (ii) immediately revoke or withdraw access of any person other than Sabine Investor Holdings and its affiliates and its and their representatives to any data room (virtual or actual) containing any nonpublic information with respect to Forest or its subsidiaries previously furnished with respect to any Acquisition Proposal and request or require (to the fullest extent permitted under any confidentiality agreement or similar agreement with such person) such person to promptly return or destroy, as elected by Forest, all confidential information concerning Forest and its subsidiaries.

An “Acquisition Proposal” means any offer, proposal, or indication of interest relating to any transaction or series of related transactions (other than the combination transaction) from any third party involving: (A) a merger, reorganization, share exchange, consolidation, combination transaction, recapitalization, dissolution, liquidation or similar transaction involving Forest or any of its subsidiaries whose assets, taken together, constitute fifteen percent (15%) or more of Forest’s consolidated assets based on fair market value, (B) any purchase (including any lease, long term supply agreement, mortgage, pledge or other arrangement having similar economic effect), directly or indirectly, in any manner of any business or assets (including equity securities or other interest in one or more subsidiaries) that constitute fifteen percent (15%) or more of the consolidated assets of Forest or that generate fifteen percent (15%) or more of Forest’s consolidated revenues or (C) the acquisition, directly or indirectly, of beneficial ownership or control of any securities of Forest after which any person or group would own securities representing fifteen percent (15%) or more of the total voting power of any class of Forest’s securities (or that are exchangeable for or convertible into voting securities having such voting power).

Non-Solicitation Obligations

Under the terms of the merger agreement, and subject to certain exceptions summarized below, Forest agreed that it will not and will cause its subsidiaries and its and their respective directors and officers not to (and it will use its reasonable best efforts to cause its and their representatives not to), directly or indirectly:

•	solicit, initiate (including by way of furnishing information), knowingly encourage, or knowingly facilitate any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•	conduct or engage in any discussions or negotiations with, disclose any nonpublic information or nonpublic data relating to Forest or any of its subsidiaries to, or afford access to the business, properties, assets, books or records of Forest or any of its subsidiaries with respect to, or assist, facilitate or cooperate with any effort by any third party with respect to any Acquisition Proposal; or

•	enter into any agreement, including any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or any other contract relating to any Acquisition Proposal.

Exceptions to Non-Solicitation Provisions

At any time before Forest common shareholders approve the share issuance proposal and the authorized share proposal, Forest and its subsidiaries and its and their representatives may conduct or engage in any discussions or negotiations with, disclose any nonpublic information or nonpublic data relating to Forest or any of its subsidiaries to, or afford access to the business, properties, assets, books or records of Forest or any of its subsidiaries with respect to, or assist, facilitate or cooperate with any effort by any third party with respect to any Acquisition Proposal, if:

•	Forest receives a bona fide, written Acquisition Proposal from such third party that did not result from, or was not otherwise facilitated by, any breach of the non-solicitation provisions of the merger agreement; and

•	before taking any such actions, the Forest board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to lead to a Superior Proposal;

except that (1) Forest will not deliver any nonpublic information or nonpublic data to such third party or grant access to such third party any access unless Forest enters into an acceptable confidentiality agreement with such third party and (2) Forest will, as promptly as practicable (and in any event within 24 hours), provide to Sabine Investor Holdings a copy of such acceptable confidentiality agreement. Forest agreed to provide to Sabine Investor Holdings, substantially concurrently with delivery to any third party, any information concerning Forest or its subsidiaries that is provided to any third party in connection with any Acquisition Proposal which information was not previously provided to Sabine Investor Holdings.

A “Superior Proposal” means a bona fide written Acquisition Proposal, on its most recently amended or modified terms, if amended or modified (except that references in the definition of “Acquisition Proposal” to “15%” shall be replaced by “50%”) made by a third party, that the Forest board determines in good faith (after consultation with its financial advisor and outside legal counsel) (i) would be, if consummated, more favorable to Forest’s shareholders than the combination transaction (taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by Sabine Investor Holdings in response to such offer or otherwise)) and relevant terms, timing, conditions, and legal, financial and regulatory aspects of the proposal, the identity of the third party making such proposal and the conditions for completion of such proposal and (ii) if accepted, is reasonably likely to be consummated.

Forest agreed to notify Sabine Investor Holdings, orally and in writing, as promptly as practicable upon (and not later than 24 hours after) the receipt of any request for information or any Acquisition Proposal by Forest, its subsidiaries or any of their representatives from any person or any inquiry with respect to any Acquisition Proposal. This notice is required to include the material terms and conditions of, and the identity of the person making, such Acquisition Proposal, request or inquiry. Forest further agreed to provide to Sabine Investor Holdings copies of any written Acquisition Proposal received in connection with the foregoing and to keep Sabine Investor Holdings informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably current basis (and in any event in each case within 24 hours). Forest has also agreed that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date that the merger agreement was executed that prohibits Forest from providing such information to Sabine Investor Holdings in accordance with the merger agreement.

Obligation to Maintain Forest Board Recommendation

As discussed above, the Forest board agreed to recommend that the Forest shareholders approve the share issuance proposal and the other proposals related to the combination transaction. Except as described below, neither the Forest board nor any committee thereof may take any of the following actions, each of which is considered a “Forest Recommendation Change”:

•	qualify, withhold, withdraw or modify in any manner adverse to Sabine Investor Holdings (or publicly propose to do so) the Forest recommendation;

•	fail to include the Forest recommendation in the proxy statement sent to the Forest common shareholders to approve the share issuance proposal, to approve the authorized share proposal and to approve the name change proposal;

•	fail to recommend against acceptance of any tender offer or exchange offer for the Forest common shares within 10 business days after commencement of any such offer; or

•	adopt, approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal.

Notwithstanding the foregoing, the Forest board may comply with its disclosure obligations under U.S. federal or state law, including Rules 14e-2(a) and 14d-9 under the Exchange Act, or make any “stop-look-and-listen” communication to the Forest common shareholders pursuant to Rule 14d-9(f) under the Exchange Act; provided, that in no event will any such requirement affect, eliminate or modify the obligations of Forest with respect to Forest’s non-solicitation and termination of discussions obligations as set forth in the merger agreement with respect to a Forest Recommendation Change.

Right to Change Forest Board Recommendation or Terminate the Merger Agreement for a Superior Proposal

Superior Proposals

At any time prior to the receipt of the Forest shareholder approval of the share issuance proposal and the authorized share proposal, if Forest receives an unsolicited Acquisition Proposal, the Forest board will be permitted to make a Forest Recommendation Change and/or terminate the merger agreement in order to enter into a definitive agreement with respect to such Acquisition Proposal if, prior to taking such action, the Forest board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal.

However, prior to taking such action, Forest must do the following:

•	Forest shall have provided Sabine Investor Holdings at least three business days’ notice of its intention to take such action (which notice will specify the material terms and conditions of any Superior Proposal (including the identity of the person making such Superior Proposal)) and contemporaneously provide to Sabine Investor Holdings a copy of any proposed transaction agreements with the person making such Superior Proposal (and any amendment to the financial or other material terms of a Superior Proposal after delivery of notice with respect to such Superior Proposal will require delivery of another notice and will commence a new three business day notice period with respect to such Superior Proposal);

•	Forest has negotiated, and has caused its representatives to negotiate, in good faith with Sabine Investor Holdings (in each case, if Sabine Investor Holdings seeks to negotiate with Forest) during such notice period described above to enable Sabine Investor Holdings to revise the terms of the merger agreement such that it would cause the Superior Proposal to no longer constitute a Superior Proposal;

•	following the end of the notice period described above, the Forest board considered in good faith any changes to the merger agreement proposed in writing by Sabine Investor Holdings and determined in good faith, after consultation with its financial advisor and outside legal counsel, that notwithstanding such proposed changes, the third-party proposal remains a Superior Proposal; and

•	Forest has complied in all material respects with the non-solicitation provisions of the merger agreement.

In addition, in the event that Forest terminates the merger agreement to accept a Superior Proposal, Forest must pay Sabine Holdings a $15.0 million termination fee contemporaneously with the termination of the merger agreement.

Forest Intervening Event

At any time prior to the receipt of the Forest shareholder approval of the share issuance proposal and the authorized share proposal, the Forest board will be permitted to make a Forest Recommendation Change in response to a Forest Intervening Event (as defined below) if the Forest board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Forest board to effect a Forest Recommendation Change would be inconsistent with the fiduciary duties of the Forest directors under applicable law.

A “Forest Intervening Event” means any material event, change, development, effect, condition, circumstance, matter, occurrence or state of facts that is unknown to the Forest board as of the original execution date of the merger agreement (or if known, the magnitude or consequences of which were not known or understood by the Forest board as of the original execution date of the merger agreement), which event, change, development, effect, condition, circumstance, matter, occurrence or state of facts, magnitude or consequences becomes known to or by the Forest board before Forest common shareholders approve the share issuance proposal and the authorized share proposal; provided, that (a) in no event shall the receipt, existence or terms of an Acquisition Proposal constitute a Forest Intervening Event and (b) any effect resulting from any of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall not be considered when determining whether a Forest Intervening Effect shall have occurred: (i) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism); (ii) any change or developments in prices for oil, natural gas or other commodity prices or for raw material inputs and end products; (iii) any change affecting the oil and natural gas exploration and production industry generally; (iv) any change in accounting requirements or principles imposed by U.S. GAAP or any change in law after the original execution date of the merger agreement; or (v) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war; except in each of cases (i), (ii), (iii), (iv) and (v), where such event, change, development, effect, condition, circumstance, matter, occurrence or state of facts disproportionately affects Forest and its subsidiaries, taken as a whole, relative to Sabine Holdings and its subsidiaries, taken as a whole, or vice versa.

The Forest board will not make a Forest Recommendation Change in connection with a Forest Intervening Event unless prior to taking such action:

•	Forest has given Sabine Investor Holdings at least three business days’ notice of its intention to take such action and provided to Sabine Investor Holdings, a notice specifying the reasons for such action;

•	Forest has negotiated, and has caused its representatives to negotiate, in good faith with Sabine Investor Holdings (in each case, if Sabine Investor Holdings seeks to negotiate with Forest) during such notice period described above to enable Sabine Investor Holdings to revise the terms of the merger agreement such that a failure of the Forest board to effect a Forest Recommendation Change in response to such Forest Intervening Event would not be inconsistent with the fiduciary duties of the Forest directors under applicable law; and

•	following the end of the notice period described above, the Forest board will have considered in good faith any changes to the merger agreement proposed in writing by Sabine Investor Holdings and will have determined in good faith, after consultation with its financial advisor and outside legal counsel, that notwithstanding the proposed changes, the failure of the Forest board to make a Forest Recommendation Change in response to the Forest Intervening Event would be inconsistent with the fiduciary duties of the Forest directors under applicable law.

Treatment of Representatives

Forest agreed that any violation of the restrictions set forth in the non-solicitation provisions by any representative of Forest or its subsidiaries will be deemed a breach of such provisions by Forest.

Provisions Related to Shareholder Rights Plan

Pursuant to the merger agreement, on July 10, 2014, Forest adopted a rights plan and declared a dividend distribution of rights to purchase the Forest junior preferred stock related to the plan, referred to as the “rights.” Forest may, in its sole discretion, amend or waive any provision of the rights plan, redeem such rights or make any determinations with respect to the rights plan, the rights and the Forest junior preferred stock; provided that Forest may not take any such action that would have an adverse effect on the issuance of the Forest common shares and preferred shares to be issued to Sabine Investor Holdings and AIV Holdings in connection with the combination transaction.

The rights plan imposes a significant penalty upon any “Acquiring Person”, which means a person or group that acquires 5% or more of the outstanding common shares of Forest without the approval of Forest’s board of directors. The rights plan also provides that if a shareholder’s beneficial ownership of Forest’s common shares as of the time of the public announcement of the rights plan and associated dividend declaration is at or above the 5%-threshold (including through entry into certain derivative positions), that shareholder’s then existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement the shareholder increases its ownership percentage by 0.001% or more and such person or group, together with all of its affiliates and associates, has or will have at any time prior to December 31, 2014 any beneficial interest in any transaction, security or derivative or synthetic arrangements having the characteristics of a “short” position in or with respect to any indebtedness of Forest or that would increase in value as a result of decline in the value of any indebtedness of Forest or decline in Forest’s credit rating.

Under the rights plan, a Forest shareholder will not become an “Acquiring Person” as described in the preceding paragraph if such shareholder certifies to Forest that (1) such shareholder, together with all affiliates and associates of such shareholder, does not and will not at any time prior to December 31, 2014 own or have any beneficial interest in any transaction, security or derivative or synthetic arrangements having the characteristics of a “short” position in or with respect to any indebtedness of Forest or that would increase in value as a result of decline in the value of any indebtedness of Forest or decline in Forest’s credit rating and (2) such shareholder will continue to satisfy clause (1) for so long as such shareholder would otherwise be an “Acquiring Person” if not for the exemption obtained by the delivery of such certification.

Forest agreed to keep Sabine Investor Holdings reasonably informed regarding its communications with any Forest shareholder with respect to the applicability of the preceding paragraph to any such shareholder, including by promptly, and in any event within 24 hours of receipt thereof, providing Sabine Investor Holdings with (i) a copy of any certification received by Forest pursuant to the rights plan, and (ii) copies of any written communications and summaries of any oral communications with shareholders with respect to the continuing accuracy of the certifications contained therein.

Termination of the Merger Agreement

The merger agreement may be terminated and the combination transaction may be abandoned at any time prior to the closing, regardless of whether Forest common shareholders have approved the share issuance proposal and the authorized share proposal:

•	by mutual written consent of Sabine Investor Holdings and Forest, in each case duly authorized by their respective boards of directors;

•	by either Sabine Investor Holdings or Forest if:

•

any governmental entity of competent jurisdiction has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the combination transaction and such order, decree, ruling or injunction or other action has become final and nonappealable, provided, that the terminating party has fulfilled its obligations with respect to seeking governmental approvals to complete the combination transaction, or if there will be adopted following the original execution date of the merger agreement any law that makes consummation of the combination transaction illegal or otherwise prohibited, provided, that the party seeking to avail itself of such right to terminate will have used its reasonable best efforts to remove such injunction pursuant to the terms of the merger agreement;

•	if the combination transaction has not been completed prior to 5:00 p.m., Houston time, on December 31, 2014 (such date, the “End Date”), provided, that such right to terminate the merger agreement pursuant to this provision will not be available to any party whose failure to fulfill any of its covenants or agreements under the merger agreement has been the principal cause of, or resulted in, the failure of the combination transaction to occur on or before the End Date; or

•	if the special meeting (or any adjournment or postponement thereof) has concluded and Forest common shareholders have not approved the share issuance proposal;

•	by Forest if:

•	any of the representations or warranties of the Sabine parties was or becomes inaccurate or any breach by any Sabine party or AIV Holdings of any covenant or other agreement of such parties contained in the merger agreement occurs and such inaccuracy or breach (i) would result in certain closing conditions being incapable of being satisfied and (ii) is not curable, or, if curable has not been cured prior to the earlier of the business day prior to the End Date or the date that is sixty days after the date that notice of such inaccuracy or breach is provided to Sabine Investor Holdings by Forest, provided, that Forest will not have the foregoing right to terminate if, at the time of such termination, Forest is in material breach of any of its representations, warranties or covenants described in the merger agreement as would result in the failure of certain specified closing conditions to be satisfied; or

•	at any time before Forest common shareholders approve the share issuance proposal and the authorized share proposal, and if Forest has complied in all material respects with its obligations with respect to making the Forest Recommendation in order to enter into a definitive agreement with respect to a Superior Proposal (which definitive agreement will be entered into concurrently with the termination of the merger agreement);

•	by Sabine Investor Holdings if:

•	any of the representations or warranties of Forest was or becomes inaccurate or any breach by Forest of any covenant or other agreement of the parties contained in the merger agreement occurs and such inaccuracy or breach (i) would result in certain closing conditions being incapable of being satisfied and (ii) is not curable, or, if curable has not been cured prior to the earlier of the business day prior to the End Date or the date that is sixty days after the date that notice of such inaccuracy or breach is provided to Forest by Sabine Investor Holdings, provided, that Sabine Investor Holdings will not have the foregoing right to terminate if, at the time of such termination, Sabine Investor Holdings is in material breach of any of its representations, warranties or covenants described in the merger agreement as would result in the failure of certain specified closing conditions to be satisfied;

•	a Forest Recommendation Change has occurred, whether or not such Forest Recommendation Change is permitted by the merger agreement; or

•	Forest engaged in a willful and material breach of its non-solicitation and termination of discussions obligations, other than in the case where (i) such willful and material breach is a result of an isolated action by a person that is a representative of Forest (other than any officer, director or employee of Forest or any of its subsidiaries), (ii) such willful and material breach was not caused, encouraged or knowingly facilitated by, or taken with the knowledge of, Forest, (iii) Forest uses reasonable best efforts to immediately remedy such willful and material breach upon the discovery thereof by Forest or any officer, director or employee of Forest or any of its subsidiaries and (iv) the Sabine parties are not significantly harmed as a result thereof.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement (other than any obligations to pay the Termination Fee or reimburse expenses, and certain other provisions of the merger agreement, including the enforcement of the terms of the merger agreement) will become void and there will be no liability or obligation on the part of any party, except that no party will be relieved from liability for any damages resulting from or arising out of fraud or the willful and material breach of the merger agreement.

Termination Fee Payable by Forest

The merger agreement requires Forest to pay Sabine Holdings a $15.0 million termination fee if:

•	Sabine Investor Holdings terminates the merger agreement because of a Forest Recommendation Change or because Forest engaged in a willful and material breach of its non-solicitation obligations (second and third sub-bullets of the fourth bullet described in “—Termination of the Merger Agreement”);

•	Sabine Investor Holdings terminates the merger agreement because of Forest’s willful and material breach of its obligation with respect to holding the special meeting pursuant to the merger agreement and such breach would result in certain closing conditions not being capable to be satisfied and is not curable or, if curable, has not been cured prior to the earlier of the business day prior to the End Date or the date that is sixty days after the date that notice of such inaccuracy or breach is provided to Forest by Sabine Investor Holdings (first sub-bullet of the fourth bullet described in “—Termination of the Merger Agreement”) due to Forest’s willful and material breach of its obligation with respect to making the Forest Recommendation or holding the special meeting pursuant to the merger agreement;

•	(1) prior to the special meeting, there has been publicly announced, disclosed or otherwise made known a bona fide Acquisition Proposal for Forest that has not been withdrawn at least five days prior to the Forest special meeting, (2) Forest terminates the merger agreement because the Forest special meeting has concluded and the Forest common shareholders did not approve the share issuance proposal and the authorized share proposal, and (3) within twelve (12) months after such termination, Forest enters into a definitive agreement with respect to or consummates an Acquisition Proposal (substituting “50%” for references to “15%” in the definition of Acquisition Proposal above); or

•	Forest terminates the merger agreement to enter into a definitive agreement with respect to a Superior Proposal.

Representations and Warranties

The merger agreement contains representations made by Forest to the Sabine parties, and by the Sabine parties and AIV Holdings to Forest, relating to a number of matters, including the following:

•	corporate organization and qualification to do business;

•	corporate authority and enforceability;

•	absence of conflicts with governing documents, applicable laws and contracts;

•	required regulatory and other third-party consents in connection with the transactions;

•	capitalization;

•	compliance with law;

•	financial statements;

•	absence of certain changes since December 31, 2013;

•	title to properties and assets;

•	oil and natural gas matters;

•	intellectual property;

•	environmental matters;

•	material contracts;

•	legal proceedings;

•	permits;

•	taxes;

•	matters related to employee benefit plans;

•	employment and labor matters;

•	regulatory matters;

•	insurance;

•	derivative transactions and hedging;

•	brokers’ fee;

•	opinion of financial advisor;

•	Forest director resignations;

•	related-party transactions;

•	information supplied;

•	debt financing; and

•	approval of the transaction by the sole member of AIV Holdings.

Many of the representations and warranties contained in the merger agreement are qualified by a materiality standard, including in some cases a “Sabine Material Adverse Effect” or a “Forest Material Adverse Effect.” Generally, the representations and warranties do not survive the closing. Moreover, the representations and warranties contained in the merger agreement are complicated and are not easily summarized. You are urged to carefully read the sections of the merger agreement, which is attached as Annex B hereto, entitled “Representations and Warranties of Forest” and “Representations and Warranties of the Sabine Parties and AIV Holdings.”

The representations and warranties contained in the merger agreement (as well as the covenants described in “—Conduct of Business Pending the Combination Transaction” and “—Other Covenants and Agreements”) were made solely for purposes of the merger agreement and solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by references to Sabine’s annual reports to certain of its investors or Forest’s filings with the SEC and/or confidential disclosures, made for the purposes of allocating contractual risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to shareholders. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Forest’s public disclosures. Sabine, or its affiliates, and Forest will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosures as required by federal securities laws.

Conduct of Business Pending the Combination Transaction

Sabine Holdings and its affiliates and Forest agreed not take and not to take certain actions until the earlier of the consummation of the combination transaction or the termination of the merger agreement. Specifically, except (i) as expressly required, permitted or contemplated by the merger agreement, (ii) as required by law or the applicable regulations of any stock exchange or regulatory organization or (iii) to the extent the other party otherwise consents in writing, each of Sabine Holdings, together with its subsidiaries, and Forest, together with its subsidiaries, agreed to:

•	conduct its businesses in the ordinary course of business consistent with past practice;

•	use reasonable best efforts to preserve intact its goodwill and relationships with customers, suppliers and others with whom it has business dealings; and

•	use reasonable best efforts to maintain in full force without interruption its present insurance policies or comparable coverage.

In addition, subject to certain exceptions, Sabine Holdings and Forest have agreed not to, and not to authorize or permit their subsidiaries, respectively, to, among other things:

•	make any material change or amendment to their organizational documents (and, in the case of Sabine Holdings, that would reasonably be expected to prevent, materially impede or materially delay the combination transaction);

•	make any acquisition of or investment in any other person or purchase any securities or ownership interests (or, in the case of Forest, assets) of or make any investment in or make loans or capital contributions to any person (x) in the case of Forest, in excess of $5,000,000 other than (i) ordinary course overnight investments consistent with the cash management policies of Forest and purchases of hydrocarbon inventory in the ordinary course of business and (ii) certain loans or advances by certain subsidiaries to Forest or a wholly owned subsidiary or certain subsidiaries of Forest or (y) in the case of Sabine Holdings, in excess of $50,000,000 other than ordinary course overnight investments consistent with the cash management policies of Sabine Holdings and its subsidiaries;

•	other than as set forth in the 2014 capital budget, make any capital expenditures in excess of (x) in the case of Forest, $10,000,000 and (y) in the case of Sabine Holdings, $40,000,000, in each case, in the aggregate or as required on an emergency basis or for the safety of individuals or the environment;

•	certain actions with respect to taxes;

•	declare or pay dividends or other distribution in respect of any of their capital stock or other equity securities, except for the rights issued pursuant Forest’s rights plan, subject to certain exceptions;

•	split, combine or reclassify any shares of their capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock or equity securities, except for the rights issued pursuant Forest’s rights plan, subject to certain exceptions;

•	repurchase, redeem or otherwise acquire any of their capital stock or other equity securities or any securities convertible into or exercisable for any capital stock or equity securities;

•	issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (i) capital stock or equity securities of any class, except certain Forest common shares issued pursuant to benefit plans, (ii) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (iii) certain convertible securities or rights, warrants, calls or options to acquire, any such securities (and, in the case of Sabine Holdings, certain convertible securities or rights, warrants, calls or options to sell, pledge or dispose of any equity interests in Sabine Holdings or any of its subsidiaries), in each case subject to certain exceptions;

•	sell assets (including equity interests in any other persons), other than (x) in the case of Forest, (i) sales of hydrocarbons and inventory in the ordinary course of business, (ii) sales of assets to third parties for a purchase price that does not exceed $10,000,000 in the aggregate and (iii) certain sales by certain subsidiaries of Forest or (y) in the case of Sabine Holdings, (i) sales of hydrocarbons and inventory in the ordinary course of business by Sabine Holdings or its subsidiaries and (ii) sales of assets to third parties for a purchase price that does not exceed $50,000,000 in the aggregate;

•	create, incur, guarantee or assume any indebtedness other than (A) indebtedness incurred as a result of borrowings under Sabine Holdings’ or Forest’s existing credit agreements, as applicable, and (B) other indebtedness of less than $10,000,000 in the aggregate, in each case subject to certain exceptions;

•	(i) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements assess damages in excess of (x) in the case of Forest, $2,000,000 individually and $8,000,000 in the aggregate, subject to certain exceptions, or (y) in the case of Sabine Holdings, $20,000,000 in the aggregate, subject to certain exceptions, or (ii) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would or would reasonably be expected to materially impair the business of Sabine Holdings and its subsidiaries or Forest and its subsidiaries, taken as a whole;

•	take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

•	change or modify any accounting policies, except as required by applicable regulatory authorities or independent accountants;

•	in the case of Forest only, except as required pursuant to the terms and conditions of a Forest benefit plan as in effect on the original execution date of the merger agreement (i) increase the salary, bonus or other compensation (including incentive compensation) payable to any employee, other than increases in annual base salaries or wage rates in the ordinary course of business consistent with past practice that do not exceed 10% for an individual or 5% in the aggregate or (ii) adopt or make any amendment to any Forest benefit plan, other than amendments to any Forest benefit plans that are defined contribution or welfare plans that do not materially increase the cost to Forest and its subsidiaries of maintaining such plans;

•	in the case of Forest only, recognize any union or establish, negotiate or become obligated under any collective bargaining agreement or other contract with any labor union;

•	in the case of Forest only, other than in the ordinary course of business consistent with past practice, (i) hire any new employee having an annual base salary in excess of $200,000 or (ii) terminate, other than for cause, the employment of any employee having an annual base salary in excess of $200,000;

•	other than in the ordinary course of business, (i) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any material contracts; (ii) enter into a contract after the original execution date of the merger agreement that would be a material contract (as defined in the merger agreement) if entered into prior to the original execution date of the merger agreement; or (iii) waive any default by, or release, settle or compromise any claim against, any other party to a material contract; or

•	agree, or commit to take any of the actions described above.

Employee Benefits Matters

Pursuant to the terms of the merger agreement, for a period of at least one year following the closing date, Forest will provide:

•	each Forest employee who remains employed after the closing date with an annual base salary no less favorable than that provided immediately prior to the closing date;

•	each key employee (generally defined as an employee at the level of vice president or above who is party to a severance agreement) who remains employed after the closing date with incentive bonus opportunities and employee benefits (excluding defined benefit, retiree health and equity-based compensation arrangements) that are no less favorable in the aggregate than those made available to similarly situated employees of the Sabine parties immediately prior to the closing date; and

•

each Forest employee who remains employed after the closing date and who is not a key employee with incentive compensation opportunities that are no less favorable than those provided to such employee immediately prior to the closing date and employee benefits (excluding defined benefit, retiree health and equity-based compensation arrangements) that are no less favorable in the aggregate than those made available to similarly situated employees of the Sabine parties immediately prior to the closing date.

In addition, for each Forest employee who remains employed after the closing date and who experiences an involuntary termination during the first year following the closing date, Forest will provide such employee with severance benefits consistent with the applicable Forest severance plan or severance agreement. With respect to employee benefit plans maintained by Forest or any of its subsidiaries in which a Forest employee who remains employed after the closing date becomes eligible to participate, Forest will generally recognize such employee’s service with Forest and its affiliates for purposes of eligibility, participation, vesting and, except with respect to any defined benefit pension plan or retiree health plan, benefit accrual, so long as that recognition does not result in the duplication of benefits. In addition, with respect to any welfare plan maintained by Forest or one of its subsidiaries in which such a Forest employee becomes eligible to participate, for the plan year in which such employee is first eligible to participate, Forest will use reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such employee to the extent such pre-existing condition limitation or eligibility waiting period would have been waived or satisfied under the corresponding Forest plan in which such employee participated immediately prior to the effective time of the combination transaction and to recognize any applicable expenses incurred by such employee in such year for purposes of any applicable deductible or out-of-pocket expense requirements under such plan.

Forest will pay prorated bonuses pursuant to Forest’s annual incentive plans in respect of the portion of the 2014 performance period ending on the closing date. The amount of each prorated bonus is to be based on performance, as determined by the Compensation Committee in its discretion. Prorated bonuses will generally be paid concurrently with closing.

Regulatory Approvals; Efforts to Close the Combination Transaction

Each of Sabine Investor Holdings, AIV Holdings and Forest agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable law to complete the combination transaction, including using reasonable best efforts to:

•	cause the closing conditions set forth in the merger agreement to be satisfied;

•	obtain all necessary waivers, consents, approvals or authorizations from governmental entities and make all necessary filings and take all other steps necessary to avoid any action or proceeding by any governmental entity by the End Date;

•	obtain all necessary waivers, consents, approvals or authorizations from third parties;

•	defend any investigations, lawsuits or other legal proceedings challenging the combination transaction that could prevent or delay the consummation of the combination transaction; and

•	execute and deliver any additional instruments necessary to consummate the combination transaction.

In addition, Sabine Investor Holdings, AIV Holdings and Forest agreed to make all registrations, declarations and filings required under antitrust and other regulatory laws, including covenants to respond promptly to inquiries received from governmental entities, notify the other party of communications with such entities and, subject to applicable law, allow the other party to review and provide comments to such communications in advance. In connection with such antitrust and regulatory review, Sabine Investor Holdings and AIV Holdings have, to the extent necessary to obtain expiration of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, agreed to take any action that would result in making proposals, offering remedies, commitments or undertakings, executing or carrying out agreements or submitting to laws or orders (i) providing for the license, sale or other disposal of any capital stock or equity of a subsidiary of Sabine Investor Holdings, AIV Holdings or a subsidiary of Forest, business, assets, categories of assets or products of Sabine Investor Holdings, AIV Holdings, Forest or their respective subsidiaries or the holding separate of their capital stock or other equity interests of a subsidiary of Forest, Sabine Investor Holdings or AIV Holdings or (ii) otherwise imposing or seeking to impose any limitations on Sabine Investor Holdings, AIV Holdings, Forest or any of their respective subsidiaries (collectively, a “Regulatory Divestiture”); provided, that:

•	Sabine Investor Holdings or AIV Holdings may condition any Regulatory Divestiture on the consummation of the combination transaction; and

•	Sabine Investor Holdings and AIV Holdings will not be obligated to make or agree to make any Regulatory Divestiture that would reasonably be expected individually or in the aggregate to be material to Forest and its subsidiaries, taken as a whole, after consummation of the combination transaction.

Forest agreed that it (i) will not publicly, or before any governmental entity or third party, offer, suggest, propose or negotiate, and will not commit to, or enter into, consent to or acquiesce to any Regulatory Divestiture without the prior written consent of Sabine Investor Holdings and AIV Holdings and (ii) will commit to, enter into, consent to or acquiesce to any Regulatory Divestitures as directed by Sabine Investor Holdings and AIV Holdings, provided, that Regulatory Divestitures are conditioned on the consummation of the combination transaction.

Indemnification; Directors’ and Officers’ Insurance

Under the terms of the merger agreement, from and after the effective time of the combination transaction, Forest agreed to indemnify and hold harmless in the same manner as provided by Forest immediately prior to the original execution date of the merger agreement, each present and former director, officer and employee of Forest and its subsidiaries (in all of their capacities, collectively, the “Indemnified Parties”), against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any suit, investigation or other proceeding arising out of or pertaining to such Indemnified Party’s capacity as such.

Forest agreed that, until the six-year anniversary date of the effective time of the combination transaction, Forest’s organizational documents will contain provisions no less favorable with respect to indemnification of the current and former directors and officers of Forest than are currently provided in Forest’s organizational documents, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable law.

In addition, for six years after the effective time of the combination transaction, Forest will maintain insurance coverage of a type and amount no less favorable in the aggregate than the policies provided by the Forest’s directors’ and officers’ insurance and indemnification policy in effect on the original execution date of the merger agreement, provided, that Forest will not be required to pay an annual premium for such insurance in excess of 300% of the annual premium currently paid by Forest for such coverage.

Financing Cooperation

Forest agreed to use its reasonable best efforts to provide all cooperation reasonably requested by Sabine Holdings that is customary in connection with a refinancing of Forest’s existing indebtedness, including using reasonable best efforts to, among other things, furnish pertinent and customary information (including certain financial information) to consummate any customary offerings of debt securities contemplated by the Sabine parties or for the arrangement of loans contemplated by the Sabine parties. Forest’s obligations under any agreement or document related to the refinancing of Forest’s existing indebtedness in connection with the combination transaction will not be effective until the effective time of the combination transaction. Forest will not be required to pay fees (unless it is promptly reimbursed) or incur any other liability in connection with the refinancing of Forest’s existing indebtedness prior to the effective time of the combination transaction. Forest is not obligated to take any action or provide any assistance that unreasonably interferes with the ongoing operations of Forest or any of its subsidiaries. The Sabine parties will reimburse Forest for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Forest or its subsidiaries in connection with their cooperation and will indemnify and hold harmless Forest, its subsidiaries and their respective representatives in connection with the arrangement of the refinancing and any information used in connection therewith, except with respect to any information provided by Forest or any of its subsidiaries.

The Sabine parties will use their commercially reasonable effort to obtain the proceeds of the debt financing on the terms and conditions set forth in the commitment letter and will comply with their obligations and enforce their rights under the commitment letter in a timely and diligent manner. The commitment letter provides a commitment for a new revolving credit facility to refinance the Sabine Credit Facility and the existing revolving credit facility of Forest and for bridge financing to finance the purchase of any Forest notes which are required to be purchased in connection a change of control offer. If any portion of the debt financing becomes unavailable, the Sabine parties will use their commercially reasonable efforts to amend, modify, supplement, alter, restate, substitute or replace the debt financing as promptly as practicable following the occurrence of such event. The Sabine parties may amend, modify, supplement, alter, restate, substitute or replace or waive any of their rights under the commitment letter or any associated definitive documentation with respect to the debt financing or substitute other debt or equity financing for all or any portion of the debt financing from the same or alternative financing sources if (i) the amount thereof will be sufficient, when taken together with remaining portion of the debt financing (if any), any other debt, any equity commitment and cash on hand, to consummate the refinancing and (ii) any such amendment, modification, supplement, alteration, restatement, substitution or replacement or waiver of any rights under the commitment letter or any associated definitive documentation will not expand upon the conditions precedent or contingencies to the funding of the debt financing as set forth in the applicable commitment letter or associated definitive documentation. The Sabine parties will keep Forest reasonably informed on a reasonably current basis and in reasonable detail of the status of their efforts to consummate the debt financing or any alternative financing.

Existing Notes Tender Offer; Consent Solicitation and Debt Tender

If requested by the Sabine parties, Forest agreed to use its reasonable best efforts to assist the Sabine parties in commencing (i) an offer to repurchase or discharge one or more series of its outstanding notes (each, a “debt tender”) and/or (ii) a consent solicitation to amend or remove one or more covenants in the indentures governing Forest’s outstanding notes such that, among other things, no aspect of the combination transaction will require a change of control offer (as defined in the applicable indenture) (each, a “consent solicitation” and together with each debt tender, the “debt offer”). Forest will not be required to commence any debt offer until the Sabine parties provide Forest with forms of the necessary offer to purchase, consent solicitation statement, dealer manager and/or solicitation agent agreement, letter of transmittal or other related documents in connection with any such debt offer a reasonable period of time in advance of commencing the applicable debt offer. Forest will not be required to pay, purchase or otherwise retire any of the outstanding notes prior to the occurrence of the effective time of the combination transaction.

Forest will, and will cause its subsidiaries to, provide all cooperation reasonably requested by the Sabine parties in connection with any debt offer.

The Sabine parties will pay the fees and out-of-pocket expenses of any dealer manager, information agent, solicitation agent, tabulation agent, depositary or other agent retained in connection with any debt offer upon the incurrence of such fees and out-of-pocket expenses. The Sabine parties will reimburse Forest for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Forest Entities in connection with their cooperation and will indemnify and hold harmless Forest, its subsidiaries and their respective representatives in connection with the debt offers and any information used in connection therewith, except with respect to any information provided by any of the Forest Entities.

Other Covenants and Agreements

The merger agreement contains additional covenants and agreements between the parties relating to the following matters:

•	granting the other party access to its officers, employees, customers, suppliers, properties and books and records as reasonably requested by such party;

•	each party’s agreement to maintain the confidentiality of certain nonpublic information provided by the other party;

•	making certain public announcements regarding the terms of the merger agreement or the combination transaction;

•	the administration and participation of the parties in any litigation relating to the combination transaction;

•	taking actions to render state takeover laws to be inapplicable to the combination transaction;

•	adoption by Forest of the rights plan;

•	obtaining NYSE listing of the Forest common shares issued to Sabine Investor Holdings and AIV Holdings; and

•	certain tax matters.

Other Expenses

The parties agreed that each party will pay its own expenses incident to preparing for, entering into and carrying out the merger agreement and the consummation of the combination transaction, whether or not the combination transaction is consummated.

Waivers; Amendments

Prior to the consummation of the combination transaction, the parties may extend the time for performance of the obligations of the parties or waive any of the conditions of the merger agreement, provided, that such extension or waiver is set forth in writing and signed by the party granting such extension or waiver. The merger agreement may be amended only by a written instrument signed by all the parties to the merger agreement, regardless of whether Forest common shareholders have approved the share issuance proposal and the authorized share proposal; provided, however, that after any such approval, no amendment will be made for which applicable law or the rules of the relevant stock exchange requires further approval by shareholders without such further approval. No amendment will be made to provisions relating to third-party beneficiaries, governing law and jurisdiction, amendments or certain agreements with respect to financing sources which would be adverse to the entities that have committed to provide or otherwise entered into agreements pursuant to the commitment letter without the prior written consent of such financing sources.

Directors and Officers

The parties agreed that, prior to the closing, Forest will take all action necessary to (a) elect ten persons as directors of Forest effective as of the effective time of combination transaction (eight of whom will be designated by Sabine Investor Holdings and two of whom will be designated by Forest prior to the effective time of the combination transaction) and (b) appoint the persons who are the officers of Sabine immediately prior to the effective time of the combination transaction as officers holding the same offices of Forest effective as of the effective time of the combination transaction.

Stockholder’s Agreement

In connection with the merger agreement, on July 9, 2014, Forest entered into an amended and restated stockholder’s agreement with Sabine Investor Holdings and AIV Holdings.

Corporate Governance

Pursuant to the stockholder’s agreement, for so long as Sabine Investor Holdings and AIV Holdings, collectively, own Forest common shares and Forest convertible common-equivalent preferred shares representing at least 15% of the outstanding voting power of Forest, Sabine Investor Holdings or AIV Holdings will have the right to designate a number of individuals for election to the Forest board of directors equal to the percentage voting power controlled by Sabine Investor Holdings and AIV Holdings multiplied by the number of directors on the Forest board of directors, in each case, rounded to the nearest whole number. Sabine Investor Holdings or AIV Holdings, as applicable, may, in its sole discretion, elect to designate a fewer number of individuals for election to the Forest board of directors, but may not designate any individual if such person would be prohibited or disqualified from serving as a director pursuant to any applicable rule or regulation of the SEC, the NYSE or any other applicable exchange on which securities of Forest or listed, or applicable law.

Forest will cause the persons designated by Sabine Investor Holdings or AIV Holdings, as applicable, in accordance with the previous paragraph to be nominated for election at each meeting of shareholders of Forest at which directors are to be elected, and such persons will be recommended for election by the board of directors of Forest. Forest will use its reasonable best efforts to case the election of each properly designated person to the Forest board of directors, including by soliciting proxies in favor of the election of each such designee.

For so long as Sabine Investor Holdings or AIV Holdings retains their board designation rights, Sabine Investor Holdings and AIV Holdings will vote their Forest common shares and Forest convertible common-equivalent preferred shares in accordance with the recommendation of the Nominating and Corporate Governance Committee of the Forest board of directors with respect to the election of any person to be elected to the Forest board of directors other than Sabine Investor Holdings designees or AIV Holdings designees.

These rights will remain in effect as long as Sabine Investor Holdings and AIV Holdings, collectively, beneficially own Forest common shares and Forest convertible common-equivalent preferred shares representing 15% or more of the outstanding voting power of Forest.

Transfer Restrictions

Until three months after the effective time of the combination transaction, Sabine Investor Holdings and AIV Holdings will not be permitted to sell or transfer any Forest convertible common shares or Forest common-equivalent preferred shares and certain other derivative securities issued by Forest, subject to certain exceptions. These exceptions include transfers that are approved by a majority of the directors of Forest (including a majority of the directors of Forest other than those designated by Sabine Investor Holdings or AIV Holdings, as applicable, for election to the board under the provisions summarized above), as well as certain transfers to affiliates and investors in Sabine Investor Holdings or AIV Holdings who agree to be bound by the terms of the stockholder’s agreement.

Obligations to Seek Shareholder Approval

Forest, Sabine Investor Holdings and AIV Holdings agreed to take certain actions following the merger in order to cause:

•	Forest to form a new wholly owned Delaware subsidiary (“New Delaware Holdco”) and New Delaware Holdco to form a wholly owned merger subsidiary (the “Reincorporation Merger Sub”);

•	Adopt a reincorporation merger agreement, providing for the merger of the Reincorporation Merger Sub with and into Forest, with Forest surviving the reincorporation merger as a wholly owned subsidiary of New Delaware Holdco, and Forest common and preferred shareholders receiving corresponding shares in New Delaware Holdco in exchange for their Forest shares (referred to in this proxy statement as the “reincorporation merger”); and

•	Call and hold a special meeting of shareholders of Forest to approve the reincorporation merger and related reincorporation merger agreement.

In the event the authorized share proposal is not approved, but the parties mutually agree to waive the condition with respect thereto and complete the combination transaction, Forest, Sabine Investor Holdings and AIV Holdings have also agreed to use their reasonable best efforts to cause the automatic conversion of the Series B convertible common-equivalent preferred shares prior to the three month anniversary of the completion of the combination transaction, and to take all actions reasonably necessary to call and hold a Forest special meeting promptly following the completion of the combination transaction to approve the authorized share proposal, and Sabine Investor Holdings and AIV Holdings have agreed to vote their Forest common shares and preferred shares in favor of such proposal. See “Description of Capital Stock—Series B Convertible Common-Equivalent Preferred Stock”.

Because of these contractual obligations, and due to the fact that Sabine Investor Holdings and AIV Holdings will collectively hold Forest common shares and Forest preferred shares representing 80% of the total voting power in Forest following the combination transaction, in the event the share issuance approval is obtained and the combination transaction is completed, the reincorporation merger may also be completed without the approval of any Forest shareholders other than Sabine Investor Holdings and AIV Holdings.

Forest will be obligated to hold a special meeting of Forest shareholders to approve the reincorporation merger. In connection with such special meeting, Forest will prepare and mail to Forest shareholders a separate proxy statement, containing information related to the reincorporation merger, New Delaware Holdco, and the New Delaware Holdco shares to be received by Forest shareholders in the reincorporation merger, as well as copies of the merger agreement providing for the reincorporation merger, and the New Delaware Holdco charter documents.

Registration Rights Agreement

In connection with the merger agreement, on July 9, 2014, Forest entered into an amended and restated registration rights agreement with Sabine Investor Holdings and AIV Holdings.

Pursuant to the registration rights agreement, Sabine Investor Holdings, AIV Holdings, and certain of their respective equityholders, including First Reserve, will have certain registration rights, including demand registration rights, shelf registration rights and rights to request shelf take-downs (including marketed underwritten shelf take-downs). Forest will not be obligated to effect, at the request of First Reserve, (a) more than four demand registrations and/or marketed underwritten shelf take-downs or (b) more than one marketed underwritten offering pursuant to the registration rights agreement in any consecutive 90-day period.

DIRECTORS AND MANAGEMENT OF FOREST FOLLOWING THE COMBINATION TRANSACTION

Pursuant to the terms of the merger agreement, Sabine Investor Holdings has the right to designate eight persons for election to the Forest board at the completion of the combination transaction. Each of the current directors of Sabine is expected to serve as a director of Forest upon completion of the combination transaction, and the remaining two designees have not yet been determined. In addition, the executive officers of Sabine listed below are expected to serve as the executive officers of Forest following the combination transaction in the same capacity in which they currently serve with Sabine. The following table sets forth the names, ages and titles of such Sabine directors and executive officers.

Name	Age	Position at Sabine
David J. Sambrooks	55	Chief Executive Officer and Director
R. Todd Levesque	44	Executive Vice President and Chief Operating Officer
Cheryl R. Levesque	41	Senior Vice President, Asset Development
Timothy D. Yang	42	Senior Vice President, Land & Legal, General Counsel, Chief Compliance Officer and Secretary
Duane C. Radtke	65	Chairman of the Board of Directors
Alex T. Krueger	40	Director
John Yearwood	54	Director
Michael G. France	36	Director
Brooks M. Shughart	37	Director

Officers

David J Sambrooks. Mr. Sambrooks has served as Chief Executive Officer and Director of Sabine since May 2007. Mr. Sambrooks has extensive experience in executive management, engineering and business development. Prior to joining Sabine in early 2007, he served as Vice President and General Manager of Devon Energy Corporation’s Southern Division, and prior to that their International Division. Mr. Sambrooks also held other senior positions with Santa Fe Energy Corporation. Mr. Sambrooks received a Bachelor of Science degree in Mechanical Engineering from the University of Texas at Austin and a Master of Business Administration from the Executive Program at the University of Houston. Mr. Sambrooks is on the board and executive committee of Communities in Schools.

It is expected that Mr. Sambrooks will serve as Chief Executive Officer and Chairman of Forest’s board of directors following the combination transaction.

R. Todd Levesque. Mr. Levesque has served as Executive Vice President and Chief Operating Officer since October 2013. His previous roles at Sabine were Vice President, Engineering and Development, from 2007 to February 2013, and Senior Vice President, Engineering and Development, from February 2013 to October 2013. Prior to joining Sabine in 2007, Mr. Levesque held various senior level management positions with Devon/Ocean Energy, Burlington Resources and Amerada Hess. Mr. Levesque earned a Bachelor of Science degree in Petroleum Engineering from Texas A&M University. Mr. Levesque is married to Cheryl R. Levesque, who is expected to serve as Senior Vice President, Engineering and Development of Forest following the combination transaction.

It is expected that Mr. Levesque will serve as Executive Vice President and Chief Operating Officer of Forest following the combination transaction.

Cheryl R. Levesque. Ms. Levesque has served as Senior Vice President, Asset Development since August 2014. Ms. Levesque joined Sabine in 2008 as Vice President, Production & Operations and held this position until February 2013. From February 2013 to October 2013, Ms. Levesque served as Senior Vice President, Production & Operations and from October 2013 to August 2014, served as Senior Vice President, Engineering and Development of Sabine. Prior to joining Sabine, Ms. Levesque held the position of Exploitation Supervisor with Devon Energy Corporation. She also held senior technical positions of increasing responsibility with Ocean Energy and Burlington Resources. Ms. Levesque obtained her Bachelor of Science in Petroleum Engineering from Texas Tech University. She is a Registered Professional Engineer in Texas. Ms. Levesque is married to R. Todd Levesque, who is expected to serve as Executive Vice President and Chief Operating Officer of Forest following the combination transaction.

It is expected that Ms. Levesque will serve as Senior Vice President, Asset Development of Forest following the combination transaction.

Timothy D. Yang. Mr. Yang has served as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of Sabine since February 2013 and also assumed the position of Senior Vice President of Land in August 2014. Mr. Yang joined Sabine in 2011 as a member of the executive management team, serving as Vice President, General Counsel and Secretary from 2011 to February 2013. Mr. Yang was Associate General Counsel and Assistant Corporate Secretary for Eagle Rock Energy prior to joining Sabine. His legal experience covers both public and private companies within the energy and investment industries including Invesco/AIM Investments, Pogo Producing Company and AEI Energy. Tim graduated with a Bachelor of Arts in Biology from Trinity University and obtained his Juris Doctor from the University of Houston Law Center.

It is expected that Mr. Yang will serve as Senior Vice President, Land & Legal, General Counsel, Chief Compliance Officer and Secretary of Forest following the combination transaction.

Directors

Sabine Directors

Duane C. Radtke. Mr. Radtke has served as a director of Sabine since June 2008 and became Chairman of the Board in August 2009. Mr. Radtke has over 40 years of experience in energy executive management, engineering and business development. From 2001 until retiring, Mr. Radtke served as President and Chief Executive Officer of Dominion Exploration and Production, a subsidiary of Dominion Resources, Inc., and Executive Vice President of Dominion Resources, Inc. Previously, Mr. Radtke served as President of Devon International. Mr. Radtke is currently a director of Devon Energy Corporation, a public company, KrisEnergy Ltd., a public company whose shares are traded in Singapore, Offshore Energy Center and the Palmer Drug Abuse Program. Mr. Radtke serves as the President and Chief Executive Officer of Valiant Exploration LLC, which is engaged in investments in the oil and gas industry. Mr. Radtke is a former Chairman of the American Exploration and Production Council and former Chairman of Spindletop Charities. Mr. Radtke earned a Bachelor of Science in Mining Engineering from the University of Wisconsin.

David J. Sambrooks. Mr. Sambrooks has served as a Chief Executive Officer and Director of Sabine since May 2007. Mr. Sambrooks has extensive experience in executive management, engineering and business development. Prior to joining the company in early 2007, he served as Vice President and General Manager of Devon Energy Corporation’s Southern Division, and prior to that their International Division. Mr. Sambrooks also held other senior positions with Santa Fe Energy Corporation. Mr. Sambrooks received a Bachelor of Science degree in Mechanical Engineering from the University of Texas at Austin and a Master of Business Administration from the Executive Program at the University of Houston. Mr. Sambrooks is on the board and executive committee of Communities in Schools.

It is expected that Mr. Sambrooks will serve as Chairman of Forest’s board of directors upon the completion of the combination transaction.

Alex T. Krueger. Mr. Krueger has served as a director of Sabine since February 2011. Mr. Krueger is President of First Reserve which he joined in 1999 and is responsible for the development and management of the buyout investment team. Mr. Krueger’s responsibilities include investment origination, structuring, execution, monitoring and exit strategy. He is involved in investment activities in all areas of the worldwide energy industry, with particular expertise in the natural resources sector. Prior to joining First Reserve, Mr. Krueger worked in the Energy group of Donaldson, Lufkin & Jenrette in Houston. Mr. Krueger holds two Bachelor of Science degrees from the University of Pennsylvania, one in Chemical Engineering and one in Finance and Statistics from the Wharton School.

John Yearwood. Mr. Yearwood has served as a director of Sabine since June 2007. Mr. Yearwood currently serves on the Board of Directors of Nabors Industries, Ltd., Barra Energia, Sheridan Production Partners, Premium Oilfield Services and Foro Energy. Until recently, he served as the Chief Executive Officer, President and Chief Operating Officer of Smith International, Inc. Mr. Yearwood was first elected to Smith’s Board of Directors in 2006 and remained on the board until he successfully negotiated and completed the sale of Smith to Schlumberger Ltd. in August 2010. Before joining Smith, Mr. Yearwood spent 27 years with Schlumberger in numerous operations management and staff positions throughout Latin America, Europe, North Africa and North America, including as President and in financial director positions. Mr. Yearwood received a Bachelor of Science Honors Degree in Geology and the Environment from Oxford Brookes University in England.

Michael G. France. Mr. France has served as a director of Sabine since December 2007. Mr. France is a Managing Director of First Reserve which he joined in 2007. His responsibilities range from deal origination and structuring to due diligence, execution and monitoring, with particular focus on the reserves and midstream sectors. Prior to joining First Reserve, Mr. France was a Vice President in the Natural Resources Group, Investment Banking Division, at Lehman Brothers. From 1999 until 2001, Mr. France was a consultant at Deloitte & Touche. Mr. France holds a Bachelor of Business Administration degree in Finance from the University of Texas and a Master of Business Administration from Jones Graduate School of Management at Rice University. Mr. France also serves as a director on the board of Crestwood Midstream Partners LP, which is a public company.

Brooks M. Shughart. Mr. Shughart has served as a director of Sabine since December 2012. Mr. Shughart is a Director of First Reserve which he joined in 2012. His responsibilities range from deal origination and structuring to due diligence, execution and monitoring, with particular focus on the reserves sector. Prior to joining First Reserve, Mr. Shughart was a Director in the Mergers and Acquisitions Group for Credit Suisse. Prior to Credit Suisse, he held positions in the energy groups of Lazard Freres and Donaldson, Lufkin & Jenrette/CS First Boston. Mr. Shughart holds a Bachelor of Business Administration degree in Finance from The University of Texas. Mr. Shughart also serves on the board of directors of KrisEnergy Ltd., a public company whose shares are traded in Singapore.

There are no family relationships among any of Sabine’s directors or executive officers, other than between R. Todd Levesque and Cheryl R. Levesque, who are married.

Forest Directors

In connection with the execution of the merger agreement, five of the seven current directors of Forest agreed to resign from the Forest board at, and conditioned upon, the completion of the combination transaction. The two directors of Forest who are also expected to serve as directors of Forest upon completion of the combination transaction are Patrick R. McDonald and Dod A. Fraser. The following table sets forth the names, ages and titles of such individuals.

Name	Age	Position at Forest
Patrick R. McDonald	57	President, Chief Executive Officer and Director
Dod A. Fraser	63	Director

Patrick R. McDonald. Mr. McDonald has served as President, Chief Executive Officer and Director of Forest since September 2012. Mr. McDonald served as Forest’s Interim Chief Executive Officer starting in June

2012, and has served as a member of the Forest board since 2004. He was appointed as the Chief Executive Officer and as a Director of Carbon Natural Gas Co. in 2011, and continues to serve in such capacities. He has also served as Chief Executive Officer, President and Director of Carbon Natural Gas Co.’s predecessor company Nytis Exploration Company since 2004. From 1998 to 2003, Mr. McDonald served as President, Chief Executive Officer, and Director of Carbon Energy Corporation, an oil and gas exploration and production company. From 1987 to 1997, Mr. McDonald served as Chief Executive Officer, President and Director of Interenergy Corporation, a natural gas gathering, processing, and marketing company. Prior to that, he worked as an exploration geologist with Texaco, Inc. where he was responsible for oil and gas exploration efforts in the Middle and Far East. Until his appointment as interim Chief Executive Officer of Forest, Mr. McDonald was a member of the Forest board’s audit committee and served as chairman of the Compensation Committee. In March 2011, Mr. McDonald was elected as a director and Chairman of Lone Pine Resources Inc., an oil and gas exploration, development and production company. He is a Certified Petroleum Geologist and is a member of the American Association of Petroleum Geologists and Canadian Society of Petroleum Geologists. Mr. McDonald received a bachelor’s degree in geology and economics from Ohio Wesleyan University and a Masters in Business Administration in Finance from New York University.

Dod A. Fraser. Mr. Fraser has served as a director of Forest since 2000. Mr. Fraser has served as President of Sackett Partners Incorporated, a consulting company, and member of corporate boards, since 2000. Previously, Mr. Fraser was an investment banker, a General Partner of Lazard Freres & Co. and, most recently, Managing Director and Group Executive of Chase Manhattan Bank, now JP Morgan Chase, where he led the global oil and gas group. Mr. Fraser was a board member of Smith International, Inc., an oilfield service company, and Terra Industries, Inc., a nitrogen-based fertilizer company. Mr. Fraser is a board member of Subsea 7 S.A., a sub-sea engineering and contracting company, and of OCI GP, LLC, the general partner of OCI Partners, LP, a publicly traded master limited partnership. Mr. Fraser serves as chairman of Forest’s audit committee and is a member of Forest’s nominating and corporate governance committee. Mr. Fraser graduated from Princeton University with a Bachelor of Arts degree.

Controlled Company and Board Independence

Because Sabine Investor Holdings and AIV Holdings will control a majority of Forest’s outstanding common shares and common-equivalent preferred shares following the combination transaction, Forest is expected to be a “controlled company” under the NYSE corporate governance standards. A controlled company need not comply with the NYSE corporate governance rules that require its board of directors to have a majority of independent directors and independent compensation and nominating and corporate governance committees. Notwithstanding Forest’s status as a controlled company, Forest will remain subject to the NYSE corporate governance standard that requires it to have an audit committee composed entirely of independent directors.

While these exemptions will apply to Forest as long as Forest remains a “controlled company,” Forest expects that, as of completion of the combination transaction, its board of directors will consist of a majority of independent directors within the meaning of the NYSE listing standards currently in effect. Forest expects that each of the current Sabine directors except for Mr. Sambrooks will be considered independent under the NYSE listing standards. Forest does not expect that Mr. McDonald will be considered independent under the NYSE listing standards.

It has not yet been determined which persons will serve as members of the Audit Committee of the Forest board of directors or any other board committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction. Forest’s compensation program is intended to be competitive with comparable oil and gas companies, reward corporate and individual performance, be consistent with Forest’s strategic and financial objectives, and correlate a meaningful percentage of total compensation to Forest’s share price performance.

Forest’s 2013 compensation program consists of three primary components: an annual base salary, an annual cash incentive bonus, and periodic grants of longer-term equity incentive awards. Each component, as well as other employee benefits, is described in detail in the following pages. Below is a summary of the three primary components:

•	Annual base salaries, in general, were targeted at approximately the 50th percentile of like positions in comparable oil and gas companies with adjustments as deemed appropriate by the Compensation Committee, and are generally reviewed annually.

•	Annual incentive bonuses were determined by reference to metrics that reflect Forest’s annual operating plan, strategic objectives, and individual performance, and are paid in cash. For each employee, the annual plan pays out between 0 and 200% of target, with the target bonus for each position set at approximately the 50th percentile of like plans for like positions in comparable oil and gas companies. Incentive bonuses are determined and paid annually in the first quarter of the year following the performance period. That is, 2013 performance period bonuses were determined and paid in February and March 2014, respectively.

•	Long-term equity based incentive awards for officers other than Forest’s Chief Executive Officer were generally 50% time-based restricted stock and 50% performance units. Awards for the Chief Executive Officer consisted of approximately 60% performance units and 40% time-based awards. The grant-date value of the total award is set at approximately the 50th percentile of like plans for like positions in comparable oil and gas companies. The time-based restricted stock and phantom stock generally have three-year cliff vesting. The performance units are tied to Forest’s total shareholder return over a three-year period relative to a group of peer companies. Depending on Forest’s stock performance the number of shares that vest can range from 0 to 200% of the number of shares granted. Annual long-term incentive awards are determined and granted annually in the first or second quarter of the year, and the magnitude of the awards consider, among other things, performance during the prior year and competitive long- term incentive values for comparable positions in our industry. Performance unit awards tied to 2013 have not yet been made.

The Compensation Committee, which administers Forest’s compensation program, believes the above components taken together meet the plan’s design objectives. Target payouts of each component are competitive, as the targets are set at what are believed to be the median of comparable companies. Forest’s strategic and financial objectives are incorporated in the annual incentive bonus plan. The value of the long-term equity incentive awards upon vesting directly relates to Forest’s share price; in particular, the value of the performance units can vary greatly depending on how Forest’s stock has performed versus its peers. In addition, on occasion the Compensation Committee will grant special retention equity awards or bonuses, such as the special bonus referenced below. However, such grants are not considered primary components of Forest’s compensation program.

Beginning in 2011 and continuing through 2013, Forest’s share price has significantly underperformed its peers. The Compensation Committee believes Forest’s pay has matched performance during this period by virtue of the program design and the awards paid or granted by the Compensation Committee. Disregarding the special bonus given in 2013, which is referenced on page 90, approximately 75% of the total compensation for each named executive officer still employed by Forest at year end, 87% in the case of the Chief Executive Officer, is tied to the value of Forest’s stock or is otherwise performance based, through the annual incentive bonus and long-term equity based incentive awards. In 2011, 2012, and 2013, the annual incentive bonus payout approved by the Compensation Committee was below target, at 67%, 75%, and 70%, respectively. Moreover, the realizable value of the long-term equity based incentive awards have been materially below the grant date values due to the absolute decline in Forest’s stock price and the relative decline versus peers; the later has resulted in a prospective payout of 0% for all outstanding performance units granted to current officers through May 2013, based on the year-end 2013 share price. By way of illustration, the cumulative realizable value of equity awards to our named executive officers for the five performance years ended 2013 was approximately 23% of the grant date value.

Additional detailed analysis of the relationship of pay to performance is provided in the section below entitled, “Alternative Disclosure Regarding Long-Term Incentive Awards.”

Issues Particular to 2013. Several changes were made to Forest’s compensation practices in 2012, including the adoption of new severance and equity award agreements with double trigger change-of-control provisions and a clawback policy, which were reflected in the 2013 proxy statement. The Compensation Committee is still assessing the effect of such changes to determine what, if any, additional changes are necessary.

Beginning in 2012 and continuing to the present, the Board and Compensation Committee have had to address retention issues with respect to Forest’s officers and employees. These issues have arisen as a result of (i) the sale of a significant portion or Forest’s assets, and related workforce reductions, undertaken in an attempt to reduce debt and strengthen the balance sheet, (ii) turmoil and uncertainty caused by the termination of Forest’s former Chief Executive Officer and the resignation of a number of officers and other key employees, and (iii) the significantly reduced retentive effect of Forest’s outstanding equity-based awards, owing to the underperformance of Forest’s stock. By way of example, since the end of 2011 Forest’s workforce has been reduced by over 63%. Since the beginning of 2013, three executive officers-including the former Chief Financial Officer-have resigned. During 2013 Forest’s employee resignation rate was 16.2% versus the pre-2011 historic norm of 9.6%. In order to address some of these concerns in the short term, in 2013 certain Forest employees and officers (other than the Chief Executive Officer) received special bonuses that were contingent on the successful sale of Forest’s assets in the Texas Panhandle Area, as measured by net proceeds, and the individual remaining employed by Forest through the close of such transaction. See “—Compensation Discussion and Analysis—Special Bonuses”.

In general, and as described in further detail below, our recent compensation decisions must be viewed in the context of the crucial need to maintain strength and continuity in Forest’s remaining senior management team.

Named Executive Officers in 2013. For the fiscal year ending December 31, 2013, our “named executive officers” were:

•	Patrick R. McDonald-President and Chief Executive Officer

•	Victor A. Wind-Executive Vice President and Chief Financial Officer

•	Cyrus D. Marter IV-Former Senior Vice President, General Counsel and Secretary

•	Frederick B. Dearman, II-Senior Vice President, Southern Region

•	Michael B. Dern-Senior Vice President, Corporate Engineering and Technology

•	Michael N. Kennedy-Former Executive Vice President and Chief Financial Officer

•	Glen J. Mizenko-Former Senior Vice President, Mid-Continent Region

Messrs. Marter, Kennedy, and Mizenko all have resigned their positions with Forest.

What is each element of compensation?

Forest’s 2013 compensation program, in which all employees participated, consisted of three primary components: an annual base salary, an annual incentive bonus, and grants of longer-term equity incentive awards, which were comprised of performance units, restricted stock and, in the case of Mr. McDonald, cash-settled phantom stock awards. In addition, in 2013, certain employees-including certain of the named executive officers other than the Chief Executive Officer-received special bonuses tied to the successful completion of the sale of Forest’s assets in the Texas Panhandle Area. Further, all U.S. employees participate in Forest’s 401(k) Plan, which includes an employer matching provision. Forest previously maintained an executive deferred compensation plan, or the Executive Plan, which also contained an employer match. The Executive Plan was terminated in December 2012, and all amounts accrued pursuant to the plan were distributed to the participants in mid-January 2014 in accordance with Regulation 409A under the Internal Revenue Code. All employees may also participate in the Forest Oil Corporation 1999 Employee Stock Purchase Plan, or the employee stock purchase plan, wherein Forest common stock may be purchased at a discount within limits established under the Internal Revenue Code. Forest’s executive officers participate in other benefit plans that are provided to all employees, and the officers also are reimbursed for the costs associated with financial planning, tax-preparation, and an annual extensive physical examination. Forest does not have employment agreements with its executive officers, but it does have severance agreements with them that provide for benefits in the event of involuntary termination within two years following a change-of-control.

The amount of base salary, annual incentive bonus, and special bonus awarded to our named executive officers for 2013 is stated in the Summary Compensation table on page 103. The restricted stock awards, performance units, and phantom stock units granted to the named executive officers in 2013 are shown in the 2013 Grants of Plan-Based Awards table on page 104. Information for each of the named executive officers regarding Forest’s employer contribution to the 401(k) Plan is described in the Summary Compensation Table. See “—Nonqualified Deferred Compensation” for the named executive officer’s individual balances in the Executive Plan at year end 2013, as well as the amount ultimately paid out to the named executive officers. The remaining limited perquisites provided to the named executive officers are described in the Summary Compensation Table and the footnotes thereto.

Why does Forest choose to pay each element?

The purpose of base salary is to create cash compensation for executive officers that is competitive in the industry and that will enable Forest to attract, motivate, and retain capable executives. Forest chooses to pay annual incentive bonuses to ensure focus on and reward the achievement of key objectives during the applicable calendar year, because it believes that the satisfaction of the goals of its annual incentive plan furthers the interests of Forest’s shareholders. The purpose of the special cash bonus was to encourage the successful sale of the assets in the Texas Panhandle Area, in order to reduce Forest’s total outstanding debt. The purpose of Forest’s long-term equity incentives (i.e., in 2013, performance units, restricted stock and, in the case of Mr. McDonald, cash-settled phantom stock awards) is to reward individual performance, align the executive officers’ compensation with their contribution to the success of Forest in creating shareholder value, tie their long-term economic interest directly to those of Forest’s shareholders, and encourage retention of the executive officers. The long-term equity incentive awards also allow executive officers to have equity ownership in Forest, in addition to their direct purchases of Forest stock under the Forest employee stock purchase plan, and to share in any appreciation in value of Forest’s stock over time.

Beginning in late 2012, Forest revised its forms of equity incentive award agreements so that such awards may only vest in connection with a change-of-control on a “double trigger” basis. That is, under the new forms of agreement, accelerated vesting only occurs if the executive is involuntarily terminated after a change-of-control or if the surviving entity does not assume the award or replace it with another award that is substantially similar in all economic respects. Forest also revised its severance agreements to replace single trigger severance benefits with double trigger benefits. Forest believes that these provisions create important retention tools for Forest, allowing employees to receive value in the event of certain terminations of employment that were beyond their control.

Forest believes that it is important to provide the named executive officers with a sense of stability, both during the course of transactions that may create uncertainty regarding their future employment and post-termination as they seek future employment, and provide the officers with certain guarantees regarding the equity incentive compensation awards they were granted prior to a change-of-control. The protection of double trigger post-termination payments allow management to focus their attention and energy on making the best objective business decisions without allowing personal considerations to cloud the decision-making process. Executive officers at other companies in Forest’s industry and the general market in which Forest competes for executive talent commonly have severance agreements and equity compensation plans that provide for double trigger post-termination payments (if not single trigger), and Forest believes that providing double trigger benefits to the named executive officers is necessary in order to remain competitive in attracting and retaining skilled professionals in our industry. This goal is further served through the severance agreements that Forest enters into with key non-officer employees and through Forest’s general severance plan, which applies to all other Forest employees, and long-term equity incentive award agreements for employees, all of which now also have double trigger benefits or acceleration upon a change of control.

Forest’s 401(k) Plan is designed to encourage all employees, including the participating named executive officers, to save for the future. However, because of their higher compensation levels, our named executive officers are generally prevented from receiving what would otherwise be their full employer match as a percentage of their salary under the 401(k) Plan. Forest also reimburses the named executive officers for tax-preparation and estate or financial planning expenses and the cost of an annual extensive physical examination. Such benefits are common for executive officers in our industry. They increase the competitiveness of the total compensation package, save the executive officer’s time spent on the important but time-consuming activities associated with tax preparation and estate or financial planning, and aid in retaining these key individuals.

How does Forest determine the amount (and, where applicable, the formula) for each element?

Base Salary. The Compensation Committee generally reviews the base salaries of Forest’s executive officers on an annual basis. The Compensation Committee reviewed and increased the base salaries of Mr. Dern and Mr. Wind in January and August 2013, respectively, in conjunction with their promotions to their current positions. In analyzing the base salaries of Forest’s executive officers, the Compensation Committee reviewed and discussed 2013 oil and gas industry surveys and other third-party data gathered by Forest’s Vice President, Human Resources, including salary data for Forest’s peer companies (described below). At its regular meeting in August 2013 and in discussions continuing thereafter, the Compensation Committee reviewed and determined to increase the base salary of the named executive officers (other than Mr. Wind) by three percent, effective October 1. With respect to the available data, the Compensation Committee attempted to maintain the base salary of Forest’s executive officers at levels competitive with comparable executive officers at Forest’s peer group of companies. The three percent salary increase, however, was less than the average increase received by Forest’s non-officer employees.

The Compensation Committee is responsible for advising Forest in the selection of its peer group of companies, which in 2013 was used in part for purposes of the Committee’s assessment of base salaries and to establish the terms of the performance unit awards granted to officers. The Compensation Committee tried to select non-integrated oil and gas production companies that resemble Forest, to the extent possible, in terms of market capitalization, revenues, geographic focus, employee count, and operational challenges. The peer group of companies that the Compensation Committee chose to consider for executives during 2013 consisted of the following companies:

1.	SM Energy Company	7.	Comstock Resources, Inc.
2.	EXCO Resources, Inc.	8.	Quicksilver Resources Inc.
3.	Ultra Petroleum Corporation	9.	Bill Barrett Corporation
4.	Cimarex Energy Co.	10.	Rosetta Resources
5.	Range Resources Corporation	11.	Swift Energy Company
6.	Cabot Oil & Gas Corporation	12.	Carrizo Oil & Gas, Inc.

Assuming the accuracy of Forest’s compensation data and industry surveys, the base salary of each of our named executive officers was between the 50th and 60th percentile of base salaries for comparable officer positions of the peer group. Following the sale of the Company’s Panhandle assets the Compensation Committee has revised the peer group.

Annual Incentive Bonus. The annual incentive bonuses for fiscal 2013 were awarded under the terms of Forest’s Annual Incentive Plan for 2013, or the 2013 AIP, which was adopted by the Compensation Committee. The 2013 AIP was filed with the SEC on May 17, 2013. In general terms, the 2013 AIP was designed to meet the following objectives:

•	provide an annual incentive plan framework that was performance-driven and focused on objectives considered critical to Forest’s success in 2013;

•	offer competitive cash compensation opportunities to all employees; and

•	incentivize and reward outstanding achievement.

The 2013 AIP provided for annual incentive awards determined primarily on the basis of Forest’s results under specified performance measures. The framework of the 2013 AIP was similar to annual incentive plans utilized by Forest in the past. Each year, the Compensation Committee establishes the performance levels for each performance measure and its appropriate weighting. These performance measures and their weighting are reviewed annually in light of changing Forest priorities and strategic objectives. The awards under the 2013 AIP were based upon the success of the business units and corporate staff of Forest in achieving the objectives established by the Compensation Committee and included in the plan. These goals, stated in terms of the specific performance measures, were derived in part from Forest’s 2013 business plan. The Compensation Committee also maintains discretion to adjust awards up or down to account for corporate achievements and non-quantitative results, including individual performance, during the year that are not captured in the performance measures.

For 2013, performance measures were established for (i) production growth, (ii) reserves growth, (iii) capital budget adherence, (iv) rate of return on drilling capital, and (v) specific business unit or corporate department performance objectives. The performance measures for each executive officer were tied to that officer’s business unit or corporate departments. If the officer worked in the corporate group, the performance measures were tied to Forest as a whole.

The “production growth” measure under the 2013 AIP was based on a targeted annual growth in net production for the entire company (consistent with Forest’s 2013 business plan), on a per-diluted-share basis. Production growth per diluted share for the entire company was calculated by dividing the quotient of Forest’s production during 2013 and the average number of diluted shares of Forest’s common stock outstanding on the last day of each month in 2013 by the quotient of Forest’s production during 2012 and the average number of diluted shares of Forest’s common stock outstanding on the last day of each month in 2012. The business units were each given aggregate net production goals that, taken together, were needed to reach the consolidated production growth target.

The “reserves growth” measure under the 2013 AIP was similarly based on targeted annual growth in reserves for the entire company, on a per-diluted- share basis. The target took into account proved developed extensions and discoveries plus the proved undeveloped conversions drilled and completed or recompleted during the year. New proved undeveloped extensions and discoveries were excluded. The business units were each given aggregate reserves goals that, taken together, were needed to reach the consolidated reserves growth target. Reserves growth per diluted share for the entire company was calculated by dividing the quotient of Forest’s proved developed reserves at the end of 2013 and the average number of diluted shares of Forest’s common stock outstanding on the last day of each month in 2013 by the quotient of Forest’s proved developed reserves at the end of 2012 and the average number of diluted shares of Forest’s common stock outstanding on the last day of each month in 2012. The assessment of the measure was based on Forest’s published year-end reserve estimates, which are audited by Forest’s independent reserve engineers, DeGolyer and MacNaughton. For purposes of both the reserves growth and production growth measures, equivalent volumes were calculated based on an oil/condensate-to-natural gas economic ratio of 15-to-1 and a natural gas liquids-to-natural gas economic ratio of 7.5-to-1.

The “capital budget adherence” objective under the 2013 AIP measured capital expenditures during the year to determine how closely they adhered to the capital budget approved by the Board. For 2013, the total approved capital budget was $362 million, consisting of: $317 million for drilling and completions; $22 million for leasehold, seismic, maintenance, and plugging and abandonment costs; and $23 million for capitalized overhead (i.e., the capitalized portion of Forest’s general and administrative expenses under the full-cost method of accounting). The Compensation Committee considered results against performance on the “production growth” and “reserves growth” measures in determining whether this measure had been completed on target.

The “rate of return on drilling capital” measure under the 2013 AIP was based on a targeted, consolidated pre-tax rate of return on all capital projects during the year related to drilling, completion, and recompletion projects, but excluding acquisitions, land lease, seismic, maintenance, and plugging & abandonment expenditures, and capitalized G&A, equity compensation, and interest. Only wells completed and put on production during 2013 were to be included in the calculation. However, undrilled proved undeveloped reserves added as a result of drilling were not to be included in the calculation. The effect of our joint venture in the Eagle Ford Shale area was to be included in the calculated results. The commodity prices used in the rate of return computations were to be consistent with those used in Forest’s 2013 business plan. In assessing the results under the measure, the Compensation Committee was to consider all revisions to proved reserves taken during the year.

The business unit and department performance objectives under the 2013 AIP were designed based on what the Chief Executive Officer determined would advance Forest’s interests in a meaningful fashion during 2013 and were reasonably measurable. The objectives included, among other things, increasing oil and natural gas liquids production and reserves, reducing lease operating expense, divesting non-core assets, including international assets, implementing a “3P” resource database, reducing debt, controlling and reducing general and administrative costs, and improving safety and environmental measures.

Each participant in the 2013 AIP has a target bonus expressed as a percentage of his or her base salary. Other than Mr. Wind and Mr. Dern, who were promoted during the year, the Compensation Committee determined not to change the target bonus percentage for each named executive officer from what the percentage had been in 2012. For the named executive officers, the aggregate target percentages of salary were as follows:

Executive	Aggregate target bonus as % of salary
Patrick McDonald	100.0%
Victor Wind	65.3	%(1)
Cyrus Marter	60.0%
Frederick Dearman	60.0%
Michael Dern	59.1	%(2)
Michael Kennedy	75.0%
Glen Mizenko	60.0%

(1)	Represents an aggregate target bonus percentage based on the period before his appointment as Chief Financial Officer in August 2013, when his target bonus was 60%, and the period after his promotion, when his target bonus was increased to 75%.
(2)	Represents an aggregate target bonus percentage based on the period before his appointment as Senior Vice President, Corporate Engineering and Technology in January 2013, when his target bonus was 45%, and the period after his promotion, when his target was increased to 60%.

The total expected pool under the 2013 AIP is equal to the sum of the target bonuses for each of the participants in the plan. However, as described below, the final size of the pool could be lower or higher than the expected amount and is dependent on the extent to which Forest and its business units satisfied the 2013 performance measures.

With respect to each of the performance measures under the 2013 AIP other than the “capital budget adherence” measure and the business unit or corporate department objectives, the Compensation Committee determined a “threshold,” “target,” and “outstanding” (or maximum) performance level. The “threshold” level was the level at which any payout under the 2013 AIP begins for the applicable performance measure. If the actual performance level for a measure was below the threshold level, no payout would occur with respect to that measure. The “target” level was that at which 100% of the expected payout for the applicable performance measure would occur. Where applicable, the target levels for the 2013 AIP performance measures correlated with production, capital, and expense projections contained in Forest’s 2013 Business Plan. The “outstanding” level was that at which 200% of the expected payout for the applicable performance measure would occur. The maximum total bonus pool achievable under the 2013 AIP was limited to 200% of target.

Payout under the 2013 AIP was on a sliding scale ranging from 0% to 200% of target. Actual performance that fell somewhere between the threshold and outstanding levels was rewarded in direct proportion to where it fell between those performance level benchmarks. Performance below the threshold level received no payout.

The table below contains the specific performance levels for the production growth, reserves growth, and rate of return on drilling capital performance measures.

Business Unit/Department	Threshold	Target	Outstanding
Forest (and corporate departments)(1)	Production Growth-(8)% Reserves Growth-8% ROR Drilling Capital-15%	Production Growth-2% Reserves Growth-12% ROR Drilling Capital-20% Capital Budget-$366.9(2)	Production Growth-12% Reserves Growth-16% ROR Drilling Capital-25%
Mid-Continent	Production-89.1 Bcfe Reserves-121.5 Bcfe	Production-99 Bcfe Reserves-142.9 Bcfe Capital Budget-$242.5(2)	Production-108.9 Bcfe Reserves-164.4 Bcfe
Southern	Production-18.2 Bcfe Reserves-67.6 Bcfe	Production-20.2 Bcfe Reserves-79.6 Bcfe Capital Budget-$119.4(2)	Production-22.2 Bcfe Reserves-91.5 Bcfe

(1)	Production growth, reserves growth, and “rate of return on drilling capital” for Forest as a whole and for the corporate departments reflect the cumulative performance of the Mid-Continent and Southern business units.
(2)	In millions.

As noted in the table above, the Compensation Committee did not set a “threshold” and “outstanding” performance level for the “capital budget adherence” performance measure. Instead, for this measure the Committee only determined the “target” performance level, achievement of which would result in a payout of 100% on this measure. Performance that exceeded the target performance level (i.e., capital expenditures less than the amount budgeted) or that came in below the target performance level (i.e., capital expenditures in excess of the amount budgeted) would be paid out at an amount greater or less than 100% of the target payout on this performance measure, as determined in the sole discretion of the Compensation Committee. With respect to the business unit and corporate department objectives, an achievement percentage ranging from zero to 200% was to be assigned to each business unit or corporate department based on an assessment by the Chief Executive Officer, with input from relevant senior executives, of the accomplishment of its objectives.

Each participant’s target bonus was to be paid if all of the 2013 performance measures reached the target level. Each performance measure represented a percentage of the total target bonus. In 2013, the weightings for each participant, as set by the Compensation Committee, were as follows: (i) 25% for production growth, (ii) 12.5% for reserves growth, (iii) 12.5% for capital budget adherence, (iv) 25% for rate of return on drilling capital, and (v) 25% for business unit or corporate department performance objectives. The specific payout for each performance measure was dictated by where the actual performance level for the measure falls in relation to the threshold, target, and outstanding benchmark levels. An individual’s performance could be considered in the context of the extent to which his or her performance during 2013 contributed to the overall success of Forest or, if applicable, to the success of his or her business unit or corporate department. If in the opinion of the Compensation Committee and the Chief Executive Officer (with respect to executive officers other than himself), the individual makes a disproportionately positive contribution, his or her bonus would be adjusted upward; conversely, if the individual does not contribute appropriately, his or her bonus would be adjusted downward.

At its regular meeting in February 2014, and in subsequent communications among the members and with Mr. McDonald, the Compensation Committee reviewed the performance of Forest and its business units under the 2013 AIP. The Committee also considered the retention issues that Forest faces and the need to recognize the loyalty that the remaining employees demonstrated to Forest during 2013, with the uncertainty that existed as a result of the significant asset sales, and related workforce reductions. The Committee reviewed with Mr. McDonald other accomplishments of Forest during 2013, while taking into account Forest’s disappointing stock price performance during the year. With respect to the four performance measures, the results under the 2013 AIP were as follows (calculated on a pro forma basis for the sale of the Texas Panhandle Assets):

Business Unit/Department	Production Growth (% of Target)(1)	Reserves Growth (% of Target)(1)	Capital Budget Adherence	ROR Drilling Capital (% of Target)	Business Unit or Department Objectives (% of Target)
Forest	0	0	25	20	25
All corporate departments	0	0	25	20	25
Mid-Continent	20	0	20	15	25
Southern	0	0	20	25	25

(1)	The appearance of a “0” in the column means that the threshold performance level for that measure was not met.

Annual incentive bonus awards for executive officers in charge of business units were calculated in accordance with the performance of their business unit which, as noted in the table above, may vary from the performance of Forest as a whole. In 2013, the calculated annual incentive bonus awards for Messrs. McDonald, Wind and Dern were based on the performance of Forest as a whole, while Mr. Dearman’s award was based on the performance of the Southern Business Unit. Messrs. Kennedy, Marter and Mizenko did not receive annual incentive bonus awards because they were no longer employed by Forest at the time awards were determined and made.

The calculated payout under the 2013 AIP, based on the achievement of its performance measures, was 70% of the total target payout. The Compensation Committee approved cash bonus awards under the 2013 AIP in the aggregate amount of $1,412,000 for all of the executive officers, as a group, including Mr. McDonald. The Compensation Committee and the full Board (excluding Mr. McDonald) reviewed the performance of the executive officers at their regular meetings in February 2013 and in subsequent communications. The Compensation Committee granted a bonus award to Mr. McDonald equal to 70% of his target award. The other named executive officers other than Mr. Wind and Mr. Dern also received payouts approximately 70% of the officers’ target awards. The Compensation Committee exercised their discretion by adjusting the 2013 AIP bonuses upward for Messrs. Wind and Dern, in recognition of the additional responsibilities undertaken by both of them during 2013 in light of the challenges arising from multiple divestitures. Mr. Wind and Mr. Dern received approximately 80% and 71% of their target awards, respectively. Individual executive officer bonus awards were reviewed and approved by the Compensation Committee. Individual executive officer bonus awards were reviewed and approved by the Compensation Committee.

The Compensation Committee establishes the target level of performance such that achievement of the target level on any financial or operating measure represents above-average performance by management. At the time target levels are established, the outcome is intended to be substantially uncertain but achievable with a high level of performance from Forest’s executives. Further, the Compensation Committee intends that achievement of the “outstanding” level on any financial or operating measure be very difficult. Over the past five years, Forest has achieved performance in excess of its target levels only two times, that being in 2009 and 2010. The following table shows the specific achievement percentage under AIPs, for Forest as a whole, for such years:

Year	AIP Achievement Percentage-Total Company
2009	132% of target
2010	148% of target
2011	67% of target
2012	75% of target
2013	70% of target

Special Bonuses. At a special meeting held in July 2013, the Board of Directors implemented a special bonus program related to the divestiture of Forest’s assets in the Texas Panhandle Area, aimed specifically at incentivizing certain non-executive employees to successfully execute the divestiture and remain employed with Forest through the completion of the sale process. The incentive awards would provide cash to employees based on management’s assessment of the importance of each such employee’s contribution to the sale process.

At its regular meeting in November 2013, the Compensation Committee considered awards of special bonuses to certain executives who also had played key roles in the divestiture of Forest’s assets in the Texas Panhandle Area. The purpose of the special bonuses was to reward those executives who had expended extraordinary efforts with respect to the divestiture in light of the significant size and the importance to Forest of this transaction in reducing Forest’s long-term debt. On November 25, 2013, following the successful completion of the Texas Panhandle Area divestiture, the Compensation Committee approved the payment of cash incentive awards totaling $1,510,767 to 51 non- executive employees pursuant to the bonus program implemented by the Board, and $615,167 to certain executive officers, excluding Mr. McDonald. The amount of the special awards granted to our named executive officers is included in the Summary Compensation Table on page 103.

Special Retention Grants. There were no grants of special retention equity awards in 2013.

Long-Term Incentive Awards. At its regular meeting in May 2013 and through subsequent communications with Mr. McDonald, the Compensation Committee determined to make long-term equity incentive awards to our named executive officers. The 2013 equity awards considered, among other things, the executive officers’ performance during 2012 and competitive long-term incentive values for comparable positions in our industry. In addition, Messrs. Dern and Wind received restricted stock and cash-settled phantom stock awards, respectively, at the time of their promotions in 2013.

As it has done the last several years, the Compensation Committee once again chose to grant restricted stock (rather than stock options) to the executive officers, the exception being the grant to Mr. McDonald. The

Committee chose restricted stock for the grants because (i) the majority of Forest’s competitors have shifted to restricted stock awards, or to a combination of restricted stock awards and stock option awards, and away from stock option awards only, (ii) restricted stock awards are less dilutive than stock options, and (iii) in the Committee’s opinion, restricted stock provides a more effective retention incentive. Mr. McDonald did not receive a grant of restricted stock and instead, for reasons noted below, received a grant of cash-settled phantom stock units. The restricted stock and cash-settled phantom stock units granted to Forest officers in May 2013 have a three-year cliff vesting schedule.

In addition, the Compensation Committee also granted performance unit awards to Forest officers in 2010, 2011, 2012, and in May 2013. As described below, the payout on the performance unit awards is tied to Forest’s total shareholder return, or TSR, over a three-year period (in the case of the May 2013 awards, April 1, 2013 through March 31, 2016) relative to that of the applicable group of peer companies. Each officer’s performance unit award is governed by a performance unit award agreement, the forms of which were approved by the Compensation Committee in advance, and filed with the SEC. In 2013, the award for each officer other than Mr. McDonald contains a target number of performance units, with each performance unit representing a contractual right to receive the cash value of one share of Forest common stock. Under the terms of the performance unit award agreements, at the end of the three year performance period, the recipient will earn anywhere from 200% of the value of the target shares down to zero percent of such target, depending on Forest’s TSR performance relative to the peer companies. Mr. McDonald’s award is identical in form to those of the other officers, except that one half of his award will be settled in cash and the other half will be settled in shares of Forest common stock.

As the name of the awards implies, the performance units are designed to reward greater performance with greater rewards; the better the company performs during the applicable performance period, as measured by relative TSR, the more shares, at higher value, the executive will receive at the end of the period. Thus, for the performance awards granted in 2010, which were payable in Forest common stock and the performance period for which ended on March 31, 2013, the executive officers received zero shares as a result of Forest’s poor TSR. Likewise, assuming the performance period for each of the 2011, 2012, and 2013 performance unit grants had ended on December 31, 2013, the executives again would have received nothing.

With respect to the May 2013 grant, the mixture of equity awards to each officer (other than Mr. McDonald) consisted of 50% restricted stock and 50% performance units. Mr. McDonald’s award consisted of 60% performance units (one half of which settles in stock and one half of which settles in cash) and 40% phantom stock (which may be settled only in cash). In determining the individual awards to our named executive officers, the Compensation Committee considered the competitive value of incentive grants for similar positions in our industry, the individual’s performance during 2012, the magnitude of his or her responsibilities within the Forest organization, and how critical the individual’s position is in terms of retention. The Compensation Committee also considered the award and share limitations under the Forest Oil Corporation 2007 Stock Incentive Plan (the “2007 Stock Plan”). The 2007 Stock Plan includes a provision that limits the maximum number of shares, including performance units (whether cash or stock settled), that may be awarded to any one person in any given year to a maximum of 1,000,000 shares and a value of $5,000,000. The terms of the 2007 Stock Plan also require Forest to assume at the time of grant that, for purposes of the individual award cap, the maximum 200% distribution under a stock-settled performance unit award will ultimately occur. In other words, when a grant of stock-settled performance unit awards is made, the total number of potential shares that might be issued must be reserved under the 2007 Stock Plan, and therefore are not available for other grants unless and until the shares are released as a result of forfeiture or because the full award is not paid out. In addition, the number of shares available for grant under the 2007 Stock Plan at any given time is limited, and cannot be increased without shareholder approval, and in general the number of shares being given in awards has increased as the value of the stock has decreased. As a result, in order to limit the number of shares reserved for issuance as performance awards under the 2007 Stock Plan (or, stated differently, in order to ensure a higher number of shares available for grant in other awards at later dates), the Compensation Committee chose to award cash-settled performance unit awards to executive officers in 2013. Likewise, in order to ensure compliance with the individual limitations in the 2007 Stock Plan, the Compensation Committee chose to award cash-settled phantom stock units instead of restricted stock to our Chief Executive Officer in 2013.

Alternative Disclosure Regarding Long-Term Incentive Awards. The Summary Compensation Table, as required by applicable disclosure rules, only describes the value of all compensation as of December 31 of the applicable year, with respect to salary, AIP, bonus, and other non-equity-based compensation, and as of the grant date, with respect to equity-based compensation. But as previously noted, Forest’s equity incentive awards vest over time, and thus the amount that may be realized by the executive upon vesting, or the “realizable value,” may be more or less depending on Forest’s relative performance. The following table shows the “grant date fair value” of equity-based awards granted to our former and current CEOs from 2007 through 2012, as determined in accordance with applicable disclosure rules, compared to the “realizable value,” which is the actual value on (i) the vesting date, if such date occurred prior to December 31, 2013, and (ii) December 31, 2013, if the applicable vesting date occurs after such date:

CEO Equity Award Value Comparison (2007-2013)(1)
Applicable Year of Performance(2)	Grant Date Fair Value	Realizable Value
Former CEO
2006	$3,313,200	$2,452,000	(3)
2007	$5,186,000	$2,420,000	(4)
2008	$1,941,515	$1,010,684	(5)
2009	$4,219,695	$528,878	(6)
2010	$4,115,399	$599,996	(7)
2011	$2,720,846	$703,174	(8)
Current CEO
2012	$4,136,950	$1,119,100	(9)
2013	N/A	N/A	(10)

(1)	Includes only the equity awards granted to our current and former Chief Executive Officers.
(2)	As noted above, long-term equity incentive awards generally are granted based on the previous year’s performance.
(3)	The award applicable to the 2006 year of performance was granted in 2007 and vested on June 11, 2010, and consisted entirely of restricted stock.
(4)	The award applicable to the 2007 year of performance was granted in 2008 and vested on May 8, 2011, and consisted entirely of restricted stock.
(5)	The award applicable to the 2008 year of performance was granted in 2009 and vested on May 27, 2012, and consisted of (i) restricted stock (realizable value of $668,000), and (ii) cash settled phantom stock (realizable value of $342,684).
(6)	The award applicable to the 2009 year of performance was granted in 2010 and vested on June 21, 2012 (the date of the former Chief Executive Officer’s termination) and consisted of (i) restricted stock (realizable value of $528,878) and (ii) performance units (realizable value of $0).
(7)	The award applicable to the 2010 year of performance was granted in 2011 and vested on June 21, 2012 (the date of the former Chief Executive Officer’s termination) and consisted of (i) restricted stock (realizable value of $406,290), (ii) performance units (realizable value of $0), (iii) time-based cash award (realizable value of $193,706), and (iv) performance-based cash award (realizable value of $0).
(8)	The award applicable to the 2011 year of performance was granted to our former CEO in 2012 and vested on June 21, 2012 (the date of the former Chief Executive Officer’s termination) and consisted of (i) restricted stock (realizable value of $609,435), (ii) performance units (realizable value of $0), (iii) time-based cash award (realizable value of $93,739), and (iv) performance-based cash award (realizable value of $0).
(9)

The award applicable to the 2012 year of performance was granted to our CEO in 2013 and consisted of (i) cash settled phantom stock units (realizable value of $1,119,100) and performance units (realizable value of $0). The above table does not show the awards granted to our current CEO at the time of his election in

September 2012, which had a grant date fair value of $4,650,393 and consisted of (i) a restricted stock award (realizable value on December 31, 2013 of $667,850), (ii) an inducement performance unit award (realizable value on December 31, 2013 of $0), and (iii) a performance unit award under the 2007 Stock Incentive Plan (realizable value on December 31, 2013 of $0).
(10)	Awards for the 2013 year of performance have not been granted.

The table and footnote (9) above indicate that Forest’s equity incentive awards function as intended. Over the period covered, Forest’s TSR has been poor, and as a result the ultimate payout or realizable value has been poor compared to the grant date value shown on the Summary Compensation Table.

Retirement Plans. Forest’s 401(k) Plan is designed to encourage U.S. employees, including the named executive officers, to save for the future. This compensation program generally is not linked to Forest’s performance and was not so linked during 2013. The 401(k) Plan provides Forest’s U.S. employees with the opportunity to contribute certain eligible earnings on a pre-tax basis to an account investing in various investment options. Employees may elect to contribute up to 80% of their eligible compensation, subject to certain limitations. Forest matches employee contributions up to a designated percentage of an employee’s total eligible compensation, with Forest’s contributions vesting for newly-hired employees over a period of five years. During 2013, Forest contributed a total of $122,500 to the 401(k) Plan on behalf of the named executive officers.

Until December 2012, Forest also permitted named executive officers and other executives to participate in the Executive Plan. Subject to an executive’s election to participate and defer a sufficient amount of base salary into the Executive Plan, the Executive Plan allowed the participant to receive into the Executive Plan the company’s 401(k) matching contribution that could not be made into the 401(k) Plan due to limits on 401(k) plans. However, Forest elected in December 2012 to terminate the Executive Plan. All amounts in the plan were paid to participants in lump sum payments on January 16, 2013, in accordance with Section 409A of the Internal Revenue Code. See “—Nonqualified Deferred Compensation” for the named executive officer’s individual balances in the Executive Plan at year end 2013, as well as the amount ultimately paid out to the named executive officers.

Forest does not maintain an active defined benefit retirement program for its employees.

Other Benefits. During 2013, the Compensation Committee did not make any changes to the other benefits or perquisites that the named executive officers receive at Forest. Those benefits include participation in plans available to all Forest employees, such as medical and dental plans, group term life and accidental death and dismemberment insurance plans, and short-term and long-term disability plans. Named executive officers also receive reimbursement of tax-preparation and estate or financial planning expenses and the cost of an annual extensive physical examination. Historically, the reimbursements have involved small dollar amounts, and the Compensation Committee believes that they are reasonable and consistent with, or less generous than, the compensation practices of Forest’s competitors.

In general, the severance agreements and the benefits that would flow to the executive officers in the event of an involuntary termination are explained below under “Potential Payments Upon Termination or Change-of- Control.” In addition to the rationale provided above under “Why does Forest choose to pay each element?,” the Compensation Committee also believes that the double-trigger change-of-control severance benefits generally provided under the severance agreements provides a sufficient level of protection for the executive officer as well as a retention incentive benefiting Forest and shareholders without creating an unreasonable obstacle to potential bona fide purchasers of Forest.

In the past, all of the severance agreements with Forest’s officers contained an excise tax gross-up provision for any “golden parachute” excise taxes within the meaning of Section 280G of the Internal Revenue Code. In conjunction with Mr. McDonald’s election as Chief Executive Officer in 2012, and when the other officers’ severance agreements came to the end of their term in December 2012, the Compensation Committee determined to remove the excise tax gross- up provision. The Compensation Committee terminated the officers’ severance agreements and implemented new forms of severance agreements for all officers, including Mr. McDonald. The new forms do not include an excise tax gross- up provision. Instead, a “best net” approach was included in the new agreements. Under this approach, if any payment, distribution, or benefit, whether pursuant to the severance agreement or otherwise, is subject to the federal excise tax on “excess parachute payments,” the amount payable will be reduced to an amount necessary to avoid such excise tax if doing so would result in a greater net after-tax benefit to the officer. In no event will a tax gross-up be provided.

Forest keeps records regarding other expenses that it pays on behalf of its executive officers. If those expenses are not related to company business, they are paid directly by the officer or are reimbursed to Forest. Certain expenses that are in fact related to company business represent additional compensation.

How does each compensation element and Forest’s decisions regarding that element fit into Forest’s overall compensation objectives and affect decisions regarding other elements?

The Compensation Committee considers each element of Forest’s compensation program and, when making decisions regarding specific elements, takes into account how that element fits into Forest’s overall compensation objectives. The Committee also considers how that element is affected by the other elements in the program.

At its regular meetings in February 2013, May 2013, August 2013, November 2013, and February 2014, the Compensation Committee reviewed cumulative (i) compensation tally sheets, (ii) severance valuations, and (iii) valuations of outstanding equity awards for each of Forest’s named executive officers. The tally sheets, severance valuations, and equity valuations were prepared by Forest’s Vice President, Human Resources. The tally sheets describe each named executive officer’s base salary, the prior year’s annual incentive bonus, the annual value of perquisites, the historic value of all equity compensation granted to and held by the officer, the annual amount of employer matching for the 401(k) Plan, and the internal pay equity among the named executive officers. The tally sheets then state the cumulative total value of these components. The severance valuations describe the severance payment and other benefits that each named executive officer would receive in the context of a termination from Forest in conjunction with a change-of-control. The equity valuations describe the current market value of all equity incentive awards held by each of the named executive officers as well as the value derived by the officer through recent vesting of restricted stock or exercises of options.

The Compensation Committee believes that the tally sheets, severance valuations, and equity valuations allow it to keep track of the on-going value and retentive quality of prior compensation grants, which in turn allows the Committee to maintain an appropriate perspective when considering current compensation decisions.

The Compensation Committee has instructed Forest’s Vice President, Human Resources, to continue to survey peer group companies and to update the tally sheets, severance valuations, and equity valuations and present the updates to the Committee on a quarterly basis. The Committee also intends to continue using these items, as well as advice from its compensation consultant, Meridian Compensation Partners LLC, or Meridian, as a means to make informed decisions regarding all of the components of Forest’s compensation program.

What is the role of Forest’s compensation consultant?

As noted above, the Compensation Committee has engaged Meridian as its independent consultant with respect to compensation matters involving Forest’s executive officers. Meridian reports directly to the Compensation Committee, which has authority under its charter to retain compensation consultants at Forest’s expense, although its representatives may also meet with management from time to time. All of the decisions with respect to the Company’s executive compensation, however, are made by the Committee. The Committee did not direct Meridian to perform its services in any particular manner or under any particular method. The Committee evaluates the compensation consultant annually to determine its independence. The last such evaluation occurred in August 2013.

How does Forest’s prior year say-on-pay vote impact its compensation practices?

Forest’s full Board of Directors reviewed Forest’s say-on-pay vote in May 2013, in which approximately 72% of the votes cast were in favor of Forest’s executive compensation. The Board also reviewed the analyses provided by the larger proxy advisory services, and Board members met with or otherwise communicated with Forest’s largest shareholders. The Committee determined from its review that by and large the shareholders were encouraged by the changes to the pay practices that Forest had undertaken in 2012. The Compensation Committee continues to monitor and review communications and analyses from shareholders, proxy services, and others, and will make additional changes to Forest’s compensation practices when deemed warranted.

How do accounting and tax treatments of each element of compensation impact Forest’s decisions to provide the named executive officers with that element of compensation?

The Compensation Committee generally makes compensation decisions for the named executive officers that are considered appropriate for the individual’s position in Forest’s industry, what is considered competitive for that position at peer companies and in the industry generally, his past performance and any changes in duties that the individual may experience in the near future. The resulting accounting and tax treatment to the individual or Forest from the compensation is generally a secondary consideration to the Compensation Committee’s decisions regarding what is proper compensation for the individual or Forest in light of then-current circumstances. However, Forest does account for its equity compensation expenses under the rules of FASB ASC Topic 718, which requires Forest to estimate and record an expense for each award of long-term incentive compensation over the vesting period of the award. Accounting rules also require Forest to record cash compensation as an expense at the time the obligation is accrued.

Section 162(m) of the Internal Revenue Code and its underlying regulations pertain to the deductibility of compensation to certain named executive officers in excess of $1,000,000. Forest has adopted a policy to provide “performance-based compensation” that is exempt from the Section 162(m) of the Internal Revenue Code limitations to the extent practicable. The 2007 Stock Plan has been approved by Forest’s shareholders, and as a result, certain elements of the 2007 Stock Plan are designed to provide performance-based incentive compensation that would be fully deductible under Section 162(m) of the Internal Revenue Code. The 2010, 2011, 2012, and 2013 performance unit grants made to our named executive officers, other than a performance unit award of 145,000 units granted to Mr. McDonald upon his hiring as Chief Executive Officer pursuant to the “inducement award” exception under the New York Stock Exchange listing rules, are intended to be fully deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) requires shareholder approval of performance measures at least once every five years. We last sought and obtained such approval in 2012.

While the deductibility of compensation is important to Forest and actions will sometimes be taken to ensure the deductibility of compensation, the Compensation Committee has also determined that some flexibility is required, notwithstanding the statutory and regulatory provisions, in negotiating and implementing incentive compensation programs. It has, therefore, retained the discretion to award some bonus payments based on non-quantitative performance measurements and other criteria that it may determine in its discretion from time to time.

Forest Plans and Programs Following the Combination Transaction

Annual Incentive Plan

In connection with the closing of the combination transaction, all participants in Forest’s Annual Incentive Plan for 2014, including the named executive officers, will receive pro rata annual bonus payments based on performance through the closing date as determined by the Compensation Committee in its discretion. The AIP payments will be prorated based on the number of days elapsed between January 1, 2014 and the closing date.

Forest Oil Corporation 2007 Stock Incentive Plan

In the event that the 2014 LTIP Proposal is approved by Forest’s shareholders and the 2014 LTIP becomes effective in accordance with its terms, Forest will make no further grants under the 2007 Stock Plan following the effective date of the 2014 LTIP.

Summary Compensation Table

The following table discloses the total compensation paid or earned by the named executive officers for the three years ended December 31, 2011, 2012, and 2013; provided, that only years during which an executive was a named executive officer are shown.

As reflected in the table, in 2013, on average, the named executive officers’ base salary accounted for approximately 18% of total compensation; non-equity incentive plan compensation (consisting of cash bonuses awarded under Forest’s 2013 AIP for services rendered in 2013 and special retention bonuses granted to certain officers in connection with the sale of Forest’s assets in the Texas panhandle area) accounted for approximately 8% of total compensation; long-term time-based equity incentive awards accounted for 34% of total compensation; long-term performance-based equity incentive awards accounted for 38% of total compensation; and the remainder was comprised of other benefits and perquisites. The footnotes to the Summary Compensation Table provide disclosure for fiscal year 2013, unless otherwise indicated.

Name and Principal Position (a)	Year (b)	Salary ($)(c)(1)	Bonus ($)(d)(2)	Stock Awards ($)(e)(3)	Option Awards ($)(f)	Non-Equity Incentive Plan Compensation ($)(g)(4)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(h)	All Other Compensation ($)(i)(5)	Total ($)(j)
Patrick R. McDonald	2013	655,000	0	4,136,950	0	470,000	0	23,985	5,285,935
President and Chief	2012	197,083	0	4,650,393	0	260,000	0	149,568	5,257,044
Executive Officer
Victor A. Wind	2013	371,093	66,667	1,477,180	0	210,000	0	18,331	2,143,271
Executive Vice President and Chief Financial Officer	2012	336,250		1,756,700	0	160,000	0	27,489	2,280,439
Cyrus D. Marter IV	2013	418,125	113,563	1,140,575	0	0	0	20,799	1,693,062
Senior Vice President,	2012	396,250	0	1,891,200	0	187,000	0	33,742	2,508,192
General Counsel and Secretary	2011	375,000	0	819,601	0	200,000	0	32,298	1,426,899
Frederick B. Dearman II	2013	352,625	0	933,680	0	151,000	0	20,872	1,458,177
Senior Vice President,
Southern Region
Michael J. Dern	2013	325,125	87,188	671,890	0	140,000	0	20,580	1,244,783
Senior Vice President,
Corporate Engineering and
Technology
Michael N. Kennedy(6)	2013	275,433	0	1,655,160	0	0	0	18,040	1,948,633
Former Executive Vice	2012	406,250	0	2,503,345	0	240,000	0	32,836	3,182,431
President and Chief	2011	362,500	0	1,366,002	0	240,000	0	37,697	2,006,199
Financial Officer
Glen J. Mizenko(7)	2013	364,177	110,000	933,680	0	0	0	19,484	1,427,341
Former Senior Vice President,	2012	370,833	0	1,891,200	0	180,000	0	31,212	2,473,245
Mid-Continent Region	2011	323,750	0	819,601	0	225,000	0	26,946	1,395,297

(1)	Amounts shown represent base salary paid for the fiscal year, as described under the caption “—Compensation Discussion and Analysis—Base Salary” above.
(2)	Amounts reflect a special discretionary bonus approved by the Compensation Committee on November 25, 2013, and paid to certain Forest employees who were involved with Forest’s sale of its assets in the Texas Panhandle Area. Cash bonus awards paid under Forest’s 2013 AIP during the first quarter of 2014 are reflected in the column “Non-Equity Incentive Plan Compensation” and discussed in footnote (4) below.
(3)

The applicable proxy statement disclosure rules require that Forest disclose the value of equity awards in the year that they are granted. However, as discussed above under “—Compensation Discussion and Analysis—Alternative Disclosure Regarding Long-Term Incentive Awards,” the Compensation Committee has generally granted such awards based on the executive’s and Forest’s performance during the prior fiscal year. Forest therefore believes that it would be more informative for readers to include the fair value of such grants with the previous year’s compensation, similar to how payments under Forest’s AIP are treated. Nonetheless, in accordance with the applicable disclosure rules, amounts in this column reflect the aggregate grant date fair value of stock awards and other equity compensation computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures relating to service-based vesting conditions. The grant date fair value of the restricted stock and phantom stock units was determined by averaging the high and low stock price of a share of Forest’s common stock as published by the NYSE on the date of grant. The grant date fair value of the performance units was determined using a process that takes into account probability-weighted shareholder returns assuming a large number of possible stock price paths (which are modeled based on inputs such as volatility and the risk-free interest rate). See “—2013 Grants of Plan-Based Awards” for a more complete description of the awards granted to named executive officers during 2013.
(4)	Amounts reflect the cash bonus awards to the named executive officers under the 2013 AIP, which is discussed in further detail under the caption “—Compensation Discussion and Analysis—Annual Incentive Bonus” above. Bonus awards under the 2013 AIP were accrued and earned in 2013 and paid in the first quarter of 2014.
(5)	Amounts shown for each named executive officer in 2013 include: (i) matching contributions of $17,500 to the 401(k) Plan for each officer; and (ii) the taxable value of group term life insurance coverage in excess of $50,000. The amounts attributable to each such perquisite or benefit for each named executive officer during 2013 did not exceed the greater of $25,000 or 10% of the total amount of perquisites received. The amounts in the “All Other Compensation” column for Mr. McDonald in 2012 also include $148,778 paid for his service as interim Chief Executive Officer, but do not include potential amounts for personal travel paid for by Forest, which are in the process of being determined.
(6)	Mr. Kennedy resigned as an executive officer of Forest on August 23, 2013. As a result of his resignation, Mr. Kennedy’s stock awards granted in 2013, 2012 and 2011 were forfeited.
(7)	Mr. Mizenko resigned as an executive officer of Forest on November 30, 2013. As a result of his resignation, Mr. Mizenko’s stock awards granted in 2013, 2012 and 2011 were forfeited.

2013 Grants of Plan-Based Awards

The following table provides information about plan-based awards, including cash payouts, restricted stock, phantom stock units, and performance units granted to each of the named executive officers during 2013.

	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#)(3) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(4) (l)
Name (a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Patrick R. McDonald		0	670,000	1,340,000
Performance Units	05/21/13				0	465,000	930,000			0	N/A	2,543,550
Phantom Stock Units	05/21/13				0			310,000	(5)			1,593,400
Victor A. Wind		0	261,368	522,736
Performance Units	05/21/13				0	88,000	176,000			0	N/A	481,360
Restricted Stock	05/21/13							88,000	(6)			452,320
Phantom Stock Units	08/24/13							100,000	(5)			543,500
Cyrus D. Marter IV(7)		0	256,500	513,000
Performance Units	05/21/13				0	107,500	215,000			0	N/A	588,025
Restricted Stock	05/21/13							107,500	(6)			552,550
Frederick B. Dearman II		0	216,300	432,600
Performance Units	05/21/13				0	88,000	176,000			0	N/A	481,360
Restricted Stock	05/21/13							88,000	(6)			452,320
Michael J. Dern		0	197,539	395,078
Performance Units	05/21/13				0	44,000	88,000			0	N/A	240,680
Restricted Stock	01/24/13							30,000	(6)			205,050
	05/21/13							44,000	(6)			226,160
Michael N. Kennedy(8)		0	328,125	656,250
Performance Units	05/21/13				0	156,000	312,000			0	N/A	853,320
Restricted Stock	05/21/13							156,000	(6)			801,840
Glen J. Mizenko(9)		0	247,200	494,400
Performance Units	05/21/13				0	88,000	176,000			0	N/A	481,360
Restricted Stock	05/21/13							88,000	(6)			452,320

(1)

Amounts represent a range of possible cash payouts under Forest’s 2013 AIP. As described under “—Compensation Discussion and Analysis” above, the Compensation Committee sets target bonus amounts at the beginning of the fiscal year under our AIP. The target amount shown in column (d) represents the amount, in dollars, that the executive would receive by achieving his target bonus. The target bonus of each executive is expressed as a percentage of his base salary. See “—Compensation Discussion and Analysis—Annual Incentive Bonus”. The amount that may be received by each executive ranges from 0%, the threshold amount reflected in column (c), to 200%, the amount reflected in column (e), of the executive’s target bonus. Messrs. Marter, Kennedy, and Mizenko were not eligible to receive payouts under the AIP, as they were no longer employed by Forest at the time the payouts were determined.
(2)	The amounts represent the threshold, target and maximum payouts for performance unit awards granted to each named executive officer pursuant to the 2007 Stock Plan. The executives other than Mr. McDonald received performance unit awards that may be settled solely in cash, whereas Mr. McDonald’s performance unit award is settled 50% in cash and 50% in common stock. Each of these awards was granted by the Compensation Committee. The restrictions on the performance unit awards lapse on the dates shown in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table, with total payout based on relative shareholder return compared to a list of peer companies. Under the terms of the cash-settled performance unit award agreements granted to each of the named executive officers, including Mr. McDonald, under the 2007 Stock Plan, each performance unit represents a contractual right to receive, in cash, an amount equal to the fair market value of one share of common stock; provided that the number of performance units for which payment may be made under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest’s relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on March 31, 2016. In the case of the stock-settled portion of Mr. McDonald’s performance unit award, each such performance unit represents a contractual right to receive one share of Forest’s common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest’s relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on March 31, 2016. The payouts for both of these types of awards will be at (x) zero if Forest’s relative total shareholder return ranks 13th among a group of 13 companies including Forest and its 12 peer companies, (y) target (or 100% of the initial award) if Forest’s relative total shareholder return is 7th, and (z) maximum (or 200% of the initial award) if Forest’s relative total shareholder return ranks 1st among its peers. Forest’s required ranking to achieve a specified level of payout is subject to change as provided in the performance unit award agreement if the number of peer companies is reduced during the performance period. For purposes of the performance unit awards, “total shareholder return” means the annualized rate of return shareholders receive through stock price changes and the assumed reinvestment of dividends paid over the applicable 36-month performance period, and is calculated using the 20-trading day average prior to the date of grant and the end of the performance period, respectively.
(3)	No stock options were awarded to the named executive officers during fiscal year 2013.
(4)	The amounts shown in this column reflect the grant date value of the awards under FASB ASC Topic 718 used by Forest for financial statement reporting purposes, disregarding estimated forfeitures. The grant date value of the restricted stock and phantom stock units was determined by averaging the high and low price of a share of Forest’s common stock as published by the NYSE on the date of grant. The grant date fair value of the performance units was determined using a process that takes into account the probability-weighted shareholder returns assuming a large number of possible stock price paths (which are modeled based on inputs such as volatility and the risk-free interest rate). See “—2013 Grants of Plan-Based Awards—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”.
(5)	Amounts represent phantom stock units awarded to Messrs. McDonald and Wind under the 2007 Stock Plan, which were approved by the Compensation Committee. Mr. Wind’s award was granted at the time of his promotion to Executive Vice President and Chief Financial Officer in August 2013. The restrictions on these awards lapse on the date shown in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table below. As reflected in the table, the restrictions generally lapse 100% on the third anniversary of the date of the award, subject to the officer’s continued employment. These phantom stock units may be settled solely in cash, with the grantee receiving, in cash, the fair market value of a share of Forest common stock for each unit on which the restrictions have lapsed. Messrs. McDonald and Wind have no rights to vote or receive dividend equivalents with respect to any shares covered by the phantom stock unit awards.
(6)	Amounts represent shares of restricted stock awarded to the respective named executive officers under the 2007 Stock Plan. These awards were approved by the Compensation Committee. The restrictions on these awards lapse on the dates shown in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table. As reflected in the table, the restrictions generally lapse 100% on the third anniversary of the date of the award, subject to the named executive officer’s continued employment. The restricted shares are held by Forest until the restrictions lapse; however, the named executive officer may exercise voting power and participate in dividends, if any, declared on Forest’s common stock.
(7)	Mr. Marter resigned as an executive officer of Forest effective January 24, 2014. He did not receive a cash payout from the 2013 AIP. All unvested awards were forfeited on January 24, 2014, the date of his termination from Forest.
(8)	Mr. Kennedy resigned as an executive officer of Forest effective August 23, 2013. He did not receive a cash payout from the 2013 AIP. All unvested awards were forfeited on August 23, 2013, the date of his termination from Forest.
(9)	Mr. Mizenko resigned as an executive officer of Forest effective November 30, 2013. He did not receive a cash payout from the 2013 AIP. All unvested awards were forfeited on November 30, 2013, the date of his termination from Forest.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The agreements that govern the equity awards made to our named executive officers during 2013 generally provide that the awards will remain restricted, unvested, or unearned for a period of three years from the date of grant. However, in the event of an executive’s termination due to death, disability, or an involuntary termination, such awards will no longer be subject to restrictions, or will receive accelerated vesting, as applicable. The awards only vest upon a “Corporate Change,” with respect to the restricted stock and phantom stock awards, or a “Change-of-Control,” with respect to the performance units, if such change is followed by an involuntary termination, or if the surviving entity does not assume the award or replace it with awards that are substantially similar in all economic respects. With respect to the named executive officer’s cash-settled performance unit awards, (a) upon a termination due to death or disability the executive will be deemed to have earned an amount of cash equal to the fair market value of a share of common stock on the date of such termination multiplied by the number of initial performance units granted pursuant to the award multiplied by a fraction, the numerator of which is the number of months of the three-year performance period that the executive was employed and the denominator of which is 36, and (b) in the event of an involuntary termination (whether or not occurring in connection with, or following, a Change-of-Control), the executive will be entitled to receive an amount of cash equal to the product of the number of performance units earned and the fair market value on the date of executive’s involuntary termination based on Forest’s total shareholder return in comparison to its peer companies, assuming the date of termination or Change-of-Control, as the case may be, as the last day of the performance period. With respect to Mr. McDonald’s stock-settled performance unit award, (a) upon a termination due to death or disability he will be deemed to have earned a number of shares of Forest common stock equal to the number of initial performance units granted pursuant to the award multiplied by a fraction, the numerator of which is the number of months of the three-year performance period that he was employed and the denominator of which is 36, and (b) in the event of an involuntary termination (whether or not occurring in connection with, or following, a Change-of-Control), he will be entitled to receive a number of shares of common stock that would have been earned based on Forest’s total shareholder return in comparison to its peer companies, assuming the date of termination or Change-of-Control, as the case may be, as the last day of the performance period. In addition, in the event of a Change-of-Control the Compensation Committee may elect, in its sole discretion, to have Forest satisfy the executive’s rights in respect of any stock-settled performance units, in whole or in part, by making a cash payment in lieu of shares of Forest common stock. The named executive officers have no rights to vote or receive dividend equivalents with respect to any shares covered by the performance unit awards.

For purposes of the restricted stock, phantom stock, and performance unit awards granted to named executive officers under the 2007 Stock Plan, an executive generally will be considered to have a “Disability” if, as a result of the executive’s incapacity due to physical or mental illness, the executive has been absent from full-time performance of the executive’s duties for a period of six consecutive months, and the executive has not returned to full-time employment within a thirty-day period after the executive has been given notice by Forest that his employment will be terminated due to his disability. The agreements generally define an “Involuntary Termination” as any termination that does not result from the executive’s resignation, but does not include a termination as a result of death, disability, or a termination by Forest by reason of the executive’s unsatisfactory performance or a final conviction of a misdemeanor involving moral turpitude or a felony. A “Corporate Change,” or “Change-of-control,” pursuant to the agreements is defined to include: (i) a merger, consolidation or other reorganization where Forest is not the surviving entity; (ii) a sale, lease or exchange of all or substantially all of Forest’s assets; (iii) a dissolution or liquidation of Forest; (iv) a person or entity acquiring or gaining ownership or control of more than 50% of Forest’s voting stock; or (v) the persons who were directors of Forest prior to a contested election of directors no longer constituting a majority of the board of directors following such an election.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the unexercised stock options, unvested performance units settled in cash and stock, unvested restricted stock awards, and unvested phantom stock unit awards that will be settled solely in cash held by our named executive officers as of December 31, 2013. The vesting dates for each option grant and equity award are shown in the accompanying footnotes. The market value of the stock awards is based on the closing market price of Forest’s common stock as of December 31, 2013, the last trading day in 2013, which was $3.61. The market values may not reflect the value actually realized by the named executive officers.

							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Patrick R. McDonald	7,600	(2)	0	N/A	24.21	05/10/17	185,000	(3)	667,850	278,000	(4)	1,003,580
	7,600	(2)	0		24.31	05/10/16	310,000	(5)	1,119,100	465,000	(6)	1,678,650
	11,293	(2)	0		16.93	05/10/15
	11,293	(2)	0		11.56	02/26/14
Victor A. Wind	13,552		0	N/A	17.63	04/14/15	143,000	(7)	516,230	88,000	(8)	317,680
	2,568		0		13.70	01/03/15	190,000	(9)	685,900	40,000	(10)	144,400
										22,800	(11)	82,308
Cyrus D. Marter IV(12)	20,328		0	N/A	13.56	12/08/14	162,500	(12)	586,625	107,500	(12)	388,075
	11,293		0		11.09	02/25/14	108,000	(12)	389,880	40,000	(12)	144,400
										22,800	(11)	82,308
Frederick B. Dearman II	0		0	N/A			155,000	(13)	559,550	88,000	(8)	317,680
							90,000	(14)	324,900	40,000	(10)	144,400
Michael J. Dern	16,940		0	N/A	13.56	12/08/14	113,000	(15)	407,930	44,000	(8)	158,840
	9,034		0		11.09	02/25/14	0		0	23,000	(10)	83,030
Michael N. Kennedy(16)	0		0	N/A	N/A	N/A	0		0	0		0
Glen J. Mizenko(17)	2,188		0	N/A	13.56	02/28/14	0		0	0		0

(1)	For each named executive officer, other than Mr. McDonald, unvested options vested in equal increments of 25%, commencing on the first anniversary date of the grant, and have a term of ten years.
(2)	Option awards for Mr. McDonald reflected in this table are awards that he received as a Non-Employee Director prior to his appointment as President and Chief Executive Officer on September 12, 2012. The options awards vested 100% on the date of grant and have a term of ten years. The option for 11,293 shares with an exercise price of $11.56 expired and was cancelled effective February 26, 2014.
(3)	The forfeiture restrictions on Mr. McDonald’s unvested restricted stock will lapse on September 12, 2015.
(4)	The number of units listed shows the target number of performance units outstanding. Each performance unit represents a contractual right to receive one share of Forest’s common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of performance units identified in the award, depending on Forest’s relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on September 11, 2015.
(5)	The forfeiture restrictions on Mr. McDonald’s unvested phantom stock unit award will lapse 100% on May 21, 2016, and will be settled solely in cash.
(6)	On May 21, 2013, Mr. McDonald was awarded 232,500 stock-settled and 232,500 cash-settled performance units under the 2007 Stock Plan. The number of units listed shows the target number of performance units outstanding. Each stock-settled performance unit represents a contractual right to receive one share of Forest’s common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest’s relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on March 31, 2016. Each cash-settled performance unit represents a contractual right to receive, in cash, an amount equal to the fair market value of one share of common stock; provided that the number of performance units for which payment may be made under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest’s relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on March 31, 2016.

(7)	The forfeiture restrictions on Mr. Wind’s unvested restricted stock will lapse as follows: 15,000 shares on June 10, 2014, 40,000 shares on March 12, 2015, and 88,000 shares on May 21, 2016.
(8)	The number of units listed shows the target number of performance units outstanding. Each cash-settled performance unit represents a contractual right to receive, in cash, an amount equal to the fair market value of one share of common stock; provided that the number of performance units for which payment may be made under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest’s relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on March 31, 2016.
(9)	The forfeiture restrictions on Mr. Wind’s unvested phantom stock unit awards will lapse as follows: 20,000 units on November 12, 2014, 30,000 units on November 12, 2015, 40,000 units on November 12, 2016, and 100,000 units on August 24, 2013. All of these phantom stock units will be settled solely in cash.
(10)	The number of units listed shows the target number of performance units outstanding. Each performance unit represents a contractual right to receive one share of Forest’s common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest’s relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on February 28, 2015.
(11)	The number of units listed shows the target number of performance units outstanding. Each performance unit represents a contractual right to receive one share of Forest’s common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of performance units awarded, depending on Forest’s relative total shareholder return in comparison to an identified peer group during the 36-month performance period ending on March 31, 2014.
(12)	Mr. Marter resigned as an executive officer of Forest on January 24, 2014. Pursuant to the terms of Mr. Marter’s stock option agreements, any vested and exercisable stock options outstanding on the date of termination may be exercised for a period of three months thereafter, including 20,328 shares that remain exercisable through April 24, 2014. The option for 11,293 shares expired and was cancelled effective February 25, 2014. All unvested shares of restricted stock, cash-settled phantom stock units, and performance unit awards held by Mr. Marter were cancelled and forfeited on January 24, 2014.
(13)	The forfeiture restrictions on Mr. Dearman’s unvested restricted stock will lapse as follows: 12,000 shares on June 10, 2014, 15,000 shares on August 12, 2014, 40,000 shares on March 12, 2015, and 88,000 shares on May 21, 2016.
(14)	The forfeiture restrictions on Mr. Dearman’s unvested phantom stock unit award will lapse as follows: 20,000 units on November 12, 2014, 30,000 units on November 12, 2015, and 40,000 units on November 12, 2016. All of these phantom stock units will be settled solely in cash.
(15)	The forfeiture restrictions on Mr. Dern’s unvested restricted stock will lapse as follows: 10,000 shares on June 10, 2014, 6,000 shares on July 16, 2014, 23,000 shares on March 12, 2015, 30,000 shares on January 24, 2016, and 44,000 shares on May 21, 2016.
(16)	Mr. Kennedy resigned as an executive officer of Forest on August 23, 2013. Pursuant to the terms of Mr. Kennedy’s stock option agreement, any vested and exercisable stock options outstanding on the date of termination remained exercisable through November 23, 2013. As of November 23, 2013, all outstanding stock options were unexercised and cancelled. All unvested shares of restricted stock, cash-settled phantom stock units, and performance unit awards held by Mr. Kennedy were cancelled and forfeited on August 23, 2013.
(17)	Mr. Mizenko resigned as an executive officer of Forest on November 30, 2013. Pursuant to the terms of Mr. Mizenko’s stock option agreement, any vested and exercisable stock options outstanding on the date of termination remained exercisable through February 28, 2014. The option for 2,188 shares was cancelled effective February 28, 2014. All unvested shares of restricted stock, cash-settled phantom stock units, and performance unit awards held by Mr. Mizenko were cancelled and forfeited on November 30, 2013.

Option Exercises and Stock Vested in 2013

The following table provides information, on an aggregate basis, about stock option exercises, and restricted stock awards and phantom stock unit awards that vested, during the fiscal year ended December 31, 2013 for each of the named executive officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)(1)		Value Realized on Vesting ($)(e)(2)
Patrick R. McDonald	0	0	14,006	(3)	62,397	(3)
Victor A. Wind	0	0	20,000	(4)	96,093	(4)
Cyrus D. Marter IV	0	0	27,000	(5)	131,288	(5)
Frederick B. Dearman II	0	0	20,000	(6)	99,440	(6)
Michael J. Dern	0	0	10,000	(7)	53,253	(7)
Michael N. Kennedy	0	0	22,500	(8)	119,819	(8)
Glen J. Mizenko	0	0	27,000	(9)	131,288	(9)

(1)	The number of shares reflected in this column exhibits the gross number of restricted stock awards and phantom stock unit awards that vested prior to tax withholding. The restricted stock units were settled in shares of common stock. The phantom stock units were settled in cash.
(2)	The value realized is based upon the gross shares underlying the restricted stock awards and the phantom stock units that vested, multiplied by the mean of the high and low sales prices of Forest’s common stock on the NYSE on the date preceding the date of vesting.
(3)	Forfeiture restrictions lapsed with respect to 14,006 restricted shares on May 8, 2013, $62,397 was the value realized upon vesting. Mr. McDonald received this award while he was serving as a non-employee director, on May 8, 2012, prior to his appointment as President and Chief Executive Officer. Mr. McDonald timely filed an election pursuant to Section 83(b) under the Internal Revenue Code with respect to the full grant date value of $150,004, and therefore no shares were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements during 2013.
(4)	Forfeiture restrictions lapsed with respect to 10,000 restricted shares on May 21, 2013, $53,253 was the value realized upon vesting, and 3,199 shares of restricted stock were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements. Forfeiture restrictions lapsed with respect to 10,000 phantom stock units on November 12, 2013, $42,840 was the value realized upon vesting.
(5)	Forfeiture restrictions lapsed with respect to 15,000 restricted shares on May 21, 2013, $79,880 was the value realized upon vesting, and 4,798 shares of restricted stock were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements. Forfeiture restrictions lapsed with respect to 12,000 phantom stock units on November 12, 2013, $51,408 was the value realized upon vesting. Mr. Marter resigned as an executive officer of Forest on January 24, 2014. All unvested awards were forfeited on January 24, 2014, the date of his termination from Forest.
(6)	Forfeiture restrictions lapsed with respect to 10,000 restricted shares on September 8, 2013, $56,600 was the value realized upon vesting, and 2,735 shares of restricted stock were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements. Forfeiture restrictions lapsed with respect to 10,000 phantom stock units on November 12, 2013, $42,840 was the value realized upon vesting.
(7)	Forfeiture restrictions lapsed with respect to 10,000 restricted shares on May 21, 2013, $53,253 was the value realized upon vesting, and 3,199 shares of restricted stock were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements.
(8)	Forfeiture restrictions lapsed with respect to 22,500 restricted shares on May 21, 2013, $119,819 was the value realized upon vesting, and 7,196 shares of restricted stock were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements. Mr. Kennedy resigned as an executive officer of Forest effective August 23, 2013. All unvested awards were forfeited on August 23, 2013, the date of his termination from Forest.
(9)	Forfeiture restrictions lapsed with respect to 15,000 restricted shares on May 21, 2013, $79,880 was the value realized upon vesting, and 4,798 shares of restricted stock were surrendered by the executive to Forest at the time of vesting to satisfy tax withholding requirements. Forfeiture restrictions lapsed with respect to 12,000 phantom stock units on November 12, 2013, $51,408 was the value realized upon vesting. Mr. Mizenko resigned as an executive officer of Forest effective November 30, 2013. All unvested awards were forfeited on November 30, 2013, the date of his termination from Forest.

Pension Benefits

We have a qualified, non-contributory defined benefit pension plan, the Forest Oil Corporation Pension Trust Agreement. Benefit accruals under this plan were suspended effective as of May 31, 1991. None of the named executive officers participate in this plan.

Nonqualified Deferred Compensation

In addition to Forest’s 401(k) Plan, which is a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code, Forest maintained the Executive Deferred Compensation Plan, or the Executive Plan, which provided deferred compensation benefits for certain officers whose annual accumulations under the 401(k) Plan are limited by certain provisions of the Internal Revenue Code. Subject to certain conditions and restrictions, a participant in the Executive Plan was permitted to defer a portion of his or her compensation with respect to which his or her elective deferrals under the 401(k) Plan were so limited. In addition, amounts deferred by a participant under the Executive Plan for a particular year were matched under this plan by Forest based on the matching formula used in the 401(k) Plan (which, for 2013, was a dollar-for-dollar match up to 8% of compensation). The Executive Plan also allowed for the participant to defer, per an election, all or a portion of his or her bonus compensation.

The Executive Plan was terminated by amendment in December 2012, and except as noted in the footnotes to the table below, all amounts were liquidated and disbursed to the participants on January 16, 2014, in accordance with Section 409A of the Internal Revenue Code.

The following table provides information concerning contributions to the Executive Plan by each of the named executive officers and by Forest and the aggregate earnings in the Executive Plan during 2013:

Name (a)	Executive Contributions in Last FY ($)(b)(1)	Registrant Contributions in Last FY ($)(c)(2)	Aggregate Earnings in Last FY ($)(d)	Aggregate Withdrawals/ Distributions ($)(e)(3)	Aggregate Balance at Last FYE ($)(f)(4)
Patrick R. McDonald	N/A	N/A	N/A	N/A	N/A
Victor Wind	0	0	20,891	0	334,297
Cyrus D. Marter IV(5)	0	0	43,631	0	324,050
Frederick B. Dearman II	0	0	2	0	16,690
Michael J. Dern	N/A	N/A	N/A	N/A	N/A
Michael N. Kennedy(6)	0	0	2,567	0	526,031
Glen J. Mizenko(7)	0	0	63,953	0	1,462,472

(1)	Amount contributed to the Executive Plan by each named executive officer is included in the amount reflected in the “Salary” column of the Summary Compensation Table above.
(2)	Amount contributed to the Executive Plan by Forest for each named executive officer is included in the amount reflected in the “All Other Compensation” column of the Summary Compensation Table above.
(3)	On December 9, 2013 the Compensation Committee of the Board of Directors of Forest determined to disburse, on January 16, 2014 (the “Disbursement Date”), all amounts held in participant accounts in the Executive Plan that would not have been disbursed in accordance with the terms of the Executive Plan prior to the Disbursement Date. The actual amounts disbursed to the named executive officers are as follows: Mr. McDonald, N/A; Mr. Wind, $332,451; Mr. Marter, $319,226; Mr. Dearman, $16,690; Mr. Dern, N/A; Mr. Kennedy, $525,316; and Mr. Mizenko, $1,462,472. Mr. Kennedy resigned as an executive officer on August 23, 2013, and therefore he received his disbursement on January 15, 2014, in accordance with his prior election under the Executive Plan.
(4)	Aggregate amounts reported as compensation to each named executive officer in the Summary Compensation Table for fiscal years 2006 through 2012 (or that would have been reported if the individual had been an named executive officer during such time) are as follows: Mr. McDonald, N/A; Mr. Wind, $314,241; Mr. Marter, $234,321; Mr. Dearman, $16,688; Mr. Dern, N/A; Mr. Kennedy, $503,340, and Mr. Mizenko, $1,121,403.
(5)	Mr. Marter resigned as an executive officer of Forest on January 24, 2014.
(6)	Mr. Kennedy resigned as an executive officer of Forest effective August 23, 2013.
(7)	Mr. Mizenko resigned as an executive officer of Forest effective November 30, 2013.

Potential Payments Upon Termination or Change-of-Control

None of Forest’s executive officers have employment agreements with Forest, and their employment may be terminated at any time at the discretion of the Board. As described below, Forest has entered into severance agreements with each of the named executive officers that provide for certain payments and other benefits if the officer’s employment is terminated under certain circumstances within two years following a change-of-control. Forest’s equity awards provide for vesting in connection with a change-of-control event only if the successor entity does not assume or replace the award with an award substantially similar in all economic respects, or if the executive is terminated involuntarily following the change-of-control. Forest’s severance agreements also provide for only double-trigger severance benefits to the executive officers. The rationale for providing the benefits within the severance agreements and the equity compensation awards has been provided above in “—Compensation Discussion and Analysis.”

Severance Agreements with the Named Executive Officers. Forest entered into a severance agreement with Mr. McDonald in October, 2012. Forest entered into severance agreements with each of the named executive officers, other than Mr. McDonald and Mr. Dern, effective December 18, 2012. Forest entered into a severance agreement with Mr. Dern in January 2013. Each of these severance agreements provide for certain payments and benefits if the executive is Involuntarily Terminated (as defined below) within two years following a change-of-control of Forest. See below for a summary of the term “change-of-control.”

Under the severance agreements, an executive will be considered Involuntarily Terminated if his employment is terminated for any reason other than cause, death, disability, or his resignation (other than a resignation within 60 days after receiving notice of a “change of duties”). A “change of duties” is generally defined under the severance agreements as a significant and adverse change in the executive’s authorities or duties, a material reduction in the executive’s annual base salary, a material reduction in the annual grant date value of long-term cash and equity compensation grants, or a change in the executive’s principal place of employment by more than 50 miles, if such change results in an increase in the executive’s commute from his principal residence. Forest’s “change of duties” definition is commonly referred to as a “Good Reason” termination at many of its peer companies. Generally, as a condition to receiving any payments under a severance agreement, the executive must release Forest in writing from all claims and causes of action arising out of the executive’s employment or his termination of employment, and agree not to compete with or solicit employees of Forest for a period of two years following his termination of employment. The severance agreements run in perpetuity. However, the Compensation Committee has the right to terminate or modify the severance agreements upon not less than one year’s advance written notice, provided that such termination or modification shall not take effect prior to the date that is 30 months following the effective date of the agreement or, if a change-of-control occurs while the agreement is in effect, 30 months following such change-of-control. See the “—Potential Payments Upon Termination or Change-of-Control—Potential Severance Payments and Benefits Upon Termination or Change-of-Control”, for additional information.

Change-of-Control. Each of the named executive officers’ severance agreements includes a definition of a “change-of-control” that is intended to comply with applicable definitions and requirements of Section 409A of the Internal Revenue Code and applicable regulations. Generally, under the agreements, a “change-of-control” means the occurrence of any one of the following types of events:

•	One person (or more than one person acting as a group) acquires stock ownership of Forest constituting more than 30% of the total fair market value or total voting power of Forest’s stock;

•	Individuals who, as of the effective date of the agreement, constitute the board of directors, or an incumbent board, cease for any reason to constitute at least a majority of the board; provided that any individual who becomes a director subsequent to the effective date of the agreement (other than an individual whose initial assumption of office occurs as a result of an actual or threatened election contest) and whose nomination or election was approved by at least a majority then comprising the incumbent board shall be considered as a member of the incumbent board;

•	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving Forest or any of its subsidiaries, a sale or other disposition of more than 60% of the total gross fair market value of Forest’s assets immediately prior to such sale or other disposition, or the acquisition of assets or securities of another entity by Forest, in each case unless (i) substantially all of the individuals and entities that were the beneficial owners of Forest’s common stock and voting securities beneficially own, directly or indirectly, more than 50% of the common equity securities and voting power of the resulting entity in substantially the same proportions as they did prior to the transaction, (ii) no individual or entity owns 30% or more of the common equity securities of the resulting entity, and (iii) a majority of the members of the board of directors of the resulting entity were members of the Board at the time of the execution of the initial agreement or of the action of the Board approving such transaction; or

•	Forest’s shareholders approve a complete liquidation or dissolution of Forest.

Severance Payments Following a Change-of-Control. In the event any of the named executive officers’ employment with Forest is Involuntarily Terminated as described above within 24 months after the date upon which a change-of-control occurs, the executive will receive the following severance benefits under his respective severance agreement or equity award agreement:

•	a cash severance payment consisting of a lump sum payment in an amount equal to 2.5 times the sum of (i) the greater of (a) his annual base salary in effect on the date of the Involuntary Termination, (b) his annual base salary at the annual rate in effect 60 days prior to the date of the Involuntary Termination, or (c) his annual base salary in effect immediately prior to the change-of-control, plus (ii) his annual bonus most recently paid; provided, that if the named executive officer was employed by Forest for only a portion of the year with respect to which such bonus was paid, then the annual bonus shall equal (A) an amount determined by annualizing the bonus received by the executive in respect of such partial year based on the ratio of the number of days the executive was employed by Forest during such year to 365 days or (B) the annual bonus earned by the executive (whether or not previously paid) in respect of the year immediately preceding the date of his Involuntary Termination, if the executive has not received a bonus in respect of such partial year by the date of his Involuntary Termination; provided, further, that if the executive has not received an annual bonus from Forest at any time prior to the date of his Involuntary Termination, then the annual bonus shall equal the amount of the executive’s target annual bonus for the year in which such termination occurs. The cash severance payment shall be paid 60 days after an Involuntary Termination, unless required by Section 409A of the Internal Revenue Code to be paid at a later date;

•	continued coverage under Forest’s medical and dental benefit plans for the executive and his spouse and his eligible dependents for a period of 24 months, in general without any cost to the executive other than income tax imposed on the named executive officer with respect to the value of such continued coverage (this coverage will be terminated if the executive becomes eligible to receive coverage from a subsequent employer during such period);

•	vesting of all outstanding stock options, restricted stock, and cash-settled phantom stock units to the extent described in the applicable award agreement; for awards granted prior to October 1, 2012, vesting will occur upon the change-of-control, whereas for grants on or after that date, vesting will occur in connection with a change-of-control only if the successor entity does not assume or replace the award with an award substantially similar in all material economic respects, or if the executive subsequently suffers an Involuntary Termination;

•	outstanding stock options will remain exercisable for a period of 12 months following the executive’s last day of employment (but in no event will an option be exercisable for a longer period than the original term of the option or a shorter period than already provided for under the terms of the option);

•	with respect to the performance unit awards granted prior to October 1, 2012, the executive will be entitled to receive a number of shares of common stock that would have been earned based on Forest’s total shareholder return in comparison to its peer companies, assuming the date of the change-of-control as the last day of the performance period. In addition, in the event of a change-of-control the Compensation Committee may elect, in its sole discretion, to have Forest satisfy the executive’s rights in respect of any performance units, in whole or in part, by making a cash payment in lieu of shares of Forest common stock;

•	with respect to the performance unit awards granted on or after October 1, 2012, if the successor entity does not assume or replace such awards with awards substantially similar in all material respects, the executive will be entitled to receive a number of shares of common stock, or an amount of cash, that would have been earned based on Forest’s total shareholder return in comparison to its peer companies, assuming the date of change-of-control as the last day of the performance period. In addition, in the event of a change-of-control the Compensation Committee may elect, in its sole discretion, to have Forest satisfy the executive’s rights in respect of any performance units, in whole or in part, by making a cash payment in lieu of shares of Forest common stock; and

•	if any payment, distribution, or benefit, whether pursuant to the severance agreement or otherwise, is subject to the federal excise tax on “excess parachute payments,” under the terms of the severance agreement, Forest may reduce any such payment if such reduction will result in a greater net after-tax amount to be paid to the executive.

Delayed Severance Payments. Section 409A of the Internal Revenue Code places restrictions on the timing of certain types of payments to the named executive officers and other officers, including the payments and benefits that may be payable under each officer’s severance agreement. As a result, the severance agreements include restrictions that will delay the payment of any amount until a date that is six months after the date of the executive’s termination of employment, or an earlier date to the extent such amount may be paid to the executive without being subject to additional taxes and interest under Section 409A of the Internal Revenue Code. If the payment of any amount is delayed, the amounts of any payments that are delayed will accrue interest at the prime rate announced by JPMorgan Chase Bank from the date that such payment would have been made had Section 409A of the Internal Revenue Code and the six-month payment restrictions not applied to the actual date the amount is paid to the executive.

Severance Payments Upon Termination Not Involving a Change-of-Control. As noted above, our executives’ severance agreements provide for severance payments only if the executive is involuntarily terminated within two years of a change-of-control. However, all of our equity agreements still provide that the award will vest and be payable in accordance with the terms thereof in the event the executive suffers an Involuntary Termination.

Payments Upon Retirement or Death or Disability. If a named executive officer retires in accordance with Forest’s normal retirement policies, or his employment is terminated as a result of death or disability, he will receive various benefits as reflected in the following table, which are generally available to all Forest employees. Forest’s retirement policy states than an individual may retire when he has attained the age of 65, or, if earlier, after attaining age 55 but having also completed 15 years of service with Forest. Under the terms of Forest’s forms of stock options, restricted stock agreements, and cash-settled phantom stock unit agreements, upon death, disability, or, in the case of stock options (but not restricted stock, cash-settled phantom stock units, performance units), retirement, any vesting or forfeiture provisions will lapse and the executive will be entitled to receive the underlying shares and any outstanding stock options will remain exercisable for a period of 12 months. With respect to the performance unit award agreements, upon death or disability the executive will be entitled to receive the stock or cash, as the case may be, that he would have received assuming the date of death or disability as the end of the applicable performance period and reducing the payout by the ratio of total months employed during the performance period by the full number of months in the performance period. With respect to restricted stock, cash-settled phantom stock units, and performance units, Forest may, in its discretion, accelerate the vesting or lapse of forfeiture restrictions upon the retirement of the executive. In addition, upon attaining age 65 or termination of employment due to death or disability, a participant in Forest’s 401(k) Plan (including a named executive officer who is a participant) will have a 100% vested interest in his accounts under such plan. Generally, the Forest benefit and incentive plans define retirement as a voluntary resignation on or after reaching age 62 and 15 years of qualifying service, although Forest’s 401(k) Plan provides that retirement means reaching age 65. None of the named executive officers are currently eligible to receive any retirement benefits.

Summary of Forest’s Payment Obligations and Other Benefits Upon Termination of Employment. The following table summarizes Forest’s payment obligations and the continuation of benefits to the named executive officers under various termination circumstances and assumes that the termination occurred on December 31, 2013.

	Termination as a Result of
	Resignation for Good Reason or Termination Without Cause		Change-of- Control(1)		For Cause or Without Good Reason	Voluntary Resignation	Retirement		Death or Disability
Unpaid base salary through date of termination	x		x		x	x	x		x
Accrued but unpaid vacation	x		x		x	x	x		x
Earned but unpaid annual incentive compensation			x
Unpaid deferred compensation	x		x		x	x	x		x
Unpaid reimbursements	x		x		x	x	x		x
Multiple of (a) base salary plus (b) amount equal to annual incentive bonus for last year			x
Continued medical and dental benefits(2)			x				x	(3)
Full and immediate vesting under stock option agreements	x	(4)	x	(4)			x		x
Full and immediate vesting under restricted stock agreements	x	(4)	x	(4)					x
Full and immediate vesting under cash-settled phantom stock unit agreements	x	(4)	x	(4)					x
Vesting of earned stock-and cash-settled performance units	x	(4)							x
Disability income or life insurance payments									x

(1)	Includes payments and benefits that may be available under the named executive officer’s severance agreement and assumes the named executive officer’s employment is Involuntarily Terminated within 24 months after a change-of-control.
(2)	Upon a change-of-control, the named executive officers (and their spouses and eligible dependents) will receive these benefits for 24 months.
(3)	This benefit is available only to retirees who were employed by Forest prior to January 1, 2009, the date the retiree medical plan was frozen. Retiree medical benefits require retirement on or after reaching age 62 and 15 years of continuous qualifying service. None of the named executive officers are currently eligible to receive any retirement benefits.
(4)	Equity awards granted prior to October 1, 2012 vest upon a change-of-control regardless of termination. Equity awards granted since October 1, 2012, provide for vesting upon a change-of-control only if (i) the surviving entity does not assume or replace such awards with awards substantially similar in all economic respects, or (ii) an Involuntary Termination occurs within 24 months.

Potential Severance Payments and Benefits Upon Termination or Change-of-Control. The following table assumes that each of the named executive officers terminated employment (other than as a result of death, disability, or retirement) with Forest on December 31, 2013. On that date, the closing price of Forest’s common stock was $3.61. These amounts are in addition to any benefits generally available to all U.S. employees upon a involuntary termination without cause, such as distributions from the 401(k) Plan, the payment of accrued vacation, and, subject to the terms of restricted stock, phantom stock unit, performance unit, and option agreements, the right to exercise or receive vested stock options, stock awards, and cash-settled phantom or performance awards. These amounts represent our best estimates, as the actual amounts to be paid to the named executive officers can only be determined on the actual date of separation.

	Severance & Bonus ($)	Long-Term Incentive Plans(2)				Executive Deferred Compensation Plan ($)(3)	Other Benefits ($)(4)	Excise Tax & Gross-Up ($)	Total Value of Payments and Accelerated Vesting of Shares ($)(5)
Name/Termination or Resignation Scenario		Value of Accelerated Restricted Stock ($)	Value of Accelerated Cash-Settled Phantom Stock Units ($)	Value of Accelerated Stock-Settled Performance Units ($)	Value of Accelerated Cash-Settled Performance Units ($)
Patrick R. McDonald-President and Chief Executive Officer
Involuntary-Not Within 24 Months of a Change-of-Control	0	667,850	1,119,100	0	0	N/A	0	0	1,786,950
Involuntary-Within 24 Months After a Change-of-Control	2,325,000	667,850	1,119,100	0	0	N/A	103,596	0	4,215,546
Voluntary resignation(6)	0	0	0	0	0	N/A	0	0	0
Termination For Cause(6)	0	0	0	0	0	N/A	0	0	0
Victor A. Wind-Executive Vice President and Chief Financial Officer
Involuntary-Not Within 24 Months of a Change-of-Control	0	516,230	361,000	0	0	334,297	0	0	1,211,527
Involuntary-Within 24 Months After a Change-of-Control	1,400,000	516,230	361,000	0	0	334,297	103,596	0	2,715,123
Voluntary resignation(6)	0	0	0	0	0	334,297	0	0	334,297
Termination For Cause(6)	0	0	0	0	0	334,297	0	0	334,297
Cyrus D. Marter IV-Senior Vice President, General Counsel and Secretary(7)
Involuntary-Not Within 24 Months of a Change-of-Control	0	586,625	389,880	0	0	324,050	0	0	1,300,555
Involuntary-Within 24 Months After a Change-of-Control	1,536,250	586,625	389,880	0	0	324,050	103,596	0	2,940,401
Voluntary resignation(6)	0	0	0	0	0	324,050	0	0	324,050
Termination For Cause(6)	0	0	0	0	0	324,050	0	0	324,050
Frederick B. Dearman II-Senior Vice President, Southern Region
Involuntary-Not Within 24 Months of a Change-of-Control	0	559,550	324,900	0	0	2	0	0	884,452
Involuntary-Within 24 Months After a Change-of-Control	1,296,250	559,550	324,900	0	0	2	103,596	0	2,284,298
Voluntary resignation(6)	0	0	0	0	0	2	0	0	2
Termination For Cause(6)	0	0	0	0	0	2	0	0	2
Michael J. Dern-Senior Vice President, Corporate Engineering and Technology
Involuntary-Not Within 24 Months of a Change-of-Control	0	407,930	0	0	0	N/A	0	0	407,930
Involuntary-Within 24 Months After a Change-of-Control	1,081,250	407,930	0	0	0	N/A	71,777	0	1,560,357
Voluntary resignation(6)	0	0	0	0	0	N/A	0	0	0
Termination For Cause(6)	0	0	0	0	0	N/A	0	0	0
Michael N. Kennedy-Former President and Chief Financial Officer(8)
Involuntary-Not Within 24 Months of a Change-of-Control	0	0	0	0	0	0	0	0	0
Involuntary-Within 24 Months After a Change-of-Control	0	0	0	0	0	0	0	0	0
Voluntary resignation	0	0	0	0	0	0	0	0	0
Termination For Cause	0	0	0	0	0	0	0	0	0
Glen J. Mizenko-Former Senior President, Mid-Continent(9)
Involuntary-Not Within 24 Months of a Change-of-Control	0	0	0	0	0	0	0	0	0
Involuntary-Within 24 Months After a Change-of-Control	0	0	0	0	0	0	0	0	0
Voluntary resignation	0	0	0	0	0	0	0	0	0
Termination For Cause	0	0	0	0	0	0	0	0	0

(1)	Reflects the cash benefits payable in the event of a termination under the executive’s severance agreement. The amount includes the executive’s annual base salary and, in the event of termination within 24 Months of a change-of-control, annual bonus. Bonus amounts are based on AIP bonuses paid to the named executive officers during 2013.
(2)	Reflects the accelerated value of unvested shares of restricted stock, cash-settled phantom stock units, and performance units awarded under the terms of Forest’s stock incentive plans and assumes successor entity does not assume or replace awards in connection with a change-of-control. The performance unit amounts represent a number of units vested equal to 0% of the initial performance units awarded, based on Forest’s total shareholder return ranking among its peers as of December 31, 2013. Each named executive officer’s stock options are fully vested and, upon termination, he would have the right to exercise all vested, unexercised stock options. The amounts shown in the table are based on the closing price of a share of Forest common stock on December 31, 2013, or $3.61. In the event of an Involuntary Termination upon a Change-of-Control, the named executive officers will have a period of 12 months to exercise their stock options instead of the three months generally available to employees. See “—Outstanding Equity Awards at Fiscal Year-End”, for details regarding the securities held by the named executive officers at December 31, 2013. See footnote (6) below for an explanation of the amounts in the column titled “Value of Cash-Based Awards.”
(3)	Reflects the amount payable to the named executive officers, other than Messrs. McDonald and Dern, under the Executive Plan as of December 31, 2013. Messrs. McDonald and Dern did not participate in the Executive Plan.
(4)	Reflects the cost of continued medical and dental coverage for the executive, his spouse, and any dependents at least equal to the cost of such coverage had the executive not been terminated. With respect to each named executive officer, the amount assumes this insurance coverage for 24 months after an involuntary termination following a change-of-control.
(5)	The amounts assume that the timing of any payment or benefit is not delayed. If Forest delays making any payment or providing any benefit as a result of a determination that a delay in any such payment or benefit is required pursuant to Section 409A of the Internal Revenue Code, then Forest will pay interest on any delayed payment from the date the payment should have been made until the time the payment is actually made. Interest, if any, due with respect to any such required delay in the receipt of the named executive officer’s cash severance payment shall be calculated at the prime or base rate of interest announced by JPMorgan Chase Bank or its successor. Any payment amount not made when due shall accrue interest at the rate of 10 percent plus the prime rate announced by JPMorgan Chase Bank.
(6)	Upon a voluntary resignation (other than under circumstances pursuant to which a named executive officer’s employment would be considered Involuntarily Terminated as described under Severance Agreements with the Named Executive Officers above) or termination for cause, the named executive officer would not receive any additional payments, except: (i) amounts generally payable to any terminating employee, including accrued vacation, their vested 401(k) Plan balance, the delivery of any vested shares awarded under the stock incentive plan, and vested, unexercised options, which may be exercised for a period of three months following termination; and (ii) amounts held for their benefit under the Executive Plan.
(7)	Mr. Marter resigned as an executive officer effective January 24, 2014.
(8)	Mr. Kennedy resigned as an executive officer effective August 23, 2013.
(9)	Mr. Mizenko resigned as an executive officer effective November 30, 2013.

Compensation Practices and Risk

Forest does not believe that its policies and practices of compensating its employees give rise to risks that are reasonably likely to have a material adverse effect on Forest. In making this determination, Forest considered the following:

•	The Board has adopted a clawback policy, and has established stock ownership guidelines for the directors and executive officers;

•	With regard to the compensation of Forest’s executive officers, although the Company’s compensation program is weighted toward pay-for-performance, Forest believes the following aspects mitigate against the taking of excessive risk:

•	The annual long-term equity incentive component of the program, which is the largest component of each executive officer’s overall compensation package, is divided into different types of awards, but all are weighted toward long-term achievement, generally with three year cliff vesting based on the value of Forest’s stock, whether absolute or in comparison to our peers, as opposed to short-term or financial statement metrics; and

•	Each executive officer’s annual AIP bonus is based on a number of goals set for Forest as a whole or for the individual business units, which are ultimately a subjective judgment made by the Compensation Committee, which can consider risks facing Forest and market conditions at the time of the decision.

Director Compensation

Forest uses a combination of cash and equity awards to attract and retain qualified candidates to serve on the Board. During 2013, each non-employee director received an annual cash retainer of $60,000, prorated for the portion of the year he was engaged as a director. Each non-employee member of the Board who serves on the standing committees of the Board also receives a cash retainer for such services. The Audit Committee members receive an annual cash retainer of $15,000, and the Chairman of the Audit Committee receives $30,000. Members of the other standing committees of the Board receive an annual cash retainer in the amount of $5,000, and the Chairmen of the other committees receive an amount equal to $10,000; however, members of the Executive Committee who are not Denver-area residents are paid a retainer of $15,000 instead of the other fees that would apply.

In addition, during 2013, each non-employee director received a restricted stock award of 33,671 shares under the 2007 Stock Plan. Each such award was granted on the date of the annual meeting, May 7, 2013, and reflected the number of shares of common stock (rounded to the nearest whole number) obtained by dividing $150,000 by the fair market value of a share of common stock on the date of the award. The shares included in the directors’ restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of the award. All non-employee directors are reimbursed by Forest for all costs incurred by them in their capacities as directors, including the costs of attending Board meetings and committee meetings.

The following table provides information concerning compensation paid to non-employee directors for the year ended December 31, 2013. The non-employee directors do not participate in any non-equity incentive, retirement, pension, or nonqualified deferred compensation plans.

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(1)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($)(g)	Total ($)(h)
Loren K. Carroll(2)	75,000	150,004	0	N/A	N/A	0	225,004
Richard J. Carty(3)	75,000	150,004	0	N/A	N/A	0	225,004
Dod A. Fraser(4)	95,000	150,004	0	N/A	N/A	0	245,004
James H. Lee(5)	95,000	150,004	0	N/A	N/A	0	245,004
James D. Lightner(6)	75,000	150,004	0	N/A	N/A	0	225,004
Raymond I. Wilcox(7)	75,000	150,004	0	N/A	N/A	0	225,004

(1)	Amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures relating to service-based vesting conditions.
(2)	As of December 31, 2013, Mr. Carroll had 33,671 shares of restricted stock subject to forfeiture restrictions and 15,200 options outstanding.
(3)	As of December 31, 2013, Mr. Carty had 33,671 shares of restricted stock subject to forfeiture restrictions and no options outstanding.
(4)	As of December 31, 2013, Mr. Fraser had 33,671 shares of restricted stock subject to forfeiture restrictions and 37,786 options outstanding. On May 8, 2013, 11,293 option shares expired and cancelled.
(5)	As of December 31, 2013, Mr. Lee had 33,671 shares of restricted stock subject to forfeiture restrictions and 37,786 options outstanding. On May 8, 2013, 11,293 option shares expired and cancelled.
(6)	As of December 31, 2013, Mr. Lightner had 33,671 shares of restricted stock subject to forfeiture restrictions and 26,493 options outstanding.
(7)	As of December 31, 2013, Mr. Wilcox had 33,671 shares of restricted stock subject to forfeiture restrictions and no options outstanding.

Attracting and retaining qualified non-employee directors is critical to the future value growth and governance of Forest. Sabine’s board of directors engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to develop a new director compensation program for Forest’s board of directors that will be appropriate for the combined company and is expected to be implemented following the closing of the combination transaction. In accordance with the data and recommendations from Pearl Meyer, Sabine intends that, following the closing of the combination transaction, each non-employee director will generally be entitled to receive an annual cash retainer of approximately $70,000 plus an annual equity grant with a fair market value of approximately $140,000 at the time of grant. In addition, directors who are placed in leadership roles will be entitled to supplemental compensation in connection with their additional duties. Sabine expects that the lead director will be entitled to receive approximately an additional $20,000 payment annually, while the audit committee chair will be entitled to receive approximately an additional $15,000 payment annually, and chairs of any other standing committees of the board will each be entitled to receive approximately an additional $10,000 payment annually. Directors who are also employees of Forest will receive no additional compensation for their service on the Forest board of directors.

Compensation Committee Interlocks and Insider Participation

During 2013, the Compensation Committee consisted of the following independent directors: Loren K. Carroll, James H. Lee, and Raymond I. Wilcox. No member of the Compensation Committee is now, or at any time since the beginning of 2013 has been, employed by or served as an officer of Forest or any of its subsidiaries or had any relationships requiring disclosure with Forest or any of its subsidiaries. None of Forest’s executive officers are now, or have been at any time since the beginning of 2013, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of Forest’s board or the Compensation Committee.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following general discussion describes the material U.S. federal income tax consequences of the combination transaction to holders of Forest common shares. This discussion is based on current provisions of the Internal Revenue Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, all as in effect as of the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion is limited to holders of Forest common shares that hold their Forest common shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, holders having a “functional currency” other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, mutual funds, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, S corporations or other pass-through entities or arrangements (or investors in S corporations or other pass-through entities or arrangements), insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding Forest common shares in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, or holders who acquired their Forest common shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. Holders should consult their own tax advisors as to the particular tax consequences to them of the combination transaction, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

The Forest common shares outstanding immediately prior to the effective time of the combination transaction will remain outstanding and will not be otherwise affected for U.S. federal income tax purposes by the combination transaction. Accordingly, the combination transaction will not result in any U.S. federal income tax consequences to holders of Forest common shares.

HOLDERS OF FOREST COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE COMBINATION TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed consolidated combined financial statements present the combination transaction of the historical consolidated financial statements of Sabine and Forest adjusted to give effect to the combination transaction as well as certain dispositions of assets by each of Sabine and Forest during the periods presented. The unaudited pro forma condensed consolidated combined statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 combine the historical consolidated statements of operations of Sabine and the historical consolidated statements of operations of Forest, giving effect to the applicable dispositions and the combination transaction as if they had been consummated on January 1, 2013, the beginning of the earliest period presented. The unaudited pro forma condensed consolidated combined balance sheet combines the historical consolidated balance sheet of Sabine and the historical condensed consolidated balance sheet of Forest as of March 31, 2014, giving effect to the combination transaction as if it had been consummated on March 31, 2014. The historical consolidated financial statements of Forest have been adjusted to reflect certain reclassifications in order to conform to Sabine’s consolidated financial statement presentation.

The merger agreement provides that Forest and Sabine will combine their businesses under Forest. Sabine Investor Holdings and AIV Holdings will contribute all of the equity interests of Sabine to Forest, with Sabine becoming a wholly owned subsidiary of Forest. In exchange for the contribution, (i) Sabine Investor Holdings and AIV Holdings will receive 123,837,490 and 39,874,020 shares of Forest common stock, respectively and (ii) Sabine Investor Holdings and AIV Holdings will receive 1,258,900 and 405,349 shares of Forest Series A convertible common-equivalent preferred stock, respectively. Upon consummation of the combination transaction, current Forest common shareholders will continue to hold their shares of Forest common stock, which shares will represent (based on the number of Forest common shares outstanding as of May 5, 2014) approximately 42% of the issued and outstanding Forest common shares, approximately a 26.5% economic interest in Forest and 20% of the total voting power in Forest, and Sabine Investor Holdings and AIV Holdings will collectively hold approximately 58% of the issued and outstanding Forest common shares and 100% of the issued and outstanding Forest convertible common-equivalent preferred shares, collectively representing approximately a 73.5% economic interest in Forest and 80% of the total voting power in Forest. If the 2014 LTIP Proposal is approved, Forest expects to issue approximately [—] shares of Forest common stock under the 2014 LTIP, which will dilute the ownership percentages in Forest common shares listed above as well as the voting power of current Forest common shareholders, but will not affect the collective voting power of Sabine Investor Holdings and AIV Holdings, which will remain at 80%. As part of the contribution, FR NFR Holdings, Inc. and FR NFR PI, Inc., which are wholly owned subsidiaries of AIV Holdings and are parent entities of Sabine Holdings, will be contributed by AIV Holdings to Forest. After the contribution, FR NFR Holdings, Inc. and FR NFR PI, Inc. will merge with and into Forest, with Forest surviving. After the contribution, Sabine Holdings, SOGH II and Sabine, will merge with and into Forest, with Forest surviving. Please see “Proposal No. 1—The Share Issuance—General” for additional information regarding the transactions contemplated by the merger agreement.

The unaudited pro forma condensed consolidated combined financial statements were prepared using the acquisition method of accounting with Sabine considered the predecessor or acquirer of Forest. Under the acquisition method of accounting, the purchase price is allocated to the underlying Forest assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill.

As of the date of this document, Sabine has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Forest assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Forest’s accounting policies to Sabine’s accounting policies. A final determination of the fair value of Forest’s assets and liabilities will be based on the actual net assets and liabilities of Forest that exist as of the closing date of the combination transaction and, therefore, cannot be made prior to the completion of the combination transaction. In addition, the value of the consideration given by Sabine Investor Holdings and AIV Holdings upon the consummation of the combination will be determined based on the closing price of Forest’s common shares on the closing date of the combination transaction. As a result of the foregoing, the pro forma adjustments (as defined below) are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed consolidated combined financial statements presented below. Sabine estimated the fair value of Forest’s assets and liabilities based on discussions with Forest’s management, preliminary valuation studies, due diligence, and information presented in Forest’s public filings. Upon completion of the combination transaction, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statements of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed consolidated combined financial statements (the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the pro forma condensed consolidated combined financial statements to give effect to pro forma events that are: (1) directly attributable to the combination transaction; (2) factually supportable; and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results of Sabine and Forest following the combination transaction. The unaudited pro forma condensed consolidated combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the combination transaction occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated combined financial statements do not purport to project the future operating results or financial position of the combined company following the combination transaction.

The unaudited pro forma condensed consolidated combined financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the combination transaction and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma condensed consolidated combined statements of operations exclude projected operating efficiencies and synergies expected to be achieved as a result of the combination transaction. The unaudited pro forma condensed consolidated combined financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the combination transaction, as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the combination transaction. However, such costs could affect the combined company following the combination transaction in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed consolidated combined financial statements do not reflect the effect of any regulatory actions that may affect the results of the combined company following the combination transaction.

The unaudited pro forma condensed consolidated combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed consolidated combined financial statements;

•	the historical audited consolidated financial statements of Sabine as of and for the year ended December 31, 2013, disclosed in Annex A to this proxy statement/prospectus;

•	the historical unaudited consolidated financial statements of Sabine as of and for the three months ended March 31, 2014, disclosed in Annex A to this proxy statement/prospectus;

•	the historical audited consolidated financial statements of Forest as of and for the year ended December 31, 2013, included in Forest’s Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference in this proxy statement/prospectus;

•	the historical unaudited condensed consolidated financial statements of Forest as of and for the three months ended March 31, 2014, included in Forest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and incorporated by reference in this proxy statement/prospectus; and

•	other information relating to Sabine and Forest contained in or incorporated by reference into this proxy statement/prospectus.

FOREST UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

	Three Months Ended March 31, 2014
	Sabine Predecessor Historical	Sabine Divestiture Adjustments(a)	Forest Historical	Forest Divestiture Adjustments(b)		Pro Forma Adjustments		Pro Forma As Adjusted
	(in thousands, except per share amounts)
Revenues:
Oil, natural gas, and natural gas liquids	$112,306	$—	$64,457	$—		$—		$176,763
Other	411	—	737	—		—		1,148

Total revenues	112,717	—	65,194	—		—		177,911

Costs, expenses, and other:
Lease operating expenses	11,270	—	14,510	—		—		25,780
Marketing, gathering, transportation, and other	4,386	—	2,515	—		—		6,901
Production and ad valorem taxes	5,592	—	3,225	—		—		8,817
General and administrative expenses	6,390	—	8,240	(1,076)		—		13,554
Depletion, depreciation, and amortization	39,925	—	21,415	—		—		61,340
Interest expense	25,827	—	16,011	—		—		41,838
Realized and unrealized losses on derivatives instruments, net	22,126	—	12,851	—		—		34,977
Other, net	(1,113)	—	8,648	(794)		—		6,741

Total costs, expenses, and other	114,403	—	87,415	(1,870)		—		199,948
Income (loss) before income taxes	(1,686)	—	(22,221)	1,870		—		(22,037)
Income tax (benefit) expense	—	—	(1,214)	676		754	(d)	(460)
				(676	)(b)

Net income (loss)	$(1,686)	—	$(21,007)	$1,870		$754		$(21,577)

Basic earnings (loss) per common share	$—	—	$(0.18)	$0.02		$—		$(0.08	)(j)

Diluted earnings (loss) per common share	$—	$—	$(0.18)	$0.02		$—		$(0.08	)(j)

Weighted Average Shares Outstanding
Basic	—	—	116,838	116,838		—		280,514	(j)
Diluted	—	—	116,838	116,838		—		280,514	(j)

FOREST UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED

STATEMENT OF OPERATIONS

	Year Ended December 31, 2013
	Sabine Predecessor Historical	Sabine Divestiture Adjustments(a)	Forest Historical	Forest Divestiture Adjustments(b)	Pro Forma Adjustments		Pro Forma As Adjusted
	(in thousands, except per share amounts)
Revenues:
Oil, natural gas, and natural gas liquids	$354,223	$(52,083)	$441,341	$(197,267)	$—		$546,214
Other	755	—	331	—	—		1,086

Total revenues	354,978	(52,083)	441,672	(197,267)	—		547,300

Costs, expenses, and other:
Lease operating expenses	42,491	(4,081)	76,675	(29,626)	—		85,459
Marketing, gathering, transportation, and other	17,567	(2,132)	11,895	(454)	—		26,876
Production and ad valorem taxes	17,824	(4,108)	14,857	(4,237)	—		24,336
General and administrative expenses	27,469	—	54,826	(18,498)	—		63,797
Depletion, depreciation, and amortization	137,068	(17,009)	171,557	(75,542)	—		216,074
Ceiling test write-down of oil and natural gas properties	—	—	57,636	—	—		57,636
Interest expense	99,471	(4,162)	119,829	(53,684)	—		161,454
Realized and unrealized (gains) losses on derivatives instruments, net	(814)	—	3,786	—	—		2,972
Other, net	3,325	(124)	(142,606)	142,974	—		3,569

Total costs, expenses, and other	344,401	(31,616)	368,455	(39,067)	—		642,173
Income (loss) before income taxes	10,577	(20,467)	73,217	(158,200)	—		(94,873)
Income tax (benefit) expense	—	—	(707)	(57,173)	3,267	(d)	2,560
				57,173 (b)

Net income / (loss)	$10,577	$(20,467)	$73,924	$(158,200)	$3,267		$(94,873)

Basic earnings (loss) per common share	$—	$—	$0.62	$(1.35)	$—		$(0.35	)(j)

Diluted earnings (loss) per common share	$—	$—	$0.62	$(1.35)	$—		$(0.35	)(j)

Weighted Average Shares Outstanding
Basic	—	—	116,125	116,125	—		280,514	(j)
Diluted	—	—	116,125	116,125	—		280,514	(j)

FOREST UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED

BALANCE SHEET

	As of March 31, 2014
	Sabine Predecessor Historical	Forest Historical	Pro Forma Adjustments(c)		Pro Forma As Adjusted
	(in thousands, except per share amounts)
Assets:
Current assets:
Cash and cash equivalents	$891	$48,328	$—		$49,219
Account receivable, net	78,047	32,840	—		110,887
Prepaid expenses and other current assets	3,222	23,871	—		27,093
Deferred income taxes	—	—	232	(f)	232
Derivative instruments	2,038	713	—		2,751

Total current assets	84,198	105,752	232		190,182

Property, plant, and equipment:
Oil and natural gas properties (full cost method)
Proved, net of accumulated depletion of $2,088,419 and $8,480,853	1,307,992	776,413	(6,413	)(e)	2,077,992
Unproved	202,878	54,612	275,388	(e)	532,878

Net oil and natural gas properties	1,510,870	831,025	268,975		2,610,870
Other property and equipment, net of accumulated depreciation and amortization of $10,692 and $46,991	17,101	10,693	(3,184	)(e)	24,610
Total property, plant, and equipment	1,527,971	841,718	265,791		2,635,480

Other assets:
Derivative instruments	1,277	2,216	—		3,493
Deferred income taxes	—	1,762	(1,762	)(f)	0
Goodwill	173,547	134,434	(58,594	)(e)	249,387
Other long term assets	25,603	16,305	(12,621	)(g)	29,287

Total other assets	200,427	154,717	(72,977)		282,167

Total assets	$1,812,596	$1,102,187	$193,046		$3,107,829

Liabilities and member’s capital/shareholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$206,054	$149,525	$32,892	(h)	$388,471
Accrued interest	15,034	13,445	—		28,479
Derivative instruments	23,731	9,598	—		33,329
Deferred income taxes	—	1,762	(1,762	)(f)	—
Other short-term obligations	241	5,847	(998	)(e)	5,090

Total current liabilities	245,060	180,177	30,132		455,369
Long-term liabilities:
Long-term debt	1,348,880	800,171	(5,904	)(e)	2,143,147
Asset retirement obligation	14,203	24,337	—		38,540
Derivative instruments	5,129	672	—		5,801
Deferred income taxes	—	—	4,253	(f)	4,253
Other long-term obligations	—	61,945	—		61,945

Total long-term liabilities	1,368,212	887,125	(1,651)		2,253,686

Member’s capital/shareholders’ equity:
Sabine member’s capital	1,523,008	—	(1,523,008	)(i)	—
Forest common stock, zero and 119,099,106 shares issued and outstanding	—	11,910	16,371	(i)	28,281
Forest preferred stock	—	—	16,643	(i)	16,643
Forest capital surplus	—	2,556,277	(2,328,798	)(i)	(227,479)
Retained deficit	(1,323,684)	(2,523,077)	3,973,132	(e)(g)(h)	126,371
Accumulated other comprehensive loss	—	(10,225)	10,225		—

Total member’s capital/shareholders’ equity	199,324	34,885	164,565		398,774

Total liabilities and member’s capital/shareholders’ equity	$1,812,596	$1,102,187	$193,046		$3,107,829

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

Overview

The pro forma financial statements have been prepared assuming the combination transaction is accounted for using the acquisition method of accounting with Sabine as the acquiring entity. Under acquisition accounting, Sabine’s assets and liabilities will retain their carrying values and Forest’s assets and liabilities will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of Forest’s net assets acquired, if applicable, will be recorded as goodwill. The pro forma adjustments have been prepared as if the combination transaction had taken place on March 31, 2014 in the case of the pro forma balance sheet and on January 1, 2013 in the case of the pro forma statements of operations. The combination transaction and adjustments are described in Note 2. “Divestiture and Pro Forma Adjustments and Assumptions” to these unaudited pro forma condensed consolidated combined financial statements.

The unaudited pro forma condensed consolidated combined financial statements should be read in conjunction with (i) Sabine’s (as predecessor) historical consolidated financial statements and related notes for the year ended December 31, 2013 and for the three months ended March 31, 2014, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Annex A attached to this document, (ii) Forest’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this document, and (iii) Forest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which is incorporated by reference in this proxy statement/prospectus.

Certain reclassifications have been made to reflect comparability of financial information. However, the pro forma condensed consolidated combined financial statements may not reflect all adjustments necessary to conform the accounting policies of Forest to those of Sabine due to limitations on the availability of information as of the date of this proxy statement/prospectus.

The pro forma adjustments represent management’s estimates based on information available as of the date of this document and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination transaction that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the combination transaction are not included in the pro forma statements of operations. However, the impact of such transaction expenses is reflected in the pro forma balance sheet as a decrease to retained earnings and a decrease to cash.

Preliminary Estimated Purchase Price

The unaudited pro forma condensed consolidated combined financial statements were prepared using the acquisition method of accounting with Sabine considered the acquirer or predecessor. Under the acquisition method of accounting, tangible and identifiable assets acquired, liabilities assumed and non-controlling interests are recorded at their estimated fair values. The excess of the purchase price over the preliminary estimated fair values of net assets acquired is recorded as goodwill. The estimated fair values and assets useful lives are based on preliminary management estimates and are subject to adjustment after closing of the combination transaction based upon management’s final analysis prepared with the assistance of third party valuation advisers.

The following table summarizes the preliminary estimate of the purchase price (in thousands, except per share data):

Forest common shares—issued and outstanding as of March 31, 2014:
Held by public shareholders	116,874
Restricted shares	2,225

Estimated total shares(1)	119,099
Forest common share price(1)	$2.01
Total consideration and fair value	239,389

(1)	The final purchase price will be based on the fair value of the issued and outstanding Forest common shares as of the closing date. The estimated fair value of the Forest common shares is based on the closing price as of August 4, 2014, which will be adjusted as of the final closing date. A 10% or 20% increase in the trading price of the Forest common shares would change the total purchase price by approximately $27 million or $53 million, respectively. The purchase price change would increase or decrease the amount of goodwill recognized from the combination transaction by the same amount.

Preliminary Estimated Purchase Price Allocation

The following table summarizes the allocation of the preliminary estimate of the purchase price to the assets acquired and liabilities assumed (in thousands):

Forest fair values:
Current assets	$105,752
Property, plant and equipment, net	1,107,509
Other long-term assets	8,926
Goodwill(1)	75,840
Current liabilities	(177,417)
Long-term debt	(794,267)
Deferred income taxes	—
Other long-term liabilities	(86,954)

Total consideration and fair value	$239,389

(1)	The fair value of the proved and unproved oil and gas properties was based on an income (risk adjusted reserve engineering) approach as well as a market transactions approach. It is Sabine’s belief that operational synergies resulting from the combination of exploration and production companies with highly similar properties (East Texas and Eagle Ford leasehold) and the benefit to/amount paid by Sabine to gain publicly traded equity were primary contributors to the amount of goodwill resulting from the transaction.

2.	Divestiture and Pro Forma Adjustments and Assumptions

The accompanying unaudited pro forma condensed consolidated combined financial statements give pro forma effect to the following:

(a) Sabine Divestiture Adjustments reflect the pro forma impact of the sale of interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area by Sabine on December 18, 2013 by Sabine as if the sale had been consummated on January 1, 2013.

(b) Forest Divestiture Adjustments reflect the pro forma impact of the sale of oil and natural gas properties in the Texas Panhandle in November 2013 and in South Texas in February 2013 by Forest as if these sales had been consummated on January 1, 2013. Additional notation is referenced to adjust income tax expense to give effect to the change in the valuation allowance that would have been required or associated with the effects of the pro forma adjustments at statutory rates. As discussed in Forest’s Annual and Quarterly Reports on Forms 10-K and 10-Q for the periods ended December 31, 2013 and March 31, 2014, respectively, Forest has placed a full valuation allowance against its deferred tax assets.

(c) Adjustments to reflect Forest’s assets and liabilities at their estimated fair values as discussed in Note 1. “Preliminary Estimated Purchase Price Allocation” as well as other pro forma adjustments discussed herein.

(d) Adjustment to reflect the impact on deferred taxes and the estimated income tax effect on the pro forma adjustments described herein using a blended federal and state statutory income tax rate of 36%. A full valuation allowance is recorded to reduce the combined deferred tax asset balance. Based upon all available evidence, it is more likely than not that the deferred tax assets will not be realized. The income tax expense of $3,267 for the year ended December 31, 2013 and income tax expense of $754 for the three months ended March 31, 2014 relate to deferred taxes for goodwill.

(e) Adjustments necessary to reflect assets and liabilities at their estimated fair values as discussed in Note 1. “Preliminary Estimated Purchase Price Allocation.”

(f) Adjustments reflect the accounting for the income tax effects of the purchase accounting adjustments. A full valuation allowance is recorded against the combined net deferred tax asset balance. In addition, adjustments were recorded on the balance sheet to account for the federal and state deferred tax impact of Sabine’s cumulative temporary differences resulting from the change in tax status which will be recognized through income tax expense during the period of the change. The change in tax status is not reflected in the pro forma statement of operations. In connection with the anticipated combination transaction, Sabine’s historical owners contributed entities that were under common control into Forest. As a result, tax loss carry forwards of $219 million will be accounted for through equity which will be offset with a corresponding valuation allowance recorded through equity. Adjustments were recorded to account for the valuation allowance on the net deferred tax asset of the combined deferred taxes of Sabine and Forest excluding the deferred tax liability related to indefinite lived intangibles of $4,021, which is not considered when assessing the valuation allowance on the combined deferred taxes of Sabine and Forest.

(g) Adjustments to Other long term assets include a decrease of $9.6 million to reflect the fair value of assets as discussed in Note 1, as well as a decrease of $3.0 million to write off $1.2 million of aborted public offering costs to retained earnings and to reclassify deferred public offering costs to capital surplus.

(h) Adjustments to accrued liabilities include estimated transaction costs totaling $30.8 million which are offset as an adjustment to capital surplus. Additionally, certain of Forest’s unvested stock-based compensation awards will vest upon the consummation of the combination transaction and settle in cash. These Phantom Stock Units are liability based awards that have been accrued with a value of $2.1 million based on Forest’s disclosures as of March 31, 2013. These amounts will be adjusted further in accordance with changes in Forest’s common stock pricing through the closing date of the transactions contemplated by the merger agreement and have been reflected with an offset to the beginning period retained earnings.

(i) To eliminate the historical Member’s capital of Sabine and Capital surplus of Forest and to recognize the additional $16,371 related to common stock and $16,643 related to preferred stock, each issued to Sabine Investor Holdings and AIV Holdings and Capital surplus as a result of the purchase accounting.

(j) To reflect adjustments to basic and diluted earnings per share data based on an estimated 281 million weighted average basic and diluted Forest common shares outstanding upon consummation of the combination transaction. The 2 million shares of Series A convertible common-equivalent preferred shares were not included in the calculations of diluted earnings per share as their inclusion would have an antidilutive effect.

3.	Additional Information

The consummation of the combination transaction will require a change of control offer to be made by Forest under the indentures governing Forest’s existing 7.25% notes due 2019 and 7.50% notes due 2020 (the “Existing Notes”). Forest may solicit the consent from holders of its Existing Notes to amend the applicable indentures such that no aspect of the transactions contemplated by the merger agreement will require a change of control offer requiring such Existing Notes to be refinanced. If the requisite consents are not received, Sabine has obtained commitments for bridge financing to backstop any of Forest’s Existing Notes which are required to be purchased in connection with a change of control offer. At such time as any consent solicitations have been consummated, Sabine will assess the impact of any Bond Refinancing on pro forma interest expense and long-term debt. Sabine has also obtained commitments from lenders to provide a new credit facility for Forest upon consummation of the combination transaction to refinance the Sabine Credit Facility and the existing revolving credit facility of Forest (such credit facility refinancing, the “Refinancing”), at which such time Sabine will assess the impact of the Refinancing amount and borrowing base on pro forma interest expense and long-term debt.

4.	Pro Forma Supplemental Oil and Natural Gas Disclosures

The following schedules reflect Sabine’s and Forest’s combined supplemental information regarding oil and natural gas producing activities, giving effect to the combination transaction as if it had taken place on January 1, 2013. The following estimates of proved oil and natural gas reserves, both developed and undeveloped, represent combined estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells for which relatively minor expenditures are required for completion.

Disclosures of oil and natural gas reserves which follow are based on estimates as of December 31, 2013 for both Sabine and Forest in accordance with guidelines established by the SEC. Such estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. These estimates do not include probable and possible reserves. The information provided does not necessarily represent the combined companies’ estimate of expected future cash flows or value of proved oil and natural gas reserves.

Changes in estimated reserve quantities:

	Sabine				Forest				Combined
	Oil (MMBbls)	NGLS (MMBbls)	Natural Gas (Bcf)	Natural Gas Equivalents (Bcfe)	Oil (MMBbls)	NGLS (MMBbls)	Natural Gas (Bcf)	Natural Gas Equivalents (Bcfe)	Oil (MMBbls)	NGLS (MMBbls)	Natural Gas (Bcf)	Natural Gas Equivalents (Bcfe)
Estimated Proved Reserves
Balance at December 31, 2012	16.0	29.4	709.0	980.8	33.7	41.3	912.8	1,362.6	49.7	70.7	1,621.8	2,343.4
Revision of previous estimates	0.1	—	(58.3)	(57.4)	(3.4)	(2.0)	22.0	(10.2)	(3.3)	(2.0)	(36.3)	(67.6)
Extensions and discoveries	6.9	5.4	73.7	147.5	11.6	4.6	51.1	148.4	18.5	10.0	124.8	295.9
Production	(1.4)	(1.8)	(44.0)	(63.4)	(2.3)	(2.5)	(46.7)	(75.4)	(3.7)	(4.3)	(90.7)	(138.8)
Sale of minerals in Place	(4.7)	(8.0)	(92.1)	(168.2)	(23.0)	(29.7)	(484.7)	(800.5)	(27.7)	(37.7)	(576.8)	(968.7)

Balance at December 31, 2013	16.9	25.0	588.3	839.3	16.7	11.7	454.6	624.9	33.6	36.7	1,042.9	1,464.2

Estimated Proved Reserves
December 31, 2012
Proved developed	3.8	10.3	415.0	499.2	12.3	25.5	710.3	937.3	16.1	35.8	1,125.3	1,436.5
Proved undeveloped	12.2	19.1	294.0	481.6	21.4	15.7	202.5	425.3	33.6	34.8	496.5	906.9

	16.0	29.4	709.0	980.8	33.7	41.3	912.8	1,362.6	49.7	70.7	1,621.8	2,343.4

December 31, 2013
Proved developed	6.0	11.6	360.6	466.1	6.2	6.9	336.3	414.4	12.2	18.5	696.9	880.5
Proved undeveloped	10.9	13.4	227.7	373.2	10.5	4.9	118.2	210.5	21.4	18.3	345.9	583.7

	16.9	25.0	588.3	839.3	16.7	11.7	454.6	624.9	33.6	36.7	1,042.9	1,464.2

The following table sets forth unaudited pro forma supplemental oil and natural gas disclosures concerning the combined companies’ discounted future net cash flows from proved oil and natural gas reserves as of December 31, 2013, net of income tax expense, and giving effect to the combination transaction as if it had taken place on January 1, 2013. Income tax expense has been computed using assumptions relating to the future tax rates and the permanent differences and credits under the tax laws relating to oil and natural gas activities as of December 31, 2013. Cash flows relating to Forest are based on Forest’s evaluation of reserves. Future income tax expense on the combined companies’ properties was calculated based on the combined companies’ appropriate statutory tax rate.

Standardized measure of discounted future net cash flows from estimated production of proved oil and natural gas reserves (in thousands) as of December 31, 2013:

	Sabine	Forest	Pro Forma Adjustments(1)	Combined
Future cash inflows	$4,667,459	$3,459,749	$—	$8,127,208
Future production costs	(1,127,359)	(1,165,344)	—	(2,292,703)
Future development costs	(682,876)	(676,684)	—	(1,359,560)
Future income taxes	—	(18,441)	(32,571)	(51,012)

Future net cash flows	2,857,224	1,599,280	(32,571)	4,423,933
10% annual discount for estimated timing of cash flows	(1,506,352)	(864,672)	6,459	(2,364,565)

Standardized measure of discounted future net cash flows	$1,350,872	$734,608	$(26,112)	$2,059,368

(1)	Pro forma adjustments reflect the future income tax expenses computed by applying the appropriate statutory tax rates to the estimated future net cash flows relating to proved reserves, less the tax bases of the properties involved for Sabine and Forest. The future income tax expenses give effect to tax deductions and allowances.

Changes in standardized measure of discounted future net cash flows from proved oil and natural gas reserves (in thousands):

	Sabine	Forest	Pro Forma Adjustments(1)	Combined
Beginning Balance	$909,793	$1,397,097	$—	$2,306,890
Revisions of previous estimates:
Changes in prices and costs	186,943	222,516	—	409,459
Changes in quantity	45,167	(114,712)	—	(69,545)
Net change due to extensions, discoveries, and improved recovery	392,752	295,585	—	688,337
Sale of oil, natural gas and NGLs net of production costs	(274,180)	(337,914)	—	(612,094)
Sales of reserves	(152,677)	(1,099,372)	—	(1,252,049)
Accretion of discount	90,973	143,432	—	234,405
Changes in estimated future development costs	22,181	50,568	—	72,749
Previously estimated future development costs incurred	117,377	128,482	—	245,859
Change in rate of production and other, net	12,542	19,321	—	31,863
Net change in income tax		29,605	(26,112)	3,493

Net change	441,078	(662,489)	(26,112)	(247,523)

Ending Balance	$1,350,871	$734,608	$(26,112)	$2,059,367

(1)	Pro forma adjustments reflect the future income tax expenses computed by applying the appropriate statutory tax rates to the estimated future net cash flows relating to proved reserves, less the tax bases of the properties involved for Sabine and Forest. The future income tax expenses give effect to tax deductions and allowances.

INFORMATION ABOUT THE COMPANIES

Information About Sabine

Sabine is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties onshore in the United States. Sabine and its subsidiaries’ operations are focused in three core areas: East Texas, targeting the Cotton Valley Sand and the Haynesville Shale formations; South Texas, targeting the Eagle Ford Shale formation; and North Texas, targeting the Granite Wash formation. Sabine Holdings’ principal offices are at 1415 Louisiana Street, Suite 1600, Houston, TX 77002, and its telephone number is (832) 242-9600.

Sabine Oil & Gas Holdings II LLC is the sole member of Sabine Oil & Gas LLC, and Sabine Holdings is the sole member of Sabine Oil & Gas Holdings II LLC. Neither Sabine Oil & Gas Holdings II LLC or Sabine Holdings have operations separate from their investment in Sabine.

Additional information about Sabine Holdings, Sabine Oil & Gas Holdings II LLC and Sabine and its subsidiaries is included in Annex A to this document.

Information About Forest

Forest is an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of oil, natural gas, and NGLs primarily in North America. Forest was incorporated in New York in 1924, as the successor to a company formed in 1916, and has been a publicly held company since 1969. Forest’s total estimated proved oil and natural gas reserves as of December 31, 2013 were approximately 625 Bcfe, all of which are located in the United States. Forest’s principal executive offices and corporate headquarters are located at 707 17th Street, Suite 3600, Denver, Colorado 80202. Forest’s telephone number at that address is (303) 812-1400.

For a more complete understanding of Forest, you should read the business, financial and other information about Forest incorporated by reference into this document. See “Where You Can Find More Information.”

DESCRIPTION OF CAPITAL STOCK

The current authorized capital stock of Forest consists of 200,000,000 shares of common stock, par value $0.10 per share, of which 119,347,173 shares were issued and outstanding as of July 7, 2014, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which none are issued and outstanding. Upon completion of the combination transaction:

•	if the authorized share proposal is approved, the authorized capital stock of Forest will consist of 650,000,000 shares of common stock, par value $0.10 per share, of which approximately 283,000,000 shares will be issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 1,664,249 Series A convertible common-equivalent preferred shares will be issued and outstanding; or

•	if the authorized share proposal is not approved, and Forest and Sabine Investor Holdings mutually agree to waive the condition related to its approval in the merger agreement, the authorized capital stock of Forest will consist of 200,000,000 shares of common stock, par value $0.10 per share, of which approximately 169,000,000 shares will be issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 1,664,249 Series A convertible common-equivalent preferred shares will be issued and outstanding and 1,137,113 shares of Series B convertible common-equivalent preferred shares will be issued and outstanding.

The following summary of the capital stock of Forest does not purport to be complete and is qualified in its entirety by reference to the description of the rights of Forest common shareholders set forth in “Comparison of Rights of Forest Shareholders Before and After the Combination Transaction,” to the provisions of applicable law, and to the Form of Certificate of Amendment (Evidencing Preferred Stock), a form of which is attached as Annex E to this document.

Common Stock

Outstanding shares of Forest’s common stock are listed on the New York Stock Exchange under the symbol “FST.” All outstanding shares of Forest’s common stock are fully paid and non-assessable. Any additional common stock Forest issues will, when issued, also be fully paid and non-assessable.

Forest will notify common shareholders of any shareholders’ meetings according to applicable law. Subject to the preferential rights of any outstanding series of preferred stock, Forest common shareholders are entitled to one vote per share of common stock in the election of directors and on all other matters submitted to a vote of Forest’s common shareholders. Forest’s common shareholders do not have preemptive or cumulative voting rights. Accordingly, holders of a majority of common shares outstanding may elect all directors standing for election.

Forest common shareholders are entitled to receive ratably any dividends declared by Forest’s board of directors out of funds legally available for the payment of dividends. Dividends on Forest’s common stock are, however, either voluntarily or not, subject to any preferential dividend rights of any outstanding preferred stock. Upon Forest’s liquidation, dissolution, or winding up, Forest’s common shareholders are entitled to receive ratably Forest’s net assets available after payment of all of Forest’s debts and other liabilities. Any payment is, however, subject to the prior rights of any outstanding preferred stock. Forest’s common shareholders do not have any preemptive, subscription, redemption, or conversion rights.

Series A Convertible Common-Equivalent Preferred Stock

In connection with the completion of the combination transaction, Forest will adopt an amendment to its certificate of incorporation to provide for the creation of a new class of Series A convertible common-equivalent preferred stock, designated as the “Series A Senior Common-Equivalent Preferred Stock,” consisting of 1,664,249 shares, all of which would be issued to Sabine Investor Holdings and AIV Holdings in connection with the completion of the combination transaction.

A summary of certain key terms of the Series A convertible common-equivalent preferred stock is set forth below.

Dividends and Distributions. Generally, if Forest declares or pays a dividend or distribution on Forest common shares, whether such dividend or distribution is payable in cash, securities or other property, Forest will simultaneously declare and pay a dividend on the Series A convertible common-equivalent preferred stock on a pro rata basis with the common shares equal to 100 (referred to as the “Series A conversion ratio”) multiplied by the aggregate per share amount of all such dividends declared or paid on the Forest common shares. If any dividend payable on the Series A convertible common-equivalent preferred shares is in arrears, Forest will be subject to restrictions on its ability to declare of pay dividends on or redeem or repurchase any stock ranking junior to the Series A convertible common-equivalent preferred stock or ranking on a parity with the Series A convertible common-equivalent preferred stock.

Voting Rights. Each share of Series A convertible common-equivalent preferred stock will be entitled to a number of votes that will be calculated at closing in accordance with the provisions of the merger agreement. The number of votes will be calculated in a manner that ensures that, as of the completion of the combination transaction, and taking into account the number of Forest shares outstanding at the time, Sabine Investor Holdings and AIV Holdings will hold Series A convertible common-equivalent preferred shares that, together with all other Forest shares issued to them in connection with the combination transaction, represent 80% of the voting power of all Forest shares. The holders of Series A convertible common-equivalent preferred stock will generally vote together as one class with the holders of Forest common stock, and, if issued, the holders of Series B convertible common-equivalent preferred stock, on all matters submitted to a vote of Forest shareholders, subject to exceptions required by applicable law or the Forest certificate of incorporation.

Conversion. Each share of Series A convertible common-equivalent preferred stock will be convertible at the option of the holder at any time, into 100 shares of Forest common stock, subject to there being a sufficient number of authorized but unissued Forest common shares. In addition, all shares of Series A convertible common-equivalent preferred stock then outstanding will convert into Forest common shares, on the same terms, automatically on the first trading day after Sabine Investor Holdings and AIV Holdings do not hold, together with their affiliates, Forest common shares and preferred shares representing, in the aggregate, at least two-thirds of the voting power of all outstanding Forest shares. Forest has no right to redeem the Series A convertible common-equivalent preferred shares. If the preferred shares would otherwise be subject to mandatory conversion, but there is not then a sufficient number of authorized but unissued Forest common shares, then at such time the voting rights of the Series A convertible common-equivalent preferred stock shall be automatically adjusted such that each share of Series A convertible common-equivalent preferred stock is entitled to a number of votes per Series A convertible common-equivalent preferred share equal to the Series A conversion ratio.

Rights on Liquidation. Upon any liquidation, dissolution or winding up of Forest, the holders of Series A convertible common-equivalent preferred stock at the time outstanding will be entitled to receive for each share of Series A convertible common-equivalent preferred stock, out of the net assets of the Corporation available for distribution to shareholders (subject to the rights of the holders of any stock of Forest then outstanding ranking pari passu with the Series A convertible common-equivalent preferred stock in respect of distributions upon any such liquidation, dissolution or winding up and before any amount shall be paid or distributed with respect to holders of any stock of Forest then outstanding ranking junior to the Series A convertible common-equivalent preferred stock in respect of distributions upon any such liquidation, dissolution or winding up), a liquidating distribution in an amount equal to the greater of (x) the amount equal to the sum of (A) $0.01 and (B) the amount of any accrued and unpaid dividends on such share of Series A convertible common-equivalent preferred stock through the date of such liquidating distribution or (y) (A) the series A conversion ratio multiplied by (B) the aggregate amount to be distributed per share to holders Forest common shares assuming all Series A convertible common-equivalent preferred shares had been converted to common shares at the conversion ratio of 100 common shares per one Series A convertible common-equivalent preferred share.

Amendment. The Forest certificate of incorporation may not be amended in any manner that would materially alter or change the powers, preferences or rights of the Series A convertible common-equivalent preferred stock (i) so as to affect them adversely, without the affirmative vote of holders of two-thirds of the outstanding Series A convertible common-equivalent preferred shares and (ii) so as to affect them favorably relative to the Forest common stock, without the affirmative vote of holders of a majority of the Forest common shares not held by holder of Series A convertible common-equivalent preferred shares (or, if outstanding, Series B convertible common-equivalent preferred shares).

Series B Convertible Common-Equivalent Preferred Stock

If the authorized share proposal is not approved, and Forest and Sabine Investor Holdings waive the condition related to such approval and complete the combination transaction, then, in connection with the completion of the combination transaction, in addition to the amendment to Forest’s certificate of incorporation to create the Series A convertible common-equivalent preferred stock, Forest will also adopt an amendment to its certificate of incorporation to provide for the creation of a new class of Series B convertible common-equivalent preferred stock, designated as the “Series B Senior Common-Equivalent Preferred Stock,” consisting of 1,137,113 shares, all of which would be issued to Sabine Investor Holdings and AIV Holdings in connection with the completion of the combination transaction. If the authorized share proposal is approved, no class of Series B convertible common-equivalent preferred stock will be created and no Series B convertible common-equivalent preferred shares will be issued in connection with the completion of the combination transaction.

A summary of certain key terms of the Series B convertible common-equivalent preferred stock is set forth below.

Dividends and Distributions. Generally, if Forest declares or pays a dividend or distribution on Forest common shares, whether such dividend or distribution is payable in cash, securities or other property, Forest will simultaneously declare and pay a dividend on the Series B convertible common-equivalent preferred stock on a pro rata basis with the common shares equal to 100 (referred to as the “Series B conversion ratio”) multiplied by the aggregate per share amount of all such dividends declared or paid on the Forest common shares. If any dividend payable on the Series B convertible common-equivalent preferred shares is in arrears, Forest will be subject to restrictions on its ability to declare of pay dividends on or redeem or repurchase any stock ranking junior to the Series B convertible common-equivalent preferred stock or ranking on a parity with the Series A convertible common-equivalent preferred stock.

In addition, beginning on the date that is three months following the completion of the combination transaction, if there are not yet a sufficient number of authorized but unissued Forest common shares to permit the conversion of all shares of Series A convertible common-equivalent preferred stock and Series B convertible common-equivalent preferred stock then outstanding, then the Series B conversion ratio shall be adjusted upwards such that, on an annualized basis, the adjustment results in the Series B convertible common-equivalent preferred shares being convertible into an additional number of common shares equal to 10% of the total number of common shares underlying all of the then outstanding Series A convertible common-equivalent preferred shares and Series B convertible common-equivalent preferred shares. The adjustment to the Series B conversion ratio will be calculated quarterly.

Voting Rights. Each share of Series B convertible common-equivalent preferred stock will be entitled to 100 votes on all matters submitted to a vote of such holders. The holders of Series B convertible common-equivalent preferred stock will generally vote together as one class with the holders of Forest common stock, and the holders of Series A convertible common-equivalent preferred stock, on all matters submitted to a vote of Forest shareholders, subject to exceptions required by applicable law or the Forest certificate of incorporation.

Conversion. Each share of Series B convertible common-equivalent preferred stock will be convertible at the option of the holder, at any time, into 100 shares of Forest common stock, subject to there being a sufficient number of authorized but unissued Forest common shares. In addition, all shares of Series B convertible common-equivalent preferred stock then outstanding will convert into Forest common shares, on the same terms, automatically on the first trading day after there are a sufficient number of authorized but unissued Forest common shares to permit the conversion of all then outstanding Series A convertible common-equivalent preferred shares and Series B convertible common-equivalent preferred shares.

Rights on Liquidation. Upon any liquidation, dissolution or winding up of Forest, the holders of Series B convertible common-equivalent preferred stock at the time outstanding will be entitled to receive for each share of Series B convertible common-equivalent preferred stock, out of the net assets of the Corporation available for distribution to shareholders (subject to the rights of the holders of any stock of Forest then outstanding ranking pari passu with the Series A convertible common-equivalent preferred stock in respect of distributions upon any such liquidation, dissolution or winding up and before any amount shall be paid or distributed with respect to holders of any stock of Forest then outstanding ranking junior to the Series A convertible common-equivalent preferred stock in respect of distributions upon any such liquidation, dissolution or winding up), a liquidating distribution in an amount equal to the greater of (x) the amount equal to the sum of (A) $0.01 and (B) the amount of any accrued and unpaid dividends on such share of Series B convertible common-equivalent preferred stock through the date of such liquidating distribution or (y) (A) the Series B conversion ratio multiplied by (B) the aggregate amount to be distributed per share to holders Forest common shares assuming all Series B convertible common-equivalent preferred shares had been converted to common shares at the Series B conversion ratio per one Series B convertible common-equivalent preferred share.

Amendment. The Forest certificate of incorporation may not be amended in any manner that would materially alter or change the powers, preferences or rights of the Series B convertible common-equivalent preferred stock (i) so as to affect them adversely, without the affirmative vote of holders of two-thirds of the outstanding Series B convertible common-equivalent preferred shares and (ii) so as to affect them favorably relative to the Forest common stock, without the affirmative vote of holders of a majority of the Forest common shares not held by holder of Series A convertible common-equivalent preferred shares or Series B convertible common-equivalent preferred shares.

Rights Plan

In connection with the merger agreement, on July 10, 2014, the board of directors of Forest declared a dividend of one preferred share purchase right for each outstanding Forest common share, par value $0.10 per share, and adopted a shareholder rights plan, as set forth in the rights agreement dated as of July 9, 2014, by and between Forest and Computershare Inc., as rights agent. The dividend is payable on July 21, 2014 to the shareholders of record on that date. A description of the rights plan was contained in and a copy of the rights agreement was attached as Exhibit 4.1 to Forest’s Current Report on Form 8-K filed on July 10, 2014, which is incorporated herein by reference. You are urged to read these documents carefully.

THE REINCORPORATION MERGER

If the combination transaction is completed, Forest, Sabine Investor Holdings and AIV Holdings have agreed to implement the reincorporation of Forest into Delaware from New York, including taking the following actions after completion of the combination transaction:

•	causing Forest to form New Delaware Holdco as a new wholly owned Delaware subsidiary and New Delaware Holdco to form Reincorporation Merger Sub as a wholly owned merger subsidiary;

•	adopting a reincorporation merger agreement, providing for the merger of the Reincorporation Merger Sub with and into Forest, with Forest surviving the reincorporation merger as a wholly owned subsidiary of New Delaware Holdco, and Forest common and preferred shareholders receiving corresponding shares in New Delaware Holdco in exchange for their Forest shares (referred to in this proxy statement as the “reincorporation merger”); and

•	calling and holding a special meeting of shareholders of Forest to approve the reincorporation merger and related reincorporation merger agreement.

Because Sabine Investor Holdings and AIV Holdings will collectively hold Forest common shares and Forest preferred shares representing 80% of the total voting power in Forest following the combination transaction, in the event the combination transaction is completed, the reincorporation merger is expected to be completed. For this reason, the descriptions of Forest capital stock and the rights of Forest shareholders following the combination transaction assume completion of the reincorporation merger.

In connection with any special meeting of Forest shareholders called to approve the reincorporation merger, Forest will prepare and mail to Forest shareholders a separate proxy statement, containing information related to the reincorporation merger, New Delaware Holdco, and the New Delaware Holdco shares to be received by Forest shareholders in the reincorporation merger, as well as copies of the merger agreement providing for the reincorporation merger, and the certificate of incorporation and bylaws of New Delaware Holdco (together, the “New Delaware Holdco charter documents”).

While you should ultimately refer to the information contained in such proxy statement related to the reincorporation merger, when and if mailed to Forest shareholders, if you are asked to vote to approve the reincorporation merger, certain material provisions of the expected New Delaware Holdco charter documents have been summarized below, and a comparison of certain material provisions of the New Delaware Holdco charter documents to the current governance provisions in Forest’s amended and restated certificate of incorporation and bylaws, is set forth under “Comparison of Rights of Forest Shareholders Before and After the Combination Transaction.”

Neither the following summary nor the disclosures under “Comparison of Rights of Forest Shareholders Before and After the Combination Transaction” purport to be complete, and are subject in their entirety to the provisions of applicable law, and the ultimate terms of the definitive New Delaware Holdco charter documents, when and if approved.

The following summary of the capital stock of New Delaware Holdco does not purport to be complete and is qualified in its entirety by reference to the description of the rights of Forest common shareholders set forth in “Comparison of Rights of Forest Shareholders Before and After the Combination Transaction,” to the provisions of applicable law.

Common Stock

Upon completion of the reincorporation merger, the authorized common stock of New Delaware Holdco is expected to consist of 2,500,000,000 shares, par value $0.01 per share. Except as provided by law or in a preferred stock designation, holders of New Delaware Holdco common stock are expected to be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to New Delaware Holdco’s certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to New Delaware Holdco’s certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law. Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by New Delaware Holdco’s board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of New Delaware Holdco common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of New Delaware Holdco’s affairs, holders of New Delaware Holdco common stock will be entitled to share ratably in New Delaware Holdco’s assets in proportion to the shares of common stock held by then that are remaining after payment or provision for payment of all of New Delaware Holdco’s debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Preferred Stock

New Delaware Holdco’s certificate of incorporation authorizes New Delaware Holdco’s board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 500,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of New Delaware Holdco’s Certificate of Incorporation, New Delaware Holdco’s Bylaws and Delaware Law

Some provisions of Delaware law, New Delaware Holdco’s and restated certificate of incorporation and New Delaware Holdco’s and restated bylaws described below will contain provisions that could make acquisitions of New Delaware Holdco by means of a tender offer, a proxy contest or otherwise or removal of New Delaware Holdco’s incumbent officers and directors more difficult. These provisions may also have the effect of preventing changes in New Delaware Holdco’s management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in New Delaware Holdco’s best interests, including transactions that might result in a premium over the market price for New Delaware Holdco common shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Delaware Holdco to first negotiate with New Delaware Holdco, on the belief that the benefits of increased protection and New Delaware Holdco’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure New Delaware Holdco outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

New Delaware Holdco’s Certificate of Incorporation and Bylaws

Provisions of New Delaware Holdco’s certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in New Delaware Holdco’s management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that New Delaware Holdco’s stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of New Delaware Holdco common stock.

Among other things, New Delaware Holdco’s certificate of incorporation and bylaws will:

•	permit New Delaware Holdco’s board of directors to issue up to 500,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	at any time after the Trigger Date:

•	provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may only be effected in writing in lieu of a meeting of such stockholders if holders of all outstanding common stock consent, subject to the rights of the holders of any series of preferred stock with respect to such series (prior to such time, such actions may be taken without a meeting by written consent of holders of common stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted);

•	provide that New Delaware Holdco’s amended and restated bylaws may only be amended by the affirmative vote of the holders of at least two-thirds of New Delaware Holdco’s then outstanding common stock (prior to such time, New Delaware Holdco’s amended and restated bylaws may be amended by the affirmative vote of the holders of a majority of New Delaware Holdco’s then outstanding common stock); and

•	provide that special meetings of New Delaware Holdco’s stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board or the board of directors (prior to the Trigger Date, a special meeting may also be called at the request of stockholders holding 25% of the then-outstanding shares of common stock);

•	provide for New Delaware Holdco’s board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of New Delaware Holdco, because it could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors;

•	provide that New Delaware Holdco renounce any interest in the business opportunities of First Reserve and New Delaware Holdco’s directors who are affiliated with First Reserve, other than directors employed by New Delaware Holdco, and that neither New Delaware Holdco’s directors affiliated with First Reserve, other than directors employed by New Delaware Holdco, nor First Reserve, have any obligation to offer New Delaware Holdco those opportunities;

•	eliminate the personal liability of New Delaware Holdco’s directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and indemnify New Delaware Holdco’s directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

•	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose (though Sabine Investor Holdings and AIV Holdings agreed to contractually limit certain of its voting rights with respect to the election of directors. Please see “The Merger Agreement and Other Transaction Agreements—Stockholder’s Agreement”).

For additional information about these provisions, please see “Comparison of Rights of Forest Shareholders Before and After the Combination Transaction.”

Delaware Law

New Delaware Holdco will not be subject to the provisions of Section 203 of the Delaware General Corporation Law, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any combination transaction with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after such time the combination transaction is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

COMPARISON OF RIGHTS OF FOREST SHAREHOLDERS BEFORE AND AFTER THE

COMBINATION TRANSACTION

The rights of Forest common shareholders are currently governed by Forest’s certificate of incorporation and bylaws and by the New York Business Corporation Law. After the combination transaction and the reincorporation merger, assuming it is completed, the rights of Forest’s former shareholders, who will receive New Delaware Holdco common stock in the reincorporation merger, will be governed by New Delaware Holdco’s certificate of incorporation and bylaws and by the Delaware General Corporation Law. Set forth below is a discussion of the material differences between the rights of a holder of Forest common shares, on the one hand, and the expected rights of a holder of New Delaware Holdco common stock on the other hand. Because Forest will be obligated to complete the reincorporation merger following the combination transaction, and Sabine Investor Holdings and AIV Holdings are expected to be able to approve the reincorporation merger without the approval of any other Forest shareholders, the discussion below assumes completion of the reincorporation merger, and does not describe the rights of stockholders in the event it is not completed.

Forest will be obligated hold a special meeting of Forest shareholders to approve the reincorporation merger. In connection with such special meeting, Forest will prepare and mail to Forest shareholders a separate proxy statement, containing information related to the reincorporation merger, New Delaware Holdco, and the New Delaware Holdco shares to be received by Forest shareholders in the reincorporation merger, as well as copies of the merger agreement providing for the reincorporation merger, and the New Delaware Holdco charter documents. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Delaware General Corporation Law, the New York Business Corporation Law and the constituent documents of Forest and New Delaware Holdco, as applicable. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

	Forest	New Delaware Holdco
Authorized Capital	Forest currently has authority to issue 200,000,000 shares of common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The preferred stock is classified into two classes, Senior Preferred Stock and Junior Preferred Stock, each of which will be issuable in one or more series. The class of Senior Preferred Stock consists of 7,350,000 shares and the class of Junior Preferred Stock consists of 2,650,000 shares. No preferred stock is issued or outstanding.	New Delaware Holdco will have authority to issue 2,500,000,000 shares of common stock, par value $0.01 per share, and 500,000,000 shares of preferred stock, par value $0.01 per share. No preferred stock is issued or outstanding.

Dividends	Forest’s certificate of incorporation provides that Forest’s board of directors may from time to time declare dividends on its outstanding shares, provided, that dividends will be declared and paid on all outstanding shares of preferred stock before any dividends on the outstanding Forest common shares will be declared and paid.	New Delaware Holdco’s certificate of incorporation provides that New Delaware Holdco’s board of directors may from time to time declare dividends on its outstanding shares, provided, that dividends on the shares of common stock will be subject to the rights and preferences, if any, applicable to shares of preferred stock or any series thereof.

	Forest	New Delaware Holdco
Number and Qualification of Directors; Classification of Directors

Forest’s bylaws provide that there will be no less than six and no more than fifteen members of the board of directors.

The directors are classified with respect to their terms of office by dividing them into three classes established by action of the shareholders or of the board of directors. At each annual meeting of shareholders, directors to replace those whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting.

New Delaware Holdco’s certificate of incorporation provides that there will be no less than one and, prior to the Trigger Date, no more than [    ] members of the board of directors, provided, that the board may fix a number of directors greater than [    ] with the approval of First Reserve.

The directors are classified with respect to their terms of office by dividing them into three classes, as nearly equal in number as is reasonably possible. At each annual meeting of stockholders, directors to replace those whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting.

Election of Directors	Forest’s bylaws provide that directors are elected by a majority of the votes cast at the meeting, provided, that if at any meeting at which directors will be elected the number of nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the votes cast.

New Delaware Holdco’s bylaws provide that, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, directors are elected by a plurality of the shares of common stock validly cast.

Pursuant to the stockholder’s agreement, for so long as Sabine Investor Holdings and AIV Holdings collectively own at least 15% of the outstanding New Delaware Holdco common stock, Sabine Investor Holdings or AIV Holdings will have the right to designate a number of individuals to the New Delaware Holdco board of directors equal to the percentage of New Delaware Holdco common stock beneficially collectively owned by Sabine Investor Holdings and AIV Holdings multiplied by the number of directors on the Board, rounded to the nearest whole number. New Delaware Holdco will cause the persons designated by Sabine Investor Holdings or AIV Holdings

	Forest	New Delaware Holdco

in accordance with the previous sentence to be nominated for election at each meeting of stockholders of New Delaware Holdco at which directors are to be elected, and such persons will be recommended for election by the board of directors of New Delaware Holdco. New Delaware Holdco will use its reasonable best efforts to cause the election of each properly designated person to the New Delaware Holdco board of directors, including by soliciting proxies in favor of the election of each such designee.

As long as Sabine Investor Holdings or AIV Holdings retains its board designation rights, for all other persons than the Sabine Investor Holdings or AIV Holdings designees, Sabine Investor Holdings and AIV Holdings will vote their shares of New Delaware Holdco common stock in accordance with the recommendation of the members of the Nominating and Corporate Governance Committee who are not Sabine Investor Holdings designees.

Removal of Directors	Forest’s bylaws provide that the board of directors may, by majority vote of all directors then in office, remove a director for cause. A director may be removed without cause by the affirmative vote of the holders of two-thirds of the votes represented by all the outstanding shares entitled to vote thereon at a meeting of shareholders called for that purpose.	New Delaware Holdco’s certificate of incorporation provides that, prior to the Trigger Date, subject to the rights of holders of shares of any series of preferred stock, if any, any director may be removed at any time, with or without cause, upon the vote of a majority of the outstanding shares of New Delaware Holdco common stock. On and after the Trigger Date, any director may be removed only for cause upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of New Delaware Holdco common stock.

	Forest	New Delaware Holdco
Vacancies on the Board of Directors	Forest’s bylaws provide that any vacancies will be filled in the following manner: (i) if the vacancy is caused by reason of the removal of a director without cause, it will be filled by election at a special meeting of shareholders entitled to vote on the matter or at any annual meeting without notice; (ii) if the vacancy is caused in any other way, or if new directorships are created, all of the directors then in office, although less than a quorum, may by majority vote choose a successor or successors or fill each newly created directorship; and (iii) if the entire board dies or resigns or becomes incapacitated to act, any shareholder may call a special meeting and directors for the unexpired term may be elected at such special meeting in the manner prescribed for their election at annual meetings.	New Delaware Holdco’s bylaws provide that any vacancy occurring in the board of directors created on account of death, disability, resignation, disqualification, removal or other causes, or resulting from an increase in the authorized number of directors, will be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Except for vacancies resulting from an increase in the number of directors, the directors so chosen will hold office for a term for the remainder of his predecessor.

Action by Written Consent	Under the New York Business Corporation Law, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon.	Under New Delaware Holdco’s certificate of incorporation, prior to the Trigger Date, any action required or permitted to be taken by stockholders of New Delaware Holdco may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action. On and after the Trigger Date, Date, any action required or permitted to be taken by stockholders of New Delaware Holdco may be taken without a meeting, without prior notice and with a vote of stockholders, if consent or consents in writing, setting forth the actions so taken, is or are signed by the holders of all outstanding New Delaware Holdco common stock.

	Forest	New Delaware Holdco
Annual and Special Meetings of Stockholders

Annual Meetings

Forest’s bylaws provide that annual meetings of shareholders will be held on the second Wednesday in May of each year if not a legal holiday, and if a legal holiday, then on the next business day following, at 10 am., or at such other date and time as may be fixed from time to time by the board of directors at such place within or without the State of New York as may be fixed from time to time by the board of directors and all as stated in the notice of the meeting.

Annual Meetings

New Delaware Holdco’s bylaws provide that if required by applicable law, an annual meeting of stockholders will be held at such date, time and place, if any, either within or without the State of Delaware, and time as may be fixed by the board of directors. The board, the chairman of the board or the chief executive officer may designate the place of any special meeting. If no place is designated, the place of the meeting will be the principal executive offices of New Delaware Holdco.

Special Meetings

Forest’s bylaws provide that special meetings may be held at such place within or without the State of New York as shall be fixed from time to time by the board of directors, or if no such place is so fixed, or whenever shareholders entitled to call a special meeting call the same, at Denver, Colorado. Except as otherwise provided in Forest’s bylaws or certificate of incorporation or as otherwise required by law, special meetings of shareholders may be called by the board of directors or the chairman of the board or the chief executive officer, at such time as may be fixed by the person or persons calling the same and as will be stated in the notice of said meeting, except when the New York Business Corporation Law confers upon the shareholders the right to demand the call of such meeting and fix the time thereof.

Special Meetings

New Delaware Holdco’s bylaws provide that special meetings may be called only by the chief executive officer, the chairman of the board or the board pursuant to a resolution adopted by a majority of the total number of directors that New Delaware Holdco would have if there were no vacancies. Prior to the Trigger Date, special meetings may also be called by the secretary at the request of the holders of record of twenty-five percent of the outstanding shares of common stock. On and after the Trigger Date, subject to any rights of holders of any series of preferred stock, the stockholders of New Delaware Holdco do not have the power to call a special meeting of the stockholders. The board, the chairman of the board or the chief executive officer may designate the place of any special meeting. If no place is designated, the place of the meeting will be the principal executive offices of New Delaware Holdco.

	Notice of Meeting Forest’s bylaws provide that written notice of each annual or special meeting of shareholders will specify	Notice of Meeting New Delaware Holdco’s bylaws provide that written notice, stating the place, if any, day and hour of

	Forest	New Delaware Holdco
	the place, date and hour thereof and, if such meeting is a special meeting, the purpose or purposes for which the meeting is called, and that the call is being issued by or at the direction of the person or persons calling the meeting. Such notice will be given not less than ten and not more than sixty days before the date of the meeting, to each shareholder of record entitled to vote thereat, or who, by reason of any action proposed at such meeting, would be entitled to have his share voted or appraised if such action were taken.	the meeting and purpose or purposes for which the meeting is called, will be given not less than ten days nor more than sixty days before the date of the meeting to each stockholder entitled to vote at the meeting.

Advance Notice Requirements for Stockholder Nominations and Other Proposals

Annual Meetings

Forest’s bylaws provide that nominations of persons for election to the board of directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting pursuant to Forest’s notice of meeting, by or at the direction of the board of directors or by any shareholder of Forest who was a shareholder of record at the time of giving of notice provided for by Forest’s bylaws and at the time of the annual meeting, is entitled to vote at the meeting and complies with the notice procedures set forth in Forest’s bylaws as to such business or nomination.

For any nominations or other business to be properly brought before an annual meeting, the shareholder must give notice to the secretary at the principal executive offices of Forest no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary date on which Forest first mailed its proxy materials and, or its notice of access to proxy materials for the preceding year’s annual meeting. In the event, however, that the date of the annual

Annual Meetings

New Delaware Holdco’s bylaws provide that nominations of persons for election to the board and the proposal of other business to be considered by the stockholders at an annual meeting may be made pursuant to New Delaware Holdco’s notice of meeting, by or at the direction of the New Delaware Holdco board or any committee thereof or by any stockholder of New Delaware Holdco who was a stockholder of record at the time of giving of notice provided for in the bylaws of New Delaware Holdco and at the time of the annual meeting, is entitled to vote at the meeting and complies with the notice procedures as to such business or nominations.

For any nomination or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give notice to the secretary at the principal executive offices of New Delaware Holdco no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

Forest	New Delaware Holdco
meeting is more than thirty days before or more than sixty days after the anniversary date of the preceding year’s annual meeting, notice by the shareholder must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the later of the 100th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the date on which public announcement of the date of such meeting is first made by Forest. In the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by Forest naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of Forest no later than the close of business on the 10th day following the day on which such public announcement is first made by Forest.

However, if the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice must be delivered by the stockholder no earlier than the close of business on the 120th day prior to the ate of such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by New Delaware Holdco.

The foregoing notice requirements do not apply to First Reserve for so long as it holds in the aggregate at least 25% of the outstanding shares of common stock. Additionally, in the event that the number of directors to be elected to the board is increased and there is no public announcement by New Delaware Holdco naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if delivered to the secretary at the principal executive offices of New Delaware Holdco no later than the close of business on the 10th day following the day on which such public announcement is first made by New Delaware Holdco.

The above described notice requirements in New Delaware Holdco’s bylaws will be deemed satisfied by a stockholder if such stockholder has notified New

Forest	New Delaware Holdco
Delaware Holdco of its intention to present a proposal or make a nomination at the annual meeting in compliance with the applicable rules and regulations under the Exchange Act and such proposal or nomination has been included in a proxy statement that has been prepared by New Delaware Holdco to solicit proxies for such annual meeting.

Special Meetings

Forest’s bylaws provide that only such business will be conducted at a special meeting of shareholders as will have been brought before the meeting pursuant to Forest’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to Forest’s notice of meeting by or at the direction of the board of directors or, provided, that the board has determined that directors will be elected at such meeting, by any shareholders of Forest who is a shareholder of record at the time of giving of notice provided for in Forest’s bylaws and at the time of the special meeting, is entitled to vote at the meeting and complies with the notice procedures as to such nominations. In the event that Forest calls a special meeting of shareholders for the purpose of electing one or more directors to the board of directors, any such shareholder may nominate a person or persons for election to such positions as specified in Forest’s notice of meeting, if the shareholder delivers notice to the secretary at the principal executive offices of Forest no earlier than the close of business on the 120th day prior to the date of such special meeting and no later than the close of business on the later of the 100th day prior to the date of such special meeting or, if the first

Special Meetings

New Delaware Holdco’s bylaws provide that only such business will be conducted at a special meeting of stockholders as will have been brought before the meeting pursuant to New Delaware Holdco’s notice of meeting. Nominations for persons for election to the board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting by or at the direction of the board or any committee thereof or, before the Trigger Date, by holders of record of a majority of the outstanding shares of common stock. Notice of any nominations must be delivered to the secretary at the principal executive offices of New Delaware Holdco no earlier than the close of business on the 120th day prior to the special meeting and no later than the close of business on the later of the 90th day prior to the special meeting or, if the first public announcement of the date of the special meeting is less than 100 days prior to the date of the special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting.

	Forest	New Delaware Holdco
public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Amendments to the Certificate of Incorporation

Under the New York Business Corporation Law, subject to limited exceptions, amendments to the certificate of incorporation must be approved by vote of a majority of all outstanding shares entitled to vote on the proposed amendment, except that provisions of the certificate of incorporation requiring a greater or class vote may only be amended by such greater or class vote. In addition, an amendment that negatively affects in certain ways holders of shares of a class or series requires authorization by a majority of the votes of all outstanding shares of the affected class or series.

Forest’s certificate of incorporation provides that any adoption, amendment or repeal of any provision of the certificate of incorporation relating to the number, classification and terms of office of directors, the removal of directors without cause, or the power of, or vote by, the board of directors to adopt, amend or repeal the bylaws of Forest, or any amendment to or repeal of the amendment provision contained in the certificate of incorporation will require the affirmative vote of the holders of two-thirds of all outstanding shares entitled to vote thereon.

Under the Delaware General Corporation Law, subject to limited exceptions, amendments to the certificate of incorporation must be approved by both a majority of the outstanding stock entitled to vote, as well as a majority of the outstanding stock of each class entitled to vote as a class.

Under certain circumstances, §242(b)(2) of the Delaware General Corporation Law entitles the holders of the outstanding shares of each class to vote as a class on a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation.

New Delaware Holdco’s certificate of incorporation provides that prior to the Trigger Date, the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of New Delaware Holdco common stock entitled to vote generally in the election of directors (considered for this purpose as one class) will be required to amend, alter or repeal any provision of New Delaware Holdco’s certificate of incorporation.

Amendments to Bylaws	Forest’s bylaws require the affirmative vote of a majority of the board to adopt, amend, alter or repeal the bylaws. Forest’s certificate of incorporation provides that any adoption,	New Delaware Holdco’s certificate of incorporation provides that the board may adopt, amend or repeal New Delaware Holdco’s bylaws without any action on the part of the stockholders of New Delaware

	Forest	New Delaware Holdco

amendment or repeal of any provision of the bylaws relating to the number, classification and terms of office of directors, the removal of directors without cause, or the power of the board of directors to adopt, amend or repeal the bylaws of Forest will require the affirmative vote of the holders of two-thirds of all outstanding shares entitled to vote thereon.

Any bylaws adopted by the board may be amended or repealed by vote of the holders of shares entitled at the time to vote for the election of directors.

Holdco. However, any bylaw adopted or amended by the board, and any powers conferred thereby, may be amended, altered or repealed by the stockholders of New Delaware Holdco. Further, the bylaws of New Delaware Holdco may not be adopted, altered, amended or repealed by the stockholders of New Delaware Holdco (i) prior to the Trigger Date, except by the vote of holders of not less than 50% in voting power of the then-outstanding shares of New Delaware Holdco common stock entitled to vote thereon, voting together as a single class, or (ii) on and after the Trigger Date, except by the vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of New Delaware Holdco common stock entitled to vote thereon, voting together as a single class.

Limitation of Personal Liability of Directors	Forest’s certificate of incorporation provides that a director of Forest will not be liable to Forest or its shareholders for damages for any breach of duty in such a capacity unless a judgment or other final adjudication adverse to the director establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or the director’s acts violate the §719 of the New York Business Corporation Law regarding the liability of directors in certain cases.	New Delaware Holdco’s certificate of incorporation provides that no director of New Delaware Holdco will be liable to New Delaware Holdco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the Delaware General Corporation Law. In addition, a director of New Delaware Holdco will not be liable to the fullest extent permitted by any amendment to the Delaware General Corporation Law enacted after the adoption of New Delaware Holdco’s certificate of incorporation that further limits the liability of a director.

Indemnification of Directors and Officers	Forest’s bylaws provide that except to the extent expressly prohibited by the New York Business Corporation Law, Forest will indemnify each person made or threatened to be	New Delaware Holdco’s bylaws provide that New Delaware Holdco will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who

Forest	New Delaware Holdco

made a party to any action or proceeding whether civil or criminal and whether by or in the right of Forest or otherwise, by reason of the fact that such person is or was either a director or officer of Forest or a director or officer of Forest who served at the request of Forest any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding or any appeal therein, except that no indemnification will be made if a judgment or other final adjudication adverse to such indemnified person establishes that either such indemnified person’s acts were committed in bad faith, or were the result of active and deliberate dishonesty, and were material to the cause of action so adjudicated, or such indemnified person personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

No indemnification will be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless ordered by a court or if not so ordered will be authorized in the specific case (i) by the board of directors of Forest acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the indemnified person has met the standard of conduct set forth above, or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper in the was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of New Delaware Holdco or, while a director or officer of New Delaware Holdco, is or was serving at the request of New Delaware Holdco as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnified person in connection with such proceeding.

New Delaware Holdco will, to the fullest extent not prohibited by law, pay the expenses, including attorneys’ fees, incurred by an indemnified person in defending any proceeding in advance of its final disposition, so long as such indemnified person agrees to reimburse New Delaware Holdco for such amount if it is ultimately determined that such person was not entitled to indemnification.

New Delaware Holdco may also provide indemnification and advancement of expenses to such

	Forest	New Delaware Holdco
	circumstances because the standard of conduct set forth above has been met by the indemnified person, or by the shareholders upon a finding that the indemnified person has met the applicable standard of conduct set forth above, or (iii) in any other manner which may be permitted by the New York Business Corporation Law.	other persons as New Delaware Holdco may determine from time to time.

Forest will advance or promptly reimburse upon request any indemnified person for all expenses, including attorneys’ fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof, so long as such indemnified person agrees to reimburse Forest for such amount if it is ultimately determined that such person was not entitled to indemnification.

The board may also provide indemnification and advancement of expenses to such other persons as the board may determine from time to time.

The indemnification and right to advancement of expenses of any indemnified person provided by Forest’s bylaws will continue after such indemnified person has ceased to be a director, officer or employee of Forest and will inure to the benefit of such indemnified person’s heirs, executors, administrators and legal representatives.

The indemnification provisions contained in Forest’s bylaws will apply to any legal successor to Forest, including any corporation which acquires all or substantially all of the assets of Forest in one or more transactions.

Certain Business Combination Restrictions	Section 912 of the New York Business Corporation Law prohibits an interested shareholder (i.e., a person who owns 20% or more of	New Delaware Holdco has elected in its certificate of incorporation to not be governed by §203 of the Delaware General Corporation

	Forest	New Delaware Holdco

Forest’s outstanding voting stock) from engaging in various business combination transactions with Forest, unless (a) the business combination transaction, or the transaction in which the interested shareholder became an interested shareholder, was approved by the board of directors prior to the interested shareholder’s stock acquisition date, (b) the business combination transaction was approved by the disinterested shareholders at a meeting called no earlier than five years after the interested shareholder’s stock acquisition date, or (c) if the business combination transaction takes place no earlier than five years after the interested shareholder’s stock acquisition date, the price paid to all the shareholders under such transaction meets statutory criteria.

A business combination is defined by Section 912 of the New York Business Corporation Law as including various transactions between the corporation and an interested shareholder, including merger, consolidations, transfers of assets (whether by sale, lease, exchange, mortgage, pledge, transfer or otherwise), certain share issuances, liquidation or dissolution, certain reclassifications of securities, and other transactions resulting in financial benefit to the shareholder.

Law, which contains certain rules and restrictions relating to transactions with interested stockholders. New Delaware Holdco has not adopted any specific provisions relating to transactions with interested stockholders.

Business Opportunities

Under New York law, the officers, directors and other fiduciaries of a corporation are not permitted to divert business opportunities from the corporation for their own benefit without board approval.

Neither Forest’s certificate of incorporation nor its bylaws includes any provision renouncing or otherwise modifying the applicability of this general rule.

Under Delaware law, the officers, directors and other fiduciaries of a corporation are not permitted to divert business opportunities from the corporation for their own benefit without board approval. Section 122 of the Delaware General Corporation Law permits, however, a corporation to renounce its interest in certain types of corporate opportunities by

Forest	New Delaware Holdco

providing so in its certificate of incorporation.

New Delaware Holdco’s certificate of incorporation provides that New Delaware Holdco, on behalf of itself and its subsidiaries, renounces any interest or expectancy of it or its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to First Reserve or its affiliates or any of their officers, directors, agents, stockholders, members, partners or affiliates or business opportunities in which any of the foregoing persons participates or desires to participate, even if the opportunity is one that New Delaware Holdco or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Further, neither First Reserve nor any person described above will have any duty to communicate or offer any such business opportunity to New Delaware Holdco, and neither First Reserve nor any person described above will have any liability to New Delaware Holdco or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that First Reserve or such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to New Delaware Holdco or its subsidiaries.

Notwithstanding the above, however, if one of the persons described above is a director of

	Forest	New Delaware Holdco
New Delaware Holdco and is offered a business opportunity in his or her capacity as a director or officer of New Delaware Holdco, such person will be obligated to communicate such opportunity to New Delaware Holdco.

Exclusive Forum	Neither Forest’s certificate of incorporation nor its bylaws contains any restrictions with respect to the venue in which a shareholder may bring an action.	New Delaware Holdco’s certificate of incorporation provides that unless New Delaware Holdco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Delaware Holdco, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of New Delaware Holdco to New Delaware Holdco or its stockholders, (iii) any action asserting a claim against New Delaware Holdco arising pursuant to any provision of the Delaware General Corporation Law or New Delaware Holdco’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against New Delaware Holdco governed by the internal affairs doctrine, provided in each case that the Court of Chancery has personal jurisdiction over the indispensable parties named as defendants in such suit.

PROPOSAL NO. 2—APPROVAL OF THE AUTHORIZED SHARE PROPOSAL

(Item 2 on the proxy card)

Sabine Investor Holdings, AIV Holdings and Forest agreed in the merger agreement that the Forest certificate of incorporation would be amended to increase the number of authorized Forest common shares.

In the authorized share proposal, Forest is asking its shareholders to authorize an amendment to the Forest certificate of incorporation that will increase the number of authorized Forest common shares from 200,000,000 to 650,000,000. The increase in authorized common shares will permit the issuance of common shares to Sabine Investor Holdings and AIV Holdings pursuant to the merger agreement and the conversion of the Forest convertible common-equivalent preferred shares issued to Sabine Investor Holdings and AIV Holdings pursuant to the merger agreement.

Required Vote

The affirmative vote of a majority of the outstanding Forest common shares is required to approve the authorized share proposal. If you vote to abstain or fail to vote, it will have the same effect as voting “AGAINST” this proposal.

The Forest board recommends a vote “FOR” the authorized share proposal (Item 2).

THE MERGER AGREEMENT PROVIDES THAT APPROVAL OF THE AUTHORIZED SHARE PROPOSAL IS A CONDITION TO CLOSING THE COMBINATION TRANSACTION, UNLESS RECEIPT THEREOF IS WAIVED BY FOREST AND SABINE INVESTOR HOLDINGS, AS MORE FULLY DESCRIBED IN “THE MERGER AGREEMENT AND OTHER TRANSACTION AGREEMENTS—CONDITIONS TO COMPLETION OF THE COMBINATION TRANSACTION.”

In addition, even if Forest common shareholders approve the authorized share proposal, the combination transaction may not be completed if the other conditions to closing the combination transaction are not satisfied or, if allowed by applicable law, waived. Forest can give no assurance that the conditions to closing the combination transaction will be satisfied or so waived.

If the authorized share proposal is not approved and Forest and Sabine Investor Holdings mutually agree to waive this condition, then in exchange for the contribution, Sabine Investor Holdings and AIV Holdings will instead receive shares of Forest Series B convertible common-equivalent preferred stock in lieu of a portion of the Forest common stock that would have been received by them if there were available for issuance a sufficient amount of authorized but unissued common shares. As a result, Sabine Investor Holdings and AIV Holdings would receive (i) 37,822,023 and 12,178,187 shares of Forest common shares, (ii) 1,258,900 and 405,349 shares of Forest Series A convertible common-equivalent preferred stock and (iii) 860,155 and 276,958 shares of Forest Series B convertible common-equivalent preferred stock, respectively. In that case, upon consummation of the combination transaction, and based upon the number of Forest common shares currently outstanding, current Forest common shareholders would hold 70% of the issued and outstanding Forest common shares, representing approximately a 26.5% economic interest in Forest and 20% of the total voting power in Forest, and Sabine Investor Holdings and AIV Holdings will collectively hold 30% of the issued and outstanding Forest common shares, 100% of the issued and outstanding Forest Series A convertible common-equivalent preferred shares and 100% of the issued and outstanding Forest Series B convertible common-equivalent preferred shares, collectively representing approximately a 73.5% economic interest in Forest and 80% of the total voting power in Forest.

PROPOSAL NO. 3—APPROVAL OF THE NAME CHANGE PROPOSAL

(Item 3 on the proxy card)

Sabine Investor Holdings, AIV Holdings and Forest agreed in the merger agreement that, subject to the consummation of the combination transaction, the Forest certificate of incorporation would be amended to change the name of Forest to “Sabine Oil & Gas Corporation.”

In the name change proposal, Forest is asking its shareholders to authorize an amendment to the Forest certificate of incorporation that, subject to the consummation of the combination transaction, will change the name of Forest to “Sabine Oil & Gas Corporation.”

Required Vote

The affirmative vote of a majority of the outstanding Forest common shares is required to approve the name change proposal. If you vote to abstain or fail to vote, it will have the same effect as voting “AGAINST” this proposal.

The Forest board recommends a vote “FOR” the name change proposal (Item 3).

PROPOSAL NO. 4—VOTE TO APPROVE THE ADOPTION OF THE 2014 LTIP

The 2014 LTIP Proposal

(Item 4 on the proxy card)

Background and Purpose of the Proposal

The Forest board has adopted the 2014 LTIP, subject to the approval of Forest’s shareholders. We are asking Forest’s shareholders to approve the adoption of the 2014 LTIP at the special meeting. If the 2014 LTIP is approved, it will become effective on the date immediately prior to the closing date of the combination transaction, and no awards will be granted under the 2014 LTIP until after the effective time of the combination transaction. As described further below, the 2014 LTIP will be used by Forest to grant equity-based awards following the combination transaction to employees, directors and consultants in the discretion of the Compensation Committee. It is currently contemplated that substantially all shares reserved under the 2014 LTIP will be used to grant awards to continuing employees in connection with the closing of the combination transaction or shortly thereafter, but details with respect to the amounts and recipients of individual grants have not been determined at this time. A summary description of the material features of the 2014 LTIP as proposed is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2014 LTIP and is qualified in its entirety by reference to the 2014 LTIP, a copy of which is attached as Annex G to this proxy statement and incorporated in its entirety in this proposal by reference.

Forest currently sponsors the Forest Oil Corporation 2007 Stock Incentive Plan (the “2007 Stock Plan”), which provides for director stock awards (for non-employee directors), incentive stock options, options that do not constitute incentive stock options, restricted stock awards, performance awards, and phantom stock awards. A total of 9,513,767 shares of Forest’s common stock have been reserved for issuance under the 2007 Stock Plan. As of [—], 2014, [—] shares were available for future awards under the 2007 Stock Plan, and [—] shares were subject to outstanding awards under the 2007 Stock Plan. In the event this 2014 LTIP proposal is approved by Forest’s shareholders and the 2014 LTIP becomes effective in accordance with its terms, Forest shall make no further grants under the 2007 Stock Plan following the effective date of the 2014 LTIP.

Forest also sponsors the Forest Oil Corporation 2001 Stock Incentive Plan, as amended (the “2001 Stock Plan”), although no further awards may be granted under this plan. As of [—], 2014, [—] shares were subject to outstanding awards under the 2001 Stock Plan.

The approval of the 2014 LTIP will provide a vehicle for Forest to grant equity-based awards following the combination transaction, and will permit Forest to grant a wide variety of equity, equity-based, and cash awards. Maximum flexibility in the types and amounts of awards that can be granted under its compensation program allows Forest to remain competitive by responding quickly to changing trends in the executive compensation market and to find new and more effective ways to tie its executives’ pay to company performance. With these principles in mind, the 2014 LTIP is designed to be more in line with current equity compensation practices and metrics employed by Forest’s peers. Like Forest’s current equity plans, the 2014 LTIP will make available awards through which eligible persons may acquire and maintain stock ownership in Forest.

Summary of the 2014 LTIP

Purposes of the 2014 LTIP. The purpose of the 2014 LTIP is to attract and retain able persons as employees, directors and consultants of Forest (and its subsidiaries) and to provide incentives to such individuals to devote their abilities and energies to Forest’s success through affording such individuals a means to acquire and maintain stock ownership or awards, the value of which is tied to the performance of Forest’s common stock.

Award Types. The 2014 LTIP permits the grant of nonstatutory options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, and other stock-

based awards, any of which may be further designated as performance awards or annual incentive awards (collectively referred to as “Awards”).

Administration. The 2014 LTIP will be administered by a committee of the Forest board (the “committee”) pursuant to its terms and all applicable state, federal or other rules or laws. However, the Forest board may also take any action designated to the committee, unless it is determined that administration of the 2014 LTIP by “outside directors” is necessary with respect to awards intended to qualify for the “performance-based compensation” exemption to Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The committee has the sole discretion to determine the eligible employees, directors and consultants to whom Awards are granted under the 2014 LTIP and the manner in which such Awards will vest. Awards may be granted by the committee to employees, directors and consultants in such amounts (measured in cash, shares of common stock or as otherwise designated), at such times and on such terms and conditions as the committee shall determine. Subject to applicable law and the terms of the 2014 LTIP, the committee is authorized to interpret the 2014 LTIP, to establish, amend and rescind any rules and regulations relating to the 2014 LTIP, to delegate duties under the 2014 LTIP, to terminate, modify or amend the 2014 LTIP (subject to any required shareholder approval as described below), and to make any other determinations that it deems necessary or desirable for the administration of the 2014 LTIP. The committee may correct any defect, supply any omission or reconcile any inconsistency in the 2014 LTIP in the manner and to the extent the committee deems necessary or desirable. All determinations of the committee shall be final, binding and conclusive upon all parties.

Eligibility to Participate. The employees eligible to receive Awards under the 2014 LTIP are Forest’s employees and those of our subsidiaries. Members of Forest’s board who are not employees or consultants of Forest or its subsidiaries and individuals who provide consulting, advisory or other similar services to Forest or its subsidiaries are also eligible to receive Awards. As of [—], 2014, Forest had [—] employees, [—] directors and [—] consultants who would be eligible to participate in the 2014 LTIP. Eligible employees, directors or consultants who are designated by the committee to receive an Award under the 2014 LTIP are referred to as “participants.”

Individual Limitations on Awards. The 2014 LTIP provides that a participant who is expected to be a “covered employee” within the meaning of Section 162(m) may not receive (i) grants of share-denominated Awards (other than options and stock appreciation rights) that are intended to qualify for the performance-based exception to Section 162(m) during a calendar year with respect to more than 1,000,000 shares of Forest’s common stock, (ii) grants of options and stock appreciation rights during a calendar year with respect to more than 1,000,000 shares of Forest’s common stock and (iii) dollar-denominated Awards during a calendar year that are intended to qualify for the performance-based exception to Section 162(m) with a value determined on the date of grant in excess of $5,000,000. These limits are not intended to suggest that the amount of compensation received by any individual expected to be a covered employee will be the maximum set forth in the 2014 LTIP.

Number of Shares Subject to the 2014 LTIP. The maximum number of shares of Forest’s common stock that may be issued under the 2014 LTIP is [—] shares, subject to certain adjustments as provided in the 2014 LTIP. The closing price of a share of Forest’s common stock on the NYSE on [—], 2014 was $[—]. If an Award expires or is canceled, forfeited, exchanged, or settled in cash, or otherwise terminates, including shares forfeited with respect to restricted stock, the shares subject to those Awards will again be available for issuance under the 2014 LTIP, unless an applicable law or regulation prevents such re-issuance. Shares withheld in payment of any exercise or purchase price of an Award or taxes related to an Award will not be available for future issuance under the 2014 LTIP.

Source of Shares. Common stock issued under the 2014 LTIP may come from authorized but unissued shares of Forest’s common stock, from treasury stock held by Forest or from previously issued shares of common stock reacquired by Forest, including shares purchased on the open market.

Stock Options. Stock options to purchase one or more shares of Forest’s common stock may be granted under the 2014 LTIP. The committee may determine to grant stock options that are either incentive stock options governed by Section 422 of the Internal Revenue Code, or stock options that are not intended to meet these requirements (called “nonstatutory options”). The committee will determine the specific terms and conditions of any stock option at the time of grant. The exercise price of any stock option will not be less than 100% of the fair market value of a share of Forest’s common stock on the date of the grant (other than in limited situations pertaining to substitute Awards), and in the case of an incentive stock option granted to an eligible employee that owns more than 10% of Forest’s common stock, the exercise price will not be less than 110% percent of the fair market value of Forest’s common stock on the date of grant. The term for a stock option may not exceed 10 years and incentive stock options may not be granted more than ten years after the date of adoption of the 2014 LTIP. The committee will determine the methods and form of payment for the exercise price of an option (including, in the discretion of the committee, payment in common stock, other Awards, or other property) and the methods and forms in which common stock will be delivered to a participant.

Stock Appreciation Rights. The committee may grant stock appreciation rights (or “SARs”) independent of or in connection with a stock option. The grant, or exercise, price per share of an SAR will be an amount determined by the committee and will be not less than the fair market value per share of the common stock on the date the SAR is granted. Generally, each SAR will entitle a participant upon exercise to an amount equal to (i) the excess of (a) the fair market value of one share of common stock on the exercise date over (b) the exercise price, multiplied by (ii) the number of shares of common stock covered by the SAR. Payment shall be made in common stock or in cash, or partly in common stock and partly in cash, as determined by the committee. The term of an SAR may not exceed 10 years.

Restricted Stock. Restricted stock may be granted under the 2014 LTIP, which means shares of Forest’s common stock are granted to an individual subject to transfer limitations, a risk of forfeiture and other restrictions imposed by the committee in its discretion. During the restricted period, the participant may not sell, assign or otherwise dispose of the restricted stock, and any stock certificate will contain an appropriate legend noting the restrictions upon such common stock until such time as all restrictions have been removed. Restrictions may lapse at such times and under such circumstances as determined by the committee. During the restricted period, the holder will have rights as a shareholder, including the right to vote the common stock subject to the award and to receive cash dividends thereon (which may, if required by the committee be held by Forest during the restricted period subject to the same “vesting” terms as applicable to the underlying restricted stock award). Unless otherwise determined by the committee, common stock distributed to a holder of a restricted stock Award in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the underlying restricted stock Award with respect to which such common stock or other property has been distributed.

Restricted Stock Units. Restricted stock units (“RSUs”) are rights to receive shares of common stock, cash or a combination thereof at the end of a specified period. The committee may subject RSUs to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement and such restrictions may lapse at such times and under such circumstances as determined by the committee. RSUs may be satisfied by delivery of shares of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the RSUs, or any combination thereof determined by the committee at the date of grant or thereafter. Dividend equivalents on the specified number of shares of common stock covered by RSUs will either be paid on the dividend payment date with respect to such RSUs in cash or in shares of unrestricted common stock having a fair market value equal to the amount of such dividends or deferred with respect to such RSUs and the amount or value thereof automatically deemed reinvested in additional RSUs or other Awards, unless otherwise determined by the Committee on the date of grant.

Bonus Stock. Bonus stock awards may be granted to eligible individuals. Each bonus stock award will constitute a transfer of unrestricted shares of common stock on terms and conditions determined by the committee.

Dividend Equivalents. Dividend equivalents may be granted to eligible individuals, entitling the participant to receive cash, common stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of common stock, or other periodic payments at the discretion of the committee. Dividend equivalents may be awarded on a freestanding basis or in connection with another Award. The committee may provide that dividend equivalents will be payable or distributed when accrued, deferred until a later payment date or deemed reinvested in additional common stock, Awards, or other investment vehicles. The committee will specify any restrictions on transferability and risks of forfeiture imposed upon dividend equivalents.

Other Stock-Based Awards. Other stock-based awards may be granted that consist of a right denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Forest’s common stock, subject to applicable legal limitations and the terms of the 2014 LTIP. In the discretion of the committee, other stock-based awards may be subject to such vesting and other terms as the committee may establish, including performance goals. Cash awards may be granted as an element of or a supplement to any other stock-based awards permitted under the 2014 LTIP.

Performance Awards; Annual Incentive Awards. The committee may designate that certain Awards granted under the Plan constitute “performance” Awards. A performance Award is any Award the grant, exercise or settlement of which is subject to one or more performance standards. If the committee determines that a participant is expected to be a “covered employee” under Section 162(m) and the contemplated Award is intended to qualify as “performance-based compensation” under such section, then the grant, exercise and/or settlement of such Award will be contingent upon the achievement of one or more pre-established performance goals based on one or more of the business criteria set forth below. With respect to Awards intended to constitute “performance-based compensation,” performance goals will be designed to be objective, “substantially uncertain” of achievement at the date of grant, and to otherwise meet the requirements of Section 162(m) of the Internal Revenue Code and the regulations thereunder. Performance goals may vary among Award recipients or among Awards to the same recipient. Performance goals will be established not later than 90 days after the beginning of any performance period applicable to such Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Internal Revenue Code. If the committee notes that it will exclude the impact of any or all of the following events or occurrences at the time it establishes the performance goals for the relevant performance period, then the following events may be appropriately excluded, as applicable: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (f) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (g) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (h) goodwill impairment charges; (i) operating results for any business acquired during the calendar year; and (j) third party expenses associated with any acquisition by Forest or any subsidiary.

One or more of the following business criteria for Forest, on a consolidated basis, and/or for specified subsidiaries, divisions, businesses or geographical units of Forest (except with respect to stock price and earnings per share criteria), will be used by the committee in establishing performance goals: (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow from operations; (5) increase in cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) total shareholder return; (20) debt reduction; (21) market share; (22) change in the fair market value of the common stock; (23) operating income; (24) operating results; and (25) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

If the committee determines that a participant is expected to be a “covered employee” under Section 162(m) and the contemplated Award is intended to qualify as “performance-based compensation” under such section, then the committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such performance-based compensation, but may not exercise discretion to increase any such amount payable to that participant.

The committee may establish an unfunded pool for purposes of measuring performance against performance goals. Settlement of performance pool Awards may be in common stock, cash, or a combination of common stock and cash at the discretion of the committee. The committee shall specify the circumstances in which a performance Award shall be paid or forfeited in the event of termination of employment by a participant prior to the end of a performance period or settlement of performance Awards. All determinations by the committee as to the establishment, amount and achievement of performance goals will be made in writing and the committee may not delegate any responsibility relating to such Awards granted to participants expected to be “covered employees” under Section 162(m).

The foregoing summary of performance Awards (including with respect to the applicable business criteria and unfunded award pools) also generally applies with respect to annual incentive Awards that may be granted to participants pursuant to the 2014 LTIP.

Tax Withholding. Forest and its subsidiaries are authorized to withhold from any Award granted, or any payment relating to an Award under the 2014 LTIP, including from a distribution of common stock, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take any other action the committee may deem advisable to enable Forest and participants to satisfy obligations for the payment of withholding taxes and other tax obligations related to an Award.

Subdivision or Consolidation. In the event of a “change in control” (as defined in the 2014 LTIP), certain changes to Forest’s capitalization, such as a stock split, stock combination, stock dividend, extraordinary cash dividend, exchange of shares, or other recapitalization, merger or otherwise, that result in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the committee as to the number and price of shares subject to an Award, the number of shares available for issuance under the 2014 LTIP, and the maximum individual limitations applicable to certain Awards. The committee may also provide for accelerated vesting (in full or in part) of such Awards, conversion of such Awards into awards denominated in the securities or other interests of any successor Person, or the cash settlement of such Awards in exchange for the cancellation thereof.

Change in Control. Upon a “change in control,” the committee shall have the discretion without the consent or approval of any holder to take any of the following actions: (i) accelerate the time at which options or SARs may be exercisable or become vested; (ii) require the surrender of Awards, including for no consideration; or (iii) make any such adjustments as the committee determines appropriate.

Termination of Employment. The treatment of an Award upon a termination of employment or any other service relationship shall be specified in the agreement controlling such Award.

Amendment. The Forest board may amend, alter, suspend, discontinue or terminate the 2014 LTIP at any time, subject to the approval of Forest’s shareholders if required by any state or federal law or regulation or the rules of any stock exchange; provided, that without the consent of an affected participant, no such action by the Forest board may materially and adversely affect the rights of such participant under any previously granted and outstanding Award. The committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award previously granted, except as otherwise provided in the 2014 LTIP;

provided, that without the consent of an affected participant, no such committee action may materially and adversely affect the rights of a participant under such Award.

Term and Termination of the Plan. The Forest board in its discretion may terminate the 2014 LTIP at any time with respect to any shares of common stock that are not subject to previously granted Awards. No further Awards may be granted under the 2014 LTIP after the 10th anniversary of its effective date.

Transferability of Awards. Awards will not generally be transferable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order issued by a court of competent jurisdiction. An incentive stock option will not be transferable other than by will or the laws of descent and distribution. With respect to a specific nonstatutory option or SAR, in accordance with rules and procedures established by the committee from time to time, the participant may transfer, for estate planning purposes, all or part of such Award to one or more immediate family members or related family trusts or partnerships or similar entities, as determined by the committee. Any attempt to transfer an Award in violation of the terms of the 2014 LTIP or without proper notification to the committee shall be deemed null and void, and at the discretion of the committee, may result in a forfeiture of that Award.

Clawback Policy. The 2014 LTIP will be subject to any written clawback policy of Forest, whether in effect on the effective date of the plan or adopted by Forest in the future, which policy may subject a participant’s Awards, or amounts paid or realizable under such Awards, under the 2014 LTIP to reduction, cancellation, forfeiture or recoupment if certain events or wrongful conduct specified in the policy occur.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal income tax consequences of certain transactions contemplated under the 2014 LTIP. This description is based on laws, regulations and guidance currently in effect, which are subject to change (possibly retroactively). The tax treatment of participants in the 2014 LTIP may vary depending on each participant’s particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state or local tax consequences. Participants are advised to consult with a tax advisor concerning the specific tax consequences of their participation in the 2014 LTIP.

Tax Consequences to Participants under the 2014 LTIP

Stock Options and Stock Appreciation Rights. Participants will not realize taxable income upon the grant of a stock option or an SAR. Upon the exercise of a nonstatutory option or an SAR, a participant will recognize ordinary compensation income in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price of the Award. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a nonstatutory option or SAR that equals the fair market value of such shares on the date of exercise. In general, Forest will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant. When a participant sells the common stock acquired as a result of the exercise of a nonstatutory option or SAR, any appreciation (or depreciation) in the value of the common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common stock must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive a stock option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code will not recognize taxable income on the grant of an incentive stock option. Upon the exercise of an incentive stock option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option (“ISO Stock”) over the exercise price will be included in the participant’s income for alternative minimum tax purposes.

Upon the disposition of ISO Stock that has been held for the required holding period (generally, until the later of two years from the date of grant and one year from the date of exercise of the incentive stock option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Stock. However, if a participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the incentive stock option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Stock. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Forest will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, Forest will then generally be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the participant.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a stock option, whether a nonstatutory option or an incentive stock option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the nonstatutory option or incentive stock option exercise price (although a participant would still recognize ordinary compensation income upon exercise of an nonstatutory option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the nonstatutory option or incentive stock option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the nonstatutory option or incentive stock option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.

Cash Awards; Restricted Stock Units; Restricted Stock; Bonus Stock. A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. A participant will not have taxable income at the time of grant of a restricted stock unit, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of Forest common stock in settlement of the restricted stock unit award, as applicable, in an amount equal to the cash or the fair market value of the common stock received. The dividend equivalents, if any, received with respect to a restricted stock unit award will be taxable as ordinary compensation income, not dividend income, when paid.

A recipient of restricted stock or bonus stock generally will be subject to tax at ordinary income tax rates on the fair market value of the common stock when it is received, reduced by any amount paid by the recipient; however, if the common stock is not transferable and is subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Internal Revenue Code, or (ii) when the Award is received, in cases where a participant makes a valid election under Section 83(b) of the Internal Revenue Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividend income.

The tax basis in the common stock received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. In general, Forest will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant in respect of a cash award, restricted stock unit award, restricted stock award or bonus award.

Tax Consequences to Forest

Golden Parachute Payments. Forest’s ability to obtain a deduction for future payments under the 2014 LTIP could also be limited by the golden parachute rules of Section 280G of the Internal Revenue Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of a corporation to which the participant renders services.

Performance-Based Compensation. In general, Section 162(m) limits Forest’s compensation deduction to $1,000,000 paid in any tax year to any “covered employee” as defined under Section 162(m). This deduction limitation does not apply to certain types of compensation, including “performance-based compensation” within the meaning of Section 162(m). The terms of the 2014 LTIP permit, but do not require, Forest to grant performance-based Awards under the plan that are intended to satisfy the requirements of “performance-based compensation” so that such Awards will be deductible by Forest for federal income tax purposes.

New Plan Benefits

No Awards have been granted under the 2014 LTIP. The benefits or amounts that will be received by or allocated to each named executive officer, all current executive officers as a group, all directors who are not executive officers as a group, and all employees who are not executive officers as a group under the 2014 LTIP, as well as the benefits or amounts that would have been so received or allocated had the 2014 LTIP been in effect in 2013, are not presently determinable.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows, as of December 31, 2013, information with respect to compensation plans under which shares of Forest common stock are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options ($)		Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by shareholders	1,951,486	(1)	$17.2113	(2)	4,019,827	(3)(4)
Equity compensation plans not approved by shareholders	290,000	(5)	N/A		0
Total	2,241,486				4,019,827

(1)

Includes (i) shares underlying outstanding stock options to purchase shares of Forest’s common stock under Forest’s 2001 Stock Plan and the 2007 Stock Plan, and (ii) an aggregate of 1,320,280 shares issuable under performance unit awards granted under Forest’s 2007 Stock Plan. Under the terms of the performance unit award agreements, each performance unit represents a contractual right to receive one share of Forest common stock; provided that the actual number of shares that may be deliverable under the award will range from 0% to 200% of the number of performance units awarded, depending on Forest’s relative total shareholder return in comparison to an identified peer group over a thirty-six month performance period. The amount in this column assumes the maximum 200% payout.
(2)	Amount reflects the weighted-average exercise price of outstanding stock options as of December 31, 2013.
(3)	Includes shares of Forest’s common stock available for issuance under (i) Forest’s Employee Stock Purchase Plan, and (ii) the 2007 Stock Plan. As of December 31, 2013, 712,772 shares of common stock were available for future issuance under the Employee Stock Purchase Plan, and 3,307,055 shares of common stock were available for future issuance under the 2007 Stock Plan. Under the terms of the outstanding performance unit award agreements, each performance unit represents a contractual right to receive one share of Forest common stock; provided that the actual number of shares that may be deliverable under the award will range from 0% to 200% of the number of performance units awarded, depending on Forest’s relative total shareholder return in comparison to an identified peer group over a thirty-six month performance period. This column assumes the maximum number of shares that may be issued to the respective participants under the terms of the performance unit award agreements. As of December 31, 2013, there would have been no payout under any outstanding performance awards, assuming the performance period had ended on that date.
(4)	Amount does not reflect (i) 1,924,819 outstanding cash-settled phantom stock units, or (ii) 1,412,000 outstanding cash-settled performance units. The cash-settled performance units assume the maximum 200% payout.
(5)	Consists of 290,000 shares potentially issuable under a performance unit award to Mr. McDonald granted under the inducement award exemption under the NYSE listing rules. This award does not satisfy the requirements of “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code, and assumes a maximum payout of 200%. Each performance unit represents a contractual right to receive one share of Forest’s common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 200% of the number of performance units identified in the award, depending on Forest’s relative total shareholder return in comparison to an identified peer group during the thirty-six-month performance period. The amount in this column assumes the maximum 200% payout. As of December 31, 2013, there would have been no payout under this award, assuming the performance period ended on that date.

In the event this 2014 LTIP proposal is approved by Forest’s shareholders and the 2014 LTIP becomes effective in accordance with its terms, Forest shall make no further grants under the 2007 Stock Plan following the effective date of the 2014 LTIP.

Consequences of Failing to Approve the Proposal

The 2014 LTIP will not be implemented and no grants pursuant thereto will be made unless it is approved by Forest’s shareholders and the combination transaction is completed.

Required Vote

Assuming the presence of a quorum, the affirmative vote of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote on the record date is required to approve this proposal. If you vote to abstain, it will have the same effect as voting “AGAINST” this proposal. If you fail to vote, it will have no effect on the voting outcome of this proposal, but it will make it more difficult to have a quorum. Accordingly, it is important that you provide Forest with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The Forest board recommends a vote “FOR” the 2014 LTIP proposal (Item 4).

PROPOSAL NO. 5—VOTE ON CERTAIN TERMS OF THE 2014 LTIP FOR PURPOSES OF

COMPLYING WITH THE REQUIREMENTS OF SECTION 162(M) OF

THE INTERNAL REVENUE CODE

The Section 162(m) Proposal

(Item 5 on the proxy card)

Background and Purpose of the Proposal

In addition to generally approving the 2014 LTIP, the Forest board is also requesting that shareholders approve the material terms of the 2014 LTIP so that certain designated awards under the 2014 LTIP may qualify for exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code. As discussed in Proposal 4 above, under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to Forest’s Chief Executive Officer and three other most highly compensated officers (other than Forest’s Chief Executive Officer or Chief Financial Officer) determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934 (“Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, Forest may deduct compensation paid to its Covered Employees in excess of that amount if it qualifies as “performance-based compensation” as defined in Section 162(m) of the Internal Revenue Code. In addition to certain other requirements, in order for awards under the 2014 LTIP to constitute “performance-based compensation,” the material terms of the 2014 LTIP must be disclosed to and approved by Forest’s shareholders in connection with this proxy statement.

Under the Section 162(m) regulations, the material terms of the 2014 LTIP are (i) the maximum amount of compensation that may be paid to a participant under the 2014 LTIP in any fiscal year, (ii) the employees eligible to receive compensation under the 2014 LTIP, and (iii) the business criteria on which the performance goals are based. Forest intends that certain awards under the 2014 LTIP should meet the requirements of “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. Accordingly, Forest is asking its shareholders to approve the material terms of the 2014 LTIP for purposes of Section 162(m) of the Internal Revenue Code so that awards under the 2014 LTIP that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, and that meet all the requirements thereof, will be fully deductible by Forest. The material terms of the 2014 LTIP are disclosed above in Proposal 4 as follows: (i) the maximum amount of compensation is described in the section entitled “Proposal No. 4—Vote to Approve the Adoption of the 2014 LTIP—Summary of the 2014 LTIP—Individual Limitations on Awards,” (ii) the eligible employees are described in the section entitled “Proposal No. 4—Vote to Approve the Adoption of the 2014 LTIP—Summary of the 2014 LTIP—Eligibility to Participate,” and (iii) the business criteria are described in the section entitled “Proposal No. 4—Vote to Approve the Adoption of the 2014 LTIP—Summary of the 2014 LTIP—Performance Awards; Annual Incentive Awards.”

Consequences of Failing to Approve the Proposal

Failure of Forest’s shareholders to approve the Section 162(m) proposal will mean that Forest cannot grant awards that, but for the failure to obtain shareholder approval, are intended to meet the requirements of “performance-based compensation” to Covered Employees under the 2014 LTIP, however, such failure shall not limit in any other manner the amount and type of awards that may be granted to Covered Employees under the 2014 LTIP.

Required Vote

Assuming the presence of a quorum, the affirmative vote of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote on the record date is required to approve this proposal. If you vote to abstain, it will have the same effect as voting “AGAINST” this proposal. If you fail to vote, it will have no effect on the voting outcome of this proposal, but it will make it more difficult to have a quorum. Accordingly, it is important that you provide Forest with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The Forest board recommends a vote “FOR” the Section 162(m) proposal (Item 5).

PROPOSAL NO. 6—APPROVAL OF THE ADJOURNMENT OR CONTINUATION OF

THE SPECIAL MEETING

Adjournment Proposal

(Item 6 on the proxy card)

The Forest special meeting may be adjourned or postponed to another time or place, if necessary or appropriate to permit further solicitation of proxies if necessary to obtain additional votes in favor of the share issuance proposal or the authorized share proposal. If, at the special meeting, the number of Forest common shares present or represented and voting in favor of the share issuance proposal or the authorized share proposal is insufficient to approve the corresponding proposals, Forest may adjourn or postpone the special meeting in order to enable the Forest board to solicit additional proxies for approval of such proposals.

In the adjournment proposal, Forest is asking its shareholders to authorize the holder of any proxy solicited by the Forest board to vote in favor of granting discretionary authority to the proxy holders, and to each proxy holder individually, to adjourn or postpone the special meeting to another time and place for the purpose of soliciting additional proxies. If the shareholders approve this proposal, Forest could adjourn or postpone the meeting and any adjourned or postponed session of the meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Required Vote

Whether or not a quorum is present at the special meeting, the affirmative vote of a majority of the Forest common shares present (in person or by proxy) at the special meeting and entitled to vote on the record date is required to approve this proposal. If you vote to abstain, it will have the same effect as voting “AGAINST” this proposal. If you fail to vote, it will have no effect on the voting outcome of this proposal.

The Forest board recommends a vote “FOR” the adjournment proposal (Item 6). For a discussion of interests of Forest’s directors and executive officers in the combination transaction that may be different from, or in addition to, Forest’s shareholders generally, see “Proposal No. 1—The Share Issuance—Interests of Forest’s Executive Officers and Directors in the Combination Transaction.”

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Any proposal that a shareholder wishes to include in Forest’s proxy materials for the 2015 annual meeting of shareholders, in accordance with the regulations of the SEC, must be received no later than November 26, 2014. The written proposal will need to comply with the regulations of the SEC under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202, or sent to the Secretary via facsimile at (303) 812-1445.

Any proposal or nomination for director that a shareholder wishes to propose for consideration at the 2015 annual meeting of shareholders, but does not seek to include in Forest’s proxy statement under the applicable SEC rules, must be submitted in accordance with Forest’s Bylaws, and must be received at our principal executive offices no earlier than November 26, 2014, and not later than December 26, 2014. Any such proposal must be an appropriate subject for shareholder action under applicable law and must otherwise comply with Article I of Forest’s Bylaws and must be submitted in writing and mailed to Forest’s Secretary, at the address shown above.

WHERE YOU CAN FIND MORE INFORMATION

Forest files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Forest, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Forest with the SEC are also available at Forest’s Internet website. The address of the site is www.forestoil.com. The web address of the SEC and Forest are included as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

The SEC allows the incorporation by reference into this document of certain information relating to Forest. This means that important information may be disclosed to you regarding Forest by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Forest previously filed with the SEC. They contain important information about Forest and its financial condition.

Forest SEC Filings (SEC File No. 001-13515; CIK No. 38079)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2013
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2014
Current Reports on Form 8-K	Filed on January 9, 2014, February 3, 2014, February 4, 2014, March 6, 2014, April 1, 2014, April 17, 2014, May 6, 2014 (both reports), May 8, 2014, July 10, 2014, July 11, 2014 and July 15, 2014
Proxy Statement on Schedule 14A	Filed on March 26, 2014
Registration Statement on Form 8-A	Filed on July 10, 2014

In addition, Forest also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy and prior to the date of the special meeting, other than any information contained in such filings that has been furnished, but not filed, with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K and the corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Forest has supplied all information contained in, or incorporated by reference into, this document relating to Forest.

Documents incorporated by reference regarding Forest are available from Forest without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following address:

Forest Oil Corporation

707 17th Street, Suite 3600

Denver, Colorado 80202

Email: IR@forestoil.com

Forest common shareholders requesting documents should do so by [—], 2014 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Forest, Forest will mail them to you by first class mail, or another equally prompt means after it receives your request.

Neither Sabine nor Forest has authorized anyone to give any information or make any representation about the combination transaction or any of the parties that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then solicitation made pursuant to this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

This document contains a description of the representations and warranties that each of Sabine and Forest made to the other in the merger agreement. Representations and warranties made by Sabine, Forest and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts.

Annex A

INFORMATION CONCERNING SABINE OIL & GAS LLC

BUSINESS

In this Annex A, references to “Sabine” and the “Company” refer to Sabine Oil & Gas LLC (formerly, NFR Energy LLC) and its subsidiaries.

Overview

Sabine is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties onshore in the United States. Sabine’s operations are focused in three core geographic areas:

•	East Texas, targeting the Cotton Valley Sand and Haynesville Shale formations;

•	South Texas, targeting the Eagle Ford Shale formation; and

•	North Texas, targeting the Granite Wash formation.

From Sabine’s inception in 2007 through 2011, it was focused primarily in East Texas, where Sabine completed multiple acquisitions and executed a development program to build an extensive inventory of Cotton Valley Sand and Haynesville Shale drilling locations. During 2012, Sabine established its initial position in South Texas in the Eagle Ford Shale formation through a farm-out agreement with a major operator, establishing a footprint in the basin at an attractive entry cost. Subsequently, Sabine has completed four additional transactions in the Eagle Ford Shale, and Sabine continues to pursue attractive acquisition and leasing opportunities in the play. Sabine’s North Texas position was acquired from a privately-held company in December 2012 and targets the Granite Wash formation. Through Sabine’s drilling program and Sabine’s acquisition history, Sabine has grown production from approximately 32 MMcfe/d for the twelve months ended December 31, 2008, to approximately 185 MMcfe/d for the three months ended March 31, 2014, representing a compound annual growth rate (“CAGR”) of 39%. During that same period, the percentage of Sabine’s production comprised of oil and natural gas liquids (“NGLs”), which Sabine collectively refers to as “liquids” grew from approximately 12% of total production to approximately 33%.

As of March 31, 2014, Sabine held interests in approximately 130,000 gross (103,600 net) acres in East Texas, 42,900 gross (40,400 net) acres in South Texas and 51,700 gross (36,200 net) acres in North Texas. As of March 31, 2014, Sabine was the operator on 97%, 99% and 99% of Sabine’s net acreage positions in East Texas, South Texas and North Texas, respectively.

From Sabine’s formation through December 31, 2013, it had drilled over 194 total wells, including over 129 horizontal wells. Sabine has utilized drilling and completion expertise gained in its East Texas operations and extended that expertise to its South Texas operations where it has reported an average initial 30-day production rate of approximately 2,400 Boe/d for the first eight wells in Sabine’s Sugarkane prospect and approximately 1,400 Boe/d for the first eight wells in Sabine’s South Shiner prospect.

The hydrocarbon content of this inventory ranges from predominantly oil to entirely natural gas, providing significant optionality in Sabine’s capital allocation to maximize returns in a wide variety of commodity price environments. Furthermore, Sabine’s acreage in the Haynesville Shale is approximately 95% held by production, which gives it flexibility to focus its drilling and completion capital program on its liquids-rich Eagle Ford Shale, Granite Wash and Cotton Valley Sand positions and defer development in the Haynesville Shale until commodity prices justify such development.

Sabine’s 2014 drilling and completion capital program is focused on projects that exhibit attractive economics and best continue to drive Sabine’s growth in cash flow. Sabine’s full year 2014 capital expenditures are forecasted to total approximately $625 million, and Sabine expects to spend approximately $520 million on drilling and completion activities and approximately $105 million on leasing and other activities. Drilling and completion expenditures include approximately $210 million for the development of proved reserves and approximately $310 million for the development of unproved reserves. Consistent with Sabine’s historical practice, Sabine periodically reviews its capital expenditures and adjusts its budget based on liquidity, commodity prices and drilling results. As of March 31, 2014, Sabine has spent approximately $186 million of its 2014 capital budget, of which approximately $141 million was spent on drilling and completion activities and approximately $45 million on leasing and other activities.

As of December 31, 2013, Sabine had overall estimated proved reserves of 839.3 Bcfe, consisting of 596.0 Bcfe in East Texas, 182.6 Bcfe in South Texas and 60.7 Bcfe in North Texas. Approximately 56% of Sabine’s proved reserves were classified as proved developed, and 30% of Sabine’s proved reserves were liquids. The following chart summarizes certain operating information of Sabine’s properties as of December 31, 2013:

Area	Gross Acreage	Net Acreage	% Held By Production	Estimated Net Proved Reserves
				Bcfe	Average WI/NRI	% Developed
East Texas(1)
Cotton Valley Sand	100,488	88,900	95%	514.3	76.5% / 60.3%	58.8%
Haynesville Shale	85,004	67,283	95%	81.7	75.4% / 58.6%	86.2%

South Texas
Sugarkane	2,631	2,387	90%	118.9	92.3% / 72.5%	34.8%
South Shiner	29,150	24,196	20%	53.6	57.1% / 44.1%	21.3%
North Shiner	10,263	7,261	31%	10.1	55.8% / 42.8%	30.2%

North Texas
Granite Wash	51,103	33,537	15%	60.7	51.3% / 39.7%	28.5%

(1)	Sabine’s acreage in East Texas excludes 81,060 gross and 71,291 net acres prospective for other formations. Furthermore, a significant portion of Sabine’s Haynesville Shale and Cotton Valley Sand acreage overlaps geographically, so such acreage is only counted once in Sabine’s East Texas acreage despite representing two distinct targets and development opportunities.

Sabine’s Acquisition History

During 2011 through 2013, Sabine successfully completed five significant acquisitions that, coupled with farm out agreements, established Sabine’s positions in the Eagle Ford Shale in South Texas and in the Granite Wash and Cleveland Sand areas in North Texas, and expanded Sabine’s positions in the Cotton Valley Sand and Haynesville Shale areas in East Texas. Sabine’s key acquisitions and development activities during such period were as follows:

•	In January and February 2011, Sabine acquired, in two acquisitions, approximately an additional 21,000 net leasehold acres with then-current net production of approximately 3,900 Boe/d, further growing Sabine’s position in the Haynesville Shale.

•	In July and September 2011, Sabine acquired, in two acquisitions, approximately an additional 37,000 net leasehold acres with then current production of approximately 5,800 Boe/d, to significantly consolidate Sabine’s acreage in the Cotton Valley Sand;

•	Sabine established its initial position in the Eagle Ford Shale in South Texas in 2012 through a farm-out agreement, which obligated it to drill and complete two wells in the play to earn approximately 20,000 gross (15,500 net) acres.

•	Subsequently, Sabine has grown its position in the Eagle Ford Shale to over 40,400 net acres as of the date of this filing, via four additional transactions and an active leasing campaign and continue to benefit from low-cost acreage earning potential through the execution of additional joint venture and farm-out agreements.

•	In December 2012, Sabine acquired interests in over 60,000 net leasehold acres with then-current net production of approximately 6,500 Boe/d, which established Sabine’s position in the Granite Wash and Cleveland Sand in North Texas. Sabine has since divested the Cleveland Sand assets.

Sabine’s Operating Regions

East Texas

Sabine’s East Texas position is characterized by several productive horizons, such as the Cotton Valley Sand, Haynesville Shale, Haynesville Lime, Bossier Shale, Travis Peak and other formations. Currently, Sabine’s primary operational focus is directed at the Cotton Valley Sand and Haynesville Shale formations. Sabine believes the Cotton Valley Sand formation is a well-understood play given its history of extensive vertical development, making it a predictable and repeatable development opportunity. Geologically, the Cotton Valley Sand formation is a thick, consolidated sand formation at depths ranging from approximately 7,800 feet to 10,800 feet, and has had over 400 horizontal wells drilled in the play in Sabine’s core operating area.

Sabine’s other primary target in East Texas, the Haynesville Shale, lies approximately 1,500 feet below the Cotton Valley Sand formation. The Haynesville Shale is a Jurassic age reservoir, which is as much as 300 feet thick, is composed of organic-rich black shale and is found under much of Sabine’s East Texas acreage position at depths ranging from approximately 11,000 feet to 12,000 feet. Sabine believes its Haynesville Shale position represents a large gas resource, which is strategically positioned geographically to benefit from a growing foreign demand for domestic natural gas.

Sabine’s interests are primarily located in Harrison, Panola, Rusk and Shelby Counties with estimated proved reserves of 596.0 Bcfe as of December 31, 2013, of which 83% is gas and 63% is developed. As of December 31, 2013, Sabine was producing from 822 wells in East Texas, and it operated 734, or 89%, of those wells. Sabine’s average net daily production in East Texas for the three months ended December 31, 2013 was 123.64 MMcfe/d.

Substantially all of Sabine’s reserves in East Texas are located in the following geological formations:

•	Cotton Valley Sand—As of December 31, 2013, approximately 100,500 gross (89,000 net) acres of Sabine’s East Texas position was prospective for the liquids-rich Cotton Valley Sand formation, 95% of which was held by production. As of December 31, 2013, Sabine produced from 37 horizontal and 694 vertical wells in the Cotton Valley Sand, and it operated 655, or 90%, of those wells.

•	Haynesville Shale—As of December 31, 2013, approximately 85,000 gross (67,300 net) acres of Sabine’s East Texas position was prospective for the Haynesville Shale, 95% of which was held by production. As of December 31, 2013, Sabine produced from 56 horizontal wells in the Haynesville Shale, and it operated 48, or 86%, of those wells. Sabine is currently executing on a program to complete eight previously drilled but uncompleted wells under a joint venture with a third party in 2014.

South Texas

Sabine’s South Texas assets are primarily prospective for the Eagle Ford Shale formation. The Eagle Ford Shale play is experiencing significant growth due to attractive development economics driven by high liquids content. The first horizontal wells in the Eagle Ford Shale were drilled in 2008, and the play has become one of the largest unconventional oil producing plays in North America. The formation is characterized as having low geologic risks and repeatable drilling opportunities. Geologically, the Eagle Ford Shale is a thick, organic-rich, carbonaceous shale reservoir found at depths ranging from 4,000 feet to 13,000 feet, and in much of the deeper portions of the play is over-pressurized, enhancing well performance.

In South Texas, as of December 31, 2013, Sabine held interests in approximately 42,000 gross (33,800 net) acres in DeWitt and Lavaca Counties prospective for the Eagle Ford Shale, approximately 27% of which was held by production. This area has estimated proved reserves of 182.6 Bcfe as of December 31, 2013, of which 60.1% was oil or NGLs and 30.6% was developed. As of December 31, 2013, Sabine was producing from 22 wells in South Texas, and it operated 21, or 95%, of those wells. Sabine’s average net daily production in South Texas for the three months ended December 31, 2013 was 58.87 MMcfe/d. Sabine acquired its initial acreage in the Eagle Ford Shale in 2012 through a drill-to-earn joint venture with a major oil company. Subsequently, Sabine has continued to grow the position via an active leasing program and four additional strategic transactions. Sabine believes its South Texas inventory has significant resource potential and exhibits attractive economics in the current commodity price environment. Sabine continues to evaluate and pursue opportunities to grow this position within the guidelines of Sabine’s strategic and financial objectives.

Sabine’s primary operations are in the following areas:

•	Sugarkane Area—As of December 31, 2013, the Sugarkane area was approximately 2,600 gross (2,400 net) acres, 90% of which was held-by-production. As of December 31, 2013, Sabine was producing from 10 horizontal wells, nine of which it operates. The shape of this acreage block makes it well-suited for full field pad development, and Sabine is the operator for all of the identified drilling locations.

•	South Shiner Area—As of December 31, 2013, the South Shiner area was approximately 29,200 gross (24,200 net) acres, 20% of which was held-by-production. As of December 31, 2013, Sabine was producing from eight horizontal wells, all of which it operates.

•	North Shiner Area—As of December 31, 2013, the North Shiner area was approximately 10,300 gross (7,300 net) acres, 31% of which was held-by-production. As of December 31, 2013, Sabine was producing from four horizontal wells, all of which it operates.

North Texas

Sabine’s North Texas properties are located in the Anadarko Basin and it is actively targeting the Granite Wash play. The Anadarko Basin has a long history of vertical well development, with first commercial production in 1904, and modern horizontal development techniques have vastly improved recoveries. The Granite Wash is a series of stacked, silty-sandy deposits found at depths of 8,500 feet to 11,000 feet that were laid down throughout the Pennsylvanian era and into early Permian time, and is over 3,000 feet thick.

In North Texas, as of December 31, 2013, Sabine held rights to develop approximately 51,100 gross (33,500 net) acres primarily in Roberts County in Texas, approximately 15% of which was held by production. Sabine’s North Texas acreage as of December 31, 2013 includes approximately 30,000 net acres that are subject to a continuous drilling clause which requires it to drill one gross well every 180 days to hold the entire 30,000 net acre position.

This area has estimated proved reserves of 60.7 Bcfe as of December 31, 2013, of which 66% was oil or NGLs and 28.5% was developed. As of December 31, 2013, Sabine was producing from 20 wells in North Texas, all of which Sabine operates. Sabine’s average net daily production in North Texas for the three months ended December 31, 2013 was 28.4 MMcfe/d. Sabine continues to evaluate and pursue opportunities to grow this position on an opportunistic basis.

Sabine’s Operations

Estimated Proved Reserves

The information with respect to Sabine’s estimated proved reserves as of December 31, 2013 presented below has been prepared by Sabine’s independent petroleum engineering firm, Ryder Scott Company, L.P. (“Ryder Scott”), in accordance with rules and regulations of the SEC applicable to companies involved in oil and natural gas producing activities in effect at the applicable time. The report of Ryder Scott is dated January 24, 2014. The information with respect to Sabine’s estimated proved reserves as of December 31, 2012 and 2011 presented below have been prepared by Sabine’s independent petroleum engineering firm, Miller and Lents, Ltd. (“Miller and Lents”), in accordance with rules and regulations of the SEC applicable to companies involved in oil and natural gas producing activities in effect at the applicable time. The reports of Miller and Lents are dated February 21, 2013 and January 18, 2012. The reports of Ryder Scott and Miller and Lents were filed as Exhibits 99.5 and 99.6 to the Registration Statement on Form S-4 filed by New Forest Oil Inc. on May 29, 2014. Sabine’s proved reserve estimates as of December 31, 2012 and December 31, 2013 were prepared using the unweighted average of the historical first-day-of-the-month prices for the prior twelve months. It should not be assumed that the present value of future net revenues from Sabine’s proved reserves is the current market value of Sabine’s estimated reserves. Actual future prices and costs may differ materially from those used in the present value estimates.

The following table sets forth information regarding the estimated present value of Sabine’s proved reserves, by region, for the periods indicated. The information in the table does not give any effect to or reflect Sabine’s commodity hedges. Although the SEC’s new rules also permit the presentation of estimated “probable” or “possible” reserves, Sabine has limited its presentation to estimated proved reserves.

	At December 31,
	2013(1)	2012(2)	2011(3)
	Proved reserves (Bcfe)	Proved reserves (Bcfe)	Proved reserves (Bcfe)
Operating area
East Texas	596.0	686.4	1,322.9
South Texas	182.6	107.5	—
North Texas	60.7	186.9	—
Other	—	—	38.5

Total	839.3	980.8	1,361.4

(1)	Data for December 31, 2013 is based on the unweighted average of the first-day-of-the-month (a) West Texas Intermediate posted prices for the prior 12 months of $96.78 per Bbl for oil and (b) Henry Hub spot market prices for the prior 12 months of $3.67 per MMbtu for natural gas.
(2)	Data for December 31, 2012 is based on the unweighted average of the first-day-of-the-month (a) West Texas Intermediate posted prices for the prior 12 months of $94.71 per Bbl for oil and (b) Henry Hub spot market prices for the prior 12 months of $2.76 per MMbtu for natural gas.
(3)	Data for December 31, 2011 is based on the unweighted average of the first-day-of-the-month (a) West Texas Intermediate posted prices for the prior 12 months of $96.19 per Bbl for oil and (b) Henry Hub spot market prices for the prior 12 months of $4.12 per MMbtu for natural gas.

The following table sets forth additional information regarding Sabine’s estimated proved reserves at the dates indicated.

	At December 31,
	2013(1)	2012(2)	2011(3)
Estimated proved reserves:
Oil (MMBbl)	16.9	16.0	5.9
NGLs (MMBbl)	25.0	29.4	26.0
Natural gas (Bcf)	588.1	709.0	1,170.0
Total estimated proved reserves (Bcfe)	839.3	980.8	1,361.4
Proved developed producing reserves:
Oil (MMBbl)	5.5	3.4	1.8
NGLs (MMBbl)	11.0	8.9	8.7
Natural gas (Bcf)	348.3	322.9	398.4
Total proved developed producing reserves (Bcfe)	447.7	396.3	461.6
Proved developed non-producing:
Oil (MMBbl)	0.5	0.4	0.6
NGLs (MMBbl)	0.6	1.4	1.6
Natural gas (Bcf)	12.3	92.1	116.5
Total proved developed non-producing reserves (Bcfe)	18.4	102.9	129.8
Total proved undeveloped:
Oil (MMBbl)	10.9	12.2	3.5
NGLs (MMBbl)	13.4	19.1	15.7
Natural gas (Bcf)	227.5	293.8	655.1
Total proved undeveloped reserves (Bcfe)	373.2	481.5	770.0
Percent developed	55.5%	50.9%	43.4%

(1)	Data for December 31, 2013 is based on the unweighted average of the first-day-of-the-month (a) West Texas Intermediate posted prices for the prior 12 months of $96.78 per Bbl for oil and (b) Henry Hub spot market prices for the prior 12 months of $3.67 per MMbtu for natural gas.
(2)	Data for December 31, 2012 is based on the unweighted average of the first-day-of-the-month (a) West Texas Intermediate posted prices for the prior 12 months of $94.71 per Bbl for oil and (b) Henry Hub spot market prices for the prior 12 months of $2.76 per MMbtu for natural gas.
(3)	Data for December 31, 2011 is based on the unweighted average of the first-day-of-the-month (a) West Texas Intermediate posted prices for the prior 12 months of $96.19 per Bbl for oil and (b) Henry Hub spot market prices for the prior 12 months of $4.12 per MMbtu for natural gas.

Internal Controls and Qualifications of Technical Persons

In accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers and guidelines established by the SEC, Miller and Lents, independent reserve engineers, estimated 100% of Sabine’s proved reserve information as of December 31, 2011 and as of December 31, 2012, and Ryder Scott, independent reserve engineers, estimated 100% of Sabine’s proved reserve information as of December 31, 2013. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

Sabine maintains an internal staff of petroleum engineers and geoscience professionals who worked closely with its independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate its proved reserves relating to its assets. Sabine’s internal technical team members met with its independent reserve engineers periodically during the period covered by the reserve report to discuss the assumptions and methods used in the proved reserve estimation process. Sabine provides historical information to the independent reserve engineers for its properties such as ownership interest, oil and natural gas production, well test data, commodity prices and operating and development costs.

The preparation of Sabine’s proved reserve estimates are completed in accordance with Sabine’s internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

•	review and verification of historical production data, which data is based on actual production as reported by Sabine;

•	preparation of reserve estimates by Sabine’s Senior Vice President—Engineering and Development or under her direct supervision;

•	review by Sabine’s Senior Vice President—Engineering of all of Sabine’s reported proved reserves at the close of each quarter, including the review of all significant reserve changes and all new proved undeveloped reserves additions;

•	direct reporting responsibilities by Sabine’s Senior Vice President—Engineering to Sabine’s Chief Executive Officer; and

•	verification of property ownership by Sabine’s land department.

Cheryl R. Levesque, Senior Vice President—Engineering and Development, is the technical person primarily responsible for overseeing the preparation of Sabine’s reserves estimates. Mrs. Levesque is a graduate of Texas Tech University with a Bachelor of Science degree in Petroleum Engineering and is a Registered Professional Engineer in Texas. Mrs. Levesque has 18 years of energy experience and Sabine’s geoscience staff has an average of more than 18 years of industry experience per person.

Technology Used to Establish Proved Reserves

Under the SEC rules, proved reserves are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs, and under existing economic conditions, operating methods and government regulations. The term “reasonable certainty” implies a high degree of confidence that the quantities of oil and/or natural gas actually recovered will equal or exceed the estimate. Reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

To establish reasonable certainty with respect to Sabine’s estimated proved reserves, Sabine’s independent reserve engineers, Miller and Lents and Ryder Scott, employed technologies that have been demonstrated to yield results with consistency and repeatability. The technologies and economic data used in the estimation of Sabine’s proved reserves include, but are not limited to, open hole logs, core analyses, geologic maps, available downhole and production data and seismic data. Reserves attributable to producing wells with sufficient production history were estimated using appropriate decline curves, material balance calculations or other performance relationships. Reserves attributable to producing wells with limited production history and for undeveloped locations were estimated using pore volume calculations and performance from analogous wells in the surrounding area and geologic data to assess the reservoir continuity. These wells were considered to be analogous based on production performance from the same formation and completion using similar techniques.

Proved Undeveloped Reserves (PUDs)

Year Ended December 31, 2013

As of December 31, 2013, Sabine’s proved undeveloped reserves totaled 11 MMBbls of oil, 13 MMBbls of NGLs and 228 Bcf of natural gas, for a total of 373 Bcfe. There were a total of 100 PUD’s booked with 50, 27, 19 and 4 wells booked in the Eagle Ford, Cotton Valley Sand, Granite Wash and Haynesville Shale, respectively. This total represents less than two years of inventory at year-end rig count and is indicative of Sabine’s conservative PUD booking methodology.

Changes in PUDs that occurred during 2013 were primarily due to:

•	additions of 87,861 MMcfe attributable to extensions resulting from strategic drilling of wells by Sabine to delineate Sabine’s acreage position;

•	the conversion of approximately 48,478 MMcfe attributable to PUDs into proved developed reserves;

•	negative revisions of approximately 82,089 MMcfe due to the reduction of Sabine’s booked Cotton Valley Sand inventory from 47 locations to 27 locations, or three years of drilling activity at Sabine’s current level of one rig;

•	positive revisions of approximately 35,675 MMcfe in PUDs due to a combination of adjustments in working interest, performance revisions and pricing; and

•	sales of reserves in place of 101,269 MMcfe.

Costs incurred relating to the development of PUDs were approximately $112.3 million during the twelve months ended December 31, 2013.

As of December 31, 2013, 2.2% of Sabine’s total proved reserves were classified as proved developed non-producing.

Productive Wells

Sabine’s principal properties consist of developed and undeveloped oil and natural gas leases in the operating areas described above and the reserves associated with these leases. Generally, developed oil and natural gas leases remain in force as long as production is maintained. Undeveloped oil and natural gas leaseholds are generally for a primary term of three to five years. In most cases, the terms of Sabine’s undeveloped leases can be extended by paying delay rentals or by producing oil and natural gas reserves that are discovered under those leases. The following table sets forth the number of productive wells in which Sabine owned a working interest at December 31, 2013. Productive wells consist of producing wells identified as proved developed producing (“PDP”) per the December 31, 2013 reserve report prepared by Ryder Scott. Gross wells are the total number of productive wells in which Sabine has working interests, and net wells are the sum of Sabine’s fractional working interests owned in gross wells. Approximately 58% of Sabine’s future net revenue is from natural gas while the remaining 42% is from oil and NGLs.

	Gross	Net
East Texas	822	621
South Texas	22	17
North Texas	20	9

Total	864	647

Drilling Activities

The table below sets forth the results of Sabine’s drilling activities for the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation among the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce, or are capable of producing, commercial quantities of hydrocarbons, regardless of whether they produce a reasonable rate of return. Dry wells are those that prove to be incapable of producing hydrocarbons in sufficient quantities to justify completion.

	For the Year Ended December 31,
	2013		2012		2011
	Gross	Net	Gross	Net	Gross	Net
Exploratory Wells:
Productive(1)(2)	2.0	1.3	3.0	2.5	—	—
Dry	—	—	—	—	—	—

Total Exploratory	2.0	1.3	3.0	2.5	—	—

Development Wells:
Productive(1)(2)	43.0	30.8	7.0	7.0	21.0	21.0

	For the Year Ended December 31,
	2013		2012		2011
	Gross	Net	Gross	Net	Gross	Net
Dry	1.0	0.4	—	—	—	—

Total Development	44.0	31.2	7.0	7.0	21.0	21.0

Total Wells:
Productive(1)(2)	45.0	32.1	10.0	9.5	21.0	21.0
Dry	1.0	0.4	—	—	—	—

Total	46.0	32.5	10.0	9.5	21.0	21.0

(1)	Although a well may be classified as productive upon completion, future changes in oil and natural gas prices, operating costs and production may result in the well becoming uneconomical, particularly exploratory wells where there is no production history.
(2)	As of March 31, 2014, Sabine had completed 21 wells (16.2 net).

Developed and Undeveloped Acreage

Sabine holds interests in developed and undeveloped oil and natural gas acreage in the regions set forth in the table below. Also set forth in the table below, is the percentage of acreage held by production (“HBP”). These interests generally take the form of working interests in oil and natural gas leases or licenses that have varying terms. The following table presents a summary of Sabine’s acreage interests as of December 31, 2013:

	Developed acreage		Undeveloped acreage		Total acreage		HBP
	Gross	Net	Gross	Net	Gross	Net	%
East Texas(1)	106,002	89,162	25,092	14,820	131,094	103,982	95%
South Texas	12,576	9,276	29,467	24,567	42,044	33,844	27%
North Texas	9,124	5,183	41,979	28,354	51,103	33,537	15%

Total Acreage	127,702	103,621	96,538	67,741	224,241	171,363	61%

(1)	Sabine’s East Texas acreage excludes 81,060 gross and 71,291 net acres outside of the Haynesville Shale and Cotton Valley Sand, which it considers non-core acreage.

Sabine’s inventory of undeveloped oil and natural gas leaseholds is comprised of three to five year term leases and leases that are held by production beyond their primary term. In most cases, the terms of Sabine’s undeveloped leases can be extended by paying delay rentals or by producing oil and natural gas reserves that are discovered under those leases, however undeveloped acreage could expire subject to development requirements.

Undeveloped Acreage Expirations

The following table sets forth the number of total net undeveloped acres as of December 31, 2013 that will expire in 2014, 2015, 2016 and 2017 unless production is established within the spacing units covering the acreage prior to the expiration dates or unless such leasehold rights are extended or renewed. Such acreage is not associated with Sabine’s proved undeveloped reserves.

	2014	2015	2016	2017
East Texas(1)	2,571	739	1,942	0
South Texas	5,016	6,914	3,860	0
North Texas	14,543	4,091	0	0

Total	22,130	11,744	5,802	0

(1)	Sabine’s acreage expiration in East Texas excludes approximately 71,000 net acres prospective for other formations, all of which expire by the end of 2015.

Production, Revenues and Price History

Oil and natural gas are commodities. The prices Sabine receives for the oil, natural gas and NGLs it produces are largely a function of market supply and demand. Sabine is not committed to provide any material fixed or determinable quantities of oil or natural gas under any existing contracts or agreements. Demand is impacted by general economic conditions, weather and other seasonal conditions, including hurricanes and tropical storms. Over or under supply of oil or natural gas can result in substantial price volatility. Historically, commodity prices have been volatile and Sabine expects that volatility to continue in the future. A substantial or extended decline in natural gas or oil prices or poor drilling results could have a material adverse effect on Sabine’s financial position, results of operations, cash flows, quantities of reserves that may be economically produced and its ability to access capital markets.

The following table sets forth information regarding oil and natural gas production, revenues and realized prices and production costs for the years ended December 31, 2013, 2012 and 2011. For additional information on price calculations, see information set forth in “Annex A—Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	For the Years Ended December 31,
	2013	2012		2011
Oil, NGLs and natural gas sales by product (in thousands):
Oil	$132,513	$30,343		$15,462
NGL	59,772	36,957		36,272
Natural gas	161,938	110,122	(3)	149,687	(3)

Total	$354,223	$177,422	(3)	$201,421	(3)
Production data:
Oil (MBbl)	1,403.62	317.07		170.52
NGL (MBbl))	1,842.47	931.26		704.44
Natural gas (Bcf)	44.29	41.12		38.94
Combined (Bcfe)(1)	63.77	48.61		44.20
Average prices before effects of economic hedges(2):
Oil (per Bbl)	$94.41	$95.70		$90.68
NGL (per Bbl)	$32.44	$39.68		$51.49
Natural gas (per Mcf)	$3.66	$2.68	(3)	$3.84	(3)
Combined (per Mcfe)(1)	$5.55	$3.65	(3)	$4.56	(3)
Average realized prices after effects of economic hedges(2):
Oil (per Bbl)	$90.59	$95.79		$90.68
NGL (per Bbl)	$32.44	$39.68		$51.49
Natural gas (per Mcf)	$4.82	$5.23	(3)	$5.66	(3)
Combined (per Mcfe)(1)	$6.28	$5.81	(3)	$6.16	(3)
Average costs (per Mcfe)(1):
Lease operating expenses	$0.67	$0.84		$0.61
Workover expense	$0.03	$0.05		$0.07

	For the Years Ended December 31,
	2013	2012		2011
Marketing, gathering, transportation and other	$0.28	$0.36	(3)	$0.37	(3)
Production and ad valorem taxes	$0.28	$0.09		$0.18
General and administrative expenses	$0.43	$0.44		$0.53
Depletion, depreciation and amortization	$2.15	$1.88	(3)	$1.71	(3)

(1)	Oil and NGL production was converted at 6 Mcf per Bbl to calculate combined production and per Mcfe amounts.
(2)	Average prices shown in the table reflect prices both before and after the effects of Sabine’s realized commodity derivative transactions. Sabine’s calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions.
(3)	Revised for the effects of the restatement. Refer to Note 2 of Sabine’s consolidated financial statements located in this Annex A.

Risk Management

Sabine has designed a risk management policy using derivative instruments in an attempt to provide partial protection against declines in oil and natural gas prices by reducing the risk of price volatility and the effect it could have on Sabine’s operations and its ability to finance its capital budget and operations. Sabine’s decision on the quantity and price at which it chooses to hedge its production is based on its view of existing and forecasted production volumes, budgeted drilling projects and current and future market conditions. While there are many different types of derivatives available, Sabine typically uses oil and natural gas price collars and swap agreements to attempt to manage price risk more effectively. The collar agreements are put and call options used to establish floor and ceiling commodity prices for a fixed volume of production during a certain time period. Periodically, Sabine may pay a fixed premium to increase the floor price above the existing market value at the time it enters into the arrangement. All collar agreements provide for payments to counterparties if the index price exceeds the ceiling and payments from the counterparties if the index price is below the floor. The price swaps call for payments to, or receipts from, counterparties based on whether the market price of oil and natural gas for the period is greater or less than the fixed price established for that period when the swap is put in place. Additionally, Sabine has purchased natural gas puts and sold oil and natural gas calls. For the oil and natural gas calls, the counterparty has the option to purchase a set volume of the contracted commodity at a contracted price on a contracted date in the future. For the purchased and sold natural gas puts, the counterparty (sold) or Sabine (purchased) has the option to sell a contracted volume of the commodity at a contracted price on a contracted date in future.

Sabine enters into derivatives arrangements only with counterparties within Sabine’s Credit Facility banking group that it believes are creditworthy, as these arrangements expose Sabine to the risk of financial loss if Sabine’s counterparty is unable to satisfy its obligations. Sabine’s Credit Facility allows it to hedge up to 100% of current production for 24 months, 75% of current production for months 25 through 36, and 50% of current production for months 37 through 60. For this purpose, “current production” refers to Sabine’s latest monthly production total. For additional information on Sabine’s hedging position, see “Annex A—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commodity Hedging Activities.”

Competitive Conditions in the Business

The oil and natural gas industry is highly competitive and Sabine competes with a substantial number of other companies that have greater financial and other resources than Sabine does. Many of these companies explore for, produce and market oil and natural gas, as well as carry on refining operations and market the resultant products on a worldwide basis. The primary areas in which Sabine encounters substantial competition are in locating and acquiring desirable leasehold acreage for its drilling and development operations, locating and acquiring attractive producing oil and natural gas properties, obtaining sufficient rig availability, obtaining purchasers and transporters of the oil and natural gas Sabine produces and hiring and retaining key employees. Sabine’s larger competitors may be able to pay more for productive natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than Sabine’s financial or human resources permit and may be able to expend greater resources to attract and maintain industry personnel. In addition, these companies may have a greater ability to continue exploration activities during periods of low natural gas market prices.

There is also competition between oil and natural gas producers and other industries producing energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the governments of the United States and the jurisdictions in which Sabine operates. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon Sabine’s future operations. Such laws and regulations may substantially increase the costs of exploring for, developing or producing oil and natural gas and may prevent or delay the commencement or continuation of a given operation. Sabine’s larger competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than it can, which would adversely affect Sabine’s competitive position.

Marketing and Significant Customers

Sabine markets the majority of the natural gas production from properties it operates for both its account and the account of the other working interest owners in these properties.

In East Texas, Sabine sells approximately half of its production under three to five year gathering and purchase contracts to a variety of midstream companies. The remainder of Sabine’s production is sold under short-term contracts or spot gas purchase contracts ranging anywhere from one month to one year terms at competitive market prices. In East Texas, Sabine’s oil is sold to one purchaser under a short-term contract which is month to month.

In South Texas, Sabine sells its production under either short-term contracts or spot gas purchase contracts which are on a month to month term. In South Texas, Sabine’s oil is sold to various purchasers under short-term contracts which are month to month.

In North Texas, Sabine sells its production under a long-term contract, to one midstream company, through an acreage dedication. Sabine’s oil is sold under a three year contract which allows it to offtake to a dedicated last unit.

During the year ended December 31, 2013, purchases by three companies exceeded 10% of the total oil, NGLs and natural gas sales of the Company. Purchases by Eastex Crude Company, Enbridge Pipeline (East Texas) LP and CP Energy LLC accounted for approximately 19%, 16% and 11% of oil, NGLs and natural gas sales, respectively. During the year ended December 31, 2012, purchases by four companies exceeded 10% of the total oil, NGLs and natural gas sales of the Company. Purchases by Enbridge Pipeline (East Texas) LP, Shell Trading (US) Company, Texla Energy Management LLC and Eastex Crude Company accounted for approximately 17%, 14%, 13% and 12% of oil, NGLs and natural gas sales, respectively. The Company believes that the loss of any of the purchasers above would not result in a material adverse effect on its ability to competitively market future oil and natural gas production. During the year ended December 31, 2011, purchases by three companies exceeded 10% of the total oil, NGLs and natural gas sales of the Company. Purchases by Enbridge Pipeline (East Texas) LP, Texla Energy Management LLC and PVR Midstream LLC accounted for approximately 18%, 15% and 13% of oil, NGLs and natural gas sales, respectively.

Seasonality of Business

Weather conditions affect the demand for, and prices of, oil and natural gas and can also delay drilling activities, disrupting Sabine’s overall business plans. Demand for natural gas is typically higher in the fourth and first quarters resulting in higher natural gas prices. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis.

Regulation of the Oil and Natural Gas Industry

Sabine’s operations are substantially affected by federal, state and local laws and regulations. In particular, natural gas production and related operations are, or have been, subject to price controls, taxes and numerous other laws and regulations. All of the jurisdictions in which Sabine owns or operates producing oil and natural gas properties have statutory provisions regulating the exploration for and production of oil and natural gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Sabine’s operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of crude natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Although Sabine believes it is in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted. Therefore, Sabine is unable to predict the future costs or impact of compliance.

Additional proposals and proceedings that affect the natural gas industry are regularly considered by Congress, the states, the Federal Energy Regulatory Commission (“FERC”), and the courts. Sabine cannot predict when or whether any such proposals may become effective.

Sabine believes that continued substantial compliance with existing requirements will not have a material adverse effect on Sabine’s financial position, results of operations or cash flows. However, current regulatory requirements may change currently unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered.

Regulation of Production

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. All of the states in which Sabine owns and operates properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that Sabine can produce from its wells and to limit the number of wells or the locations at which it can drill, although Sabine can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and NGLs within its jurisdiction.

The failure to comply with these rules and regulations can result in substantial penalties. Sabine’s competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect its operations.

Regulation of Transportation of Oil

Sales of crude oil, condensation and NGLs are not currently regulated and are made at negotiated prices. Nevertheless, Congress could enact price controls in the future.

Sabine’s sales of crude oil are affected by the availability, terms and cost of transportation. The transportation of oil by common carrier pipelines is also subject to rate and access regulation. The FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market-based rates may be permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil pipelines that allows a pipeline to increase its rates annually up to a prescribed ceiling, without making a cost of service filing. Every five years, the FERC reviews the appropriateness of the index level in relation to changes in industry costs.

Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, Sabine believes that the regulation of oil transportation rates will not affect its operations in any way that is of material difference from those of its competitors who are similarly situated.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all similarly situated shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is generally governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, Sabine believes that access to oil pipeline transportation services generally will be available to it to the same extent as to its similarly situated competitors.

Regulation of Transportation and Sales of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated by agencies of the U.S. federal government, primarily FERC. FERC regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that Sabine produces, as well as the revenues it receives for sales of its natural gas. Since 1985, FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The open access policies implemented by FERC since the mid-1980s serve to enhance the competitive structure of the interstate natural gas pipeline industry and create a regulatory framework that puts natural gas sellers into direct contractual relations with natural gas buyers by, among other things, ensuring that the sale of natural gas is unbundled from the sale of transportation and storage services. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at market prices, Congress could reenact price controls in the future.

Deregulation of wellhead natural gas sales began with the enactment of the Natural Gas Policy Act (the “NGPA”) and culminated in adoption of the Natural Gas Wellhead Decontrol Act which removed controls affecting wellhead sales of natural gas effective January 1, 1993. The transportation and sale for resale of natural gas in interstate commerce is regulated primarily under the Natural Gas Act (the “NGA”) and by regulations and orders promulgated under the NGA by FERC. In certain limited circumstances, intrastate transportation and wholesale sales of natural gas may also be affected directly or indirectly by laws enacted by Congress and by FERC regulations.

Sabine cannot accurately predict how FERC’s actions will impact competition in markets in which Sabine’s natural gas is sold. Additional proposals and proceedings that might affect the natural gas industry are regularly pending before FERC and the courts, as the natural gas industry historically has been very heavily regulated. Therefore, Sabine cannot provide any assurance that any of the measures established by FERC will continue in effect or that they will not be materially altered, potentially on short notice. However, Sabine does not believe that any action taken will affect it in a way that materially differs from the way it affects other natural gas producers.

The price at which Sabine sells natural gas is not currently subject to federal rate regulation and, for the most part, is not subject to state regulation. However, with regard to its physical sales of energy commodities, Sabine is required to observe anti-market manipulation laws and related regulations enforced by the FERC and/or the Commodity Futures Trading Commission (the “CFTC”) and the Federal Trade Commission (the “FTC”). Should Sabine violate the anti-market manipulation laws and regulations, it could also be subject to related third party damage claims by, among others, sellers, royalty owners and taxing authorities.

Gathering services, which occur upstream of FERC jurisdictional transmission services, are regulated by the states onshore and in state waters. Although the FERC has set forth a general test for determining whether facilities perform a non-jurisdictional gathering function or a jurisdictional transmission function, the FERC’s determinations as to the classification of facilities is done on a case by case basis. State regulation of natural gas gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

Intrastate natural gas transportation and facilities are also subject to regulation by state regulatory agencies, and certain transportation services provided by intrastate pipelines are also regulated by FERC. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, Sabine believes that the regulation of similarly situated intrastate natural gas transportation in any states in which it operates and ships natural gas on an intrastate basis will not affect its operations in any way that is of material difference from those of its competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that Sabine produces, as well as the revenues it receives for sales of its natural gas.

Environmental Regulation

Sabine’s operations are subject to stringent federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to health and safety or the protection of the environment. Numerous governmental agencies, such as the U.S. Environmental Protection Agency (“EPA”), issue regulations to implement and enforce these laws, which often require difficult and costly compliance measures. Failure to comply with these laws and regulations may result in the assessment of substantial administrative, civil and criminal penalties, as well as the issuance of injunctions limiting or prohibiting Sabine’s activities. In addition, some laws and regulations relating to protection of the environment may, in certain circumstances, impose strict liability for environmental contamination, rendering a person liable for environmental damages and cleanup costs without regard to negligence or fault on the part of that person. Adherence to these regulatory requirements increases Sabine’s cost of doing business and consequently affects its profitability.

Environmental regulatory programs typically regulate the permitting, construction and operations of a facility. Many factors, including public perception, can materially impact the ability to secure an environmental construction or operation permit. Once operational, enforcement measures can include significant civil penalties for regulatory violations regardless of intent. Under appropriate circumstances, an administrative agency can request a cease and desist order to terminate operations. New programs and changes in existing programs are anticipated, some of which include natural occurring radioactive materials, oil and natural gas exploration and production, waste management, and underground injection of waste material and the regulation of hydraulic fracturing. Environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could have a material adverse effect on Sabine’s financial condition and results of operations.

The following is a summary of the more significant existing environmental and occupational health and safety laws, as amended from time to time, to which Sabine’s business operations are subject and for which compliance may have a material adverse impact on Sabine’s capital expenditures, results of operations or financial position.

Hazardous Substances and Wastes

The Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes and their implementing regulations, regulate the generation, storage, treatment, transportation, disposal and cleanup of hazardous and non-hazardous solid wastes. Under the auspices of the EPA, most states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of oil or natural gas, if properly handled, are exempt from regulation as hazardous waste under Subtitle C of RCRA. These wastes, instead, are regulated under RCRA’s less stringent nonhazardous solid waste provisions, state laws or other federal laws. However, it is possible that certain oil and natural gas exploration, development and production wastes now classified as nonhazardous solid wastes could be classified as hazardous wastes in the future. A loss of the RCRA exclusion for drilling fluids, produced waters and related wastes could result in an increase in Sabine’s costs to manage and dispose of generated wastes, which could have a material adverse effect on Sabine’s results of operations and financial position. In addition, in the course of Sabine’s operations, it generates ordinary industrial wastes, such as paint wastes, waste solvents and waste oils that may become regulated as hazardous wastes if such wastes have hazardous characteristics.

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the Superfund law and comparable state laws impose liability, without regard to fault or legality of conduct, on classes of persons considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the current and past owner or operator of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several, strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In addition, neighboring landowners and other third-parties may file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. Sabine generates materials in the course of its operations that may be regulated as hazardous substances.

Sabine currently owns, leases, or operates numerous properties that have been used for oil and natural gas exploration and production activities for many years. Although Sabine believes that it has utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes, or petroleum hydrocarbons may have been released on, under or from the properties owned or leased by Sabine, or on, under or from other locations, including off-site locations, where such substances have been taken for recycling or disposal. In addition, some of Sabine’s properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or petroleum hydrocarbons was not under Sabine’s control. These properties and the substances disposed or released on, under or from them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, Sabine could be required to undertake response or corrective measures, which could include removal of previously disposed substances and wastes, cleanup of contaminated property or performance of remedial plugging or pit closure operations to prevent future contamination.

Water Discharges and Releases

Sabine’s operations are also subject to the Clean Water Act (the “CWA”) and analogous state laws. The CWA and similar state acts regulate discharges of wastewater, oil, and other pollutants to surface water bodies, such as lakes, rivers, wetlands, and streams. Failure to obtain permits for such discharges could result in civil and criminal penalties, orders to cease such discharges, and costs to remediate and pay natural resources damages. In addition, spill prevention, control and countermeasure plan requirements imposed under the CWA require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. The CWA and analogous state laws also require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities, and also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by permit. Sabine believes that it will be able to obtain, or be included under, these permits, where necessary, and make minor modifications to existing facilities and operations that would not have a material effect on Sabine.

Hydraulic Fracturing

Hydraulic fracturing is an essential and common practice in the oil and natural gas industry used to stimulate production of natural gas and/or oil from dense subsurface rock formations. Hydraulic fracturing involves using water, sand, and certain chemicals to fracture the hydrocarbon-bearing rock formation to allow flow of hydrocarbons into the wellbore. Sabine engages third parties to provide hydraulic fracturing or other well stimulation services to it in connection with many of the wells for which Sabine is the operator. While hydraulic fracturing has historically been regulated by state oil and natural-gas commissions, the EPA has asserted federal regulatory authority over certain hydraulic-fracturing activities under the federal Safe Drinking Water Act (“SDWA”) involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. Also, in May 2014, the EPA issued an Advanced Notice of Proposed Rulemaking seeking public comment on its intent to develop and issue regulations under the Toxic Substances Control Act regarding the disclosure of information related to the chemicals used in hydraulic fracturing. In addition, in May 2013, the federal Bureau of Land Management published a supplemental notice of proposed rulemaking governing hydraulic fracturing on federal and Indian lands that replaces a prior draft of proposed rulemaking issued by the agency in May 2012. The revised proposed rule would continue to require public disclosure of chemicals used in hydraulic fracturing on federal and Indian lands, confirmation that wells used in fracturing operations meet appropriate construction standards, and development of appropriate plans for managing flowback water that returns to the surface.

There are also certain governmental reviews either underway or being proposed that focus on environmental aspects of hydraulic-fracturing practices. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic-fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with draft and final reports drawing conclusions about the potential impacts of hydraulic fracturing on drinking water resources expected to be available by late 2014 and 2016, respectively. Moreover, the EPA has announced that it will develop effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities by late 2014. Other governmental agencies, including the U.S. Department of Energy and the U.S. Department of the Interior, have evaluated or are evaluating various other aspects of hydraulic fracturing. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the federal SDWA or other regulatory mechanisms.

In addition, the SDWA and the Underground Injection Control (the “UIC”) program promulgated under the SDWA and state programs regulate the drilling and operation of salt water disposal wells. Sabine routinely uses such wells for the disposal of flowback and produced water resulting from its operations. EPA directly administers the UIC program in some states and in others it is delegated to the state for administering. Permits must be obtained before drilling salt water disposal wells, and casing integrity monitoring must be conducted periodically to ensure the casing is not leaking saltwater to groundwater. Contamination of groundwater by oil and natural gas drilling, production, and related operations may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Several states have adopted, or are considering adopting, regulations that could restrict or prohibit hydraulic fracturing in certain circumstances and/or require the disclosure of the composition of hydraulic fracturing fluids. For example, Texas requires oil and natural gas operators to publicly disclose the chemicals used in the hydraulic fracturing process. Regulations require that well operators disclose the list of chemical ingredients subject to the requirements of the Occupational Safety and Health Act, as amended (“OSHA”) for disclosure on an internet website and also file the list of chemicals with the Texas Railroad Commission (the “TRC”) with the well completion report. The total volume of water used to hydraulically fracture a well must also be disclosed to the public and filed with the TRC. Furthermore, in May 2013, the TRC issued a “well integrity rule,” which updates the requirements for drilling, putting pipe down, and cementing wells. The rule also includes new testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. The “well integrity rule” took effect in January 2014. Sabine believes that it follows applicable standard industry practices and legal requirements for groundwater protection in its hydraulic fracturing activities. Nonetheless, if new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where Sabine operates, it could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

Air Emissions

The federal Clean Air Act (the “CAA”) and comparable state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, the

EPA has developed and continues to develop stringent regulations governing emissions of toxic air pollutants at specified sources. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the CAA and associated state laws and regulations. Sabine’s operations, or the operations of service companies engaged by it, may in certain circumstances and locations be subject to permits and restrictions under these statutes for emissions of air pollutants.

Over the next several years, Sabine may be required to incur certain capital expenditures for air pollution control equipment or other air emissions related issues. For example, in January 2013, the EPA published revised regulations under the CAA to control emissions of hazardous air pollutants from existing stationary reciprocal internal combustion engines. The revised rule requires management practices for all covered engines and requires the installation of oxidation catalysts or non-selective catalytic reduction equipment on larger equipment at sites that are not deemed to be “remote” under the rule. Sabine’s operations are in substantial compliance with the requirements of this rule.

In addition, in August 2012, the EPA published final rules under the CAA that subject oil and natural gas production, processing, transmission and storage operations to regulation under the New Source Performance Standards and National Emission Standards for Hazardous Air Pollutants programs. With regards to production activities, these final rules require, among other things, the reduction of volatile organic compound emissions from three subcategories of fractured and refractured gas wells for which well completion operations are conducted: wildcat (exploratory) and delineation gas wells; low reservoir pressure non-wildcat and non-delineation gas wells; and all “other” fractured and refractured gas wells. All three subcategories of wells must route flow back emissions to a gathering line or be captured and combusted using a combustion device such as a flare. However, the “other” wells must use reduced emission completions, also known as “green completions,” with or without combustion devices, after January 1, 2015. These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors and from pneumatic controllers and storage vessels. The EPA published a rule in September 2013 extending the compliance date for controlling regulated emissions from certain storage vessels. Compliance with these requirements could increase Sabine’s costs of development and production, which costs could be significant.

Climate Change Legislation and Greenhouse Gas Regulation

In December 2009, the EPA published its findings that emissions of greenhouse gases (“GHGs”) present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations under existing provisions of the CAA that establish Prevention of Significant Deterioration (“PSD”) and Title V permit reviews for GHG emissions from certain large stationary sources. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet “best available control technology” standards that will be established by the states or, in some cases, by the EPA on a case-by-case basis. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among others, certain oil and natural gas production facilities on an annual basis, which includes certain of Sabine’s operations. In addition, as noted above, in August 2012, the EPA established new source performance standards for volatile organic compounds (“VOCs”) and sulfur dioxide and an air toxic standard for oil and natural gas production, transmission, and storage.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs that typically require major sources of GHG emissions, such as electric power plants, to acquire and surrender emission allowances in return for emitting those GHGs. If Congress undertakes comprehensive tax reform in the coming year, it is possible that such reform may include a carbon tax, which could impose additional direct costs on operations and reduce demand for refined products. In any event, the Obama administration recently announced its Climate

Action Plan, which, among other things, directs federal agencies to develop a strategy for the reduction of methane emissions, including emissions from the oil and natural gas agency. As part of the Climate Action Plan, the Obama Administration also announced that it intends to adopt additional regulations to reduce emissions of GHGs and to encourage greater use of low carbon technologies in the coming years. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact Sabine’s business, any such future laws and regulations that require reporting of GHGs or otherwise limit emissions of GHGs from Sabine’s equipment and operations could require Sabine to incur costs to monitor and report on GHG emissions or reduce emissions of GHGs associated with Sabine’s operations, and such requirements also could adversely affect demand for the oil and natural gas that it produces. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. If any such effects were to occur, they could have an adverse effect on Sabine’s financial condition and results of operations.

Any laws or regulations that may be adopted to restrict or reduce emissions of greenhouse gases could require Sabine to incur additional operating costs, such as costs to purchase and operate emissions control systems, and additional compliance costs. Such laws and regulations could also result in reduced demand for oil and natural gas, decreasing the need for Sabine’s services, which could result in an adverse effect on Sabine’s financial condition and results of operations.

Threatened and Endangered Species

Various state and federal statutes prohibit certain actions that adversely affect endangered or threatened species and their habitat, including migratory birds. The U.S. Fish and Wildlife Service (“FWS”) may designate critical habitat and suitable habitat areas that it believes are necessary for survival of threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to federal land use and private land use and could delay or prohibit land access or development. Moreover, as a result of a settlement approved by the U.S. District Court for the District of Columbia in September 2011, the FWS is required to make a determination on listing of more than 250 species as endangered or threatened under the Endangered Species Act (“ESA”) by no later than completion of the agency’s 2017 fiscal year. For example, in March 2014, FWS listed the lesser prairie chicken as a threatened species under the ESA. The designation of previously unprotected species as threatened or endangered in areas where underlying property operations are conducted could cause Sabine to incur increased costs arising from species protection measures or could result in limitations on Sabine’s exploration and production activities that could have an adverse impact on Sabine’s ability to develop and produce reserves.

OSHA

Sabine is subject to the requirements of OSHA and comparable state statutes whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the Emergency Planning and Community Right-to- Know Act and comparable state statutes and any implementing regulations require that Sabine organizes and/or discloses information about hazardous materials used or produced in Sabine’s operations and that this information be provided to employees, state and local governmental authorities and citizens. Sabine believes that it is in substantial compliance with all applicable laws and regulations relating to worker health and safety.

Related Permits and Authorizations

Many environmental laws require Sabine to obtain permits or other authorizations from state and/or federal agencies before initiating certain drilling, construction, production, operation, or other oil and natural gas activities, and to maintain these permits and compliance with their requirements for on-going operations. These permits are generally subject to protest, appeal, or litigation, which can in certain cases delay or halt projects and cease production or operation of wells, pipelines, and other operations.

Related Insurance

Sabine maintains an insurance program designed to provide coverage for the Company’s property and casualty exposures. Sabine’s risk management program provides coverage types, limits, and deductibles commensurate with companies of comparable size and with similar risk profiles. As is common in the oil and natural gas industry, Sabine does not insure fully against all risks associated with its business either because such insurance is not available or because Sabine believes the premium costs are prohibitive. A loss not fully covered by insurance could have a materially adverse effect on Sabine’s financial position and results of operations. There can be no assurance that the insurance coverage that Sabine maintains will be sufficient to cover every claim made against it in the future. As hydraulic fracturing is a key component of Sabine’s operational strategy, Sabine maintains Claims Made Pollution Liability Insurance, which provides coverage for long-term gradual seepage pollution events. A loss in connection with Sabine’s oil and natural gas operations could have a material adverse effect on Sabine’s financial position and results of operations to the extent that the insurance coverage provided under Sabine’s policies is inadequate to cover any such loss.

Employees

As of December 31, 2013, Sabine had 136 full-time employees. Sabine hires independent contractors on an as needed basis. Sabine has no collective bargaining agreements with its employees. Sabine believes that its employee relationships are satisfactory.

Legal Proceedings

Sabine is party to lawsuits arising in the ordinary course of Sabine’s business. Sabine cannot predict the outcome of any such lawsuits with certainty, but its management team does not expect the outcome of pending or threatened legal matters to have a material adverse impact on its financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Sabine’s financial condition and results of operations should be read in conjunction with Sabine’s consolidated financial statements and related notes appearing elsewhere in this Annex A. The following discussion contains “forward-looking statements” that reflect Sabine’s future plans, estimates, beliefs and expected performance. Sabine cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from Sabine’s expectations include changes in oil, NGLs and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as Sabine’s ability to access them and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Sabine’s business, as well as those factors discussed below and elsewhere in this proxy statement, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. See “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement. Also, see the risk factors and other cautionary statements described under the heading “Risk Factors” included elsewhere in this proxy statement. Sabine does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. In this section, references to “Sabine” and “the Company” refer to the group of entities within the consolidated group of Sabine Oil & Gas LLC, unless otherwise indicated or the context otherwise requires.

Overview

Sabine is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties onshore in the United States. Sabine’s operations are focused in three core geographic areas:

•	East Texas, targeting the Cotton Valley Sand and Haynesville Shale formations;

•	South Texas, targeting the Eagle Ford Shale formation; and

•	North Texas, targeting the Granite Wash formation.

From Sabine’s inception in 2007 through 2012, it was focused primarily in East Texas, where it completed multiple acquisitions and executed a development program to build an extensive inventory of Cotton Valley Sand and Haynesville Shale drilling locations. During 2012, Sabine established its initial position in South Texas in the Eagle Ford Shale formation through a farm-out agreement with a major operator, establishing a footprint in the basin at an attractive entry cost. Subsequently, Sabine has completed four additional transactions in the Eagle Ford Shale, and it continues to evaluate attractive acquisition targets and leasing opportunity in the play. Sabine’s North Texas position was acquired from a privately-held company in December 2012 and is concentrated in the Granite Wash formation. In December 2013, Sabine sold its interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area. Through Sabine’s drilling program and its acquisition activities, it has grown production from approximately 32 MMcfe/d for the twelve months ended December 31, 2008, to approximately 185 MMcfe/d for the three months ended March 31, 2014, representing a CAGR of 39%. During that same period, the percentage of Sabine’s production comprised of liquids grew from approximately 12% of total production to approximately 33%.

As of March 31, 2014, Sabine held interests in approximately 130,000 gross (103,600 net) acres in East Texas, 42,900 gross (40,400 net) acres in South Texas and 51,700 gross (36,200 net) in North Texas. Sabine is the operator on 97%, 99% and 99% of its net acreage positions in East Texas, South Texas and North Texas, respectively.

Sabine’s full year 2014 capital expenditures are forecasted to total approximately $625 million, and it expects to spend approximately $520 million on drilling and completion activities and approximately $105 million on leasing and other activities. Consistent with Sabine’s historical practice, it periodically reviews its capital expenditures and adjusts its budget based on liquidity, commodity prices and drilling results. As of March 31, 2014, Sabine has spent approximately $186 million of its 2014 capital budget, of which approximately $141 million was spent on drilling and completion activities and approximately $45 million on leasing and other activities.

Sabine operates in the exploration and production segment of the energy industry and all of its operations are conducted in the United States. Sabine’s gathering and processing assets are primarily dedicated to supporting the natural gas volumes it produces and do not generate any material amounts of revenue. Sabine’s ability to develop and produce its current reserves and add additional reserves is driven by several factors, including:

•	success in the drilling of new wells;

•	commodity prices;

•	the availability of attractive acquisition opportunities and Sabine’s ability to execute them;

•	the activities and elections of third parties under Sabine’s joint development agreements;

•	the availability of capital and the amount Sabine invests in the leasing and development of properties and the drilling of wells;

•	facility or equipment availability and unexpected delays or downtime, including delays imposed by or resulting from compliance with regulatory requirements; and

•	the rate at which production volumes naturally decline.

Source of Sabine’s Revenues

Sabine derives substantially all of its revenue from the sale of oil, natural gas and NGLs that are produced from its interests in properties located onshore in the United States. Oil and natural gas prices are inherently volatile and are influenced by many factors outside of Sabine’s control. To achieve more predictable cash flows and to reduce its exposure to downward price fluctuations, Sabine uses derivative instruments to hedge future sales prices on a significant portion of its oil and natural gas production. Sabine currently uses a combination of fixed price natural gas swaps and zero cost collars for which it receives a fixed price (via either swap price, floor of collar or put price) for future production in exchange for a payment of the variable market price received at the time future production is sold. See “—Commodity Hedging Activities” below for more information regarding Sabine’s economic hedge positions.

Principal Components of Sabine’s Cost Structure

•	Lease operating, workover, marketing, gathering, transportation and other. These are costs incurred to produce oil and natural gas and deliver the volumes to the market, together with the costs incurred to maintain producing properties, such as maintenance and repairs. These costs, which have both a fixed and variable component, are primarily a function of volume of oil and natural gas produced from currently producing wells and incrementally from new production from drilling and completion activities.

•	Production and ad valorem taxes. Production taxes are paid on produced oil and natural gas primarily based on the wellhead value of production. The applicable rates vary across the areas in which Sabine operates. As the proportion of Sabine’s production changes from area to area, its production tax rates will vary depending on the quantities produced from each area and the applicable production tax rates then in effect. Ad valorem taxes are typically computed on the basis of a property valuation as determined by certain state and local taxing authorities and will vary annually based on commodity price fluctuations.

•	General and administrative. This cost includes all overhead associated with Sabine’s business activities. Included costs are: payroll and benefits for Sabine’s corporate staff, costs of maintaining Sabine’s headquarters, audit, tax, legal and other professional and consulting fees, insurance and other costs necessary in the management of Sabine’s production and development operations.

•	As a full cost method of accounting company, Sabine capitalizes general and administrative expenses that are directly attributable to its oil and natural gas activities. For the three months ended March 31, 2014 and 2013, the amount of general and administrative expense capitalized was $3.3 million and $0.8 million, respectively.

•	Depletion, depreciation and amortization. This includes the systematic expensing of the capitalized costs incurred to acquire and develop oil and natural gas. As a full cost company, Sabine capitalizes all costs associated with its acquisition, development and related efforts and deplete these costs using the units-of-production method.

•	Impairments. Sabine evaluates the impairment of its proved oil and natural gas properties on a full cost basis. Property impairment charges result from application of the ceiling test under the full cost accounting rules, which Sabine is required to calculate on a quarterly basis. The ceiling test requires that a non-cash impairment charge be taken to reduce the carrying value of oil and natural gas properties if the carrying value exceeds a defined cost-center ceiling. Because current commodity prices, and related calculations of the discounted present value of reserves, are significant factors in the full cost ceiling test, impairment charges may result from declines in oil, NGLs and natural gas prices. Sabine evaluates gas gathering and processing equipment for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is then recognized if the carrying amount is not recoverable and exceeds fair value. For the three months ended March 31, 2014 and 2013, Sabine recorded no non-cash impairment charge as a result of full cost ceiling limitation and no impairment charge for gas gathering and processing equipment.

•	Interest. Sabine has financed a portion of its working capital requirements and acquisitions with borrowings under Sabine’s senior secured revolving credit facility (“Credit Facility”) and second lien term loan agreement (“Term Loan Facility” and together with the Credit Facility, the “Credit Facilities”). As a result, Sabine incurs interest expense that is affected by the level of drilling, completion and acquisition activities, as well as fluctuations in interest rates and Sabine’s financing decisions. Sabine also incurs interest expense on its 9.75% senior unsecured notes due 2017 (“2017 Notes”). Sabine will likely continue to incur significant interest expense as it continues to grow. To date, Sabine has not entered into any interest rate hedging arrangements to mitigate the effects of interest rate changes. Additionally, as required under GAAP, Sabine capitalized $1.9 million and $3.9 million of interest expense for the three month periods ended March 31, 2014 and 2013.

How Sabine Evaluates Its Operations

In evaluating its financial results, Sabine focuses on the mix of its revenue from oil, natural gas and NGLs, the average price realized from sales of its production (before and after hedges) and its net income. Sabine also evaluates its rates of return on invested capital in its wells. Sabine measures the expected return of its wells based on estimated ultimate recoveries and the related costs of drilling and completion.

Significant Transactions

The following table presents a summary of Sabine’s significant property acquisitions from 2011 to date:

Primary locations of acquired properties	Transaction Date	Purchase Price
		(in millions)
South Texas—Eagleford (TX)	April 2013	$15
North Texas—Anadarko Basin (TX)	December 2012	$658
South Texas—Eagle Ford Shale (TX)	December 2012	$79
East Texas—Cotton Valley Sand (TX)	November 2011	$222
East Texas—Cotton Valley Sand (TX)	August 2011	$103
East Texas—Haynesville Shale (TX)	February 2011	$11
East Texas—Haynesville Shale (TX)	January 2011	$61

Sabine’s acquisitions were financed with a combination of funding from equity contributions from Sabine’s sponsors, borrowings under Sabine’s Credit Facilities and cash flow from operations. Because of its substantial recent acquisition activity, Sabine’s discussion and analysis of its historical financial condition and results of operations for the periods discussed below may not necessarily be comparable with or applicable to Sabine’s future results of operations. Sabine’s historical results include the results from its recent acquisitions beginning on the closing dates indicated in the table above.

Results of Operations

The following chart presents Sabine’s historical key operating and financial metrics:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands)
	(unaudited)	(unaudited)
		(as restated)		(as restated)	(as restated)
Revenues
Oil, natural gas and NGLs	$112,306	$67,523	$354,223	$177,422	$201,421
Other	411	173	755	24	131

Total revenues	112,717	67,696	354,978	177,446	201,552

Operating expenses
Lease operating	11,270	9,635	42,491	41,011	27,113
Workover	186	230	2,160	2,638	2,903
Marketing, gathering, transportation and other	4,386	4,477	17,567	17,491	16,149
Production and ad valorem taxes	5,592	3,491	17,824	4,400	7,775
General and administrative	6,390	6,165	27,469	21,434	23,546
Depletion, depreciation and amortization	39,925	26,172	137,068	91,353	75,424
Gain on bargain purchase	—	—	—	—	(99,548)
Accretion	217	209	952	862	628
Impairments	—	—	1,125	664,438	4,192

Total operating expenses	67,966	50,379	246,656	843,627	58,182

Other income (expenses)
Interest, net of capitalized interest	(25,827)	(23,318)	(99,471)	(49,387)	(39,632)
Gain (loss) on derivative instruments	(22,126)	(19,585)	814	29,267	71,834
Other income (expenses)	1,516	11	912	(498)	(389)

Total other income (expenses)	(46,437)	(42,892)	(97,745)	(20,618)	31,813

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands)
	(unaudited)	(unaudited)
		(as restated)		(as restated)	(as restated)
Net income (loss), including noncontrolling interests	$(1,686)	$(25,575)	$10,577	$(686,799)	$175,183
Less: Net income (loss) applicable to noncontrolling interests	—	—	—	17	(117)

Net income (loss) applicable to controlling interests	$(1,686)	$(25,575)	$10,577	$(686,782)	$175,066

Reconciliation to derive Adjusted EBITDA(1):
Interest, net of capitalized interest	25,827	23,318	99,471	49,387	39,632
Depletion, depreciation and amortization	39,925	26,172	137,068	91,353	75,424
Impairments	—	—	1,125	664,438	4,192
Gain on bargain purchase	—	—	—	—	(99,548)
Other	(1,501)	1	1,739	599	439
Amortization of deferred rent	(27)	(133)	(249)	(532)	(406)
Accretion	217	209	952	862	628
Gain (loss) on derivative instruments	20,941	34,691	46,545	75,734	(1,272)
Option premium amortization	(6,156)	(289)	(1,171)	(56)	—

Net (income) loss applicable to noncontrolling interests	—	—	—	(17)	117

Adjusted EBITDA(1)	$77,540	$58,394	$296,057	$194,986	$194,272

(1)	Adjusted EBITDA is a non-GAAP financial measure. Sabine uses Adjusted EBITDA as a supplemental performance measure consisting of net income (loss) applicable to controlling interests before interest, taxes, depreciation and amortization, as further adjusted to include other non-cash or one-time items, such as impairment, accretion expense, non-cash hedge gains or losses and other non-cash charges that may not be comparable to similarly titled measures, employed by other companies. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. However, Sabine’s management team believes that this measure is useful to an investor in evaluating Sabine because this measure:

•	Is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of Sabine’s operations from period to period by removing the effect of Sabine’s capital structure from its operating structure; and

•	is used by Sabine’s management team for various purposes, including strategic planning and forecasting.

	For the Three Months Ended March 31,			For the Year Ended December 31,
	2014	2013		2013	2012		2011
Oil, natural gas and NGL sales by product (in thousands):
Oil	$39,123	$23,519		$132,513	$30,343		$15,462
NGL	17,077	11,934		59,772	36,957		36,272
Natural gas	56,106	32,070	(3)	161,938	110,122	(3)	149,687	(3)

Total	$112,306	$67,523	(3)	$354,223	$177,422	(3)	$201,421	(3)
Production data:
Oil (MBbl)	419.06	250.67		1,403.62	317.07		170.52
NGL (MBbl)	508.34	340.92		1,842.47	931.26		704.44
Natural gas (Bcf)	11.05	9.03		44.29	41.12		38.94
Combined (Bcfe)(1)	16.61	12.58		63.77	48.61		44.20
Average prices before effects of economic hedges(2):
Oil (per Bbl)	$93.36	$93.83		$94.41	$95.70		$90.68
NGL (per Bbl)	$33.59	$35.00		$32.44	$39.68		$51.49
Natural gas (per Mcf)	$5.08	$3.55	(3)	$3.66	$2.68	(3)	$3.84	(3)
Combined (per Mcfe)(1)	$6.76	$5.37	(3)	$5.55	$3.65	(3)	$4.56	(3)
Average realized prices after effects of economic hedges(2):
Oil (per Bbl)	$89.78	$90.87		$90.59	$95.79		$90.68
NGL (per Bbl)(1)	$33.59	$35.00		$32.44	$39.68		$51.49
Natural gas (per Mcf)	$4.65	$5.27	(3)	$4.82	$5.23	(3)	$5.66	(3)
Combined (per Mcfe)(1)	$6.39	$6.54	(3)	$6.28	$5.81	(3)	$6.16	(3)
Average costs (per Mcfe)(1):
Lease operating	$0.68	$0.77		$0.67	$0.84		$0.61
Workover	$0.01	$0.02		$0.03	$0.05		$0.07
Marketing, gathering, transportation and other	$0.26	$0.36	(3)	$0.28	$0.36	(3)	$0.37	(3)
Production and ad valorem taxes	$0.34	$0.28		$0.28	$0.09		$0.18
General and administrative	$0.38	$0.49		$0.43	$0.44		$0.53
Depletion, depreciation and amortization	$2.40	$2.08	(3)	$2.15	$1.88	(3)	$1.71	(3)

(1)	Oil and NGL production was converted at 6 Mcf per Bbl to calculate combined production and per Mcfe amounts.
(2)	Average prices shown in the table reflect prices both before and after the effects of Sabine’s cash settlements on commodity derivative transactions. Sabine’s calculation of such effects includes gains or losses on cash settlements for commodity derivative transactions.
(3)	Revised for the effects of the restatement. Refer to Note 2 of Sabine’s consolidated financial statements located in this Annex A.

The following table sets forth additional information regarding Sabine’s historical production by operating region:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2014	2013	2013	2012	2011
	(in Bcfe)
East Texas	10.10	9.19	42.05	45.83	39.97
South Texas	5.14	0.33	9.89	0.38	—
North Texas	1.37	3.06	11.83	0.54	—
Rockies (through August 31, 2012)	—	—	—	1.86	4.23

Total	16.61	12.58	63.77	48.61	44.20

The following table sets forth additional information regarding Sabine’s historical lease operating expense by operating region:

	For the Three Months Ended March 31,				For the Year Ended December 31,
	2014	Per Mcfe	2013	Per Mcfe	2013	Per McFe	2012	Per McFe	2011	Per Mcfe
	(in thousands, except per Mcfe)
East Texas	$8,833	$0.87	$8,261	$0.90	$34,100	$0.81	$37,991	$0.83	$21,953	$0.55
South Texas	1,816	0.35	253	0.77	2,266	0.23	246	0.65	—	—
North Texas	575	0.42	1,128	0.37	6,086	0.51	186	0.35	—	—
Rockies (through August 31, 2012)	—	—	(7)	—	(11)	—	2,588	1.39	5,160	1.22
Giant(1)	46	—	—	—	50	—	—	—	—	—

Total	$11,270	$0.68	$9,635	$0.77	$42,491	$0.67	$41,011	$0.84	$27,113	$0.61

(1)	Giant Gas Gathering LLC, acquired in December 2012, owns and operates gas gathering and processing equipment servicing certain wells in North Texas.

Three Months Ended March 31, 2014 compared to Three Months Ended March 31, 2013

The following table sets forth selected operating data for the three months ended March 31, 2014 compared to the three months ended March 31, 2013:

	For the Three Months Ended March 31,		Amount of Increase (Decrease)	Percent Change
	2014	2013
	(in thousands)
		(as restated)
Revenues
Oil, natural gas and NGLs	$112,306	$67,523	$44,783	66%
Other	411	173	238	*

Total revenues	112,717	67,696	45,021	67%

Operating expenses
Lease operating	11,270	9,635	1,635	17%
Workover	186	230	(44)	(19%)
Marketing, gathering, transportation and other	4,386	4,477	(91)	(2%)
Production and ad valorem taxes	5,592	3,491	2,101	60%
General and administrative	6,390	6,165	225	4%
Depletion, depreciation and amortization	39,925	26,172	13,753	53%
Accretion	217	209	8	4%

Total operating expenses	67,966	50,379	17,587	35%

Other income (expenses)
Interest, net of capitalized interest	(25,827)	(23,318)	2,509	11%
Loss on derivative instruments	(22,126)	(19,585)	2,541	*
Other income	1,516	11	(1,505)	*

Total other expenses	(46,437)	(42,892)	3,545	8%

Net loss	$(1,686)	$(25,575)	$23,889	*
Reconciliation to derive Adjusted EBITDA(1):
Interest, net of capitalized interest	25,827	23,318
Depletion, depreciation and amortization	39,925	26,172
Other	(1,501)	1
Amortization of deferred rent	(27)	(133)
Accretion	217	209
Loss on derivative instruments	20,941	34,691
Option premium amortization	(6,156)	(289)

Adjusted EBITDA(1)	$77,540	$58,394

*	Not meaningful or applicable.
(1)

Adjusted EBITDA is a non-GAAP financial measure. Sabine uses Adjusted EBITDA as a supplemental performance measure consisting of net income (loss) applicable to controlling interests before interest, taxes, depreciation and amortization, as further adjusted to include other non-cash or one-time items, such as impairment, accretion expense, non-cash hedge gains or losses and other non-cash charges that may not be comparable to similarly titled measures, employed by other companies. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. However, Sabine’s management team believes that this measure is useful to an investor in evaluating Sabine because this measure:

•	is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of Sabine’s operations from period to period by removing the effect of Sabine’s capital structure from its operating structure; and

•	is used by Sabine’s management team for various purposes, including strategic planning and forecasting.

	Three Months Ended March 31,			Amount of Increase (Decrease)	Percent Change
	2014	2013
Oil, natural gas and NGL sales by product (in thousands):
Oil	$39,123	$23,519		$15,604	66%
NGL	17,077	11,934		5,143	43%
Natural gas	56,106	32,070	(3)	24,036	75%

Total	$112,306	$67,523	(3)	$44,783	66%
Production data:
Oil (MBbl)	419.06	250.67		168.39	67%
NGL (MBbl)	508.34	340.92		167.42	49%
Natural gas (Bcf)	11.05	9.03		2.02	22%
Combined (Bcfe)(1)	16.61	12.58		4.03	32%
Average prices before effects of economic hedges(2):
Oil (per Bbl)	$93.36	$93.83		$(0.47)	(1%)
NGL (per Bbl)	$33.59	$35.00		$(1.41)	(4%)
Natural gas (per Mcf)	$5.08	$3.55	(3)	$1.53	43%
Combined (per Mcfe)(1)	$6.76	$5.37	(3)	$1.39	26%
Average realized prices after effects of economic hedges(2):
Oil (per Bbl)	$89.78	$90.87		$(1.09)	(1%)
NGL (per Bbl)	$33.59	$35.00		$(1.41)	(4%)
Natural gas (per Mcf)	$4.65	$5.27	(3)	$(0.62)	(12%)
Combined (per Mcfe)(1)	$6.39	$6.54	(3)	$(0.15)	(2%)
Average costs (per Mcfe)(1):
Lease operating	$0.68	$0.77		$(0.09)	(12%)
Workover	$0.01	$0.02		$(0.01)	(50%)
Marketing, gathering, transportation and other	$0.26	$0.36	(3)	$(0.10)	(28%)
Production and ad valorem taxes	$0.34	$0.28		$0.06	21%
General and administrative	$0.38	$0.49		$(0.11)	(22%)
Depletion, depreciation and amortization	$2.40	$2.08	(3)	$0.32	15%

(1)	Oil and NGL production was converted at 6 Mcf per Bbl to calculate combined production and per Mcfe amounts.
(2)	Average prices shown in the table reflect prices both before and after the effects of Sabine’s cash settlements on commodity derivative transactions. Sabine’s calculation of such effects includes gains or losses on cash settlements for commodity derivative transactions.
(3)	Revised for the effects of the restatement. Refer to Note 2 of Sabine’s consolidated financial statements located in this Annex A.

Oil, NGLs and natural gas sales. Revenues from production of oil, NGLs and natural gas increased from $67.5 million in the first quarter of 2013 to $112.3 million in the first quarter of 2014, an increase of 66%. This increase of $44.8 million was primarily the result of an increase in natural gas revenues of $24.0 million due to an increase in realized natural gas price by 43% contributing approximately $16.9 million and an increase in production volumes by 22% contributing approximately $7.1 million. The increase in natural gas production was the result of increasing development in East Texas. Additionally, oil and NGLs revenues increased $15.6 million and $5.2 million, respectively, due to an increase in production in South Texas through an active and successful development program in this region contributing approximately $15.8 and $5.9 million for oil and NGLs, respectively. These increases were partially offset by the December 2013 sale of Sabine’s interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area.

The following table sets forth additional information concerning Sabine’s production volumes for the three months ended March 31, 2014 and 2013:

	For the Three Months Ended March 31,		Percent Change
	2014	2013
	(in Bcfe)
East Texas	10.10	9.19	10%
South Texas	5.14	0.33	1458%
North Texas	1.37	3.06	(55%)

Total	16.61	12.58	32%

Lease operating expenses. Lease operating expenses increased from $9.6 million in the first quarter of 2013 to $11.3 million in the first quarter of 2014, an increase of 17%. The increase in lease operating expense of $1.6 million is primarily due to an increase in production in South and East Texas combined contributing approximately $2.1 million, partially offset by the December 2013 sale of Sabine’s interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area. Lease operating expenses decreased from $0.77 per Mcfe in the first quarter of 2013 to $0.68 per Mcfe in the first quarter of 2014. The decrease of $0.09 per Mcfe in the first quarter of 2014 versus the first quarter of 2013 is primarily due to higher production volumes associated with increase completion activity in the last 12 months. The following table displays the lease operating expense by area for the quarters ended March 31, 2014 and 2013:

	For the Three Months Ended
	March 31, 2014	Per Mcfe	March 31, 2013	Per Mcfe
	(in thousands, except per Mcfe data)
East Texas	$8,833	$0.87	$8,261	$0.90
South Texas	1,816	0.35	253	0.77
North Texas	575	0.42	1,128	0.37
Other(1)	46	—	(7)	—

Total	$11,270	$0.68	$9,635	$0.77

(1)	Primarily Giant Gas Gathering LLC and Sabine Mid-Continent LLC, acquired in December 2012, own and operate gas gathering and processing equipment servicing certain wells in North Texas.

Marketing, gathering, transportation and other. Marketing, gathering, transportation and other expenses decreased from $4.5 million in the first quarter of 2013 to $4.4 million in the first quarter of 2014. Marketing, gathering, transportation and other expenses decreased on a per unit basis from $0.36 per Mcfe in the first quarter of 2013 to $0.26 per Mcfe in the first quarter of 2014. The per unit basis decrease is primarily due to Sabine’s increasing oil volumes associated with Sabine’s development activities in North Texas and South Texas regions which are not subject to gathering and transportation charges, as well as a reduction in fees on a per unit of production basis attributable to volumes from Sabine’s 2013 and 2014 completions in East Texas.

Production and ad valorem taxes. Production and ad valorem taxes increased from $3.5 million in the first quarter of 2013 to $5.6 million in the first quarter of 2014, an increase of 60%. Production and ad valorem taxes increased on a per unit basis from $0.28 per Mcfe in the first quarter of 2013 to $0.34 per Mcfe in the first quarter of 2014. The increase is primarily related to increased production in Sabine’s South Texas region which is incurring higher production taxes on oil and NGLs production contributing approximately $2.8 million, which was offset by a slight decrease in Sabine’s North Texas production due to the December 2013 sale of Sabine’s interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area. The Company also expects to experience continued variability in its production taxes as a result of timing of approval for high cost gas tax exemptions. Production taxes as a percentage of oil and natural gas revenues were 5% for the both the first quarter of 2014 and 2013.

General and administrative. General and administrative expenses increased from $6.2 million in the first quarter of 2013 to $6.4 million in the first quarter of 2014, an increase of $0.2 million, or 4%, primarily as a result of higher overhead associated with Sabine’s growing business and additional professional service fees paid in 2013 compared to the previous period. These increases were partially offset by decreased due diligence work from the first quarter of 2013 due to the December 2012 acquisitions. General and administrative expenses decreased from $0.49 per Mcfe in the first quarter of 2013 to $0.38 per Mcfe in the first quarter of 2014 due to increased production without a proportionate increase in general and administrative expenses.

Depletion, depreciation and amortization. DD&A increased from $26.2 million in the first quarter of 2013 to $39.9 million in the first quarter of 2014, an increase of $13.7 million. Depletion, depreciation, and amortization increased from $2.08 per Mcfe in the first quarter of 2013 to $2.40 per Mcfe in the first quarter of 2014, or an increase of 15%. Increase in the DD&A rate per Mcfe is primarily driven by reductions to proved reserves due to the sale of certain oil and natural gas properties in North Texas during the fourth quarter of 2013.

Interest. Interest expense increased from $23.3 million in the first quarter of 2013 to $25.8 million in the first quarter of 2014, an increase of $2.5 million, or 11%, primarily as a result of lower capitalized interest. Sabine capitalized $1.9 million and $3.9 million of interest expense for the three months ended March 31, 2014 and 2013, respectively.

Loss on derivative instruments. Gains and losses from the change in fair value of derivative instruments as well as cash settlements on commodity derivatives are recognized in Sabine’s results of operations. During the three months ended March 31, 2014 and 2013, the Company recognized net losses on derivative instruments of $22.1 million and $19.6 million, respectively. The amount of future gain or loss recognized on derivative instruments is dependent upon future commodity prices, which will affect the value of the contracts.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

The following table sets forth selected operating data for the year ended December 31, 2013 compared to the year ended December 31, 2012:

	For the Year Ended December 31,		Amount of Increase (Decrease)	Percent Change
	2013	2012
	(in thousands)
	(as restated)
Revenues
Oil, natural gas and NGLs	$354,223	$177,422	$176,801	100%
Other	755	24	731	*

Total revenues	354,978	177,446	177,532	100%

Operating expenses
Lease operating	42,491	41,011	1,480	4%
Workover	2,160	2,638	(478)	(18)%
Marketing, gathering, transportation and other	17,567	17,491	76	*
Production and ad valorem taxes	17,824	4,400	13,424	305%
General and administrative	27,469	21,434	6,035	28%
Depletion, depreciation and amortization	137,068	91,353	45,715	50%
Accretion	952	862	90	10%
Impairments	1,125	664,438	(663,313)	*

Total operating expenses	246,656	843,627	(596,971)	(71)%

Other income (expenses)
Interest, net of capitalized interest	(99,471)	(49,387)	50,084	101%
Gain on derivative instruments	814	29,267	28,453	*
Other income (expenses)	912	(498)	(1,410)	*

Total other expenses	(97,745)	(20,618)	77,127	374%

Net income (loss), including noncontrolling interests	10,577	(686,799)	697,376	*
Less: Net loss applicable to noncontrolling interests	—	17	(17)	(100)%

Net income (loss) applicable to controlling interests	$10,577	$(686,782)	$697,359	*
Reconciliation to derive Adjusted EBITDA(1):
Interest, net of capitalized interest	99,471	49,387
Depletion, depreciation and amortization	137,068	91,353
Impairments	1,125	664,438
Other	1,739	599
Amortization of deferred rent	(249)	(532)
Accretion	952	862
Loss on derivative instruments	46,545	75,734
Option premium amortization	(1,171)	(56)
Net income applicable to noncontrolling interests	—	(17)

Adjusted EBITDA(1)	$296,057	$194,986

*	Not meaningful or applicable
(1)

Adjusted EBITDA is a non-GAAP financial measure. Sabine uses Adjusted EBITDA as a supplemental performance measure consisting of net income (loss) applicable to controlling interests before interest, taxes, depreciation and amortization, as further adjusted to include other non-cash or one-time items, such as impairment, accretion expense, non-cash hedge gains or losses and other non-cash charges that may not be comparable to similarly titled measures, employed by other companies. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. However, Sabine’s management team believes that this measure is useful to an investor in evaluating Sabine because this measure:

•	is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of Sabine’s operations from period to period by removing the effect of Sabine’s capital structure from its operating structure; and

•	is used by Sabine’s management team for various purposes, including strategic planning and forecasting.

	For the Year Ended December 31,			Amount of Increase (Decrease)	Percent Change
	2013	2012
Oil, natural gas and NGL sales by product (in thousands):
Oil	$132,513	$30,343		$102,170	337%
NGL	59,772	36,957		22,815	62%
Natural gas	161,938	110,122	(3)	51,816	47%

Total	$354,223	$177,422	(3)	$176,801	100%
Production data:
Oil (MBbl)	1,403.62	317.07		1,086.55	343%
NGL (MBbl)	1,842.47	931.26		911.21	98%
Natural gas (Bcf)	44.29	41.12		3.17	8%
Combined (Bcfe)(1)	63.77	48.61		15.16	31%
Average prices before effects of economic hedges(2):
Oil (per Bbl)	$94.41	$95.70		$(1.29)	(1)%
NGL (per Bbl)	$32.44	$39.68		$(7.24)	(18)%
Natural gas (per Mcf)	$3.66	$2.68	(3)	$0.98	37%
Combined (per Mcfe)(1)	$5.55	$3.65	(3)	$1.90	52%
Average realized prices after effects of economic hedges(2):
Oil (per Bbl)	$90.59	$95.79		$(5.20)	(5)%
NGL (per Bbl)	$32.44	$39.68		$(7.24)	(18)%
Natural gas (per Mcf)	$4.82	$5.23	(3)	$(0.41)	(8)%
Combined (per Mcfe)(1)	$6.28	$5.81	(3)	$0.47	8%
Average costs (per Mcfe)(1):
Lease operating	$0.67	$0.84		$(0.17)	(20)%
Workover	$0.03	$0.05		$(0.02)	(40)%
Marketing, gathering, transportation and other	$0.28	$0.36	(3)	$(0.08)	(22)%
Production and ad valorem taxes	$0.28	$0.09		$0.19	211%
General and administrative	$0.43	$0.44		$(0.01)	(2)%
Depletion, depreciation and amortization	$2.15	$1.88	(3)	$0.27	14%

(1)	Oil and NGL production was converted at 6 Mcf per Bbl to calculate combined production and per Mcfe amounts.
(2)	Average prices shown in the table reflect prices both before and after the effects of Sabine’s cash settlements on commodity derivative transactions. Sabine’s calculation of such effects includes gains or losses on cash settlements for commodity derivative transactions.
(3)	Revised for the effects of the restatement. Refer to Note 2 of Sabine’s consolidated financial statements located in this Annex A.

Oil, natural gas and NGLs sales. Revenues from production of oil and natural gas increased from $177.4 million in 2012 to $354.2 million in 2013, an increase of 100%. This increase of $176.8 million was primarily the result of an increase in liquids revenues of $124.9 million due to an increase in liquids production subsequent to Sabine’s North Texas and South Texas acquisitions and Sabine’s active and successful development program in these regions contributing approximately $140.1 million, partially offset by decreased liquids pricing of approximately $15.2 million. Additionally, natural gas revenues increased approximately $51.8 million, or 47%, due to an increase in realized natural gas price by 37% contributing approximately $43.4 million, and increased natural gas production contributing approximately $8.5 million due to acquisitions in North Texas and South Texas and the successful development programs in these regions, partially offset by lower East Texas volumes and the sale of the Rockies assets.

The following table sets forth additional information concerning Sabine’s production volumes for the year ended December 31, 2013 compared to the year ended December 31, 2012:

	For the Year Ended December 31,		Percent Change
	2013	2012
	(in Bcfe)

East Texas	42.05	45.83	(8)%
South Texas	9.89	0.38	2503%
North Texas	11.83	0.54	2091%
Rockies (through August 31, 2012)	—	1.86	(100)%

Total	63.77	48.61	31%

Lease operating expenses. Lease operating expenses increased from $41.0 million in 2012 to $42.5 million in 2013, an increase of 4%. The increase in lease operating expense of $1.5 million is primarily due to Sabine’s December 2012 acquired properties. Lease operating expenses decreased from $0.84 per Mcfe in 2012 to $0.67 per Mcfe in 2013. The decrease of $0.17 per Mcfe is primarily due to the commencement of lower cost production in South Texas and North Texas following Sabine’s December 2012 acquisitions in these areas as well as a lower realized cost on Sabine’s higher volume East Texas 2013 completions. The following table displays the lease operating expense by area for years ended December 31, 2013 and 2012:

	For the Years Ended December 31,
	2013	Per Mcfe	2012	Per Mcfe
	(in thousands, except per Mcfe data)

East Texas	$34,100	$0.81	$37,991	$0.83
South Texas	2,266	0.23	246	0.65
North Texas	6,086	0.51	186	0.35
Rockies (through August 31, 2012)	(11)	—	2,588	1.39
Giant(1)	50	—	—	—

Total	$42,491	$0.67	$41,011	$0.84

(1)	Giant Gas Gathering LLC, acquired in December 2012, owns and operates gas gathering and processing equipment servicing certain wells in North Texas.

Marketing, gathering, transportation and other. Marketing, gathering, transportation and other expenses increased from $17.5 million in 2012 to $17.6 million in 2013. Marketing, gathering, transportation and other expense decreased on a per unit basis from $0.36 per Mcfe in 2012 to $0.28 per Mcfe in 2013. The per unit basis decrease is primarily associated with Sabine’s North Texas and South Texas regions resulting from Sabine’s 2012 acquisitions and current year development activities, as well as a reduction in fees on a per unit of production basis attributable to volumes from Sabine’s 2013 completions in East Texas and the sale of the Rockies assets.

Production and ad valorem taxes. Production and ad valorem taxes increased from $4.4 million in 2012 to $17.8 million in 2013, an increase of 305%. Production and ad valorem taxes increased on a per unit basis from $0.09 per Mcfe in 2012 to $0.28 per Mcfe in 2013. The increase is primarily related to increased production in Sabine’s North Texas and South Texas regions which are incurring higher production taxes on oil and NGLs production and not earnings tax credits attributed to high cost gas exemptions for Sabine’s wells in 2013 compared to 2012. The Company also expects to experience continued variability in its production taxes as a result of timing of approval for high cost gas tax exemptions. Production taxes as a percentage of oil and natural gas revenues were 5% and 3% for 2013 and 2012, respectively.

General and administrative expenses. General and administrative expenses increased from $21.4 million in 2012 to $27.5 million in 2013, an increase of $6.0 million, or 28%, primarily as a result of increased legal and consulting fees related to various current year projects contributing approximately $5.0 million and higher overhead associated with Sabine’s growing business contributing approximately $1.0 million. General and administrative expenses decreased from $0.44 per Mcfe in 2012 to $0.43 per Mcfe in 2013.

Depletion, depreciation and amortization (DD&A). DD&A increased from $91.4 million in 2012 to $137.1 million in 2013, an increase of $45.7 million, or 50%. Depletion, depreciation, and amortization increased from $1.88 per Mcfe in 2012 to $2.15 per Mcfe in 2013, or an increase of 14%. Increase in the DD&A rate is primarily the result of Sabine’s December 2012 acquisitions and increased production.

Impairments. In 2012, there were non-cash impairment charges related to oil and natural gas properties of $641.8 million, impairment charges for gas gathering and processing equipment of $21.4 million and impairment charges for other assets of $1.2 million. In 2013, there were impairment charges for other assets of $1.1 million. There were no impairments related to oil and natural gas properties recognized in 2013 as a result of favorable average unweighted first day of the month pricing for the year ended December 31, 2012 of $2.76 per MMbtu as compared to $3.67 per MMbtu for the year ended December 31, 2013, as well as favorable performance from Sabine’s 2013 development activities.

Interest expense. Interest expense increased from $49.4 million in the year ended December 31, 2012 to $99.5 million in the year ended December 31, 2013, an increase of $50.1 million, or 101%, primarily as a result of the Term Loan Facility. Additionally, Sabine capitalized $13.0 million and $4.3 million of interest expense for the years ended December 31, 2013 and 2012, respectively.

Gain on derivative instruments. Gains and losses from the change in fair value of derivative instruments as well as cash settlements on commodity derivatives are recognized in Sabine’s results of operations. During the years ended December 31, 2013 and 2012, the Company recognized net gains on derivative instruments of $0.8 million and $29.3 million, respectively. The amount of future gain or loss recognized on derivative instruments is dependent upon future commodity prices, which will affect the value of the contracts.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

This Management’s Discussion and Analysis has been revised for the effects of the restatement (refer to Note 2 of Sabine’s consolidated financial statements located in this Annex A). The following table sets forth selected operating data for the year ended December 31, 2012 compared to the year ended December 31, 2011:

	For the Year Ended December 31,		Amount of Increase (Decrease)	Percent Change
	2012	2011
	(in thousands)
	(as restated)	(as restated)

Revenues
Oil, NGLs and natural gas	$177,422	$201,421	$(23,999)	(12)%
Other	24	131	(107)	*

Total revenues	177,446	201,552	(24,106)	(12)%

Operating expenses
Lease operating	41,011	27,113	13,898	51%
Workover	2,638	2,903	(265)	(9)%
Marketing, gathering, transportation and other	17,491	16,149	1,342	8%
Production and ad valorem taxes	4,400	7 ,775	(3,375)	(43)%
General and administrative	21,434	23,546	(2,112)	(9)%
Depletion, depreciation and amortization	91,353	75,424	15,929	21%
Gain on bargain purchase	—	(99,548)	99,548	*
Accretion	862	628	234	37%
Impairments	664,438	4,192	660,246	*

Total operating expenses	843,627	58,182	785,445	1350%

Other income (expenses)
Interest, net of capitalized interest	(49,387)	(39,632)	9,755	25%
Gain on derivative instruments	29,267	71,834	42,567	*
Other expenses	(498)	(389)	109	(28)%

Total other income (expenses)	(20,618)	31,813	52,431	(165)%

Net income (loss), including noncontrolling interests	(686,799)	175,183	(861,982)	*
Less: Net (income) loss applicable to noncontrolling interests	17	(117)	134	(115)%

Net income (loss) applicable to controlling interests	$(686,782)	$175,066	$(861,848)	*

Revenues
Reconciliation to derive Adjusted EBITDA(1):
Interest, net of capitalized interest	$49,387	$39,632
Depletion, depreciation and amortization	91,353	75,424
Impairments	664,438	4,192
Gain on bargain purchase	—	(99,548)
Other	599	439
Amortization of deferred rent	(532)	(406)
Accretion	862	628
(Gain) loss on derivative instruments	75,734	(1,272)
Option premium amortization	(56)	—
Net (income) loss applicable to noncontrolling interests	(17)	117

Adjusted EBITDA(1)	$194,986	$194,272

*	Not meaningful or applicable.
(1)	Adjusted EBITDA is a non-GAAP financial measure. Sabine uses Adjusted EBITDA as a supplemental performance measure consisting of net income (loss) applicable to controlling interests before interest, taxes, depreciation and amortization, as further adjusted to include other non-cash or one-time items, such as impairment, accretion expense, non-cash hedge gains or losses and other non-cash charges that may not be comparable to similarly titled measures, employed by other companies. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. However, Sabine’s management team believes that this measure is useful to an investor in evaluating Sabine because this measure:

•	is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of Sabine’s operations from period to period by removing the effect of Sabine’s capital structure from its operating structure; and

•	is used by Sabine’s management team for various purposes, including strategic planning and forecasting.

	For the Year Ended December 31,				Amount of Increase (Decrease)	Percent Change
	2012		2011
Oil, NGL and natural gas sales by product (in thousands):
Oil	$30,343		$15,462		$14,881	96%
NGL	36,957		36,272		685	2%
Natural gas	110,122	(3)	149,687	(3)	(39,565)	(26)%

Total	$177,422	(3)	$201,421	(3)	$(23,999)	(12)%
Production data:
Oil (MBbl)	317.07		170.52		146.55	86%
NGL (MBbl)	931.26		704.44		226.82	32%
Natural gas (Bcf)	41.12		38.94		2.18	6%
Combined (Bcfe)(1)	48.61		44.20		4.41	10%
Average prices before effects of economic hedges(2):
Oil (per Bbl)	$95.70		$90.68		$5.02	6%
NGL (per Bbl)	$39.68		$51.49		$(11.81)	(23)%
Natural gas (per Mcf)(1)	$2.68	(3)	$3.84	(3)	$(1.16)	(30)%
Combined (per Mcfe)(2)	$3.65	(3)	$4.56	(3)	$(0.91)	(20)%
Average realized prices after effects of economic hedges(2):
Oil (per Bbl)	$95.79		$90.68		$5.11	6%
NGL (per Bbl)	$39.68		$51.49		$(11.81)	(23)%
Natural gas (per Mcf)(1)	$5.23	(3)	$5.66	(3)	$(0.43)	(8)%
Combined (per Mcfe)(2)	$5.81	(3)	$6.16	(3)	$(0.35)	(6)%
Average costs (per Mcfe)(1):
Lease operating	$0.84		$0.61		$0.23	38%
Workover	$0.05		$0.07		$(0.02)	(29)%
Marketing, gathering, transportation and other	$0.36	(3)	$0.37	(3)	$(0.01)	(3)%
Production and ad valorem taxes	$0.09		$0.18		$(0.09)	(50)%
General and administrative	$0.44		$0.53		$(0.09)	(17)%
Depletion, depreciation and amortization	$1.88	(3)	$1.71	(3)	$0.17	10%

(1)	Oil and NGL production was converted at 6 Mcf per Bbl to calculate combined production and per Mcfe amounts.
(2)	Average prices shown in the table reflect prices both before and after the effects of Sabine’s realized commodity hedging transactions. Sabine’s calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions.
(3)	Revised for the effects of the restatement. Refer to Note 2 of Sabine’s consolidated financial statements located in this Annex A.

Oil, NGLs and natural gas sales. Revenues from production of oil and natural gas decreased from $201.4 million in 2011 to $177.4 million in 2012, a decrease of 12%. This decrease of $24.0 million was a result of a decrease in average prices per Mcfe of 20% totaling approximately $44.2 million offset by an increase in production due to acquisitions and drilling success contributing approximately $20.2 million.

The following table sets forth additional information concerning Sabine’s production volumes for the years ended December 31, 2012 and 2011:

	For the Year Ended December 31,		Percent Change
	2012	2011
	(in Bcfe)

East Texas	45.83	39.97	15%
South Texas	0.38	—	100%
North Texas	0.54	—	100%
Rockies (through August 31, 2012)	1.86	4.23	(56)%

Total	48.61	44.20	10%

Lease operating expenses. Lease operating expenses increased from $27.1 million in 2011 to $41.0 million in 2012, an increase of 51%. The increase in lease operating expense is due to an increase in production associated with Sabine’s two recent producing property acquisitions in East Texas. Lease operating expenses increased from $0.61 per Mcfe in 2011 to $0.84 per Mcfe in 2012 primarily due to an increase in production volumes associated with vertical wells acquired in the second half of 2011 with higher operating costs. The following table displays the lease operating expense by area for the years ended December 31, 2012 and 2011:

	For the Year Ended
	December 31, 2012	Per Mcfe	December 31, 2011	Per Mcfe
	(in thousands, except per Mcfe data)

East Texas	$37,991	$0.83	$21,953	$0.55
South Texas	246	0.65	—	—
North Texas	186	0.35	—	—
Rockies (through August 31, 2012)	2,588	1.39	5,160	1.22

Total	$41,011	$0.84	$27,113	$0.61

Marketing, gathering, transportation and other. Marketing, gathering, transportation and other expenses increased from $16.1 million in 2011 to $17.5 million in 2012, an increase of 8%. The increase is due to an increase in production volumes by 10%. Marketing, gathering, transportation and other expense decreased on a per unit basis from $0.37 per Mcfe in 2011 to $0.36 per Mcfe in 2012.

Production and ad valorem taxes. Total production and ad valorem taxes decreased from $7.8 million in 2011 to $4.4 million in 2012, a decrease of 43%, primarily as a result of the timing of the approval of high cost gas tax exemptions that are currently received on all of Sabine’s horizontal gas wells. The Company expects continued variability with production taxes as a result of timing of approval for the aforementioned exemptions. Production taxes as a percentage of oil and natural gas revenues before the effects of hedging were 3.9% for 2011 and 2.5% for 2012.

General and administrative expenses. General and administrative expenses decreased from $23.5 million in 2011 to $21.4 million in 2012, a decrease of $2.1 million, or 9%, primarily as a result of lower due diligence and other acquisition costs in 2012. General and administrative expenses decreased from $0.53 per Mcfe in 2011 to $0.44 per Mcfe in 2012 primarily as a result of an increase in production volumes without a proportionate increase in general and administrative expenses.

Depletion, depreciation and amortization (DD&A). DD&A increased from $75.4 million in 2011 to $91.4 million in 2012, an increase of $15.9 million, or 21%, as a result of the impact of increased production. Depletion, depreciation, and amortization increased from $1.71 per Mcfe in 2011 to $1.88 per Mcfe in 2012 due to a higher depletion and amortization base resulting from acquired assets and capital expenditures.

Gain on bargain purchase. In 2011, the Company recognized a gain related to the acquisition of certain oil and natural gas properties for the fair value of assets acquired in excess of the adjusted purchase price of $99.5 million.

Impairments. In 2011, there were non-cash impairment charges for gas gathering and processing equipment of $2.8 million and impairments related to the write-down of carrying value of certain sizes of casing inventory of $1.4 million. In 2012, there were non-cash impairment charges related to oil and natural gas properties of $641.8 million, impairment charges for gas gathering and processing equipment of $21.4 million and impairments related to the write-down of carrying value of certain sizes of casing inventory of $1.2 million. The average unweighted first day of the month pricing for the 12 months ended December 31, 2012 was $2.76 per MMbtu versus $4.12 per MMbtu at December 31, 2011.

Interest expense. Interest expense increased from $39.6 million in 2011 to $49.4 million in 2012, an increase of $9.8 million, or 25%, primarily as a result of higher average borrowings for the period under Sabine’s Credit Facility and entrance into the Term Loan Facility in December 2012. Additionally, Sabine capitalized $4.3 million and $5.9 million of interest expense for the years ended December 31, 2012 and 2011, respectively.

Gain on derivative instruments. Gains and losses from the change in fair value of derivative instruments as well as cash settlements on commodity derivatives are recognized in Sabine’s results of operations. During the years ended December 31, 2012 and 2011, the Company recognized net gains on derivative instruments of $29.3 million and $71.8 million, respectively. The amount of future gain or loss recognized on derivative instruments is dependent upon future commodity prices, which will affect the value of the contracts.

Capital Resources and Liquidity

Sabine’s primary sources of liquidity have been equity contributions, borrowings under Sabine’s Credit Facility, net cash provided by operating activities, net proceeds from the sale of Sabine’s 2017 Notes and proceeds from Sabine’s Term Loan Facility. Sabine’s primary use of capital has been the acquisition and development of oil and natural gas properties. As Sabine pursues reserve and production growth, it continually monitors the capital resources, including equity and debt financings, available to it to meet its future financial obligations, planned capital expenditure activities and liquidity requirements. Sabine’s future success in growing proved reserves and production will be highly dependent on the capital resources available to it. As of March 31, 2014, the estimated capital costs of developing Sabine’s proved undeveloped reserves are approximately $716 million, over a period of approximately five years which Sabine expects to fund utilizing a combination of operating cash flows and borrowings under its Credit Facility. Depending on the timing and concentration of the development of the non-proved locations, Sabine would be required to generate or raise significant capital to develop all of its potential drilling locations should it elect to do so.

Combined contributions for an equity interest in the Company totaled over $1.5 billion from inception through March 31, 2014 to fund acquisitions of oil and natural gas properties.

As of March 31, 2014, Sabine’s borrowing base under the Credit Facility was $620 million, the outstanding amount totaled $355 million and Sabine had the ability to borrow approximately $265 million under the Credit Facility. The most recent redetermination effective April 2, 2014 increased the borrowing base under the Credit Facility from $620 million to $700 million. Subsequent to the period ended March 31, 2014 through May 14, 2014, Sabine has drawn an additional $74 million under the Credit Facility. As of May 14, 2014, after giving effect to the redetermined borrowing base and the borrowings, the borrowing base under the Credit Facility was $700 million, the outstanding amount totaled $429 million and Sabine had approximately $271 million of secured indebtedness available under the Credit Facility.

In addition to the Credit Facility, the Company entered into a $500 million Term Loan Facility on December 14, 2012 with a maturity date of April 7, 2018. On January, 23, 2013, the syndication was completed with an additional funding of $150 million of proceeds, bringing the outstanding balance to $650 million as of March 31, 2014. Proceeds from the Term Loan Facility were used to acquire oil and natural gas properties in December 2012 and repay borrowings under the Credit Facility in the first quarter of 2013.

Sabine believes that operating cash flows and available borrowings under its Credit Facility should be sufficient to meet Sabine’s cash requirements, including normal operating needs, debt service obligations, capital expenditures, and commitments and contingencies during 2014. Should Sabine fund a significant portion of its capital expenditures with borrowings on (its) Credit Facility, the cost of such financing would increase interest costs (which had a weighted average interest rate of 2.38% for the three months ended March 31, 2014) and further limit cash flows available for normal operating needs. To the extent that Sabine considers market conditions favorable, it will access the capital markets to raise capital from time to time, including additional senior debt, to fund acquisitions, pay down Sabine’s Credit Facility and for general working capital purposes.

Working Capital

Sabine’s working capital balance fluctuates as a result of timing and amount of borrowings or repayments under Sabine’s credit arrangements, changes in the fair value of Sabine’s outstanding commodity derivative instruments as well as the timing of receiving reimbursement of amounts paid by Sabine for the benefit of joint venture partners. Sabine’s capital investment levels will exceed its estimate of cash flows from operations and Sabine will use available capacity under its credit arrangements.

For the three months ended March 31, 2014, Sabine had a decrease in its working capital of $45.5 million compared to a decrease of $36.6 million for the three months ended December 31, 2013. The decrease in Sabine’s working capital is primarily due to a decrease of $17.9 million in its current derivative position and the settlement of derivative contracts during 2014, as well as an increase of $14.8 million in accrued capital and operating expenditures. For the year ended December 31, 2013, Sabine had a decrease in its working capital of $127.9 million compared to a decrease of $6.1 million for the twelve months ended December 31, 2012. The decrease in Sabine’s working capital is primarily due to a decrease in the net current asset position of its current derivatives of $54.8 million and the settlement of derivative contracts during 2013, as well as an increase in current liabilities of $69.0 million related to accrued capital and operating expenditures. In addition, working capital fluctuates due to the timing of the receivable collections, development activities, payments made by Sabine to vendors, and the timing and amount of advances from its joint operations.

Cash Flow Provided by Operating Activities

Cash flows from operations are Sabine’s primary source of capital and liquidity and are primarily affected by the sale of Sabine’s oil, NGLs and natural gas, as well as commodity prices, net of effects of derivative contract settlements and changes in working capital. Net cash provided by operating activities was $51.7 million and $22.2 million for the three months ended March 31, 2014 and 2013, respectively. The increase in cash flow from operations for the three months ended March 31, 2014 compared to 2013 was primarily the result of an increase of 32% in production volumes. This increase was attributable to Sabine’s successful drilling program in

South Texas and North Texas, offset by the sale of Sabine’s interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area and decreases due to higher expenditures as a result of an increased rig count and development program. Net cash provided by operating activities was $217.2 million, $144.2 million and $159.0 million for the years ended December 31, 2013, 2012 and 2011, respectively. The increase in cash flow from operations for the year ended December 31, 2013 compared to 2012 was primarily the result of an increase of 31% in production volumes. This increase was due to acquisitions and development, offset by the sale of Rockies assets and decreases due to higher expenditures as a result of an increased rig count and development program. The decrease in cash flow from operations for the year ended December 31, 2012 compared to 2011 was primarily due to the 6% decrease in average prices per Mcfe partially offset by an increase in production.

Sabine’s operating cash flow is sensitive to many variables, the most significant of which is the volatility of prices for oil and natural gas production. Prices for these commodities are determined primarily by prevailing market conditions. Regional and worldwide economic activity, weather, infrastructure capacity to reach markets and other variable factors influence market conditions for these products. These factors are beyond Sabine’s control and are difficult to predict. For additional information on the impact of changing prices on Sabine’s financial position, see “—Quantitative and Qualitative Disclosure about Market Risk.”

Cash Flow Used In Investing Activities

During the three months ended March 31, 2014 and 2013, cash flows used in investing activities were $166.4 million and $53.9 million, respectively, primarily related to Sabine’s capital expenditures for drilling, development and acquisition costs. During the years ended December 31, 2013, 2012 and 2011, cash flows used in investing activities were $193.8 million, $687.4 million and $680.9 million, respectively, primarily related to Sabine’s capital expenditures for drilling, development and acquisition costs, net of sales proceeds. The decrease in cash flows used in investing activities during the year ended December 31, 2013 compared to 2012 and the increase during the year ended December 31, 2012 compared to 2011 was the result of 2012 acquisitions.

Sabine’s full year 2014 capital expenditures are now forecasted to total approximately $520 million for drilling and completion activities and approximately $105 million for leasing and other activities. The amount, timing and allocation of capital expenditures are largely discretionary and within Sabine’s control. If oil and natural gas prices decline to levels below Sabine’s acceptable levels or costs increase to levels above Sabine’s acceptable levels, Sabine could choose to defer a significant portion of its budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity and prioritize capital projects that it believes have the highest expected returns and potential to generate near-term cash flow. Sabine routinely monitors and adjusts its capital expenditures in response to changes in prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside Sabine’s control. Such historical adjustments to Sabine’s capital expenditures have not resulted in an unfavorable liquidity position. However, a significant reduction in its capital program could result in a decline in Sabine’s oil and natural gas reserves and production and cash flows, as well as a decline in its borrowing base under its Credit Facility and limits its ability to obtain needed capital or financing.

As of March 31, 2014, Sabine has incurred approximately $186 million of Sabine’s 2014 capital forecast, of which $141 million was incurred on drilling and completion activities and $45 million on leasing and other items.

Cash Flow Provided By Financing Activities

Net cash provided by financing activities of $103.8 million during the three months ended March 31, 2014 was primarily the result of the net borrowings under the Credit Facility of $105.0 million offset by debt issuance costs of $1.2 million. During the three months ended March 31, 2013, net cash provided by financing activities totaled $49.8 million, which was primarily the result of borrowings under the Term Loan Facility of $153.5 million offset by the net repayments under the credit Facility of $99.0 million and debt issuance costs of $4.7 million. Net cash used in financing activities of $17.8 million during the year ended December 31, 2013 was primarily the result of net repayments under the Credit Facility of $155.0 million and debt issuance costs of $6.3 million offset by borrowings under the Term Loan of $153.5 million. Net cash provided by financing activities of $545.1 million during the year ended December 31, 2012 was primarily the result of borrowings under the Term Loan of $490 million and equity contributions of $87.5 offset by net repayments under the Credit Facility of $13 million and debt issuance costs of $19.2 million. Net cash provided by financing activities of $521.8 million during the year ended December 31, 2011 was primarily the result of net borrowings under the Credit Facility of $324.0 million, member’s contributions of $203.1 million and debt issuance costs of $4.5 million.

Senior Secured Revolving Credit Facility. Sabine has a $750 million senior secured revolving credit facility with Wells Fargo as the administrative agent. As of March 31, 2014, Sabine’s borrowing base under the Credit Facility was $620 million, the outstanding amount totaled $355 million and Sabine was able to incur approximately $265 million of secured indebtedness under the Credit Facility. As of May 14, 2014, after giving effect to the redetermined borrowing base and the borrowings, the borrowing base under the Credit Facility was $700 million, the outstanding amount totaled $429 million and Sabine had approximately $271 million of secured indebtedness available under the Credit Facility.

Principal amounts borrowed are payable on the maturity date with such borrowings bearing interest currently, payable quarterly. Sabine has a choice of borrowing in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the rate appearing on Reuters Screen LIBOR01 Page multiplied by the statutory reserve rate, plus an applicable margin ranging from 225 to 300 basis points, depending on the percentage of Sabine’s borrowing base utilized.

Base rate loans bear interest at a rate per annum equal to the greatest of (i) the prime rate of Wells Fargo Bank, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans, plus 150 basis points, depending on the percentage of Sabine’s borrowing base utilized. The borrowing base is re-determined semiannually, but may be adjusted more frequently upon request of the Company. The most recent semi-annual redetermination of Sabine’s borrowing base was effective April 2, 2014. Effective April 2, 2014, along with the increase in borrowing base, the applicable margin for the Eurodollar rate was amended and reduced to 1.50% (for periods in which Sabine has utilized less than 30% of the borrowing base) to 2.50% (for periods in which Sabine has utilized equal to or greater than 90% of the borrowing base).

As amended, the Credit Facility provides that Sabine may issue senior unsecured and senior subordinated debt securities, provided that Sabine is in compliance on a pro forma basis with the maintenance covenants set forth below and there is no other default under such facility. To the extent that, in the future, Sabine issues such senior unsecured or senior subordinated debt securities, Sabine’s borrowing base will be automatically reduced by 25 cents for every dollar of principal amount of such indebtedness. As of March 31, 2014, commitments under the Credit Facility are $750 million, the borrowing base is $620 million, and the maturity date is April 7, 2016. The most recent amendment effective April 2, 2014, increased the borrowing base from $620 million to $700 million.

As amended, the Credit Facility also requires Sabine to maintain the following two financial ratios:

•	a current ratio, which is the ratio of Sabine’s consolidated current assets to Sabine’s consolidated current liabilities, of not less than 1.0 to 1.0 as of the end of each fiscal quarter; and

•	a coverage ratio, which is the ratio of Adjusted EBITDA to interest expense, of not less than 2.5 to 1.0 as of the end of each fiscal quarter.

The Credit Facility also contains certain other covenants, including restrictions on additional indebtedness and dividends. Sabine is in compliance with such covenants as of March 31, 2014 and December 31, 2013. The amounts outstanding under the Credit Facility are secured by a first priority lien on substantially all of Sabine’s oil and natural gas properties and associated assets and are guaranteed by each of Sabine’s wholly-owned domestic subsidiaries along with a pledge of the equity interests Sabine owns in all non-wholly owned domestic subsidiaries. For information concerning the effect of changes in interest rates on interest payments under this facility, see “—Interest rate risks” below.

As of March 31, 2014 and December 31, 2013, borrowings outstanding under the Credit Facility totaled $355 million and $250 million, respectively, and had a weighted average interest rate of 2.3% and 2.4% for the three and 12 month periods ended, respectively.

Term Loan Agreement. The Company entered into a $500 million second lien term loan agreement on December 14, 2012 with a maturity date of April 7, 2018. On January 23, 2013, the syndication was completed with an additional funding of $150 million, bringing the outstanding balance to $650 million as of March 31, 2014. Proceeds from the Term Loan Facility were used to acquire oil and natural gas properties in December 2012 and repay borrowings under the Credit Facility in the first quarter of 2013. Interest is accrued on Eurodollar loans at a rate per annum equal to the Eurodollar rate, with a Eurodollar floor of 1.25%, plus an applicable margin of 750 basis points.

Principal amounts borrowed are payable on the maturity date. Sabine has a choice of borrowing in Eurodollars or at the base rate, plus an applicable margin. Eurodollar loans bear interest at a rate per annum equal to the British Bankers Association LIBOR Rate appearing as published by Reuters, multiplied by the statutory reserve rate, with a Eurodollar floor of 1.25%. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the prime rate of Bank of America, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans, plus 100 basis points, with a base rate floor of 2.25%. The applicable margin for Eurodollar loans is 7.75%, and for base rate loans, 6.75%. Interest on Eurodollar loans is due on the last day of the interest period, except that Eurodollar loans with an interest period of more than three months’ duration will be payable at three months’ duration. Interest on base rate loans is payable quarterly. For information concerning the effect of changes in interest rates on interest payments under this facility, see “—Interest rate risks” below.

Sabine has the right to make optional prepayments under Sabine’s Term Loan Facility with prior notice; provided that such prepayments made on or before the first anniversary of the closing date are subject to a 2.00% prepayment premium, and such prepayments made after the first anniversary of the closing date are subject to a 1.00% prepayment premium. If an event of default exists under the Term Loan Facility, Sabine is required to prepay the loans thereunder with the proceeds of (i) any asset sale, (ii) issuances of indebtedness for borrowed money and (iii) termination or unwinding of any swap agreement or hedge position, in each case to the extent the proceeds thereof are not used to prepay the Credit Facility. Sabine is not required to make the foregoing prepayment with respect to asset sales if it reinvests the proceeds thereof in useful assets within 18 months of the receipt of such proceeds. The foregoing prepayment with respect to issuances of indebtedness for borrowed money is subject to the same prepayment premium required in connection with optional prepayments.

The Term Loan Facility restricts Sabine’s ability to incur indebtedness, provided that Sabine may incur indebtedness if its fixed charge coverage ratio (defined as the ratio of Sabine’s consolidated cash flow to fixed charges, including interest expense, capital leases, payments under interest rate hedging, capitalized interest and cash dividends) for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would have been at least 2.00 to 1.00 (as if the additional indebtedness had been incurred at the beginning of such period).

Sabine’s Term Loan Facility also contains certain other covenants, including restrictions on Sabine’s ability to create or incur liens, make dividends and other restricted payments, sell assets, engage in transactions with affiliates or merge or consolidate, in each case subject to certain carve-outs and exceptions.

The amounts outstanding under the Term Loan Facility are secured by a second priority lien on substantially all of Sabine’s oil and natural gas properties and associated assets and are guaranteed by each of Sabine’s wholly-owned domestic subsidiaries along with a pledge of the equity interests Sabine owns in all non-wholly owned domestic subsidiaries.

As of March 31, 2014, borrowings outstanding under Sabine’s Term Loan Facility totaled $650 million, and had a weighted average interest rate of approximately 8.25% for the three months ended March 31, 2014. Sabine was in compliance with all financial covenants as of March 31, 2014.

In addition to the foregoing, the agreements governing Sabine’s Term Loan Facility contain affirmative and negative covenants that limit Sabine’s ability to engage in activities that may be in its long-term best interests. Sabine’s failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of Sabine’s debts.

2017 Notes. On February 12, 2010, Sabine and its subsidiary Sabine Oil & Gas Finance Corporation, co-issued $200 million of 9.75% senior unsecured notes due 2017 in a private placement to qualified institutional buyers. The 2017 Notes bear interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15 each year commencing August 15, 2010. The 2017 Notes were issued at 98.73% of par. In conjunction with the issuance of the 2017 Notes, the Company recorded a discount of $2.5 million to be amortized over the remaining life of the 2017 Notes utilizing the simple interest method. The remaining unamortized discount was $1.0 million and $1.1 million at March 31, 2014 and December 31, 2013, respectively. The 2017 Notes were issued under and are governed by an indenture dated February 12, 2010 between the Company, Sabine Oil & Gas Finance Corporation, the Bank of New York Mellon Trust Company, N.A. as trustee, and the Company’s subsidiaries named therein as guarantors.

All of Sabine’s restricted subsidiaries that guarantee Sabine’s Credit Facility (other than Sabine Oil & Gas Finance Corporation) have guaranteed the 2017 Notes on a senior unsecured basis.

On April 14, 2010, Sabine and Sabine Oil & Gas Finance Corporation issued an additional $150 million of the 2017 Notes. The additional notes were issued at 98.75% of par and bear interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15 of each year commencing August 15, 2010. The additional notes were issued under the same indenture as the 2017 Notes issued on February 12, 2010. The Company recorded a discount of $1.9 million to be amortized over the remaining life of the 2017 Notes utilizing the simple interest method. The remaining unamortized discount was $0.8 million at each of March 31, 2014 and December 31, 2013. Proceeds of the 2017 Notes were used to repay outstanding borrowings, to purchase assets in East Texas, and to provide working capital for general corporate purposes in 2010.

Sabine may redeem the 2017 Notes, in whole or in part, at any time on or after February 15, 2014, at a redemption price (expressed as a percentage of principal amount) set forth in the following table plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2014	104.875
2015	102.438
2016	100.000

Sabine may redeem some or all of the 2017 Notes prior to February 15, 2014 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of such redemption, plus a “make-whole” premium equal to the greater of (1) 1.0% of the principal amount of such note or (2) the excess of (a) the present value at such time of (i) the redemption price of such note at February 15, 2014, plus (ii) all required interest payments due on the 2017 Notes through February 15, 2014, computed using a discount rate equal to the yield of United States Treasury securities with a constant maturity most nearly equal to the period from the redemption date to February 15, 2014 plus 50 basis points, over (b) the principal amount of such note. Each holder of the 2017 Notes will also be entitled to require Sabine to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of such repurchase, upon a change of control.

The indenture governing the 2017 Notes contains covenants that, among other things, limit Sabine’s ability and the ability of Sabine’s restricted subsidiaries to incur additional indebtedness unless the ratio of Sabine’s adjusted consolidated EBITDA to Sabine’s adjusted consolidated interest expense over the trailing four fiscal quarters will be at least 2.0 to 1.0 (subject to exceptions for borrowings within certain limits under Sabine’s Credit Facility); pay dividends or repurchase or redeem equity interests; limit dividends or other payments by restricted subsidiaries that are not guarantors to Sabine or its other subsidiaries; make certain investments; incur liens; enter into certain types of transactions with Sabine’s affiliates; and sell assets or consolidate or merge with or into other companies. However, if and for as long as the 2017 Notes receive an investment grade rating from Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc., and no default or event of default exists under the indenture, Sabine will not be subject to certain of the foregoing covenants.

Commodity Hedging Activities

Sabine’s primary market risk exposure is in the prices it receives for its oil and natural gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot regional market prices applicable to Sabine’s U.S. natural gas production. Pricing for oil and natural gas production has been volatile and unpredictable for several years, and Sabine expects this volatility to continue in the future. The prices Sabine receives for production depend on many factors outside of Sabine’s control, including volatility in the differences between product prices at sales points and the applicable index price.

To mitigate the potential negative impact on Sabine’s cash flow caused by changes in oil and natural gas prices, Sabine has entered into financial commodity derivative contracts in the form of fixed price swap agreements, three-way collars utilizing purchased and written option contracts, and fixed price swaps with sub floors in order to receive fixed prices or set price floors for a portion of Sabine’s future oil and natural gas production when management believes that favorable future prices can be secured. Sabine typically hedges the New York Mercantile Exchange (“NYMEX”) Henry Hub price for natural gas and the NYMEX West Texas Intermediate (“WTI”) price for crude oil.

Sabine’s hedging activities are intended to support oil and natural gas prices at targeted levels and to manage Sabine’s exposure to oil and natural gas price fluctuations. Under the terms of Sabine’s fixed price swap agreements, the counterparty is required to make a payment to Sabine for the difference between the fixed price specified in the contract and the settlement price, which is based on market prices on the settlement date, if the settlement price is below the fixed price. Sabine is required to make a payment to the counterparty for the difference between the fixed price and the settlement price if the fixed price is below the settlement price. Additionally, the Company sets pricing floors for certain production by executing combinations of option agreements including written calls, purchased puts and written puts to create three-way collars. Three-way collar contracts combine a short put (the lower price), a long put (the middle price) and a short call (the higher price) to provide a higher ceiling price as compared to a regular collar and limit downside risk to the market price plus the difference between the middle price and the lower price if market price drops below the lower price. For these contracts, if the applicable monthly price indices settle outside the range of the floor, sub floor and ceiling prices set by the various options, Sabine and the counterparty to the option contracts would be required to settle the difference. Swaps with sub floor consist of a standard swap contract plus a put option sold with a strike below the associated fixed swap. This structure enables Sabine to increase the fixed price swap with the value received through the sale of the put. If the settlement price for any settlement period falls equal to the or below the put strike, then Sabine will only receive the difference between the swap price and the put strike price. If the settlement price is greater than the put strike, the result is the same as it would have been with a standard swap only.

At March 31, 2014, Sabine had in place oil and natural gas swaps and purchased and written oil and natural gas options covering portions of anticipated production through December 2016. Sabine’s Credit Facility allows it to hedge up to 100% of current production for 24 months, 75% of current production for months 25 to 36 and 50% of current production for months 37 to 60.

All derivative instruments are recorded at fair market value and are included in Sabine’s Consolidated Balance Sheets as assets or liabilities. All fair values are adjusted for non-performance risk. For the three months ended March 31, 2014, Sabine economically hedged approximately 85% of its combined oil and natural gas volumes, which resulted in operating cash outflows from commodity derivative instruments of approximately $7.3 million. For the three months ended March 31, 2013, Sabine economically hedged approximately 90% of its combined oil and natural gas volumes, which resulted in operating cash flows from commodity derivative instruments of approximately $14.8 million.

Sabine expects continued volatility in the fair value of its derivative instruments. Sabine’s cash flow is only impacted when the underlying physical sales transaction takes place in the future and when the associated derivative instrument contract is settled by making or receiving a payment to or from the counterparty. At March 31, 2014 and December 31, 2013, the estimated fair value of all of Sabine’s commodity derivative instruments was a net liability of $25.5 million and $10.8 million, respectively, which is comprised of current and noncurrent assets and liabilities.

The table below summarizes the losses related to oil and natural gas derivative instruments for the three months ended March 31, 2014 and 2013:

	Recognized in Other Income (Expenses) for the Three Months Ended
	March 31, 2014	March 31, 2013
	(in thousands)
		(as restated)

Cash received on settlements of derivative instruments	$(7,341)	$14,817
Change in fair value of derivative instruments	(14,785)	(34,402)

Total loss on derivative instruments	$(22,126)	$(19,585)

As of March 31, 2014, Sabine had economically hedged a portion of Sabine’s oil and natural gas production through December 2015 as follows:

	Natural Gas		Oil
	MMbtu/d	Average price	Bbl/Day	Average price
Year ending December 31, 2014	135,000	$4.27	4,000	$92.19
Year ending December 31, 2015	115,000	$4.18	2,190	$90.26

Additionally, the Company has purchased and sold certain options on oil and natural gas; using these contracts in combination with oil and natural gas swap agreements to further mitigate pricing risk associated with anticipated production. The Company received a premium on certain sold options, which was used to execute natural gas swap contracts above market. The details of the Company’s hedge positions and options sold are as follows:

Natural Gas
Settlement Period			Weighted Average Prices
	Derivative Instrument	Notional Amount	Swap	Sub Floor	Floor	Ceiling
		(Mmbtu)	($/Mmbtu)
2014	Swap	15,222,000	$4.05
2014	Swap with sub floor	3,128,000	$3.99	$3.25
2014	Three-way collar	18,775,000		$3.25	$4.50	$4.50
2015	Swap	20,075,000	$4.11
2015	Swap with sub floor	21,900,000	$4.25	$3.70
2016	Sold Call	21,960,000				$5.00

Oil
Settlement Period			Weighted Average Prices
	Derivative Instrument	Notional Amount	Swap	Sub Floor	Floor	Ceiling
		(Bbl)	($/Bbl)
2014	Swap	1,007,875	$92.47
2014	Swap with sub floor	92,125	$89.13	$70.00
2014	Swap	695,375	$90.38
2015	Swap with sub floor	104,025	$89.50	$70.00
2015	Solid Call	200,750				$106.36

Effective April 23, 2014, the Company executed additional oil swap agreements on 797,400 Bbl of anticipated 2015 production, purchased call agreements on 200,750 Bbl of anticipated 2015 production and written put agreements on 235,425 Bbl of anticipated 2015 production.

By removing price volatility from a portion of Sabine’s expected oil and natural gas production through December 2015, Sabine has partially mitigated the potential effects of changing prices on Sabine’s operating cash flow for those periods. While mitigating negative effects of falling commodity prices, these derivative contracts also limit the benefits Sabine would receive from increases in commodity prices.

By using derivative instruments to hedge exposures to changes in commodity prices, Sabine exposes itself to the credit risk of its counterparties. Credit risk is the potential failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty is expected to owe Sabine, which creates credit risk. To minimize the credit risk in derivative instruments, it is Sabine’s policy to enter into derivative contracts only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers. The creditworthiness of Sabine’s counterparties is subject to periodic review. Sabine has derivative instruments in place with seven different counterparties. As of March 31, 2014, Sabine’s contracts with JPMorgan Chase & Company, Citibank, Barclays, Wells Fargo, Natixis, Bank of America Merrill Lynch and Huntington accounted for 31%, 29%, 16%, 10%, 8%, 5% and 1%, respectively, of the net fair market value of Sabine’s derivative assets. Sabine believes all of these institutions currently are acceptable credit risks. Sabine is not required to provide credit support or collateral to any of its counterparties under current contracts, nor are these institutions required to provide credit support to Sabine. As of March 31, 2014, Sabine did not have any past due receivables from counterparties.

Contractual obligations. A summary of Sabine’s contractual obligations as of March 31, 2014 is provided in the following table.

	Payments due by period For the Year Ending December 31,
	2014	2015	2016	2017	2018	Thereafter	Total
	(in millions)

Senior Secured revolving credit facility(1)	$—	$—	$355.0	$—	$—	$—	$355.0
Second Lien term loan(1)	—	—	—	—	650.0	—	650.0
2017 Senior Notes(2)	17.1	34.1	34.1	366.8	—	—	452.1
Drilling rig commitments(3)	7.4	23.4	21.6	15.0	—	—	67.4
Office and equipment leases	2.7	2.6	0.9	—	—	—	6.2
Other	0.7	0.4	0.1	—	—	—	1.2

Total	$27.9	$60.5	$411.7	$381.8	$650.0	$—	$1,531.9

(1)	Includes outstanding principal amounts at March 31, 2014. This table does not include future commitment fees, interest expense or other fees on these facilities because they are floating rate instruments and Sabine cannot determine with accuracy the timing of future loan advances, repayments or future interest rates to be charged.
(2)	Includes interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15.
(3)	At March 31, 2014, Sabine had three drilling rigs under contracts which expire in 2017. Any rig performing work for Sabine is doing so on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well. These types of drilling obligations have not been included in the table above. The values in the table represent the gross amounts that Sabine is committed to pay. However, Sabine will record in its financials its proportionate share based on its working interest.

Critical Accounting Policies and Estimates

The discussion and analysis of Sabine’s financial condition and results of operations are based upon Sabine’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of Sabine’s financial statements requires Sabine to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Sabine evaluates its estimates and assumptions on a regular basis. Sabine bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of Sabine’s consolidated financial statements.

Oil and natural gas activities

Accounting for oil and natural gas activities is subject to unique rules. Two generally accepted methods of accounting for oil and natural gas activities are available: successful efforts and full cost. The most significant differences between these two methods are the treatment of unsuccessful exploration costs and the manner in which the carrying value of oil and natural gas properties are amortized and evaluated for impairment. The successful efforts method requires unsuccessful exploration costs to be expensed as they are incurred upon a determination that the well is uneconomical while the full cost method provides for the capitalization of these costs. Both methods generally provide for the periodic amortization of capitalized costs based on proved reserve quantities. Impairment of oil and natural gas properties under the successful efforts method is based on an evaluation of the carrying value of individual oil and natural gas properties against their estimated fair value, while impairment under the full cost method requires an evaluation of the carrying value of oil and natural gas properties included in a cost center against the net present value of future cash flows from the related proved reserves, using the unweighted average of the historical first day-of-the-month prices, period end costs and a 10% discount rate.

Full cost method

Sabine uses the full cost method of accounting for its oil and natural gas activities. Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas properties are capitalized into a cost center (the amortization base). Such amounts include the cost of drilling and equipping productive wells, dry hole costs, lease acquisition costs and delay rentals. All general and administrative costs unrelated to drilling activities are expensed as incurred. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change. The capitalized costs of Sabine’s oil and natural gas properties, plus an estimate of Sabine’s future development and asset retirement obligations, are depleted on a unit-of-production method based on Sabine’s estimate of total proved reserves. Sabine’s financial position and results of operations could have been significantly different had it used the successful efforts method of accounting for its oil and natural gas activities.

Goodwill

Goodwill is tested by Sabine for impairment on an annual basis as of October 1 of each year. Sabine’s testing of goodwill for impairment begins with a qualitative assessment of relevant events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount (“step zero”). This would include an assessment of events and circumstances that would more likely than not reduce the fair value of the enterprise below its carrying amount.

Further testing goodwill for impairment is done via a two-step process. The first step of the process compares the fair value of the country-wide cost center with its carrying amount including goodwill. The fair value of the country-wide cost center will be determined by using a discounted cash flows model which relies primarily on Sabine’s reserve data which include significant assumptions, judgments and estimates, as well as a calculated weighted average cost of capital (“WACC”), derived through analysis of the capital structures of selected peer companies and relevant statistical market data. When the fair value derived exceeds the carrying amount, no impairment is present and the test is concluded.

When the carrying amount exceeds the fair value derived, the second step of the impairment test is performed to compare the implied fair value of goodwill with the carrying amount of goodwill. The implied fair value of goodwill is determined by assigning the fair value of a reporting unit to all of the assets and liabilities of the reporting unit as if the unit had been acquired in a business combination. The excess of fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. Impairment is recognized for the amount of carrying value in excess of implied fair value, limited to the total carrying value of goodwill.

Factors, such as significant decreases in commodity prices and unfavorable changes in the significant assumptions, judgments and estimates used to estimate reserves could result in a goodwill impairment charge. A goodwill impairment charge would have no effect on Sabine’s liquidity or capital resources. However, it would adversely affect Sabine’s results of operations in that period.

Because Sabine sold certain of its oil and gas properties in the Texas Panhandle in the fourth quarter of 2013 for less than their purchase price paid in the December 14, 2012 acquisition, Sabine’s management considered the triggering event for the purposes of the Goodwill impairment test to have occurred as of October 1, 2013. At October 1, 2013, the date of Sabine’s most recent impairment test, as well as in connection with prior tests, the fair value of Sabine’s country-wide cost center substantially exceeded its carrying value, and thus Sabine was not at risk of failing step one of the impairment test.

Depletion, depreciation and amortization

Sabine’s rate of recording depreciation, depletion and amortization expense (“DD&A”) is primarily dependent upon Sabine’s estimate of proved reserves, which is utilized in Sabine’s unit-of-production method calculation. If the estimates of proved reserves were to be reduced, the rate at which Sabine records DD&A expense would increase, reducing net income. Such a reduction in reserves may result from lower market prices, which may make it non-economic to drill for and produce higher cost reserves.

Full cost ceiling limitation

Under the full cost method, Sabine is subject to quarterly calculations of a ceiling or limitation on the amount of Sabine’s oil and natural gas properties that can be capitalized on Sabine’s balance sheet. If the net capitalized costs of Sabine’s oil and natural gas properties exceed the cost center ceiling, Sabine is subject to a ceiling test write-down to the extent of such excess. If required, it would reduce earnings and impact stockholders’ equity in the period of occurrence and result in lower amortization expense in future periods. The discounted present value of Sabine’s proved reserves is a major component of the ceiling calculation and represents the component that requires the most subjective judgments. However, the associated prices of oil and natural gas reserves that are included in the discounted present value of the reserves do not require judgment. The ceiling calculation currently utilizes the unweighted average of the historical first day-of-the-month prices for the prior 12 months. If oil and natural gas prices decline, even if for only a short period of time, or if Sabine has downward revisions to its estimated proved reserves, it is possible that further write-downs of Sabine’s oil and natural gas properties could occur in the future. The costs of unproved properties are excluded from amortization until the properties are evaluated. Sabine analyzes its unproved properties and transfers costs to proved properties for leasehold property that can be associated with proved reserves, leasehold property that expired in the quarter or leasehold property that is not part of Sabine’s development strategy and will be abandoned, which could result in further ceiling test write-downs. For the year ended December 31, 2013, Sabine recorded no non-cash impairment charges as a result of full cost ceiling limitation. For the year ended December 31, 2012, Sabine recorded impairment charges of $641.8 million for the carrying value of proved oil and gas properties in excess of the ceiling limitation as a result of the decline of natural gas prices.

Future development costs

Future development costs include costs incurred to obtain access to proved reserves such as drilling costs and the installation of production equipment. Sabine develops estimates of these costs for each of Sabine’s properties based upon their Geographic location, type of production structure, well depth, currently available procedures and ongoing consultations with construction and engineering consultants. Because these costs typically extend many years into the future, estimating these future costs is difficult and requires management to make judgments that are subject to future revisions based upon numerous factors, including changing technology and the political and regulatory environment. Sabine reviews its assumptions and estimates of future development costs on an annual basis.

Asset retirement obligations

Sabine has significant obligations to remove tangible equipment and facilities associated with its oil and gas wells and Sabine’s gathering systems, and to restore land at the end of oil and gas production operations. Sabine’s removal and restoration obligations are associated with plugging and abandoning wells and Sabine’s gathering systems. Estimating the future restoration and removal costs is difficult and requires Sabine to make estimates and judgments because most of the removal obligations are many years in the future and contracts and regulations often have vague descriptions of what constitutes removal. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety and public relations considerations. Inherent in the present value calculations are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlements and changes in the legal, regulatory, environmental and political environments.

Allocation of purchase price in business combinations

As part of Sabine’s business strategy, it periodically pursues the acquisition of oil and natural gas properties. The purchase price in an acquisition is allocated to the assets acquired and liabilities assumed based on their relative fair values as of the acquisition date, which may occur many months after the announcement date. Therefore, while the consideration to be paid may be fixed, the fair value of the assets acquired and liabilities assumed is subject to change during the period between the announcement date and the acquisition date. Sabine’s most significant estimates in Sabine’s allocation typically relate to the value assigned to future recoverable oil and natural gas reserves and unproved properties. As the allocation of the purchase price is subject to significant estimates and subjective judgments, the accuracy of this assessment is inherently uncertain.

New accounting pronouncements

In February 2013, the Financial Accounting Standards Board (the “FASB”) issues Accounting Standards Update No. 2013-02, “Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income” (“ASU 2013-02”). ASU 2013-02 requires information to be disclosed about the amounts reclassified out of AOCI by component. Sabine adopted this new requirement in the second quarter of 2013 and it did not have a material effect on its consolidated financial statements.

In June 2011, FASB issued Accounting Standards Update 2011-5, “Presentation of Comprehensive Income” (“ASU 2011-5”). The FASB has issued new guidance for how companies must present other comprehensive income (“OCI”) and its components in their financial statements. The guidance applies to all companies that report items of OCI but perhaps is most relevant for companies that have historically presented components of OCI as part of their statement of changes in stockholders’ equity which is no longer an option available under this guidance. ASU 2011-5 is intended to increase the prominence of items that are recorded in OCI and improve comparability and transparency in financial statements and allow for a more prominent evaluation of the effect of OCI on a company’s overall performance. The new guidance described in ASU 2011-05 will supersede the presentation options in Topic 220 (previously known as Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income). The guidance, however, affects only the presentation of OCI, not the components that must be reported in OCI. ASU 2011-5 is effective for private companies for annual periods beginning after December 15, 2012, and interim and annual periods thereafter. Sabine adopted ASU 2011-5 beginning in the first quarter 2013, however, the impact of the restatement of previously designated hedges as described in Note 2 to the consolidated financial statements did not result in any historical comprehensive income recognition.

In December 2011, the FASB issued Accounting Standards Update 2011-11, “Disclosures About Offsetting Assets and Liabilities” (“ASU 2011-11”). ASU 2011-11 amends the disclosure requirements on offsetting assets and liabilities by requiring improved information about financial instruments and derivative instruments that have a right of offset or are subject to an enforceable master netting arrangement or similar agreement. This information will enable users of a company’s financial statements to evaluate the effect or potential effect of netting arrangements on a company’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. Sabine is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company adopted the provisions of ASU 2011-11 in the period ended March 31, 2013. Sabine will provide the disclosures required by those amendments retrospectively for all comparative periods presented for the first quarter 2013.

In December 2010, the FASB issued Accounting Standards Update 2010-29, “Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). ASU 2010-29 clarifies that when presenting comparative pro forma financial statements in conjunction with business combination disclosures, revenue and earnings of the combined entity should be presented as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period. In addition, the update requires a description of the nature and amount of material, nonrecurring pro forma adjustments included in pro forma revenue and earnings that are directly attributable to the business combination. This update is effective prospectively for business combinations that occur on or after the beginning of the first annual reporting period after December 15, 2010. As ASU 2010-29 relates to disclosure requirements, there will be no impact on Sabine’s financial condition or results of operations.

In December 2010, the FASB issued Accounting Standards Update 2010-28, “Intangibles—Goodwill and Other: When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts” (“ASU 2010-28”). ASU 2010-28 requires step two of the goodwill impairment test to be performed when the carrying value of a reporting unit is zero or negative, if it is more likely than not that a goodwill impairment exists. The requirements of this update are effective for fiscal years beginning after December 15, 2010. Sabine recognized goodwill in December 2012 and will perform goodwill impairment tests when applicable.

Change in Independent Public Accounting Firm

On December 19, 2013, the audit committee of Sabine’s board of directors dismissed PricewaterhouseCoopers LLP (“PwC”) as Sabine’s independent registered public accounting firm. PwC performed an audit of Sabine’s consolidated financial statements for the fiscal year ended December 31, 2012 and 2011. On December 19, 2013, Sabine engaged Deloitte & Touche LLP as the independent registered public accounting firm to re-audit Sabine’s financial statements for the fiscal year ended December 31, 2012 and audit Sabine’s financial statements for the fiscal year ended December 31, 2013. The audit committee of Sabine’s board of directors approved the engagement of Deloitte & Touche LLP as Sabine’s independent registered public accounting firm.

PwC’s reports on the financial statements for the fiscal year ended December 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2012 and 2011 and the subsequent interim period through December 19, 2013, there were (i) no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Sabine and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of such disagreements in connection with their report on the consolidated financial statements of the Company for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2012 and 2011 and the subsequent interim period through December 19, 2013, Sabine did not consult Deloitte & Touche LLP on any financial or accounting reporting matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

Sabine provided PwC with a copy of the foregoing disclosures and requested PwC to furnish Sabine with a letter addressed to the SEC stating whether the firm agrees with the statements made in this document (a copy of the letter dated May 27, 2014 furnished in response to that request was filed as Exhibit 16.1 to the Registration Statement on Form S-4 filed by New Forest Oil Inc. on May 29, 2014.

Quantitative and Qualitative Disclosure about Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about Sabine’s potential exposure to market risk. The term “market risk” refers to the risk of loss arising from adverse changes in oil and natural gas and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how Sabine views and manages its ongoing market risk exposures. All of Sabine’s market risk sensitive instruments were entered into for hedging purposes, rather than for speculative trading.

Commodity price risk and hedges

Sabine periodically enters into derivative positions on a portion of its projected oil and natural gas production through a variety of financial and physical arrangements intended to manage fluctuations in cash flows resulting from changes in commodity prices. The Company typically uses swaps and options to mitigate commodity price risk.

On March 31, 2014, the Company had open natural gas derivatives in a liability position with a fair value of $17.8 million. A 10 percent increase in natural gas prices would increase the liability by approximately $35.4 million, while a 10 percent decrease in prices would create an asset of approximately $14.8 million. The Company also had open oil derivatives in a liability position with a fair value of $7.7 million. A 10 percent increase in oil prices would increase the liability by approximately $19.6 million, while a 10 percent decrease in prices would move the derivatives to an asset position of $11.5 million. These fair value changes assume volatility based on prevailing market parameters at March 31, 2014. For additional discussion of how Sabine uses financial commodity derivative contracts to mitigate some of the potential negative impact on Sabine’s cash flow caused by changes in oil and natural gas prices, see “—Commodity Hedging Activities.”

Interest rate risks

At March 31, 2014 and December 31, 2013, Sabine had indebtedness outstanding under the Credit Facility of $355 million and $250 million, respectively, which bears interest at a floating rate. The average interest rate incurred on this indebtedness for the three months ended March 31, 2014 and 2013 was approximately 2.3% and 2.5%, respectively. A 100 basis points increase in each of the average LIBOR rate and federal funds rate for the three months ended March 31, 2014 and 2013 would have resulted in an estimated $0.7 million and $0.8 million increase in interest expense for the three months ended March 31, 2014 and 2013.

On December 14, 2012, the Company entered into a second lien term loan agreement with a syndicate of banks. As of March 31, 2014, Sabine had indebtedness outstanding under its Term Loan Facility of $650 million which bears interest at a floating rate. The average interest rate incurred on this indebtedness for the three months ended March 31, 2014 and 2013 was approximately 8.8% and 9.0%, respectively. Interest is accrued on Eurodollar loans at a rate per annum equal to the Eurodollar rate, with a Eurodollar floor of 1.25%, plus an applicable margin of 750 basis points. A 100 basis point increase in each of the average LIBOR rate for the three months ended March 31, 2014 and 2013 would have resulted in an estimated $1.6 million and $1.5 million increase in interest expense for the three months ended March 31, 2014 and 2013.

Sabine does not currently have any derivatives in place to mitigate the effects of interest rate risk. Sabine may implement an interest rate hedging strategy in the future.

Counterparty and customer credit risk

Sabine’s principal exposures to credit risk are through receivables resulting from commodity derivative instruments ($3.3 million at March 31, 2014), joint interest receivables ($12.8 million at March 31, 2014) and the sale of Sabine’s natural gas production ($65.2 million in receivables at March 31, 2014), which Sabine markets to energy marketing companies, refineries and affiliates. Joint interest receivables arise from billing entities who own partial interest in the wells Sabine operates. These entities participate in Sabine’s wells primarily based on their ownership in leases on which Sabine wishes to drill. Sabine can do very little to choose who participates in its wells. Sabine is also subject to credit risk due to concentration of its natural gas receivables with several significant customers. Sabine does not require Sabine’s customers to post collateral. The inability or failure of Sabine’s significant customers to meet their obligations to Sabine or their insolvency or liquidation may adversely affect Sabine’s financial results.

Off-Balance Sheet Arrangements

Currently, Sabine does not have any off-balance sheet arrangements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of

Sabine Oil & Gas LLC

Houston, Texas

We have audited the accompanying consolidated balance sheets of Sabine Oil & Gas LLC and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, member’s capital, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sabine Oil & Gas LLC and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the accompanying 2012 consolidated financial statements have been restated to correct errors.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Member of Sabine Oil & Gas LLC

In our opinion, the accompanying consolidated statements of operations, of member’s capital and of cash flows for the year ended December 31, 2011 present fairly, in all material respects, the results of operations and cash flows of Sabine Oil & Gas LLC (formerly known as NFR Energy LLC) for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 2 to the financial statements, the 2011 financial statements have been restated to correct an error. Our opinion is not modified with regard to this matter.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 31, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Restatement of Previously Issued Financial Statements as described in Note 2, as to which the date is March 31, 2014.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Balance Sheets

As of December 31, 2013 and 2012

	December 31, 2013	December 31, 2012
	(in thousands)
		(As Restated)
Assets
Current assets:
Cash and cash equivalents	$11,821	$6,193
Accounts receivable, net	71,384	33,190
Prepaid expenses and other current assets	2,910	3,618
Derivative instruments	7,806	54,855
Other short term assets	—	515

Total current assets	93,921	98,371

Property, plant and equipment:
Oil and natural gas properties (full cost method)
Proved	3,204,317	2,825,430
Unproved	208,823	332,898
Gas gathering and processing equipment	19,577	15,564
Office furniture and fixtures	11,167	9,262

	3,443,884	3,183,154
Accumulated depletion, depreciation and amortization	(2,063,842)	(1,926,944)

Total property, plant and equipment, net	1,380,042	1,256,210

Other assets:
Derivative instruments	4,332	1,651
Deferred financing costs, net	26,502	29,827
Goodwill	173,547	173,547
Other long term assets	375	953

Total other assets	204,756	205,978

Total assets	$1,678,719	$1,560,559

Liabilities and member’s capital
Current liabilities:
Accounts payable—trade	$16,148	$3,074
Royalties payable	33,964	8,814
Accrued interest payable	23,891	15,523
Accrued exploration and development	75,819	23,281
Accrued operating expenses and other	47,602	31,102
Derivative instruments	11,625	3,875
Other short term liabilities	278	251

Total current liabilities	209,327	85,920

Long term liabilities:
Credit facility	250,000	405,000
Term loan	645,272	490,127
Senior notes	348,040	347,411
Asset retirement obligation	13,798	13,580
Derivative instruments	11,272	18,017
Other long term liabilities	—	71

Total long term liabilities	1,268,382	1,274,206

Commitments and contingencies
Member’s capital
Member’s capital	1,523,008	1,533,008
Accumulated deficit	(1,321,998)	(1,332,575)

Total member’s capital	201,010	200,433

Total liabilities and member’s capital	$1,678,719	$1,560,559

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Statements of Operations

For the Years Ended December 31, 2013, 2012 and 2011

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
		(as restated)	(as restated)
Revenues
Oil, natural gas liquids and natural gas	$354,223	$177,422	$201,421
Other	755	24	131

Total revenues	354,978	177,446	201,552

Operating expenses
Lease operating	42,491	41,011	27,113
Workover	2,160	2,638	2,903
Marketing, gathering, transportation and other	17,567	17,491	16,149
Production and ad valorem taxes	17,824	4,400	7,775
General and administrative	27,469	21,434	23,546
Depletion, depreciation and amortization	137,068	91,353	75,424
Gain on bargain purchase	—	—	(99,548)
Accretion	952	862	628
Impairments	1,125	664,438	4,192

Total operating expenses	246,656	843,627	58,182

Other income (expenses)
Interest expense, net of capitalized interest	(99,471)	(49,387)	(39,632)
Gain on derivative instruments	814	29,267	71,834
Other income (expenses)	912	(498)	(389)

Total other income (expenses)	(97,745)	(20,618)	31,813

Net income (loss) including noncontrolling interests	10,577	(686,799)	175,183
Less: Net income (loss) applicable to noncontrolling interests	—	17	(117)

Net income (loss) applicable to controlling interests	$10,577	$(686,782)	$175,066

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Statement of Member’s Capital

For the Years ended December 31, 2013, 2012 and 2011

(in thousands)

	Member’s Capital		Amounts Receivable from Member	Accumulated Deficit	Noncontrolling Interests	Total Member’s Capital
	Units	Value
Balance as of December 31, 2010—(as restated)	1,067	$1,065,183	$(150)	$(820,859)	$3,035	$247,209

Member’s contributions	203	203,000	—	—	—	203,000
Amounts receivable from member	—	—	109	—	—	109
Distributions—noncontrolling interests	—	—	—	—	(888)	(888)
Distributions to member for state tax withholding	—	(485)	—	—	—	(485)
Net income applicable to controlling interests	—	—	—	175,066	—	175,066
Net income applicable to noncontrolling interests	—	—	—	—	117	117

Balance as of December 31, 2011—(as restated)	1,270	$1,267,698	$(41)	$(645,793)	$2,264	$624,128

Member’s contributions	88	87,467	—	—	—	87,467
In-kind contributions	178	178,000	—	—	—	178,000
Amounts receivable from member	—	—	41	—	—	41
Distributions—noncontrolling interests	—	—	—	—	(175)	(175)
Distributions to member for state tax withholding	—	(157)	—	—	—	(157)
Sale of noncontrolling interests	—	—	—	—	(2,072)	(2,072)
Net loss applicable to controlling interests	—	—	—	(686,782)	—	(686,782)
Net loss applicable to noncontrolling interests	—	—	—	—	(17)	(17)

Balance as of December 31, 2012—(as restated)	1,536	$1,533,008	$—	$(1,332,575)	$—	$200,433

Distributions to member	—	(10,000)	—	—	—	(10,000)
Net income	—	—	—	10,577	—	10,577

Balance as of December 31, 2013	1,536	$1,523,008	$—	$(1,321,998)	$—	$201,010

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Statements of Cash Flows

For the Years ended December 31, 2013, 2012 and 2011

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
		(as restated)	(as restated)
Cash flows from operating activities:
Net income (loss), including noncontrolling interest	$10,577	$(686,799)	$175,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	137,068	91,353	75,424
Impairments	1,125	664,438	4,192
Loss on sale of asset	—	651	600
Accretion expense	952	862	628
Accrued interest expense	10,328	2,372	1,458
Amortization of deferred rent	(249)	(532)	(38)
Amortization of deferred financing costs	9,587	4,020	2,817
(Gain) loss on derivative instruments	46,545	75,735	(1,272)
Amortization of option premiums	(1,171)	(56)	—
Amortization of prepaid expenses	4,787	2,546	2,482
Gain on bargain purchase	—	—	(99,548)
Non cash distribution to member	—	(157)	(485)
Working capital and other changes:
Increase in accounts receivable	(38,195)	(8,431)	(8,855)
Increase in other assets	(7,248)	(5,811)	(6,713)
Increase in accounts payable, royalties payable and accrued liabilities	43,092	3,975	13,159

Net cash provided by operating activities	217,198	144,166	159,032

Cash flows from investing activities:
Oil and gas property additions	(360,080)	(170,970)	(292,648)
Oil and gas property acquisitions	—	(559,066)	(385,218)
Cash received from insurance proceeds	604	12,680	—
Gas processing equipment additions	(4,014)	(5,409)	(3,810)
Other asset additions	(2,075)	(384)	(2,952)
Cash received from sale of assets	171,756	35,764	3,706

Net cash used in investing activities	(193,809)	(687,385)	(680,922)

Cash flows from financing activities:
Borrowings under senior secured revolving credit facility	193,000	123,000	584,500
Borrowings under second lien term loan	153,500	490,000	—
Debt repayments for the senior secured revolving credit facility	(348,000)	(136,000)	(260,500)
Deferred financing costs	(6,261)	(19,227)	(4,462)
Member’s contributions	—	87,508	203,109
Distributions—noncontrolling interests	—	(175)	(888)
Distributions to member	(10,000)	—	—

Net cash provided by (used in) financing activities	(17,761)	545,106	521,759

Net increase (decrease) in cash and cash equivalents	5,628	1,887	(131)
Cash and cash equivalents, beginning of period	6,193	4,306	4,437

Cash and cash equivalents, end of period	$11,821	$6,193	$4,306

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

Effective December 19, 2012, NFR Energy LLC was renamed Sabine Oil & Gas LLC (“Sabine” or “the Company”). The Company was established as a Delaware limited liability company in late 2006 to invest in oil and natural gas exploration opportunities within the onshore U.S. market. The Company is wholly owned by Sabine Oil & Gas Holdings II LLC, a Delaware limited liability company (“Holdings II” or “Member”), which is wholly owned by Sabine Oil & Gas Holdings LLC, a Delaware limited liability company (“Holdings”). The Company’s sole membership interest is owned by Holdings. Currently, affiliates of First Reserve Corporation (“First Reserve”), own approximately 99.76% of the common equity interests of Holdings and the remaining interests are owned by certain members of the Company’s management and board of representatives.

The Company operates in the exploration and production segment of the energy industry and is pursuing development and exploration projects in a variety of forms including operated and non-operated working interests, joint ventures, farm-outs, and acquisitions, in both conventional and unconventional resources. Sabine is a holding company which conducts its operations through its subsidiaries, which own the operating assets of the Company.

2.	Significant Accounting Policies

Basis of Presentation

The Company presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The accompanying consolidated financial statements include Sabine and its subsidiaries. All intercompany transactions have been eliminated.

Restatement of Previously Issued Financial Statements

The Company is restating its financial statements for the years ended December 31, 2012 and 2011 with respect to the accounting and disclosures for certain derivative financial transactions under Accounting Standards Codification Topic 815, Derivatives and Hedging (“ASC 815”). The Company determined that the documentation it had prepared to support its initial hedge designations for effectiveness in connection with the Company’s oil and natural gas hedging program was not compliant with the technical documentation requirements to qualify for cash flow hedge accounting treatment in accordance with ASC 815, and as a result, the Company was not permitted to utilize hedge accounting treatment in the preparation of its financial statements.

Under ASC 815, the fair value of hedge contracts is recognized in the Company’s Consolidated Balance Sheets as an asset or liability, as the case may be, and the amounts received or paid under the hedge contracts are reflected in earnings during the period in which the underlying production occurs. If the hedge contracts qualify for cash flow hedge accounting treatment, the fair value of the hedge contract that is effective in offsetting changes in expected cash flows (the effective portion) is recorded in “Accumulated other comprehensive income,” and the effective portion of the changes in the fair value do not affect net income in the period. The portion of the change in fair value of the qualified derivative instrument that is not effective in offsetting changes in expected cash flows (the ineffective portion), as well as any amount excluded from the assessment of the effectiveness of the derivative instruments, are recognized in earnings. If the hedge contract does not qualify for hedge accounting treatment, the change in the fair value of the hedge contract is reflected in earnings during the period as a “Gain (loss) on derivatives” within revenues on the Consolidated Statements of Operations. Under the cash flow hedge accounting treatment used by the Company, the effective portion of the fair value of the hedge contracts was recognized in the Consolidated Balance Sheets with the offsetting gain or loss recorded initially in “Accumulated other comprehensive income” and later reclassified through earnings when the hedged production impacted earnings. The ineffective portion of the designated derivative instruments was recognized in “Gain on derivative instruments” within Other income (expenses) on the Consolidated Statements of Operations. As a result of the determination that the designation documentation failed to meet the requirements necessary to utilize cash flow hedge accounting treatment, any gain or loss resulting from changes in fair value should have been recorded in the Consolidated Statements of Operations as a component of earnings. The Company previously recognized gains and losses resulting from the settlement of its designated derivative financial instruments as a component of revenues, and has reclassified gains of $107.4 million in 2012 and $72.5 million in 2011 to “Gain on derivative instruments” within Other income (expenses) as a result of eliminating hedge accounting. In addition, the Company reclassified $67.8 million of losses and $25.1 million of gains in 2012 and 2011, respectively, from “Accumulated other comprehensive income” to “Gain on derivative instruments” within Other income (expenses). Because the derivatives did not qualify for hedge accounting, the inclusion of hedge value for designated contracts in the full cost ceiling calculation at all balance sheet dates when the ceiling test was performed was not appropriate. Thus, Sabine’s full cost ceiling calculations were revised and resulted in restatements to increase impairment expense recognized in earlier periods and reductions to Sabine’s ceiling test impairment expense of $62.0 million and $25.7 million in 2012 and 2011, respectively, as well as requiring restatements to decrease depletion expense by $4.5 million and $6.8 million in 2012 and 2011, respectively.

Additionally, Sabine is restating its financial statements for the year ended December 31, 2012 with respect to reversing the $14.5 million bargain purchase gain recognized for its December 17, 2012 acquisition of certain oil and natural gas properties in South Texas. Sabine reduced the fair value allocated to the oil and gas properties acquired to reflect the consideration paid which was a reflection of market participants and similar transactions in the same period. The impact of this restatement was considered regarding the full cost ceiling calculation at December 31, 2012 for adjustment to impairment expense of $14.3 million and depletion expense of $0.2 million. Factors that gave rise to bargain purchase gains in 2011 were not present in 2012.

Certain other reclassifications have been made to prior periods. These reclassifications include the correction of pricing differentials of $3.7 million and $3.6 million in 2012 and 2011, respectively, which were previously reported as “Marketing, gathering, transportation and other” costs and are currently reported as “Oil, natural gas liquids and natural gas” revenues as a reflection of realized pricing, as well a $9.9 million reclassification of loss from “Loss on sale of assets” to “Impairments” in 2012. These reclassifications also include a $5.1 million correction of the classification of Sabine’s option premiums previously reported as “Other short term liabilities” and “Other long term liabilities” and currently reported as short term and long term derivatives assets in accordance with netting requirements. These reclassifications have no impact on previously reported net income and management believes they are immaterial to previously reported financial information.

The following table represents the impact of this restatement on relevant financial statement line items in Sabine’s Consolidated Balance Sheet:

	December 31, 2012
	As Reported	Adjustments	As Restated
	(in thousands)

Assets
Property, plant and equipment:
Oil and natural gas properties (full cost method)
Proved	$2,839,900	$(14,470)	$2,825,430
Accumulated depletion, depreciation and amortization	(1,851,998)	(74,946)	(1,926,944)
Other assets:
Derivative instruments	6,731	(5,080)	1,651

Total assets	$1,655,055	$(94,496)	$1,560,559

Liabilities and member’s capital
Long term liabilities:
Other long term liabilities	$5,151	$(5,080)	$71
Member’s capital:
Accumulated deficit	(1,306,203)	(26,372)	(1,332,575)
Accumulated other comprehensive income	63,044	(63,044)	—

Total liabilities and member’s capital	$1,655,055	$(94,496)	$1,560,559

The following table represents the impact of this restatement on relevant financial statement line items in Sabine’s Consolidated Statements of Operations:

	Year ended December 31, 2012
	As Reported	Adjustments	As Restated
	(in thousands)

Revenues
Oil, natural gas liquids and natural gas	$181,098	$(3,676)	$177,422
Gain on derivative instruments	107,374	(107,374)	—

Total revenues	288,496	(111,050)	177,446

Operating expenses
Marketing, gathering, transportation and other	21,167	(3,676)	17,491
Depletion, depreciation and amortization	96,096	(4,743)	91,353
Gain on bargain purchase	(14,470)	14,470	—
Impairments	730,916	(66,478)	664,438
Loss on sale of assets	9,880	(9,880)	—

Total operating expenses	913,934	(70,307)	843,627

Other income (expenses)
Gain (loss) on derivative instruments	(10,312)	39,579	29,267

Total other income (expenses)	(60,197)	39,579	(20,618)

Net loss including noncontrolling interests	(685,635)	(1,164)	(686,799)

Net loss applicable to controlling interests	$(685,618)	$(1,164)	$(686,782)

	Year ended December 31, 2011
	As Reported	Adjustments	As Restated
	(in thousands)

Revenues
Oil, natural gas liquids and natural gas	$204,989	$(3,568)	$201,421
Gain on derivative instruments	72,517	(72,517)	—

Total revenues	277,637	(76,085)	201,552

Operating expenses
Marketing, gathering, transportation and other	19,717	(3,568)	16,149
Depletion, depreciation and amortization	82,178	(6,754)	75,424
Impairments	29,921	(25,729)	4,192

Total operating expenses	94,233	(36,051)	58,182

Other income (expenses)
Gain (loss) on derivative instruments	(25,799)	97,633	71,834

Total other income (expenses)	(65,820)	97,633	31,813

Net income including noncontrolling interests	117,584	57,599	175,183

Net income applicable to controlling interests	$117,467	$57,599	$175,066

The following table represents the impact of this restatement on relevant financial statement line items in Sabine’s Consolidated Statement of Member’s Capital:

Sabine Oil and Gas LLC

Consolidated Statement of Member’s Capital

	Member’s Capital		Amounts Receivable from Member	Accumulated Deficit	Other Comprehensive Income (loss)	Noncontrolling Interests	Total Member’s Capital
	Units	Value
Balance as of December 31, 2010—(as reported)	1,067	$1,065,183	$(150)	$(738,052)	$105,722	$3,035	$435,738
Adjustments to comprehensive loss:
Net loss applicable to controlling interests	—	—	—	(82,807)	—	—	(82,807)
Unrealized loss on derivative contracts	—	—	—	—	(105,722)	—	(105,722)
Total

Balance as of December 31, 2010—(as restated)	1,067	$1,065,183	$(150)	$(820,859)	$—	$3,035	$247,209

	Member’s Capital		Amounts Receivable from Member	Accumulated Deficit	Other Comprehensive Income (loss)	Noncontrolling Interests	Total Member’s Capital
	Units	Value
Balance as of December 31, 2011—(as reported)	1,270	$1,267,698	$(41)	$(620,585)	$130,837	$2,264	$780,173
Adjustments to comprehensive loss:
Net loss applicable to controlling interests	—	—	—	(25,208)	—	—	(25,208)
Unrealized loss on derivative contracts	—	—	—	—	(130,837)	—	(130,837)
Total

Balance as of December 31, 2011—(as restated)	1,270	$1,267,698	$(41)	$(645,793)	$—	$2,264	$624,128

	Member’s Capital		Amounts Receivable from Member	Accumulated Deficit	Other Comprehensive Income (loss)	Noncontrolling Interests	Total Member’s Capital
	Units	Value
Balance as of December 31, 2012—(as reported)	1,536	$1,533,008	$—	$(1,306,203)	$63,044	$—	$289,849
Adjustments to comprehensive loss:
Net loss applicable to controlling interests	—	—	—	(26,372)	—	—	(26,372)
Unrealized loss on derivative contracts	—	—	—	—	(63,044)	—	(63,044)
Total

Balance as of December 31, 2012—(as restated)	1,536	$1,533,008	$—	$(1,332,575)	$—	$—	$200,433

The following table represents the impact of this restatement on relevant financial statement line items in Sabine’s Consolidated Statements of Cash Flows:

	Year ended December 31, 2012
	As Reported	Adjustments	As Restated
	(in thousands)

Cash flows from operating activities:
Net loss, including noncontrolling interest	$(685,635)	$(1,164)	$(686,799)
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	96,096	(4,743)	91,353
Impairments	730,916	(66,478)	664,438
Loss on sale of asset	10,531	(9,880)	651
Loss on derivative instruments	7,940	67,795	75,735
Gain on bargain purchase	(14,470)	14,470	—

Net cash provided by operating activities	$144,166	$—	$144,166

	Year ended December 31, 2011
	As Reported	Adjustments	As Restated
	(in thousands)

Cash flows from operating activities:
Net income, including noncontrolling interest	$117,584	$57,599	$175,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	82,178	(6,754)	75,424
Impairments	29,921	(25,729)	4,192
(Gain) loss on derivative instruments	23,844	(25,116)	(1,272)

Net cash provided by operating activities	$159,032	$—	$159,032

Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

Concentration of Credit Risk

The Company’s significant receivables are comprised of oil and natural gas revenue receivables. The amounts are due from a limited number of entities; therefore, the collectability is dependent upon the general economic conditions of a few purchasers. The Company regularly reviews collectability and establishes the allowance for doubtful accounts as necessary using the specific identification method. The receivables are not collateralized.

Derivative instruments subject the Company to a concentration of credit risk (see Note 8).

Inventory

Inventory, which is included in “Prepaid expenses and other current assets” on Sabine’s Consolidated Balance Sheets, consists principally of tubular goods, spare parts, and equipment used in Sabine’s drilling operations. The inventory balance, net of impairments, was $0.7 million and $1.6 million as of December 31, 2013 and 2012, respectively. Inventory is stated at the lower of weighted average cost or market. Under this method, impairments relating to obsolete inventory were $1.1 million; $1.2 million and $1.4 million for the years ended December 31, 2013, 2012 and 2011, respectively, and are included in “Impairments” in the Consolidated Statements of Operations.

Oil and Natural Gas Properties and Equipment

The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method, the Company capitalizes all acquisition, exploration, and development costs incurred for the purpose of finding oil and natural gas reserves, including salaries, benefits, and other internal costs directly attributable to these activities. The Company capitalized $6.6 million, $2.7 million and $3.5 million of internal costs during the years ended December 31, 2013, 2012 and 2011, respectively. Costs associated with production and general corporate activities are expensed in the period incurred. The Company also includes the present value of its dismantlement, restoration and abandonment costs within the capitalized oil and natural gas property balance (see “Asset Retirement Obligation” below). Unless a significant portion of the Company’s proved reserve quantities is sold (greater than 25%), proceeds from the sale of oil and natural gas properties are accounted for, as a reduction to capitalized costs, and gains and losses are not recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas.

Depletion of proved oil and natural gas properties is computed using the units-of-production method based upon estimated proved oil and natural gas reserves. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. Unproved properties are reviewed on a quarterly basis for impairment, and if impaired, are reclassified to proved properties and included in the ceiling test and depletion calculations.

Under the full cost method of accounting, a ceiling test is performed on a quarterly basis. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test determines a limit on the book value of oil and natural gas properties. The capitalized costs of proved oil and natural gas properties, net of “Accumulated depletion, depreciation and amortization” (“accumulated DD&A”) on Sabine’s Consolidated Balance Sheets, may not exceed the estimated future net cash flows from proved oil and natural gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on Sabine’s Consolidated Balance Sheets, using the unweighted average first-day-of-the-month prices for the prior twelve month period ended December 31, 2013 and 2012 (adjusted for quality and basis differentials), held flat for the life of production, discounted at 10%, plus the cost of unevaluated properties and major development projects excluded from the costs being amortized. If capitalized costs exceed this limit, the excess is charged to expense and reflected as accumulated DD&A.

For the year ended December 31, 2013 the Company did not recognize an impairment for the carrying value of proved oil and natural gas properties in excess of the ceiling limitation. For the year ended December 31, 2012 the Company recognized an impairment of $641.8 million for the carrying value of proved oil and natural gas properties in excess of the ceiling limitation mostly as a result of the decline of oil and natural gas prices. For the year ended December 31, 2011 the Company did not recognize an impairment for the carrying value of proved oil and natural gas properties in excess of the ceiling limitation. The average of the unweighted first day of the month prices for the prior twelve month period ended December 31, 2013 was $3.67 per Mcf for natural gas. Additionally, the average of the unweighted first day of the month prices for the prior twelve month period ended December 31, 2013 was $96.78 per Bbl for oil. As of December 31, 2013, the ceiling limitation exceeded the carrying value of proved oil and natural gas properties by approximately $201 million. Sabine could have a reduction in its asset carrying value for oil and natural gas properties if the average of the unweighted first day of the month natural oil and natural gas prices for the prior twelve month periods declines.

Gathering assets and related facilities, certain other property and equipment, and furniture and fixtures are depreciated using the straight-line method based on the estimated useful lives of the respective assets, generally ranging from 3 to 30 years. These assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is then recognized if the carrying amount is not recoverable and exceeds fair value. No impairment charge for gas gathering and processing equipment was recorded in the year ended December 31, 2013. In 2012, Sabine recorded impairment charges for gas gathering and processing equipment of $21.4 million based on expected present value and estimated future cash flows using current volume throughput and pricing assumptions, for properties which were subsequently sold in August 2012. No impairment charge for gas gathering and processing equipment was recorded in the year ended December 31, 2011. Leasehold improvements are amortized over the shorter of their economic lives or the lease term. Repairs and maintenance costs are expensed in the period incurred.

The Company’s depletion, depreciation and amortization (“DD&A”) expense on its oil and natural gas properties is calculated each quarter utilizing period end reserve quantities. For the years ended December 31, 2013, 2012 and 2011, the Company recorded $134.2 million, $87.6 million and $71.2 million, respectively, of depletion on oil and natural gas properties. As a rate of production, depletion was $2.10 per Mcfe, $1.80 per Mcfe and $1.61 per Mcfe for the years ended December 31, 2013, 2012 and 2011, respectively.

For the years ended December 31, 2013 and 2012, the Company received insurance proceeds of $0.6 million and $12.7 million, respectively, which were netted with the replacement costs recognized in oil and natural gas properties. Insurance proceeds were received as the result of control of well events during drilling or completion operations in East Texas. No insurance proceeds were received for the year ended December 31, 2011.

Capitalized Interest

The Company capitalizes interest costs to oil and natural gas properties on expenditures made in connection with exploration and development projects that are not subject to current depletion. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. The Company capitalized $13.0 million, $4.3 million and $5.9 million of interest during the years ended December 31, 2013, 2012 and 2011, respectively.

Leases

The Company accounts for leases with escalation clauses and rent holidays on a straight-line basis. The deferred rent expense liability associated with future lease commitments is reported under the caption “Other short term liabilities” on Sabine’s Consolidated Balance Sheets.

Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments to achieve a more predictable cash flow from its oil and natural gas production by reducing its exposure to price fluctuations. Such derivative instruments, which are placed with major financial institutions who are participants in the Company’s Credit Facility (see Note 5) that the Company believes are minimal credit risks, may take the form of forward contracts, futures contracts, swaps, options, or basis swaps.

At December 31, 2013, substantially all of Sabine’s oil and natural gas derivative contracts are settled based upon reported New York Mercantile Exchange (“NYMEX”) prices. Sabine’s derivative contracts are with multiple counterparties to minimize Sabine’s exposure to any individual counterparty, and Sabine has netting arrangements with all of its counterparties that provide for offsetting payables against receivables from separate hedging arrangements with that counterparty. The oil and natural gas reference prices, upon which the commodity derivative contracts are based, reflect various market indices that have a generally high degree of historical correlation with actual prices received by the Company for its oil and natural gas production. Sabine’s fixed-price swap and option agreements are used to fix the sales price for Sabine’s anticipated future oil and natural gas production. Upon settlement, the Company receives a fixed price for the hedged commodity and receives or pays Sabine’s counterparty a floating market price, as defined in each instrument. The instruments are settled monthly. When the floating price exceeds the fixed price for a contract month, the Company pays its counterparty. When the fixed price exceeds the floating price, Sabine’s counterparty is required to make a payment to the Company.

Sabine’s derivatives instruments at December 31, 2013 included natural gas basis swaps in addition to fixed price swaps and oil and natural gas options. The basis swaps are used to minimize exposure to fluctuating differentials on certain pricing indices against other pricing indices. These instruments are settled monthly. Upon settlement, the Company will pay a floating price on a specified index, and the counterparty will pay a floating price on a different specified index, either of which may include a specified differential. When the Company’s specified index price is less than the counterparties, the counterparty will pay the Company. When the Company’s specified index price is greater than the counterparties specified index price, the Company will pay the counterparty. Additionally, the Company has bought and sold natural gas puts, bought and sold oil and natural gas calls and sold oil puts. For the oil and natural gas calls, the counterparty has the option to purchase a set volume of the contracted commodity at a contracted price on a contracted date in the future. For the oil and natural gas puts, the counterparty has the option to sell a contracted volume of the commodity at a contracted price on a contracted date in future.

The Company records balances resulting from commodity risk management activities on the Consolidated Balance Sheets as either assets or liabilities measured at fair value. Gains and losses from the change in fair value of derivative instruments and cash settlements on commodity derivatives are presented within “Gain on derivative instruments” located in Other income (expenses) in the Consolidated Statements of Operations.

Deferred Financing Costs

Deferred financing costs of approximately $6.3 million and $19.2 million were incurred during 2013 and 2012, respectively, and include costs associated with the Company’s term loan agreement (“Term Loan”) and senior secured revolving credit facility (“Credit Facility”) (see Note 5). Deferred financing costs associated with the Term Loan, Credit Facility and 9.75% senior unsecured notes due 2017 (the “2017 Notes”) are being amortized over the life of the respective obligations with $9.0 million, $3.2 million and $2.8 million included in interest expense during 2013, 2012 and 2011, respectively. As a result of reductions in the borrowing base of Sabine’s Credit Facility, the Company also expensed $0.6 million and $0.8 million, in 2013 and 2012, respectively.

Financial Instruments

The Company’s financial instruments including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The Company’s Credit Facility and Term Loan are reported at carrying value which approximates fair value based on current rates applicable to similar instruments. Since considerable judgment is required to develop estimates of fair value, the estimates provided are not necessarily indicative of the amounts the Company could realize upon the purchase or refinancing of such instruments. The Company’s derivative instruments are reported at fair value based on Level 2 fair value methodologies and the 2017 Notes are reported at carrying value but further compared to fair value based on Level 2 fair value methodologies (see Note 9).

Goodwill

Goodwill represents the excess of the purchase price of an asset over the estimated fair value of the assets acquired. The Company assesses the carrying amount of goodwill by testing for impairment annually and when impairment indicators arise. Goodwill totaled $173.5 million at December 31, 2013 and 2012. The goodwill was recognized during 2012 as a result of Sabine’s December 2012 acquisitions discussed in Note 4—Property Acquisitions and Divestitures. No impairment of goodwill was recognized during 2013 and 2012.

Asset Retirement Obligations

If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, Sabine records an “Asset retirement obligation” (“ARO”) as a liability and capitalizes the present value of the asset retirement cost in “Oil and natural gas properties” on its Consolidated

Balance Sheets in the period in which the retirement obligation is incurred. In general, the amount of an ARO and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation assuming the normal operation of the asset, using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for Sabine. After recording these amounts, the ARO is accreted to its future estimated value using the same assumed cost of funds and the additional capitalized costs are depreciated on a unit-of-production basis within the related full cost pool. The capitalized costs associated with an ARO are included in the amortization base for purposes of calculating the ceiling test.

The information below reconciles the recorded amount of Sabine’s asset retirement obligations:

	For the year ended December 31,
	2013	2012
	(in thousands)

Beginning balance	$13,580	$15,348
Liabilities incurred	993	1,887
Liabilities disposed	(1,678)	(4,689)
Liabilities settled	(49)	(102)
Change in estimate	—	274
Accretion expense	952	862

Ending balance	$13,798	$13,580

Revenue Recognition

The Company records revenues from the sales of oil, natural gas liquids and natural gas when produced, sold and collectability is ensured. The Company uses the entitlement method that requires revenue recognition for the Company’s net revenue interest of sales from its properties. Accordingly, oil, natural gas liquids and natural gas sales are not recognized for deliveries in excess of the Company’s net revenue interest, while oil, natural gas liquids and natural gas sales are recognized for any under delivered volumes. Production imbalances are generally recorded at estimated sales prices of the anticipated future settlements of the imbalances. The Company had no material overproduction or underproduction at December 31, 2013 and 2012.

Additionally, the Company owns and operates certain gathering facilities in Texas and charges fees to collect and transport produced natural gas from common delivery points to locations along the sales stream. These gathering fees are reported in “Other revenue” on the Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011.

Use of Estimates

The preparation of the consolidated financial statements for the Company in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

The Company’s consolidated financial statements are based on a number of significant estimates, including oil, natural gas liquids and natural gas reserve quantities that are the basis for the calculation of DD&A and impairment of oil, natural gas liquids and natural gas properties, and timing and costs associated with its asset retirement obligations.

Income Taxes

The Company is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the Member. As such, no recognition of federal or state income taxes for the Company or its subsidiaries that are organized as limited liability companies have been provided for in the accompanying consolidated financial statements. Any uncertain tax position taken by the Member is not an uncertain position of the Company.

In accordance with the operating agreement of the Company, to the extent possible without impairing the Company’s ability to continue to conduct its business and activities, and in order to permit its Member to pay taxes on the taxable income of the Company, the Company would be required to make distributions to the Member in the amount equal to the estimated tax liability of such Member computed as if the Member paid income tax at the highest marginal federal and state rate applicable to an individual resident of New York, New York, in the event that taxable income is generated for the Member. There was no taxable income and therefore no distributions to the Member in 2013, 2012 or 2011.

Recent Accounting Pronouncements

In December 2011, the FASB issued Accounting Standards Update 2011-11, “Disclosures About Offsetting Assets and Liabilities” (“ASU 2011-11”), which was clarified by Accounting Standards Update 2013-01. These updates amend the disclosure requirements on offsetting assets and liabilities by requiring improved information about financial instruments and derivative instruments that have a right of offset or are subject to an enforceable master netting arrangement or similar agreement. This information will enable users of a company’s financial statements to evaluate the effect or potential effect of netting arrangements on a company’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. The Company is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company adopted the provisions of ASU 2011-11 in the quarter ended March 31, 2013. As ASU 2011-11 relates to disclosure requirements, there will be no impact on the Company’s financial condition or results of operations. Refer to Note 8 for updated disclosure.

3.	Significant Customers

During the year ended December 31, 2013, purchases by three companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of the Company. Purchases by Eastex Crude Company, Enbridge Pipeline (East Texas) LP and CP Energy LLC accounted for approximately 19%, 16% and 11% of oil, natural gas liquids and natural gas sales, respectively. During the year ended December 31, 2012, purchases by four companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of the Company. Purchases by Enbridge Pipeline (East Texas) LP, Shell Trading (US) Company, Texla Energy Management LLC and Eastex Crude Company accounted for approximately 17%, 14%, 13% and 12% of oil, natural gas liquids and natural gas sales, respectively. During the year ended December 31, 2011, purchases by three companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of the Company. Purchases by Enbridge Pipeline (East Texas) LP, Texla Energy Management LLC and PVR Midstream LLC accounted for approximately 18%, 15% and 13% of oil, natural gas liquids and natural gas sales, respectively.

4.	Property Acquisitions and Divestitures

On December 18, 2013, the Company closed on the sale of Sabine’s interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area for $169.0 million, net of certain purchase price adjustments. The sale of the Texas Panhandle and surrounding Oklahoma properties was accounted for as an adjustment to the full cost pool with no gain or loss recognized.

On April 30, 2013, the Company closed on the purchase of interests in approximately 5,000 net acres in South Texas for approximately $14.9 million. The acquisition does not qualify as a business combination under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”).

Total costs incurred for oil and natural gas property acquisitions for 2012 were approximately $737.1 million, net of purchase price adjustments, of which $145.1 million related to unproved property, $420.2 million related to proved property acquisitions, and $173.5 million related to goodwill. Total costs incurred for related gathering and processing facilities was approximately $5.7 million, net of purchase price adjustments. The goodwill resulted most significantly from movement in inputs used by Sabine, such as estimated type curves, recovery rates, and future rates of production that were updated in addition to applying risk adjustment discount rates, as well as expected synergies from combining operations of the acquiree and the acquiror.

The results of the acquisitions described below are included in the accompanying Consolidated Statements of Operations since each acquisitions respective close date.

On December 14, 2012, the Company closed the acquisition of certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area for $657.8 million, net of purchase price adjustments. The acquisition was funded in part by $181.6 million of equity contributed by the Member with the remaining balance funded from the proceeds of the Term Loan. This acquisition qualified as a business combination. The Company recorded a fair value of $340.9 million for proved property and $145.1 million for unproved acreage, net of the ARO liability assumed of $1.7 million. This transaction resulted in the recognition of $173.5 million of goodwill for the excess of the consideration transferred over the net assets received and represents the future economic benefits arising from assets acquired that could not be individually identified and separately recognized. The valuation to derive the purchase price included both proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition (in millions):

Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved properties	$340.9
Unproved properties	145.1
Goodwill	173.5
Asset retirement obligation	(1.7)

Consideration, net of accrued purchase price adjustments	$657.8

The unaudited pro forma results presented below have been prepared to give the effect of the acquisition discussed above on Sabine’s results of operations for the years ended December 31, 2012 and 2011 as if it had been consummated on January 1, 2011. The unaudited pro forma results do not purport to represent what Sabine’s actual results of operations would have been if the acquisition had been completed on such date or to project Sabine’s results of operations for any future date or period.

	Year ended December 31, 2012		Year ended December 31, 2011
	Actual	Pro Forma	Actual	Pro Forma
	(in thousands)
Pro Forma (unaudited)	(as restated)		(as restated)
Total revenues	$177,446	$258,362	$201,552	$251,395
Net loss applicable to controlling interests(1)	$(686,782)	$(385,929)	$175,066	$213,016

(1)	Reductions in operating expenses due to pro forma ceiling test impact of $252.1 million for 2012 have been included in pro forma results above.

On December 17, 2012, the Company closed the acquisition of certain oil and natural gas properties in South Texas for $79.3 million, net of purchase price adjustments. This acquisition qualified as a business combination pursuant to ASC 805. The Company recorded a fair value of $79.3 million for proved property. The valuation to derive the purchase price included proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates.

The unaudited pro forma results presented below have been prepared to give the effect of the acquisition discussed above on Sabine’s results of operations for the years ended December 31, 2012 and 2011 as if it had been consummated on January 1, 2011. The unaudited pro forma results do not purport to represent what Sabine’s actual results of operations would have been if the acquisition had been completed on such date or to project Sabine’s results of operations for any future date or period.

	December 31, 2012		December 31, 2011
	Actual	Pro Forma	Actual	Pro Forma
	(in thousands)
Pro Forma (unaudited)	(as restated)		(as restated)
Total revenues	$177,446	$181,197	$201,552	$213,412
Net loss applicable to controlling interests(1)	$(686,782)	$(648,246)	$175,066	$184,495

(1)	Reductions in operating expenses due to pro forma ceiling test impact of $37.8 million for 2012 have been included in pro forma results above.

Acquired properties that are considered to be business combinations are recorded at their fair value. In determining the fair value of the properties, the Company prepares estimates of oil and natural gas reserves. The Company uses estimated future prices to apply to the estimated reserve quantities acquired and the estimated future operating and development costs to arrive at the estimates of future net revenues. For the fair value assigned to proved reserves, the future net revenues are discounted using a market-based weighted average cost of capital rate determined appropriate at the time of the acquisition. To compensate for inherent risks of estimating and valuing reserves, proved undeveloped, probable and possible reserves are reduced by additional risk-weighting factors.

On August 31, 2012, the Company closed on the sale of its interests in Montana oil and natural gas properties for $15.8 million, net of purchase price adjustments. The sale of the Montana oil and natural gas properties was accounted for as an adjustment to the full cost pool with no gain or loss recognized. Concurrently with the sale of the Montana oil and natural gas properties, the Company closed on the sale of its controlling ownership interests in Montana gathering entities Lodge Creek Pipelines, LLC and Willow Creek Gathering, LLC for a combined $2.5 million, net of purchase price adjustments.

On May 22, 2012, the Company closed on the sale of its interests in Utah oil and natural gas properties for $18.2 million, net of purchase price adjustments. The sale of the Utah oil and natural gas properties was accounted for as an adjustment to the full cost pool with no gain or loss recognized.

Total costs incurred for 2011 were approximately $396.4 million (excluding related asset retirement costs), of which approximately $31.3 million related to unproved properties, $365.1 million related to proved property acquisitions, and no goodwill acquired.

On November 14, 2011, the Company closed on the acquisition of certain oil and natural gas properties in East Texas for $222 million, net of purchase price adjustments. This acquisition qualified as a business combination pursuant to ASC 805. The Company recorded a fair value of $235.1 million for proved property and $5.3 million for unproved acreage, which resulted in a bargain purchase gain of $18.4 million that was recorded in the current period’s earnings. The valuation to derive the purchase price included both proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates considering a depressed natural gas market. The gain was a result of fair market value in excess of the discounted purchase price for the proved developed and undeveloped reserves and unproved acreage.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition:

Year Ended December 31, 2011
(in millions)

Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved developed properties	$235.1
Unproved leasehold properties	5.3
Bargain purchase gain	(18.4)

Cash, net of accrued purchase price adjustments	$222.0

The unaudited pro forma results presented below have been prepared to give the effect of the acquisition discussed above on Sabine’s results of operations for the year ended December 31, 2011 as if it had been consummated on January 1, 2010. The unaudited pro forma results do not purport to represent what Sabine’s actual results of operations would have been if the acquisition had been completed on such date or to project Sabine’s results of operations for any future date or period.

	Year Ended December 31, 2011
	Actual	Pro Forma
	(in thousands)
Pro Forma (unaudited)	(as restated )
Total revenues	$201,552	$241,169
Net income applicable to controlling interests(1)	$75,518	$90,973

(1)	Bargain purchase gain of $99.5 million, recognized in operating expenses, has been excluded from actual results above.

On August 18, 2011, the Company closed on the acquisition of certain oil and natural gas properties in East Texas for $102.6 million, net of purchase price adjustments. This acquisition qualified as a business combination pursuant to ASC 805. The Company recorded a fair value of $142.3 million for proved property and $14.8 million for unproved acreage, which resulted in a bargain purchase gain of $54.5 million that was recorded in the current period’s earnings. The valuation to derive the purchase price included both proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates considering a depressed natural gas market. The gain was a result of fair market value in excess of the discounted purchase price for the proved developed and undeveloped reserves and unproved acreage, as well as an upward shift in the forward price curve at the time of closing.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition:

December 31, 2011
$ (in millions)
Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved properties	$142.3
Unproved properties	14.8
Bargain purchase gain	(54.5)

Cash, net of accrued purchase price adjustments	$102.6

The unaudited pro forma results presented below have been prepared to give the effect of the acquisition discussed above on Sabine’s results of operations for the year ended December 31, 2011 as if it had been consummated on January 1, 2010. The unaudited pro forma results do not purport to represent what Sabine’s actual results of operations would have been if the acquisition had been completed on such date or to project Sabine’s results of operations for any future date or period.

	Year Ended December 31, 2011
	Actual	Pro Forma
	(in thousands)
Pro Forma (unaudited)	(as restated )
Total revenues	$201,552	$216,071
Net income applicable to controlling interests(1)	$75,518	$84,456

(1)	Bargain purchase gain of $99.5 million, recognized in operating expenses, has been excluded from actual results above.

On January 31, 2011 and February 8, 2011, the Company entered into agreements to purchase working interests in developed and undeveloped acreage in East Texas for $60.7 million and $11.2 million, respectively, for a total adjusted purchase price of $71.8 million, which qualified as a business combination pursuant to ASC 805. The Company recorded a fair value of $87.4 million for developed acreage, which resulted in a bargain purchase gain of $26.7 million that was recorded in the current period’s earnings. The valuation to derive the purchase price included proved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates considering a depressed natural gas market. The gain was a result of fair market value in excess of the discounted purchase price for both proved developed and undeveloped reserves and unproved acreage, as well as a result of an upward shift in the forward price curve at the time of closing and receipt of updated production data for the recent producing wells that improved the well economics.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition:

Year Ended December 31, 2011
$ (in millions)
Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved developed properties	$87.4
Unproved leasehold properties	11.2
Asset retirement obligation	(0.1)
Bargain purchase gain	(26.7)

Cash, net of accrued purchase price adjustments	$71.8

The unaudited pro forma results presented below have been prepared to give the effect of the acquisitions discussed above on Sabine’s results of operations for the year ended December 31, 2011 as if it had been consummated on January 1, 2010. The unaudited pro forma results do not purport to represent what Sabine’s actual results of operations would have been if these acquisitions had been completed on such date or to project Sabine’s results of operations for any future date or period.

	Year Ended December 31, 2011
	Actual	Pro Forma
	(in thousands)
Pro Forma (unaudited)	(as restated )
Total revenues	$201,552	$204,434
Net income applicable to controlling interests(1)	$75,518	$77,768

(1)	Bargain purchase gain of $99.5 million, recognized in operating expenses for 2011, has been excluded from actual results above.

The Company incurred $371.5 million and $56.1 million in development costs, for 2013 and 2012, respectively. The Company incurred exploration costs of $4.6 million and $43.1 million in 2013 and 2012, respectively.

The costs of unproved properties are excluded from amortization until the properties are evaluated. Sabine reviews all of its unevaluated properties quarterly to determine whether or not and to what extent proved reserves have been assigned to the properties and otherwise if impairment has occurred. Unevaluated properties are grouped by major prospect area where individual property costs are not significant. In addition, Sabine analyzes its unevaluated leasehold and transfer to evaluated properties leasehold that can be associated with proved reserves, leasehold that expired in the quarter or leasehold that is not a part of Sabine’s development strategy and will be abandoned.

The table below sets forth the cost of unproved properties excluded from the amortization base as of December 31, 2013 and the year in which the associated costs were incurred:

	Year of Acquisition
	2013	2012	2011	Prior	Total
	(in millions)

Leasehold acquisition costs	$20.3	$87.7	$2.1	$37.4	$147.5
Development costs(1)	46.3	—	—	4.4	50.7
Capitalized interest	5.3	1.8	1.9	1.6	10.6

Total	$71.9	$89.5	$4.0	$43.4	$208.8

(1)	Development costs excluded from the amortized base in accordance with full cost accounting rules. Substantially all of the development costs excluded from the amortization base as of December 31, 2013 relate to projects that will be completed in the first half of 2014 and either the determination of proved reserves or impairment will occur. The leasehold acquisition costs were incurred for leases which will be developed, impaired or will expire over approximately ten years.

5.	Long-Term Debt

Senior Notes

On February 12, 2010, Sabine and its subsidiary Sabine Oil & Gas Finance Corporation, formerly NFR Energy Finance Corporation, co-issued $200 million in 9.75% senior unsecured notes due 2017 (the “2017 Notes”) in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and to persons outside the United States in compliance with Regulation S of the Securities Act of 1933. The 2017 Notes bear interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15 each year commencing August 15, 2010. The 2017 Notes were issued at 98.73% of par. In conjunction with the issuance of the 2017 Notes, the Company recorded a discount of $2.5 million to be amortized over the remaining life of the 2017 Notes utilizing the simple interest method. The remaining unamortized discount was $1.1 million and $1.5 million at December 31, 2013 and 2012, respectively. The 2017 Notes were issued under and are governed by an indenture dated February 12, 2010 between the Company, Sabine Oil & Gas Finance Corporation, the Bank of New York Mellon Trust Company, N.A. as trustee, and the Company’s subsidiaries named therein as guarantors.

All of Sabine’s restricted subsidiaries that guarantee its senior secured revolving Credit Facility (other than Sabine Oil & Gas Finance Corporation) have guaranteed the 2017 Notes on a senior unsecured basis.

On April 14, 2010, Sabine and Sabine Oil & Gas Finance Corporation issued an additional $150 million in senior notes at 9.75% due 2017. The additional notes were issued at 98.75% of par and bear interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15 of each year commencing August 15, 2010. The additional notes were issued under the same indenture as the 2017 Notes issued on February 12, 2010.

The Company recorded a discount of $1.9 million to be amortized over the remaining life of the 2017 Notes utilizing the simple interest method. The remaining unamortized discount was $0.8 million and $1.1 million at December 31, 2013 and 2012, respectively.

Sabine may redeem the 2017 Notes, in whole or in part, at any time on or after February 15, 2014, at a redemption price (expressed as a percentage of principal amount) set forth in the following table plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2014	104.875
2015	102.438
2016	100.000

The indenture governing the 2017 Notes contains covenants that, among other things, limit Sabine’s ability and the ability of its restricted subsidiaries to incur additional indebtedness unless the ratio of Sabine’s adjusted consolidated EBITDA to its adjusted consolidated interest expense over the trailing four fiscal quarters will be at least 2.0 to 1.0 (subject to exceptions for borrowings within certain limits under Sabine’s Credit Facility); pay dividends or repurchase or redeem equity interests; limit dividends or other payments by restricted subsidiaries that are not guarantors to Sabine or its other subsidiaries; make certain investments; incur liens; enter into certain types of transactions with its affiliates; and sell assets or consolidate or merge with or into other companies. However, if the 2017 Notes have an investment grade rating from Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc., and no default or event of default exists under the indenture, Sabine will not be subject to certain of the foregoing covenants.

Senior Secured Revolving Credit Facility

On November 30, 2007, the Company entered into a senior secured revolving credit facility (“Credit Facility”) with a syndicate of banks. Through a series of redeterminations, the Company has amended and restated the Credit Facility. The most recent redetermination effective November 7, 2013, increased the borrowing base from $550 million to $675 million. Effective December 18, 2013, the borrowing base was reduced from $675 million to $620 million due to the sale of certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area. The next scheduled redetermination will be in April 2014.

As of December 31, 2013, commitments under the Credit Facility were $750 million, the borrowing base was $620 million, the outstanding balance amount totaled $250 million and Sabine was able to incur approximately $370 million of additional secured indebtedness under the Credit Facility. The Credit Facility’s maturity date is April 7, 2016.

Subsequent to the period ended December 31, 2013, through March 31, 2014, the Company has borrowed $130 million and has repaid $25 million. As of March 31, 2014 after giving effect to the net amount of borrowings and repayments, the borrowing base under the Credit Facility was $620 million, the outstanding amount totaled $355 million and Sabine had approximately $265 million of secured indebtedness available under the Credit Facility.

Borrowings made under the Credit Facility are guaranteed by first priority perfected liens and security interests on substantially all assets of Sabine and its wholly-owned domestic subsidiaries.

Interest on borrowings under the Credit Facility accrues at variable interest rates at either a Eurodollar rate or an alternate base rate (“ABR”). The Eurodollar rate is calculated as London Interbank Offered Rate (“LIBOR”) plus an applicable margin that varies from 1.75% (for periods in which Sabine has utilized less than 30% of the borrowing base) to 2.75% (for periods in which Sabine has utilized equal to or greater than 90% of the borrowing base). The ABR is calculated as the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, or (c) Eurodollar rate on such day (or if such day is not a business day, the immediately preceding business day) plus 1.5%. The Company elects the basis of the interest rate at the time of each borrowing. In addition, Sabine pays a commitment fee of 0.50% under the Credit Facility (quarterly in arrears) for the amount that the aggregate commitments exceed borrowings under the Credit Facility.

Under the Credit Facility, the Company may request letters of credit, provided that the borrowing base is not exceeded or will not be exceeded as a result of issuance of the letter of credit. There were no outstanding letters of credit on December 31, 2013 or 2012.

The Credit Facility requires the Company to comply with certain financial covenants to maintain (a) a current ratio, defined as a ratio of consolidated current assets (including the unused amount of the total commitments under the Credit Facility, but excluding noncash assets under ASC 815, Derivatives and Hedging, to consolidated current liabilities (excluding noncash obligations under ASC 815 and the current maturities under the Credit Facility, determined at the end of each quarter), of not less than 1.0 to 1.0; (b) an interest coverage ratio at the end of each quarter defined as a ratio of EBITDA (as such terms are defined in the Credit Facility) for the period of four fiscal quarters then ending to interest expense for such period of not less than 2.5 to 1.0.

In addition, the Credit Facility contains covenants that restrict, among other things, the Company’s ability to incur other indebtedness, create liens, or sell its assets; merge with other entities; pay dividends; enter into hedging agreements; and make certain investments.

In December 2012, Ramshorn Investment Holdings, LLC “Ramshorn”, a subsidiary of Nabors Industries, Inc. (“Nabors”), sold its entire membership interest in Sabine to affiliates of First Reserve, excluding a deferred payment of $10 million due on or before June 30, 2013. The deferred payment was deemed a senior equity right in Sabine until paid in full and guaranteed by First Reserve. The deferred payment was settled by Sabine and recognized as an equity distribution in June 2013.

At December 31, 2013 and 2012, Sabine was in compliance with its financial debt covenants under the Credit Facility.

Term Loan Agreement

The Company entered into a $500 million term loan agreement (“Term Loan”) on December 14, 2012 with a maturity date of November 16, 2016. On January 23, 2013, the syndication was completed with an additional funding of $150 million bringing the outstanding balance to $650 million as of December 31, 2013. Proceeds from the Term Loan were used to acquire oil and natural gas properties in December 2012 and repay borrowings under the Credit Facility in the first quarter of 2013.

Borrowings made under the Term Loan are subordinate to the liens and security interests securing the Credit Facility.

Interest on borrowings under the Term Loan accrues at variable interest rates at either a Eurodollar rate or an alternate base rate (“ABR”). Effective with the close of the syndicate in January 2013, the Eurodollar rate is calculated as London Interbank Offered Rate (“LIBOR”) with a floor of 1.25%, plus an applicable margin of 7.50%. The Company elects the basis of the interest rate at the time of each borrowing. The weighted average interest rate incurred on this indebtedness for the years ended December 31, 2013 and 2012 was 8.8% and 10.0%, respectively.

6.	Member’s Capital

Common Units

The Company is authorized to issue one class of units to be designated as “Common Units.” The Units are not represented by certificates. All Common Units are issued at a price equal to $1,000 per unit.

In December 2012, Ramshorn, a subsidiary of Nabors, sold its entire membership interest in Sabine to affiliates of First Reserve, excluding a deferred payment of $10 million due on or before June 30, 2013. The deferred payment was deemed a senior equity right in the Company until paid in full and guaranteed by First Reserve. The deferred payment was settled by Sabine and recognized as an equity distribution in June 2013.

Incentive Units

In addition to common units, Holdings established an incentive plan which provides for incentive units which have been issued to certain of Sabine’s directors, officers and employees. The incentive units have no voting rights and participate only upon liquidation events meeting certain requisite financial thresholds. No compensation expense related to the incentive units has been recognized by the Company as the occurrence of a liquidation event is not considered probable, and thus the value of the incentive, if any, cannot be determined.

7.	Statement of Cash Flows

During the year ended December 31, 2013, the Company’s noncash investing and financing activities consisted of the following transactions:

•	Recognition of an asset retirement obligation for the plugging and abandonment costs related to the Company’s oil and natural gas properties valued at $1.0 million.

•	Working capital related to capital expenditures as of December 31, 2013 was $90.3 million.

During the year ended December 31, 2012, the Company’s noncash investing and financing activities consisted of the following transactions:

•	Recognition of an asset retirement obligation for the plugging and abandonment costs related to the Company’s oil and natural gas properties valued at $1.9 million.

•	Working capital related to capital expenditures as of December 31, 2012 was $25.9 million.

•	In-kind contribution of assets for an equity interest in the Company of $178.0 million.

During the year ended December 31, 2011, the Company’s noncash investing and financing activities consisted of the following transactions:

•	Recognition of an asset retirement obligation for the plugging and abandonment costs related to the Company’s oil and natural gas properties valued at $5.7 million.

•	Recognition of bargain purchase gains of $99.5 million related to the recognition of the fair market value in excess of the consideration paid for proved developed and undeveloped reserves and undeveloped acreage.

•	Working capital related to capital expenditures as of December 31, 2011 was $56.2 million.

Sabine paid $89.7 million, $47.1 million and $41.1 million for interest during 2013, 2012 and 2011, respectively.

8.	Derivative Financial Instruments

The Company is exposed to risks associated with unfavorable changes in the market price of natural gas as a result of the forecasted sale of its production and uses derivative instruments to hedge or reduce its exposure to certain of these risks. For these derivative instruments, the Company did not elect hedge accounting for accounting purposes or did not qualify for hedge accounting treatment and, accordingly, recorded the net change in the mark-to-market valuation of these derivative instruments in the Consolidated Statements of Operations.

All of Sabine’s derivative instruments serve as economic hedges and are recorded at fair value with gains and losses recognized immediately in earnings. These marked-to-market adjustments will produce a degree of earnings volatility that can be significant from period to period, but such adjustments will have no cash flow impact relative to changes in market prices. The impact to cash flow occurs upon settlement of the underlying contract.

Throughout the year ended December 31, 2013, the Company has executed derivative contracts as market conditions allowed in order to economically hedge Sabine’s anticipated future cash flows from oil and natural gas producing activities. These include both oil and natural gas fixed-price swap agreements covering certain portions of Sabine’s anticipated 2013, 2014, and 2015 production volumes. Additionally, the Company executed option contracts including purchased and written oil and natural gas call agreements, as well as purchased and written oil and natural gas put agreements, covering certain portions of Sabine’s anticipated 2014 oil and natural gas production. No material premiums were recognized as a result of these option agreements. None of the fixed-price swap or option contracts executed during 2013 were designated for hedge accounting, with all mark to market changes in fair value recognized currently in earnings. See the table below for specific volume, timing, and pricing details regarding Sabine’s outstanding trade positions.

In December 2012, the Company entered into certain oil and natural gas swap contracts covering a portion of anticipated production for 2013 and 2014. These contracts were not designated as cash flow hedges at the time of their execution, with all mark to market changes recognized currently in earnings. See the table below for specific volume, timing, and pricing details regarding Sabine’s trade positions.

Additionally, during 2012 and in prior years, the Company entered into certain option contracts on oil and natural gas. These included purchased natural gas puts, written oil and natural gas calls, and written oil and natural gas puts for periods from 2014 through 2016, for which a net premium was recognized. The net unamortized premium included in short term and long term derivative liabilities is $7.2 million and $9.0 million, respectively, at December 31, 2013. See the table below for specific volume, timing, and pricing details regarding Sabine’s derivative positions.

The following swaps and options were outstanding with associated notional volumes and contracted swap, floor, and ceiling prices that represent hedge weighted average prices for the index specified as of December 31, 2013:

Natural Gas
Settlement Period	Derivative Instrument	Notional Amount	Weighted Average Prices
			Swap	Sub Floor	Floor	Ceiling
		(Mmbtu)	($/Mmbtu)
2014	Swap	19,722,000	$4.06
2014	Swap with sub floor	3,128,000	$3.99	$3.25
2014	Three-way collar	4,554,000		$3.50	$4.50	$5.25
2014	Three-way collar	3,096,000		$3.50	$4.50	$4.50
2014	Three-way collar	18,775,000		$3.25	$4.50	$4.50
2015	Swap	18,250,000	$4.09
2015	Sold Call	21,900,000				$5.25
2016	Sold Call	21,960,000				$5.00

Oil
Settlement Period	Derivative Instrument	Notional Amount	Weighted Average Prices
			Swap	Sub Floor	Floor	Ceiling
		(Bbl)	($/Bbl)
2014	Swap	1,264,725	$92.25
2014	Swap with sub floor	122,275	$89.13	$70.00
2014	Sold Call	73,000				$100.00
2015	Swap	365,000	$89.50
2015	Sold Call	200,750				$106.36

The Company recorded a short term and a long term derivative asset of $7.8 million and $4.3 million, respectively, and recorded a short term and a long term derivative liability of $11.6 million and $11.3 million, respectively, related to the fair value of the derivative instrument’s prices on related volumes as of December 31, 2013.

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
Gain on commodity derivative instruments	$814	$29,267	$71,834

Sabine received $46.2 million, $104.9 million and $70.6 million on settlements of derivatives in 2013, 2012 and 2011, respectively.

Sabine’s derivative contracts are executed with counterparties under certain master netting agreements that allow Sabine to offset assets due from, and liabilities due to, the counterparties. The table below presents the carrying value of Sabine’s derivative assets and liabilities both before and after the impact of such netting agreements on Sabine’s Consolidated Balance Sheets as of December 31, 2013 and December 31, 2012:

	Derivative Assets
		December 31, 2013	December 31, 2012
		(in thousands)
		Fair Value
Current assets	Derivative Instruments	$15,859	$55,230
Current liabilities(1)	Derivative Instruments	2,826	45

Total current asset fair value		18,685	55,275

Other assets	Derivative Instruments	6,488	11,908
Long term liabilities(1)	Derivative Instruments	223	5,727

Total long term asset fair value		6,711	17,635
Less: Counterparty set-off		(13,258)	(16,404)

Total derivative asset net fair value		$12,138	$56,506

	Derivative Liabilities
		December 31, 2013	December 31, 2012
		(in thousands)
		Fair Value
Current liabilities	Derivative Instruments	$(14,451)	$(3,921)
Current assets(1)	Derivative Instruments	(8,052)	(375)

Total current liability fair value		(22,503)	(4,296)

Long term liabilities	Derivative Instruments	(11,496)	(23,744)
Other assets(1)	Derivative Instruments	(2,156)	(10,256)

Total long term liability fair value		(13,652)	(34,000)
Less: Counterparty set-off		13,258	16,404

Total derivative liability net fair value		$(22,897)	$(21,892)

(1)	Impact of counterparty right of set-off for derivative instruments subject to certain master netting agreements.

At December 31, 2013, and December 31, 2012, none of Sabine’s outstanding derivatives contained credit-risk related contingent features that would result in a material adverse impact to Sabine upon any change in its credit ratings.

9.	Fair Value Measurements

As discussed in Note 8, the Company utilizes derivative instruments to hedge against the variability in cash flows associated with the forecasted sale of its anticipated future natural gas production. The Company generally hedges a substantial, but varying, portion of anticipated natural gas production for the next 12 to 60 months. These derivatives are carried at fair value on the Consolidated Balance Sheets.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs.

The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2—Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, basis swaps, options, and collars.

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table sets forth, by level, within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value as of December 31, 2013 and 2012. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Recurring Fair Value Measures
	(in millions)
	Level 1	Level 2	Level 3	Total
As of December 31, 2013
Derivative Assets	$—	$12.1	$—	$12.1
Derivative Liabilities	—	(22.9)	—	(22.9)

Total	$—	$(10.8)	$—	$(10.8)

As of December 31, 2012
Derivative Assets	$—	$56.5	$—	$56.5
Derivative Liabilities	—	(21.9)	—	(21.9)

Total	$—	$34.6	$—	$34.6

Derivatives listed above include commodity swaps, basis swaps, put and call options that are carried at fair value. The fair value amounts on the Consolidated Balance Sheets associated with the Company’s derivatives resulted from Level 2 fair value methodologies, that is, the Company is able to value the assets and liabilities based on observable market data for similar instruments. The amounts above include the impact of netting assets and liabilities with counterparties with which the right of offset exists.

The observable data includes the forward curve for commodity prices and interest rates based on quoted markets prices and prospective volatility factors related to changes in commodity prices, as well as the impact of Sabine’s non-performance risk of the counterparties which is derived using credit default swap values.

The Company measures fair value of its long term debt based on a Level 2 methodology using quoted market prices with consideration given to the effect of the Company’s credit risk. The carrying value of the Company’s Credit Facility and Term Loan approximate fair value based on current rates applicable to similar instruments. The following table outlines the fair value of Sabine’s 2017 Notes as of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012
	(in thousands)
2017 Senior Notes
Carrying Value	$348,040	$347,411
Fair Value	$327,698	$326,050

Sabine utilizes fair value on a non-recurring basis to perform impairment tests as required on Sabine’s inventory, property, plant and equipment, goodwill and intangible assets. No impairment charge for gas gathering and processing equipment was recorded in the year ended December 31, 2013. For the years ended December 31, 2012 and 2011, Sabine recognized $21.4 million and $2.8 million, respectively, of impairment charges for gas gathering and processing equipment. For the years ended December 31, 2013, 2012 and 2011, Sabine recognized $1.1 million, $1.2 million and $1.4 million, respectively, of impairment charges related to the write-down of carrying value of certain sizes of casing inventory. Assets and liabilities acquired in business combinations are recorded at their fair value as of the date of acquisition (Note 4). The inputs used to determine such fair value are primarily based upon internally developed cash flow models and would generally be classified as Level 3. Additionally, Sabine uses fair value to determine the inception value of Sabine’s asset retirement obligations.

The inputs used to determine such fair value are primarily based upon costs incurred historically for similar work, as well as estimates from independent third parties for costs that would be incurred to restore leased property to the contractually stipulated condition, and would generally be classified as Level 3.

10.	Commitments and Contingencies

From time to time, the Company may be a plaintiff or defendant in a pending or threatened legal proceeding arising in the normal course of its business. All known liabilities are accrued when probable and reasonably estimable based on the Company’s best estimate of the potential loss. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, the Company’s management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on the Company’s consolidated operating results, financial position or cash flows.

Holdings has entered into a Committed Oilfield Services Agreement (the “Services Agreement”) with Nabors, which grants Nabors service contracts with revenues of no less than 20% and 75% of the Company’s gross spend on hydraulic fracturing services and drilling and directional services, respectively, through December 13, 2016. If at any yearly anniversary of the execution of the Services Agreement, Sabine has failed to meet the revenue commitment for the previous 12-month period and Nabors has complied with its service obligations under the Services Agreement, Holdings may be required to pay Nabors an amount equal to the revenue shortfall multiplied by 40%, which would likely result in Holdings requesting that the Company settle such obligations. For the annual period ended December 31, 2013, the Company recognized a shortfall and penalty amount due to Nabors under the terms of the services agreement of $1.7 million which is included in “Accrued operating expenses and other” liabilities on the Consolidated Balance Sheets and “Other income (expense)” on the Consolidated Statements of Operations as of December 31, 2013 and was paid in January 2014.

As part of Sabine’s ongoing operations, since inception Sabine has contracted with affiliates of Nabors to secure drilling rigs and other services for the oil and natural gas well activity Sabine has undertaken. Amounts paid to affiliates of Nabors under these agreements totaled $55.2 million, $42.8 million and $87.3 million for the years ended December 31, 2013, 2012 and 2011, respectively, and the Company recognized a liability on Sabine’s Consolidated Balance Sheets as of December 31, 2013 and 2012 of $8.5 million and $3.6 million, respectively, for these services which are reflected in “Accounts payable—trade” and “Accrued exploration and development” balances on Sabine’s Consolidated Balance Sheets.

As of December 31, 2013 total future commitments relating to Sabine’s secured rig and servicing contracts were $68.9 million over the next five years, which does not include non-contracted services or any estimated shortfalls required by the Nabors Services Agreement.

The Company leases approximately 73,000 square feet of office space in downtown Houston, Texas, under a lease, which was amended effective January 1, 2014 to terminate on April 30, 2016. The average rent for this space over the life of the lease is approximately $1.8 million per year. As of December 31, 2013, total future commitments are $5.4 million.

The Company leases approximately 11,000 square feet of office space in downtown Denver, Colorado. The lease terminates on August 31, 2014 and the Company has the option to extend its lease term for an additional 60 months. This lease is sub leased out with proceeds to offset the rent commitments. As of December 31, 2013 total future commitments are $0.2 million.

Rent expense was approximately $1.8 million, $1.4 million and $1.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company leases various office and production equipment. As of December 31, 2013, total future commitments are $0.9 million. The majority of Sabine’s operating leases continue with a month to month lease term after initial contractual obligations have expired.

As is customary in the oil and natural gas industry, the Company may at times have commitments in place to reserve or earn certain acreage positions or wells. If the Company does not pay such commitments, the acreage positions or wells may be lost.

A summary of Sabine’s contractual obligations as of December 31, 2013 is provided in the following table:

	Payments due by period For the Year Ending December 31,
	2014	2015	2016	2017	2018	Thereafter	Total
	(in millions)
Senior Secured revolving credit facility(1)	$—	$—	$250.0	$—	$—	$—	$250.0
Second Lien term loan (1)	—	—	—	—	650.0	—	650.0
2017 Senior Notes	34.1	34.1	34.1	366.8	—	—	469.1
Drilling rig commitments(2)	19.3	28.5	20.1	1.0	—	—	68.9
Office and equipment leases	3.1	2.5	0.9	—	—	—	6.5
Other	0.9	0.3	0.1	—	—	—	1.3

Total	$57.4	$65.4	$305.2	$367.8	$650.0	$—	$1,445.8

(1)	Includes outstanding principal amounts at December 31, 2013. This table does not include future commitment fees, interest expense or other fees on these facilities because they are floating rate instruments and Sabine cannot determine with accuracy the timing of future loan advances, repayments or future interest rates to be charged.
(2)	At December 31, 2013, Sabine had three drilling rigs under contract which expires in 2016. Any other rig performing work for Sabine is doing so on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well. These types of drilling obligations have not been included in the table above. The values in the table represent the gross amounts that Sabine is committed to pay. However, Sabine will record in its financials its proportionate share based on its working interest.

11.	Employee Benefit Plans

The Company co-sponsors a 401(k) tax deferred savings plan (the “Plan”) and makes it available to employees. The Plan is a defined contribution plan, and the Company may make discretionary matching contributions of up to 6% of each participating employee’s compensation to the Plan. The contributions made by the Company totaled approximately $972,000, $905,000 and $845,000 during the years ended December 31, 2013, 2012 and 2011, respectively.

12.	Subsequent Events

Management has evaluated subsequent events through March 31, 2014, which represents the date the consolidated financial statements were issued.

On March 25, 2014, the Company completed the acquisition of certain oil and natural gas properties in North Texas for approximately $20 million. The acquisition qualifies as a business combination; however, no further disclosure is feasible as of the date of this report as the Company is still in the process of determining fair value.

13.	Selected Quarterly Financial Data (Unaudited)

	2013
	First (As Restated)	Second (As Restated)	Third (As Restated)	Fourth	Total
	(in thousands)
Total oil, natural gas liquids and natural gas	$67,523	$81,356	$96,007	$109,337	$354,223
Income from operations	$17,317	$24,934	$32,737	$33,334	$108,322
Net income (loss) applicable to controlling interests	$(25,575)	$28,291	$6,546	$1,315	$10,577

	2012
	First (As Restated)	Second (As Restated)	Third (As Restated)	Fourth	Total (As Restated)
	(in thousands)
Total oil, natural gas liquids and natural gas	$48,897	$38,580	$41,590	$48,355	$177,422
Loss from operations	$(88,129)	$(307,975)	$(233,930)	$(36,147)	$(666,181)
Net loss applicable to controlling interests	$(61,454)	$(326,616)	$(258,390)	$(40,322)	$(686,782)

The Company is restating its financial statements for each of the fiscal quarters ended March 31, 2013 and 2012, June 30, 2013 and 2012, and September 30, 2013 and 2012 with respect to the accounting and disclosures for certain derivative financial transactions under Accounting Standards Codification Topic 815, Derivatives and Hedging (“ASC 815”). The Company determined that the formal documentation it had prepared to support its initial hedge designations for effectiveness in connection with the Company’s oil hedging program was not compliant with the technical documentation requirements to qualify for cash flow hedge accounting treatment in accordance with ASC 815, and as a result, the Company was not permitted to utilize hedge accounting treatment in the preparation of its financial statements. The restatements eliminate hedge accounting treatment which had been applied in 2013 and 2012 and reflect other immaterial adjustments to oil and natural gas sales.

Under ASC 815, the fair value of hedge contracts is recognized in the Company’s Consolidated Balance Sheets as an asset or liability, as the case may be, and the amounts received or paid under the hedge contracts are reflected in earnings during the period in which the underlying production occurs. If the hedge contracts qualify for cash flow hedge accounting treatment, the fair value of the hedge contract that is effective in offsetting changes in expected cash flows (the effective portion) is recorded in “Accumulated other comprehensive income,” and the effective portion of the changes in the fair value do not affect net income in the period. The portion of the change in fair value of the qualified derivative instrument that was not effective in offsetting changes in expected cash flows (the ineffective portion), as well as any amount excluded from the assessment of the effectiveness of the derivative instruments, are recognized in earnings. If the hedge contract does not qualify for hedge accounting treatment, the change in the fair value of the hedge contract is reflected in earnings during the period as a “Gain (loss) on derivatives.” Under the cash flow hedge accounting treatment used by the Company, the effective portion of the fair value of the hedge contracts was recognized in the Consolidated Balance Sheets with the offsetting gain or loss recorded initially in “Accumulated other comprehensive income” and later reclassified through earnings when the hedged production impacted earnings. The ineffective portion of the designated derivative instruments was recognized in “Gain on derivative instruments” within Other income (expenses) on the Consolidated Statements of Operations. As a result of the determination that the designation documentation failed to meet the requirements necessary to utilize cash flow hedge accounting treatment, any gain or loss resulting from changes in fair value should have been recorded in the Consolidated Statements of Operations as a component of earnings. The Company previously recognized gains and losses resulting from the settlement of its designated derivative financial instruments as a component of Revenues, and has reclassified gains in 2012 and in 2011 to “Gain on derivative instruments” within “Other income (expenses)” as a result of eliminating hedge accounting.

The following tables present the restated condensed Consolidated Balance Sheets as of March 31, 2013 and 2012, June 30, 2013 and 2012 and September 30, 2013 and 2012, the restated condensed Consolidated Statements of Operations for the three months ended March 31, 2013 and 2012, June 30, 2013 and 2012 and September 30, 2013 and 2012 and the condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2013 and 2012, six months ended June 30, 2013 and 2012 and nine months ended September 30, 2013 and 2012:

Sabine Oil and Gas LLC

Consolidated Balance Sheets

(Unaudited)

	March 31, 2013			June 30, 2013			September 30, 2013
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Assets
Derivative instruments	$29,403	$(1,292)	$28,111	$37,802	$(2,599)	$35,203	$29,800	$(3,841)	$25,959
Property, plant and equipment:
Oil and natural gas properties (full cost method) Proved	2,907,592	(14,470)	2,893,122	3,027,316	(14,470)	3,012,846	3,154,639	(14,470)	3,140,169
Accumulated depletion, depreciation and amortization	(1,892,001)	(61,114)	(1,953,115)	(1,924,809)	(59,933)	(1,984,742)	(1,962,242)	(58,711)	(2,020,953)
Other assets:
Derivative instruments	3,901	(3,788)	113	8,276	(2,481)	5,795	6,441	(1,239)	5,202

Total assets	$1,686,206	$(80,664)	$1,605,542	$1,778,925	$(79,483)	$1,699,442	$1,858,139	$(78,261)	$1,779,878

Liabilities and member’s capital
Current liabilities:
Other short term liabilities	$143	$—	$143	$2,707	$(2,599)	$108	$3,972	$(3,841)	$131
Long term liabilities:
Other long term liabilities	5,124	(5,080)	44	2,499	(2,481)	18	1,239	(1,239)	—
Member’s capital:
Member’s capital	1,533,008	—	1,533,008	1,533,008	(10,000)	1,523,008	1,533,008	(10,000)	1,523,008
Accumulated deficit	(1,316,493)	(41,657)	(1,358,150)	(1,295,200)	(34,659)	(1,329,859)	(1,283,000)	(40,313)	(1,323,313)
Accumulated other comprehensive income	33,927	(33,927)	—	29,744	(29,744)	—	22,868	(22,868)	—

Total controlling interests member’s capital	250,442	(75,584)	174,858	267,552	(74,403)	193,149	272,876	(73,181)	199,695

Total member’s capital	250,442	(75,584)	174,858	267,552	(74,403)	193,149	272,876	(73,181)	199,695

Total liabilities and member’s capital	$1,686,206	$(80,664)	$1,605,542	$1,778,925	$(79,483)	$1,699,442	$1,858,139	$(78,261)	$1,779,878

	March 31, 2012			June 30, 2012			September 30, 2012
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Assets
Property, plant and equipment:
Accumulated depletion, depreciation and amortization	$(1,200,366)	$(100,203)	$(1,300,569)	$(1,513,780)	$(108,801)	$(1,622,581)	$(1,763,270)	$(99,091)	$(1,862,361)
Other assets:
Derivative instruments	39,114	—	39,114	30,121	(5,080)	25,041	13,339	(5,080)	8,259

Total assets	$1,565,078	$(100,203)	$1,464,875	$1,213,088	$(113,881)	$1,099,207	$921,246	$(104,171)	$817,075

Liabilities and member’s capital
Long term liabilities:
Other long term liabilities	$721	$—	$721	$5,667	$(5,080)	$587	$5,535	$(5,080)	$455
Member’s capital:
Accumulated deficit	(750,736)	43,487	(707,249)	(1,034,326)	463	(1,033,863)	(1,270,511)	(21,742)	(1,292,253)
Accumulated other comprehensive income	143,690	(143,690)	—	109,264	(109,264)	—	77,349	(77,349)	—

Total liabilities and member’s capital	$1,565,078	$(100,203)	$1,464,875	$1,213,088	$(113,881)	$1,099,207	$921,246	$(104,171)	$817,075

Sabine Oil and Gas LLC

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31, 2013			Three months ended June 30, 2013			Three months ended September 30, 2013
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Revenues
Oil, natural gas and natural gas liquids	$68,283	$(760)	$67,523	$81,356	$—	$81,356	$96,007	$—	$96,007
Gain on derivative instruments	15,004	(15,004)	—	5,205	(5,205)	—	—	—	—

Total revenues	83,460	(15,764)	67,696	86,762	(5,205)	81,557	96,260	—	96,260

Operating expenses
Marketing, gathering, transportation and other	5,237	(760)	4,477	3,744	—	3,744	4,286	—	4,286
Depletion, depreciation and amortization	27,285	(1,113)	26,172	32,893	(1,181)	31,712	37,518	(1,222)	36,296
Impairments	12,719	(12,719)	—	4	—	4	2	—	2

Total operating expenses	64,971	(14,592)	50,379	57,804	(1,181)	56,623	64,745	(1,222)	63,523

Other income (expenses)
Gain (loss) on derivative instruments	(5,472)	(14,113)	(19,585)	27,284	1,022	28,306	5,932	(6,876)	(944)
Other income (expense)	11	—	11	(9,971)	10,000	29	82	—	82

Total other income (expenses)	(28,779)	(14,113)	(42,892)	(7,665)	11,022	3,357	(19,315)	(6,876)	(26,191)

Net income (loss) including noncontrolling interests	(10,290)	(15,285)	(25,575)	21,293	6,998	28,291	12,200	(5,654)	6,546

Net income (loss) applicable to controlling interests	$(10,290)	$(15,285)	$(25,575)	$21,293	$6,998	$28,291	$12,200	$(5,654)	$6,546

	Three months ended March 31, 2012			Three months ended June 30, 2012			Three months ended September 30, 2012
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Revenues
Oil, natural gas liquids and natural gas	$49,816	$(919)	$48,897	$38,580	$—	$38,580	$41,590	$—	$41,590
Gain on derivative instruments	26,405	(26,405)	—	31,669	(31,669)	—	27,060	(27,060)	—

Total revenues	76,132	(27,324)	48,808	70,237	(31,669)	38,568	68,698	(27,060)	41,638

Operating expenses
Marketing, gathering, transportation and other	5,530	(919)	4,611	4,177	—	4,177	4,429	—	4,429
Depletion, depreciation and amortization	27,028	(1,548)	25,480	24,267	(955)	23,312	20,296	(983)	19,313
Impairments	140,603	(54,296)	86,307	291,698	9,553	301,251	233,923	1,153	235,076
Loss on sale of assets	—	—	—	—	—	—	9,880	(9,880)	—

Total operating expenses	193,700	(56,763)	136,937	337,945	8,598	346,543	285,278	(9,710)	275,568

Other income (expenses)
Gain (loss) on derivative instruments	(640)	39,258	38,618	(4,488)	(2,758)	(7,246)	(8,212)	(4,854)	(13,066)

	Three months ended March 31, 2012			Three months ended June 30, 2012			Three months ended September 30, 2012
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Total other income (expenses)	(12,610)	39,258	26,648	(15,886)	(2,758)	(18,644)	(19,592)	(4,854)	(24,446)

Net loss including noncontrolling interests	(130,178)	68,697	(61,481)	(283,594)	(43,025)	(326,619)	(236,172)	(22,204)	(258,376)

Net loss applicable to controlling interests	$(130,151)	$68,697	$(61,454)	$(283,591)	$(43,025)	$(326,616)	$(236,186)	$(22,204)	$(258,390)

Sabine Oil and Gas LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31, 2013			Six months ended June 30, 2013			Nine months ended September 30, 2013
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Cash flows from operating activities:
Net income (loss), including noncontrolling interest	$(10,290)	$(15,285)	$(25,575)	$11,003	$(8,287)	$2,716	$23,203	$(13,941)	$9,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	27,285	(1,113)	26,172	60,177	(2,294)	57,883	97,695	(3,516)	94,179
Impairments	12,719	(12,719)	—	12,723	(12,719)	4	12,725	(12,719)	6
(Gain) loss on derivative instruments	5,574	29,117	34,691	(18,731)	33,300	14,569	(13,138)	40,176	27,038

Net cash provided by operating activities	$22,197	$—	$22,197	$83,386	$10,000	$93,386	$139,771	$10,000	$149,771

Cash flows from financing activities:
Distributions to member	$—	$—	$—	$—	$(10,000)	$(10,000)	$—	$(10,000)	$(10,000)

Net cash provided by (used in) financing activities	$49,753	$—	$49,753	$52,364	$(10,000)	$42,364	$107,845	$(10,000)	$97,845

	Three months ended March 31, 2012			Six months ended June 30, 2012			Nine months ended September 30, 2012
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Cash flows from operating activities:
Net loss, including noncontrolling interest	$(130,178)	$68,697	$(61,481)	$(413,772)	$25,672	$(388,100)	$(649,944)	$3,468	$(646,476)
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	27,028	(1,548)	25,480	51,296	(2,503)	48,793	71,592	(3,486)	68,106

	Three months ended March 31, 2013			Six months ended June 30, 2013			Nine months ended September 30, 2013
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
	(in thousands)			(in thousands)			(in thousands)
Impairments	140,603	(54,296)	86,307	432,301	(44,743)	387,558	666,223	(43,590)	622,633
Loss on sale of asset	439	—	439	438	—	438	10,318	(9,880)	438
Loss on derivative instruments	49	(12,853)	(12,804)	(1,098)	21,574	20,476	11,524	53,488	65,012

Net cash provided by operating activities	$31,629	$—	$31,629	$79,392	$—	$79,392	$106,973	$—	$106,973

SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS PRODUCING ACTIVITIES

(UNAUDITED)

The following supplemental information regarding Sabine’s oil and natural gas producing activities is presented in accordance with the requirements of Section 932-235-50 of the ASC.

Costs Incurred

The costs incurred in oil and natural gas acquisitions, exploration and development activities were as follows:

	For the Year Ended December 31,
	2013	2012		2011
	(in thousands)
Property acquisition costs, proved	$—	$429,682	(1)	$466,874
Property acquisition costs, unproved	51,184	165,657	(1)	28,663
Exploration and extension well costs	4,553	43,097	(1)	507
Development costs	371,525	56,112	(1)	274,631
Asset retirement costs	993	1,887		5,693

Total Costs	$428,255	$696,435	(1)	$776,368

(1)	The Company revised this previously reported unaudited financial information to exclude the proceeds from divested properties of $39.2 million, remove the effects of bargain purchase gains as restated and to conform to current period presentation.

Capitalized Costs

The capitalized costs in oil and natural gas properties were as follows:

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
		(as restated)	(as restated)
Proved properties	$3,204,317	$2,825,430	$2,292,875
Unproved properties	208,823	332,898	208,230

	3,413,140	3,158,328	2,501,105
Accumulated depletion, depreciation and amortization	(2,049,132)	(1,914,919)	(1,185,582)

Net capitalized costs	$1,364,008	$1,243,409	$1,315,523

SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES

(UNAUDITED)

Results of Operations

Results of operations for oil and natural gas producing activities, which exclude processing and other activities, corporate general and administrative expenses, and straight-line depreciation expense on non oil and gas assets, were as follows:

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
		(as restated)	(as restated)
Revenues
Oil, natural gas liquids and natural gas	$354,223	$177,422	$201,421

Operating costs:
Lease operating expenses	42,491	41,011	27,113
Workover expenses	2,160	2,638	2,903
Marketing, gathering, transportation and other	17,567	17,491	16,149
Production and ad valorem taxes	17,824	4,400	7,775
Depletion, depreciation and amortization	134,213	87,625	71,178
Impairments	—	641,891	—

Results of operations	$139,968	$(617,634)	$76,303

Oil and Natural Gas Reserves and Related Financial Data

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir also may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates may occur from time to time.

The following tables set forth Sabine’s total proved reserves and the changes in its total proved reserves. These reserve estimates are based in part on reports prepared by Ryder Scott L.P. (“Ryder Scott”) and Miller and Lents, Ltd. (“Miller and Lents”) independent petroleum engineers, utilizing data compiled by Sabine. In preparing their reports, Ryder Scott evaluated properties representing all of Sabine’s proved reserves at December 31, 2013 and Miller and Lents evaluated properties representing all of its proved reserves at December 31, 2012 and 2011. Sabine’s proved reserves are located onshore in the United States. There are many uncertainties inherent in estimating proved reserve quantities, and projecting future production rates and the timing of future development expenditures. In addition, reserve estimates of new discoveries are more imprecise than those of properties with production history. Accordingly, these estimates are subject to change as additional information becomes available. Proved reserves are the estimated quantities of natural gas, natural gas liquids and oil that geoscience and engineering data demonstrate with reasonable certainty to be economically producible in future years from known oil and natural gas reservoirs under existing economic conditions, operating methods and government regulations at the end of the respective years. Proved developed reserves are those reserves expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves as of December 31, 2013, 2012 and 2011 were estimated using the average of the historical unweighted first-day-of-the-month prices of oil and natural gas for the prior twelve months as required under SEC rules. The average of the historical unweighted first-day-of-the-month prices for the prior twelve month periods ended December 31, 2013, 2012 and 2011 were $3.67, $2.76 and $4.12, respectively, for natural gas. The average of the historical unweighted first-day-of-the-month prices for the prior twelve month periods ended December 31, 2013, 2012 and 2011 were $96.78, $94.71 and $96.19, respectively, for oil. The average of the historical unweighted first-day-of-the-month prices for the prior twelve months as of March 2014 is $3.99 for natural gas and $98.30 for oil, and the future prices actually received may materially differ from current prices or the prices used in making the reserve estimates impacting the amount of proved developed and proved undeveloped reserves as of December 31, 2013. With respect to future development costs and operating expenses, the Company derived estimates using the current cost environment at year end, which is consistent with current SEC rules.

Estimated Proved Reserves	Oil (MMbbls)	NGLS (MMbbls)	Natural Gas (Bcf)	Natural Gas Equivalents (Bcfe)
December 31, 2010	4.8	11.2	1,111.0	1,206.7

Revisions of previous estimates	(2.8)	(5.6)	(720.2)	(770.6)
Extensions and discoveries	1.3	5.1	207.1	245.7
Production	(0.7)	(0.2)	(39.0)	(44.3)
Purchases of minerals in Place	3.3	15.5	611.1	723.9

December 31, 2011	5.9	26.0	1,170.0	1,361.4

Revisions of previous estimates	(2.2)	(12.2)	(504.3)	(591.1)
Extensions and discoveries	2.2	0.4	2.6	18.0
Production	(0.3)	(0.9)	(41.1)	(48.6)
Purchases of minerals in Place	10.5	16.2	117.5	277.8
Sales of minerals in Place	(0.1)	(0.1)	(35.7)	(36.7)

December 31, 2012	16.0	29.4	709.0	980.8

Revisions of previous estimates	0.1	—	(58.3)	(57.4)
Extensions and discoveries	6.9	5.4	73.7	147.5
Production	(1.4)	(1.8)	(44.0)	(63.4)
Sales of minerals in Place	(4.7)	(8.0)	(92.1)	(168.2)

December 31, 2013	16.9	25.0	588.3	839.3

December 31, 2010
Proved developed	4.6	1.5	295.6	332.6
Proved undeveloped	0.2	9.7	815.4	874.1
	4.8	11.2	1,111.0	1,206.7
December 31, 2011
Proved developed	2.4	10.3	514.9	591.2
Proved undeveloped	3.5	15.7	655.1	770.2
	5.9	26.0	1,170.0	1,361.4

December 31, 2012
Proved developed	3.8	10.2	415.0	499.2
Proved undeveloped	12.1	19.3	292.9	481.6
	15.9	29.5	707.9	980.8

December 31, 2013
Proved developed	6.0	11.6	360.6	466.1
Proved undeveloped	10.9	13.4	227.7	373.2
	16.9	25.0	588.3	839.3

Revisions of previous estimates. Negative revisions of 720.2 Bcf in 2011 and 504.3 Bcf in 2012, were primarily the result the reclassification of proved undeveloped reserves to probable undeveloped reserves for proved undeveloped reserves that are not expected to be developed five years from the time the reserves were initially disclosed. As a result of significantly declining gas price from $4.376 in 2010 to $4.12 in 2011 to $2.76 in 2012, certain natural gas-weighted projects no longer met economic investment criteria based on the unweighted arithmetic average of the first-day-of-the-month commodity prices utilized in calculating the reserve estimates. In addition, lower natural gas prices also delayed Sabine’s initial expected development time frame for drilling certain of its proved undeveloped natural gas locations beyond five years from the time the associated reserves were originally recorded. Also as a result of increased development and operating costs, Sabine reduced the development program and rig count. Accordingly, these PUDs were reclassified to probable undeveloped reserves.

Extensions and discoveries. In 2011, the Company had 245.7 Bcfe of extensions and discoveries, which were primarily due to exploration and development activities in Haynesville Shale and Cotton Valley in East Texas. In 2013, the Company had 147.5 Bcfe of extensions and discoveries, which were primarily due to exploration and development activities in the Texas Panhandle and Eagle Ford in South Texas.

Purchases and sales of minerals in place. Purchases and sales of reserves in place for each of the years presented in the table above represent the acquisition and sale of oil and natural gas property interests. See Note 4 for a description of these transactions.

The proved oil and natural gas reserves utilized in the preparation of the financial statements were estimated by Ryder Scott as of December 31, 2013 and Miller and Lents as of December 31, 2012 and 2011. These independent petroleum consultants made their estimations in accordance with guidelines established by the SEC and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual agreement.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following information was developed utilizing procedures prescribed by ASC 932, Disclosures about Oil and Gas Producing Activities. The information is based on estimates prepared by Sabine’s petroleum engineering staff. The “standardized measure of discounted future net cash flows” should not be viewed as representative of the current value of Sabine’s proved oil and natural gas reserves. It and the other information contained in the following tables may be useful for certain comparative purposes, but should not be solely relied upon in evaluating Sabine or its performance.

In reviewing the information that follows, Sabine believes that the following factors should be taken into account:

•	future costs and sales prices will probably differ from those required to be used in these calculations;

•	actual production rates for future periods may vary significantly from the rates assumed in the calculations;

•	a 10% discount rate may not be reasonable relative to risk inherent in realizing future net oil and natural gas revenues.

Under the standardized measure, future cash inflows were estimated by using the average of the historical unweighted first-day-of-the-month prices of oil and natural gas for the prior twelve month periods ended December 31, 2013, 2012 and 2011. Future cash inflows do not reflect the impact of open hedge positions. Future cash inflows were reduced by estimated future development and production costs based on year end costs in order to arrive at net cash flows before tax. Use of a 10% discount rate and year-end prices and costs are required by ASC 932.

In general, management does not rely on the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible outcomes.

The standardized measure of discounted future net cash flows from Sabine’s estimated proved oil and natural gas reserves follows:

	For the Year Ended December 31,
	2013	2012	2011
	(in thousands)
Future cash inflows	$4,667,459	$4,615,745	$6,724,283
Less related future:
Production costs	(1,127,359)	(1,413,634)	(2,020,736)
Development costs	(682,876)	(1,055,357)	(1,326,857)

Future net cash inflows	2,857,224	2,146,754	3,376,690
10% annual discount for estimated timing of cash flows	(1,506,352)	(1,236,961)	(2,207,421)

Standardized measure of discounted future net cash flows	$1,350,872	$909,793	$1,169,269

An adjustment for future income tax expense is not included because Sabine is a limited liability company and treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the Member.

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and natural gas reserves follows:

	For the Year Ended December 31,
	2013	2012		2011
	(in thousands)
Beginning Balance	$909,793	$1,169,269		$585,674
Revisions of previous estimates
Changes in prices and costs	186,943	(105,480	)(1)	(41,896)
Changes in quantities	45,167	(561,009	)(1)	40,535
Net change due to extensions, discoveries, and improved recovery	392,752	35,351		168,123
Purchases of reserves	—	467,885	(1)	527,760
Sales of reserves	(152,677)	(26,436	)(1)	—
Accretion of discount	90,973	116,927		58,567
Sales of oil and gas, net	(274,180)	(114,520	)(1)	(147,481)
Change in estimated future development costs	22,181	(5,636	)(1)	(102,647)
Previously estimated development costs incurred	117,377	29,068		88,980
Changes in rate of production and other, net	12,542	(95,626	)(1)	(8,346)

Net change	441,078	(259,476)		583,595

Ending Balance	$1,350,872	$909,793		$1,169,269

(1)	The Company has revised this previously reported unaudited financial information.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Balance Sheets (Unaudited)

	March 31, 2014	December 31, 2013
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$891	$11,821
Accounts receivable, net	78,047	71,384
Prepaid expenses and other current assets	3,222	2,910
Derivative instruments	2,038	7,806

Total current assets	84,198	93,921

Property, plant and equipment:
Oil and natural gas properties (full cost method)
Proved	3,396,411	3,204,317
Unproved	202,878	208,823
Gas gathering and processing equipment	15,406	19,577
Office furniture and fixtures	12,386	11,167

	3,627,081	3,443,884
Accumulated depletion, depreciation and amortization	(2,099,110)	(2,063,842)

Total property, plant and equipment, net	1,527,971	1,380,042

Other assets:
Derivative instruments	1,277	4,332
Deferred financing costs, net	25,503	26,502
Goodwill	173,547	173,547
Other long term assets	100	375

Total other assets	200,427	204,756

Total assets	$1,812,596	$1,678,719

Liabilities and member’s capital
Current liabilities:
Accounts payable—trade	$28,812	$16,148
Royalties payable	39,038	33,964
Accrued exploration and development	85,597	75,819
Accrued operating expenses and other	52,607	47,602
Accrued interest payable	15,034	23,891
Derivative instruments	23,731	11,625
Other short term liabilities	241	278

Total current liabilities	245,060	209,327

Long term liabilities:
Credit facility	355,000	250,000
Term loan	645,683	645,272
Senior notes	348,197	348,040
Asset retirement obligation	14,203	13,798
Derivative instruments	5,129	11,272

Total long term liabilities	1,368,212	1,268,382

Commitments and contingencies
Member’s capital:
Member’s capital	1,523,008	1,523,008
Accumulated deficit	(1,323,684)	(1,321,998)

Total member’s capital	199,324	201,010

Total liabilities and member’s capital	$1,812,596	$1,678,719

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in thousands)
		(as restated)
Revenues
Oil, natural gas liquids and natural gas	$112,306	$67,523
Other	411	173

Total revenues	112,717	67,696

Operating expenses
Lease operating	11,270	9,635
Workover	186	230
Marketing, gathering, transportation and other	4,386	4,477
Production and ad valorem taxes	5,592	3,491
General and administrative	6,390	6,165
Depletion, depreciation and amortization	39,925	26,172
Accretion	217	209

Total operating expenses	67,966	50,379

Other income (expenses)
Interest expense, net of capitalized interest	(25,827)	(23,318)
Loss on derivative instruments	(22,126)	(19,585)
Other income	1,516	11

Total other expenses	(46,437)	(42,892)

Net loss	$(1,686)	$(25,575)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Statement of Member’s Capital (Unaudited)

(in thousands)

	Member’s Capital		Accumulated Deficit	Total Member’s Capital
	Units	Value
Balance as of December 31, 2013	1,536	$1,523,008	$(1,321,998)	$201,010

Net loss	—	—	(1,686)	(1,686)

Balance as of March 31, 2014	1,536	$1,523,008	$(1,323,684)	$199,324

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Consolidated Financial Statements

Sabine Oil & Gas LLC

Consolidated Statements of Cash Flows (Unaudited)

	For the Three Months Ended March 31,
	2014	2013
	(in thousands)
		(as restated)
Cash flows from operating activities:
Net loss	$(1,686)	$(25,575)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	39,925	26,172
Accretion expense	217	209
Accrued interest expense	(7,898)	(2)
Amortization of deferred rent	(27)	(133)
Amortization of deferred financing costs	2,209	2,552
Loss on derivative instruments	20,941	34,691
Amortization of option premiums	(6,156)	(289)
Amortization of prepaid expenses	889	1,133
Working capital and other changes:
Increase in accounts receivable	(6,663)	(13,209)
Increase in other assets	(1,188)	(3,524)
Increase in accounts payable, royalties payable and accrued liabilities	11,089	172

Net cash provided by operating activities	51,652	22,197

Cash flows from investing activities:
Oil and natural gas property additions	(155,097)	(55,627)
Oil and natural gas property acquisitions	(20,000)	—
Gas processing equipment additions	(1,985)	(13)
Other asset additions	(1,219)	(249)
Cash received from sale of assets	11,930	2,002

Net cash used in investing activities	(166,371)	(53,887)

Cash flows from financing activities:
Borrowings under senior secured revolving credit facility	130,000	53,000
Borrowings under second lien term loan	—	153,500
Debt repayments for the senior secured revolving credit facility	(25,000)	(152,000)
Deferred financing costs	(1,211)	(4,747)

Net cash provided by financing activities	103,789	49,753

Net increase (decrease) in cash and cash equivalents	(10,930)	18,063
Cash and cash equivalents, beginning of period	11,821	6,193

Cash and cash equivalents, end of period	$891	$24,256

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

Effective December 19, 2012, NFR Energy LLC was renamed Sabine Oil & Gas LLC (“Sabine” or “the Company”). The Company was established as a Delaware limited liability company in late 2006 to invest in oil and natural gas exploration and production opportunities within the onshore U.S. market. The Company is wholly owned by Sabine Oil & Gas Holdings II LLC, a Delaware limited liability company (“Holdings II”), which is wholly owned by Sabine Oil & Gas Holdings LLC, a Delaware limited liability company (“Holdings” or “Member”). The Company’s sole membership interest is owned by Holdings. Currently, affiliates of First Reserve Corporation (“First Reserve”), own approximately 100% of the common equity interests of Holdings. Certain members of the Company’s management and board of representatives indirectly own interests in the Company through their ownership interests in Sabine Investor Holdings LLC (“SIH”), the controlling member of Holdings.

The Company operates in the exploration and production segment of the energy industry and is pursuing development and exploration projects in a variety of forms including operated and non-operated working interests, joint ventures, farm-outs, and acquisitions, in both conventional and unconventional resources. Sabine is a holding company which conducts its operations through its subsidiaries, which own the operating assets of the Company.

2.	Significant Accounting Policies

Basis of Presentation

The Company presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The accompanying consolidated financial statements include Sabine and its wholly owned subsidiaries. All intercompany transactions have been eliminated.

These interim financial statements have not been audited. However, in the opinion of management, all adjustments, consisting of only normal recurring adjustments necessary for a fair statement of the financial statements have been included. Results of operations for interim periods are not necessarily indicative of the results of operations that may be expected for the entire year. In addition, as these are interim financial statements, they do not include all disclosures required for financial statements prepared in conformity with GAAP. These financial statements and notes should be read in conjunction with Sabine’s audited consolidated financial statements and the notes thereto included in Sabine’s Annual Report for the year ended December 31, 2013.

Restatement of Previously Issued Financial Statements

The Company is restating its financial statements for the three months ended March 31, 2013 with respect to the accounting and disclosures for certain derivative financial transactions under Accounting Standards Codification Topic 815, Derivatives and Hedging (“ASC 815”). The Company determined that the formal documentation it had prepared to support its initial hedge designations for effectiveness in connection with the Company’s oil hedging program was not compliant with the technical documentation requirements to qualify for cash flow hedge accounting treatment in accordance with ASC 815, and as a result, the Company was not permitted to utilize hedge accounting treatment in the preparation of its financial statements. The restatements eliminate hedge accounting treatment which had been applied in 2013. In addition, the Company recorded a reclassification to prior period to correct pricing differentials of $0.8 million in the three months ended March 31, 2013, which was previously reported as “Marketing, gathering, transportation and other” costs and is currently reported as “Oil, natural gas liquids and natural gas” revenues as a reflection of realized pricing.

Under ASC 815, the fair value of hedge contracts is recognized in the Company’s Consolidated Balance Sheets as an asset or liability, as the case may be, and the amounts received or paid under the hedge contracts are reflected in earnings during the period in which the underlying production occurs. If the hedge contracts qualify for cash flow hedge accounting treatment, the fair value of the hedge contract that is effective in offsetting changes in expected cash flows (the effective portion) is recorded in “Accumulated other comprehensive income,” and the effective portion of the changes in the fair value do not affect net income in the period. The portion of the change in fair value of the qualified derivative instrument that was not effective in offsetting changes in expected cash flows (the ineffective portion), as well as any amount excluded from the assessment of the effectiveness of the derivative instruments, are recognized in earnings. If the hedge contract does not qualify for hedge accounting treatment, the change in the fair value of the hedge contract is reflected in earnings during the period as a “Loss on derivative instruments.” Under the cash flow hedge accounting treatment used by the Company, the effective portion of the fair value of the hedge contracts was recognized in the Consolidated Balance Sheets with the offsetting gain or loss recorded initially in “Accumulated other comprehensive income” and later reclassified through earnings when the hedged production impacted earnings. The ineffective portion of the designated derivative instruments was recognized in “Loss on derivative instruments” within Other income (expenses) on the Consolidated Statements of Operations. As a result of the determination that the designation documentation failed to meet the requirements necessary to utilize cash flow hedge accounting treatment, any gain or loss resulting from changes in fair value should have been recorded in the Consolidated Statements of Operations as a component of earnings.

The Company previously recognized gains and losses resulting from the settlement of its designated derivative financial instruments as a component of revenues, and has reclassified gains of $15.0 million in the three months ended March 31, 2013 to “Loss on derivative instruments” within Other income (expenses) as a result of eliminating hedge accounting. In addition, the Company reclassified $29.1 million of losses in the three months ended March 31, 2013 from “Accumulated other comprehensive income” to “Loss on derivative instruments” within Other income (expenses). Because the derivatives did not qualify for hedge accounting, the inclusion of hedge value for designated contracts in the full cost ceiling calculation at all balance sheet dates when the ceiling test was performed was not appropriate. Thus, Sabine’s full cost ceiling calculations were revised and resulted in restatements to increase impairment expense recognized in earlier periods and reductions to Sabine’s ceiling test impairment expense of $12.7 million in the three months ended March 31, 2013, as well as requiring restatements to decrease depletion expense by $1.1 million in the three months ended March 31, 2013.

The following table represents the impact of this restatement on relevant financial statement line items in Sabine’s Consolidated Statement of Operations:

	Three months ended March 31, 2013
	As Reported	Adjustments	As Restated
	(in thousands)
Revenues
Oil, natural gas and natural gas liquids	$68,283	$(760)	$67,523
Gain on derivative instruments	15,004	(15,004)	—

Total revenues	83,460	(15,764)	67,696

Operating expenses
Marketing, gathering, transportation and other	5,237	(760)	4,477
Depletion, depreciation and amortization	27,285	(1,113)	26,172
Impairments	12,719	(12,719)	—

Total operating expenses	64,971	(14,592)	50,379

Other income (expenses)
Loss on derivative instruments	(5,472)	(14,113)	(19,585)

Total other expenses	(28,779)	(14,113)	(42,892)

Net loss	$(10,290)	$(15,285)	$(25,575)

The following table represents the impact of this restatement on relevant financial statement line items in Sabine’s Consolidated Statement of Cash Flows:

	Three months ended March 31, 2013
	As Reported	Adjustments	As Restated
	(in thousands)
Cash flows from operating activities:
Net loss	$(10,290)	$(15,285)	$(25,575)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	27,285	(1,113)	26,172
Impairments	12,719	(12,719)	—
Loss on derivative instruments	5,574	29,117	34,691

Net cash provided by operating activities	$22,197	$—	$22,197

Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

Concentration of Credit Risk

The Company’s significant receivables are comprised of oil and natural gas revenue receivables. The amounts are due from a limited number of entities; therefore, the collectability is dependent upon the general economic circumstances of a few purchasers. The Company regularly reviews collectability and establishes an allowance for doubtful accounts as necessary using the specific identification method. The receivables are not collateralized.

Derivative instruments subject the Company to a concentration of credit risk (see Note 8).

Inventory

Inventory, which is included in “Prepaid expenses and other current assets” on Sabine’s Consolidated Balance Sheets, consists principally of tubular goods, spare parts, and equipment used in Sabine’s drilling operations. The inventory balance, net of impairments, was $0.6 million and $0.7 million as of March 31, 2014 and December 31, 2013, respectively. Inventory is stated at the lower of weighted average cost or market. The Company had no material impairments relating to obsolete inventory during the three months ended March 31, 2014 and 2013.

Oil and Natural Gas Properties and Equipment

The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method, the Company capitalizes all acquisition, exploration and development costs incurred for the purpose of finding oil and natural gas reserves, including salaries, benefits and other internal costs directly attributable to these activities. The Company capitalized $3.3 million and $0.8 million of internal costs during the three months ended March 31, 2014 and 2013, respectively. Costs associated with production and general corporate activities are expensed in the period incurred. The Company also includes the present value of its dismantlement, restoration and abandonment costs within the capitalized oil and natural gas property balance (see “Asset Retirement Obligation” below). Unless a significant portion of the Company’s proved reserve quantities is sold (greater than 25%), proceeds from the sale of oil and natural gas properties are accounted for as a reduction to capitalized costs, and gains and losses are not recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas.

Depletion of proved oil and natural gas properties is computed using the units-of-production method based upon estimated proved oil and natural gas reserves. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. Unproved properties are reviewed on a quarterly basis for impairment, and if impaired, are reclassified to proved properties and included in the ceiling test and depletion calculations.

Under the full cost method of accounting, a ceiling test is performed on a quarterly basis. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test determines a limit on the book value of oil and natural gas properties. The capitalized costs of proved oil and natural gas properties, net of “Accumulated depletion, depreciation and amortization” (“Accumulated DD&A”) on Sabine’s Consolidated Balance Sheets, may not exceed the estimated future net cash flows from proved oil and natural gas reserves, excluding future cash outflows associated with settling asset retirement obligations that have been accrued on Sabine’s Consolidated Balance Sheets, using the unweighted average first day of the month prices for the prior twelve month period ended March 31, 2014 and December 31, 2013 (adjusted for quality and basis differentials) held flat for the life of production, discounted at 10%, plus the cost of unevaluated properties and major development projects excluded from the costs being amortized. If capitalized costs exceed this limit, the excess is charged to expense and reflected as accumulated DD&A.

For the three months ended March 31, 2014 and 2013, the Company did not recognize an impairment for the carrying value of proved oil and natural gas properties in excess of the ceiling limitation. The average of the unweighted first day of the month prices for the prior twelve month period ended March 31, 2014 was $3.99 per Mcf for natural gas. Additionally, the average of the unweighted first day of the month prices for the prior twelve month period ended March 31, 2014 was $98.30 per Bbl for oil. As of March 31, 2014, the ceiling limitation exceeded the carrying value of proved oil and natural gas properties by approximately $265.3 million.

The Company’s depletion expense on Sabine’s oil and natural gas properties is calculated each quarter utilizing period end reserve quantities. For the three months ended March 31, 2014 and 2013, the Company recorded $39.3 million and $25.3 million, respectively, of depletion on oil and natural gas properties. As a rate of production, depletion was $2.37 per Mcfe and $2.01 per Mcfe for the three months ended March 31, 2014 and 2013, respectively.

Gathering assets and related facilities, certain other property and equipment, and furniture and fixtures are depreciated using the straight-line method based on the estimated useful lives of the respective assets, generally ranging from 3 to 30 years. These assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is then recognized if the carrying amount is not recoverable and exceeds fair value. No impairment charge for gas gathering and processing equipment was recorded in the three months ended March 31, 2014 and 2013. Leasehold improvements are amortized over the shorter of their economic lives or the lease term. Repairs and maintenance costs are expensed in the period incurred.

No insurance proceeds were received during the three months ended March 31, 2014 and 2013.

Capitalized Interest

The Company capitalizes interest costs to oil and natural gas properties on expenditures made in connection with exploration and development projects that are not subject to current depletion. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. The Company capitalized $1.9 million and $3.9 million of interest during the three months ended March 31, 2014 and 2013, respectively.

Leases

The Company accounts for leases with escalation clauses and rent holidays on a straight-line basis. The deferred rent expense liability associated with future lease commitments is reported under the caption “Other short term liabilities” on Sabine’s Consolidated Balance Sheets.

Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments to achieve a more predictable cash flow from its oil and natural gas production by reducing its exposure to price fluctuations. Such derivative instruments, which are placed with major financial institutions who are participants in the Company’s Credit Facility (see Note 5) that the Company believes are minimal credit risks, may take the form of forward contracts, futures contracts, swaps, options, or basis swaps.

At March 31, 2014, substantially all of Sabine’s oil and natural gas derivative contracts are settled based upon reported New York Mercantile Exchange (“NYMEX”) prices. Sabine’s derivative contracts are with multiple counterparties to minimize Sabine’s exposure to any individual counterparty, and Sabine has netting arrangements with all of its counterparties that provide for offsetting payables against receivables from separate hedging arrangements with that counterparty. The oil and natural gas reference prices, upon which the commodity derivative contracts are based, reflect various market indices that have a generally high degree of historical correlation with actual prices received by the Company for its oil and natural gas production. Sabine’s fixed-price swap and option agreements are used to fix the sales price for its anticipated future oil and natural gas production. Upon settlement, the Company receives a fixed price for the hedged commodity and receives or pays its counterparty a floating market price, as defined in each instrument. The instruments are settled monthly. When the floating price exceeds the fixed price for a contract month, the Company pays its counterparty. When the fixed price exceeds the floating price, its counterparty is required to make a payment to the Company.

Sabine’s derivatives instruments at March 31, 2014 included oil and natural gas options in addition to fixed price swaps. The Company has bought and sold natural gas puts, bought and sold oil and natural gas calls and sold oil puts. For the oil and natural gas calls, the buyer has the option to purchase a set volume of the contracted commodity at a contracted price on a contracted date in the future. For the oil and natural gas puts, the buyer has the option to sell a contracted volume of the commodity at a contracted price on a contracted date in future.

The Company records balances resulting from commodity risk management activities on the Consolidated Balance Sheets as either assets or liabilities measured at fair value. Gains and losses from the change in fair value of derivative instruments and cash settlements on commodity derivatives are presented within “Loss on derivative instruments” located in Other income (expenses) in the Consolidated Statements of Operations.

Deferred Financing Costs

Deferred financing costs of approximately $1.2 million and $4.7 million were incurred during the three months ended March 31, 2014 and 2013, respectively, and include costs associated with the Company’s second lien term loan agreement (“Term Loan”) and senior secured revolving credit facility (“Credit Facility”) (see Note 5). Deferred financing costs associated with the Term Loan, Credit Facility and 9.75% senior unsecured notes due 2017 (the “2017 Notes”) are being amortized over the life of the respective obligations with $2.2 million and $2.3 million included in interest expense during the three months ended March 31, 2014 and 2013, respectively. The Company also expensed $0.3 million in the three months ended March 31, 2013 as a result of reductions in the borrowing base of Sabine’s Credit Facility.

Financial Instruments

The Company’s financial instruments including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The Company’s Credit Facility and Term Loan are reported at carrying value which approximates fair value based on current rates applicable to similar instruments. Since considerable judgment is required to develop estimates of fair value, the estimates provided are not necessarily indicative of the amounts the Company could realize upon the purchase or refinancing of such instruments. The Company’s derivative instruments are reported at fair value based on Level 2 fair value methodologies and the 2017 Notes are reported at carrying value but further compared to fair value based on Level 2 fair value methodologies (see Note 9).

Goodwill

Goodwill represents the excess of the purchase price of an asset over the estimated fair value of the assets acquired. The Company assesses the carrying amount of goodwill by testing for impairment annually and when impairment indicators arise. Goodwill totaled $173.5 million at March 31, 2014 and December 31, 2013. No impairment of goodwill was recognized during the three months ended March 31, 2014 and 2013.

Asset Retirement Obligation

If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, Sabine records an “Asset retirement obligation” (“ARO”) as a liability and capitalizes the present value of the asset retirement cost in “Oil and natural gas properties” on Sabine’s Consolidated Balance Sheets in the period in which the retirement obligation is incurred. In general, the amount of an ARO and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation assuming the normal operation of the asset, using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for the Company. After recording these amounts, the ARO is accreted to its future estimated value using the same assumed cost of funds and the capitalized costs are depreciated on a unit-of-production basis within the related full cost pool.

The information below reconciles the recorded amount of Sabine’s asset retirement obligations:

For the three months ended March 31, 2014
(in thousands)

Beginning balance	$13,798
Liabilities incurred	236
Liabilities settled	(48)
Accretion expense	217

Ending balance	$14,203

Revenue Recognition

The Company records revenues from the sales of oil, natural gas liquids and natural gas when produced, sold and collectability is ensured. The Company uses the entitlement method that requires revenue recognition for the Company’s net revenue interest of sales from its properties. Accordingly, oil, natural gas liquids and natural gas sales are not recognized for deliveries in excess of the Company’s net revenue interest, while oil, natural gas liquids and natural gas sales are recognized for any under delivered volumes. Production imbalances are generally recorded at estimated sales prices of the anticipated future settlements of the imbalances. The Company had no material overproduction or underproduction at March 31, 2014 or December 31, 2013.

Use of Estimates

The preparation of the consolidated financial statements for the Company in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

The Company’s consolidated financial statements are based on a number of significant estimates, including acquisition purchase price allocations, fair value of derivative instruments, oil, natural gas liquids and natural gas reserve quantities that are the basis for the calculation of DD&A and impairment of oil, natural gas liquids and natural gas properties, and timing and costs associated with its retirement obligations.

Income Taxes

The Company is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the Member. As such, no recognition of federal or state income taxes for the Company or its subsidiaries that are organized as limited liability companies have been provided for in the accompanying consolidated financial statements.

In accordance with the operating agreement of the Company, to the extent possible without impairing the Company’s ability to continue to conduct its business and activities, and in order to permit its Member to pay taxes on the taxable income of the Company, the Company would be required to make distributions to the Member in the amount equal to the estimated tax liability of such Member computed as if the Member paid income tax at the highest marginal federal and state rate applicable to an individual resident of New York, New York, in the event that taxable income is generated for the Member. There was no taxable income and therefore no distributions to the Member in 2014 or 2013.

Recent Accounting Pronouncements

There were no significant pronouncements adopted during 2014 or 2013 that had a material impact on Sabine’s results of operations, financial position or cash flows.

3.	Significant Customers

During the three months ended March 31, 2014, purchases by three companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of the Company. Purchases by Enbridge Pipeline (East Texas) LP, Eastex Crude Company and Laclede Energy accounted for approximately 15%, 14% and 10% of oil, natural gas liquids and natural gas sales, respectively. During the three months ended March 31, 2013, purchases by four companies exceeded 10% of the total oil, natural gas liquids and natural gas sales of the Company. Purchases by Enbridge Pipeline (East Texas) LP, Unimark LLC, CP Energy LLC and Eastex Crude Company accounted for approximately 19%, 14%, 12% and 10% of oil, natural gas liquids and natural gas sales, respectively.

4.	Property Acquisitions and Divestitures

On March 25, 2014, the Company closed the acquisition of certain oil and natural gas properties in North Texas for $20.4 million, net of purchase price adjustments. The Company recorded a fair value of $16.5 million for proved properties and $3.9 million for unproved properties. No material ARO liability was assumed. The valuation to derive the purchase price included both proved and unproved categories of reserves, expectation for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates, risk adjusted discount rates and fair value of unevaluated leaseholds.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed as of the date of acquisition (in millions):

Recognized amounts of identifiable assets acquired and liabilities assumed (preliminary):
Proved properties	$16.5
Unproved properties	3.9

Consideration, net of accrued purchase price adjustments	$20.4

The results of the acquisition described below are included in the accompanying Consolidated Statements of Operations since the acquisition close date.

	Three Months Ended March 31, 2014		Three Months Ended March 31, 2013
	Actual	Pro Forma	Actual	Pro Forma
	(in thousands)
Pro Forma (unaudited)
Total revenues	$112,717	$114,334	$67,696	$69,248
Net loss	$(1,686)	$(616)	$(25,575)	$(24,617)

On December 18, 2013, the Company closed on the sale of its interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area for $169.0 million, net of certain purchase price adjustments. The sale of the Texas Panhandle and surrounding Oklahoma properties was accounted for as an adjustment to the full cost pool with no gain or loss recognized. Subsequent to December 31, 2013, the Company has estimated purchase price adjustments of approximately $8.4 million as a result of clearing title defects and adjusting post effective date estimates. Sabine anticipates additional adjustments through the final closing settlement which is expected to occur in the third quarter of 2014.

On April 30, 2013, the Company closed on the purchase of interests in approximately 5,000 net acres in South Texas for approximately $14.9 million. The acquisition does not qualify as a business combination under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”).

Acquired properties that are considered to be business combinations are recorded at their fair value. In determining the fair value of the properties, the Company prepares estimates of oil and natural gas reserves as well as an estimate of fair value of unevaluated leaseholds. The Company uses estimated future prices to apply to the estimated reserve quantities acquired and the estimated future operating and development costs to arrive at the estimates of future net revenues. For the fair value assigned to proved reserves, the future net revenues are discounted using a market-based weighted average cost of capital rate determined appropriate at the time of the acquisition. To compensate for inherent risks of estimating and valuing reserves, proved undeveloped, probable and possible reserves are reduced by additional risk-weighting factors.

5.	Long Term Debt

Senior Notes

On February 12, 2010, the Company and its subsidiary Sabine Oil & Gas Finance Corporation, formerly NFR Energy Finance Corporation, co-issued $200 million in 9.75% 2017 Notes in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and to persons outside the United States in compliance with Regulation S of the Securities Act of 1933. The 2017 Notes bear interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15 each year commencing August 15, 2010. The 2017 Notes were issued at 98.73% of par. In conjunction with the issuance of the 2017 Notes, the Company recorded a discount of $2.5 million to be amortized over the remaining life of the 2017 Notes utilizing the simple interest method. The remaining unamortized discount was $1.0 million and $1.1 million at March 31, 2014 and December 31, 2013, respectively. On April 14, 2010, the Company and Sabine Oil & Gas Finance Corporation issued an additional $150 million in senior notes at 9.75% due 2017. The additional notes were issued at 98.75% of par and bear interest at a rate of 9.75% per annum, payable semi-annually on February 15 and August 15 of each year commencing August 15, 2010. The additional notes were issued under the same indenture as the 2017 Notes issued on February 12, 2010. The Company recorded a discount of $1.9 million to be amortized over the remaining life of the 2017 Notes utilizing the simple interest method. The remaining unamortized discount was $0.8 million at each of March 31, 2014 and December 31, 2013. The 2017 Notes were issued under and are governed by an indenture dated February 12, 2010 between the Company, Sabine Oil & Gas Finance Corporation, the Bank of New York Mellon Trust Company, N.A. as trustee, and the Company’s subsidiaries named therein as guarantors.

All of the restricted subsidiaries that guarantee the Company’s senior secured revolving Credit Facility (other than Sabine Oil & Gas Finance Corporation) have guaranteed the 2017 Notes on a senior unsecured basis.

The Company may redeem the 2017 Notes, in whole or in part, at any time, at a redemption price (expressed as a percentage of principal amount) set forth in the following table plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2014	104.875
2015	102.438
2016	100.000

The indenture governing the 2017 Notes contains covenants that, among other things, limit Sabine’s ability and the ability of Sabine’s restricted subsidiaries to incur additional indebtedness unless the ratio of its adjusted consolidated EBITDA to its adjusted consolidated interest expense over the trailing four fiscal quarters will be at least 2.0 to 1.0 (subject to exceptions for borrowings within certain limits under Sabine’s Credit Facility); pay dividends or repurchase or redeem equity interests; limit dividends or other payments by restricted subsidiaries that are not guarantors to Sabine or its other subsidiaries; make certain investments; incur liens; enter into certain types of transactions with Sabine’s affiliates; and sell assets or consolidate or merge with or into other companies. However, if the 2017 Notes have an investment grade rating from Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc., and no default or event of default exists under the indenture, Sabine will not be subject to certain of the foregoing covenants.

Senior Secured Revolving Credit Facility

On November 30, 2007, the Company entered into a senior secured revolving credit facility with a syndicate of banks. Through a series of redeterminations, the Company has amended and restated the Credit Facility. The most recent redetermination effective April 2, 2014, increased the borrowing base from $620 million to $700 million. The next scheduled redetermination will be in October 2014.

As of March 31, 2014, commitments under the Credit Facility were $750 million, the borrowing base was $620 million, the outstanding balance amount totaled $355 million and Sabine was able to incur approximately $265 million of additional secured indebtedness under the Credit Facility. The Credit Facility’s maturity date is April 7, 2016.

Subsequent to the period ended March 31, 2014, through May 14, 2014, the Company has borrowed $74 million. As of May 14, 2014 after giving effect to the recent redetermination and the borrowings, the borrowing base under the Credit Facility was $700 million, the outstanding amount totaled $429 million and Sabine had approximately $271 million of secured indebtedness available under the Credit Facility.

Borrowings made under the Credit Facility are guaranteed by first priority perfected liens and security interests on substantially all assets of Sabine and its wholly-owned domestic subsidiaries.

Interest on borrowings under the Credit Facility accrues at variable interest rates at either a Eurodollar rate or an alternate base rate (“ABR”). The Eurodollar rate is calculated as London Interbank Offered Rate (“LIBOR”) plus an applicable margin that varies from 1.75% (for periods in which Sabine has utilized less than 30% of the borrowing base) to 2.75% (for periods in which Sabine has utilized equal to or greater than 90% of the borrowing base). The ABR is calculated as the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, or (c) Eurodollar rate on such day (or if such day is not a business day, the immediately preceding business day) plus 1.5%. The Company elects the basis of the interest rate at the time of each borrowing. In addition, Sabine pays a commitment fee of 0.50% under the Credit Facility (quarterly in arrears) for the amount that the aggregate commitments exceed borrowings under the Credit Facility. Effective April 2,

2014, along with the increase in borrowing base, the applicable margin for the Eurodollar rate was amended and reduced to 1.50% (for periods in which Sabine has utilized less than 30% of the borrowing base) to 2.50% (for periods in which Sabine has utilized equal to or greater than 90% of the borrowing base).

Under the Credit Facility, the Company may request letters of credit, provided that the borrowing base is not exceeded or will not be exceeded as a result of issuance of the letter of credit. There were no outstanding letters of credit on March 31, 2014 or December 31, 2013.

The Credit Facility requires the Company to comply with certain financial covenants to maintain (a) a current ratio, defined as a ratio of consolidated current assets (including the unused amount of the total commitments under the Credit Facility, but excluding noncash assets under ASC 815, Derivatives and Hedging), to consolidated current liabilities (excluding noncash obligations under ASC 815 and the current maturities under the Credit Facility, determined at the end of each quarter), of not less than 1.0 to 1.0; (b) an interest coverage ratio at the end of each quarter defined as a ratio of EBITDA (as such terms are defined in the Credit Facility) for the period of four fiscal quarters then ending to interest expense for such period of not less than 2.5 to 1.0.

In addition, the Credit Facility contains covenants that restrict, among other things, the Company’s ability to incur other indebtedness, create liens, or sell its assets; merge with other entities; pay dividends; enter into hedging agreements; and make certain investments.

At March 31, 2014 and December 31, 2013, Sabine was in compliance with its financial debt covenants under the Credit Facility.

Term Loan Agreement

The Company entered into a $500 million term loan agreement on December 14, 2012 with a maturity date of April 7, 2018. On January 23, 2013, the syndication was completed with an additional funding of $150 million bringing the outstanding balance to $650 million as of March 31, 2014. Proceeds from the Term Loan were used to acquire oil and gas properties in December 2012 and repay borrowings under the Credit Facility in the first quarter of 2013.

Borrowings made under the Term Loan are subordinate to the liens and security interests securing the Credit Facility.

Interest on borrowings under the Term Loan accrues at variable interest rates at either a Eurodollar rate or an alternate base rate (ABR). Effective with the close of the syndicate in January 2013, the Eurodollar rate is calculated as London Interbank Offered Rate (LIBOR) with a floor of 1.25%, plus an applicable margin of 7.50%. The Company elects the basis of the interest rate at the time of each borrowing. The weighted average interest rate incurred on this indebtedness for the three months ended March 31, 2014 and 2013 was 8.75% and 8.97%, respectively.

6.	Member’s Capital

Common Units

The Company is authorized to issue one class of units to be designated as “Common Units.” The units are not represented by certificates. All Common Units are issued at a price equal to $1,000 per unit.

Incentive Units

In addition to common units, Holdings established an incentive plan which provides for incentive units which have been issued to certain of Sabine’s directors, officers and employees. The incentive units have no voting rights and participate only upon liquidation events meeting certain requisite financial thresholds. No compensation expense related to the incentive units has been recognized by the Company as the occurrence of a liquidation event is not considered probable, and thus the value of the incentive, if any, cannot be determined.

7.	Statement of Cash Flows

During the three months ended March 31, 2014, the Company’s noncash investing and financing activities consisted of the following transactions:

•	Recognition of an asset retirement obligation for the plugging and abandonment costs related to the Company’s oil and natural gas properties valued at $0.2 million.

•	Working capital related to capital expenditures as of March 31, 2014 was $111.6 million.

8.	Derivative Financial Instruments

The Company is exposed to risks associated with unfavorable changes in the market price of oil and natural gas as a result of the forecasted sale of its production and uses derivative instruments to hedge or reduce its exposure to certain of these risks. For these derivative instruments, the Company did not elect hedge accounting for accounting purposes or did not qualify for hedge accounting treatment and, accordingly, recorded the net change in the mark-to-market valuation of these derivative instruments in the Consolidated Statements of Operations.

All of Sabine’s derivative instruments serve as economic hedges and are recorded at fair value with gains and losses recognized immediately in earnings. These marked-to-market adjustments will produce a degree of earnings volatility that can be significant from period to period, but such adjustments will have no cash flow impact relative to changes in market prices. The impact to cash flow occurs upon settlement of the underlying contract.

Throughout the three months ended March 31, 2014, the Company has executed derivative contracts as market conditions allowed in order to economically hedge Sabine’s anticipated future cash flows from oil and natural gas producing activities. These include both oil and natural gas fixed-price swap agreements covering certain portions of Sabine’s anticipated 2014 and 2015 production volumes. Additionally, the Company executed option contracts including purchased and written oil and natural gas call agreements, as well as purchased and written oil and natural gas put agreements, covering certain portions of Sabine’s anticipated 2014 and 2015 oil and natural gas production. No material premiums were recognized as a result of these option agreements. None of the fixed-price swap or option contracts executed during 2014 were designated for hedge accounting, with all mark to market changes in fair value recognized currently in earnings. See the table below for specific volume, timing, and pricing details regarding Sabine’s outstanding trade positions.

Additionally, prior to the three months ended March 31, 2014, the Company purchased natural gas puts, written oil and natural gas calls, and written oil and natural gas puts for periods from 2014 through 2016, for which a net premium was recognized. During the first quarter of 2014, the Company restructured certain sold call contracts for which the Company had previously recognized a premium liability related to 2015 volumes. As a result of this restructuring, the Company released $4.4 million of premium liability into earnings, recognized in “Loss on derivative instruments” on the Consolidated Statement of Operations for the period ending March 31, 2014. The net unamortized premium included in short term and long term derivative liabilities is $6.6 million and $3.5 million, respectively, at March 31, 2014. See the table below for specific volume, timing, and pricing details regarding Sabine’s derivative positions.

The following swaps and options were outstanding with associated notional volumes and contracted swap, floor, and ceiling prices that represent hedge weighted average prices for the index specified as of March 31, 2014:

Natural Gas
			Weighted Average Prices
Settlement Period	Derivative Instrument	Notional Amount	Swap	Sub Floor	Floor	Ceiling
		(Mmbtu)	($/Mmbtu)
2014	Swap	15,222,000	$4.05
2014	Swap with sub floor	3,128,000	$3.99	$3.25
2014	Three-way collar	18,775,000		$3.25	$4.50	$4.50
2015	Swap	20,075,000	$4.11
2015	Swap with sub floor	21,900,000	$4.25	$3.70
2016	Sold Call	21,960,000				$5.00

Oil
			Weighted Average Prices
Settlement Period	Derivative Instrument	Notional Amount	Swap	Sub Floor	Floor	Ceiling
		(Bbl)	($/Bbl)
2014	Swap	1,007,875	$92.47
2014	Swap with sub floor	92,125	$89.13	$70.00
2015	Swap	695,375	$90.38
2015	Swap with sub floor	104,025	$89.50	$70.00
2015	Sold Call	200,750				$106.36

Effective April 23, 2014, the Company executed additional oil swap agreements on 797,400 Bbl of anticipated 2015 production, purchased call agreements on 200,750 Bbl of anticipated 2015 production and written put agreements on 235,425 Bbl of anticipated 2015 production.

The Company recorded a short term and a long term derivative asset of $2.0 million and $1.3 million, respectively, and recorded a short term and a long term derivative liability of $23.7 million and $5.1 million, respectively, related to the fair value of the derivative instrument’s prices on related volumes as of March 31, 2014.

	For the Three Months Ended March 31,
	2013	2012
	(in thousands)

Loss on derivative instruments	$(22,126)	$(19,585)

Sabine paid $7.3 million and received $14.8 million on settlements of derivatives in the three months ended March 31, 2014 and 2013, respectively.

Sabine’s derivative contracts are executed with counterparties under certain master netting agreements that allow Sabine to offset assets due from, and liabilities due to, the counterparties. The table below presents the carrying value of Sabine’s derivative assets and liabilities both before and after the impact of such netting agreements on Sabine’s Consolidated Balance Sheets as of March 31, 2014 and December 31, 2013:

	Derivative Assets
		March 31, 2014	December 31, 2013
		(in thousands)
		Fair Value
Current assets	Derivative Instruments	$3,560	$15,859
Current liabilities(1)	Derivative Instruments	6,880	2,826

Total current asset fair value		10,440	18,685
Other assets	Derivative Instruments	5,521	6,488
Long term liabilities(1)	Derivative Instruments	1,438	223

Total long term asset fair value		6,959	6,711
Less: Counterparty set-off		(14,084)	(13,258)

Total derivative asset net fair value		$3,315	$12,138

	Derivative Liabilities
		March 31, 2014	December 31, 2013
		(in thousands)
		Fair Value
Current liabilities	Derivative Instruments	$(30,610)	$(14,451)
Current assets(1)	Derivative Instruments	(1,523)	(8,052)

Total current liability fair value		(32,133)	(22,503)
Long term liabilities	Derivative Instruments	(6,567)	(11,496)
Other assets(1)	Derivative Instruments	(4,244)	(2,156)

Total long term liability fair value		(10,811)	(13,652)
Less: Counterparty set-off		14,084	13,258

Total derivative liability net fair value		$(28,860)	$(22,897)

(1)	Impact of counterparty right of set-off for derivative instruments subject to certain master netting agreements.

At March 31, 2014, and December 31, 2013, none of Sabine’s outstanding derivatives contained credit-risk related contingent features that would result in a material adverse impact to Sabine upon any change in Sabine’s credit ratings.

9.	Fair Value Measurements

As discussed in Note 8, the Company utilizes derivative instruments to hedge against the variability in cash flows associated with the forecasted sale of its anticipated future oil and natural gas production. The Company generally hedges a substantial, but varying, portion of anticipated natural gas production for the next 12 to 60 months. These derivatives are carried at fair value on the Consolidated Balance Sheets.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs.

The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, basis swaps, options, and collars.

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table sets forth, by level, within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value as of March 31, 2014 and December 31, 2013. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Recurring Fair Value Measures
	(in millions)
	Level 1	Level 2	Level 3	Total
As of March 31, 2014
Derivative Assets	$—	$3.3	$—	$3.3
Derivative Liabilities	—	(28.9)	—	(28.9)

Total	$—	$(25.6)	$—	$(25.6)

	Level 1	Level 2	Level 3	Total
As of December 31, 2013
Derivative Assets	$—	$12.1	$—	$12.1
Derivative Liabilities	—	(22.9)	—	(22.9)

Total	$—	$(10.8)	$—	$(10.8)

Derivatives listed above include commodity swaps, basis swaps, put and call options that are carried at fair value. The fair value amounts on the Consolidated Balance Sheets associated with the Company’s derivatives resulted from Level 2 fair value methodologies, that is, the Company is able to value the assets and liabilities based on observable market data for similar instruments. The amounts above include the impact of netting assets and liabilities with counterparties with which the right of offset exists.

The observable data includes the forward curve for commodity prices and interest rates based on quoted markets prices and prospective volatility factors related to changes in commodity prices, as well as the impact of Sabine’s non-performance risk of the counterparties which is derived using credit default swap values.

The Company measures fair value of its long term debt based on a Level 2 methodology using quoted market prices with consideration given to the effect of the Company’s credit risk. The carrying value of the Company’s Credit Facility and Term Loan approximate fair value based on current rates applicable to similar instruments. The following table outlines the fair value of Sabine’s 2017 Notes as of March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013
	(in thousands)

2017 Senior Notes
Carrying Value	$348,197	$348,040
Fair Value	$329,074	$327,698

Sabine utilizes fair value on a non-recurring basis to perform impairment tests as required on its inventory, property, plant and equipment, goodwill and intangible assets. No impairment charge for gas gathering and processing equipment was recorded in each of the three months ended March 31, 2014 and 2013. Additionally, no impairment charges related to the write-down of carrying value of certain sizes of casing inventory was recorded in each of the three months ended March 31, 2014 and 2013. Assets and liabilities acquired in business combinations are recorded at their fair value as of the date of acquisition (Note 4). The inputs used to determine such fair value are primarily based upon internally developed cash flow models and would generally be classified as Level 3. Additionally, Sabine uses fair value to determine the inception value of its asset retirement obligations. The inputs used to determine such fair value are primarily based upon costs incurred historically for similar work, as well as estimates from independent third parties for costs that would be incurred to restore leased property to the contractually stipulated condition, and would generally be classified as Level 3.

10.	Commitments and Contingencies

From time to time, the Company may be a plaintiff or defendant in a pending or threatened legal proceeding arising in the normal course of its business. All known liabilities are accrued when probable and reasonably estimable based on the Company’s best estimate of the potential loss. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, the Company’s management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on the Company’s consolidated operating results, financial position or cash flows.

Holdings has entered into a Committed Oilfield Services Agreement (the “Services Agreement”) with Nabors, which grants Nabors service contracts with revenues of no less than 20% and 75% of the Company’s gross spend on hydraulic fracturing services and drilling and directional services, respectively, through December 13, 2016. If at any yearly anniversary of the execution of the Services Agreement, Sabine has failed to meet the revenue commitment for the previous 12-month period and Nabors has complied with its service obligations under the Services Agreement, Holdings may be required to pay Nabors an amount equal to the revenue shortfall multiplied by 40%, which would likely result in Holdings requesting that the Company settle such obligations. For the annual period ended December 31, 2013, the Company recognized a shortfall and penalty amount due to Nabors under the terms of the services agreement of $1.7 million which is included in “Accrued operating expenses and other” liabilities on the Consolidated Balance Sheets and “Other income (expense)” on the Consolidated Statements of Operations as of December 31, 2013 and was paid in January 2014.

As part of its ongoing operations, since inception Sabine has contracted with affiliates of Nabors to secure drilling rigs and other services for the oil and natural gas well activity Sabine has undertaken. Amounts paid to affiliates of Nabors under these agreements totaled $29.5 million and $7.0 million for the three months ended March 31, 2014 and 2013, respectively, and the Company recognized a liability on Sabine’s Consolidated Balance Sheets as of March 31, 2014 and December 31, 2013 of $5.4 million and $8.5 million, respectively, for these services which are reflected in “Accounts payable—trade” and “Accrued exploration and development” balances on Sabine’s Consolidated Balance Sheets.

As of March 31, 2014 total future commitments relating to Sabine’s secured rig and servicing contracts were $67.5 million over the next five years.

11.	Subsequent Events

Management has evaluated subsequent events through May 14, 2014, which represents the date the consolidated financial statements were issued.

Agreement and Plan of Merger

On May 5, 2014, the Company entered into an Agreement and Plan of Merger with Forest Oil Corporation (“Forest Oil”), SIH, Holdings, Holdings II, New Forest Oil Inc., a wholly-owned subsidiary of Forest Oil (“Holdco”), and Forest Oil Merger Sub Inc., a wholly owned subsidiary of Holdco (“Merger Sub”). The merger agreement provides that Forest Oil and Holdings will combine under a new holding company, Holdco, in a transaction in which SIH and the shareholders of Forest Oil will receive stock in Holdco. After the closing of the merger, the former Forest Oil shareholders will own approximately 26.5% of the outstanding Holdco common stock and SIH will own approximately 73.5% of the outstanding Holdco common stock. Holdco will be renamed “Sabine Oil & Gas Corporation” concurrently with the closing of the merger agreement.

The merger will occur through multiple steps. First, Merger Sub will merge with and into Forest Oil (the “Merger”), with Forest Oil surviving the Merger as a wholly owned subsidiary of Holdco. In the merger, each issued and outstanding Forest Oil common share will convert into the right to receive 0.1 (the “Exchange Ratio”) of a share of common stock of Holdco.

Concurrently with the merger, SIH will directly and indirectly contribute (the “contribution”) to Holdco all of the outstanding equity of Holdings in exchange for 33,013,641 shares of Holdco common stock. As a result of the Contribution, Holdings will become a wholly owned subsidiary of Holdco. After the Merger and the Contribution, the parties will effect several restructuring steps, including the merger of the Company and Forest Oil.

The closing of the merger is conditioned on approval of the merger agreement by holders of two-thirds of the outstanding Forest Oil common shares, effectiveness of a registration statement that will contain the proxy statement sent to Forest Oil shareholders to approve the merger agreement, expiration of the waiting period under the Hart-Scott-Rodino Act and other customary conditions.

In connection with entering into the merger agreement, SIH entered into a related stockholder’s agreement and registration rights agreement with Holdco and New Forest Oil, governing certain rights and obligations of SIH with respects to the shares of Holdco common stock it will receive, which will become effective upon the closing of the merger.

The foregoing summary of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the merger agreement, stockholder’s agreement and registration rights agreement, which are filed as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2, respectively, to Forest Oil’s Form 8-K filed with the SEC on May 6, 2014.

Following the May 6, 2014 announcement of the proposed merger, two putative class action lawsuits have been filed by Forest Oil shareholders in the Supreme Court of the State of New York, County of New York,

alleging breaches of fiduciary duty by the directors of Forest Oil and aiding and abetting of those breaches of fiduciary duty by Sabine in connection with the proposed merger. The two suits, captioned Stourbridge Investments LLC v. Forest Oil Corporation, Index No. 651418/2014 (filed May 7, 2014), and Raul v. Carroll, Index No. 651446/2014 (filed May 9, 2014), each seek to certify a plaintiff class consisting of all holders of Forest Oil common stock other than the defendants and their affiliates. The defendants named in these actions include the directors of Forest Oil as well as Sabine, Forest Oil and certain affiliated entities that would be involved in the proposed merger. The plaintiffs in these suits allege that (1) the proposed merger are the product of an unfair process and would result in an unfair price being paid to Forest Oil shareholders, (2) the directors of Forest Oil breached their fiduciary duties to Forest Oil shareholders by entering into the merger agreement, and (3) Sabine aided and abetted the Forest Oil directors’ alleged breaches of fiduciary duty. Specifically, plaintiffs allege that the price of Forest Oil’s stock is temporarily depressed and, as a result, that the consideration to be received by Forest Oil shareholders is inadequate. Plaintiffs further allege that the merger agreement contains certain inappropriate “deal protection devices” that impede Forest Oil from pursuing superior potential transactions with other bidders. The lawsuits seek preliminary and permanent injunctive relief to enjoin consummation of the proposed merger or, in the alternative, rescission and/or rescissory and other damages in the event that the proposed merger is consummated before the lawsuits are resolved.

The time for the defendants to respond to the complaints filed in these lawsuits has not yet expired. Sabine intends to vigorously defend against these lawsuits.

GLOSSARY OF OIL AND NATURAL GAS TERMS

The terms defined in this section are used throughout this proxy statement/prospectus:

“Bbl.” One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil, condensate or NGLs.

“Bcf.” One billion cubic feet of natural gas.

“Bcfe.” One billion cubic feet of natural gas equivalent with one barrel of oil converted to six thousand cubic feet of natural gas.

“Basin.” A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

“Completion.” The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“Day rate.” The daily cost of renting a drilling rig and the associated costs of personnel and routine supplies (not including capital goals or special services).

“DD&A.” Depreciation, depletion, amortization and accretion.

“Delineation.” The process of placing a number of wells in various parts of a reservoir to determine its boundaries and production characteristics.

“Developed acreage.” The number of acres that are allocated or assignable to productive wells or wells capable of production.

“Development well.” A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

“Downspacing.” Additional wells drilled between known producing wells to better exploit the reservoir.

“Dry hole.” A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“Exploratory well.” A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

“Farm-in or farm-out.” An agreement under which the owner of a working interest in an oil and natural gas lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”

“Field.” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“Finding and Development Costs.” As used herein, finding and development costs are reported on a per unit basis and represent facilities, well drilling and completion costs divided by equivalent associated proved reserve volumes.

“Formation.” A layer of rock which has distinct characteristics that differs from nearby rock.

“Gross acres or gross wells.” The total acres or wells, as the case may be, in which a working interest is owned.

“Horizontal drilling.” A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

“MBbl.” One thousand barrels of crude oil, condensate or NGLs.

“Mcf.” One thousand cubic feet of natural gas.

“MMBtu.” One million British thermal units.

“MMcf.” One million cubic feet of natural gas.

“MMcfe.” Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs.

“MMcfe/d.” MMcfe per day.

“NGLs.” Natural gas liquids. Hydrocarbons found in natural gas which may be extracted as liquefied petroleum gas and natural gasoline.

“NYMEX.” The New York Mercantile Exchange.

“Net acres.” The percentage of total acres an owner has out of a particular number of acres, or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres.

“Offset operator.” Any entity that has an active lease on an adjoining property for oil, natural gas or NGLs purposes.

“Potential drilling locations.” Total gross resource play locations that Sabine may be able to drill on its existing acreage. Sabine’s actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, drilling results and other factors.

“Productive well.” A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

“Prospect.” A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

“Proved developed reserves.” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

“Proved reserves.” The estimated quantities of oil, natural gas and NGLs which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

“Proved undeveloped reserves (‘PUD’).” Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Undrilled locations can be classified as having proved undeveloped reserves only if a development plan has been adopted indicating that such locations are scheduled to be drilled within five years, unless specific circumstances justify a longer time.

“psi.” Pounds per square inch.

“Recompletion.” The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

“Reserve Life.” A measure of the productive life of an oil and natural gas property for a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year end by production for that year.

“Reservoir.” A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“SEC.” U.S. Securities and Exchange Commission.

“Spacing.” The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“Standardized measure.” Discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over Sabine’s tax basis in the oil and natural gas properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate.

“Success Rate.” The percentage of wells drilled which produce hydrocarbons in commercial quantities.

“Tcfe.” One trillion cubic feet of natural gas equivalents with one barrel of oil converted to six thousand cubic feet of gas.

“Undeveloped acreage.” Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

“Unit.” The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

“Wellbore.” The hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole.

“Working interest.” The right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development, and operating costs on a cash, penalty, or carried basis.

RISK FACTORS

In considering the merger and the other matters described in this document, you should carefully review and consider the following risk factors and the other information contained in this document, including the annexes and information incorporated by reference into this document. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Sabine

Oil, natural gas and NGLs prices are volatile. A decline in oil, natural gas and NGLs prices could adversely affect Sabine’s financial position, financial results, cash flow, access to capital and ability to grow.

Sabine’s future financial condition, revenues, results of operations and rate of growth depend primarily upon the prices it receives for its oil and natural gas production, and the carrying value of its oil and natural gas properties is dependent upon prevailing prices for oil, natural gas and NGLs. Oil, natural gas and NGLs prices historically have been volatile, and are likely to continue to be volatile in the future, especially given current economic and geopolitical conditions. The NYMEX natural gas prices during 2013 ranged from a high of $4.52 to a low of $3.08 per MMBtu and the NYMEX oil prices during 2013 ranged from a high of $110.53 to a low of $86.68 per Bbl. The trailing twelve months unweighted average of the first-day-of-the-month price for natural gas has increased from $3.67 per MMBtu as of December 2013 to $4.07 per MMBtu as of May 2014. The trailing twelve months unweighted average of the first-day-of-the-month price for oil has increased from $96.78 per Bbl as of December 2013 to $99.22 per Bbl as of May 2014. This price volatility also affects the amount of cash flow available for capital expenditures and Sabine’s ability to borrow money or raise additional capital.

Prices for oil, natural gas and NGLs may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond Sabine’s control, such as:

•	the regional, domestic and foreign supply of oil and natural gas;

•	uncertainty in capital and commodities markets;

•	the price of foreign imports;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	overall domestic and global economic conditions;

•	political and economic conditions in oil and natural gas producing countries, including the Middle East, Africa, South America and Russia;

•	the level of consumer product demand;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations and taxes;

•	proximity and capacity of oil and natural gas pipelines and other transportation facilities;

•	the price and availability of competitors’ supplies of oil and natural gas and alternative fuels;

•	variations between product prices at sales points and applicable index prices; and

•	the continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East.

Declines in oil, natural gas and NGLs prices would not only reduce Sabine’s revenue, but could reduce the amount of oil and natural gas that Sabine can produce economically and, as a result, could have a material adverse effect on Sabine’s financial condition, results of operations and reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect Sabine’s future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Estimates of reserves and future net cash flows are not precise. The actual quantities of Sabine’s reserves and future net cash flows may prove to be lower than estimated.

Numerous uncertainties exist in estimating quantities of reserves and future net cash flows therefrom. Sabine’s estimates of reserves and related future net cash flows are based on various assumptions, which may ultimately prove to be inaccurate. Petroleum engineering is a subjective process of estimating accumulations of oil or natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, including the following:

•	historical production from the area compared with production from other producing areas;

•	the quality, quantity and interpretation of available relevant data;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future commodity prices; and

•	assumptions concerning future operating costs, severance, ad valorem and excise taxes, development costs, and workover and remedial costs.

Because all reserve estimates are to some degree subjective, each of the following items, or other items not identified below, may differ materially from those assumed in estimating reserves:

•	the quantities of oil and natural gas that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future commodity prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same data. Sabine’s actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the differences may be material.

The estimated discounted future net cash flows from Sabine’s proved reserves included in this proxy statement are based on prices determined under SEC rules in effect on the date of computation, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by other factors, including:

•	the amount and timing of actual production;

•	levels of future capital spending;

•	increases or decreases in the supply of or demand for oil and natural gas; and

•	changes in governmental regulations or taxation.

Accordingly, estimates included herein of future net cash flows may be materially different from the future net cash flows that are ultimately received. In addition, the ten percent discount factor mandated by the rules and regulations of the SEC to be used in calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Sabine or the oil and natural gas industry in general. Therefore, the estimates of discounted future net cash flows included in this proxy statement should not be construed as accurate estimates of the current market value of Sabine’s proved reserves.

Sabine’s business requires substantial capital and Sabine may be unable to obtain needed capital or financing on satisfactory terms or at all, which could lead to a loss of properties and a decline in Sabine’s oil and natural gas reserves and production.

The oil and natural gas industry is capital intensive. During the years ended December 31, 2013 and 2012, Sabine incurred approximately $431 million and $131 million in capital expenditures (excluding acquisitions and divestitures), respectively, and Sabine’s full year capital expenditure forecast for 2014 is expected to total approximately $625 million (excluding acquisitions and divestitures). Sabine expects to continue to make substantial capital expenditures for the acquisition, development and production of oil and natural gas reserves. The actual amount and timing of Sabine’s future capital expenditures may differ materially from its estimates as a result of, among other things, commodity prices, actual drilling results, the availability of drilling rigs and other services and equipment, and regulatory, technological and competitive developments.

To date, Sabine has financed capital expenditures primarily with capital contributions by its equity sponsors, proceeds from bank borrowings, cash generated by operations and net proceeds from the sale of its 9.75% senior unsecured notes due 2017 (“2017 Notes”). Sabine intends to finance its future capital expenditures through, among other things, cash flow from operations, borrowings under its existing reserve based revolving credit facility (the “Sabine Credit Facility”) until the merger is completed, and, thereafter, a new reserve based revolving credit facility (the “New Revolving Credit Facility”) that will replace each of Sabine’s and Forest’s existing revolving credit facilities, the issuance of debt or equity securities and the sale of assets. Sabine’s cash flow from operations and access to capital are subject to a number of variables, including:

•	Sabine’s proved reserves;

•	the level of oil and natural gas Sabine is able to produce from existing wells;

•	the prices at which Sabine is able to sell oil, natural gas and NGLs;

•	the costs of developing and producing its oil and natural gas reserves;

•	Sabine’s ability to acquire, locate and produce new reserves;

•	global credit and securities markets; and

•	the ability and willingness of lenders and investors to provide capital and the cost of that capital.

If Sabine’s cash flows or the borrowing base under the Sabine Credit Facility or the New Revolving Credit Facility decrease as a result of lower oil, natural gas and NGLs prices, operating difficulties, declines in reserves or for any other reason, Sabine may be required to seek additional debt or equity financing to fund its operations and capital expenditures. Sabine’s second lien term loan agreement (the “Term Loan Facility”) and the Sabine Credit Facility (together with the “Term Loan Facility,” Sabine’s Credit Facilities”) and the indenture governing the 2017 Notes restrict, and the New Revolving Credit Facility and, if the merger is completed, the Forest indentures will restrict, its ability to obtain certain kinds of new financing and Sabine may not be able to obtain debt or equity financing on terms favorable to it, or at all. If Sabine is unable to secure sufficient capital to meet its capital requirements, Sabine may be required to curtail operations, which could lead to a possible loss of properties and an adverse impact on Sabine’s oil and natural gas reserves, production, revenues and results of operations.

Drilling for and producing oil and natural gas are risky activities with many uncertainties that could adversely affect Sabine’s business, financial condition and results of operations.

Sabine’s drilling activities are subject to many risks, including the risk that Sabine will not discover commercially productive reservoirs. Drilling for oil and natural gas can be unprofitable, not only from dry holes, but from productive wells that do not produce sufficient revenues to return a profit. Sabine’s decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on its evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Sabine’s cost of drilling, completing, equipping and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical or less economic than forecasted. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory and contractual requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel or other services or in obtaining water for hydraulic fracturing activities;

•	equipment failures or accidents;

•	adverse weather conditions;

•	reductions in oil, natural gas and NGL prices;

•	surface access restrictions;

•	loss of title or other title related issues;

•	pipe or cement failures or casing collapses;

•	compliance with environmental and other government requirements;

•	environmental hazards, such as natural gas leaks, groundwater contamination resulting from improper well casing and cementing, oil spills, pipeline and tank ruptures, encountering naturally occurring radioactive materials, and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface or subsurface environment;

•	fires, blowouts, surface craterings and explosions;

•	uncontrollable flows of oils, natural gas, formation water, or well fluids;

•	oil, natural gas or NGLs gathering, transportation and processing availability restrictions or limitations; and

•	limitations in the market for oil and natural gas.

The occurrence of certain of these events could also affect third parties, including persons living near Sabine’s operations, its employees and employees of its contractors, leading to injuries or death or property damage. As a result, Sabine faces the possibility of liabilities from these events that could adversely affect its business, financial condition and results of operations.

Unless Sabine replaces its oil and natural gas reserves, Sabine’s reserves and production will decline, which would adversely affect its business, financial condition and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. The rate of decline will change if production from existing wells declines in a different manner than Sabine has estimated and can change under other circumstances. Thus, Sabine’s future oil and natural gas reserves and production and, therefore, its cash flow and results of operations are highly dependent upon its success in efficiently developing and exploiting its current properties and economically finding or acquiring additional recoverable reserves. Sabine may not be able to develop, find or acquire additional reserves to replace its current and future production at acceptable costs. If Sabine is unable to replace its current and future production, the value of its reserves will decrease, and Sabine’s business, financial condition and results of operations would be adversely affected.

Drilling locations that Sabine has identified may not yield oil, natural gas or NGLs in commercially viable quantities.

Sabine’s drilling locations are in various stages of evaluation, ranging from a location which is ready to drill to a location that will require substantial additional interpretation. It is impossible to predict in advance of drilling and testing whether any particular location will yield oil, natural gas or NGLs in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of technologies and the study of producing fields in the same area will not enable Sabine to know conclusively prior to drilling whether oil, natural gas or NGLs will be present or, if present, whether oil, natural gas or NGLs will be present in sufficient quantities to be economically viable. Even if sufficient amounts of oil, natural gas or NGLs exist, Sabine may damage the potentially productive hydrocarbon bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production from or abandonment of the well. If Sabine drills additional wells that it identifies as dry holes in its current and future drilling locations, Sabine’s drilling success rate may decline and materially harm its business. In sum, the cost of drilling, completing and operating any well is often uncertain, and new wells may not be productive.

Sabine’s identified drilling location inventories are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Sabine’s management has specifically identified drilling locations as an estimation of its future multi-year drilling activities on its existing acreage. These identified drilling locations represent a significant part of Sabine’s business strategy. Sabine’s ability to drill and develop these locations depends on a number of factors, some of which are beyond its control, including the availability and cost of capital, weather conditions, including seasonal restrictions, regulatory approvals, oil, natural gas and NGLs prices, costs and drilling results. As a consequence, Sabine does not know if the numerous potential drilling locations it has identified will ever be drilled or if it will be able to produce oil or natural gas from these or any other potential drilling locations. Therefore, Sabine’s actual drilling activities may materially differ from those presently identified, which could adversely affect its business.

As a result of the uncertainties described above, Sabine may be unable to drill many of its potential resource play drilling locations. In addition, depending on the timing and concentration of the development of the non-proved locations, Sabine would be required to generate or raise significant capital to develop all of its potential drilling locations should it elect to do so. Sabine’s December 31, 2013 estimated reserves assume that capital costs of approximately $632 million will be required over a period of approximately five years in order to develop its proved undeveloped reserves. Sabine may not be able to raise or generate the capital required to drill or develop these additional non-proved locations. Any drilling activities Sabine is able to conduct on these potential locations may not be successful or allow it to add additional proved reserves to its overall proved reserves or may result in a downward revision of estimated proved reserves, which could have a material adverse effect on Sabine’s future business and results of operations.

Sabine has incurred losses from operations for various periods since its inception and may do so in the future.

Sabine’s development of and participation in an increasingly larger number of prospects has required and will continue to require substantial capital expenditures. The uncertainty and factors described throughout this “Risk Factors” section may impede Sabine’s ability to economically find, develop, exploit and acquire oil and natural gas reserves. As a result, Sabine may not be able to sustain profitability or positive cash flows from operating activities in the future.

Sabine cannot be certain that the insurance coverage maintained by it will be adequate to cover all losses that may be sustained in connection with its oil and natural gas producing activities.

Sabine maintains an insurance program designed to provide coverage for Sabine’s property and casualty exposures. Sabine’s risk management program provides coverage types, limits and deductibles commensurate with companies of comparable size and with similar risk profiles. Sabine’s insurance program includes the following coverage:

•	Commercial general liability covering:

•	bodily injury and property damage;

•	advertising injury and personal injury;

•	production and completed operations;

•	medical expenses; and

•	underground resources and equipment property damage;

•	Business automobile covering:

•	liability on all autos, including owned, hired and non-owned vehicles;

•	Claims made pollution liability covering:

•	sudden and accidental and gradual seepage pollution events; and

•	on-site cleanup;

•	Workers’ compensation and employer’s liability covering statutory coverage in all states in which Sabine operates;

•	Umbrella and excess liability;

•	Property and equipment;

•	Crime; and

•	Control of covering:

•	cost of well control;

•	pollution clean-up and debris removal;

•	restoration and redrill; and

•	care, custody and control.

As is common in the oil and natural gas industry, Sabine does not insure fully against all risks associated with its business either because such insurance is not available or because Sabine believes the premium costs are prohibitive. A loss not fully covered by insurance could have a materially adverse effect on Sabine’s financial position and results of operations. There can be no assurance that the insurance coverage that Sabine maintains will be sufficient to cover every claim made against it in the future. As hydraulic fracturing is a key component of Sabine’s operational strategy, it maintains claims made pollution liability insurance, which provides coverage for long-term gradual seepage pollution events. A loss in connection with Sabine’s oil and natural gas operations could have a material adverse effect on its financial position and results of operations to the extent that the insurance coverage provided under its policies is inadequate to cover any such loss.

Full cost accounting rules required Sabine to record a non-cash asset write-down for the year ended December 31, 2012, and Sabine may be required to record similar non-cash asset write-downs in the future.

Sabine utilizes the full cost method of accounting for oil and natural gas exploration and development activities. Under full cost accounting, Sabine is required to perform a ceiling test each quarter. The ceiling test is an impairment test and generally establishes a maximum, or “ceiling,” of the book value of oil and natural gas properties that is equal to the expected after tax present value (discounted at 10%) of the future net cash flows from proved reserves, including the effect of cash flow hedges when hedge accounting is applied, calculated using the unweighted average of the historical first-day-of-the-month oil and natural gas prices for the prior twelve months. If the net book value of oil and natural gas properties (reduced by any related net deferred income tax liability and asset retirement obligation) exceeds the ceiling limitation, accounting rules require Sabine to impair or “write down” the book value of its oil and natural gas properties. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date.

Costs associated with unevaluated properties are not initially subject to the ceiling test limitation. Rather, Sabine assesses all items classified as unevaluated property on a quarterly basis for possible impairment or reduction in value based upon its intentions with respect to drilling on such properties, the remaining lease term, geological and geophysical evaluations, drilling results, the assignment of proved reserves, and the economic viability of development if proved reserves are assigned. These factors are significantly influenced by Sabine’s expectations regarding future commodity prices, development costs, and access to capital at acceptable cost. During any period in which these factors indicate an impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and are then subject to amortization and the ceiling test limitation. Accordingly, a significant change in these factors, many of which are beyond Sabine’s control, may shift a significant amount of cost from unevaluated properties into the full cost pool that is subject to amortization and the ceiling test limitation.

As of December 31, 2013, the unweighted average of the historical first-day-of-the-month natural gas and oil prices for the prior twelve months was $96.78 per Bbl of oil and $3.67 per MMbtu for natural gas and the ceiling limitation exceeded the carrying value of proved oil and natural gas properties by approximately $201.1 million. Sabine previously recorded a non-cash impairment charge of $641.8 million for the year ended December 31, 2012.

The risk that Sabine will be required to write down the carrying value of its oil and natural gas properties increases when oil and natural gas prices are low or volatile. Natural gas prices declined significantly in late 2011 and early 2012 to the lowest level in recent years and continue to trade near historic lows, but have recently increased. The trailing twelve months unweighted average of the first-day-of-the-month price for natural gas increased from $3.67 per MMBtu as of December 2013 to $4.07 as of May 2014.

Poor general economic, business or industry conditions may adversely affect Sabine’s results of operations, liquidity and financial condition.

During the last several years, economic uncertainty for the global economy has arisen due to concerns relating to the global financial crisis, including the mortgage and real estate markets in the United States, high levels of unemployment in the United States, increased levels of sovereign and individual debt, energy costs, geopolitical issues and the availability and cost of credit. Concerns about global economic conditions have had a significant adverse impact on global financial markets and commodity prices. If the economic recovery in the United States or abroad slows or is not sustained, demand for petroleum products could diminish or stagnate, which could affect the price at which Sabine can sell its production and affect its vendors’, suppliers’ and customers’ ability to continue operations.

Further, Sabine’s ability to access the capital markets or borrow money may be restricted or more expensive at a time when it would like, or need, to raise capital, which could have an adverse impact on its flexibility to react to changing economic and business conditions and on its ability to fund operations and capital expenditures in the future. Economic circumstances could have an impact on Sabine’s lenders or customers, causing them to fail to meet their obligations to it, and on the liquidity of its operating partners, resulting in delays in operations or their failure to make required payments. Also, market conditions could have an impact on commodities derivatives transactions if Sabine’s counterparties are unable to perform their obligations or seek bankruptcy protection. The ultimate outcome and impact of current economic conditions cannot be predicted and may have a material adverse effect on Sabine’s future results of operations, liquidity and financial condition.

The results of Sabine’s horizontal drilling activities are subject to drilling and completion technique risks, and actual drilling results may not meet its expectations for reserves or production. As a result, Sabine may incur material impairment of the carrying value of its unevaluated properties, and the value of its undeveloped acreage could decline if drilling results are unsuccessful.

During the year ended December 31, 2013 in the Eagle Ford Shale in South Texas and the Granite Wash in North Texas, Sabine drilled 34 and ten wells and completed 18 and eight wells, respectively. Risks that Sabine faces while horizontally drilling include, but are not limited to, landing its well bore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running its casing the entire length of the well bore and being able to run tools and other equipment consistently through the horizontal well bore. Risks that Sabine faces while completing its horizontal wells include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the well bore during completion operations and successfully cleaning out the well bore after completion of the final fracture stimulation stage. Ultimately, the success of these horizontal drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If Sabine’s horizontal drilling results are less than anticipated, the return on its investment in these areas may not be as attractive as it anticipates. The carrying value of Sabine’s unevaluated properties could become impaired, which would increase Sabine’s depletion rate per Mcfe if there were no corresponding additions to recoverable reserves, and the value of its undeveloped acreage could decline in the future.

Sabine’s business depends on transportation by truck for its oil and condensate production, and its natural gas production depends on transportation facilities that are owned by third parties.

Sabine transports a significant portion of its oil and condensate production by truck, which is more expensive and less efficient than transportation via pipeline, and can be less reliable than transportation via pipeline in circumstances when availability of trucks is constrained. Sabine’s natural gas production depends in part on the availability, proximity and capacity of pipeline systems and processing facilities owned by third parties. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect Sabine’s ability to produce, gather and transport oil and natural gas.

The disruption of third-party facilities due to maintenance or weather could negatively affect Sabine’s ability to market and deliver its products. Sabine has no control over when or if such facilities are restored or what prices will be charged in such situations. A total shut-in of production could materially affect Sabine due to a lack of cash flows, and if a substantial portion of the production is hedged at lower than market prices, those financial hedges would have to be paid from borrowings absent sufficient cash flows.

Sabine’s operations are substantially dependent on the availability of water. Restrictions on Sabine’s ability to obtain water may have an adverse effect on its financial condition, results of operations and cash flows.

Water is an essential component of deep shale oil and natural gas production during both the drilling and hydraulic fracturing processes. Historically, Sabine has been able to purchase water from local landowners for use in its operations. Most of the areas in which Sabine operates remain in drought conditions which may affect its ability to obtain water. If Sabine is unable to obtain water to use in its operations from local sources, Sabine may be unable to economically produce its reserves, which could have an adverse effect on its financial condition, results of operations and cash flows.

Sabine is subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business.

Companies that explore for and develop, produce and sell oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax, environmental, health and safety laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state and local agencies. If these permits are not issued or unfavorable restrictions or conditions are imposed on Sabine’s drilling activities, Sabine may not be able to conduct its operations as planned. Sabine may be required to make large expenditures to comply with such governmental regulations. Matters subject to regulation may include:

•	water use, discharge and disposal permits for drilling operations;

•	drilling bonds;

•	drilling permits;

•	reports concerning operations;

•	air quality, noise levels and related permits;

•	spacing of wells;

•	rights-of-way and easements;

•	unitization and pooling of properties;

•	gathering, transportation and marketing of oil and natural gas;

•	taxation; and

•	waste transport and disposal permits and requirements.

Failure to comply with these laws may result in the suspension or termination of Sabine’s operations and subject it to liabilities under administrative, civil and criminal penalties. Compliance costs can be significant. Moreover, these laws or the enforcement thereof could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect Sabine’s business, financial condition and results of operations.

Numerous governmental agencies, such as the U.S. Environmental Protection Agency (“EPA”), issue regulations to implement and enforce environmental, health and safety laws and regulations, which often require difficult and costly compliance measures. Failure to comply with these laws and regulations may also result in the suspension or termination of Sabine’s operations and subject it to administrative, civil and criminal penalties, including the assessment of natural resource damages, as well injunctions limiting or prohibiting its activities. Under certain environmental, health and safety laws and regulations, Sabine could be held liable for personal injuries, property damage (including site clean-up and restoration costs) and other damages. Some laws and regulations may impose strict as well as joint and several liabilities for environmental contamination, which could subject Sabine to liability for the conduct of others or for its own actions that were in compliance with all applicable laws at the time such actions were taken. Under such laws, Sabine could be held liable for environmental contamination at its currently or formerly owned, leased or operated properties as well as third-party locations (such as treatment or disposal facilities). Environmental and other governmental laws and regulations also increase the costs to plan, design, drill, install, operate and abandon oil and natural gas wells. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects. Environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could have a material adverse effect on Sabine’s financial condition and results of operations.

In addition, Sabine’s activities are subject to the regulation by oil and natural gas-producing states relating to conservation practices and protection of correlative rights. These regulations affect Sabine’s operations and limit the quantity of oil and natural gas it may produce and sell. A major risk inherent in Sabine’s drilling plans is the need to obtain drilling permits from state and local authorities. Delays in obtaining regulatory approvals or drilling permits, the failure to obtain a drilling permit for a well or the receipt of a permit with excessive conditions or costs could have a material adverse effect on Sabine’s ability to explore on or develop its properties. Many factors, including the protection of certain species as well as public perception, can materially affect the ability to secure construction or operation permits. Seasonal restrictions may limit Sabine’s ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay Sabine’s operations and materially increase its operating and capital costs. Permanent restrictions imposed to protect endangered species could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species in areas where Sabine operates as threatened or endangered could cause it to incur increased costs arising from species protection measures or could result in limitations on its exploration, development and production activities that could have an adverse impact on its ability to develop and produce its reserves. Once operational, enforcement measures can include significant civil penalties for regulatory violations regardless of intent. Under appropriate circumstances, an administrative agency can request a cease and desist order to terminate operations.

Additionally, the oil and natural gas regulatory environment could change in ways that might substantially increase the financial and managerial costs to comply with the requirements of these laws and regulations and, consequently, adversely affect Sabine’s profitability. Furthermore, Sabine may be put at a competitive disadvantage to larger companies in its industry that can spread these additional costs over a greater number of wells and larger operating area.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing is an essential and common practice in the oil and natural gas industry used to stimulate production of oil and/or natural gas from dense subsurface rock formations. Hydraulic fracturing involves using water, sand, and certain chemicals to fracture the hydrocarbon-bearing rock formation to allow flow of hydrocarbons into the wellbore. Sabine routinely applies hydraulic-fracturing techniques in its drilling and completion programs. While hydraulic fracturing has historically been regulated by state oil and natural-gas commissions, the EPA has asserted federal regulatory authority over certain hydraulic-fracturing activities under the Safe Drinking Water Act involving the use of diesel fuels and issued revised permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. Also, in May 2014, the EPA issued an Advanced Notice of Proposed Rulemaking regarding its intent to develop and issue regulations under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing. Moreover, in August 2012, the EPA published final rules under the Clean Air Act requiring, among other things, with respect to certain categories of natural gas wells undergoing hydraulic fracturing or re-fracturing, a reduction of volatile organic compound emissions by methods such as routing flow back emissions to a gathering line or capturing and combusting the emissions with a combustion device after October 15, 2012 and the use of reduced emission completions or “green completions,” with or without combustion devices after January 1, 2015. More recently, on May 24, 2013, the federal Bureau of Land Management published a supplemental notice of proposed rulemaking governing hydraulic fracturing on federal and Indian lands that replaces a prior draft of proposed rulemaking issued by the agency in May 2012. The revised proposed rule would continue to require public disclosure of chemicals used in hydraulic fracturing on federal and Indian lands, confirmation that wells used in fracturing operations meet appropriate construction standards, and development of appropriate plans for managing flowback water that returns to the surface.

In addition, Congress from time to time has considered the adoption of legislation to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the hydraulic fracturing process. Certain states, including Texas, have adopted, and other states are considering adopting, regulations that could impose more stringent permitting, public disclosure, and well construction requirements on hydraulic-fracturing operations or otherwise seek to ban fracturing activities altogether. For example in May 2013, the TRC adopted new rules governing well casing, cementing and other standards for ensuring that hydraulic fracturing operations do not contaminate nearby water resources. In addition to state laws, local land use restrictions, such as city ordinances, may restrict or prohibit the performance of well drilling in general and/or hydraulic fracturing in particular. In the event state, local, or municipal legal restrictions are adopted in areas where Sabine is currently conducting, or in the future plans to conduct operations, it may incur additional costs to comply with such requirements that may be significant in nature, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from the drilling of wells.

There are also certain governmental reviews either underway or being proposed that focus on environmental aspects of hydraulic-fracturing practices. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic-fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with draft and final reports drawing conclusions about the potential impacts of hydraulic fracturing on drinking water resources expected to be available by late 2014 and 2016, respectively. Moreover, the EPA has announced that it will develop effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities by 2014. Other governmental agencies, including the U.S. Department of Energy and the U.S. Department of the Interior, have evaluated or are evaluating various other aspects of hydraulic fracturing. These ongoing or proposed studies, depending on the intensity of such efforts and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the federal Safe Drinking Water Act or other regulatory mechanisms.

Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition to oil and natural gas production activities using hydraulic fracturing techniques. Additional legislation or regulation could also lead to operational delays or increased operating costs in the production of oil and natural gas, including from the developing shale plays, or could make it more difficult to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could potentially cause a decrease in the completion of new oil and natural gas wells, increased compliance costs and time, any of which could adversely affect Sabine’s business.

Regulation related to global warming and climate change could have an adverse effect on Sabine’s operations and demand for oil and natural gas.

In December 2009, the EPA published its findings that emissions of greenhouse gases (“GHGs”) present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations under existing provisions of the Clean Air Act that establish Prevention of Significant Deterioration and Title V permit reviews for GHG emissions from certain large stationary sources. Facilities required to obtain Prevention of Significant Deterioration permits for their GHG emissions must meet “best available control technology” standards that will be established by the states or, in some cases, by the EPA on a case-by-case basis. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among others, certain oil and natural gas production facilities on an annual basis, which includes certain of Sabine’s operations. In addition, as noted above, in August 2012, the EPA established new source performance standards for volatile organic compounds (“VOCs”) and sulfur dioxide and an air toxic standard for oil and natural gas production, transmission, and storage. The rules include the first federal air standards for natural gas wells that are hydraulically fractured, or refractured, as well as requirements for several other sources, such as storage tanks and other equipment, and limits methane emissions from these sources in an effort to reduce GHG emissions.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs that typically require major sources of GHG emissions, such as electric power plants, to acquire and surrender emission allowances in return for emitting those GHGs. If Congress undertakes comprehensive tax reform in the coming year, it is possible that such reform may include a carbon tax, which could impose additional direct costs on operations and reduce demand for refined products. In any event, the Obama administration recently announced its Climate Action Plan, which, among other things, directs federal agencies to develop a strategy for the reduction of methane emissions, including emissions from the oil and natural gas agency. As part of the Climate Action Plan, the Obama Administration also announced that it intends to adopt additional regulations to reduce emissions of GHGs and to encourage greater use of low carbon technologies in the coming years. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would affect Sabine’s business, any such future laws and regulations that require reporting of GHGs or otherwise limit emissions of GHGs from Sabine’s equipment and operations could require Sabine to incur costs to monitor and report on GHG emissions or reduce emissions of GHGs associated with its operations, and such requirements also could adversely affect demand for the oil and natural gas that Sabine produces. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. If any such effects were to occur, they could have an adverse effect on Sabine’s business, financial condition and results of operations.

The majority of Sabine’s operations are located in Texas, making operations vulnerable to risks associated with operating in a limited number of major geographic areas.

Sabine’s operations are focused primarily in East Texas, South Texas and North Texas, which means its current producing properties and new drilling opportunities are geographically concentrated in these areas. Because Sabine’s operations are not as diversified geographically as many of its competitors, the success of its operations and its profitability may be disproportionately exposed to the effect of any regional events, including fluctuations in prices of oil, natural gas and NGLs produced from the wells in these areas, natural disasters, restrictive governmental regulations, transportation capacity constraints, curtailment of production or interruption of transportation, and any resulting delays or interruptions of production from existing or planned new wells.

Sabine relies on independent experts and technical or operational service providers over whom it may have limited control.

Sabine uses independent contractors to provide it with technical assistance and services. Sabine relies upon the owners and operators of rigs and drilling equipment, and upon providers of field services, to drill and develop its prospects to production. In addition, Sabine relies upon the services of other third parties to explore or analyze its prospects to determine a method in which the prospects may be developed in a cost-effective manner. Sabine’s limited control over the activities and business practices of these providers, any inability on its part to maintain satisfactory commercial relationships with them or their failure to provide quality services could materially and adversely affect its business, results of operations and financial condition.

Sabine’s use of 2-D and 3-D seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas, which could adversely affect the results of its drilling operations.

Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. In addition, the use of 3-D seismic and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies, and Sabine could incur losses as a result of such expenditures. As a result, Sabine’s drilling activities may not be successful or economical.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas services and products may have a material adverse effect on Sabine’s business, financial condition, results of operations and cash flows.

Properties that Sabine buys may not produce as projected and Sabine may be unable to determine the reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them.

One of Sabine’s growth strategies is to capitalize on opportunistic acquisitions of oil and natural gas reserves. However, Sabine’s reviews of acquired properties are inherently incomplete, because it generally is not feasible to review in detail every individual property involved in each acquisition. Ordinarily, Sabine will focus its review efforts on the higher value properties and will sample the remaining properties for reserve potential. Sabine may also perform only a cursory review of title to these properties at the time it acquires interests in them, particularly if it does not intend to drill on the properties immediately. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, Sabine often assumes certain environmental and other risks and liabilities in connection with acquired properties.

Approximately 40% of Sabine’s core net leasehold acreage was undeveloped, and that acreage may not ultimately be developed or become commercially productive, which could cause Sabine to lose rights under its leases as well as have a material adverse effect on its oil and natural gas reserves and future production and, therefore, its future cash flow and income.

As of December 31, 2013, approximately 40% of Sabine’s core net leasehold acreage was undeveloped, or acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves. In addition, substantially all of Sabine’s oil and natural gas leases require it to drill wells that are commercially productive, and if Sabine is unsuccessful in drilling such wells, it could lose its rights under such leases. Sabine’s future oil and natural gas reserves and production and, therefore, its future cash flow and income are highly dependent on successfully developing its undeveloped leasehold acreage.

Approximately 44% of Sabine’s total estimated proved reserves at December 31, 2013 were proved undeveloped reserves.

Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data included in Sabine’s reserve engineer reports assumes that substantial capital expenditures are required to develop such reserves. Although cost and reserve estimates attributable to Sabine’s oil and natural gas reserves have been prepared in accordance with industry standards, it cannot be sure that the estimated costs are accurate, that development will occur as scheduled or that the results of such development will be as estimated.

Market conditions or operational impediments may hinder Sabine’s access to oil and natural gas markets or delay its production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder Sabine’s access to oil and natural gas markets or delay its production. The availability of a ready market for Sabine’s oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of Sabine’s reserves to pipelines and terminal facilities. Sabine’s ability to market its production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Sabine’s failure to obtain such services on acceptable terms could materially harm its business. Sabine may be required to shut down wells for a lack of a market or because of inadequacy or unavailability of natural gas pipeline, gathering system capacity or processing facilities. If that were to occur, Sabine would be unable to realize revenue from those wells until production arrangements were made to deliver the production to market.

Sabine’s hedging activities could result in financial losses or could reduce its income.

To achieve a more predictable cash flow and to reduce its exposure to adverse fluctuations in commodity prices, Sabine currently enters into hedging arrangements for a portion of its natural gas production and may in the future enter into such arrangements for portions of its oil, natural gas and NGLs production. These hedging arrangements expose Sabine to the risk of financial loss in some circumstances, including when:

•	production is less than expected;

•	the counterparty to the hedging contract defaults on its contractual obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, these types of hedging arrangements limit the benefit Sabine would receive from increases in the prices for natural gas or oil and may expose Sabine to cash margin requirements.

Sabine’s counterparties are typically financial institutions who are lenders under its Credit Facilities. The risk that a counterparty may default on its obligations is heightened by the recent financial sector crisis and other losses incurred by many banks and other financial institutions, including Sabine’s counterparties or their affiliates. These losses may affect the ability of the counterparties to meet their obligations to Sabine on hedge transactions, which would reduce Sabine’s revenues from hedges at a time when it is also receiving a lower price for its oil and natural gas sales, thus triggering the hedge payments. As a result, Sabine’s operations, liquidity and financial condition could be materially, adversely affected.

Sabine’s commodity price risk management activities could have the effect of reducing its net income. At December 31, 2013, the net unrealized liability represented by Sabine’s commodity price risk management contracts was $10.8 million. Sabine may continue to incur significant unrealized gains or losses in the future from its commodity price risk management activities to the extent market prices increase or decrease and Sabine’s derivatives contracts remain in place.

Sabine is exposed to credit risks of its hedging counterparties, third parties participating in its wells and its customers.

Sabine’s principal exposures to credit risk are through receivables resulting from commodity derivatives instruments ($12.1 million at December 31, 2013), joint interest receivables ($15.8 million at December 31, 2013) and the sale of its oil, natural gas and NGLs production ($56.2 million in receivables at December 31, 2013), which Sabine markets to energy marketing companies and refineries. Joint interest receivables arise from billing entities who own partial interest in the wells Sabine operates. These entities participate in Sabine’s wells primarily based on their ownership in leases on which Sabine wishes to drill. Sabine can do very little to choose who participates in its wells. Sabine is also subject to credit risk due to concentration of its oil, natural gas and NGLs receivables with several significant customers. Sabine does not require most of its customers to post collateral. The inability or failure of Sabine’s significant customers to meet their obligations to Sabine or their insolvency or liquidation may adversely affect Sabine’s financial results.

Sabine depends on a limited number of key personnel who would be difficult to replace.

Many key responsibilities within Sabine’s business have been assigned to a small number of employees. The loss of any member of its senior management or other key employees could negatively impact its ability to execute its strategy. Further, Sabine does not maintain “key person” life insurance policies on any of its employees. As a results, Sabine is not insured against any losses resulting from the death of its key employees.

Competition in the oil and natural gas industry is intense, which may adversely affect Sabine’s ability to succeed.

The oil and natural gas industry is intensely competitive, and Sabine competes with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than Sabine’s financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Sabine’s larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than it can, which would adversely affect Sabine’s competitive position.

Sabine’s ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because Sabine has fewer financial and human resources than many companies in its industry, it may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

Sabine has limited control over activities on properties it does not operate, which could reduce its production and revenues.

A portion of Sabine’s business activities is conducted through joint operating agreements under which Sabine owns partial interests in oil and natural gas properties. If Sabine does not operate the properties in which it owns an interest, Sabine does not have control over normal operating procedures, expenditures or future development of underlying properties. The failure of an operator of Sabine’s wells to adequately perform operations or an operator’s breach of the applicable agreements could reduce its production and revenues. The success and timing of Sabine’s drilling and development activities on properties operated by others, therefore, depends upon a number of factors outside of its control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells and use of technology. Because Sabine does not have a majority interest in most wells that it does not operate, Sabine may not be in a position to remove the operator in the event of poor performance.

The inability of one or more of Sabine’s customers to meet their obligations may adversely affect Sabine’s financial results.

Sabine derives a significant portion of its revenues from a few customers. For the year ended December 31, 2013, eight customers accounted for approximately 75% of Sabine’s total revenues. If these customers fail to timely pay for Sabine’s production or they cease purchasing Sabine’s production and Sabine is unable to secure alternative purchasers for its production on a timely basis, Sabine’s financial condition and results of operations would be materially adversely affected.

The recent adoption of derivatives legislation by the U.S. Congress could have an adverse effect on Sabine’s ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with Sabine’s business.

Historically, Sabine has entered into a number of commodity derivative contracts in order to hedge a portion of its oil and natural gas production, and, in the future, Sabine may enter into derivative contracts to hedge a portion of its exposure to fluctuations in interest rates. On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which requires the SEC and the Commodity Futures Trading Commission (the “CFTC”) to promulgate rules and regulations implementing the new legislation. Although the CFTC has finalized certain regulations, others remain to be finalized or implemented and it is not possible at this time to predict when this will be accomplished.

In October 2011, the CFTC issued regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. The initial position limits rule was vacated by the United States District Court for the District of Columbia in September 2012. However, in November 2013, the CFTC proposed new rules that would place limits on positions in certain core futures and equivalent swaps contracts for or linked to certain physical commodities, subject to exceptions for certain bona fide hedging transactions. As these new position limit rules are not yet final, the impact of those provisions on Sabine is uncertain at this time.

The CFTC has designated certain interest rate swaps and credit default swaps for mandatory clearing and the associated rules also will require Sabine, in connection with covered derivative activities, to comply with clearing and trade-execution requirements or take steps to qualify for an exemption to such requirements. Although Sabine expects to qualify for the end-user exception from the mandatory clearing requirements for swaps entered to hedge its commercial risks, the application of the mandatory clearing and trade execution requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that Sabine uses for hedging. In addition, for uncleared swaps, the CFTC or federal banking regulators may require end-users to enter into credit support documentation and/or post initial and variation margin. Posting of collateral could affect liquidity and reduce cash available to Sabine for capital expenditures, therefore reducing Sabine’s ability to execute hedges to reduce risk and protect cash flows. The proposed margin rules are not yet final, and therefore the impact of those provisions to Sabine is uncertain at this time.

The Dodd-Frank Act also may require the counterparties to Sabine’s derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

The full impact of the Dodd-Frank Act and related regulatory requirements upon Sabine’s business will not be known until the regulations are implemented and the market for derivatives contracts has adjusted. The Dodd-Frank Act and any new regulations could significantly increase the cost of derivative contracts, materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks Sabine encounters, reduce Sabine’s ability to monetize or restructure its existing derivative contracts or increase its exposure to less creditworthy counterparties. If Sabine reduces its use of derivatives as a result of the Dodd-Frank Act and regulations implementing the Dodd-Frank Act, the results of its operations may become more volatile and its cash flows may be less predictable, which could adversely affect Sabine’s ability to plan for and fund capital expenditures.

Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Sabine’s revenues could therefore be adversely affected if a consequence of the Dodd-Frank Act and implementing regulations is to lower commodity prices.

Any of these consequences could have a material adverse effect on Sabine, its financial condition and the results of its operations.

Sabine’s business and financial results may be adversely affected if proposed tax reforms are enacted or similar initiatives are implemented as part of the U.S. government’s efforts to reduce budget deficits.

The Obama administration’s budget proposals for fiscal year 2015 contain numerous proposed tax changes, and from time to time, legislation has been introduced that would enact many of these proposed changes. The proposed budget and legislation would repeal many tax incentives and deductions that are currently available to U.S. oil and natural gas companies. Among others, the provisions include: elimination of the ability to fully deduct intangible drilling and development costs in the year incurred; repeal of the percentage depletion deduction for oil and natural gas properties; repeal of the domestic manufacturing tax deduction for oil and natural gas companies; and increase in the geological and geophysical amortization period for independent producers. It is unclear whether any of these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of legislation containing some or all of these provisions or any other similar change in U.S. federal income tax law could eliminate or postpone certain tax deductions that are currently available to Sabine with respect to oil and natural gas exploration and development, and any such change could have a material adverse effect on Sabine’s business, financial condition and results of operations.

Restrictions in Sabine’s existing and future debt agreements could limit its growth and its ability to respond to changing conditions.

Sabine’s existing Credit Facilities contain, and the New Revolving Credit Facility and if the merger is completed, the Forest indentures will contain, a number of significant covenants in addition to covenants restricting the incurrence of certain kinds of additional debt. For example, the Sabine Credit Facility requires, and it is anticipated that the New Revolving Credit Facility will require, Sabine, among other things, to maintain certain financial ratios. These restrictions also limit Sabine’s ability to obtain future financings to withstand a future downturn in Sabine’s business or the economy in general, or to otherwise conduct necessary corporate activities. Sabine may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the indenture governing its 2017 Notes, its existing Credit Facilities, its New Revolving Credit Facility, and the Forest indentures impose on it. In addition, complying with these covenants may also cause Sabine to take actions that are not favorable to holders of its common stock and may make it more difficult for Sabine to successfully execute its business strategy and compete against companies that are not subject to such restrictions.

The Sabine Credit Facility limits the amounts it can borrow up to the lesser of the committed amount and a borrowing base amount, which the lenders, in their sole discretion, determine based upon, among other factors, projected revenues from the oil and natural gas properties securing the credit extended under such facility. The borrowing base is redetermined twice each year. In addition, the administrative agent, at the direction of lenders holding 66 2/3% of the commitments, can elect to cause a borrowing base redetermination for any reason two times between each scheduled redetermination. Any increase in the borrowing base requires the consent of the lenders holding 100% of the commitments. Outstanding borrowings in excess of the borrowing base must be repaid immediately except in the case of a deficiency caused by a redetermination or adjustment, in which case Sabine must eliminate such deficiency by prepaying such deficiency within 90 days following the receipt of a new borrowing base notice, Sabine may not have the financial resources in the future to make mandatory principal prepayments required under the Sabine Credit Facility.

The New Revolving Credit Facility is expected to contain similar terms in respect of the determination of the borrowing base, provided that if the outstanding borrowings are in excess of the borrowing base as a result of a redetermination or adjustment, it is expected that Sabine will be able to eliminate such deficiency by electing one or a combination of the following methods within 10 days after being notified of a deficiency: (i) prepay such deficiency within 30 days of such election, (ii) prepay such deficiency in six equal consecutive monthly installments (with the first installment to occur 30 days after Sabine receives notice of such deficiency) and, in connection therewith, dedicate a sufficient amount of monthly cash flow to satisfy such payments or (iii) provide new reserve and engineering reports on properties not evaluated previously, the value of which shall be sufficient to cover such deficiency within 30 days of such election. Sabine may not have the financial resources in the future to make such mandatory principal prepayments required under the New Revolving Credit Facility.

Sabine’s Term Loan Facility, its indentures and the Forest indentures contain certain restrictions regarding Sabine’s ability to incur indebtedness and also contain certain other covenants, including restrictions on Sabine’s ability to create or incur liens, make dividends and other restricted payments, sell assets, engage in transactions with affiliates or merge or consolidate, in each case subject to certain carve-outs and exceptions. For more information regarding the Credit Facilities, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cash Flow Provided By Financing Activities” in Annex A of this document.

A breach of any covenant in Sabine’s Credit Facilities, indentures or other agreements governing any other indebtedness that Sabine may incur from time to time, including, if the merger is completed, the Forest indentures, would result in a default under such agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. The accelerated debt would become immediately due and payable. If that occurs, Sabine may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to Sabine. If Sabine is unable to repay the accelerated amounts, its creditors could proceed against the collateral granted to them to secure such debt. If Sabine’s debt is in default for any reason, its business, financial condition and results of operations could be materially and adversely affected.

Loss of Sabine’s information and computer systems could adversely affect its business.

Sabine is heavily dependent on its information systems and computer based programs, including its well operations information, seismic data, electronic data processing and accounting data. If any of such programs or systems were to fail or create erroneous information in Sabine’s hardware or software network infrastructure, possible consequences include Sabine’s loss of communication links, inability to find, produce, process and sell oil and natural gas and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. Any such consequence could have a material adverse effect on Sabine’s business.

A terrorist attack or armed conflict could harm Sabine’s business.

Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent Sabine from meeting its financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for Sabine’s services and causing a reduction in its revenues. Oil and natural gas related facilities could be direct targets of terrorist attacks, and Sabine’s operations could be adversely affected if infrastructure integral to its customers’ operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Sabine’s operations are subject to the risk of cyber-attacks that could have a material adverse effect on its consolidated results of operations and consolidated financial condition.

Sabine’s information technology systems are subject to possible breaches and other threats that could cause it harm. If Sabine’s systems for protecting against cyber security risks prove not to be sufficient, Sabine could be adversely affect by the loss or damage of intellectual property, proprietary information, or client data, interruption of business operations, or additional costs to prevent, respond to, or mitigate cyber security attacks. These risks could have a material adverse effect on Sabine’s business, consolidated results of operations, and consolidated financial condition.

As a privately held entity, Sabine is not required to comply with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act of 2002. If Sabine executed a transaction that required such compliance, the related requirements may strain its resources, increase its costs and distract management, and it may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company Sabine would need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC, including compliance with the reporting requirements of the Exchange Act, and the requirements of the NYSE, or the NYSE, with which Sabine is not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of Sabine’s board of directors and management and may significantly increase Sabine’s costs and expenses relating to but not limited to the following:

•	institute a more comprehensive compliance function;

•	design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	comply with rules promulgated by the NYSE;

•	prepare and distribute periodic public reports in compliance with its obligations under the federal securities laws;

•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	establish an investor relations function.

In connection with certain audits and reviews of Sabine’s financial statements, Sabine’s independent registered public accounting firm identified and reported misstatements to management. Certain of such misstatements were deemed to be the result of internal control deficiencies that constituted material weaknesses in Sabine’s internal control over financial reporting. If one or more material weaknesses recur or if Sabine fails to establish and maintain effective control over financial reporting, Sabine’s ability to accurately report its financial results could be adversely affected.

Sabine restated its financial statements for the years ended December 31, 2012 and 2011 with respect to the accounting and disclosures for certain derivative financial transactions in both the 2012 and 2011 periods and with respect to reversing a bargain purchase gain recognized for the acquisition of certain oil and natural gas properties in 2012. Sabine concluded that these restatements constituted material weaknesses in internal control over financial reporting. A material weakness is a control deficiency, or a combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Sabine’s annual or interim financial statements will not be prevented or detected on a timely basis.

Sabine’s efforts to develop and maintain internal controls may not be successful, and Sabine may be unable to maintain effective controls over its financial processes and reporting in the future. Further, Sabine’s remediation efforts may not enable it to remedy or avoid material weaknesses or significant deficiencies in the future. Any failure to remediate deficiencies and to develop or maintain effective controls, or any difficulties encountered in Sabine’s implementation or improvement of their internal controls over financial reporting could result in material misstatements that are not prevented or detected on a timely basis.

SABINE OIL & GAS LLC

Estimated

Future Reserves and Income

Attributable to Certain

Leasehold and Royalty Interests

SEC Parameters

As of

December 31, 2013

\s\ Jennifer Fitzgerald
Jennifer A. Fitzgerald, P.E.
TBPE License No. 100572
Senior Vice President

[SEAL]

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

TBPE REGISTERED ENGINEERING FIRM F-1580	FAX (713) 651-0849
1100 LOUISIANA STREET SUITE 4600 HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

January 24, 2014

Sabine Oil & Gas LLC

1415 Louisiana, Suite 1600

Houston, Texas 77002

Gentlemen:

At your request, Ryder Scott Company, L.P. (Ryder Scott) has prepared an estimate of the proved reserves, future production, and income attributable to certain leasehold and royalty interests of Sabine Oil & Gas LLC (Sabine) as of December 31, 2013. The subject properties are located in the state of Texas. The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our third party study, completed on January 20, 2014 and presented herein, was prepared in accordance with the disclosure requirements set forth in the SEC regulations. The properties evaluated by Ryder Scott represent 100 percent of the total net proved liquid hydrocarbon reserves and 100 percent of the total net proved gas reserves of Sabine as of December 31, 2013.

The estimated reserves and future net income amounts presented in this report, as of December 31, 2013, are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

SEC PARAMETERS Estimated Net Reserves and Income Data Certain Leasehold and Royalty Interests of Sabine Oil & Gas LLC As of December 31, 2013

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Remaining Reserves
Oil/Condensate – Barrels	5,545,661	447,267	10,917,769	16,910,697
Plant Products – Barrels	11,017,554	565,277	13,365,993	24,948,824
Gas – MMCF	348,332	12,312	227,469	588,113

Income Data (M$)
Future Gross Revenue	$2,092,260	$101,698	$2,245,408	$4,439,366
Deductions	631,305	35,923	914,912	1,582,140

Future Net Income (FNI)	$1,460,955	$65,775	$1,330,496	$2,857,226

Discounted FNI @ 10%	$770,969	$34,705	$545,198	$1,350,872

Sabine Oil & Gas LLC

January 24, 2014

SUITE 600, 1015 4TH STREET, S.W. CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550 DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. In this report, the revenues, deductions, and income data are expressed as thousands of U.S. dollars (M$).

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package Aries™ System Petroleum Economic Evaluation Software, a copyrighted program of Halliburton. The program was used at the request of Sabine. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is after the deduction of production taxes. The deductions incorporate the normal direct costs of operating the wells, ad valorem taxes, recompletion costs, development costs, and certain abandonment costs net of salvage. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist, nor does it include any adjustment for cash on hand or undistributed income. Liquid hydrocarbon reserves account for approximately 54 percent and gas reserves account for the remaining 46 percent of total future gross revenue from proved reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

Discounted Future Net Income (M$) As of December 31, 2013
Discount Rate Percent	Total Proved

5	$1,834,009
8	$1,509,697
9	$1,425,850
12	$1,222,332

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Sabine Oil & Gas LLC

January 24, 2014

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Status Definitions and Guidelines” in this report. The proved developed non-producing reserves included herein consist of the behind pipe category.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves, and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At Sabine’s request, this report addresses only the proved reserves attributable to the properties evaluated herein.

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward”. The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

Sabine’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a detailed study of the properties in which Sabine owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Sabine Oil & Gas LLC

January 24, 2014

Estimates of Reserves

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods; (2) volumetric-based methods; and (3) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated, and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves for the properties included herein were estimated by performance methods, the volumetric method, analogy, or a combination of methods. Approximately 90 percent of the proved producing reserves attributable to producing wells and/or reservoirs were estimated by performance methods or a combination of methods. These performance methods include, but may not be limited to, decline curve analysis, which utilized extrapolations of historical production and pressure data available through December 2013 in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by Sabine or obtained from public data sources and were considered sufficient for the purpose thereof. The remaining 10 percent of the proved producing reserves were estimated by the volumetric method, analogy, or a combination of methods. These methods were used where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Sabine Oil & Gas LLC

January 24, 2014

Approximately 100 percent of the proved developed non-producing and undeveloped reserves included herein were estimated by the volumetric method, analogy, or a combination of methods. The volumetric analysis utilized pertinent well and seismic data furnished to Ryder Scott by Sabine or which we have obtained from public data sources that were available through December 2013. The data utilized from the analogues as well as well and seismic data incorporated into our volumetric analysis were considered sufficient for the purpose thereof.

To estimate economically recoverable proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data that cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Sabine has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by Sabine with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by Sabine. We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein. The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the “SEC Regulations.” In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations.

Future Production Rates

For wells currently on production, our forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Sabine. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Sabine Oil & Gas LLC

January 24, 2014

timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

The hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations, exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

Sabine furnished us with the above mentioned average prices in effect on December 31, 2013. These initial SEC hydrocarbon prices were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used for the geographic area included in the report. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

The product prices that were actually used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were estimated by us based on information furnished by Sabine.

In addition, the table below summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the “average realized prices.” The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for each of the geographic areas included in the report.

Geographic Area	Product	Price Reference	Average Benchmark Prices	Average Realized Prices
North America United States	Oil/Condensate	WTI Cushing	$96.78/Bbl	$97.78/Bbl
	NGLs	Mont Belvieu – Propane	$41.23/Bbl	$34.32/Bbl
	Gas	Henry Hub	$3.67/MMBTU	$3.67/MCF

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Sabine Oil & Gas LLC

January 24, 2014

Costs

Operating costs for the leases and wells in this report were furnished by Sabine and are based on the operating expense reports of Sabine and include only those costs directly applicable to the leases or wells. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. The operating costs furnished by Sabine were reviewed by us for their reasonableness using information furnished by Sabine for this purpose. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

Development costs were furnished to us by Sabine and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of these costs. The estimated net cost of abandonment after salvage was included for properties where abandonment costs net of salvage were significant. The estimates of the net abandonment costs furnished by Sabine were accepted without independent verification.

The proved developed non-producing and undeveloped reserves in this report have been incorporated herein in accordance with Sabine’s plans to develop these reserves as of December 31, 2013. The implementation of Sabine’s development plans as presented to us and incorporated herein is subject to the approval process adopted by Sabine’s management. As the result of our inquiries during the course of preparing this report, Sabine has informed us that the development activities included herein have been subjected to and received the internal approvals required by Sabine’s management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to Sabine. Additionally, Sabine has informed us that they are not aware of any legal, regulatory, political or economic obstacles that would significantly alter their plans.

Current costs used by Sabine were held constant throughout the life of the properties.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over seventy-five years. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Sabine Oil & Gas LLC

January 24, 2014

a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to Sabine. Neither we nor any of our employees have any interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party study, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations.

We have provided Sabine with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in presentations made by Sabine and the original signed report letter, the original signed report letter shall control and supersede the digital version.

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

\s\ Jennifer Fitzgerald

Jennifer A. Fitzgerald, P.E.
TBPE License No. 100572
Senior Vice President

JAF (FWZ)/pl	[SEAL]

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Jennifer A. Fitzgerald was the primary technical person responsible for overseeing the estimate of the reserves, future production and income prepared by Ryder Scott presented herein.

Mrs. Fitzgerald, an employee of Ryder Scott Company L.P. (Ryder Scott) since 2006, is a Senior Vice President responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mrs. Fitzgerald served in a number of engineering positions with ExxonMobil. For more information regarding Mrs. Fitzgerald’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Mrs. Fitzgerald earned a Bachelor of Science degree in Chemical Engineering from University of Illinois Urbana-Champaign in 2001 and is a registered Professional Engineer in the State of Texas. She is also a member of the Society of Petroleum Evaluation Engineers and Society of Petroleum Engineers. She currently serves on the Board of Directors for the Society of Petroleum Evaluation Engineers.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mrs. Fitzgerald fulfills. As part of her 2013 continuing education hours, Mrs. Fitzgerald attended 8 hours of formalized training including the 2013 RSC Reserves Conference and various professional society presentations specifically relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mrs. Fitzgerald attended an additional 8 hours of formalized external training during 2013 covering such topics as reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software and ethics for consultants. She also presented presentations at the 2013 RSC Reserves Conference and the 2013 National Oil and Gas Reserves Conference held by AICPA/PDI relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mrs. Fitzgerald also previously attended the one and two day short courses presented by Dr. John Lee specific to the new SEC regulations.

Based on her educational background, professional training and more than 12 years of practical experience in the estimation and evaluation of petroleum reserves, Mrs. Fitzgerald has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC regulations”. The SEC regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions (direct passages excerpted in part or wholly from the aforementioned SEC document are denoted in italics herein).

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the SEC. The SEC regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the SEC unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITION

Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

Reserves do not include quantities of petroleum being held in inventory.

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITION

PROVED RESERVES (SEC DEFINITIONS) CONTINUED

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE)

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITION

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)	completion intervals which are open at the time of the estimate, but which have not started producing;

(2)	wells which were shut-in for market conditions or pipeline connections; or

(3)	wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Annex B

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SABINE INVESTOR HOLDINGS LLC,

SABINE OIL & GAS HOLDINGS LLC,

SABINE OIL & GAS HOLDINGS II LLC,

SABINE OIL & GAS LLC,

FOREST OIL CORPORATION,

AND

FR XI ONSHORE AIV, LLC

Dated as of May 5, 2014

Amended and Restated as of July 9, 2014

B-i

B-ii

B-iii

Exhibits

Exhibit A-1	–	Form of Certificate of Amendment (Evidencing Preferred Stock)
Exhibit A-2	–	Form of Certificate of Amendment (Authorized Shares)
Exhibit A-3	–	Form of Certificate of Amendment (Name Change)
Exhibit B-1	–	Form of Assignment for the LLC Interest Contribution
Exhibit B-2	–	Form of Assignment for the Stock Contribution
Exhibit C	–	Contributed Corporations Merger Agreement
Exhibit D	–	Form of Bylaws of Forest
Exhibit E	–	Form of Rights Plan
Exhibit F	–	Form of Certificate of Amendment for the Rights Plan

Schedule

Schedule 1	–	Series A Voting Percentage

B-iv

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is dated as of May 5, 2014 (the “Original Execution Date”) and amended and restated as of July 9, 2014 (the “Amended Execution Date”), by and among Sabine Investor Holdings LLC, a Delaware limited liability company (“Sabine Investor Holdings”), Sabine Oil & Gas Holdings LLC, a Delaware limited liability company (“Sabine Holdings”), Sabine Oil & Gas Holdings II LLC, a Delaware limited liability company (“SOGH II”), Sabine Oil & Gas LLC, a Delaware limited liability company (“Sabine O&G” and, together with Sabine Investor Holdings, Sabine Holdings and SOGH II, the “Sabine Parties”), Forest Oil Corporation, a New York corporation (“Forest”) and FR XI Onshore AIV, LLC, a Delaware limited liability company (“AIV Holdings”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.

R E C I T A L S

WHEREAS, the Sabine Parties, Forest, New Forest Oil Inc. (“New Forest”), a Delaware corporation, and Forest Oil Merger Sub Inc., a New York corporation, entered into that certain Agreement and Plan of Merger (the “Original Agreement”), dated as of the Original Execution Date, pursuant to which, Sabine Investor Holdings and Forest agreed to combine their businesses under New Forest;

WHEREAS, the Sabine Parties, AIV Holdings and Forest desire to amend and restate the Original Agreement in the form of this Agreement in order to, among other things, amend the approval required by Forest stockholders to approve the Transactions;

WHEREAS, each of Sabine Investor Holdings and AIV Holdings desires, following the satisfaction or waiver of the conditions set forth in Article VII, to effect a contribution upon the terms and subject to the conditions set forth in this Agreement, whereby (i) Sabine Investor Holdings shall contribute its limited liability company interests in Sabine Holdings (the “Contributed LLC Interests”) to Forest (such contribution of the Contributed LLC Interests, the “LLC Interest Contribution”) and (ii) AIV Holdings shall contribute all of the issued and outstanding stock in FR NFR Holdings, Inc., a Delaware corporation, and all of the issued and outstanding stock in FR NFR PI, Inc., a Delaware corporation (FR NFR PI, Inc., together with FR NFR Holdings, Inc., the “Contributed Corporations,” and all shares in the Contributed Corporations so contributed, the “Contributed Stock Interests”) to Forest (such contribution of the Contributed Stock Interests, the “Stock Contribution,” and together with the LLC Interest Contribution, the “Contribution”), with Sabine Holdings becoming a wholly owned subsidiary of Forest and the Contributed Corporations becoming direct wholly owned subsidiaries of Forest;

WHEREAS, each of Forest and AIV Holdings desires, following the Contribution, to merge the Contributed Corporations with and into Forest, with Forest as the surviving entity in the mergers (the “Contributed Corporations Mergers”);

WHEREAS, each of Forest and Sabine Investor Holdings desires, following the Contributed Corporations Mergers, to merge each of Sabine Holdings, SOGH II and Sabine O&G with and into Forest, with Forest as the surviving entity in each merger (together, the “Sabine Mergers,” and together with the Contribution and the Contributed Corporations Mergers, the “Transactions”);

WHEREAS, the board of directors of Sabine Investor Holdings has irrevocably approved this Agreement and the transactions contemplated by this Agreement, including the LLC Interest Contribution;

WHEREAS, the sole member of AIV Holdings has irrevocably approved this Agreement and the transactions contemplated by this Agreement, including the Stock Contribution;

WHEREAS, (a) the board of directors of Sabine O&G has determined the Transactions and the other transactions contemplated by this Agreement are in the best interests of Sabine O&G and its sole member and has unanimously approved this Agreement and the transactions contemplated by this Agreement, including the Sabine Mergers and the other Transactions, and (b) SOGH II, as the sole member of Sabine O&G, has approved and adopted this Agreement and approved the Transactions contemplated hereby, including the Sabine Mergers;

WHEREAS, the members of Sabine Holdings (a) have determined the Transactions and the other transactions contemplated by this Agreement are in the best interests of Sabine Holdings and each of its members and have unanimously approved this Agreement and the transactions contemplated by this Agreement, including the Sabine Mergers and the other Transactions, and (b) have determined, on behalf of Sabine Holdings, in its capacity as the sole member of SOGH II, that the Transactions and the other transactions contemplated by this Agreement are in the best interests of SOGH II and its sole member and have unanimously approved and adopted this Agreement and approved the transactions contemplated by this Agreement, including the Sabine Mergers and the other Transactions;

WHEREAS, the board of directors of Forest (the “Forest Board”) has determined that the Transactions and the other transactions contemplated by this Agreement are in the best interests of Forest and its stockholders and (a) has approved and declared advisable this Agreement and the transactions contemplated by this Agreement and (b) has determined to recommend that the Forest stockholders approve the issuance of the Sabine Contribution Consideration and the transactions contemplated by this Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the parties to enter into this Agreement, Sabine Investor Holdings, AIV Holdings and Forest have executed an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) and an Amended and Restated Stockholder’s Agreement (the “Stockholder’s Agreement”), each of which will become effective at the Closing;

WHEREAS, substantially concurrently with the execution of this Agreement, the Forest Board is adopting the stockholder rights plan in the form attached hereto as Exhibit E (the “Rights Plan”) and declaring a dividend distribution of the junior preferred stock of Forest, par value $0.01 per share (“Forest Junior Preferred Stock”) related thereto;

WHEREAS, for U.S. federal income tax purposes, the parties intend that (a) the LLC Interest Contribution, the Stock Contribution and the Contributed Corporations Mergers, taken together, qualifies as a transaction described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) either (x) each of the Contributed Corporations Mergers, taken together with the Stock Contribution, qualifies as a “reorganization” within the meaning of Section 368(a) of the Code or (y) (i) the Stock Contribution, taken together with the LLC Interest Contribution, qualifies as a transaction described in Section 351(a) of the Code and (ii) the Contributed Corporations Mergers qualify as transactions described in Section 332 of the Code, (c) each of the Sabine Mergers be treated as a transaction that is disregarded, and (d) this Agreement constitute a “plan of reorganization” within the meaning of the Code and the Treasury Regulation § 1.368-2(g);

WHEREAS, each of the parties intends to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, the parties intend that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, and (b) the date on which the representations, warranties and covenants made by any party to this Agreement shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Agreement, in each of cases (a) and (b), except as otherwise expressly indicated in this Agreement (including in Sections 3.2 and 4.2).

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

1.1 The Transactions.

(a) The Contribution.

(i) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, (A) Sabine Investor Holdings shall contribute the Contributed LLC Interests to Forest in exchange for the Contributed LLC Interests Consideration and (B) AIV Holdings shall contribute the Contributed Stock Interests to Forest in exchange for the Contributed Stock Interests Consideration (the shares issued pursuant to clauses (A) and (B), collectively, the “Sabine Contribution Consideration”), and Forest shall accept such contribution. The date and time the Contribution becomes effective shall be the “Effective Time”.

(ii) At the Closing, to effect the Contribution, (A) Sabine Investor Holdings and Forest shall execute and deliver an assignment evidencing the contribution, transfer and delivery from Sabine Investor Holdings to Forest of the Contributed LLC Interests, in the form attached as Exhibit B-1 hereto, (B) AIV Holdings and Forest shall execute and deliver an assignment evidencing the contribution, transfer and delivery from AIV Holdings to Forest of the Contributed Stock Interests, in the form attached as Exhibit B-2 hereto and (C) Forest shall deliver to Sabine Investor Holdings and AIV Holdings the Sabine Contribution Consideration, in book entry form, together with an executed certificate of the transfer agent of Forest Series A Senior Preferred Stock, Forest Common Stock and, if applicable, Forest Series B Senior Preferred Stock, certifying as to the book entry issuance thereof and any other evidence of issuance reasonably requested by Sabine Investor Holdings or AIV Holdings, or, if requested by Sabine Investor Holdings or AIV Holdings, certificates of the Forest Senior Preferred Stock or Forest Common Stock representing the Sabine Contribution Consideration.

(iii) Upon consummation of the Contribution, Forest shall be the sole shareholder of each of the Contributed Corporations, and Forest and the Contributed Corporations shall be the sole members of Sabine Holdings.

(iv) If, between the Original Execution Date and the Effective Time, the outstanding shares of Forest Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any issuance of shares (other than the Rights) pursuant to the Rights Plan, or any Rights shall have become exercisable pursuant to the Rights Plan, or any similar event shall have occurred, then the Sabine Contribution Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change, but in all events preserving voting rights in the Sabine Contribution Consideration no less favorable to Sabine Investor Holdings and AIV Holdings, collectively, than if such event had not occurred.

(b) The Contributed Corporations Mergers.

(i) On the Closing Date, following the Contribution, (A) Forest and the Contributed Corporations shall execute and deliver, and Forest, as the sole stockholder of each of the Contributed Corporations, will approve and adopt the Agreement and Plan of Merger attached as Exhibit C hereto (the “Contributed Corporations Merger Agreement”), and (B) each of the Contributed Corporations shall be merged with and into Forest on the terms set forth in the Contributed Corporations Merger Agreement.

As a result of the Contributed Corporations Mergers, the separate existence of each of the Contributed Corporations shall cease, and Forest shall continue as the surviving corporation after the Contributed Corporations Mergers (“Forest Surviving Corporation”).

(ii) As soon as practicable on the Closing Date, the parties shall cause the Contributed Corporations Mergers to be consummated by filing certificates of merger relating to the Contributed Corporations Mergers (the “Certificates of Contributed Corporations Mergers”) with the Secretary of State of the State of Delaware and the Department of State of the State of New York, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the NYBCL. The Contributed Corporations Mergers shall become effective as specified in Section 1.1(b)(i) following the time at which the Certificates of Contributed Corporations Mergers are filed with the Secretary of State of the State of Delaware and the Department of State of the State of New York or at such subsequent time as Sabine Investor Holdings and Forest shall agree and as shall be specified in the Certificates of Contributed Corporations Mergers (the date and time each of the Contributed Corporations Mergers becomes effective being the “Contributed Corporations Merger Effective Time”).

(iii) At the Contributed Corporations Merger Effective Time, the effect of the Contributed Corporations Merger shall be as provided in the applicable provisions of the DGCL and the NYBCL. Without limiting the generality of the foregoing, at the Contributed Corporations Merger Effective Time, all the property, rights, privileges, powers and franchises of the Contributed Corporations and Forest shall vest in Forest Surviving Corporation, and all debts, liabilities and duties of the Contributed Corporations and Forest shall become the debts, liabilities and duties of Forest Surviving Corporation. Upon the consummation of the Contributed Corporations Mergers, Forest shall be the sole member of the Sabine Holdings.

(c) The Sabine Mergers.

(i) On the Closing Date, following the Contributed Corporations Mergers, Sabine Holdings, SOGH II and Sabine O&G shall be merged with and into Forest. As a result of the Sabine Mergers, the separate existence of Sabine Holdings, SOGH II and Sabine O&G shall cease and Forest shall continue as the surviving corporation after the Sabine Mergers (“Sabine-Forest Surviving Corporation”).

(ii) As soon as practicable on the Closing Date, the parties shall cause the Sabine Mergers to be consummated by filing certificates of merger relating to the Sabine Mergers (the “Certificates of Sabine Mergers”) with the Secretary of State of the State of Delaware and the Department of State of the State of New York, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and NYBCL. The Sabine Mergers shall become effective as specified in Section 1.1(c)(i), following the time at which the Certificates of Sabine Mergers are filed with the Secretary of State of the State of Delaware or the Department of State of the State of New York or at such subsequent time as Sabine Holdings, SOGH II, Sabine O&G and Forest shall agree and as shall be specified in the Certificates of Sabine Mergers (the date and time the Sabine Mergers become effective being the “Sabine Mergers Effective Time”).

(iii) At the Sabine Mergers Effective Time, the effect of the Sabine Mergers shall be as provided in the applicable provisions of the DGCL and NYBCL. Without limiting the generality of the foregoing, at the Sabine Mergers Effective Time, all the property, rights, privileges, powers and franchises of Sabine Holdings, SOGH II and Sabine O&G shall vest in Sabine-Forest Surviving Corporation, and all debts, liabilities and duties of Sabine Holdings, SOGH II and Sabine O&G shall become the debts, liabilities and duties of Sabine-Forest Surviving Corporation.

1.2 Closing. The closing of the Transactions (the “Closing”) shall take place at 9:00 a.m. Houston time on the second Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article VII, at the offices of Vinson & Elkins LLP, 1001 Fannin Street,

Houston, Texas 77002, unless another time, date or place is agreed to in writing by Sabine Investor Holdings and Forest; provided that, if the Marketing Period has not ended on or prior to such date, then the Closing shall occur on the later of (i) the Business Day immediately following the final day of the Marketing Period (or such earlier date within the Marketing Period specified by Sabine Investor Holdings on at least two Business Days’ notice to Forest) and (ii) the date the Closing would have been scheduled to occur pursuant to this paragraph if no effect were given to this proviso, subject, in each of cases (i) and (ii), to the satisfaction or waiver of all of the conditions set forth in Article VII as of the date determined pursuant to this proviso (excluding conditions that, by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing). The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

1.3 Organizational and Governing Documents. Forest shall take all requisite action to (a) cause the bylaws of Forest (the “Forest Bylaws”) in effect as of and after the Effective Time (until thereafter amended as provided therein or by applicable Law) to be in the form attached to this Agreement as Exhibit D, except for such changes approved by Forest and Sabine Investor Holdings (such approval not to be unreasonably withheld, conditioned or delayed), (b) to cause the certificate of incorporation of Forest in effect as of and after the Effective Time to be amended to include the amendments set forth in the form of certificate of amendment attached to this Agreement as Exhibit A-1, with the “Series A Voting Ratio” provided for therein to be determined in accordance with Schedule 1, (c) if the Authorized Share Amendment Approval is obtained at the Forest Stockholder Meeting, to cause the certificate of incorporation of Forest in effect as of and after the Effective Time to be amended to include the amendments set forth in the form of certificate of amendment attached to this Agreement as Exhibit A-2 and (d) if the Name Change Amendment Approval is obtained at the Forest Stockholder Meeting, to cause the certificate of incorporation of Forest in effect as of and after the Effective Time to be amended to include the amendments set forth in the form of certificate of amendment attached to this Agreement as Exhibit A-3.

1.4 Directors and Officers. Prior to the Closing, (a) Forest shall take all action necessary to accept the Forest Director Resignations, increase the size of the Forest Board to ten directors, and elect eight persons designated by Sabine Investor Holdings (the “Sabine Nominees”) as directors of Forest effective as of the Effective Time, with each such person to hold office in accordance with the certificate of incorporation of Forest and the Forest Bylaws, and (b) except as otherwise determined by Sabine Investor Holdings prior to the Closing, appoint the persons who are the officers of Sabine O&G immediately prior to the Effective Time as officers holding the same offices of Forest effective as of the Effective Time, each such person to hold office in accordance with the certificate of incorporation of Forest and the Forest Bylaws.

ARTICLE II

EFFECT OF TRANSACTIONS ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Forest Stock Options and Other Equity-Based Awards.

(a) Forest Stock Options. Each Forest Stock Option that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount of cash, without interest, equal to the product obtained by multiplying (i) the total number of shares of Forest Common Stock subject to such Forest Stock Option, by (ii) the excess, if any, of the amount of the Forest Stock Measurement Price over the exercise price per share of Forest Common Stock applicable to such Forest Stock Option (with the aggregate amount of such payment rounded down to the nearest cent), less such amounts as are required to be deducted and withheld under any provision of state, local or foreign Tax Law with respect to the making of such payment. Forest shall pay or cause to be paid to the holders of Forest Stock Options the cash payments described in this Section 2.1(a) on or as soon as reasonably practicable after the Closing Date, but in any event within ten (10) Business Days following the Closing Date. For the avoidance of doubt, each Forest Stock Option for which the exercise price per share of Forest Common Stock applicable to such Forest Stock Option equals or exceeds the Forest Stock Measurement Price shall be cancelled pursuant to this Section 2.1(a) for no consideration.

(b) Forest Performance Unit Awards. Each Forest Performance Unit Award that is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, become fully vested as of the Effective Time and be settled following the Effective Time in shares of stock or in cash in accordance with the terms of the award agreement for such Forest Performance Unit Award (including concluding the performance period as of the Closing Date for purposes of measuring achievement of performance conditions).

(c) Forest Phantom Unit Awards. Each Forest Phantom Unit Award that is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, become fully vested as of the Effective Time and be settled following the Effective Time in accordance with the terms of the award agreement for such Forest Phantom Unit Award.

(d) Forest Restricted Shares. Each Forest Restricted Share that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, become fully vested and the restrictions with respect thereto shall lapse.

(e) Prior to the Effective Time, the Forest Board (or, if appropriate, any committee thereof administering the Forest Stock Plans) shall pass resolutions to effect the foregoing provisions of this Section 2.1.

2.2 Reservation of Shares; Registration. If the 2014 LTIP Proposal Approval is obtained, then Forest shall take all corporate action necessary to (i) submit a supplemental listing application to the NYSE and (ii) file a Registration Statement on Form S-8 with the SEC, with respect to the shares of Forest Common Stock that may be granted to employees, consultants, and directors of Forest under the Forest Oil Corporation 2014 Long Term Incentive Plan.

2.3 Conversion of Other Securities.

(a) Immediately following the Contribution, by virtue of the Contributed Corporations Merger and without any action on the part of any party or the holders of any securities of the Contributed Corporations or Forest, (x) each share of common stock of the Contributed Corporations shall be cancelled and extinguished without any conversion thereof and (y) each share of Forest Common Stock issued and outstanding immediately prior to the effectiveness of the Contributed Corporations Merger shall continue as one share of common stock of Forest Surviving Corporation, which shall constitute the only outstanding shares of common stock of Forest Surviving Corporation.

(b) Immediately following the Contributed Corporations Merger, by virtue of the Sabine Mergers and without any action on the part of any party or the holders of any securities of Sabine Holdings, SOGH II, Sabine O&G or Forest Surviving Corporation, (x) the limited liability company interests of Sabine Holdings, SOGH II and Sabine O&G shall be cancelled and extinguished without any conversion thereof and (y) each share of Forest Common Stock issued and outstanding immediately prior to the effectiveness of the Sabine Mergers shall continue as one share of common stock of Sabine-Forest Surviving Corporation, which shall constitute the only outstanding shares of common stock of Sabine-Forest Surviving Corporation.

2.4 Withholding. Forest shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of local, state, federal, or foreign Tax Law; provided, however, that if Forest has received the certificates and forms set forth in Section 7.3(d) hereof, Forest shall not withhold any amount in respect of Taxes in connection with the delivery of the Sabine Contribution Consideration absent a change in law following the date hereof. To the extent that amounts are so deducted or withheld by Forest and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FOREST

Except as (i) disclosed in the Forest SEC Documents filed or furnished on or after January 1, 2013 and prior to the Original Execution Date (excluding any disclosures included in any “risk factor” section of such Forest SEC Documents or any other disclosures in such Forest SEC Documents to the extent they are predictive or forward looking and general in nature, in each case, other than any specific factual information contained therein) or (ii) set forth on the disclosure letter delivered to the Sabine Parties on the date of the execution of this Agreement (the “Forest Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided that any information set forth in one section of the Forest Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof (other than Sections 3.8(b) and 3.15) to which its relevance is reasonably apparent), Forest hereby represents and warrants to the Sabine Parties as follows:

3.1 Organization; Qualification. Forest (a) is an entity duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (b) is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect. Forest has made available to the Sabine Parties true and complete copies of the organizational documents of each Forest Entity, as in effect on the Original Execution Date.

3.2 Authority; Enforceability.

(a) Forest has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and, subject to receipt of the Forest Stockholder Approval, to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party. The execution and delivery by Forest of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Forest of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party have been, or, in the case of Transaction Agreements to be delivered after the Original Execution Date, will be, duly and validly authorized by Forest, and, except for the Forest Stockholder Approval, no other corporate proceedings on the part of Forest is necessary to authorize this Agreement and the other Transaction Agreements to which it is a party or to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party. The Forest Board has unanimously (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Forest and its stockholders and (iii) resolved to recommend that the holders of Forest Common Stock vote to approve the issuance of the Sabine Contribution Consideration, the Authorized Share Amendment, and the Name Change Amendment.

(b) This Agreement and the other Transaction Agreements to which Forest is a party have been, or, in the case of Transaction Agreements to be delivered after the Original Execution Date, will be, duly executed and delivered by Forest, and, assuming the due authorization, execution and delivery by the Sabine Parties, this Agreement and the other Transaction Agreements to which Forest is a party thereto constitute the valid and binding agreement of Forest, enforceable against Forest in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

(c) The representations and warranties set forth in this Section 3.2 shall apply mutatis mutandis with respect to both the Original Agreement and this Agreement, and, with respect to the Original Agreement, shall be made as of the Original Execution Date and, with respect to this Agreement, shall be made as of the Amended Execution Date; provided, however, that the representations and warranties set forth in this Section 3.2 are not “made as of a specific date” for purposes of Section 7.2(a).

3.3 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Forest and the consummation by Forest of the transactions contemplated by this Agreement and the Transaction Agreements does not and will not: (a) result in any breach of any provision of the organizational documents of any Forest Entity; (b) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Forest Entity is a party or by which any property or asset of any Forest Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 3.4, violate any Law to which any Forest Entity is subject or by which any Forest Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Encumbrance (other than Permitted Encumbrances) on any asset of any Forest Entity, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Encumbrances as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect. The Forest Entities are in material compliance with, and no event has occurred which would constitute (with or without the giving of notice or the passage of time or both) a material default under or give rise to any right of termination, cancellation, or acceleration under any terms of any Contracts evidencing indebtedness for borrowed money.

3.4 Approvals of Governmental Entities and Third Parties. Other than in connection with or in compliance with (i) the Exchange Act, (ii) the Securities Act, (iii) applicable state securities, and “blue sky” laws, (iv) the rules and regulations of the NYSE, and (v) the HSR Act, and any antitrust, competition or similar laws outside of the United States, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Person or Governmental Entity is necessary for the consummation by any Forest Entity of the transactions contemplated by this Agreement, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of Forest consists of 210,000,000 shares, consisting of (i) 200,000,000 shares of Forest Common Stock, par value $0.10 per share and (ii) 10,000,000 shares of Forest Preferred Stock, par value $0.01 per share (“Forest Preferred Stock”), consisting of 7,350,000 authorized shares of Forest Senior Preferred Stock and 2,650,000 authorized shares of Forest Junior Preferred Stock. As of May 2, 2014: (i) 119,028,774 shares of Forest Common Stock were issued and outstanding (including 2,130,479 Forest Restricted Shares), (ii) no shares of Forest Preferred Stock were issued and outstanding, (iii) no shares of Forest Common Stock were held in treasury by Forest or any of its Subsidiaries, and (iv) 6,307,195 shares of Forest Common Stock were reserved for issuance under the Forest Stock Plans, of which 428,660 shares of Forest Common Stock were subject to issuance upon exercise of outstanding Forest Stock Options and 678,500 shares of Forest Common Stock were subject to issuance upon the settlement of outstanding Forest Performance Unit

Awards (assuming that such awards were earned at target level) and 672,957 shares of Forest Common Stock were reserved for issuance under Forest’s 1999 Employee Stock Purchase Plan (the “Forest ESPP”).

(b) All of the outstanding shares of Forest Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Forest, and are fully paid and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding Equity Interests in each Subsidiary of Forest is authorized and validly issued in accordance with the Organizational Documents of such Forest Entity and are fully paid (to the extent required under the Organizational Documents of such Forest Entity) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 or 18-804 of the DLLCA) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding Equity Interests in each Subsidiary of Forest is owned by the Persons set forth on Section 3.5(b) of the Forest Disclosure Letter named as owning such interests free and clear of all Encumbrances other than (i) transfer restrictions imposed by federal and state securities laws or, with respect to foreign Subsidiaries of Forest, the applicable laws of such jurisdiction and (ii) any transfer restrictions contained in the Organizational Documents of the Forest Entities. Except as set forth on Section 3.5(b) of the Forest Disclosure Letter, Forest owns, directly or indirectly, all of the outstanding Equity Interests in each Subsidiary of Forest free and clear of all Encumbrances other than (A) transfer restrictions imposed by federal and state securities laws and (B) any transfer restrictions contained in the Organizational Documents of the Forest Entities.

(c) Except as set forth in the Organizational Documents of Forest and except as otherwise provided in Section 3.5(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Forest Entities to issue or sell any Equity Interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in any of the Forest Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) No Forest Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in Forest on any matter.

(e) Except with respect to the ownership of any equity or long-term debt securities between or among the Forest Entities, none of the Forest Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.

3.6 Compliance with Law.

(a) Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits, employment and labor matters, and Laws relating to regulatory and compliance matters, which are the subject of Sections 3.11, 3.14, 3.15, 3.16 and 3.17, respectively, and except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, (i) each Forest Entity is in compliance with all applicable Laws, (ii) none of the Forest Entities has received written notice of any violation of any applicable Law and (iii) none of the Forest Entities has received written notice that it is under investigation by any Governmental Entity for potential non-compliance with any Law.

(b) Each Forest Entity is in compliance, in all material respects, with (i) the USA PATRIOT Act, Pub. L. 107-56 (October 26, 2001), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (March 9, 2006) (the “USA PATRIOT Act”), (ii) the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and (iii) the U.S. Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. No Forest Entity nor, to the Knowledge of Forest, any director, officer or employee of any Forest Entity is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or a person on the list of “Specially Designated Nationals and Blocked Persons.”

3.7 Forest SEC Reports; Financial Statements.

(a) Forest has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Forest with the SEC since January 1, 2013 (such documents being collectively referred to as the “Forest SEC Documents”). Each Forest SEC Document (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Forest SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the Original Execution Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of Forest included in the Forest SEC Documents (“Forest Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly presents in all material respects the consolidated financial position and operating results, equity and cash flows of Forest and its consolidated Subsidiaries as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments.

(c) None of the Forest Entities has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in financial statements of Forest and its consolidated Subsidiaries under GAAP except for (i) liabilities set forth on the consolidated balance sheet of Forest dated as of December 31, 2013 or the notes thereto; (ii) liabilities that have arisen since December 31, 2013, in the ordinary course of business; and (iii) liabilities which would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect.

3.8 Absence of Certain Changes. Except as expressly contemplated by this Agreement, (a) from and after December 31, 2013 through the Original Execution Date, the Forest Entities have operated their business in all material respects only in the ordinary course of business and consistent with past practice and no Forest Entity has taken or agreed to take any action that, if taken during the period from the date of this Agreement to the Effective Time, would constitute a breach of clauses (ii), (iii), (iv), (v), (ix), (x), (xi), (xii), or (xiii) of Section 5.1(b); and (b) from and after December 31, 2013 through the Effective Time, there has not been any event, occurrence or development which has had, or would be reasonably expected to have, a Forest Material Adverse Effect.

3.9 Title to Properties and Assets; Oil & Gas Properties.

(a) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, each Forest Entity has title to or rights or interests in its real property and personal property (and each real property and personal property at which material operations of Forest are conducted) free and clear of all Encumbrances (such property, the “Forest Owned Real Property”) (subject to Permitted Encumbrances), sufficient to allow it to conduct its business as currently being conducted.

(b) Oil and Gas Property.

(i) Except for (A) property sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by DeGolyer & MacNaughton (“DeGolyer”) relating to the Forest interests referred to therein as of December 31, 2013 (the “Forest Reserve Reports”), (B) property reflected in the Forest Reserve Reports or in the Forest SEC Documents as having been sold or otherwise disposed of, as of the Original Execution Date or (C) matters that would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, the Forest Entities have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Forest Reserve Reports and in each case as attributable to interests owned by the Forest Entities, free and clear of any Encumbrances, except for (X) Production Burdens and (Y) Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(ii) The factual, non-interpretive data supplied by or on behalf of the Forest Entities to DeGolyer relating to the Forest Entities’ interests referred to in the Forest Reserve Reports and that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Forest Entities in connection with the preparation of the Forest Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Forest Reserve Reports), accurate in all material respects. To Forest’s Knowledge, any assumptions or estimates provided by the Forest Entities to DeGolyer in connection with their preparation of the Forest Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were to Known to Forest at the time such assumptions or estimates were made. The estimates of proved oil and gas reserves provided by the Forest Entities to DeGolyer in connection with the preparation of the Forest Reserve Reports complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC. Forest’s internal proved reserve estimates prepared by management for the year ended December 31, 2013 were not, taken as a whole, materially lower than the conclusions in such Forest Reserve Reports. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material change in respect of the matters addressed in the Forest Reserve Reports that would have, individually or in the aggregate, a Forest Material Adverse Effect.

(iii) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, (A) all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Forest Entities are being received by them in a timely manner; and (B) as of March 31, 2014, no proceeds from the sale of Hydrocarbons produced from any such Oil and Gas Properties (to the extent operated by Forest or any of its Subsidiaries) are being held in suspense (by Forest, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled wells. Section 3.9(b)(iii) of the Forest Disclosure Letter sets forth all the Oil and Gas Leases included in any Forest Entity’s Oil and Gas Properties that are scheduled to expire (in whole or in part) at any time in the twelve (12) month period immediately following the execution of this Agreement.

(iv) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, (i) each Oil and Gas Lease to which any Forest Entity is a party is valid and in full force and effect, and (ii) all rentals, shut-ins and similar payments (and all Production Burdens) owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid. Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by any Forest Entity have been timely and properly paid. Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, no Forest Entity (and, to Forest’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by any Forest Entity and no Forest Entity (or, to Forest’s Knowledge, any third party operator) has received written notice from any other party to any such Oil and Gas Lease (A) that any Forest Entity (or such third party operator, as the case may be) has breached, violated or defaulted under any such Oil and Gas Lease or (B) threatening to terminate, cancel, rescind or procure judicial reformation of any such Oil and Gas Lease.

(v) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, all Oil and Gas Properties operated by any Forest Entity (and, to the Knowledge of Forest, all Oil and Gas Properties owned or held by any Forest Entity and operated by a third party) have been operated in accordance with reasonable, prudent oil and gas field practices and in material compliance with the applicable Oil and Gas Leases, Oil and Gas Contracts and applicable Laws.

(vi) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, none of the Oil and Gas Properties of the Forest Entities is subject to any preferential, purchase, preemptive, consent or similar right which would become operative as a result of the entry into (or the consummation of) the Transactions.

(vii) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, all of the wells located on the Oil and Gas Leases or on (or otherwise associated with) any other Oil and Gas Properties of the Forest Entities have been drilled, completed and operated in accordance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts, and all drilling and completion (and the plugging and abandonment) of all such wells and all related development, production and other operations have been conducted in compliance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts. No Forest Entity has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Forest Entities, taken as a whole and is not reflected in the Forest Reserve Reports. The Forest Reserve Reports accurately reflect in all material respects any payout balances applicable to any well included in the Oil and Gas Properties held or owned by any Forest Entity.

(viii) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, and to the Knowledge of Forest, (A) Section 3.9(b)(viii) of the Forest Disclosure Letter lists, as of March 31, 2014, all transportation, plant, production and other imbalances and overlifts with respect to Hydrocarbon production from the Forest Entities’ Oil and Gas Properties, and (B) no imbalance listed on Section 3.9(b)(viii) of the Forest Disclosure Letter constitutes all of the Forest Entities’ share of ultimately recoverable reserves in any balancing area pursuant to any balancing Contract.

(ix) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, with respect to the Forest Entities’ Oil and Gas Properties, all currently producing wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith

(including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(x) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, neither the entry into (nor the consummation of) the Contribution or the other transactions contemplated by this Agreement will result in a breach of the terms of, or give rise to any right of cancellation, termination or forfeiture under, any Oil and Gas Contract included in any Forest Entity’s Oil and Gas Properties.

3.10 Intellectual Property. Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, (a) the Forest Entities own or have the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of their business as presently conducted; (b) no third party has asserted in writing delivered to any Forest Entity an unresolved claim that any Forest Entity is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of Forest, no third party is infringing on the Intellectual Property owned by the Forest Entities.

3.11 Environmental Matters. Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect:

(a) each of the Forest Entities and its assets, real properties and operations, and, to the Knowledge of Forest, each third-party operator of any of the Oil and Gas Properties of the Forest Entities (with respect to such interests), are and, during the relevant time periods specified in all applicable statutes of limitations, have been, in compliance with all applicable Environmental Laws;

(b) each of the Forest Entities, and, to the Knowledge of Forest, each third-party operator of any of the Oil and Gas Properties of the Forest Entities (with respect to such interests), possesses all Environmental Permits required for their operations as currently conducted and is in compliance with the terms of such Environmental Permits, and such Environmental Permits are in full force and effect and are not subject to any pending or, to the Knowledge of Forest, threatened Proceeding;

(c) none of the Forest Entities nor any of their properties or operations, or any person or entity whose liability the Forest Entities have retained or assumed either contractually or by operation of Law, are subject to any pending or, to the Knowledge of Forest, threatened Proceeding arising under any Environmental Law, nor has any Forest Entity received any written and pending notice, order or complaint from any Person alleging a violation of or liability arising under any Environmental Law;

(d) there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Forest Entities, or from or in connection with the Forest Entities’ operations, and, to the Knowledge of Forest, each third-party operator of any of the Oil and Gas Properties of the Forest Entities (with respect to such interests), in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law;

(e) Forest has made available to the Sabine Parties true and complete copies of all environmental reports, studies, investigations and audits in Forest’s possession or control and relating to the operations of the Forest Entities or to property currently or formerly owned, leased, or operated by the Forest Entities; and

(f) none of the Forest Entities and, to the knowledge of Forest, any third-party operator of any of the Oil and Gas Properties of the Forest Entities (with respect to such interests) and any predecessor of any of them, is subject to any Order or any indemnity obligation (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Forest set forth in the Forest Reserve Reports that have been provided to Sabine Investor Holdings prior to the date of this Agreement) with any other person that would reasonably be expected to result in liabilities under applicable Environmental Laws or concerning Hazardous Substances.

3.12 Material Contracts.

(a) Section 3.12 of the Forest Disclosure Letter sets forth, as of the Original Execution Date, each of the following Contracts to which the Forest Entities is a party or bound:

(i) Contracts that are of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Forest on the Original Execution Date;

(ii) Contracts that contain any provision or covenant that expressly restricts in any material respect any Forest Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person;

(iii) Contracts that (A) relate to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by any Forest Entity or (B) create a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $1,000,000 and except any transactions solely among the Forest Entities);

(iv) Contracts in respect of the formation of any partnership, limited liability company agreement or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any Forest Entity involving assets or obligations in excess of $5,000,000, other than any such Contracts solely among the Forest Entities and other than any customary joint operating agreements, unit agreements, participation agreements, farm-in and farm-out agreements or similar agreements affecting any interest in any Oil and Gas Property;

(v) Contracts that provide for the acquisition or sale of assets with a book value in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise) and that is material to the Forest Entities, taken as a whole;

(vi) Contracts that provide for the sale by any Forest Entity of Hydrocarbons which contains a “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefore;

(vii) Contracts that involve the transportation of more than 25 MMcf (or the MBtu equivalent) of Hydrocarbons per day (calculated on a yearly average basis);

(viii) Contracts that provide for the sale by any Forest Entity of Hydrocarbons that has a remaining term of greater than 60 days and does not allow such Forest Entity to terminate it without penalty on 90 days’ or less notice;

(ix) Contracts that provide for a call or option on production, or acreage dedication or other commitment of Hydrocarbons produced from or otherwise attributable to any Forest Entity’s Oil and Gas Properties to a gathering, transportation processing, storage treatment or other arrangement downstream of the wellhead, covering in excess of 10 MMcf (or in the case of liquids, in excess of 5,000 barrels of oil equivalent) of Hydrocarbons per day over a period of one month (calculated on a yearly average basis);

(x) any Oil and Gas Lease that contains express provisions (A) establishing bonus obligations in excess of $750,000 that were not satisfied at the time of lease or signing or (B) providing for a fixed term, even if there is still production in paying quantities;

(xi) any agreement pursuant to which any Forest Entity has paid amounts associated with any Production Burdens in excess of $1,500,000 during the immediately preceding fiscal year or with respect to which Forest reasonably expects that it (and/or its Subsidiaries) will make payments associated with any Production Burdens in any of the next three succeeding fiscal years that could, based on current projections, exceed $1,500,000 per year;

(xii) Contracts that are joint development agreements, exploration agreements or acreage dedication agreements (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of the Forest Entities, taken as a whole, (B) would reasonably be expected to require the Forest Entities to make expenditures in excess of $5,000,000 in the aggregate during the 12-month period following the Original Execution Date or (C) contains an area of mutual interest or any “tag along” or “drag along” (or similar rights) allowing a third party, or requiring the Forest Entities, to participate in any future transactions with respect to any assets or properties of the Forest Entities;

(xiii) acquisition Contracts that contain an “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of any Forest Entity set forth in the Forest Reserve Reports that have been provided to Sabine Investor Holdings prior to the Original Execution Date) that would be reasonably expected to result in payments after the Original Execution Date by the Forest Entities in excess of $2,500,000;

(xiv) Contracts pursuant to which any Forest Entity has agreed to perform any contract drilling for any third party;

(xv) Contracts that relate to futures, swaps, collars, puts, calls, floors, caps, options or otherwise is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate;

(xvi) Contracts with respect to the license or purchase of seismic data; or

(xvii) Contracts, other than Contracts entered into in the ordinary course of business consistent with past practice, that otherwise involve the annual payment by any Forest Entity of more than $2,500,000 and cannot be terminated by the Forest Entities on 90 days or less notice without payment by the Forest Entities of any penalty.

(b) Each Contract required to be disclosed pursuant to Section 3.12(a) (collectively, the “Forest Material Contracts”) has been made available to the Sabine Parties, and, except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, each Forest Material Contract is, to the Knowledge of Forest, a valid and binding obligation of the applicable Forest Entity, in full force and effect and enforceable in accordance with its terms against such Forest Entity and, to the Knowledge of Forest, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

(c) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, to the Knowledge of Forest, none of the Forest Entities nor any other party to any Forest Material Contract is in default or breach under the terms of any Forest Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default by such Forest Entity or, to the Knowledge of Forest, any other party to any Forest Material Contract, or would permit termination, modification or acceleration under any Forest Material Contract.

3.13 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws, which are the subject of Section 3.11, or relating to Tax matters, which are the subject of Section 3.15, there are no Proceedings pending or, to the Knowledge of Forest, threatened against the Forest Entities, except such Proceedings as (i) do not involve, in any individual case, a claim for monetary damages in excess of $1,000,000 or (ii) would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect. There is no judgment, order or decree outstanding against any Forest Entity that would be reasonably likely individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect. To the Knowledge of Forest, no officer or director of any Forest Entity is a defendant in any Proceeding in connection with his or her status as an officer or director of any Forest Entity. No Forest Entity nor any of their respective properties or assets is or are subject to any judgment, order or decree, except for those judgments, orders or decrees that would not be reasonably likely individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect.

3.14 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws, which are the subject of Section 3.11, the Forest Entities have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Forest Entities, except where the failure to have such Permits would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect.

3.15 Taxes.

(a) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect:

(i) All Tax Returns required to be filed by or with respect to the Forest Entities have been filed and all such Tax Returns of or with respect to the Forest Entities are complete and correct. All Taxes due and payable for which the Forest Entities are liable have been paid in full. Any charges, accruals or reserves for Taxes provided for in Forest’s most recent financial statements included in the Forest SEC Documents are adequate, in accordance with GAAP, to cover all Taxes of the Forest Entities for periods ending on or prior to the date of such financial statements, and such charges, accruals or reserves, as adjusted for operations and transactions and the passage of time for periods beginning after the date of such financial statements and through the Closing Date, are adequate, in accordance with GAAP, to cover all Taxes of the Forest Entities through the Closing Date. There is no claim pending or asserted in writing (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any Forest Entities for any Taxes, and no assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to the Forest Entities.

(ii) No Tax audits or other administrative or judicial proceedings are being conducted or are pending with respect to any Taxes or Tax Returns of the Forest Entities.

(iii) All Taxes required to be withheld, collected or deposited by the Forest Entities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(iv) There are no outstanding agreements or waivers extending the applicable statutory periods of limitations with respect to any Tax of any Forest Entity.

(v) No Forest Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for Tax purposes for a taxable period ending on or prior to the Closing Date (including by reason of Section 481 of the Code or any similar provisions of state, local or foreign Law); (B) prepaid amount received prior to the Closing other than in the ordinary course of business consistent with prior periods, (C) deferred intercompany item or excess loss account (within the meaning of the Treasury Regulations promulgated under Section 1502 of the Code), (D) income deferred under Section 108(i) of the Code, or (E) installment sale or open transaction entered into prior to the Closing other than in the ordinary course of business consistent with prior periods.

(vi) No Forest Entity has any liability for Taxes of any Person (other than a Forest Entity) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract. No Forest Entity has been a member of a combined, consolidated, unitary or similar group for Tax purposes, other than any group of which a Forest Entity was or is the common parent.

(vii) There are no Encumbrances on the assets of any Forest Entity relating to or attributable to Taxes, other than Permitted Encumbrances.

(viii) None of the Forest Entities is a party to any Tax sharing agreement, Tax allocation or similar agreement (not including, for the avoidance of doubt, any tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Taxes (e.g., leases, credit agreements or other commercial agreements)), or any closing agreement pursuant to Section 7121 of the Code or any predecessor provisions thereof, or any similar provisions of state, local, or foreign Law.

(ix) None of the Forest Entities has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4.

(x) In the last two (2) years, no Forest Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(b) None of the Forest Entities is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the LLC Interest Contribution, the Stock Contribution and the Contributed Corporations Mergers, taken together, from qualifying as a transaction described in Section 351(a) of the Code, (ii) either (A) each of the Contributed Corporations Mergers, taken together with the Stock Contribution, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (B) (x) the Stock Contribution, taken together with the LLC Interest Contribution, from qualifying as a transaction described in Section 351(a) of the Code and (y) the Contributed Corporations Mergers from qualifying as transactions described in Section 332 of the Code, and (iii) each of the Sabine Mergers from being treated as a transaction that is disregarded for U.S. federal income tax purposes. Without limiting the generality of the foregoing, (other than by reason of the Reincorporation Merger (as defined in the Shareholder’s Agreement)) none of the Forest Entities has any plan or intention to cause the issuance of voting interests in Forest to any Person that would result in Sabine Investor Holdings and AIV Holdings together owning less than 80% of the total combined voting power of all outstanding stock of Forest (it being understood that this sentence does not address any plan or intention of persons who will become members of the Forest Board following the Closing).

3.16 Employee Benefits; Employment and Labor Matters.

(a) Section 3.16(a) of the Forest Disclosure Letter contains a list of each material Forest Benefit Plan. For purposes of this Agreement, “Forest Benefit Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, material personnel policy, equity-based plan (including any stock option plan, stock purchase plan, stock appreciation right plan or phantom stock plan), bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or arrangement, change in control policy or agreement, retention arrangement, deferred compensation agreement or arrangement, retirement or pension plan or arrangement, executive compensation or supplemental income arrangement, consulting agreement, fringe benefit arrangement, collective bargaining agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in this Section 3.16(a) pursuant to which compensation or other benefits are provided to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Forest Entity, in each case that is, or has been in the six years prior to Original Execution Date, sponsored, maintained or contributed to by any Forest Entity or any ERISA Affiliate of any Forest Entity.

(b) True, correct and complete copies of each material Forest Benefit Plan, and, if applicable, summary plan description, the most recent determination, advisory or opinion letter, as applicable, the most recent actuarial report, related trusts, insurance or group annuity contracts, administrative service agreements and each other funding or financing arrangement relating to any plan, including all amendments, modifications or supplements thereto, have been delivered to or made available to the Sabine Parties.

(c) Except for matters that would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect;

(i) each Forest Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements;

(ii) as to any Forest Benefit Plan intended to be qualified under Section 401 of the Code, such Plan has received a favorable determination, advisory or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of Forest, no fact, circumstance or event has occurred or exists since the date of such letter that would reasonably be expected to adversely affect the qualified status of any such Forest Benefit Plan;

(iii) all required reports, descriptions and disclosures have been filed or distributed appropriately in accordance with applicable Laws with respect to each Forest Benefit Plan;

(iv) all contributions (including employer contributions and employee salary reduction contributions) that are due and owing have been paid, and all contributions for any period ending on or before the Closing Date that are not yet due have been accrued in accordance with GAAP;

(v) neither any Forest Entity nor any ERISA Affiliate of any Forest Entity maintains or contributes to an employee welfare benefit plan that provides medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code);

(vi) there are no unresolved claims or disputes (pending or threatened) under the terms of, or in connection with, any Forest Benefit Plan other than routine claims for benefits; and

(vii) neither any Forest Entity nor any ERISA Affiliate of any Forest Entity contributes to or has ever contributed to a multiemployer plan (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA).

(d) Neither any Forest Entity nor any ERISA Affiliate of any Forest Entity has any liability under or arising with respect to (i) Title IV of ERISA, (ii) Section 302 of ERISA, or (iii) Sections 412 and 4971 of the Code.

(e) In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under the Forest Benefit Plans which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code. There is no contract, agreement, plan or arrangement with an employee to which any Forest Entity is a party that, individually or collectively and as a result of the transactions contemplated by this Agreement or any other related transaction document to which any Forest Entity is a party, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (determined without regard to the exceptions contained in Section 280G(b)(4)).

(f) Except as specifically contemplated in this Agreement, neither the execution and delivery of this Agreement or any other transaction document to which Forest or its Affiliates is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any officer, director, employee, or consultant of any Forest Entity or Affiliate thereof; (ii) materially increase any payments or benefits otherwise payable to any officer, director, employee or consultant of any Forest Entity or Affiliate thereof; or (iii) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any Forest Benefit Plan.

(g) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, each of the Forest Entities (i) is in compliance with all applicable Laws regarding labor and employment, including all Laws relating to employment discrimination, labor relations, payment of wages and overtime, leaves of absence, employment tax and social security, occupational health and safety, and immigration; (ii) has not, any time within the six months preceding the Original Execution Date, had any “plant closing” or “mass layoff” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or other terminations of employees which would create any obligations upon or liabilities for any Forest Entity under the WARN Act or similar state and local laws; (iii) is not subject to any disputes pending, or, to the Knowledge of Forest, threatened, by any of its prospective, current, or former employees, independent contractors or Governmental Entity relating to the engagement of employees or independent contractors by any Forest Entity or related to any Forest Benefit Plan (except for routine claims for benefits); and (iv) is not subject to any judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Entity relating to claims of discrimination, wage or hour practices, or other claims in respect to employment or labor practices and policies.

(h) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect (i) none of the Forest Entities is a party to or bound by or negotiating any collective bargaining agreement or other agreement with any labor union, nor has any of them experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past two years and (ii) there are no current union representation questions or petitions or organizing campaigns involving employees of any Forest Entity.

3.17 Regulatory Matters. No Forest Entity is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. All natural gas pipeline systems and related facilities of the Forest Entities are (a) “gathering facilities” or “intrastate pipelines” that are exempt from regulation by the FERC under the Natural Gas Act of 1938, as amended, except to extent the “intrastate pipelines” may be subject to Section 311 of the Natural Gas Policy Act of 1978; and (b) not subject to rate regulation as a “public utility” under the laws of any state or other local jurisdiction.

3.18 Insurance. Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Forest Material Adverse Effect, (a) each insurance policy under which the Forest Entities is an insured or otherwise the principal beneficiary of coverage (collectively, the “Forest Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Forest Entities are in compliance with the terms and conditions of such Forest Insurance Policy; (b) no Forest Entity is in breach or default under any Forest Insurance Policy; and (c) no event has occurred which, with notice or lapse of time, would constitute such breach of default, or permit termination or modification, under any Forest Insurance Policy.

3.19 Required Vote of the Forest Stockholders. (a)(i) The affirmative vote of a majority of the shares of Forest Common Stock voting on this Agreement (the “Forest Stockholder Approval”) is the only vote of holders of securities of Forest which is required to approve the issuance of the Sabine Contribution Consideration, (ii) the 2014 LTIP Proposal Approval is the only vote of holders of securities of Forest which is required to approve the 2014 LTIP Proposal Approval, (iii) the Section 162(m) Proposal Approval is the only vote of holders of securities of Forest which is required to approve the Section 162(m) Proposal and (iv) the affirmative vote of holders of a majority of the outstanding shares of Forest Common Stock is the only vote of holders of securities of Forest which is required to approve each of the Authorized Share Amendment and the Name Change Amendment; (b) the action of the Forest Board in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby, the restrictions on business combinations set forth in Section 912 of the NYBCL; and (c) no other Takeover Laws are applicable to the Transactions, this Agreement or any transaction contemplated hereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition, “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.

3.20 Derivative Transactions and Hedging. Section 3.20 of the Forest Disclosure Letter contains a complete and correct list, as of the Original Execution Date, of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Forest Entities) entered into by any of the Forest Entities or for the account of any of their respective customers as of the Original Execution Date pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the Original Execution Date will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Forest Entities. The Forest Entities have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Forest, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

3.21 Brokers’ Fee. Except for the fee payable to the Forest Financial Advisor, which shall be paid by Forest, no broker, investment banker or financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Forest.

3.22 Opinion of Financial Advisor. The Forest Board has received the opinion of J.P. Morgan Securities (the “Forest Financial Advisor”) to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Exchange Ratio (as defined in the Original Merger Agreement) is fair, from a financial point of view, to the holders of Forest Common Stock.

3.23 Related Party Transactions. Except for employment related agreements or practices or pursuant to the organization documents of Forest, (i) the Forest Entities are not, directly or indirectly, a party to, and have no continuing obligations under, any agreement (oral or written), arrangement or transaction with, or involving, or have made any commitment to, any Affiliate of the Forest Entities (other than any Forest Entity) or any director or officer of the Forest Entities with respect to which the Forest Entities will have liability following the Closing Date, and (ii) no Affiliate of the Forest Entities (other than any Forest Entity) or director or officer of the Forest Entities currently has any interest in any asset, right or property (real or personal, tangible or intangible) used by the Forest Entities.

3.24 Forest Director Resignations. As of the Amended Execution Date, the members of the Forest Board set forth on Section 3.24 of the Forest Disclosure Letter have each delivered to the Forest Board irrevocable written notice of their resignation from the Forest Board, each of which resignations shall only be effective at the time of the Closing (the “Forest Director Resignations”).

3.25 Information Supplied. None of the information supplied or to be supplied by Forest for inclusion or incorporation by reference in (a) the Proxy Statement will, at the time the Proxy Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Forest Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

3.26 No Other Representations or Warranties. Forest has undertaken such investigation as it deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party. The foregoing investigation, however, does not modify the representations and warranties of the Sabine Parties and AIV

Holdings in the Transaction Agreements and such representations and warranties constitute the sole and exclusive representations and warranties of the Sabine Parties and AIV Holdings to Forest in connection with the transactions contemplated by this Agreement and the other Transaction Agreements. Except for the representations and warranties contained in the Transaction Agreements, neither Forest nor any other Person makes any other express or implied representation or warranty, and the Sabine Parties and AIV Holdings hereby disclaim any other representation or warranty, on behalf of or relating to the Sabine Parties or AIV Holdings, any of their Affiliates, their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SABINE PARTIES AND AIV HOLDINGS

Except as (i) disclosed in the Sabine Annual Reports (excluding any disclosures included in any “risk factor” section or any other disclosures in such Sabine Annual Reports to the extent they are predictive or forward looking and general in nature, in each case, other than any specific factual information contained therein) or (ii) set forth on the disclosure letter delivered to Forest on the date of the execution of this Agreement (the “Sabine Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided that any information set forth in one section of the Sabine Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof (other than Sections 4.8(b) and 4.15) to which its relevance is reasonably apparent), the Sabine Parties and AIV Holdings hereby, jointly and severally, represent and warrant to Forest as follows:

4.1 Organization; Qualification. Each of the Sabine Parties and AIV Holdings (a) are entities duly formed or organized, validly existing and in good standing under the laws of the state of their formation or organization and have all requisite corporate, limited partnership or limited liability company power and authority to own, lease and operate their properties and to carry on their business as it is now being conducted, and (b) are duly qualified, registered or licensed to do business as a foreign entity and are in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect. The Sabine Parties have made available to Forest true and complete copies of the organizational documents of each Sabine Party, as in effect on the Original Execution Date. The Sabine Parties have made available to Forest true and complete copies of the organizational documents of each Sabine Entity, as in effect on the Original Execution Date. AIV Holdings has made available to Forest true and complete copies of the organizational documents of AIV Holdings, as in effect on the Amended Execution Date.

4.2 Authority; Enforceability.

(a) Each of the Sabine Parties and AIV Holdings has the requisite corporate, limited partnership or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party. The execution and delivery by each Sabine Party and AIV Holdings of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each Sabine Party and AIV Holdings of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party have been, or, in the case of Transaction Agreements to be delivered after the Original Execution Date, will be, duly and validly authorized by such Sabine Party or AIV Holdings, as applicable, and no other corporate, limited partnership or limited liability company proceedings on the part of any Sabine Party or AIV Holdings is necessary to authorize this Agreement and the other Transaction Agreement to which it is a party or to consummate the transactions contemplated by this Agreement and the other Transaction Agreement to which it is a party.

(b) This Agreement and the other Transaction Agreements to which a Sabine Party or AIV Holdings is a party have been, or, in the case of Transaction Agreements to be delivered after the Original Execution Date, will be, duly executed and delivered by such Sabine Party or AIV Holdings, as applicable, and, if applicable, its equityholders, and, assuming the due authorization, execution and delivery by Forest, this Agreement and the other Transaction Agreements to which a Sabine Party or AIV Holdings is a party constitute the valid and binding agreement of such Sabine Party or AIV Holdings, enforceable against such Sabine Party or AIV Holdings in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

(c) The representations and warranties set forth in this Section 4.2 (other than those with respect to AIV Holdings, which are made only as of the Amended Execution Date) shall apply mutatis mutandis with respect to both the Original Agreement and this Agreement, and, with respect to the Original Agreement, shall be made as of the Original Execution Date and, with respect to this Agreement, shall be made as of the Amended Execution Date; provided, however, that the representations and warranties set forth in this Section 4.2 are not “made as of a specific date” for purposes of Section 7.3(a).

4.3 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Agreements by the Sabine Party or AIV Holdings, as applicable, a party thereto and the consummation by the Sabine Parties and AIV Holdings, as applicable, of the transactions contemplated by this Agreement and the Transaction Agreements does not and will not: (a) result in any breach of any provision of the organizational documents of any Sabine Entity; (b) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Sabine Entity is a party or by which any property or asset of any Sabine Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, violate any Law to which any Sabine Entity is subject or by which any Sabine Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Encumbrance (other than Permitted Encumbrances) on any asset of any Sabine Entity, except, in the cases of clauses (b), (c) and (d) for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Encumbrances, as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect. The Sabine Entities are in material compliance with, and no event has occurred which would constitute (with or without the giving of notice or the passage of time or both) a material default under or give rise to any right of termination, cancellation, or acceleration under any terms of any Contracts evidencing indebtedness for borrowed money.

4.4 Approvals of Governmental Entities and Third Parties. Other than in connection with or in compliance with (i) the Exchange Act, (ii) the Securities Act, (iii) applicable state securities, and “blue sky” laws, (iv) the rules and regulations of the NYSE, and (v) the HSR Act, and any antitrust, competition or similar laws outside of the United States, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Person or Governmental Entity is necessary for the consummation by any Sabine Party or AIV Holdings of the transactions contemplated by this Agreement, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect.

4.5 Capitalization.

(a) Section 4.5(a)(i) of the Sabine Disclosure Letter sets forth a correct and complete description of the following: (i) all of the issued and outstanding Equity Interests in each of the Sabine Entities; and (ii) the record owners of each of the outstanding Equity Interests in each of the Sabine Entities. Except as set forth on Section 4.5(a)(i) of the Sabine Disclosure Letter, there are no other outstanding Equity Interests of any Sabine Entity. All of the issued and outstanding Equity Interests in each of the Sabine Entities have been duly authorized and validly issued in accordance with the Organizational Documents of such Sabine Entity and are fully paid (to the extent required under the Organizational Documents of such Sabine Entity) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 or 18-804 of the DLLCA) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding Equity Interests in each of the Sabine Entities are owned by the Persons set forth on Section 4.5(a)(i) of the Sabine Disclosure Letter named as owning such interests free and clear of all Encumbrances other than (A) transfer restrictions imposed by federal and state securities laws and (B) any transfer restrictions contained in the Organizational Documents of the Sabine Entities. Sabine Investor Holdings and AIV Holdings collectively own, directly or indirectly, all of the outstanding Equity Interests in each Sabine Entity, free and clear of all Encumbrances other than (1) transfer restrictions imposed by federal and state securities laws and (2) any transfer restrictions contained in the Organizational Documents of the Sabine Entities.

(b) There are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Sabine Entities to issue or sell any Equity Interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in any of the Sabine Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c) No Sabine Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in any Sabine Entity on any matter.

(d) There are no voting trusts or other agreements or understandings to which any Sabine Entity is a party with respect to the voting or registration of the limited liability company interest or other equity interest of any Sabine Entity.

(e) Sabine Investor Holdings and the Contributed Corporations collectively own, beneficially and of record, free and clear of all Encumbrances, except for Permitted Encumbrances, all the outstanding equity interests of Sabine Holdings. AIV Holdings owns, beneficially and of record, free and clear of all Encumbrances, except for Permitted Encumbrances, all the Contributed Stock Interests and the Contributed Stock Interests represent all the outstanding equity interests of the Contributed Corporations.

(f) Upon the consummation of the Contribution, Sabine Investor Holdings and AIV Holdings will collectively assign, convey, transfer and deliver, to Forest, good and valid title to the Contributed Interests, free and clear of all Encumbrances, other than (i) any transfer restrictions imposed by federal or state securities laws, (ii) any transfer restrictions contained in the Organizational Documents of Sabine Holdings, (iii) any transfer restrictions contained in the Organizational Documents of AIV Holdings and (iv) any Encumbrances on the Contributed Interests as a result of actions by the Forest Entities or the Contributed Corporations.

(g) Except with respect to the ownership of any equity or long-term debt securities between or among the Sabine Entities, none of the Sabine Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.

4.6 Compliance with Law.

(a) Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits, employment and labor matters, and Laws relating to regulatory and compliance matters, which are the subject of Sections 4.11, 4.14, 4.15, 4.16, and 4.17 respectively, and except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, (i) each Sabine Entity is in compliance with all applicable Laws, (ii) no

Sabine Entity has received written notice of any violation of any applicable Law and (iii) none of the Sabine Entities has received written notice that it is under investigation by any Governmental Entity for potential non-compliance with any Law.

(b) Each Sabine Entity is in compliance, in all material respects, with (i) the USA PATRIOT Act, (ii) the FCPA, and (iii) the U.S. Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. No Sabine Entity nor, to the Knowledge of Sabine Investor Holdings, any director, officer or employee of any Sabine Entity is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or a person on the list of “Specially Designated Nationals and Blocked Persons.”

4.7 Sabine Annual Report; Financial Statements.

(a) The Sabine Annual Reports did not at the time such reports were posted by Sabine O&G on its web site at www.sabineoil.com (or if revised or amended by a later posting prior to the Original Execution Date, then at the time of such posting or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Sabine Parties have made available to Forest copies of the Sabine Financial Statements. The Sabine Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Sabine O&G, on a combined consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments. (i) Sabine Holdings’ only asset is its equity interest in SOGH II, (ii) SOGH II’s only asset is its equity interest in Sabine O&G, (iii) neither Sabine Holdings nor SOGH II has any liability, whether accrued, contingent, absolute or otherwise, other than liabilities solely arising from its equity interest in SOGH II or Sabine O&G, as applicable, and ordinary course entity-level liabilities solely relating to its maintenance as a limited liability company (such as state franchise or minimum taxes) and (iv) the Contributed Corporations’ only asset is their equity interest in Sabine Holdings.

(c) None of the Sabine Entities (other than the Contributed Corporations) has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the financial statements of the Sabine Entities under GAAP except for (i) liabilities set forth on the consolidated balance sheet dated as of December 31, 2013 or the notes thereto contained in the Sabine Financial Statements; (ii) liabilities that have arisen since December 31, 2013, in the ordinary course of business; and (iii) liabilities which would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect. Each Contributed Corporation has no liability, whether accrued, contingent, absolute or otherwise, other than liabilities solely arising from its equity interest in Sabine Holdings and ordinary course entity-level liabilities solely relating to its maintenance as a corporation (such as state franchise or minimum taxes).

4.8 Absence of Certain Changes. Except as expressly contemplated by this Agreement, (a) from and after December 31, 2013, through the Original Execution Date, the Sabine Entities have operated their business in all material respects only in the ordinary course of business and consistent with past practice, and no Sabine Entity has taken or agreed to take any action that, if taken during the period from the date of this Agreement to the Effective Time, would constitute a breach of clauses (ii), (iii), (iv), (v), (ix), (x), (xi), (xii) or (xiii) of Section 5.2(b), and (b) from and after December 31, 2013, through the Effective Time, there has not been any event, occurrence or development which has had, or would be reasonably expected to have, a Sabine Material Adverse Effect.

4.9 Title to Properties and Assets; Oil & Gas Properties.

(a) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, each Sabine Entity has title to or rights or interests in its real property and personal property (and each real property and personal property at which material operations of Sabine are conducted) free and clear of all Encumbrances (such property, the “Sabine Owned Real Property”) (subject to Permitted Encumbrances), sufficient to allow it to conduct its business as currently being conducted.

(b) Oil and Gas Property.

(i) Except for (A) property sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by Ryder Scott Co. (“Ryder Scott”) relating to the Sabine Entity interests referred to therein as of December 31, 2013 (the “Sabine Reserve Reports”), (B) property reflected in the Sabine Reserve Reports or in the Sabine Annual Report as having been sold or otherwise disposed of, as of the Original Execution Date or (C) matters that would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, the Sabine Entities have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Sabine Reserve Reports and in each case as attributable to interests owned by the Sabine Entities, free and clear of any Encumbrances, except for (A) Production Burdens and (B) Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(ii) The factual, non-interpretive data supplied by or on behalf of the Sabine Entities to Ryder Scott relating to the Sabine Entities’ interests referred to in the Sabine Reserve Reports and that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Sabine Entities in connection with the preparation of the Sabine Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Forest Reserve Reports), accurate in all material respects. To Sabine Investor Holdings’ Knowledge, any assumptions or estimates provided by the Sabine Entities to Ryder Scott in connection with their preparation of the Sabine Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were to Known to the Sabine Entities at the time such assumptions or estimates were made. The estimates of proved oil and gas reserves provided by the Sabine Entities to Ryder Scott in connection with the preparation of the Sabine Reserve Reports complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC. Sabine Holdings’ internal proved reserve estimates prepared by management for the year ended December 31, 2013 were not, taken as a whole, materially lower than the conclusions in such Sabine Reserve Reports. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material change in respect of the matters addressed in the Sabine Reserve Reports that would have, individually or in the aggregate, a Sabine Material Adverse Effect.

(iii) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, (A) all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Sabine Entities are being received by them in a timely manner and (B) as of March 31, 2014, no proceeds from the sale of Hydrocarbons produced from any such Oil and Gas Properties (to the extent operated by any Sabine Entity) are being held in suspense (by any Sabine Entity, any third party operator thereof or any other Person or individual) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled wells. Section 4.9(b)(iii) of the Sabine Disclosure Letter sets forth all the Oil and

Gas Leases included in any Sabine Entity’s Oil and Gas Properties that are scheduled to expire (in whole or in part) at any time in the twelve (12) month period immediately following the execution of this Agreement.

(iv) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, (i) each Oil and Gas Lease to which any Sabine Entity is a party is, valid and in full force and effect, and (ii) all rentals, shut-ins and similar payments (and all Production Burdens) owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid. Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by any Sabine Entity have been timely and properly paid. Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, no Sabine Entity (and, to Sabine Investor Holdings’ Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by any Sabine Entity and no Sabine Entity (or, to Sabine Investor Holdings’ Knowledge, any third party operator) has received written notice from any other party to any such Oil and Gas Lease (A) that any Sabine Entity (or such third party operator, as the case may be) has breached, violated or defaulted under any such Oil and Gas Lease or (B) threatening to terminate, cancel, rescind or procure judicial reformation of any such Oil and Gas Lease.

(v) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, all Oil and Gas Properties operated by any Sabine Entity (and, to the Knowledge of Sabine Investor Holdings, all Oil and Gas Properties owned or held by any Sabine Entity and operated by a third party) have been operated in accordance with reasonable, prudent oil and gas field practices and in material compliance with the applicable Oil and Gas Leases, Oil and Gas Contracts and applicable Laws.

(vi) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, none of the Oil and Gas Properties of the Sabine Entities is subject to any preferential, purchase, preemptive, consent or similar right which would become operative as a result of the entry into (or the consummation of) the Transactions or the other transactions contemplated by this Agreement.

(vii) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, all of the wells located on the Oil and Gas Leases or on (or otherwise associated with) any other Oil and Gas Properties of the Sabine Entities have been drilled, completed and operated in accordance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts, and all drilling and completion (and the plugging and abandonment) of all such wells and all related development, production and other operations have been conducted in compliance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts. No Sabine Entity has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that would result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Sabine Entities, taken as a whole is not reflected in the Sabine Reserve Reports. The Sabine Reserve Reports accurately reflect in all material respects any payout balances applicable to any well included in the Oil and Gas Properties held or owned by any Sabine Entity.

(viii) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, and to the Knowledge of

Sabine Investor Holdings, (A) Section 4.9(b)(viii) of the Sabine Disclosure Letter lists, as of March 31, 2014, all transportation, plant, production and other imbalances and overlifts with respect to Hydrocarbon production from the Sabine Entities’ Oil and Gas Properties, and (B) no imbalance listed on Section 4.9(b)(viii) of the Sabine Disclosure Letter constitutes all of the Sabine Entities’ share of ultimately recoverable reserves in any balancing area pursuant to any balancing Contract.

(ix) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, with respect to the Sabine Entities’ Oil and Gas Properties, all currently producing wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(x) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, neither the entry into (nor the consummation of) the Contribution or the other transactions contemplated by this Agreement will result in a breach of the terms of, or give rise to any right of cancellation, termination or forfeiture under, any Oil and Gas Contract included in any Sabine Entity’s Oil and Gas Properties.

4.10 Intellectual Property. Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, (a) the Sabine Entities own or have the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of their business as presently conducted; (b) no third party has asserted in writing delivered to any Sabine Entity an unresolved claim that any of the Sabine Entities is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of Sabine Investor Holdings, no third party is infringing on the Intellectual Property owned by the Sabine Entities.

4.11 Environmental Matters. Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect:

(a) each of the Sabine Entities and its assets, real properties and operations, and, to the Knowledge of Sabine Investor Holdings, each third-party operator of any of the Oil and Gas Properties of the Sabine Entities (with respect to such interests), are and, during the relevant time periods specified in all applicable statutes of limitations, have been, in compliance with all applicable Environmental Laws;

(b) each of the Sabine Entities, and, to the Knowledge of Sabine Investor Holdings, each third-party operator of any of the Oil and Gas Properties of the Sabine Entities (with respect to such interests), possesses all Environmental Permits required for their operations as currently conducted and is in compliance with the terms of such Environmental Permits, and such Environmental Permits are in full force and effect and are not subject to any pending or, to the Knowledge of any Sabine Entity, threatened Proceeding;

(c) none of the Sabine Entities nor any of their properties or operations or any person or entity whose liability the Sabine Entities have retained or assumed either contractually or by operation of Law, are subject to any pending or, to the Knowledge of any Sabine Entity, threatened Proceeding arising under any Environmental Law, nor has any Sabine Entity received any written and pending notice, order or complaint from any Person alleging a violation of or liability arising under any Environmental Law; and

(d) there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Sabine Entities, or from or in connection with the Sabine Entities’ operations, and, to the Knowledge of Sabine Investor Holdings, each third-party operator of any of the Oil and Gas Properties of the Sabine Entities (with respect to such interests), in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law.

(e) The Sabine Entities have made available to the Forest Entities true and complete copies of all environmental reports, studies, investigations and audits in the Sabine Entities’ possession or control and relating to the operations of the Sabine Entities or to property currently or formerly owned, leased, or operated by the Sabine Entities.

(f) None of the Sabine Entities and, to the Knowledge of Sabine, any third-party operator of any of the Oil and Gas Properties of the Sabine Entities (with respect to such interests) and any predecessor of any of them, is subject to any Order or any indemnity obligation (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Sabine set forth in the Sabine Reserve Reports that have been provided to Sabine Investor Holdings prior to the date of this Agreement) with any other person that would reasonably be expected to result in liabilities under applicable Environmental Laws or concerning Hazardous Substances.

4.12 Material Contracts.

(a) Section 4.12 of the Sabine Disclosure Letter sets forth, as of the Original Execution Date, the following Contracts to which the Sabine Entities is a party or bound:

(i) Contracts that are of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Sabine Investor Holdings or AIV Holdings on the Original Execution Date;

(ii) Contracts that contain any provision or covenant that expressly restricts in any material respect any Sabine Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person;

(iii) Contracts that (A) relate to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by any Sabine Entity or (B) create a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $2,500,000 and except any transactions solely among the Sabine Entities);

(iv) Contracts in respect of the formation of any partnership, limited liability company agreement or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any of the Sabine Entities that is material to the Sabine Entities, taken as a whole, other than any such Contracts solely among the Sabine Entities;

(v) Contracts that provide for the acquisition or sale of assets with a book value in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise) and that is material to the Sabine Entities, taken as a whole;

(vi) Contracts that provide for the sale by any Sabine Entity of Hydrocarbons which contains a “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefore;

(vii) Contracts that involve the transportation of more than 10 MMcf (or the MBtu equivalent) of Hydrocarbons per day (calculated on a yearly average basis);

(viii) Contracts that provide for the sale by any Sabine Entity of Hydrocarbons that has a remaining term of greater than 60 days and do not allow such Sabine Entity to terminate it without penalty on 90 days’ or less notice;

(ix) Contracts that provide for a call or option on production, or acreage dedication or other commitment of Hydrocarbons produced from or otherwise attributable to any Sabine Entity’s Oil and Gas Properties to a gathering, transportation processing, storage treatment or other arrangement downstream of the wellhead, covering in excess of 25 MMcf (or in the case of liquids, in excess of 5,000 barrels of oil equivalent) of Hydrocarbons per day over a period of one month (calculated on a yearly average basis);

(x) any Oil and Gas Lease that contains express provisions (A) establishing bonus obligations in excess of $1,250,000 that were not satisfied at the time of lease or signing or (B) providing for a fixed term, even if there is still production in paying quantities;

(xi) any agreement pursuant to which any Sabine Entity has paid amounts associated with any Production Burdens in excess of $2,500,000 during the immediately preceding fiscal year or with respect to which Sabine Holdings reasonably expects that it (and/or its Subsidiaries) will make payments associated with any Production Burdens in any of the next three succeeding fiscal years that could, based on current projections, exceed $2,500,000 per year;

(xii) Contracts that are a joint development agreements, exploration agreements or acreage dedication agreements (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) are material to the operation of the Sabine Entities, taken as a whole, (B) would reasonably be expected to require the Sabine Entities to make expenditures in excess of $12,500,000 in the aggregate during the 12-month period following the Original Execution Date or (C) contain an area of mutual interest or any “tag along” or “drag along” (or similar rights) allowing a third party, or requiring the Sabine Entities, to participate in any future transactions with respect to any assets or properties of the Sabine Entities;

(xiii) acquisition Contracts that contain an “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of any Sabine Entity set forth in the Sabine Reserve Reports that have been provided to Forest prior to the Original Execution Date) that would be reasonably expected to result in payments after the Original Execution Date by the Sabine Entities in excess of $2,500,000;

(xiv) Contracts pursuant to which any Sabine Entity has agreed to perform any contract drilling for any third party;

(xv) Contracts that relate to futures, swaps, collars, puts, calls, floors, caps, options or otherwise is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate; or

(xvi) Contracts, other than Contracts entered into in the ordinary course of business consistent with past practice, that otherwise involve the annual payment by any of the Sabine Entities of more than $2,500,000 and cannot be terminated by the Sabine Entities on 90 days or less notice without payment by the Sabine Entities of any penalty.

(b) Each Contract required to be disclosed pursuant to Section 4.12(a) (collectively, the “Sabine Material Contracts”) has been made available to Forest and, except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, each Sabine Material Contract is, to the Knowledge of Sabine Investor Holdings, a valid and binding obligation of the applicable Sabine Entity, in full force and effect and enforceable in accordance with its terms against such Sabine Entity and, to the Knowledge of Sabine Investor Holdings, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

(c) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, to the Knowledge of Sabine Investor Holdings, none of the Sabine Entities nor any other party to any Sabine Material Contract is in default or breach under the terms of any Sabine Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default by such Sabine Entity or, to the Knowledge of Sabine Investor Holdings, any other party to any Sabine Material Contract, or would permit termination, modification or acceleration under any Sabine Material Contract.

4.13 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws, which are the subject of Section 4.11, or relating to Tax matters, which are the subject of Section 4.15, there are no Proceedings pending or, to the Knowledge of Sabine Investor Holdings, threatened against the Sabine Entities, except such Proceedings as (a) do not involve, in any individual case, a claim for monetary damages in excess of $1,000,000 or (b) would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect. There is no judgment, order or decree outstanding against any Sabine Entity that would be reasonably likely individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect. To the Knowledge of Sabine Investor Holdings, no officer or director of any Sabine Entity is a defendant in any Proceeding in connection with his or her status as an officer or director of any Sabine Entity. No Sabine Entity nor any of their respective properties or assets is or are subject to any judgment, order or decree, except for those judgments, orders or decrees that would not be reasonably likely individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect.

4.14 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws, which are the subject of Section 4.11, the Sabine Entities have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Sabine Entities, except where the failure to have such Permits would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect.

4.15 Taxes. (a) Except as would not reasonably be expected to have, individually and in the aggregate, a Sabine Material Adverse Effect:

(i) All Tax Returns required to be filed by or with respect to the Sabine Entities have been filed and all such Tax Returns of or with respect to the Sabine Entities are complete and correct. All Taxes due and payable for which the Sabine Entities are liable have been paid in full. Any charges, accruals or reserves for Taxes provided for in the most recent Sabine Financial Statements are adequate, in accordance with GAAP, to cover all Taxes of the Sabine Entities for periods ending on or prior to the date of such financial statements, and such charges, accruals or reserves, as adjusted for operations and transactions and the passage of time for periods beginning after the date of such Sabine Financial Statements and through the Closing Date, are adequate, in accordance with GAAP, to cover all Taxes of the Sabine Entities through the Closing Date. There is no claim pending or asserted in writing (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any Sabine Entity for any Taxes, and no assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to any Sabine Entity.

(ii) No Tax audits or other administrative or judicial proceedings are being conducted or are pending with respect to any Taxes or Tax Returns of any Sabine Entity.

(iii) All Taxes required to be withheld, collected or deposited by any Sabine Entity have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(iv) There are no outstanding agreements or waivers extending the applicable statutory periods of limitations with respect to any Tax of any Sabine Entity.

(v) No Sabine Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for Tax purposes for a taxable period ending on or prior to the Closing Date (including by reason of Section 481 of the Code or any similar provisions of state, local or foreign Law); (B) prepaid amount received prior to the Closing other than in the ordinary course of business consistent with prior periods, (C) deferred intercompany item or excess loss account (within the meaning of the Treasury Regulations promulgated under Section 1502 of the Code), (D) income deferred under Section 108(i) of the Code; or (E) installment sale or open transaction entered into prior to the Closing other than in the ordinary course of business consistent with prior periods.

(vi) No Sabine Entity has any liability for Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract. No Sabine Entity has been a member of a combined, consolidated, unitary or similar group for Tax purposes.

(vii) No claim has been made by any Governmental Entity in a jurisdiction where a Sabine Entity has not filed Tax Returns indicating that such Sabine Entity is or may be subject to any taxation by such jurisdiction or that such Sabine Entity is or may be required to file a Tax Return in such jurisdiction.

(viii) There are no Encumbrances on the assets of any Sabine Entity relating to or attributable to Taxes, other than Permitted Encumbrances.

(ix) No Sabine Entity is a party to any Tax sharing agreement, Tax allocation or similar agreement (not including, for the avoidance of doubt, any tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Taxes (e.g., leases, credit agreements or other commercial agreements)), or any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provisions of state, local or foreign Law.

(x) No Sabine Entity has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4.

(xi) In the last two (2) years, no Sabine Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(b) Each Sabine Entity (other than each of the Contributed Corporations) is, at all times since its formation has been, and immediately prior to the Contribution will be, properly classified as a partnership or an entity disregarded as separate from its owner for U.S. federal income Tax purposes. No election has been made to treat any of the Sabine Entities as a corporation for U.S. federal income Tax purposes.

(c) None of the Sabine Entities is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the LLC Interest Contribution, the Stock Contribution and the Contributed Corporations Mergers, taken together, from qualifying as a transaction described in Section 351(a) of the Code, (ii) either (A) each of the Contributed Corporations Mergers, taken together with the Stock Contribution, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (B) (1) the Stock Contribution, taken together with the LLC Interest Contribution, from qualifying as a transaction described in Section 351(a) of the Code and (2) the Contributed Corporations Mergers from qualifying as transactions described in Section 332 of the Code, and (iii) each of the Sabine Mergers from being treated as a transaction that is disregarded for U.S. federal income tax purposes.

(d) Each of the Contributed Corporations is a “United States person” (within the meaning of Section 7701(a)(30) of the Code.

4.16 Employee Benefits; Employment and Labor Matters.

(a) Section 4.16(a) of the Sabine Disclosure Letter contains a list of each material Sabine Benefit Plan. For purposes of this Agreement, “Sabine Benefit Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, material personnel policy, equity-based plan (including any stock option plan, stock purchase plan, stock appreciation right plan or phantom stock plan), bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or arrangement, change in control policy or agreement, retention arrangement, deferred compensation agreement or arrangement, retirement or pension plan or arrangement, executive compensation or supplemental income arrangement, consulting agreement, fringe benefit arrangement, collective bargaining agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in this Section 4.16(a) pursuant to which compensation or other benefits are provided to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Sabine Entity, in each case that is, or has been in the six years prior to Original Execution Date, sponsored, maintained or contributed to by any Sabine Entity or any ERISA Affiliate of any Sabine Entity.

(b) True, correct and complete copies of each material Sabine Benefit Plan, and, if applicable, summary plan description, the most recent determination, advisory or opinion letter, as applicable, the most recent actuarial report, related trusts, insurance or group annuity contracts, administrative service agreements and each other funding or financing arrangement relating to any plan, including all amendments, modifications or supplements thereto, have been delivered to or made available to Forest.

(c) Except for matters that would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect:

(i) each Sabine Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements;

(ii) as to any Sabine Benefit Plan intended to be qualified under Section 401 of the Code, such Plan has received a favorable determination, advisory or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of Sabine Investor Holdings, no fact, circumstance or event has occurred or exists since the date of such letter that would reasonably be expected to adversely affect the qualified status of any such Sabine Benefit Plan;

(iii) all required reports, descriptions and disclosures have been filed or distributed appropriately in accordance with applicable Laws with respect to each Sabine Benefit Plan;

(iv) all contributions (including employer contributions and employee salary reduction contributions) that are due and owing have been paid, and all contributions for any period ending on or before the Closing Date that are not yet due have been accrued in accordance with GAAP;

(v) neither any Sabine Entity nor any ERISA Affiliate of any Sabine Entity maintains or contributes to an employee welfare benefit plan that provides medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code);

(vi) there are no unresolved claims or disputes (pending or threatened) under the terms of, or in connection with, any Sabine Benefit Plan other than routine claims for benefits; and

(vii) neither any Sabine Entity nor any ERISA Affiliate of any Sabine Entity contributes to or has ever contributed to a multiemployer plan (within the meaning of Section 3(37) of Section 4001(a)(3) of ERISA).

(d) Neither any Sabine Entity nor any ERISA Affiliate of any Sabine Entity has any liability under or arising with respect to (i) Title IV of ERISA, (ii) Section 302 of ERISA, or (iii) Sections 412 and 4971 of the Code.

(e) In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under the Sabine Benefit Plans which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code. There is no contract, agreement, plan or arrangement with an employee to which any Sabine Entity is a party that, individually or collectively and as a result of the transactions contemplated by this Agreement or any other related transaction document to which any Sabine Entity is a party, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (determined without regard to the exceptions contained in Section 280G(b)(4).

(f) Except as specifically contemplated in this Agreement, neither the execution and delivery of this Agreement or any other transaction document to which Sabine Investor Holdings or its Affiliates are a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any officer, director, employee, or consultant of any Sabine Entity or Affiliate thereof; (ii) materially increase any payments or benefits otherwise payable to any officer, director, employee or consultant of any Sabine Entity or Affiliate thereof; or (iii) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any Sabine Benefit Plan.

(g) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, each of the Sabine Entities (i) is in compliance with all applicable Laws regarding labor and employment, including all Laws relating to employment discrimination, labor relations, payment of wages and overtime, leaves of absence, employment tax and social security, occupational health and safety, and immigration; (ii) has not, any time within the six months preceding the Original Execution Date, had any “plant closing” or “mass layoff” (as defined by the WARN Act) or other terminations of employees which would create any obligations upon or liabilities for any Sabine Entity under the WARN Act or similar state and local laws; (iii) is not subject to any disputes pending, or, to the Knowledge of Sabine Investor Holdings, threatened, by any of its prospective, current, or former employees, independent contractors or Governmental Entity relating to the engagement of employees or independent contractors by any of the Sabine Entities or related to any Sabine Benefit Plan (except for routine claims for benefits); and (iv) is not subject to any judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Entity relating to claims of discrimination, wage or hour practices, or other claims in respect to employment or labor practices and policies.

(h) Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect (i) none of the Sabine Entities is a party to or bound by or negotiating any collective bargaining agreement or other agreement with any labor union, nor has any of them experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past two years and (ii) there are no current union representation questions or petitions or organizing campaigns involving employees of any of the Sabine Entities.

4.17 Regulatory Matters. No Sabine Entity is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. All natural gas pipeline systems and related facilities owned by any Sabine Entity are (a) “gathering facilities” or “intrastate pipelines” that are exempt from regulation by the FERC under the Natural Gas Act of 1938, as amended, except to extent the “intrastate pipelines” may be subject to Section 311 of the Natural Gas Policy Act of 1978; and (b) not subject to rate regulation as a “public utility” under the laws of any state or other local jurisdiction.

4.18 Insurance. Except as would not reasonably be expected individually to have, and would not reasonably be expected in the aggregate to have, a Sabine Material Adverse Effect, (a) each insurance policy under which the Sabine Entities is an insured (collectively, the “Sabine Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Sabine Entities are in compliance with the terms and conditions of such Sabine Insurance Policy; (b) no Sabine Entity is in breach or default under any Sabine Insurance Policy; and (c) no event has occurred which, with notice or lapse of time, would constitute such breach of default, or permit termination or modification, under any Sabine Insurance Policy.

4.19 Sabine Approvals.

(a) (i) The execution and delivery of this Agreement by Sabine Investor Holdings do not, and the performance of this Agreement by Sabine Investor Holdings, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to any holder of membership interests in Sabine Investor Holdings; (ii) the Sabine Investor Holdings Board has approved and declared advisable this Agreement and the Transactions contemplated by this Agreement; (iii) Sabine Investor Holdings has received all requisite board and other corporate approvals to consummate the Transactions contemplated by this Agreement as required by applicable Law and (iv) no members of Sabine Investor Holdings have any dissenters’ rights or rights of appraisal relating to the Transactions contemplated by this Agreement.

(b) (i) The sole member of AIV Holdings has approved and declared advisable this Agreement and the Transactions contemplated by this Agreement; (ii) AIV Holdings has received all requisite member and other corporate approvals to consummate the Transactions contemplated by this Agreement as required by applicable Law and (iii) no member of AIV Holdings has any dissenters’ rights or rights of appraisal relating to the Transactions contemplated by this Agreement.

4.20 Derivative Transactions and Hedging. Section 4.20 of the Sabine Disclosure Letter contains a complete and correct list, as of the Original Execution Date, of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Sabine Entities) entered into by any of the Sabine Entities or for the account of any of their respective customers as of the Original Execution Date pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the Original Execution Date will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Sabine Entities. The Sabine Entities have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Sabine Holdings, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

4.21 Brokers’ Fee. Except for the fees payable to Barclays Capital Inc. and Wells Fargo Securities, LLC which shall be paid by Sabine Holdings, no broker, investment banker or financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Sabine Party or AIV Holdings.

4.22 Transactions with Affiliates. Except for employment related agreements or practices, pursuant to the organization documents of Sabine, (i) the Sabine Entities are not, directly or indirectly, a party to, and have no continuing obligations under, any agreement (oral or written), arrangement or transaction with, or involving, or have made any commitment to, any Affiliate of the Sabine Entities (other than Sabine Holdings or any of its Subsidiaries) or any director or officer of the Sabine Entities with respect to which the Sabine Entities will have liability following the Closing Date, and (ii) no Affiliate of the Sabine Entities (other than Sabine Holdings or any of its Subsidiaries) or director or officer of the Sabine Entities currently has any interest in any asset, right or property (real or personal, tangible or intangible) used by the Sabine Entities or any Sabine Subsidiaries. No Affiliate of Sabine Holdings (other than any of the Sabine Entities) owns or holds any assets or rights constituting or relating to the Sabine Business.

4.23 Information Supplied. None of the information supplied or to be supplied by the Sabine Parties or AIV Holdings for inclusion or incorporation by reference in (a) the Proxy Statement will, at the time the Proxy Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Forest Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

4.24 Debt Financing.

(a) The Sabine Parties have delivered to Forest a true, complete and correct copy of the executed amended and restated commitment letter dated July 9, 2014 (the “Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts as set forth therein (the “Financing Commitments”). The Financing Commitments pursuant to the Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.” As of the date hereof, the Commitment Letter is in full force and effect and valid and binding, except as such enforcement may be limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles, and the Sabine Parties have paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement. As of the date hereof, except for the Financing Commitments and fee letters related to the Financing Commitments, redacted copies of which, in the case of the fee letters, have been provided to Forest (it being understood that such redactions shall be made in a manner satisfactory to the Financing Sources so long as they do not redact provisions, if any, that concern the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing), there are no other Contracts that would permit the parties to the Financing Commitments to reduce the amount of the Debt Financing or that otherwise affect the availability of the Debt Financing.

(b) Assuming the satisfaction of the conditions in Sections 7.1 and 7.2 and that the Debt Financing is funded in accordance with the terms of the Commitment Letters, the Debt Financing, when funded in accordance with the Commitment Letters, shall provide the Sabine Parties with cash proceeds sufficient to (i) refinance that certain Third Amended and Restated Credit Agreement, dated as of June 30, 2011, among Forest, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other parties thereto (as amended, supplemented or otherwise modified, the “Existing Forest Credit Agreement”), (ii) refinance the Notes in whole or in part including by consummating the Debt Offer (clauses (i) and (ii), together, the “Refinancing”) and (iii) pay any fees or expenses of or payable by the Sabine Parties in connection with the Refinancing and the Debt Financing.

(c) In no event shall the receipt or availability of any funds or financing (including the Debt Financing) by the Sabine Parties, AIV Holdings or any Affiliate be a condition to the Sabine Parties’ or AIV Holdings’ obligations hereunder.

4.25 No Other Representations or Warranties. Each Sabine Party and AIV Holdings has undertaken such investigation as it deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party. The foregoing investigation, however, does not modify the representations and warranties of Forest in the Transaction Agreements and such representations and warranties constitute the sole and exclusive representations and warranties of Forest to the Sabine Parties and AIV Holdings in connection with the transactions contemplated by this Agreement and the other Transaction Agreements. Except for the representations and warranties contained in the Transaction Agreements, neither the Sabine Parties, AIV Holdings nor any other Person makes any other express or implied representation or warranty, and Forest hereby disclaims any other representation or warranty, on behalf of or relating to Forest, any of its Affiliates, their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE V

CERTAIN PRE-CLOSING COVENANTS

5.1 Conduct of Business of Forest.

(a) Forest covenants and agrees as to itself and its Subsidiaries that, from the Original Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, except as expressly permitted or expressly contemplated by this Agreement, as set forth in Section 5.1(a) of the Forest Disclosure Letter, as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Forest or any of its Subsidiaries, or to the extent Sabine Investor Holdings shall otherwise consent in writing, Forest shall conduct, and shall cause its Subsidiaries to:

(i) conduct their businesses in the ordinary course of business consistent with past practice;

(ii) use their respective reasonable best efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto; and

(iii) use reasonable best efforts to maintain in full force without interruption their present insurance policies or comparable insurance coverage.

(b) Without limiting the generality of Section 5.1, and, except as expressly permitted or expressly contemplated by this Agreement, as set forth in Section 5.1(b) of the Forest Disclosure Letter, as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Forest or any of its Subsidiaries, or to the extent Sabine Investor Holdings shall otherwise consent in writing, from the Original Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, Forest shall not, and shall not authorize or permit any of its Subsidiaries to:

(i) make any material change or amendment to its organizational documents;

(ii) make any acquisition of any other Person or business (whether by merger, business combination or otherwise), or purchase any securities or ownership interests or assets of, or make any investment in or make loans or capital contributions to, any Person in excess of $5,000,000 and other than (x) ordinary course overnight investments consistent with the cash management policies of Forest and purchases of Hydrocarbon inventory in the ordinary course of business and (y) loans or advances by any Restricted Subsidiary (as defined in the Existing Forest Credit Agreement and each Indenture) to Forest or a wholly owned Subsidiary or any Restricted Subsidiary (as defined in the Existing Forest Credit Agreement and each Indenture);

(iii) other than as set forth in the 2014 capital budget, make any capital expenditures in excess of $10,000,000 in the aggregate or as required on an emergency basis or for the safety of individuals or the environment;

(iv) make, change or revoke any material Tax election, adopt any material method of Tax accounting that is not consistent with past practice, change any material method of Tax accounting, settle or compromise any material Tax proceeding or assessment in excess of amounts accrued therefor in Forest’s financial statements included in the Forest SEC Documents, amend any material Tax Return, take any material position on a material Tax Return that is inconsistent with a material position taken on a material Tax Return that was previously filed, enter into any “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) relating to a material amount of Taxes with any Governmental Entity, or apply for any material ruling or material benefit with respect to Taxes with any Governmental Entity (it being agreed and understood that this clause (iv) and clause (xix) of this Section 5.1(b) shall be the only covenants regarding Tax compliance matters in this Section 5.1(b));

(v) except as required under its organizational documents, declare or pay any dividends or other distribution in respect of any of its capital stock or other equity securities except (A) the declaration and payment of cash dividends or distributions from any direct or indirect wholly owned Subsidiary or any Restricted Subsidiary (as defined in the Existing Forest Credit Agreement and each Indenture) of Forest to Forest or a wholly owned Subsidiary or any Restricted Subsidiary (as defined in the Existing Forest Credit Agreement and each Indenture) of Forest and (B) the rights issued pursuant to the Rights Plan in accordance with Section 6.19;

(vi) split, combine or reclassify any shares of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock or equity securities, except (A) for any such transaction by a direct or indirect wholly owned Subsidiary of Forest that remains a direct or indirect wholly owned Subsidiary of Forest or any of its Subsidiaries after consummation of such transaction, (B) the rights issued pursuant to the Rights Plan in accordance with Section 6.19 and Forest Junior Preferred Stock related thereto and (C) the Forest Senior Preferred Stock to be issued as the Sabine Contribution Consideration;

(vii) repurchase, redeem or otherwise acquire any of its capital stock or other equity securities or any securities convertible into or exercisable for any capital stock or equity securities;

(viii) issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) capital stock or equity securities of any class, except for shares of Forest Common Stock issued pursuant to the exercise or settlement of outstanding awards under the Forest Benefit Plans outstanding as of May 2, 2014 and described in Section 3.5(a), (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly owned Subsidiary of Forest of capital stock or equity securities to such Person’s parent or any other direct or indirect wholly owned Subsidiary of Forest;

(ix) sell assets (including any Equity Interests in any other Person), other than (A) sales of Hydrocarbons and inventory in the ordinary course of business by the Sabine Entities, (B) sales of assets to third parties for a purchase price that does not exceed $10,000,000 in the aggregate and (C) sales of assets by any Restricted Subsidiary (as defined in the Existing Forest Credit Agreement and each Indenture) to Forest or a wholly owned Subsidiary or any Restricted Subsidiary (as defined in the Existing Forest Credit Agreement and each Indenture);

(x) create, incur, guarantee or assume any Indebtedness other than (A) Indebtedness incurred as a result of borrowings under the Existing Forest Credit Agreement and (B) other Indebtedness of less than $10,000,000 in the aggregate; provided that the foregoing shall not prohibit any Restricted Subsidiary (as defined in the Existing Forest Credit Agreement and each Indenture) from guaranteeing Indebtedness of Forest or any other Restricted Subsidiary (as defined in the Existing Forest Credit Agreement and each Indenture);

(xi) (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements assess damages in excess of $2,000,000 individually and $8,000,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Forest Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would or would reasonably be expected to materially impair the business of Forest and its Subsidiaries, taken as a whole;

(xii) take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xiii) change or modify any accounting policies, except as required by applicable regulatory authorities or independent accountants;

(xiv) except as required pursuant to the terms and conditions of a Forest Benefit Plan as in effect on the Original Execution Date (A) increase the salary, bonus or other compensation (including incentive compensation) payable to any employee, other than increases in annual base salaries or wage rates in the ordinary course of business consistent with past practice that do not exceed 10% for an individual or 5% in the aggregate, or (B) adopt or make any amendment to any Forest Benefit Plan, other than amendments to any Forest Benefit Plans that are defined contribution or welfare plans that do not materially increase the cost to the Forest Entities of maintaining such plans;

(xv) recognize any union or establish, negotiate or become obligated under any collective bargaining agreement or other contract with any labor union;

(xvi) other than in the ordinary course of business consistent with past practice, (A) hire any new employee having an annual base salary in excess of $200,000 or (B) terminate, other than for cause, the employment of any employee having an annual base salary in excess of $200,000;

(xvii) (A) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Forest Material Contracts; (B) enter into a contract after the Original Execution Date that would be a Forest Material Contract if entered into prior to the Original Execution Date; or (C) waive any default by, or release, settle or compromise any claim against, any other party to a Forest Material Contract; except, in the case of each of clauses (A), (B) and (C), in the ordinary course or business;

(xviii) take any action that would result in any Person other than a direct or indirect wholly owned Subsidiary of Forest being a Restricted Subsidiary (as defined in the Existing Forest Credit Agreement or any Indenture); or

(xix) agree, or commit to take any of the actions described above.

5.2 Conduct of Business by the Sabine Entities.

(a) Sabine Investor Holdings, AIV Holdings and Sabine Holdings covenant and agree as to each Sabine Entity that, from the Original Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, except as expressly permitted or expressly contemplated by this Agreement, as set forth in Section 5.2(a) of the Sabine Disclosure Letter, as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Sabine Holdings or any of its Subsidiaries, or to the extent Forest shall otherwise consent in writing, Sabine Investor Holdings, AIV Holdings and Sabine Holdings shall cause each Sabine Entity to:

(i) conduct their respective businesses in the ordinary course of business consistent with past practice;

(ii) use their respective reasonable best efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with their respective businesses with respect thereto; and

(iii) use reasonable best efforts to maintain in full force without interruption the present insurance policies or comparable insurance coverage of the Sabine Entities.

(b) Without limiting the generality of Section 5.2, and, except as expressly permitted or expressly contemplated by this Agreement, as set forth in Section 5.2(b) of the Sabine Disclosure Letter, as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to any of the Sabine Entities, or to the extent Forest shall otherwise consent in writing, from the Original Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, Sabine Investor Holdings, AIV Holdings, and Sabine Holdings shall not authorize or permit any Sabine Entity to:

(i) make any change or amendment to its organizational documents that would reasonably be expected to prevent, materially impede or materially delay the Transactions;

(ii) make any acquisition of any other Person or business (whether by merger, business combination or otherwise), or purchase any securities or ownership interests of, or make any investment in or make loans or capital contributions to, any Person in excess of $50,000,000 and other than ordinary course overnight investments consistent with the cash management policies of the Sabine Entities;

(iii) other than as set forth in the 2014 capital budget, make any capital expenditures in excess of $40,000,000 in the aggregate or as required on an emergency basis or for the safety of individuals or the environment;

(iv) make, change or revoke any material Tax election, adopt any material method of Tax accounting that is not consistent with past practice, change any material method of Tax accounting, settle or compromise any material Tax proceeding or assessment in excess of amounts accrued therefor in the Sabine Financial Statements, amend any material Tax Return, take any material position on a material Tax Return that is inconsistent with a material position taken on a material Tax Return that was previously filed, enter into any “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) relating to a material amount of Taxes with any Governmental Entity, or apply for any material ruling or material benefit with respect to Taxes with any Governmental Entity (it being agreed and understood that this clause (iv) and clause (xv) of this Section 5.2(b) shall be the only covenants regarding Tax compliance matters in this Section 5.2(b));

(v) declare or pay any dividends or other distribution in respect of any of its capital stock or other equity securities except (i) the declaration and payment of cash dividends or distributions from any direct or indirect wholly owned Subsidiary of Sabine Holdings to Sabine Holdings or a wholly owned Subsidiary of Sabine Holdings that will be directly or indirectly contributed to Forest in the Contribution and (ii) as required under Section 7.1 of the Third Amended and Restated Operating Agreement of Sabine Holdings, dated as of May 5, 2014;

(vi) split, combine or reclassify any shares of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock or equity securities, except for any such transaction by a direct or indirect wholly owned Subsidiary of Sabine Holdings that remains a direct or indirect wholly owned Subsidiary of Sabine Holdings or any of its Subsidiaries after consummation of such transaction;

(vii) repurchase, redeem or otherwise acquire any of its capital stock or other equity securities or any securities convertible into or exercisable for any capital stock or other equity securities;

(viii) issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) capital stock or equity securities of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly owned Subsidiary of Sabine Holdings of capital stock or equity securities to such Person’s parent or any other direct or indirect wholly owned Subsidiary of Sabine Holdings; or sell, pledge or dispose of any equity interests in (or other interest that is convertible or exchangeable into any equity interest in) Sabine Holdings or any of its Subsidiaries;

(ix) sell any assets (including any Equity Interests in any other Person), other than (A) sales of Hydrocarbons and inventory in the ordinary course of business by the Sabine Entities and (B) sales of assets to third parties for a purchase price that does not exceed $50,000,000 in the aggregate;

(x) create, incur, guarantee or assume any Indebtedness other than (A) Indebtedness incurred as a result of borrowings under the Sabine Revolving Credit Agreement and (B) other Indebtedness of less than $10,000,000 in the aggregate;

(xi) (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements assess damages in excess of $20,000,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Sabine Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to materially impair the Sabine Entities, taken as a whole;

(xii) take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xiii) change or modify any accounting policies, except as required by applicable regulatory authorities or independent accountants;

(xiv) (A) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Sabine Material Contracts; (B) enter into a contract after the Original Execution Date that would be a Sabine Material Contract if entered into prior to the Original Execution Date; or (C) waive any default by, or release, settle or compromise any claim against, any other party to a Sabine Material Contract; except, in the case of each of clauses (A), (B) and (C), in the ordinary course of business; or

(xv) agree, or commit to take any of the actions described above.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Preparation of Proxy Statement.

(a) Promptly following the Amended Execution Date, Sabine Investor Holdings, AIV Holdings, and Forest shall cooperate in preparing, and Forest shall file with the SEC, a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in order to seek the Forest Stockholder Approval, the Authorized Share Amendment Approval, the Name Change Amendment Approval and, subject to the Forest Board approving the Forest Oil Corporation 2014 Long Term Incentive Plan (the “2014 LTIP”) (which shall be considered in good faith by the Forest Board as promptly as practicable following the mutual agreement of Forest and Sabine Investor Holdings on the definitive form thereof), the LTIP Proposal Approvals. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Sabine Investor Holdings, AIV Holdings and Forest will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as is practicable after filing, and each of Sabine Investor Holdings, AIV Holdings and Forest shall use its respective reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Forest Common Stock as promptly as practicable after the Proxy Statement shall have been cleared by the SEC. No amendment or supplement to the Proxy Statement shall be filed without the approval of Sabine Investor Holdings or AIV Holdings (such approval not to be unreasonably withheld, conditioned or delayed) if such amendment or supplement relates to information in such document relating to any Sabine Party, AIV Holdings or their Affiliates or their business, financial condition or results of operations.

(b) Sabine Investor Holdings, AIV Holdings and Forest each agrees, as to itself and its Subsidiaries, to use reasonable best efforts so that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Forest Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statement was made, not misleading.

(c) If at any time prior to the Effective Time, any party discovers any information relating to Sabine Holdings or Forest, or any of their respective Affiliates, directors or officers that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information the parties shall promptly file with the SEC and, to the extent required by Law, disseminate such information to the stockholders of Forest.

(d) The parties shall notify each other promptly of the receipt of any correspondence, communications or comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with (i) copies of all correspondence and a description of all material oral discussions between it or any of its respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Transactions and (ii) copies of all orders of the SEC relating to the Proxy Statement.

6.2 Stockholders Meeting; Recommendations. Forest shall take, in accordance with the rules and regulations of the New York Stock Exchange (the “NYSE”), the NYBCL and the Forest Organizational Documents, all actions reasonably necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Forest Stockholder Meeting”) as soon as reasonably practicable after the date on which the SEC confirms it has no further comments on the Proxy Statement for the purpose of securing the Forest Stockholder Approval, the Authorized Share Amendment Approval, the Name Change Amendment Approval and, subject to the Forest Board approving the 2014 LTIP and resolving to recommend that the holders of Forest Common Stock vote to approve the LTIP Proposals (which resolution shall, if the Forest Board approves the 2014 LTIP, be considered in good faith by the Forest Board as promptly as practicable following such approval), the LTIP Proposal Approvals. The Proxy Statement shall (i) state that the Forest Board has (A) approved this Agreement and the transactions contemplated hereby; (B) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Forest and its stockholders; and (C) include the recommendation of the Forest Board that the holders of Forest Common Stock approve the issuance of the Sabine Contribution Consideration, the Authorized Share Amendment and the Name Change Amendment (such recommendations described in clause (C), the “Forest Recommendation”) (except, in the case of clauses (B) and (C), to the extent that Forest effects a Forest Recommendation Change in accordance with Section 6.4); and (ii) subject to the consent of the Forest Financial Advisor, include the written opinion of the Forest Financial Advisor, that, as of the Original Execution Date and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio (as defined in the Original Merger Agreement) is fair, from a financial point of view, to the holders of Forest Common Stock. Unless there has been a Forest Recommendation Change in accordance with Section 6.4, Forest shall use its reasonable best efforts to solicit from stockholders of Forest votes in favor of the Forest Stockholder Approval, the Authorized Share Amendment Approval and the Name Change Approval. The Forest Board shall not effect a Forest Recommendation Change, except pursuant to and solely as permitted by Section 6.4. Notwithstanding any Forest Recommendation Change, unless this Agreement has been terminated pursuant to the terms hereof, this Agreement, the Authorized Share Amendment, the Name Change Amendment and, subject to the Forest Board approving the 2014 LTIP and resolving to recommend that the holders of Forest Common Stock vote to approve the LTIP Proposals, the LTIP Proposals shall be submitted to the stockholders of Forest at the Forest Stockholder Meeting and nothing contained herein shall be deemed to relieve Forest of such obligation. In addition to the foregoing, Forest shall not submit to the vote of its stockholders any Acquisition Proposal other than the Transactions. Notwithstanding anything to the contrary contained in this Agreement, Forest may adjourn or postpone the meeting of Forest’s stockholders to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Forest’s stockholders or, if as of the time for which the meeting of Forest’s stockholders is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Forest Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided, however, that no adjournment may be to a date on or after three (3) Business Days prior to the End Date.

6.3 Access to Information; Confidentiality.

(a) Subject to applicable Law, Forest will provide and will cause Forest’s Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to provide Sabine Investor Holdings and its authorized Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, employees, customers, suppliers, properties, books and records of Forest Entities (so long as such access does not unreasonably interfere with the operations of Forest or the Forest Entities) as Sabine Investor Holdings may reasonably request. Subject to applicable Law, Sabine Investor Holdings and AIV Holdings will provide and will cause Sabine Investor Holdings’ and AIV Holdings’ Subsidiaries and its and their respective Representatives to provide Forest and its authorized Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, employees, properties, books and records of the Sabine Entities (so long as such access does not unreasonably interfere with the operations of Sabine Investor Holdings or the Sabine Entities) as Forest may reasonably request. No party shall have access to personnel records of the other party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in such other party’s good faith opinion the disclosure of which could subject such other party or any of its Subsidiaries to risk of liability. No party shall be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the other party or its Subsidiaries without the prior written consent of such other party, which may be granted or withheld in such other party’s sole discretion.

(b) With respect to any information disclosed pursuant to this Section 6.3, each of Sabine Investor Holdings, AIV Holdings and Forest shall comply with, and shall cause each of its Subsidiaries and their respective Representatives to comply with, all of its obligations under the confidentiality agreement, dated January 17, 2014, previously executed by Sabine O&G and Forest (the “Confidentiality Agreement”). No party shall be required to provide access to or disclose any information where such access or disclosure would jeopardize any attorney-client privilege of such party or any Subsidiary of such party or contravene any Contract, Law or order (it being agreed that the parties shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

6.4 No Solicitation.

(a) Except as expressly permitted by this Section 6.4, Forest shall, and shall cause each of its Subsidiaries and its and their respective directors and officers and shall use reasonable best efforts to cause its and their Representatives to, (i) immediately cease and terminate any solicitation, encouragement, knowing facilitation, discussions, negotiations or other similar activities with any Persons other than Sabine Investor Holdings and its Affiliates and its and their Representatives that may be ongoing with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal; and (ii) immediately revoke or withdraw access of any Person other than Sabine Investor Holdings and its Affiliates and its and their Representatives to any data room (virtual or actual) containing any non-public information with respect to Forest or its Subsidiaries previously furnished with respect to any Acquisition Proposal and request or require (to the fullest extent permitted under any confidentiality agreement or similar agreement with such Person) such Person to promptly return or destroy, as elected by Forest, all confidential information concerning Forest and its Subsidiaries.

(b) Except as expressly permitted by this Section 6.4, Forest shall not, and shall cause each of its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) solicit, initiate (including by way of furnishing information), knowingly encourage, or knowingly facilitate any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information or non-public data relating to Forest or any of its Subsidiaries to, or afford access to the business, properties, assets, books or records of Forest or any of its Subsidiaries to, or assist, facilitate or cooperate with any effort by any third party with respect to any Acquisition Proposal, or (iii) enter into any agreement, including any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (each, a “Alternative Acquisition Agreement”) (other than an Acceptable Confidentiality Agreement in circumstances contemplated in Section 6.4(c)).

(c) The foregoing clauses (a) and (b) of this Section 6.4 notwithstanding, Forest either directly or through its Representatives may take the actions described in Section 6.4(b)(ii) with respect to a third party prior to but not after, the receipt of the Forest Stockholder Approval and the Authorized Share Amendment Approval, if (i) Forest receives after the Original Execution Date a bona fide, written Acquisition Proposal from such third party that did not result from, or was not otherwise facilitated by, any breach of this Section 6.4 and (ii) before taking any such actions, the Forest Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal; provided, however, that (1) Forest shall not deliver any non-public information or non-public data to such third party or afford such third party any access prior to entering into an Acceptable Confidentiality Agreement with such third party and (2) Forest shall, as promptly as practicable (and in any event within twenty-four (24) hours), provide to Sabine Investor Holdings a copy of such executed Acceptable Confidentiality Agreement. Nothing in this Section 6.4 shall prohibit Forest, or the Forest Board, directly or indirectly through any officer, employee or Representative informing any Person that Forest is party to this Agreement and informing such Person of the provisions of this Section 6.4. Forest agrees that it shall substantially concurrently with delivery to any third party provide to Sabine Investor Holdings any information concerning Forest or its Subsidiaries that is provided to any third party in connection with any Acquisition Proposal which information was not previously provided to Sabine Investor Holdings.

(d) Forest shall, as promptly as practicable (and in any event within twenty-four (24) hours after receipt), advise Sabine Investor Holdings orally and in writing of any request for information or any Acquisition Proposal received by Forest, any of its Subsidiaries or any of its or their Representatives from any Person, or any inquiry with respect to any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry, and Forest shall, as promptly as practicable (and in any event within twenty-four (24) hours after receipt), provide to Sabine Investor Holdings copies of any written Acquisition Proposal, and the identity of the Person making any such request, Acquisition Proposal or inquiry. Forest shall keep Sabine Investor Holdings informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably current basis (and in any event within twenty-four (24) hours). Forest agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the Original Execution Date that prohibits Forest from providing such information to Sabine Investor Holdings in accordance with this Section 6.4(d).

(e) Except as expressly permitted by this Section 6.4, neither the Forest Board nor any committee thereof will (i) qualify, withhold, withdraw or modify in any manner adverse to Sabine Investor Holdings (or publicly propose to do so) the Forest Recommendation; (ii) fail to include the Forest Recommendation in the Proxy Statement; (iii) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Forest Common Stock within ten (10) Business Days after commencement of any such offer; or (iv) adopt, approve or recommend, or publicly propose to approve or recommend an Acquisition Proposal (actions described in subclauses (i) through (iv), being referred to as a “Forest Recommendation Change”).

(f) Notwithstanding anything to the contrary in Section 6.4(e), prior to, but not after, receipt of the Forest Stockholder Approval and the Authorized Share Amendment Approval, the Forest Board may make a Forest Recommendation Change and/or terminate this Agreement pursuant to Section 8.1(g) in the case of an Acquisition Proposal that has not been withdrawn and did not result from a breach of this Section 6.4, if prior to taking such action, the Forest Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal. The Forest Board shall not make a Forest Recommendation Change pursuant to this Section 6.4(f) and/or terminate this Agreement pursuant to Section 8.1(g) unless prior to taking such action (i) Forest has given Sabine Investor Holdings at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided to Sabine Investor Holdings a copy of any proposed transaction agreements with the Person making such Superior Proposal, (ii) Forest has negotiated, and has caused its Representatives to negotiate, in good faith with Sabine Investor Holdings (in each case, if Sabine Investor Holdings seeks to negotiate with Forest) during such notice period to enable Sabine Investor Holdings to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (iii) following the end of such notice period, the Forest Board shall have considered in good faith any changes to this Agreement proposed in writing by Sabine Investor Holdings, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that notwithstanding such proposed changes, the third party proposal remains a Superior Proposal, and (iv) Forest has complied in all material respects with its obligations under this Section 6.4. Any amendment to the financial terms or other material terms of a Superior Proposal after delivery of a notice in respect of such Superior Proposal shall require delivery of another notice and shall commence a new three (3) Business Day notice period in respect of such Superior Proposal pursuant to this Section 6.4(f) shall commence. No Forest Recommendation Change shall change the approval of this Agreement for purposes of Section 902 of the NYBCL, and in no event shall Forest or the Forest Board be permitted to rescind or amend the resolutions approving this Agreement as in effect on the Original Execution Date. No Forest Recommendation Change shall have the effect of causing any state (including New York) corporate Takeover Law or other similar statute to be applicable to the transactions contemplated by this Agreement (including the Transactions).

(g) Notwithstanding anything to the contrary in Section 6.4(e), prior to, but not after, receipt of the Forest Stockholder Approval and the Authorized Share Amendment Approval, the Forest Board may make a Forest Recommendation Change in response to a Forest Intervening Event if the Forest Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Forest Board to effect a Forest Recommendation Change would be inconsistent with the fiduciary duties of the directors of Forest under applicable Law. The Forest Board shall not make a Forest Recommendation Change pursuant to this Section 6.4(g) unless prior to taking such action (i) Forest has given Sabine Investor Holdings at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the reasons therefor), (ii) Forest has negotiated, and has caused its Representatives to negotiate, in good faith with Sabine Investor Holdings (in each case, if Sabine Investor Holdings seeks to negotiate with Forest) during such notice period to enable Sabine Investor Holdings to revise the terms of this Agreement such that a failure of the Forest Board to effect a Forest Recommendation Change in response to such Forest Intervening Event would not be inconsistent with the fiduciary duties of the directors of Forest under applicable Law and (iii) following the end of such notice period, the Forest Board shall have considered in good faith any changes to this Agreement proposed in writing by Sabine Investor Holdings, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that notwithstanding such proposed changes, the failure of the Forest Board to effect a Forest Recommendation Change in response to a Forest Intervening Event would be inconsistent with the fiduciary duties of the directors of Forest under applicable Law.

(h) Nothing in this Agreement shall prohibit the Forest Board from complying with its disclosure obligations under U.S. federal or state Law, including (i) taking and disclosing to Forest stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act, or (ii) making any “stop-look-and-listen” communication to the Forest stockholders pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that in no event shall any such requirement affect, eliminate or modify the obligations of Forest under, or the effect of any such actions under, this Section 6.4 with respect to a Forest Recommendation Change.

(i) Forest acknowledges and agrees that any violation of the restrictions set forth in this Section 6.4 by any Representative of Forest or its Subsidiaries shall be deemed to be a breach of this Section 6.4 by Forest.

(j) Definitions of Acquisition Proposal and Superior Proposal. For purposes of this Agreement:

“Acquisition Proposal” means any offer, proposal, or indication of interest relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) from any third party involving: (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Forest or any of its Subsidiaries whose assets, taken together, constitute fifteen percent (15%) or more of Forest’s consolidated assets based on fair market value, (B) any purchase (including any lease, long term supply agreement, mortgage, pledge or other arrangement having similar economic effect), directly or indirectly, in any manner of any business or assets (including equity securities or other interest in one or more Subsidiaries) that constitute fifteen percent (15%) or more of the consolidated assets of Forest or that generate fifteen percent (15%) or more of Forest’s consolidated revenues, or (C) the acquisition, directly or indirectly, of beneficial ownership or control of any securities of Forest after which any person or group would own securities representing fifteen percent (15%) or more of the total voting power of any class of Forest’s securities (or that are exchangeable for or convertible into voting securities having such voting power).

“Superior Proposal” means a bona fide written Acquisition Proposal, on its most recently amended or modified terms, if amended or modified (except that references in the definition of “Acquisition Proposal” to “15%” shall be replaced by “50%”) made by a third party, that the Forest Board determines in good faith (after consultation with its financial advisor and outside legal counsel) (i) would be, if consummated, more favorable to Forest’s stockholders than the Transactions (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Sabine Investor Holdings in response to such offer or otherwise)) and relevant terms, timing, conditions, and legal, financial and regulatory aspects of the proposal, the identity of the third party making such proposal and the conditions for completion of such proposal and (ii) if accepted, is reasonably likely to be consummated.

6.5 Efforts to Consummate; Notification.

(a) Subject to the terms and conditions of this Agreement, each of Sabine Investor Holdings, AIV Holdings and Forest will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions and the other transactions contemplated by this Agreement including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VII to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and take all steps as may be necessary to avoid, or to have terminated, if begun, any Proceeding by any Governmental Entity by the End Date, (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties, (iv) defend any investigations or Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Entity that could prevent or delay the Transactions or the consummation of the transactions contemplated hereby and (v) execute and deliver additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, Sabine Investor Holdings, AIV Holdings and Forest agree not to extend any waiting period under HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party not to be unreasonably withheld or delayed.

(b) In furtherance and not in limitation of the foregoing, Sabine Investor Holdings, AIV Holdings and, where applicable, Forest shall (i) make or cause to be made the registrations, declarations and filings required of such party under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)

with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the Original Execution Date and in no event later than fifteen (15) Business Days from the execution of this Agreement, (ii) furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (iii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (“FTC”) or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions, (iv) promptly notify the other party of any material communication between that party and the FTC, the DOJ, or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the application of an Regulatory Law to any of the transactions contemplated hereby (including any communication relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, Permits, orders or authorizations (including the expiration or termination of any waiting periods), or any agreement regarding the timing of consummation of the Transactions), (v) discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ, or any other Governmental Entity or, in connection with any proceeding by a private party to any other Person, relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law in connection with the Transactions or the other transactions contemplated by this Agreement, (vi) not participate or agree to participate in any substantive meeting, telephone call or discussion (including any meeting, telephone call or discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, Permits, orders or authorizations (including the expiration or termination of any waiting periods), and any agreement regarding the timing of consummation of the Transactions) with the FTC, the DOJ or any other Governmental Entity in respect of any filings, investigation or inquiry relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law in connection with this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (vii) furnish the other party promptly with copies of all correspondence, filings and communications relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law between them and their Affiliates and their respective Representatives on the one hand, and the FTC, the DOJ or any other Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the Transactions, and (viii) act in good faith and use reasonable best efforts to cooperate with the other party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Regulatory Law with respect to any such registration, declaration and filing or any such transaction. Sabine Investor Holdings, AIV Holdings and Forest may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Sabine Investor Holdings, AIV Holdings or Forest, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.5(b), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of Forest and its Subsidiaries or Sabine Holdings and its Subsidiaries or as necessary to address reasonable privilege concerns.

(c) In furtherance of and not in limitation of the foregoing, Sabine Investor Holdings and AIV Holdings shall, to the extent necessary to obtain expiration of the waiting period under the HSR Act, agree to or take any action that would result in making proposals, offering remedies, commitments or undertakings, executing or carrying out agreements (including consent decrees) or submitting to Laws or orders (i) providing for the license, sale, divestiture or other disposition or holding separate (through the establishment of trust or otherwise) of any capital stock or other Equity Interests of a Subsidiary of Forest or Sabine Investor Holdings or AIV Holdings,

business, assets, categories of assets, or products of Sabine Investor Holdings or AIV Holdings, Forest or their respective Subsidiaries or the holding separate of the capital stock or other Equity Interests of a Subsidiary of Forest or Sabine Investor Holdings or AIV Holdings or (ii) otherwise imposing or seeking to impose any limitation on Sabine Investor Holdings, AIV Holdings, Forest or any of their respective Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, assets, categories of assets, or products of Sabine Investor Holdings, AIV Holdings, Forest or any of their respective Subsidiaries (any matter referenced in the foregoing clause (i) or (ii) being a “Regulatory Divestiture”). Sabine Investor Holdings or AIV Holdings may condition any Regulatory Divestiture on the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, in no event will Sabine Investor Holdings or AIV Holdings be obligated to make or agree to make any Regulatory Divestiture that would reasonably be expected individually or in the aggregate to be material to Forest and its Subsidiaries, taken as a whole, after consummation of the transactions contemplated by this Agreement. Forest agrees that it (A) shall not publicly, or before any Governmental Entity or third party, offer, suggest, propose or negotiate, and shall not commit to, or enter into, consent to or acquiesce to any Regulatory Divestiture without the prior written consent of Sabine Investor Holdings and AIV Holdings and (B) shall commit to, enter into, consent to or acquiesce to any Regulatory Divestitures as directed by Sabine Investor Holdings and AIV Holdings, provided that Regulatory Divestitures are conditioned on the consummation of the transactions contemplated under this Agreement.

6.6 Certain Notices. From and after the Original Execution Date until the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement pursuant to Section 8.1, each of Sabine Investor Holdings, AIV Holdings and Forest shall promptly notify the other of the occurrence, or non-occurrence, of any Event, to the extent known by such party that would be likely to cause any condition to the obligations of the other party to effect the Transactions and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure the inaccuracy of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice. From and after the Original Execution Date, Forest shall keep Sabine Investor Holdings reasonably informed regarding its communications with any Forest shareholder with respect to the applicability of clause (v) of the definition of “Acquiring Person” set forth in the Rights Plan to any such shareholder, including by promptly, and in any event within 24 hours of receipt thereof, providing Sabine Investor Holdings with (i) a copy of any certification received by Forest in the form set forth in Exhibit D to the Rights Plan, and (ii) copies of any written communications and summaries of any oral communications with shareholders with respect to the continuing accuracy of the certifications contained therein

6.7 Public Announcements. The initial press release with respect to the amendment and restatement of this Agreement shall be a release mutually agreed upon by Sabine Investor Holdings, AIV Holdings and Forest. Thereafter, Sabine Investor Holdings and AIV Holdings on the one hand, and Forest, on the other hand, shall consult with and obtain the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed) before issuing any other press release or other public statements with respect to the Transactions or this Agreement, to the extent they have not been previously issued or disclosed and shall not issue any such other press release prior to such consultation, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

6.8 Indemnification of Directors and Officers.

(a) From and after the Effective Time, Forest shall indemnify and hold harmless (and advance funds in respect of each of the foregoing), in the same manner as provided by Forest immediately prior to the Original Execution Date, each present and former director, officer and employee of Forest and its Subsidiaries (in all of their capacities (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Indemnified Party is or was a director, officer or employee of Forest or any of its Subsidiaries whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions by directors or officers of Forest or its Subsidiaries in their capacities as such arising in connection with the transactions contemplated by this Agreement), and shall provide advancement of expenses to the Indemnified Parties, in all such cases to the same extent that such persons are indemnified or have the right to advancement of expenses as of the Original Execution Date by Forest pursuant to Forest’s certificate of incorporation, bylaws and indemnification agreements, if any, or by any one of Forest’s Subsidiaries pursuant to such Subsidiary’s organizational documents and indemnification agreements of any Subsidiary of Forest, if any, in existence on the Original Execution Date.

(b) Forest agrees that, until the six year anniversary date of the Effective Time, Forest’s Organizational Documents shall contain provisions no less favorable with respect to indemnification of the current and former directors and officers of Forest than are currently provided in Forest’s Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.

(c) For six (6) years after the Effective Time, Forest shall maintain in effect for the benefit of the Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for Forest that provides coverage for acts or omissions occurring prior to the Effective Time (the “D&O Insurance”) covering each such person covered by the officers’ and directors’ liability insurance policy of Forest on terms with respect to coverage and in amounts no less favorable in the aggregate than those of Forest’s directors’ and officers’ insurance policy in effect on the Original Execution Date; provided, however, that Forest shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by Forest for such coverage; and provided, further, however, that if any annual premium for such insurance coverage exceeds 300% of such annual premium, Forest shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount. Forest’s obligations under this Section 6.8(b) may be satisfied by Forest, or, with the approval (such approval not to be unreasonably withheld) of Sabine Investor Holdings, Forest, purchasing a “tail” policy from an insurer with substantially the same or better credit rating as the current carrier for Forest’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers each person covered by Forest’s directors’ and officers’ insurance policy in effect on the Original Execution Date or at the Effective Time for actions and omissions occurring prior to the Effective Time, and (iii) contains terms that are no less favorable in the aggregate than those of Forest’s directors’ and officers’ insurance policy in effect on the Original Execution Date. If such “tail” policy has been obtained by Forest prior to the Effective Time, Forest shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by Forest.

(d) The provisions of this Section 6.8 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. Forest shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity obligations provided in this Section 6.8 unless it is ultimately determined that such Indemnified Party is not entitled to such indemnity.

(e) If Forest, or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Forest honor the indemnification obligations set forth in this Section 6.8.

6.9 Employee Benefits.

(a) For a period of at least one year following the Closing Date (the “Benefits Continuation Period”), Forest shall maintain or cause to be maintained annual base salaries and incentive compensation opportunities for the benefit of each employee who is not a Key Employee but who is actively employed by the Forest Entities on the Closing Date and who remain employed by one of the Forest Entities after the Closing Date (each, an “Employee”) which are, in each case, no less favorable than those provided to the applicable Employee as of immediately prior to the Closing Date. Forest shall also maintain or cause to be maintained for each Employee for the duration of the Benefits Continuation Period other employee benefits (excluding defined benefit, retiree health and equity-based compensation arrangements) that are no less favorable in the aggregate than the employee benefits (excluding defined benefit, retiree health and equity-based compensation arrangements) made available to similarly situated employees of the Sabine Parties immediately prior to the Closing Date.

(b) During the Benefits Continuation Period, Forest shall maintain or cause to be maintained annual base salaries for the benefit of each Key Employee who is actively employed by the Forest Entities on the Closing Date and who remains employed by one of the Forest Entities after the Closing Date (each, a “Covered Key Employee”) which in each case is no less favorable than the annual base salary provided to the applicable Covered Key Employee as of immediately prior to the Closing Date. Forest shall also maintain or cause to be maintained for each Covered Key Employee for the duration of the Benefits Continuation Period incentive bonus opportunities and other employee benefits (excluding defined benefit, retiree health and equity-based compensation arrangements) that are no less favorable in the aggregate than the incentive bonus opportunities and employee benefits (excluding defined benefit, retiree health and equity-based compensation arrangements) made available to similarly situated employees of the Sabine Parties immediately prior to the Closing Date.

(c) Forest shall provide or cause to be provided to each Employee and Covered Key Employee (together, the “Covered Employees”) who experiences an “Involuntary Termination” (as defined in the Forest Oil Corporation Severance Plan as in effect immediately prior to the Closing Date (the “Forest Severance Plan”) or the Key Employee Severance Agreement, as applicable) during the Benefits Continuation Period with the applicable severance benefits described in the Forest Severance Plan or applicable Key Employee Severance Agreement.

(d) To the extent that a Covered Employee becomes eligible to participate in a new employee benefit plan maintained by Forest or any of its Subsidiaries (a “New Benefit Plan”), Forest shall cause such New Benefit Plan to recognize the service of such Covered Employee with the Forest Entities (or their predecessor entities) for purposes of eligibility, participation, vesting and, except with respect to any defined benefit pension plan or retiree health plan, benefit accrual under such New Benefit Plan, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Forest Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service. With respect to any New Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, Forest shall use reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such New Benefit Plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Forest Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental or vision expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such New Benefit Plan.

(e) The Sabine Parties and AIV Holdings acknowledge and agree that a “change of control” or “corporate change” (or similar phrase) within the meaning of the Forest Benefit Plans will occur at the Effective Time and that Forest will interpret and administer the Forest Benefit Plans such that the Effective Time shall be treated as a “change of control” or “corporate change” (or similar phrase) for purposes of such plans.

(f) Nothing in this Section 6.9 shall be construed to limit the right of Forest or any of its Subsidiaries (including, following the Closing Date, Forest Surviving Corporation and its Subsidiaries) to amend or terminate any Forest Benefit Plan or other employee benefit plan nor shall anything in this Section 6.9 be construed to require Forest or any of its Subsidiaries (including, following the Closing Date, Forest Surviving Corporation and its Subsidiaries) to retain the employment of any particular Covered Employee.

(g) Without limiting the generality of Section 10.7, the provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to, or an undertaking to effect an amendment to, any Forest Benefit Plan or other employee benefit plan for any purpose.

6.10 Section 16(b) Matters. Prior to the Effective Time, Forest shall take all such steps as may be required to cause any dispositions of equity securities of Forest (including derivative securities with respect thereto) or acquisitions of equity securities of Forest (including derivative securities with respect thereto) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Forest or who will become subject to such reporting requirements with respect to Forest to be exempt under Rule 16b-3 under the Exchange Act.

6.11 Takeover Laws. If any Takeover Laws or any anti-takeover provision or restriction on ownership in the organizational documents of Forest is or may become applicable to the Transactions or the other transactions contemplated by this Agreement, Forest and the Forest Board shall grant such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in Forest’s organizational documents on such transactions.

6.12 Transaction Litigation. In the event that any litigation or Proceeding related to this Agreement, the Transactions or the other transactions contemplated by this Agreement (“Transaction Litigation”) is brought, or, to the Knowledge of Sabine Investor Holdings or Forest, threatened in writing, against a party and/or the members of the party’s board of directors prior to the Effective Time, such party against which the litigation or Proceeding has been brought or which has knowledge of such threat shall promptly notify the other party of such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof. Subject to the fiduciary duties of the board of directors of such party, each of Sabine Investor Holdings and Forest shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation (other than any litigation or settlement where the interests of Sabine Investor Holdings or its Affiliates are adverse to those of Forest or its Affiliates), and neither Sabine Investor Holdings nor Forest shall settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any such Transaction Litigation, without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Sabine Investor Holdings may settle any Transaction Litigation without the prior written consent of Forest if such settlement provides (a) for a complete release of the claims, if any, related to or against Forest and all directors and officers of Forest and (b) that the sole remedy shall be monetary damages not to exceed $20,000,000.

6.13 Tax-Free Qualification. Each of Sabine Investor Holdings, AIV Holdings and Forest shall (and shall cause its Subsidiaries to) use its reasonable best efforts to cause (a) the LLC Interest Contribution, the Stock Contribution and the Contributed Corporations Mergers, taken together, to qualify as a transaction described in Section 351(a) of the Code; (b) either (x) each of the Contributed Corporations Mergers, taken together with the Stock Contribution, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (y) (i) the Stock Contribution, taken together with the LLC Interest Contribution, to qualify as a transaction described in Section 351(a) of the Code and (ii) the Contributed Corporations Mergers to qualify as transactions described in Section 332 of the Code; and (c) each of the Sabine Mergers to be treated as a transaction that is disregarded for U.S. federal income tax purposes.

6.14 Tax Representation Letters. Each of Sabine Investor Holdings, AIV Holdings and Forest shall use its reasonable best efforts to deliver to Vinson & Elkins LLP (“Vinson & Elkins”) a tax representation letter, dated as of the Closing Date and signed by an officer of Sabine Investor Holdings, AIV Holdings or Forest, as the case may be, containing such representations as shall be reasonably necessary or appropriate to enable Vinson & Elkins to render its opinion described in Section 7.2(d) of this Agreement (each a “Tax Representation Letter”).

6.15 Resignations. Subject to Section 1.4, at or prior to Closing, Forest will use its reasonable best efforts to cause the officers of the Forest Entities that have been designated in writing by Sabine Investor Holdings at least three (3) Business Days prior to Closing to resign or be removed from the officer position indicated in such notification.

6.16 Financing Cooperation.

(a) Prior to the Closing Date, Forest shall use its reasonable best efforts to provide to the Sabine Parties, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal, accounting and reserve engineers, to provide, in each case at the Sabine Parties’ sole expense, all cooperation reasonably requested by Sabine Holdings that is customary in connection with the Refinancing (including any Debt Offer), including using reasonable best efforts to (i) (A) furnish the Sabine Parties and their Representatives and Financing Sources, as promptly as reasonably practicable following Sabine Holdings’ request, with such pertinent and customary information (other than financial information, which is covered by clause (ii) below), regarding the Forest Entities and their assets as may be reasonably requested in writing by Sabine Holdings to consummate any customary offerings of debt securities, contemplated by the Sabine Parties or any of its Affiliates, including customary information to be used in the preparation of any offering memorandum, and (B) furnish the Sabine Parties, their Representatives and the Financing Sources, as promptly as reasonably practicable following Sabine Holdings’ request, with information (other than financial information, which is covered by clause (ii) below) regarding the Forest Entities and their assets (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Forest Entities and its assets) pertinent and customary for the arrangement of loans contemplated by the Sabine Parties or any of their Subsidiaries (the “Bank Financing”), including reserve reports and lease operating statements, to the extent reasonably requested in writing by Sabine Holdings to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans, (ii) furnish all financial statements (including audited and interim financial statements), pro forma financial statements and other financial data and financial information of the Forest Entities that is reasonable and customary in connection with the Refinancing and assisting, to the extent necessary, reasonable and customary in connection with the Refinancing, in the preparation of pro forma financial statements (the information, financial statements, pro forma financial statements, business and other financial data, reserve reports, lease operating statements and financial information referred to in clauses (i) and (ii) above shall be referred to herein as the “Requested Information”) (it being understood that Requested Information shall be of the type and in the form required by Regulation S-X and Regulation S-K under the Securities Act, unless otherwise specified by the Sabine Parties (but subject to exceptions customary for Rule 144A offerings), (iii) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Refinancing and senior management and Representatives, with appropriate seniority and expertise, of Forest), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Refinancing, (iv) assist with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, and similar documents required in connection with the Refinancing, (v) cause its accountants to provide customary “comfort letters” reasonably requested by Sabine Holdings, (vi) seek to obtain the consent of accountants and any reserve engineers to the use of their reports in any material relating to the Refinancing, (vii) take all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Sabine Holdings to permit the consummation of the Refinancing and to permit the proceeds thereof to be made available to the Sabine Parties or any of their Affiliates immediately after the Effective Time, (viii) assist in the amendment or novation of any of Forest’s or its Subsidiaries’ Derivative Transactions, in each case, on terms that are reasonably requested by the Sabine Parties in connection with the Refinancing; provided that no obligation of any Forest Entity under any such amendments or novations shall be effective until the Effective Time, (ix) facilitate the pledging of collateral in support of the Refinancing and provide customary title information and title opinions, in each case, at the sole cost and expense of the Sabine Parties (it being understood that Forest shall provide title information and title opinions in its possession through reasonable means which minimize the costs and expenses), (x) provide all documentation and other information about Forest Entities as is reasonably requested by the Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and anti-bribery and anti-corruption rules and regulations, (xi) in connection with any Bank Financing or any bridge or loan financing, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Sources that such information does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about any Forest Entity or their securities, (xii) cooperate with the Financing Sources in their efforts to benefit from the existing lending relationships of the Forest Entities, (xiii) cooperate reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Forest and (xiv) seek to obtain customary payoff letters, lien terminations and releases and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness and release of liens contemplated by the Refinancing to be paid off, discharged and terminated on the Closing Date, including the Existing Forest Credit Agreement; provided, however, that, no obligation of any Forest Entity under any agreement, certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time and, no Forest Entity or any of their Representatives shall be required to pay any commitment or other fee (except to the extent such Forest Entity or Representative is promptly reimbursed) or incur any other liability in connection with the Refinancing prior to the Effective Time; provided, however, further, that no Forest entity or any of their respective directors or officers or other personnel shall be required by this Section 6.16 to take any action or provide any assistance that unreasonably interferes with the ongoing operations of Forest or any of their Subsidiaries. Forest hereby consents to the use of its and its Subsidiaries’ logos in connection with the Refinancing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage any Forest Entity or the reputation or goodwill of any Forest Entity. The Sabine Parties shall promptly, upon request by Forest, reimburse Forest for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Forest Entities in connection with the cooperation of the Forest Entities contemplated by this Section 6.16 and shall indemnify and hold harmless Forest, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Refinancing and any information used in connection therewith, except with respect to any information provided by any of the Forest Entities. All non-public or otherwise confidential information regarding the Forest Entities obtained by the Sabine Parties or any of their Representatives pursuant to this Section 6.16 shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Sabine Parties shall be permitted to disclose confidential information to potential debt Financing Sources and hedging providers and, in each case, their Representatives without the prior written consent of Forest if such Persons who receive such information are subject to a customary confidentiality agreement with respect thereto. Any action taken by Forest at the specific request of the Sabine Parties in accordance with this Section 6.16(a) shall not be deemed to be a breach of or result in any representation, warranty or covenant set forth in this Agreement.

(b) The Sabine Parties shall use their commercially reasonable efforts to obtain, or cause to be obtained, the proceeds of the Debt Financing on the terms and conditions described in the Commitment Letter and shall comply with their obligations, and enforce their rights, under the Commitment Letter in a timely and diligent manner. In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, the Sabine Parties will use their commercially reasonable efforts to amend, modify, supplement, alter, restate, substitute or replace the Debt Financing as promptly as practicable following the occurrence of such event, and in any event prior to the End Date, with alternative debt financing (in an amount sufficient, when taken together with remaining portion of the Debt Financing (if any) and with any equity commitment or cash on hand, to consummate the Refinancing) on terms materially no less favorable to the Sabine Parties and Forest taken as a whole than those set forth in the Commitment Letter with respect to conditions precedent or contingencies to funding. The Sabine Parties shall have the right from time to time to amend, modify, supplement, alter, restate, substitute or replace or waive any of its rights under the Commitment Letter or any associated definitive documentation with respect to the Debt Financing or substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative financing sources; provided, that (i) the amount thereof shall be sufficient, when taken together with remaining portion of the Debt Financing (if any), any other debt, any equity commitment and cash on hand, to consummate the Refinancing and (ii) any such amendment, modification, supplement, alteration, restatement, substitution or replacement or waiver of any rights under the Commitment Letter or any associated definitive documentation shall not expand upon the conditions precedent or contingencies to the funding of the Debt Financing as set forth in the applicable Commitment Letter or associated definitive documentation. For the purposes of this Agreement, the terms “Commitment Letter” and “Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance herewith (and any Commitment Letter and Financing Commitment remaining in effect at the time in question).

(c) The Sabine Parties shall provide Forest with prompt oral and written notice of (1) any material breach or default by any party to any Commitment Letter or definitive documentation with respect to the Debt Financing (if executed prior to the Closing Date) of which the Sabine Parties becomes aware, (2) the receipt of any written notice or other written communication from any Financing Source with respect to any breach, default, termination or repudiation by any party to any Commitment Letter or definitive documentation with respect to the Debt Financing (if executed prior to the Closing Date) of any provision thereof and (3) any amendment or modification to the Commitment Letter that would reasonably be expected to prevent or materially impede or delay the consummation of the Refinancing or otherwise materially adversely affect the ability or likelihood of the Sabine Parties to timely consummate the Refinancing. The Sabine Parties shall keep Forest reasonably informed on a reasonably current basis and in reasonable detail of the status of their efforts to consummate the Debt Financing or any alternative financing.

(d) Notwithstanding the foregoing, in no event shall the receipt or availability of any funds or financing (including the Debt Financing) by the Sabine Parties or any Affiliate be a condition to any of the Sabine Parties’ obligations hereunder.

(e) Without limiting any obligation to provide Requested Information (including if previously provided Requested Information has gone stale), if Forest at any time in good faith reasonably believes that it has delivered the Requested Information in compliance with Section 6.16(a) to Sabine Holdings, it may deliver to the Sabine Parties a written notice to such effect, in which case Forest shall be deemed to have delivered the then applicable Requested Information at the time of delivery of such notice unless the Sabine Parties shall provide to Forest within five (5) days after the delivery of such notice a written notice that describes with reasonable specificity the information that constitutes Requested Information that the Sabine Parties in good faith reasonably believe Forest has not delivered.

6.17 Certain Tax Matters.

(a) Sabine Investor Holdings shall prepare or cause to be prepared and timely file or cause to be timely filed, all federal and state income Tax Returns required to be filed by or with respect to Sabine Holdings and its Subsidiaries with respect to any taxable period ending on or prior to the Closing Date (any such Tax Return, a “Sabine Holdings Pre-Closing Income Tax Return”). Such Sabine Holdings Pre-Closing Income Tax Returns shall be prepared in a manner consistent with past practice in all material respects (including all prior elections, accounting methods and positions taken on prior Tax Returns) unless required by Law.

(b) Sabine Investor Holdings shall control any dispute, including any audit or other examination by any Governmental Authority, and any judicial or administrative proceeding, relating to any Sabine Holdings Pre-Closing Income Tax Return; provided, however, that Sabine Investor Holdings shall not settle, compromise or abandon any such dispute or proceeding that would have an adverse effect that is not immaterial on Forest or its subsidiaries for a taxable period ending after the Closing Date, without Forest’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c) Forest shall, and shall cause its Subsidiaries to, provide Sabine Investor Holdings, at the expense of Sabine Investor Holdings, with such cooperation and assistance as may be reasonably requested in connection with the preparation and filing of any Sabine Holdings Pre-Closing Income Tax Return and any dispute or proceeding referred to in Section 6.17(b).

6.18 Existing Notes Tender Offer; Consent Solicitation and Debt Tender

(a) If requested by the Sabine Parties, Forest shall use its reasonable best efforts to assist the Sabine Parties in commencing (i) an offer to repurchase or discharge one or more series of the Notes (as defined below) (each, a “Debt Tender”) and/or (ii) a consent solicitation to amend or remove one or more covenants in the Indentures (as defined below) such that, among other things, no aspect of the transactions contemplated hereby will require a Change of Control Offer (as defined in the applicable Indenture) (each, a “Consent Solicitation”), in each case, with respect to, the 7.50% Senior Notes due 2020 (the “2020 Notes”), issued by Forest under an indenture, dated as of September 17, 2012, among Forest, the guarantors party thereto and the trustee party thereto (the “2020 Indenture”), and the 7.25% Senior Notes due 2019 (the “2019 Notes” and, together with the 2020 Notes, the “Notes”), issued by Forest under an indenture, dated as of June 6, 2007, among Forest, the guarantors party thereto and the trustee party thereto (the “2019 Indenture” and, together with the 2020 Indenture, the “Indentures”), in compliance with the Indentures and the Notes (each Debt Tender and each Consent Solicitation, collectively, the “Debt Offer”); provided, that (A) Forest shall not be required to commence any Debt Offer until the Sabine Parties shall have provided Forest with forms of the necessary offer to purchase, consent solicitation statement, dealer manager and/or solicitation agent agreement, letter of transmittal or other related documents in connection with any such Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer, (B) the Sabine Parties will consult with Forest regarding the timing and commencement of the Debt Offer and any tender or consent deadlines for the Debt Offer in light of the regular financial reporting schedule of Forest, the requirements of applicable Law and the requirements of the Indentures, (C) the Sabine Parties shall consult with Forest and afford Forest a reasonable opportunity to review the material terms and conditions of the Debt Offer and (D) unless otherwise agreed by the parties hereto, Forest will not be required to pay, purchase or otherwise retire the Notes prior to the occurrence of the Effective Time.

(b) Forest shall, and shall cause its Subsidiaries to, provide all cooperation reasonably requested by the Sabine Parties in connection with the Debt Offer including, (i) the prompt entry into a dealer manager and/or solicitation agreement, with dealer manager(s) and and/or solicitation agent(s) who (A) are parties to the Commitment Letter on its date of execution or their affiliates or (B) are selected by the Sabine Parties in consultation with Forest and (ii) the execution of the Debt Offer Documents (including all amendments or supplements thereto) on a timely basis, provided, however, that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the operations of Forest or any of its Subsidiaries.

(c) Forest covenants and agrees that, if required by the Sabine Parties, promptly following the Debt Offer expiration date, each of Forest and its applicable Subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute a supplemental indenture to each Indenture, which supplemental indentures shall implement the amendments described in the Debt Offer Documents so that they become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement and the Debt Offer. Concurrent with the Effective Time, in connection with any Debt Offer, if applicable, Forest shall accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offer and in accordance with the terms of the Debt Offer.

(d) The Sabine Parties shall prepare all necessary and appropriate documentation in connection with the Debt Offer, including the Debt Offer Documents, except for such information as otherwise required to be provided by Forest pursuant to clause (e) immediately below and the portions of any other Debt Offer Documents which the Sabine Parties reasonably request Forest to prepare in light of the information that is available to Forest but not then available to the Sabine Parties. The Sabine Parties and Forest shall, and Forest shall cause its Subsidiaries to, reasonably cooperate with each other in the preparation of the Debt Offer Documents (including all amendments and supplements thereto). The Debt Offer Documents (including all amendments or supplements thereto) and all other communications with the holders of the Notes in connection with the Debt Offer (including any materials provided, furnished or filed pursuant clause (e) immediately below) shall be subject to prior review of, and comment by, the Sabine Parties and Forest and shall be reasonably acceptable to each of them.

(e) If at any time prior to the completion of the Debt Offer any information is discovered by the Sabine Parties or Forest that either the Sabine Parties or Forest reasonably believes should be set forth in an amendment or supplement to the Debt Offer Documents so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by the Forest describing such information shall be disseminated by or on behalf of Forest and its Subsidiaries to the holders of the Notes (which supplement or amendment and dissemination may take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.18(e), Forest shall, and shall cause its Subsidiaries to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offer and such compliance will not be deemed a breach of this Section 6.18(e).

(f) The Sabine Parties shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, solicitation agent, tabulation agent, depositary or other agent retained in connection with the Debt Offer upon the incurrence of such fees and out-of-pocket expenses. The Sabine Parties shall promptly, upon request by Forest, reimburse Forest for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Forest Entities in connection with the cooperation of the Forest Entities contemplated by this Section 6.18 and shall indemnify and hold harmless Forest, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Offer and any information used in connection therewith, except with respect to any information provided by any of the Forest Entities.

(g) Notwithstanding the foregoing, in no event shall the consummation of the Debt Offer be a condition to any of the Sabine Parties’ obligations hereunder.

6.19 Rights Plan. Substantially concurrently with the execution of this Agreement on the Amended Execution Date, the Forest Board shall adopt the Rights Plan and declare a dividend distribution of rights to purchase the Junior Preferred Stock related thereto. Forest may, in its sole discretion, amend or waive any provision of the Rights Plan, redeem such Rights (as defined in the Rights Plan) or make any determinations with respect to the Rights Plan, the Rights and the Forest Junior Preferred Stock; provided that Forest may not take any such action that would have an adverse effect on the issuance of the Sabine Contribution Consideration to Sabine Investor Holdings and AIV Holdings.

6.20 Further Assurance. If, after the Effective Time, Sabine Investor Holdings, AIV Holdings or any of their Affiliates (other than Forest and its Subsidiaries) owns or holds any assets or rights that as of the Original Execution Date or Closing Date constituted or related to the Sabine Business, Sabine Investor Holdings or AIV Holdings shall, or shall cause their applicable Affiliates to, transfer such assets or rights to Sabine-Forest Surviving Corporation or its Subsidiaries.

6.21 Exchange Listing. Forest shall use its reasonable best efforts to cause the Forest Common Stock issuable as Sabine Contribution Consideration and the Forest Common Stock issuable upon the conversion of the Forest Senior Preferred Stock issuable as Sabine Contribution Consideration to be approved for listing on the NYSE, subject to official notice of issuance and the Forest Stockholder Approval, prior to the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of each party to effect the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Forest Stockholder Approval shall have been obtained.

(b) Approvals. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or expired.

(c) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of any of the Transactions.

(d) Authorized Share Amendment. The Authorized Share Amendment Approval shall have been obtained; provided, that the condition in this Section 7.1(d) may be waived with the mutual agreement of Forest and Sabine Investor Holdings.

7.2 Additional Conditions to the Sabine Parties’ and AIV Holdings’ Obligations. The obligations of the Sabine Parties and AIV Holdings to effect the Transactions are also subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Forest in Section 3.5(a) shall be true in all respects as of the date of this Agreement and as of the Closing Date as though remade on the Closing Date (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other words of similar import) other than in de minimis respects (except for representations and warranties made as of a specific date, which shall be true and correct other than in de minimis respects as of such specific date); (ii) the representations and warranties of Forest in Sections 3.1(a), 3.2, 3.5(b) through (e), 3.6(b), 3.19, 3.22 and 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though remade on the Closing Date (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other words of similar import) and (iii) all other representations and warranties of Forest in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other words of similar import except in the case of Section 3.8(b)) in all respects as of the date of this Agreement and as of the Closing Date as though remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except, in the case of this clause (iii), where the aggregate failure of such representations to be so true and correct has not had, and would not reasonably be expected to have a Forest Material Adverse Effect.

(b) Agreements and Covenants. Forest shall have performed, or complied with, in all material respects the agreements and covenants required by this Agreement to be performed or complied with by Forest on or prior to the Closing.

(c) Compliance Certificate. Sabine Investor Holdings and AIV Holdings shall have received a certificate signed by a senior executive officer of Forest dated the Closing Date confirming that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Tax Opinion. Sabine Investor Holdings and AIV Holdings shall have received the written opinion of Vinson & Elkins or other counsel reasonably satisfactory to Sabine Investor Holdings and AIV Holdings, dated as of the Closing Date, to the effect that (i) the LLC Interest Contribution, taken together with the Stock Contribution and the Contributed Corporations Mergers, will qualify as a transaction described in Section 351(a) of the Code and (ii) either (x) each of the Contributed Corporations Mergers, taken together with the Stock Contribution, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (y) (A) the Stock Contribution, taken together with the LLC Interest Contribution, will qualify as a transaction described in Section 351(a) of the Code and (B) the Contributed Corporations Mergers will qualify as transactions described in Section 332 of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.14 of this Agreement.

(e) Director Resignations and Appointments. (i) The Forest Director Resignations shall be in full force and effect and shall have been accepted by the Forest Board, in each case, effective as of the Closing and (ii) the Sabine Nominees shall each have been appointed to serve as members of the Forest Board, effective as of the Closing.

7.3 Additional Conditions to Forest’s Obligations. The obligations of Forest to effect the Transactions are also subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Sabine Parties and AIV Holdings in Section 4.5(a) shall be true in all respects as of the date of this Agreement and as of the Closing Date as though remade on the Closing Date (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other words of similar import) other than in de minimis respects (except for representations and warranties made as of a specific date, which shall be true and correct other than in de minimis respects as of such specific date); (ii) the representations and warranties of the Sabine Parties and AIV Holdings in Sections 4.1(a), 4.2, 4.5(b) through (g), 4.6(b), 4.19, 4.21, and 4.22, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though remade on the Closing Date (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other words of similar import ) and (iii) all other representations and warranties of the Sabine Parties and AIV Holdings in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other words of similar import except in the case of Section 4.8(b)) in all respects as of the date of this Agreement and as of the Closing Date as though remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except, in the case of this clause (iii), where the aggregate failure of such representations to be so true and correct has not had, and would not reasonably be expected to have a Sabine Material Adverse Effect.

(b) Agreements and Covenants. The Sabine Parties and AIV Holdings shall have performed, or complied with, in all material respects the agreements and covenants required by this Agreement to be performed or complied with by the Sabine Parties and AIV Holdings on or prior to the Closing.

(c) Compliance Certificates. Forest shall have received certificates signed by a senior executive of each of Sabine Investor Holdings and AIV Holdings, each dated the Closing Date confirming that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Forest shall have received (i) a certificate duly executed by each of Sabine Investor Holdings and the entity treated as owning the assets owned by AIV Holdings for U.S. federal income tax purposes, dated as of the Closing Date, in the form specified by Treasury Regulations Section 1.1445-2(b)(2), certifying such entity’s non foreign status and (ii) an Internal Revenue Service Form W-9 duly completed and executed by each of Sabine Investor Holdings and the entity treated as owning the assets owned by AIV Holdings for U.S. federal income tax purposes, dated as of the Closing Date.

ARTICLE VIII

TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the receipt of the Forest Stockholder Approval and the Authorized Share Amendment Approval:

(a) by mutual written consent of Sabine Investor Holdings and Forest in each case duly authorized by their respective Boards of Directors;

(b) by either Sabine Investor Holdings or Forest:

(i) if any Governmental Entity of competent jurisdiction shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Transactions illegal or otherwise prohibited; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b)(i) has fulfilled its obligations under Section 6.5; or

(ii) if the Transactions shall not have been consummated on or before 5:00 p.m., Houston time, on December 31, 2014 (such date, the “End Date”); provided, however, that the right to terminate this Agreement under this clause (b)(ii) shall not be available to any party whose failure to fulfill any of its covenants or agreements under this Agreement has been the principal cause of, or resulted in, the failure of the Transactions to occur on or before the End Date;

(c) by Forest if any of the representations or warranties of the Sabine Parties or AIV Holdings was or becomes inaccurate or any breach or breaches by any Sabine Party or AIV Holdings of any covenant or other agreement of such parties contained in this Agreement occurs and, (i) as a result of any such breach or inaccuracies, the condition set forth in Section 7.3(a) or 7.3(b), as applicable, would not then be capable of being satisfied, and (ii) any such breaches or inaccuracies are not curable, or, if curable have not been cured prior to the earlier of (A) the Business Day prior to the End Date or (B) the date that is sixty (60) days after the date that notice of such breach or inaccuracy is provided to Sabine Investor Holdings by Forest; provided, however, that Forest shall not have the foregoing right to terminate if, at the time of such termination, Forest is in material breach of any of its representations, warranties or covenants contained herein such as would result in any of the closing conditions set forth in Section 7.2(a) or 7.2(b) not being satisfied;

(d) by Sabine Investor Holdings if any of the representations or warranties of Forest was or becomes inaccurate or any breach or breaches by Forest of any covenant or other agreement of the parties contained in this Agreement occurs and, (i) as a result of any such breach or inaccuracies, the condition set forth in Section 7.2(a) or 7.2(b), as applicable, would not then be capable of being satisfied, and (ii) any such breaches or inaccuracies are not curable, or, if curable have not been cured prior to the earlier of (A) the Business Day prior to the End Date or (B) the date that is sixty (60) days after the date that notice of such breach or inaccuracy is provided to Forest by Sabine Investor Holdings; provided, however, that Sabine Investor Holdings shall not have the foregoing right to terminate if, at the time of such termination, the Sabine Parties or AIV Holdings are in material breach of any of their respective representations, warranties and covenants contained herein such as would result in any of the closing conditions set forth in Section 7.3(a) or 7.3(b) not being satisfied;

(e) by Sabine Investor Holdings if:

(i) a Forest Recommendation Change shall have occurred whether or not permitted by this Agreement; or

(ii) Forest shall have engaged in a Willful and Material Breach of its obligations under Section 6.4, other than in the case where (A) such Willful and Material Breach is a result of an isolated action by a person that is a Representative of Forest (other than any officer, director or employee of any Forest Entity), (B) such Willful and Material Breach was not caused, encouraged or knowingly facilitated by, or taken with the Knowledge of, Forest, (C) Forest uses reasonable best efforts to immediately remedy such Willful and Material Breach upon the discovery thereof by Forest or any officer, director or employee of any Forest Entity and (D) the Sabine Parties and AIV Holdings are not significantly harmed as a result thereof;

(f) by either Sabine Investor Holdings or Forest if the Forest Stockholder Meeting (or any postponement or adjournment thereof) shall have concluded and the Forest Stockholder Approval shall not have been obtained; or

(g) by Forest, prior to receipt of the Forest Stockholder Approval and the Authorized Share Amendment Approval and if Forest has complied in all material respects with its obligations under Section 6.4(f), in order to enter into a definitive agreement with respect to a Superior Proposal (which definitive agreement shall be entered into concurrently with the termination of this Agreement pursuant to this Section 8.1(g)).

8.2 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide notice of termination to the other party specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.1 shall be effective immediately upon delivery of such written notice to the other party.

(b) In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, the first sentence of Section 6.3(b), Section 8.3 and Article X which shall remain in full force and effect; provided, however, that, notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages resulting from or arising out of fraud or Willful and Material Breach of this Agreement.

8.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement, including in this Section 8.3, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement, whether or not the Transactions shall be consummated.

(b) If Sabine Investor Holdings terminates this Agreement pursuant to (i) Section 8.1(e) or (ii) Section 8.1(d) due to a Willful and Material Breach of Section 6.2, then Forest shall pay Sabine Holdings the Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Sabine Holdings, no later than two (2) Business Days after such termination.

(c) If Forest terminates this Agreement pursuant to Section 8.1(f) and (i) prior to the Forest Stockholder Meeting, there shall have been publicly announced, disclosed or otherwise made known a bona fide Acquisition

Proposal for Forest that has not been withdrawn at least five (5) days prior to the Forest Stockholder Meeting; and (ii) within twelve (12) months after such termination, Forest enters into a definitive agreement with respect to or consummates any Acquisition Proposal (provided, that, for purposes of this clause (ii), any reference in the definition of Acquisition Proposal to 15% shall be deemed to be a reference to 50%), then on the earliest of (A) the date of entering into such definitive agreement or (B) the closing or other consummation of such Acquisition Proposal, Forest shall pay Sabine Holdings the Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Sabine Holdings.

(d) If Forest terminates this Agreement pursuant to Section 8.1(g), then Forest shall pay Sabine Holdings the Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Sabine Holdings, upon termination of this Agreement and as a condition to the effectiveness of such termination.

(e) The parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate of J.P. Morgan Chase, N.A. in effect on the date such payment was required to be made. If, in order to obtain payment, the other party commences a suit that results in judgment for such party, the defaulting party shall pay the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. Each of the parties further acknowledges that the payment of the amounts by Sabine Investor Holdings and Forest specified in this Section 8.3 is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Sabine Holdings (and Sabine Investor Holdings, in the case of a payment to Sabine Holdings) or Forest, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Forest be required to pay the Termination Fee more than once. The parties agree that, in the event that Sabine Holdings is entitled to receive the Termination Fee in accordance with the provisions herein and Forest pays the Termination Fee to Sabine Holdings, Forest has no further liability to Sabine Investor Holdings or Sabine Holdings of any kind in respect of this Agreement and the Transactions and the other transactions contemplated hereby; provided, however, that nothing in this sentence shall relieve any party of any liability for any damages resulting from or arising out of fraud or Willful and Material Breach of this Agreement.

ARTICLE IX

DEFINITIONS

9.1 Definitions. For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

“2014 LTIP” has the meaning set forth in Section 6.1(a).

“2014 LTIP Proposal” means a proposal substantially in the form of the 2014 LTIP Proposal as set forth and described in the Registration Statement on Form S-4 filed with the SEC by New Forest on May 29, 2014.

“2014 LTIP Proposal Approval” means the approval of the 2014 LTIP Proposal by the affirmative vote of a majority of the shares of Forest Common Stock represented and entitled to vote at the Forest Stockholder Meeting.

“2019 Indenture” has the meaning set forth in Section 6.18(a).

“2019 Notes” has the meaning set forth in Section 6.18(a).

“2020 Indenture” has the meaning set forth in Section 6.18(a).

“2020 Notes” has the meaning set forth in Section 6.18(a).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions as to confidentiality that are no less favorable to Forest than those contained in the Confidentiality Agreement.

“Acquisition Proposal” has the meaning set forth in Section 6.4(j).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as it may be amended from time to time.

“AIV Holdings” has the meaning set forth in the preamble hereto.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(b).

“Amended Execution Date” has the meaning set forth in the preamble hereto.

“Antitrust Counsel Only Material” has the meaning set forth in Section 6.5(b).

“Authorized Share Amendment” means a certificate of amendment to the Forest Charter providing for an increase in the number of authorized shares of Forest Common Stock in substantially the form attached as Exhibit A-2 to this Agreement.

“Authorized Share Amendment Approval” means approval of the Authorized Share Amendment by the affirmative vote of holders of a majority of the outstanding shares of Forest Common Stock.

“Bank Financing” has the meaning set forth in Section 6.16(a).

“Benefits Continuation Period” has the meaning set forth in Section 6.9(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Houston in the United States of America.

“Certificates of Sabine Mergers” has the meaning set forth in Section 1.1(c)(ii).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the recitals.

“Commitment Letter” has the meaning set forth in Section 4.24(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Consent Solicitation” has the meaning set forth in Section 6.18(a).

“Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement.

“Contributed Corporations” has the meaning set forth in the recitals.

“Contributed Corporations Mergers” has the meaning set forth in the recitals.

“Contributed Corporations Merger Agreement” has the meaning set forth in Section 1.1(b)(i).

“Contributed Corporations Merger Effective Time” has the meaning set forth in Section 1.1(b)(ii).

“Contributed LLC Interests” has the meaning set forth in the recitals.

“Contributed LLC Interests Consideration” means, (a) if the Authorized Share Amendment Approval is obtained at the Forest Stockholder Meeting, (i) 1,258,900 shares of Forest Class A Senior Preferred Stock and (ii) 123,837,490 shares of Forest Common Stock and (b) if the Authorized Share Amendment Approval is not obtained at the Forest Stockholder Meeting, (i) 1,258,900 shares of Forest Class A Senior Preferred Stock, (ii) 860,155 shares of Forest Class B Senior Preferred Stock and (iii) 37,822,023 shares of Forest Common Stock. “Contributed Stock Interests” has the meaning set forth in the recitals.

“Contributed Stock Interests Consideration” means, (a) if the Authorized Share Amendment Approval is obtained at the Forest Stockholder Meeting, (i) 405,349 shares of Forest Class A Senior Preferred Stock and (ii) 39,874,020 shares of Forest Common Stock and (b) if the Authorized Share Amendment Approval is not obtained at the Forest Stockholder Meeting, (i) 405,349 shares of Forest Class A Senior Preferred Stock, (ii) 276,958 shares of Forest Class B Senior Preferred Stock and (iii) 12,178,187 shares of Forest Common Stock.

“Contribution” has the meaning set forth in the recitals.

“Covered Employees” has the meaning set forth in Section 6.9(c).

“Covered Key Employee” has the meaning set forth in Section 6.9(b).

“Creditors’ Rights” has the meaning set forth in Section 3.2(b).

“D&O Insurance” has the meaning set forth in Section 6.8(c).

“Debt Financing” has the meaning set forth in Section 4.24(a).

“Debt Offer” has the meaning set forth in Section 6.18(a).

“Debt Offer Documents” has the meaning set forth in Section 6.18(a).

“Debt Tender” has the meaning set forth in Section 6.18(a).

“DeGolyer” has the meaning set forth in Section 3.9(b)(i).

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” means the Delaware General Corporation Law, as amended.

“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended.

“DOJ” has the meaning set forth in Section 6.5(b).

“Effective Time” has the meaning set forth in Section 1.1(a)(i).

“Employee” has the meaning set forth in Section 6.9(a).

“Encumbrances” means liens, pledges, charges, hypothecations, claims, mortgages, deeds of trust, security interests, leases, restrictions of any nature (including any restrictions on transfer or the profession, exercise or transfer of any other attribute or ownership of any asset), rights of first refusal, preemptive rights, community property interests, defects and other imperfections in title, burdens, options or other encumbrances of any kind.

“End Date” has the meaning set forth in Section 8.1(b)(ii).

“Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, published and legally binding guidance documents, ordinances, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, contamination, Hazardous Substances, natural resources, protection of the environment or human health or safety relating to exposure to Hazardous Substances.

“Environmental Permits” means all permits, notices, approvals, consents, licenses, registrations, exemptions and other authorizations of or from any Governmental Entity required under applicable Environmental Laws.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person under common control with another Person within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Original Execution Date” has the meaning set forth in the preamble hereto.

“Existing Forest Credit Agreement” has the meaning set forth in Section 4.24(b).

“FCPA” has the meaning set forth in Section 3.6(b).

“FERC” means the Federal Energy Regulatory Commission of the United States of America.

“Financing Commitments” has the meaning set forth in Section 4.24(a).

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements pursuant to the Commitment Letter, together with their successors and assigns.

“Forest” has the meaning set forth in the preamble hereto.

“Forest Benefit Plans” has the meaning set forth in Section 3.16(a).

“Forest Board” has the meaning set forth in the recitals.

“Forest Charter” means the Forest certificate of incorporation.

“Forest Common Stock” means the common stock, par value $0.10 per share, of Forest.

“Forest Director Resignations” has the meaning set forth in Section 3.24.

“Forest Disclosure Letter” has the meaning set forth in Article III.

“Forest Entities” means Forest and all Subsidiaries of Forest, with each such entity, a “Forest Entity.”

“Forest ESPP” has the meaning set forth in Section 3.5(a).

“Forest Financial Advisor” has the meaning set forth in Section 3.22.

“Forest Financial Statements” has the meaning set forth in Section 3.7(b).

“Forest Junior Preferred Stock” has the meaning set forth in the recitals.

“Forest Insurance Policies” has the meaning set forth in Section 3.18.

“Forest Intervening Event” means any material Event that is unknown to the Forest Board as of the Original Execution Date (or if known, the magnitude or consequences of which were not known or understood by the Forest Board as of the Original Execution Date), which Event, magnitude or consequences becomes known to or by the Forest Board of Directors prior to obtaining the Forest Stockholder Approval and the Authorized Share Amendment Approval; provided that (a) in no event shall the receipt, existence or terms of an Acquisition Proposal constitute a Forest Intervening Event and (b) any effect resulting from any of the following Events shall not be considered when determining whether a Forest Intervening Effect shall have occurred: (i) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism); (ii) any change or developments in prices for oil, natural gas or other commodity prices or for raw material inputs and end products; (iii) any change affecting the oil and gas exploration and production industry generally; (iv) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Original Execution Date; (v) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war; except in each of cases (i), (ii), (iii), (iv) and (v), where such Event disproportionately affects the Forest Entities, taken as a whole, relative to the Sabine Entities, taken as a whole, or vice versa.

“Forest Material Adverse Effect” means a material adverse effect on the business, financial condition or continuing results of operations of the Forest Entities, taken as a whole; provided, that any effect resulting from any of the following Events shall not be considered when determining whether a Forest Material Adverse Effect shall have occurred: (i) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism); (ii) any change or developments in prices for oil, natural gas or other commodity prices or for Forest’s raw material inputs and end products; (iii) any change affecting the oil and gas exploration and production industry generally; (iv) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Original Execution Date; (v) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby; (vi) any change resulting from compliance by the Forest Entities with the terms of this Agreement or taken at the request of any of the Sabine Entities; (vii) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war; (viii) any failure by Forest to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the underlying causes of such failures by Forest may be considered); or (ix) any changes in the share price or trading volume of the Forest Common Stock or in the credit rating of any Forest Entities’ debt securities (provided that, in either case, the underlying causes of such changes may be considered); except in each case with respect to clauses (i), (ii), (iii), (iv) and (vii) where the effect resulting from such events disproportionately affects the Forest Entities, taken as a whole, relative to other similarly-situated companies in the oil and gas exploration and production industry.

“Forest Material Contracts” has the meaning set forth in Section 3.12(b).

“Forest Owned Real Property” has the meaning set forth in Section 3.9(a).

“Forest Performance Unit Award” means any performance unit award granted pursuant to a Forest Stock Plan that entitles the holder to receive a number of shares of Forest Common Stock, or cash equal to the value thereof, subject to the satisfaction of conditions based on performance.

“Forest Phantom Unit Award” means any phantom unit award granted pursuant to a Forest Stock Plan that entitles the holder to receive cash equal to the value of a number of shares of Forest Common Stock, subject to the satisfaction of conditions based on continued service.

“Forest Preferred Stock” has the meaning set forth in Section 3.5(a).

“Forest Recommendation” has the meaning set forth in Section 6.2.

“Forest Recommendation Change” has the meaning set forth in Section 6.4(e).

“Forest Reserve Reports” has the meaning set forth in Section 3.9(b)(i).

“Forest Restricted Share” means any share of Forest Common Stock granted pursuant to a Forest Stock Plan that is subject to restrictions based on continuing service.

“Forest SEC Documents” has the meaning set forth in Section 3.7(a).

“Forest Severance Plan” has the meaning set forth in Section 6.9(c).

“Forest Senior Preferred Stock” means the Forest Series A Senior Preferred Stock and the Forest Series B Senior Preferred Stock.

“Forest Series A Senior Preferred Stock” means a new series of validly issued, fully paid and nonassessable senior preferred stock of Forest, par value $0.01 per share bearing the rights, preferences and limitations of the “Forest Series A Senior Common-Equivalent Preferred Stock” set forth in the form of certificate of amendment to the Forest Charter attached as Exhibit A-1 hereto.

“Forest Series B Senior Preferred Stock” means a new series of validly issued, fully paid and nonassessable senior preferred stock of Forest, par value $0.01 per share bearing the rights, preferences and limitations of the “Forest Series B Senior Common-Equivalent Preferred Stock” set forth in the form of certificate of amendment to the Forest Charter attached as Exhibit A-1 hereto.

“Forest Stock Option” means a stock option to acquire Forest Common Stock granted pursuant to a Forest Stock Plan.

“Forest Stock Plan” means the Forest Oil Corporation 2001 Stock Incentive Plan, the Forest Oil Corporation 2007 Stock Incentive Plan, the Forest Oil Corporation 1999 Employee Stock Purchase Plan, each as amended, and each other Forest Benefit Plan that provides for the award of rights of any kind to receive shares of Forest Common Stock or benefits measured in whole or in part by reference to shares of Forest Common Stock or the value thereof.

“Forest Stockholder Approval” has the meaning set forth in Section 3.19.

“Forest Stockholder Meeting” has the meaning set forth in Section 6.2.

“Forest Stock Measurement Price” means the closing sale price of Forest Common Stock on the NYSE (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source mutually selected by Forest and Sabine Investor Holdings) on the last trading day prior the Closing Date.

“Forest Surviving Corporation” has the meaning set forth in Section 1.1(b)(i).

“FTC” has the meaning set forth in Section 6.5(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-Governmental Entity of any nature (including any governmental agency, branch, department, court or tribunal, or other entities), (d) multinational organization or body or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substances” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“HSR Act” has the meaning set forth in Section 6.5(b).

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, drip gas and gasoline and natural gas liquids and all other liquids and gaseous hydrocarbons and all products, by-products and other substances (including minerals) produced, derived, refined or separated therefrom or otherwise associated therewith.

“Indebtedness” means all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person, or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Indemnified Parties” has the meaning set forth in Section 6.8(a).

“Indentures” has the meaning set forth in Section 6.18(a).

“Intellectual Property” means patents, trademarks, copyrights, and trade secrets.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means an individual that is a party to a Key Employee Severance Agreement.

“Key Employee Severance Agreement” means an individual severance agreement maintained between a Forest Entity and an employee that was deemed to be a vice president or higher within the organization, or an individual severance agreement maintained between a Forest Entity and an employee that provided the employee with the same level of benefits and severance benefits as other employees that are vice presidents or higher within the organization.

“Knowledge” of a party means the knowledge of the persons listed in Section 9.1(a) of the Forest Disclosure Letter with respect to Forest or its Subsidiaries, or the persons listed in Section 9.1(a) of the Sabine Disclosure Letter with respect to Sabine Investor Holdings or its Subsidiaries.

“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Entity.

“Lenders” has the meaning set forth in Section 4.24(a).

“LLC Interest Contribution” has the meaning set forth in the recitals.

“LTIP Proposals” means the 2014 LTIP Proposal and the Section 162(m) Proposal.

“LTIP Proposal Approvals” means the 2014 LTIP Proposal Approval and the Section 162(m) Proposal Approval.

“Marketing Period” means the first period of 20 consecutive days commencing after the date hereof and throughout which (a) the Sabine Parties shall have the Requested Information, (b) the conditions set forth in Sections 7.1 and 7.2 (other than Sections 7.2(c) and 7.2(d)) are satisfied (other than those conditions that are by their nature to be satisfied at Closing) and (c) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1 and 7.2 (other than Section 7.2(c) and 7.2(d)) to fail to be satisfied, assuming that such conditions were applicable at any time during such 20 consecutive day period; provided that (i) the Marketing Period shall end on any earlier date that is the date on which the Refinancing has been consummated or Successful Solicitations (as defined in the Commitment Letter) that permit the Sabine Mergers have occurred with respect to each series of the Notes and (ii) (A) July 4, 2014, July 5, 2014, July 6, 2014, November 27, 2014, November 28, 2014, November 29, 2014, November 30, 2014 and each day from and including December 20, 2014 through and including December 31, 2014 shall not be deemed days for purposes of calculating the Marketing Period (but there shall not be a failure to achieve 20 consecutive days because of any such exclusion) and (B) if the Marketing Period has not ended on or prior to August 15, 2014, then the Marketing Period shall not commence prior to September 2, 2014, (iii) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period:

(A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Forest SEC Documents, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of Forest for the applicable periods by Ernst & Young LLP or another independent public accounting firm reasonably acceptable to Sabine Investor Holdings;

(B) the financial statements included in the Requested Information that is available to the Sabine Parties on the first day of any such 20 consecutive day period would not be sufficiently current on any day during such 20 consecutive day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive day period, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, the receipt by the Sabine Parties of updated Requested Information that would be sufficiently current to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive day period; or

(C) Forest issues a public statement indicating its intent to restate any historical financial statements of Forest or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Forest SEC Document or Forest SEC Documents have been amended or Forest has announced that it has concluded that no restatement shall be required in accordance with GAAP; and

(D) without limiting clause (iii), if Forest is delinquent in filing any Annual Report on Form 10-K or Quarterly Report on Form 10-Q or any other material Forest SEC Document, any day that occurs during such delinquency shall not be deemed a day for purposes of calculating the Marketing Period (but there shall not be a failure to achieve 20 consecutive days because of any such exclusion and the Marketing Period shall be extended by 5 Business Days, if there were less than 5 Business Days left in the Marketing Period at the time of such delinquency).

“Name Change Amendment” means a certificate of amendment to the Forest Charter providing for the name of Forest to be changed to “Sabine Oil & Gas Corporation” in substantially the form attached as Exhibit A-3 to this Agreement.

“Name Change Amendment Approval” means approval of the Name Change Amendment by the affirmative vote of holders of a majority of the outstanding shares of Forest Common Stock.

“New Benefit Plan” has the meaning set forth in Section 6.9(d).

“New Forest” has the meaning set forth in the recitals.

“Notes” has the meaning set forth in Section 6.18(a).

“NYBCL” means the Business Corporation Law of the State of New York, as amended.

“NYSE” has the meaning set forth in Section 6.2.

“Oil and Gas Contracts” of any Person, means any of the following Contracts to which such Person or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, division orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, all rights, titles and interests thereunder.

“Oil and Gas Leases” of any Person, means all leases, subleases, licenses or other occupancy or similar agreements under which such Person or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property.

“Oil and Gas Properties” means (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working, leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; (b) all interests in and all rights with respect to Hydrocarbons and all revenues therefrom; (c) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in the units with which the Oil and Gas Leases may have been pooled or unitized, (d) all Oil and Gas Contracts, (e) all surface interests, fee interests, reversionary interests, reservations and concessions, (f) all easements, rights of way, surface use agreements, licenses and permits and other similar interests associated with, appurtenant to, or necessary for the operation or development of any of Oil and Gas Leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons produced from (or otherwise attributable to) any Oil and Gas Leases (or lands unitized or pooled therewith); (g) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to the assets, properties and interests described in clauses (a) and (c) above and the units created thereby which accrue or are attributable to the interest of the holder thereof, (h) all interests in machinery, equipment (including wells, well equipment and well machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries and testing and monitoring equipment, in each case, to the extent associated with, appurtenant to or necessary for the operation or development of any of the Oil and Gas Leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons produced from (or otherwise attributable to) any Oil and Gas Leases (or lands unitized or pooled therewith) and (i) all other interests of any kind or character associated with, appurtenant to, or necessary for the development and/or operation of any of the assets, properties and/or interests described in clauses (a) and (c) above and/or the units created thereby which accrue or are attributable to the interest of the holder thereof.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, Stockholder’s agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Original Agreement” has the meaning set forth in the recitals.

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Entities.

“Permitted Encumbrances” means with respect to any Person, (a) statutory Encumbrances for Taxes or other governmental charges (x) not yet due and payable or (y) the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves (based on good-faith estimates of management) have been established, (b) mechanics’, vendors’, materialmens’, carriers’, workers’, landlords’, repairers’, warehousemen’s, construction and other similar statutory Encumbrances arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate Proceedings or for which adequate accruals or reserves (based on good-faith estimates of management) have been established, (c) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, entitlement, building and other land use regulations, (d) covenants, conditions, restrictions, easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, or the like, easements for pipelines, railways and other easements and rights-of-way, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, (f) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (g) Encumbrances relating to intercompany borrowings among such Person and its wholly owned Subsidiaries, (h) Encumbrances that are disclosed on the most recent consolidated balance sheet of such Person included in the Forest SEC Documents (in the case of Forest) or the Sabine Annual Reports (in the case of any Sabine Parties) or the notes thereto or securing liabilities reflected on such balance sheet, (i) Encumbrances arising under or pursuant to the organizational documents of such Person or any of its Subsidiaries, (j) lessors’ royalties, overriding royalties, and division orders and sales contracts covering Hydrocarbons, reversionary interests and similar burdens if and to the extent the net cumulative effect of such burdens does not operate to reduce the net revenue interest at any time in any property to less than the net revenue interest set forth in Section 9.1(b) of the Sabine Disclosure Letter or Section 9.1(b) of the Forest Disclosure Letter, (k) all other liens, charges, Encumbrances, contracts, agreements, instruments, obligations, defects and irregularities (including liens of operators relating to obligations not yet due or pursuant to which such Person is not in default) that do not reduce the net revenue interest set forth in Section 9.1(b) of the Sabine Disclosure Letter or Section 9.1(b) of the Forest Disclosure Letter, or do not prevent the receipt of proceeds of production therefrom, or do not increase the share of costs above the working interest set forth in Section 9.1(b) of the Sabine Disclosure Letter or Section 9.1(b) of the Forest Disclosure Letter, or which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, or (l) other Encumbrances that do not, individually or in the aggregate, materially impair the present or intended use of the property encumbered thereby.

“Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Proceeding” means any civil, criminal or administrative actions, suits, investigations or other proceedings.

“Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof other than Taxes and assessments of Governmental Entities.

“Proxy Statement” has the meaning set forth in Section 6.1(a).

“Refinancing” has the meaning set forth in Section 4.24(b).

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Regulatory Divestiture” has the meaning set forth in Section 6.5(c).

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

“Related Parties” has the meaning set forth in Section 10.16.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” has the meaning set forth in Section 6.3(a).

“Requested Information” has the meaning set forth in Section 6.16(a).

“Rights Plan” has the meaning set forth in the recitals.

“Ryder Scott” has the meaning set forth in Section 4.9(b)(i).

“Sabine Annual Reports” means the Annual Reports for the year ended December 31, 2013 and for the year ended December 31, 2012 posted by Sabine O&G, in the form posted on its web site at www.sabineoil.com as of the Original Execution Date.

“Sabine Benefit Plans” has the meaning set forth in Section 4.16(a).

“Sabine Business” means the business of Sabine O&G as described in the Sabine Annual Reports and the Sabine Financial Statements.

“Sabine Contribution Consideration” has the meaning set forth in Section 1.1(a)(i).

“Sabine Disclosure Letter” has the meaning set forth in Article IV.

“Sabine Entities” means Sabine Holdings, each of its Subsidiaries, and each of the Contributed Corporations and any Subsidiary of any Contributed Corporation, with each such entity a “Sabine Entity.”

“Sabine Financial Statements” means the audited consolidated balance sheets of Sabine O&G as of December 31, 2012 and 2013 and audited consolidated income statements and statements of cash flows of Sabine O&G for the twelve month periods ended December 31, 2012 and 2013.

“Sabine Holdings” has the meaning set forth in the preamble hereto.

“Sabine Holdings Pre-Closing Income Tax Return” has the meaning set forth in Section 6.17(a).

“Sabine Insurance Policies” has the meaning set forth in Section 4.18.

“Sabine Investor Holdings” has the meaning set forth in the preamble hereto.

“Sabine Investor Holdings Board” means the board of managers of Sabine Investor Holdings.

“Sabine Material Adverse Effect” means a material adverse effect on the business, financial condition or continuing results of operations of the Sabine Entities, taken as a whole; provided, that any effect resulting from any of the following Events shall not be considered when determining whether a Sabine Material Adverse Effect shall have occurred: (i) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism);

(ii) any change or developments in prices for oil, natural gas or other commodity prices or for any Sabine Entity’s raw material inputs and end products; (iii) any change affecting the oil and gas exploration and production industry generally; (iv) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Original Execution Date; (v) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby; (vi) any change resulting from compliance by the Sabine Entities with the terms of this Agreement or taken at the request of any of the Forest Entities, (vii) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war, (viii) any failure by any Sabine Entity to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the underlying causes of such failures by such Sabine Entity may be considered); or (ix) any changes in the credit rating of any Sabine Entities’ debt securities (provided that the underlying causes of such changes may be considered); except, in each case with respect to clauses (i), (ii), (iii), (iv) and (vii) where the effect resulting from such events disproportionately affects the Sabine Entities, taken as a whole, relative to other similarly-situated companies in the oil and gas exploration and production industry.

“Sabine Material Contracts” has the meaning set forth in Section 4.12(b).

“Sabine Mergers” has the meaning set forth in the recitals.

“Sabine Mergers Effective Time” has the meaning set forth in Section 1.1(c)(i).

“Sabine Nominees” has the meaning set forth in Section 1.4.

“Sabine O&G” has the meaning set forth in the preamble hereto.

“Sabine Owned Real Property” has the meaning set forth in Section 4.9(a).

“Sabine Parties” has the meaning set forth in the preamble hereto.

“Sabine Reserve Reports” has the meaning set forth in Section 4.9(b)(i).

“Sabine Revolving Credit Agreement” means the Amended and Restated Credit Agreement dated as of April 28, 2009, among NFR Energy LLC, BNP Paribas, Capital One, N.A. and Bank of America, N.A., and the lenders party thereto, as amended from time to time.

“Sabine-Forest Surviving Corporation” has the meaning set forth in Section 1.1(c)(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Section 162(m) Proposal” means a proposal substantially in the form of the Section 162(m) Proposal as set forth and described in the Registration Statement on Form S-4 filed with the SEC by New Forest on May 29, 2014.

“Section 162(m) Proposal Approval” means the approval of the Section 162(m) Proposal by the affirmative vote of a majority of the shares of Forest Common Stock represented and entitled to vote at the Forest Stockholder Meeting.

“SOGH II” has the meaning set forth in the preamble hereto.

“Stockholder’s Agreement” has the meaning set forth in the recitals.

“Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other legal entity or organization, whether incorporated or unincorporated, of which: (1) such party or any other Subsidiary of such party is a general partner or a managing member or has similar authority; or (2) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other legal entity or organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 6.4(j).

“Takeover Laws” has the meaning set forth in Section 3.19.

“Tax” means (a) any tax, charge, fee, levy, or other assessment imposed by any United States federal, state, local or foreign Governmental Entity, including any excise, property, income, receipts, gross receipts, profits, alternative minimum, capital, sales, use, transfer, ad valorem, value added, inventory, capital stock, license, registration, lease, service, service use, margin, franchise, payroll, withholding, social security, capital gains, estimated, employment, unemployment, welfare, workers’ compensation, disability, environmental, alternative or add-on, occupancy, escheat or unclaimed property, unincorporated business, capital production, premium, windfall profits, title, stamp, occupation or other tax, and any interest, penalties or additions imposed by a Governmental Entity attributable thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of any consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any Tax sharing, indemnity or allocation agreement or any express or implied obligation to indemnify any other Person.

“Tax Representation Letter” has the meaning set forth in Section 6.14.

“Tax Returns” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) submitted or filed, or required to be submitted or filed, with any Governmental Entity with respect to Taxes and including any supplement or attachment thereto or any amendment thereof.

“Termination Fee” means $15,000,000.

“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Stockholder’s Agreement, the Confidentiality Agreement, and each Agreement and certificate required to be delivered at the Closing pursuant to the terms of this Agreement.

“Transaction Litigation” has the meaning set forth in Section 6.12.

“Transactions” has the meaning set forth in the recitals.

“USA PATRIOT Act” has the meaning set forth in Section 3.6(b).

“Vinson & Elkins” has the meaning set forth in Section 6.14.

“WARN Act” has the meaning set forth in Section 3.16(g).

“Willful and Material Breach” means a willful, material breach that is the consequence of an act by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement with the knowledge that the taking of such act or failure to take such act would, or would be reasonably expected to, cause a material breach of this Agreement.

9.2 Construction. Unless the context otherwise requires, as used in this Agreement (i) words defined in the singular have the parallel meaning in the plural and vice versa, (ii) words of one gender shall be construed to apply to each gender, (iii) the term “party” refers to a party to this Agreement and the term “parties” refers to the parties to this Agreement other than, unless the context specifically requires, AIV Holdings, and (iv) a reference to any Person includes such Person’s successors and permitted assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

ARTICLE X

MISCELLANEOUS

10.1 Non-Survival of Representations and Warranties. This Article X, Section 6.8 (Indemnification of Directors and Officers), Section 6.17 (Certain Tax Matters) and Section 6.20 (Further Assurances) shall survive the consummation of the Transactions. This Article X, the agreements of Sabine Investor Holdings, AIV Holdings and Forest contained in the first sentence of Section 6.3(b) (Confidentiality), Section 8.2 (Notice of Termination; Effect of Termination), Section 8.3 (Expenses and Other Payments) and the Confidentiality Agreement shall survive the termination of this Agreement. No other representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the Transactions or the termination of this Agreement.

10.2 Notices. Any notice or other communication required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) when received when sent by email by the party to be notified; provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.2 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 10.2; or (c) when delivered by a courier (with confirmation of delivery), in each case addressed as follows:

Notices to any Sabine Party or AIV Holdings (prior to the Transactions) and to Sabine Investor Holdings and AIV Holdings (following the Transactions):

Sabine Investor Holdings LLC

1415 Louisiana Street, Suite 1600
Houston, Texas 77002
Telephone:	(832) 242-9600
Email:	tyang@sabineoil.com
Attention:	Senior Vice President, General Counsel and Secretary

And a copy to (which shall not constitute notice):

Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77007
Telephone:	(713) 758-2194
Email:	jfloyd@velaw.com
dmcwilliams@velaw.com
Attention:	Jeffery B. Floyd and Douglas E. McWilliams

Notices to Forest (prior to the Transactions):

Forest Oil Corporation
707 17th Street
Suite 3600
Denver, Colorado 80202
Telephone:	(303) 812-1461
Email:	RWSchelin@forestoil.com
Attention:	General Counsel

And a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telephone:	(212) 403-1000
Email:	MGordon@wlrk.com
DKLam@wlrk.com
Attention:	Mark Gordon and David K. Lam

Notices to Forest (after the Transactions):

Sabine Oil & Gas Corporation
1415 Louisiana Street, Suite 1600
Houston, Texas 77002
Telephone:	(832) 242-9600
Email:	tyang@sabineoil.com
Attention:	Senior Vice President, General Counsel and Secretary

10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

10.4 Entire Agreement. This Agreement, the exhibits hereto, the Forest Disclosure Letter, the Sabine Disclosure Letter, and the other documents delivered pursuant hereto and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempted or purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

10.6 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for performance of any of the obligations or other acts of the other parties hereunder, (b) waive any breach or inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other of any of the agreements or conditions contained herein. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder. No agreement on the part of a party hereto to any extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

10.7 Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the rights of any Indemnified Party solely pursuant to Section 6.8 (which shall not arise unless and until the Effective Time shall occur), (b) the rights of holders of Forest Common Stock and holders of equity awards of Forest to pursue claims for damages and other relief, including equitable relief, for any Sabine Party’s or AIV Holdings’ breach or wrongful termination of this Agreement; provided that such rights pursuant to this clause (b) shall be enforceable only by Forest, on behalf of the holders of Forest Common Stock and/or equity awards of Forest, in Forest’s sole discretion, (c) the rights of holders of Forest Common Stock and holders of equity awards of Forest to receive the consideration specified in Article II (which shall not arise unless and until the Effective Time shall occur), and (d) the rights of the Financing Sources and their respective current former or future equity holders, controlling persons, Affiliates and Representatives, to be third-party beneficiaries of this Section 10.7, Section 10.9, Section 10.14 and Section 10.16.

10.8 Interpretation.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Schedule, Exhibit or Annex, such reference shall be to an Article of, a Section of, a Schedule to, an Exhibit to or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, “$” refers to United States dollars and all payments hereunder shall be made in United States dollars by wire transfer in immediately available funds to such account as shall have been specified in writing by the recipient thereof.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any arty by virtue of the authorship of any provision of this Agreement.

10.9 Governing Law and Venue; Consent to Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE EXCEPT TO THE EXTENT MANDATORY PROVISIONS OF THE NYBCL ARE APPLICABLE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPAL WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or if any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY AGREES THAT IT WILL NOT, AND WILL NOT PERMIT ITS AFFILIATES TO, BRING OR SUPPORT ANY PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE BANK FINANCING AND/OR THE DEBT FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND AGREE THAT THE WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION 10.9(C) HEREOF SHALL BE APPLICABLE TO ANY SUCH PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9(c).

10.10 Disclosure Letters. The statements in the Forest Disclosure Letter and the Sabine Disclosure Letter relate to the provisions in the section of this Agreement to which they expressly relate; provided, however, that any information set forth in one section of the Forest Disclosure Letter or the Sabine Disclosure Letter, as the case may be, shall also be deemed to apply to each other section (other than Sections 3.8(b), 3.15, 4.8(b), and 4.15), to which its relevance is reasonably apparent. In the Forest Disclosure Letter and the Sabine Disclosure Letter, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement; (b) the section numbers correspond to the section numbers in this Agreement; and (c) inclusion of any item in a disclosure letter (i) does not represent a determination that such item is material or establish a standard of materiality, (ii) does not represent a determination that such item did not arise in the ordinary course of business and (iii) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

10.11 Specific Performance. The parties acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any non-performance or breach of this Agreement by any party could not be adequately compensated by money damages alone and that the parties would not have any adequate remedy at law. Each party agrees that, in the event of any breach or threatened breach by any other party of any provisions contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.3) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such provisions, and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties further agree that they shall not object to the granting of any injunctive relief on the basis that an adequate remedy at law may exist.

10.12 Joint Liability; Obligation. Each representation, warranty, covenant and agreement made in this Agreement by any Sabine Party or AIV Holdings on the one hand or Forest on the other hand shall be deemed a representation, warranty, covenant and agreement made by all of such respective parties jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of all such respective parties. Whenever this Agreement requires a Subsidiary of Forest, Sabine Investor Holdings or AIV Holdings to take any action, such requirement shall be deemed to include an undertaking on the part of Forest, Sabine Investor Holdings or AIV Holdings, as appropriate, to cause such Subsidiary to take such action.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

10.14 Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all the parties, whether before or after approval of the Contribution and/or Merger; provided, however, that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by stockholders or members without such further approval. Notwithstanding the foregoing, no amendment shall be made to Section 10.7, Section 10.9, this Section 10.14 or Section 10.16 which would be adverse to the Financing Sources without the prior written consent of such Financing Sources.

10.15 Representation by Counsel. Each of the parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Therefore, the parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.16 Certain Agreements with Respect to Financing Sources. Each of the parties agree on behalf of themselves and their respective equity holders, controlling persons, Affiliates, and Representatives (collectively, the “Related Parties”) that (a) the Financing Sources and their and their respective current former or future equity holders, controlling persons, Affiliates or Representatives and each of their successors and assigns shall be subject to no liability or claims by the Related Parties arising out of or relating to this Agreement, the financing or the transactions contemplated hereby or in connection with the Bank Financing or Debt Financing, or the performance of services by such Financing Sources or their Affiliates or Representatives with respect to the foregoing and (b) no Related Parties (other than the Sabine Parties and AIV Holdings) shall be subject to any liability or claims by the Financing Sources arising out of or relating to this Agreement; provided, however, that nothing in this Section 10.16 shall limit the rights or obligations that any Party would have to the Financing or Debt Financing pursuant to the Commitment Letter related fee letters or any definitive documentation in respect of the foregoing.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

FOREST OIL CORPORATION

By:	/s/ Patrick R. McDonald
Name:	Patrick R. McDonald
Title:	President

SABINE INVESTOR HOLDINGS LLC

By:	/s/ David J. Sambrooks
Name:	David J. Sambrooks
Title:	Chief Executive Officer

SABINE OIL & GAS HOLDINGS LLC

By:	/s/ David J. Sambrooks
Name:	David J. Sambrooks
Title:	Chief Executive Officer

SABINE OIL & GAS HOLDINGS II LLC

By:	/s/ David J. Sambrooks
Name:	David J. Sambrooks
Title:	Chief Executive Officer

SABINE OIL & GAS LLC

By:	/s/ David J. Sambrooks
Name:	David J. Sambrooks
Title:	Chief Executive Officer

FR XI ONSHORE AIV, LLC

By:	/s/ Michael G. France
Name:	Michael G. France
Title:	Authorized Person

[Signature Page to Amended and Restated Agreement and Plan of Merger]

Annex C

EXECUTION VERSION

STOCKHOLDER’S AGREEMENT

by and among

SABINE INVESTOR HOLDINGS LLC,

FOREST OIL CORPORATION

AND

FR XI ONSHORE AIV, LLC

DATED AS OF JULY 9, 2014

C-i

This AMENDED AND RESTATED STOCKHOLDER’S AGREEMENT (this “Agreement”) is dated as of May 5, 2014 and amended and restated as of July 9, 2014, by and among Sabine Investor Holdings LLC, a Delaware limited liability company (“SIH”), Forest Oil Corporation, a New York corporation (the “Company”), and FR XI Onshore AIV, LLC, a Delaware limited liability company (“AIV Holdings”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in that certain Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Stockholders, Sabine Oil & Gas Holdings LLC (“Sabine Holdings”), Sabine Oil & Gas Holdings II LLC, Sabine Oil & Gas LLC, and the Company.

R E C I T A L S

WHEREAS, pursuant to the Merger Agreement, SIH will contribute to the Company its limited liability company interests in Sabine Holdings and AIV Holdings will contribute to the Company the Contributed Stock Interests, as a result of which Sabine Holdings shall become a wholly owned Subsidiary of the Company;

WHEREAS, the Company and the Stockholders desire to establish in this Agreement certain rights and obligations in respect of the shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”), shares of Series A senior common-equivalent preferred stock, par value $0.01 per share, of the Company (the “Series A Senior Preferred Stock”) and shares of Series B senior common-equivalent preferred stock, par value $0.01 per share, of the Company (the “Series B Senior Preferred Stock” and, together with the Company Common Stock and the Series A Senior Preferred Stock, the “Company Stock”); and

WHEREAS, the Company and the Stockholders desire to establish in this agreement certain obligations of the Company to take actions necessary to (i) create, as a wholly-owned subsidiary of the Company, a Delaware corporation (“Delaware Holdco”) and create, as a wholly-owned subsidiary of Delaware Holdco, a New York corporation (“New York Merger Sub”), (ii) adopt and approve, on behalf of the Company, Delaware Holdco and New York Merger Sub, an Agreement and Plan of Merger in the form attached as Exhibit A hereto, with such changes therein as reasonably requested by the Stockholders (the “Reincorporation Merger Agreement”), providing for the merger of New York Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Delaware Holdco and the shareholders of the Company receiving stock in Delaware Holdco in exchange for their Company Stock, all on the terms and conditions more specifically set forth therein (the “Reincorporation Merger”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean with respect to any Person, a Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person; provided, that, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of either of the Stockholders or any of their respective Affiliates.

“Affiliated Directors” shall mean Directors who are also officers, employees, directors or Affiliates of either of the Stockholders or any of their respective Affiliates.

“Agreement” shall have the meaning set forth in the Preamble.

“AIV Holdings” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation).

“Board” shall mean, as of any date, the Board of Directors of the Company (and following the Reincorporation Merger, the Board of Directors of Delaware Holdco) in office on that date.

“Chosen Courts” shall have the meaning set forth in Section 7.6(a).

“Company” shall have the meaning set forth in the Preamble.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Stock” shall have the meaning set forth in the Recitals.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or voting interests, by contract or otherwise.

“Delaware Holdco” shall have the meaning set forth in the Recitals.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Director” shall mean any member of the Board.

“Encumbrance” shall mean any lien, pledge, charge, claim, encumbrance, hypothecation, security interest, option, lease, license, mortgage, easement or other restriction or third-party right of any kind, including any right of first refusal, tag-along or drag-along rights or restriction on voting, transferring, lending, disposing or assigning, in each case other than pursuant to this Agreement.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Preamble.

“New York Merger Sub” shall have the meaning set forth in the Recitals.

“Non-Stockholder Directors” shall mean all Directors who are not Stockholder Designees.

“NYBCL” shall mean the New York Business Corporation Law, as amended.

“Proxy Statement” shall have the meaning set forth in Section 5.3(a).

“Registration Statement” shall have the meaning set forth in Section 5.3(a).

“Reincorporation Approval” shall have the meaning set forth in Section 5.3(a).

“Reincorporation Merger” shall have the meaning set forth in the Recitals.

“Reincorporation Merger Agreement” shall have the meaning set forth in the Recitals.

“Sabine Holdings” shall have the meaning set forth in the Preamble.

“Series A Senior Preferred Stock” shall have the meaning set forth in the Recitals.

“Series B Senior Preferred Stock” shall have the meaning set forth in the Recitals.

“SIH” shall have the meaning set forth in the Preamble.

“Stockholders” shall mean, collectively, SIH and AIV Holdings, provided that either of the foregoing shall cease to be a Stockholder at such time that it no longer directly owns any shares of Company Stock.

“Stockholder Designees” shall have the meaning set forth in Section 3.2(a); provided, that, for clarity, the Stockholder Designees as of the date of this Agreement are Michael G. France, Alex T. Krueger and Brooks Shughart.

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), Encumbrance or other disposition to any Person, including those by way of distribution, dividend, spin-off, hedging or derivative transactions or otherwise.

“Transferee” shall have the meaning set forth in Article IV.

“Votes” shall mean the number of votes entitled to be cast generally in the election of Directors.

“Voting Percentage” of a Person shall mean, as of any date of determination, the ratio, expressed as a percentage, of (i) the Votes entitled to be cast by the holders of the Voting Securities Beneficially Owned by such Person as of such date to (ii) the aggregate Votes entitled to be cast by all holders of the then-outstanding Voting Securities as of such date.

“Voting Securities” shall mean, together, (i) the Company Common Stock, (ii) the Series A Senior Preferred Stock, (iii) the Series B Senior Preferred Stock and (iv) any class of capital stock or other securities of the Company (other than the Company Common Stock) that are entitled to vote generally in the election of Directors.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to the Stockholders that:

(a) The Company is an entity duly organized, validly existing and in good standing under the laws of its state of incorporation or organization.

(b) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Company and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement.

(c) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Stockholders of this Agreement, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

(d) The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder does not and will not: (i) result in any breach of any provision of the organizational documents of any Forest Entity; (ii) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time, or both) under any of the terms, conditions or provisions of any Contract to which any Forest Entity is a party or by which any property or asset of any Forest Entity is bound or affected; (iii) violate any Law to which any Forest Entity is subject or by which any Forest Entity’s properties or assets is bound; or (iv) constitute (with or without the giving of notice or the passage of time, or both) an event which would result in the creation of any Encumbrance (other than Permitted Encumbrances) on any asset of any Forest Entity, except, in the case of clauses (ii), (iii) and (iv), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Encumbrances that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of the Company to perform its obligations under this Agreement.

Section 2.2 Representations and Warranties of the Stockholders. Each of the Stockholders represents and warrants, severally and not jointly, to the Company that:

(a) Such Stockholder is an entity duly organized, validly existing and in good standing under the laws of its state of formation or organization.

(b) Such Stockholder has the requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by such Stockholder and no other limited liability company proceedings on the part of such Stockholder are necessary to authorize this Agreement.

(c) This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the other Stockholder and the Company, constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

(d) The execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder does not and will not: (i) result in any breach of any provision of the organizational documents of such Stockholder; (ii) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time, or both) under any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which any property or asset of such Stockholder is bound or affected; (iii) violate any Law to which such Stockholder is subject or by which any of its properties or assets is bound; or (iv) constitute (with or without the giving of notice or the passage of time, or both) an event which would result in the creation of any Encumbrance (other than Permitted Encumbrances) on any asset of such Stockholder, except, in the case of clauses (ii), (iii) and (iv), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Encumbrances that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of such Stockholder to perform its obligations under this Agreement.

ARTICLE III

CORPORATE GOVERNANCE

Section 3.1 Board. The Board as of immediately after the Effective Time shall be designated in accordance with Section 1.4(a) of the Merger Agreement.

Section 3.2 Board Representation by Stockholders. At all times when the Stockholders’ combined Voting Percentage is fifteen percent (15%) or more:

(a) The Stockholders shall have the right to designate a number of individuals to be nominees for election to the Board (“Stockholder Designees”) equal to the Stockholders’ combined Voting Percentage multiplied by the total number of Directors that the Company would have if there were no vacancies, rounded to the nearest whole number (and in any event not less than one), and the Company and the Stockholders shall use their reasonable best efforts to cause such Stockholder Designees to be elected to the Board; provided, however, that the Stockholders may elect to designate fewer than the full number of Stockholder Designees they have a right to designate under this Section 3.2(a), in which case the individuals so designated shall be the Stockholder Designees under this Agreement; and provided further, that the number of Directors who are Affiliated Directors shall not in any event exceed a number equal to the Stockholders’ combined Voting Percentage multiplied by the total number of Directors that the Company would have if there were no vacancies, rounded to the nearest whole number greater than zero. If at any time the Stockholders’ combined Voting Percentage is less than fifteen percent (15%), the contractual rights of the Stockholders to designate one or more Stockholder Designees pursuant to this Article III shall forever terminate.

(b) No Person may qualify as a Stockholder Designee if such Person would be prohibited or disqualified from serving as a Director pursuant to any rule or regulation of the SEC, the NYSE or any other or additional exchange on which securities of the Company are listed or by applicable Law. The Stockholders shall, and shall cause the Stockholder Designees to, timely provide the Company with accurate and complete information relating to the Stockholders and the Stockholder Designees that may be required to be disclosed by the Company under the Securities Act or the Exchange Act, including such information required to be furnished by the Company with respect to the Stockholder Designees in a proxy statement pursuant to Rule 14a-101 promulgated under the Exchange Act, and the nationality of such Stockholder Designee. In addition, at the Company’s request, the Stockholders shall cause the Stockholder Designees to complete and execute the Company’s director and officer questionnaire prior to being elected to the Board or standing for reelection at an annual meeting of stockholders or at such other time as may be reasonably requested by the Company.

(c) With respect to each meeting of stockholders of the Company at which Directors are to be elected, the Company shall provide the Stockholders with notice of such meeting not less than one hundred and twenty (120) days prior to the date thereof requesting designation of the Stockholder Designees, and the Stockholders shall provide the Company with written notice of the names (together with all other information requested by the Company pursuant to Section 3.2(b)) of the Stockholder Designees to be nominated for election at such meeting not more than thirty (30) days following the delivery of such notice. If the Stockholders shall fail to timely provide the Company with the names of that number of Stockholder Designees equal to the number of Stockholder Designees the Stockholders are entitled to designate pursuant to this Article III, then the Nominating and Corporate Governance Committee of the Board may select alternative nominees for such positions. If any Stockholder Designee is not qualified, available or eligible to stand for election, then the Stockholders may name an acceptable and available replacement Stockholder Designee and any such Stockholder Designee will be included as a nominee for election at such meeting if written notice of the name of such Stockholder Designee is provided to the Company within a reasonable period of time prior to the mailing of the proxy statement for such meeting. The Company shall cause the Stockholder Designees to be included in the slate of Directors approved and recommended by the Board for election at such meeting and shall use its reasonable best efforts to cause the election of each such Stockholder Designee, including soliciting proxies in favor of the election of such Stockholder Designees at such meeting.

(d) Upon the resignation, retirement, death or other removal (with or without cause) from office of any Stockholder Designee serving as a Director at a time when the Stockholders have the right under this Section 3.2 to designate a replacement Stockholder Designee, (i) the Stockholders shall be entitled promptly to designate a replacement Stockholder Designee and (ii) the Company shall cause the prompt appointment or election of such replacement Stockholder Designee as a Director.

Section 3.3 Remainder of Board. During the period specified in Section 3.2, for all persons other than the Stockholder Designees to be elected as Directors to the Board, the Stockholders will vote their shares of Company Common Stock in accordance with the recommendation of the Nominating and Corporate Governance Committee of the Board, with such recommendation to be made by all of the members of the Nominating and Corporate Governance Committee who are Non-Stockholder Directors.

ARTICLE IV

TRANSFERS OF COMPANY COMMON STOCK

Prior to the three-month anniversary of the Effective Time, neither Stockholder shall Transfer to any Person (“Transferee”) (a) any shares of Voting Securities, (b) any other securities issued by the Company or any of its Subsidiaries that derive their value from any Voting Securities or (c) any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derive their value from such securities, except for Transfers (i) approved by a majority of the Directors, which majority includes a majority of the Non-Stockholder Directors, (ii) in connection with any transaction (including any merger or other consolidation or reorganization, tender or exchange offer, or any other similar transaction) generally available to all holders of outstanding Company Common Stock, or to which shares of Company Common Stock are subject, on terms at least as favorable to such holders of Company Common Stock as those on which such Stockholder participates in such transaction, (iii) to such Stockholder’s Affiliates or the other Stockholder, or (iv) by means of distributions to such Stockholder’s partners or members, provided, however, that in the case of clauses (iii) and (iv), the Transfer shall only be permissible if the Company, such Stockholder and the Transferee enter into a written agreement pursuant to which the Transferee agrees, effective as of the consummation of such Transfer, to be bound by the terms of this Agreement as if it were such Stockholder (it being understood that such agreement shall not affect such Stockholder’s obligations and liabilities under this Agreement).

ARTICLE V

OBLIGATIONS TO SEEK SHAREHOLDER APPROVAL

Section 5.1 Formation of Delaware Holdco and New York Merger Sub. Promptly following the Closing, the Company shall take any and all action necessary to (i) form Delaware Holdco as a Delaware corporation and wholly owned subsidiary of the Company, in accordance with the provisions of the DGCL and (ii) form New York Merger Sub as a New York corporation and wholly owned subsidiary of Delaware Holdco, in accordance with the provisions of the NYBCL. The Organizational Documents of such entities shall be in a form acceptable to the Stockholders.

Section 5.2 Approval of Reincorporation Merger Agreement. Promptly following the Closing, the Company shall take any and all action necessary to approve and to cause Delaware Holdco and New York Merger Sub to approve, adopt, execute and deliver the Reincorporation Merger Agreement, in accordance with the applicable provisions of the NYBCL.

Section 5.3 Preparation of Proxy Statement; Shareholders Meeting; Recommendation.

(a) Promptly following the Closing, the Company shall and shall cause Delaware Holdco to prepare and file with the SEC a registration on Form S-4 (together with any amendments thereof or supplements thereto, the “Registration Statement”) that will contain a proxy statement of the Company that is also a prospectus of Delaware Holdco (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in order to seek the approval of (i) the Reincorporation Merger by holders of Voting Securities required by the Company’s Organizational Documents or applicable Law (the “Reincorporation Approval”) and (ii) if the Authorized Share Amendment was not approved at the Forest Stockholder Meeting, the Authorized Share Amendment Approval. The Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Delaware Holdco and the Company will use its reasonable best efforts to have the Registration Statement cleared by the SEC as promptly as is practicable after filing, and each of Delaware Holdco and the Company shall use its respective reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Forest Common Stock as promptly as practicable after the Proxy Statement shall have been cleared by the SEC. No amendment or supplement to the Registration Statement or Proxy Statement shall be filed without the approval of the Stockholders (such approval not to be unreasonably withheld, conditioned or delayed) if such amendment or supplement relates to information in such document relating to any Stockholder or its business, financial condition or results of operations.

(b) The Company shall take, in accordance with the rules and regulations of the NYSE, the NYBCL and the Forest Organizational Documents, all actions reasonably necessary to call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable after the Registration Statement is declared effective for the purpose of securing the Reincorporation Approval and, if applicable, the Authorized Share Amendment Approval. The Proxy Statement shall (i) state that the Forest Board has (A) approved the Reincorporation Merger Agreement and the transactions contemplated thereby; (B) determined that the Reincorporation Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders; and (C) include the recommendation of the Forest Board that the holders of Forest Common Stock approve the Reincorporation Merger Agreement and the Reincorporation Merger and, if applicable, the Authorized Share Amendment.

Section 5.4 Consummation of Reincorporation Merger. Promptly following the receipt of the Reincorporation Approval and the satisfaction of the other conditions set forth in the Reincorporation Merger Agreement, the Company shall and shall cause each of Delaware HoldCo and New York Merger Sub to consummate the transactions contemplated by the Reincorporation Merger Agreement on the terms set forth therein.

Section 5.5 Further Assurances and Cooperation. It is the intention of the Stockholders and the Company that the Company be obligated to cooperate with the Stockholders to cause the Reincorporation Merger to be completed or, if the Stockholders and the Company agree that the completion thereof is no longer practicable or desirable, to cause the terms and provisions of the Organizational Documents of Delaware Holdco contemplated by the Reincorporation Merger Agreement to be incorporated into the Organizational Documents of the Company through the amendment of such Organizational Documents, to the fullest extent permitted by law. Accordingly, in the event that the Reincorporation Merger is not approved and consummated as contemplated by this Article V, the Company shall, upon the written request of the Stockholders, cooperate with respect to the calling and holding of any additional meetings of stockholders, and the preparation, filing and mailing of any additional proxy materials, to seek the approval of the holders of Company Stock necessary to effect any of the transactions contemplated by this Section 5.5; provided, however, in no event shall the obligations of the Company set forth in this Section 5.5 require the Company to cooperate with respect to the calling and holding of more than three special meetings of holders of Company Stock.

ARTICLE VI

SERIES B CONVERSION EVENT

Section 6.1 Series B Conversion Event. If the Authorized Share Amendment was not approved at the Forest Stockholder Meeting:

(a) the Stockholders shall, and shall cause the Company and each of their Affiliates to, use their reasonable best efforts to cause a Series B Conversion Event (as defined in the Forest certificate of incorporation) to occur, and to occur prior to the Grace Period Expiration Date (as defined in the Forest certificate of incorporation), to take all actions reasonably necessary to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of securing the Authorized Share Amendment Approval and to promptly file the Authorized Share Amendment with the Department of State of the State of New York in accordance with the NYBCL; and

(b) the Stockholders shall vote, and shall cause each of their Affiliates to vote, all of their Voting Securities in favor of the Authorized Share Amendment Approval or any other proposal or action in furtherance of causing a Series B Conversion Event to occur.

Section 6.2 Authorized Share Amendment. The valid approval and filing of the Authorized Share Amendment with the Department of State of the State of New York in accordance with the NYBCL shall constitute a “Series B Conversion Event” pursuant to the Forest certificate of incorporation.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other party shall, in addition to any other rights or remedies which it may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by Law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

Section 7.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. Neither party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other party. Any purported direct or indirect assignment in violation of this Section 7.2 shall be null and void ab initio.

Section 7.3 Amendments; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by (a) the Company where enforcement of the amendment, modification, discharge, waiver or extension is sought against the Company or (b) any Stockholder where enforcement of the amendment, modification, discharge, waiver or extension is sought against such Stockholder. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by the Company or any Stockholder of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 7.4 Termination.

(a) Except as otherwise provided in this Agreement, this Agreement shall terminate if the Effective Time has not occurred and the Merger Agreement is terminated in accordance with its terms.

(b) This Agreement shall automatically terminate at any time following the Effective Time at which the Stockholders’ combined Voting Percentage falls below fifteen percent (15%).

Section 7.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile (providing confirmation of such facsimile transmission):

if to SIH, to:

Sabine Investor Holdings LLC
1415 Louisiana Street
Suite 1600
Houston, Texas 77002
Telephone:	(832)242-9600
Facsimile:	(713)581-7041
Attention:	General Counsel

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77007
Telephone:	(713)758-3613
Facsimile:	(713)615-5725
Attention:	Douglas E. McWilliams and Matthew R. Pacey

if to AIV Holdings, to:

FR XI Onshore AIV, LLC
One Lafayette Place, 3rd Floor
Greenwich, CT 06830
Facsimile:	(203) 661-6729
Attention:	General Counsel

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77007
Telephone:	(713) 758-3613
Facsimile:	(713) 615-5725
Attention:	Douglas E. McWilliams and Matthew R. Pacey

if to the Company after the Effective Time:

Sabine Oil & Gas Corporation
1415 Louisiana Street
Suite 1600
Houston, Texas 77002
Telephone:	(832) 242-9600
Facsimile:	(713) 581-7041
Attention:	General Counsel

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77007
Telephone:	(713) 758-3613
Facsimile:	(713) 615-5725
Attention:	Douglas E. McWilliams and Matthew R. Pacey

if to the Company prior to the Effective Time:

Forest Oil Corporation
707 17th Street
Suite 3600
Denver, Colorado 80202
Telephone:	(303)812-1461
Facsimile:	(303)812-1445
Attention:	General Counsel

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
Telephone:	(212)403-1343
Facsimile:	(212)403-2343
Attention:	Mark Gordon and David K. Lam

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 7.6 Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THEREOF. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of, or related to, this Agreement or the Transactions, exclusively in the Delaware Court of Chancery, New Castle County, or solely if that court does not have jurisdiction, a federal court sitting in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Transactions (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.5.

(b) EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

Section 7.7 Actions of the Company. The Non-Stockholder Directors shall be entitled to require the Company to enforce any and all rights of the Company under this Agreement, and any amendment, modification, discharge or waiver of this Agreement by the Company shall only be valid if approved by a majority of the Non-Stockholder Directors.

Section 7.8 Interpretation.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Schedule, Exhibit or Annex, such reference shall be to an Article of, a Section of, a Schedule to, an Exhibit to or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, “$” refers to United States dollars and all payments hereunder shall be made in United States dollars by wire transfer in immediately available funds to such account as shall have been specified in writing by the recipient thereof.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.9 Reincorporation Merger. Concurrently with the consummation of the Reincorporation Merger, the Company shall, and the Stockholders shall cause the Company to, take all actions to cause Delaware Holdco to become a party to this Agreement such that, following such joinder, each agreement or obligation of the Stockholders with reference to the Company, each agreement or obligation of the Company with respect to the Stockholders, and each reference to the Company in Articles I, II, III, IV and VII hereof shall be deemed to be an agreement or obligation of the Stockholders with reference to Delaware Holdco, an agreement or obligation of Delaware Holdco with respect to the Stockholders, or a reference to Delaware Holdco, as applicable.

Section 7.11 Entire Agreement; No Other Representations. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 7.12 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 7.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the intent and purpose of this Agreement are fulfilled to the extent possible.

Section 7.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

FOREST OIL CORPORATION

By:	/s/ Patrick R. McDonald
Name:	Patrick R. McDonald
Title:	President

SABINE INVESTOR HOLDINGS LLC

By:	/s/ David J. Sambrooks
Name:	David J. Sambrooks
Title:	Chief Executive Officer

FR XI ONSHORE AIV, LLC

By:	/s/ Michael G. France
Name:	Michael G. France
Title:	Authorized Person

[Signature Page to Stockholder’s Agreement]

Annex D

EXECUTION VERSION

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

SABINE INVESTOR HOLDINGS LLC,

FR XI ONSHORE AIV, LLC,

AND

FOREST OIL CORPORATION

Dated as of July 9, 2014

D-i

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is dated as of May 5, 2014 and amended and restated as of July 9, 2014, by and among Sabine Investor Holdings LLC, a Delaware limited liability company (“Sabine Investor Holdings”), FR XI Onshore AIV, LLC, a Delaware limited liability company (“AIV Holdings”) and Forest Oil Corporation, a New York corporation (the “Company”).

WITNESSETH:

WHEREAS, Sabine Investor Holdings, the Company, New Forest Oil Inc., a Delaware Corporation (“New Forest”) and certain of their affiliates are parties to an Agreement and Plan of Merger, dated as of May 5, 2014 (the “Original Merger Agreement”);

WHEREAS, Sabine Investor Holdings, the Company, AIV Holdings and certain of their affiliates amended and restated the Original Merger Agreement, effective as of the date hereof (the “Merger Agreement”) pursuant to which, among other transactions contemplated thereby, the Company will issue Company Preferred Shares and Company Shares to Sabine Investor Holdings and AIV Holdings;

WHEREAS, Sabine Investor Holdings, the Company and New Forest, are parties to the Registration Rights Agreement, dated as of May 5, 2014 (the “Original Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, and pursuant to the terms of the Merger Agreement, the parties desire to amend and restate the Original Agreement and enter into this Agreement in order to provide for certain registration rights as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Active Management Holder” means any Management Holder who (i) as of any date of determination, is actively employed by, or serving as a director of, the Company, Sabine Investor Holdings or any of their respective Subsidiaries or (ii) was actively employed by, or serving as a director of, the Company, Sabine Investor Holdings or any of their respective Subsidiaries at any time in the six (6) month period immediately prior to such date of determination.

“Adverse Disclosure” means public disclosure of material, non-public information that, in the good faith judgment of the Board, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or report filed with the SEC by the Company so that such Registration Statement or report would not be materially misleading and would not be required to be made at such time but for the filing of such Registration Statement or report; and (ii) the Company has a bona fide business purpose for not disclosing such information publicly.

“Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act; provided, that no securityholder of the Company shall be deemed an Affiliate of any other securityholder of the Company solely by reason of an investment in the Company; provided further that portfolio companies (as such term is commonly used in the private equity industry) of First Reserve shall be deemed to not be Affiliates of First Reserve. The term “Affiliated” has a correlative meaning.

“Agreement” has the meaning set forth in the preamble.

“AIV Holdings” has the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” means a registration statement filed on Form S-3 by a WKSI pursuant to General Instruction I.D. or I.C. (or other successor or appropriate instruction) of such form.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in New York, New York are required or authorized by law or executive order to be closed.

“Company” has the meaning set forth in the preamble.

“Company Preferred Shares” means (i) the Series A Senior Common-Equivalent Preferred Stock, par value $0.01 per share, bearing the rights, preferences and limitations set forth in the Company’s certificate of incorporation issued to Sabine Investor Holdings and AIV Holdings in connection with the transactions contemplated by the Merger Agreement and (ii) the Series B Senior Common-Equivalent Preferred Stock of the Company, par value $0.01 per share, bearing the rights, preferences and limitations set forth in the Company’s certificate of incorporation, if any, issued to Sabine Investor Holdings and AIV Holdings in connection with the transactions contemplated by the Merger Agreement.

“Company Public Sale” has the meaning set forth in Section 2.03(a).

“Company Share Equivalent” means securities exercisable or exchangeable for or convertible into, Company Shares.

“Company Shares” means the common stock of the Company, par value $0.01 per share (including any Conversion Shares), any securities into which such shares shall have been changed or converted, any securities distributed in respect of such shares, or any securities resulting from any reclassification, recapitalization, exchange or similar transactions with respect to such shares.

“Conversion Shares” means the common stock of the Company, par value $0.01 per share issuable upon the conversion of the Company Preferred Shares.

“Demand Company Notice” has the meaning set forth in Section 2.01(d).

“Demand Notice” has the meaning set forth in Section 2.01(a).

“Demand Period” has the meaning set forth in Section 2.01(c).

“Demand Registration” has the meaning set forth in Section 2.01(a).

“Demand Registration Statement” has the meaning set forth in Section 2.01(a).

“Demand Suspension” has the meaning set forth in Section 2.01(e).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any successor thereto, and the regulations promulgated thereunder. Any reference to a section of ERISA shall include a reference to any successor provision thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Excluded Holder” has the meaning set forth in Section 2.02(c).

“First Reserve” means First Reserve Fund XI, L.P. and any successor funds thereto.

“First Reserve Parties” means First Reserve and its Affiliates that are direct or indirect equity investors in the Company, including Sabine Investor Holdings and AIV Holdings.

“First Reserve Underwritten Offering” has the meaning set forth in Section 2.12.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-1” means a registration statement on Form S-1 under the Securities Act, or any comparable or successor form or forms thereto.

“Form S-3” means a registration statement on Form S-3 under the Securities Act, or any comparable or successor form or forms thereto.

“Holder” means (i) any record holder of Registrable Securities or Company Preferred Shares or (ii) any Person that is entitled to acquire Registrable Securities or Company Preferred Shares pursuant to the terms of the Sabine Investor Holdings Operating Agreement, in each case that is a party hereto or that succeeds to rights hereunder pursuant to Section 3.06.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities.

“Long-Form Registration” has the meaning set forth in Section 2.01(a).

“Loss” or “Losses” has the meaning set forth in Section 2.09(a).

“Majority Holder Counsel” has the meaning set forth in Section 2.08.

“Management Holder” means a Holder (including, with respect to any estate planning, personal services or similar vehicle, its Affiliates) who has in the past provided services to the Company, Sabine Investor Holdings or any of their respective Subsidiaries as an employee, director or independent contractor for the Company, Sabine Investor Holdings or any of their respective Subsidiaries.

“Marketed Underwritten Offering” means any Underwritten Offering (including a Marketed Underwritten Shelf Take-Down, but, for the avoidance of doubt, not including any Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down) that involves a customary” road show” (including an” electronic road show”) or other substantial marketing effort by the Company and the underwriters over a period of at least 48 hours.

“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 2.02(e)(iii).

“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than ordinary course limitations on hours or numbers of days of trading); (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a material adverse change in national or international financial, political or economic conditions; and (iv) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

“Merger Agreement” has the meaning set forth in the preamble.

“New Forest” has the meaning set forth in the preamble.

“Original Merger Agreement” has the meaning set forth in the preamble.

“Participating Holder” means, with respect to any Registration, any Holder of Registrable Securities covered by the applicable Registration Statement.

“Permitted Assignee” has the meaning set forth in Section 3.06.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Piggyback Registration” has the meaning set forth in Section 2.03(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Registrable Securities” means any Company Shares and any securities that may be issued or distributed or be issuable or distributable in respect of, or in substitution for, any Company Shares by way of conversion, exercise, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case whether now owned or hereinafter acquired; provided that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such security has been declared effective under the Securities Act and such security has been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such security may be publicly sold without limitation (including volume limitations) pursuant to Rule 144 (or any successor provision) under the Securities Act or is otherwise freely transferrable to the public without further registration under the Securities Act or (iii) such security ceases to be outstanding.

“Registration” means a registration with the SEC of the Company’s securities for offer and sale to the public under a Registration Statement. The term “Register” shall have a correlative meaning.

“Registration Expenses” has the meaning set forth in Section 2.08.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement; provided that any reference to a “Registration Statement” without reference to a time includes such Registration Statement as amended by any post-effective amendments as of the time of first contract of sale for the Registrable Securities.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Sabine Investor Holdings Operating Agreement” means the Amended and Restated Operating Agreement of Sabine Investor Holdings.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shelf Holder” has the meaning set forth in Section 2.02(c).

“Shelf Notice” has the meaning set forth in Section 2.02(a).

“Shelf Period” has the meaning set forth in Section 2.02(b).

“Shelf Registration” means a Registration effected pursuant to Section 2.02.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 (or any successor provision) under the Securities Act covering all or any portion of the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 2.02(d).

“Shelf Take-Down” has the meaning set forth in Section 2.02(e).

“Short-Form Registration” has the meaning set forth in Section 2.01(a).

“Special Registration” has the meaning set forth in Section 2.12.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated (or has the right to be allocated, through membership interests, partnership interests or otherwise) a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 2.02(e).

“WKSI” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its Securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

SECTION 1.02 Other Interpretive Provisions. (a) In this Agreement, except as otherwise provided:

(i) A reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or Schedule or Exhibit to, this Agreement, and references to this Agreement include any recital in or Schedule or Exhibit to this Agreement.

(ii) The Schedules and Exhibits form an integral part of and are hereby incorporated by reference into this Agreement.

(iii) Headings and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

(iv) Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine and vice versa, and words importing persons include corporations, associations, partnerships, joint ventures and limited liability companies and vice versa.

(v) Unless the context otherwise requires, the words” hereof” and” herein,” and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or clause. The words” include,” “includes” and” including” shall be deemed to be followed by the words” without limitation.”

(vi) A reference to any legislation or to any provision of any legislation shall include any successor legislation and any amendment, modification or re-enactment thereof and any legislative provision substituted therefor.

(vii) All determinations to be made by First Reserve hereunder may be made by First Reserve in its sole discretion, and First Reserve may determine, in its sole discretion, whether or not to take actions that are permitted, but not required, by this Agreement to be taken by First Reserve, including the giving of consents required hereunder.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II.

REGISTRATION RIGHTS

SECTION 2.01 Demand Registration.

(a) Demand by First Reserve. On or after the Effective Time (as defined in the Merger Agreement), First Reserve may, subject to Section 2.11, make a written request (a “Demand Notice”) to the Company for Registration of all or part of the Registrable Securities held by (or in the case of Conversion Shares not yet issued, issuable to) the First Reserve Parties (i) on Form S-1 (a “Long-Form Registration”) or (ii) on Form S-3 (a “Short-Form Registration”) if the Company qualifies to use such short form for the Registration of such Registrable Securities on behalf of the First Reserve Parties (any such requested Long-Form Registration or

Short-Form Registration, a “Demand Registration”). Each Demand Notice shall specify the aggregate amount of Registrable Securities of the First Reserve Parties to be registered and the intended methods of disposition thereof. Subject to Section 2.11, after delivery of such Demand Notice, the Company (x) shall file promptly (and, in any event, within (i) ninety (90) days in the case of a request for a Long-Form Registration or (ii) thirty (30) days in the case of a request for a Short-Form Registration, in each case, following delivery of such Demand Notice) with the SEC a Registration Statement relating to such Demand Registration (a “Demand Registration Statement”), and (y) shall use its reasonable best efforts to cause such Demand Registration Statement to promptly be declared effective under (i) the Securities Act and (ii) the “Blue Sky” laws of such jurisdictions as any Participating Holder or any underwriter, if any, reasonably requests.

(b) Demand Withdrawal. First Reserve may withdraw the First Reserve Parties’ Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon delivery of a notice by First Reserve to such effect, the Company may elect to cease all efforts to secure effectiveness of the applicable Demand Registration Statement, and, notwithstanding Section 2.01(c), such Registration nonetheless shall be deemed a Demand Registration with respect to First Reserve for purposes of Section 2.11 unless (i) First Reserve shall have paid or reimbursed the Company for its pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the Registration of such withdrawn Registrable Securities (based on the number of securities First Reserve sought to register, as compared to the total number of securities included on such Demand Registration Statement) or (ii) the withdrawal is made (A) following the occurrence of a Material Adverse Change or (B) because the Registration would require the Company to make an Adverse Disclosure. In addition, any other Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 2.01(d) may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement.

(c) Effective Registration. The Company shall be deemed to have effected a Demand Registration with respect to First Reserve for purposes of Section 2.11 if the Demand Registration Statement is declared effective by the SEC and remains effective for not less than 180 days (or such shorter period as shall terminate when all Registrable Securities of the First Reserve Parties covered by such Registration Statement have been sold or withdrawn), or if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected for purposes of Section 2.11 if (i) during the Demand Period such Registration or the successful completion of the relevant sale is prevented by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by First Reserve.

(d) Demand Company Notice. Subject to Section 2.11, promptly upon delivery of any Demand Notice pursuant to Section 2.01(a) (but in no event more than two (2) Business Days thereafter), the Company shall deliver a written notice (a “Demand Company Notice”) of such Demand Notice to all Holders (other than the First Reserve Parties) and the Company shall include in such Demand Registration all such Registrable Securities of such Holders which the Company has received a written request for inclusion therein within ten (10) Business Days after the date that such Demand Company Notice has been delivered to such Holders. All requests made pursuant to this Section 2.01(d) shall specify the aggregate amount of Registrable Securities of such Holder requested to be registered.

(e) Delay in Filing; Suspension of Registration. If the Company shall furnish to the Participating Holders a certificate signed by the Chief Executive Officer or other senior executive officer of the Company stating that the filing, effectiveness or continued use of a Demand Registration Statement would require the Company to make an Adverse Disclosure, then the Company may delay the filing (but not the preparation of) or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided that the Company, unless otherwise approved in writing by First Reserve, shall not be permitted to exercise aggregate Demand Suspensions and Shelf Suspensions more than once, or for more than an aggregate of ninety (90) days, in each case, during any twelve (12) month period; provided further that in the event of a Demand Suspension, such Demand Suspension shall terminate at such time as the Company would no longer be required to make any Adverse Disclosure. Each Participating Holder shall keep confidential the fact that a Demand Suspension is in effect, the certificate referred to above and its contents unless and until otherwise notified by the Company, except (A) for disclosure to such Holder’s Affiliates, and its and their respective employees, agents and professional advisers who reasonably need to know such information for purposes of assisting the Holder with respect to its investment in the Company Shares and agree to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who have agreed to keep such information confidential, (C) if and to the extent such matters (i) are publicly disclosed by the Company or any of its Subsidiaries or any other Person that, to the actual knowledge of such Holder, was not subject to an obligation or duty of confidentiality to the Company and its Subsidiaries or (ii) are disclosed by the Company or any of its Subsidiaries or any other Person on a non-confidential basis without breach of any confidentiality obligations by such disclosing party, (D) for disclosures that are necessary to comply with any law, rule or regulation, including formal and informal investigations or requests from any regulatory authority, (E) for disclosures to potential limited partners or investors of a Holder who have agreed to keep such information confidential and (F) for disclosures to potential transferees of a Holder’s Registrable Securities who have agreed to keep such information confidential. In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus and any Issuer Free Writing Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon delivery of the notice referred to above. The Company shall promptly notify the Holders upon the termination of any Demand Suspension, amend or supplement the Prospectus and any Issuer Free Writing Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus and any Issuer Free Writing Prospectus as so amended or supplemented as the Holders may reasonably request. Upon the termination of any Demand Suspension, the Company agrees, if necessary, to supplement or make amendments to the Demand Registration Statement if required by the registration form used by the Company for the applicable Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder, or as may reasonably be requested by First Reserve.

(f) Underwritten Offering. If First Reserve so requests, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering, and First Reserve shall have the right to select the managing underwriter or underwriters to administer the offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Company. If a First Reserve Party intends to sell the Registrable Securities covered by First Reserve’s Demand Registration by means of an Underwritten Offering, First Reserve shall so advise the Company as part of its Demand Notice, and the Company shall include such information in the Demand Company Notice.

(g) Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion:

(i) the number of securities requested to be included in such Demand Registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the securities to be included in such Demand Registration (A) first, shall be allocated pro rata among the Holders that have requested to participate in such Demand Registration based on the relative number of Registrable Securities requested to be included in such Demand Registration by each such Holder; provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in a like manner; provided further that First Reserve may freely re-allocate any number of Registrable Securities held by the First Reserve Parties (or any of their Permitted Assignees) which may be included in such Demand Registration to any of their respective Affiliates (or any of their respective Permitted Assignees) for purposes of determining the pro rata allocation of securities to be included in such Demand Registration, (B) second, and only if all the securities referred to in clause (A) have been included in such Registration, the number of securities that the Company proposes to include in such Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect and (C) third, and only if all of the securities referred to in clause (B) have been included in such Registration, any other securities eligible for inclusion in such Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect; or

(ii) the participation of any Active Management Holder in such Demand Registration is reasonably likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, such Active Management Holder’s participation in such Demand Registration shall be limited to the extent necessary to avoid such adverse effect; provided that First Reserve shall engage in good faith discussions with the managing underwriter or underwriters with a view toward facilitating the participation of such Active Management Holder without such adverse effect.

(h) In the event any Holder requests to participate in a Demand Registration pursuant to this Section 2.01 in connection with a distribution of Registrable Securities to its partners or members, the Registration Statement shall provide for resale by such partners or members, if requested by the Holder.

SECTION 2.02 Shelf Registration.

(a) Filing. On or after the Effective Time (as defined in the Merger Agreement), First Reserve may, subject to Section 2.11, make a written request (a “Shelf Notice”) to the Company to file a Shelf Registration Statement, which Shelf Notice shall specify whether such Registration shall be a Long-Form Registration or, if the Company qualifies to use such short form, a Short-Form Registration, the aggregate amount of Registrable Securities of the First Reserve Parties to be registered therein and the intended methods of distribution thereof. Following the delivery of a Shelf Notice, the Company (x) shall file promptly (and, in any event, within (i) ninety (90) days in the case of a request for a Long-Form Registration or (ii) thirty (30) days in the case of a request for a Short-Form Registration, in each case, following delivery of such Shelf Notice) with the SEC such Shelf Registration Statement (which shall be an Automatic Shelf Registration Statement if the Company qualifies at such time to file an Automatic Shelf Registration Statement) relating to the offer and sale of all Registrable Securities requested for inclusion therein by First Reserve and, to the extent requested under Section 2.02(c), the other Holders from time to time in accordance with the methods of distribution elected by such Holders (to the extent permitted in this Section 2.02) and set forth in the Shelf Registration Statement and (y) shall use its reasonable best efforts to cause such Shelf Registration Statement promptly to be declared effective under the Securities Act (including upon the filing thereof if the Company qualifies to file an Automatic Shelf Registration Statement); provided that any request for a Marketed Underwritten Offering shall be deemed to be, for purposes of Section 2.11, a Demand Registration effected by First Reserve and subject to the limitations set forth therein.

(b) Continued Effectiveness. The Company shall use its reasonable best efforts to keep any Shelf Registration Statement filed pursuant to Section 2.02(a) continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Shelf Holders until the earliest of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) such shorter period as First Reserve with respect to such Shelf Registration shall agree in writing (such period of effectiveness, the “Shelf Period”). Subject to Section 2.02(d), the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Shelf Holders not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is (x) a Shelf Suspension permitted pursuant to Section 2.02(d) or (y) required by applicable law, rule or regulation.

(c) Company Notices. Promptly upon delivery of any Shelf Notice pursuant to Section 2.02(a) (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice of such Shelf Notice to all Holders other than (A) the First Reserve Parties and (B) with respect to any Shelf Take-Down (other than a Marketed Underwritten Shelf Take-Down), any other Holder who is actively employed by the Company or any of its Subsidiaries as of the date such written notice is delivered (such other Holder, an “Excluded Holder”), and the Company shall include in such Shelf Registration all such Registrable Securities of such Holders (other than with respect to any Shelf Take-Down (other than a Marketed Underwritten Shelf Take-Down), any Excluded Holder) which the Company has received written requests for inclusion therein within five (5) Business Days after such written notice is delivered to such Holders (each such Holder delivering such a request (excluding for the avoidance of doubt any Excluded Holder other than in the case of a Marketed Underwritten Shelf Takedown), together with the First Reserve Parties, a “Shelf Holder”); provided that if the managing underwriter or underwriters of any proposed Underwritten Offering of Registrable Securities included in a Shelf Registration informs the Company and the Holders that have requested to participate in such Shelf Registration in writing that, in its or their opinion, the participation of any Active Management Holder in such Shelf Registration is reasonably likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, such Active Management Holder’s participation in such Shelf Registration shall be limited to the extent necessary to avoid such adverse effect; provided further that First Reserve shall engage in good faith discussions with the managing underwriter or underwriters with a view toward facilitating the participation of such Active Management Holder without such adverse effect. If the Company is permitted by applicable law, rule or regulation to add selling stockholders to a Shelf Registration Statement without filing a post-effective amendment, a Holder may request the inclusion of an amount of such Holder’s Registrable Securities in such Shelf Registration Statement at any time or from time to time after the filing of a Shelf Registration Statement, and the Company shall add such Registrable Securities to the Shelf Registration Statement as promptly as reasonably practicable, and such Holder shall be deemed a Shelf Holder.

(d) Suspension of Registration. If the Company shall furnish to the Shelf Holders a certificate signed by the Chief Executive Officer or other senior executive officer of the Company stating that the continued use of a Shelf Registration Statement filed pursuant to Section 2.02(a) would require the Company to make an Adverse Disclosure, then the Company may suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided that the Company, unless otherwise approved in writing by First Reserve, shall not be permitted to exercise aggregate Demand Suspensions and Shelf Suspensions more than once, or for more than an aggregate of ninety (90) days, in each case, during any twelve (12)-month period; provided further that in the event of a Shelf Suspension, such Shelf Suspension shall terminate at such time as the Company would no longer be required to make any Adverse Disclosure. Each Shelf Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents unless and until otherwise notified by the Company, except (A) for disclosure to such Shelf Holder’s Affiliates, and its and their respective employees, agents and professional advisers who reasonably need to know such information for purposes of assisting the Holder with respect to its investment in the Company Shares and agree to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who have agreed to keep such information confidential, (C) if and to the extent such matters (i) are publicly disclosed by the Company or any of its Subsidiaries or any other Person that, to the actual knowledge of such Shelf Holder, was not subject to an obligation or duty of confidentiality to the Company and its Subsidiaries or (ii) are disclosed by the Company or any of its Subsidiaries or any other Person on a non-confidential basis without breach of any confidentiality obligations by such disclosing party, (D) for disclosures that are necessary to comply with any law, rule or regulation, including formal and informal investigations or requests from any regulatory authority, (E) for disclosures to potential limited partners or investors of a Shelf Holder who have agreed to keep such information confidential and (F) for disclosures to potential transferees of a Shelf Holder’s Registrable Securities who have agreed to keep such information confidential. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus and any Issuer Free Writing Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon delivery of the notice referred to above. The Company shall promptly notify the Holders upon the termination of any Shelf Suspension, amend or supplement the Prospectus and any Issuer Free Writing Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Shelf Holders such numbers of copies of the Prospectus and any Issuer Free Writing Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by the Company for the applicable Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder, or as may reasonably be requested by First Reserve.

(e) Shelf Take-Downs.

(i) An offering or sale of Registrable Securities pursuant to a Shelf Registration Statement (each, a “Shelf Take-Down”) may, subject to Section 2.11, be initiated at any time on or after the Effective Time (as defined in the Merger Agreement) by First Reserve. Except as set forth in Section 2.02(e)(iii) with respect to Marketed Underwritten Shelf Take-Downs, First Reserve shall not be required to permit the offer and sale of Registrable Securities by other Shelf Holders in connection with any such Shelf Take-Down initiated by First Reserve.

(ii) Subject to Section 2.11, if First Reserve elects by written request to the Company, a Shelf Take-Down shall be in the form of an Underwritten Offering (an “Underwritten Shelf Take-Down Notice”) and the Company shall amend or supplement the Shelf Registration Statement for such purpose as soon as practicable. First Reserve shall have the right to select the managing underwriter or underwriters to administer such offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Company. The provisions of Section 2.01(g) shall apply to any Underwritten Offering pursuant to this Section 2.02(e), notwithstanding that Section 2.01(g) refers only to Demand Registrations.

(iii) If the plan of distribution set forth in any Underwritten Shelf Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters over a period expected to exceed forty-eight (48) hours (a “Marketed Underwritten Shelf Take-Down”), promptly upon delivery of such Underwritten Shelf Take-Down Notice (but in no event more than three (3) Business Days thereafter), the Company shall promptly deliver a written notice (a “Marketed Underwritten Shelf Take-Down Notice”) of such Marketed Underwritten Shelf Take-Down to all Shelf Holders (other than the First Reserve Parties), and, subject to Section 2.02(e)(i), the Company shall include in such Marketed Underwritten Shelf Take-Down all such Registrable Securities of such Shelf Holders that are Registered on such Shelf Registration Statement for which the Company has received written requests, which requests must specify the aggregate amount of such Registrable Securities of such Holder to be offered and sold pursuant to such Marketed Underwritten Shelf Take-Down, for inclusion therein within three (3) Business Days after the date that such Marketed Underwritten Shelf Take-Down Notice has been delivered. The provisions of Section 2.01(g) shall apply to any Marketed Underwritten Shelf Take-Down pursuant to this Section 2.02(e)(iii), notwithstanding that Section 2.01(g) only refers to Demand Registrations.

SECTION 2.03 Piggyback Registration.

(a) Participation. If the Company at any time on or after the Effective Time (as defined in the Merger Agreement) proposes to file a Registration Statement with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Section 2.01 or 2.02, it being understood that this clause (i) does not limit the rights of Holders to make written requests pursuant to Sections 2.01 or 2.02 or the right of the Holders to request that their Registrable Securities be included in any Registration under Section 2.01 or Section 2.02 pursuant to Section 2.01(d) or Section 2.02(c), as applicable, or otherwise limit the applicability thereof, (ii) a Registration Statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (iii) a registration of securities solely relating to an offering and sale to employees, directors or consultants of the Company or its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement, (iv) a registration not otherwise covered by clause (ii) above pursuant to which the Company is offering to exchange its own securities for other securities,

(v) a Registration Statement relating solely to dividend reinvestment or similar plans, or (vi) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any of its Subsidiaries that are convertible or exchangeable for Company Shares and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provisions) of the Securities Act may resell such notes and sell the Company Shares into which such notes may be converted or exchanged) (a “Company Public Sale”), then, (A) as soon as practicable, the Company shall give written notice of such proposed filing to the Holders (other than the First Reserve Parties), and such notice shall offer each such Holder the opportunity to Register under such Registration Statement such number of Registrable Securities as such Holder may request in writing within five (5) days of delivery of such written notice by the Company; provided, however that in the case of an “overnight” or “bought” offering, such requests must be made within one (1) business day after the delivery of any such written notice by the Company. Subject to Sections 2.03(b) and (c), the Company shall include in such Registration Statement all such Registrable Securities that are requested by Holders to be included therein in compliance with the immediately foregoing sentence (a “Piggyback Registration”); provided that if at any time after giving written notice of its intention to Register any equity securities and prior to the effective date of the Registration Statement filed in connection with such Piggyback Registration, the Company shall determine for any reason not to Register or to delay Registration of the equity securities covered by such Piggyback Registration, the Company shall give written notice of such determination to each Holder that had requested to Register its, his or her Registrable Securities in such Registration Statement and, thereupon, (1) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of First Reserve to request that such Registration be effected as a Demand Registration under Section 2.01, and (2) in the case of a determination to delay Registering, in the absence of a request by First Reserve to request that such Registration be effected as a Demand Registration under Section 2.01, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering the other equity securities covered by such Piggyback Registration. If the offering pursuant to such Registration Statement is to be underwritten, the Company shall so advise the Holders as a part of the written notice given pursuant this Section 2.03(a), and each Holder making a request for a Piggyback Registration pursuant to this Section 2.03(a) must, and the Company shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such Underwritten Offering, subject to the conditions of Section 2.03(b) and (c). If the offering pursuant to such Registration Statement is to be on any other basis, the Company shall so advise the Holders as part of the written notice given pursuant to this Section 2.03(a), and each Holder making a request for a Piggyback Registration pursuant to this Section 2.03(a) must, and the Company shall make such arrangements so that each such Holder may, participate in such offering on such basis, subject to the conditions of Section 2.03(b) and (c). Each Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such Registration Statement; provided, that such withdrawal shall be irrevocable and, after making such withdrawal, a Holder shall no longer have any right to include Registrable Securities in the Piggyback Registration as to which such withdrawal was made.

(b) Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of Registrable Securities included in a Piggyback Registration informs the Company and the Holders that have requested to participate in such Piggyback Registration in writing that, in its or their opinion:

(i) the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (A) first, 100% of the securities that the Company or (subject to Section 2.07) any Person (other than a Holder) exercising a contractual right to demand Registration, as the case may be, proposes to sell, and (B) second, and only if all the securities referred to in clause (A) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect in such Registration, with such number to be allocated pro rata among such Holders (including the First Reserve Parties so long as any of the First Reserve

Parties are a Holder, and, subject to Section 2.03(b)(ii), including any other Holder so long as such other Holder is eligible to participate in such Registration pursuant to the terms hereof) that have requested to participate in such Registration based on the relative number of Registrable Securities requested to be included in such Piggyback Registration by each such Holder; provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner; provided further that First Reserve may freely re-allocate any number of Registrable Securities held by the First Reserve Parties (or any of their Permitted Assignees) which may be included in such Registration to any of their respective Affiliates (or any of their respective Permitted Assignees) for purposes of determining the pro rata allocation of securities to be included in such Registration and (C) third, and only if all of the Registrable Securities referred to in clause (B) have been included in such Registration, any other securities eligible for inclusion in such Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect in such Registration; or

(ii) the participation of any Active Management Holder in such Piggyback Registration is reasonably likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, such Active Management Holder’s participation in such Piggyback Registration shall be limited to the extent necessary to avoid such adverse effect; provided that the Company shall engage in good faith discussions with the managing underwriter or underwriters with a view toward facilitating the participation of such Active Management Holder without such adverse effect.

(c) Restrictions on Certain Holders. Notwithstanding any provisions contained herein to the contrary, (i) Holders shall not be able to exercise the right to a Piggyback Registration except in compliance with this Section 2.03; (ii) Holders, other than (A) the First Reserve Parties and (B) Management Holders who are actively employed by the Company or any of its Subsidiaries on the date such Management Holder exercises his/her right to a Piggyback Registration, shall not be able to exercise the right to a Piggyback Registration unless such Registration is a Marketed Underwritten Offering.

(d) No Effect on Demand Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 2.03 shall be deemed to have been effected pursuant to Sections 2.01 or 2.02 or shall relieve the Company of its obligations under Sections 2.01 or 2.02.

SECTION 2.04 Black-out Periods.

(a) Black-out Periods for Holders. In the event of any Company Public Sale of the Company’s equity securities in an Underwritten Offering, and without limiting the rights of the Holders set forth in Section 2.03, each of the Holders agrees, if requested by the managing underwriter or underwriters in such Underwritten Offering, not to (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Company Shares (including Company Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and Company Shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Company Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Company Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Company Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a Registration Statement, including any amendments thereto, with respect to the registration of any Company Shares or securities convertible into or exercisable or exchangeable for Company Shares or any other securities of the Company unless such Holder agrees that such Registration Statement or amendment thereto need not be filed until the expiration of the period described in this Section 2.04 or (4) publicly disclose the intention to do any of the foregoing, in each case, during the period beginning seven days before and ending 45 days (or such other period as may be reasonably requested by the Company or the managing underwriter or underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in the FINRA rules or any successor provisions or amendments thereto) after the date of the underwriting agreement entered into in connection with such Company Public Sale, to the extent timely notified in writing by the Company or the managing underwriter or underwriters. If requested by the managing underwriter or underwriters of any such Company Public Sale, the Holders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Company Shares (or other securities) subject to the foregoing restriction until the end of the period referenced above.

(b) Black-out Period for the Company and Others. In the case of an offering of Registrable Securities pursuant to Section 2.01 or 2.02 that is a Marketed Underwritten Offering, the Company and each of the Holders agree, if requested by First Reserve or the managing underwriter or underwriters with respect to such Marketed Underwritten Offering, not to (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Company Shares (including Company Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and Company Shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Company Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Company Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Company Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a Registration Statement, including any amendments thereto, with respect to the registration of any Company Shares or securities convertible into or exercisable or exchangeable for Company Shares or any other securities of the Company unless such Holder agrees that such Registration Statement or amendment thereto need not be filed until the expiration of the period described in this Section 2.04 or (4) publicly disclose the intention to do any of the foregoing, in each case, during the period beginning seven days before, and ending 45 days (or (a) such lesser period as may be agreed by First Reserve or, if applicable, the managing underwriter or underwriters or (b) such other period as may be reasonably requested by First Reserve or the managing underwriter or underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in the FINRA rules or any successor provisions or amendments thereto) after, the date of the underwriting agreement entered into in connection with such Marketed Underwritten Offering, to the extent timely notified in writing by First Reserve or the managing underwriter or underwriters, as the case may be. Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to Registrations on Form S-4 or S-8 or any successor form to such Forms or as part of any Registration of securities for offering and sale to employees, directors or consultants of the Company and its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement. The Company agrees to use its reasonable best efforts to obtain from each holder of restricted securities of the Company which securities are the same as or similar to the Registrable Securities being Registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such Registration, if permitted. Without limiting the foregoing (but subject to Section 2.07), if after the date hereof the Company grants any Person (other than a Holder) any rights to demand or participate in a Registration, the Company agrees that the agreement with respect thereto shall include such Person’s agreement to comply with any black-out period required by this Section as if it were a Holder hereunder. If requested by the managing underwriter or underwriters of any such Marketed Underwritten Offering, the Holders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Company Shares (or other securities) subject to the foregoing restriction until the end of the period referenced above.

(c) Management Lock-Up. Notwithstanding anything in this Agreement to the contrary, each Holder who is a Management Holder acknowledges and agrees that he/she may be subject to a black-out period of longer duration than that applicable to the First Reserve Parties or other Holders in respect of such Underwritten

Offering; provided that such black-out period shall be no more restrictive than that applicable to individual officers and directors of the Company or its Subsidiaries generally. If requested by the managing underwriter or underwriters of any such Underwritten Offering, such Management Holder shall execute a separate agreement to the foregoing effect.

SECTION 2.05 Registration Procedures.

(a) In connection with the Company’s Registration obligations under Sections 2.01, 2.02 and 2.03 and subject to the applicable terms and conditions set forth therein, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(i) prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement, Prospectus or any Issuer Free Writing Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and First Reserve copies of all such documents, which documents shall be subject to the review of such underwriters and First Reserve and their respective counsel and (y) except in the case of a Registration under Section 2.03, not file any Registration Statement or Prospectus or amendments or supplements thereto to or use any Issuer Free Writing Prospectus to which First Reserve or the underwriters, if any, shall reasonably object;

(ii) as promptly as practicable file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as soon as practicable;

(iii) prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement, supplements to the Prospectus and such amendments or supplements to any Issuer Free Writing Prospectus as may be (x) reasonably requested by First Reserve, (y) reasonably requested by any other Participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(iv) notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or Issuer Free Writing Prospectus or any amendment or supplement thereto has been filed, (B) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement, Prospectus or Issuer Free Writing Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or any Issuer Free Writing Prospectus or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction and (F) of the receipt by the Company of any notification with respect to the initiation or threatening of any proceeding for the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction;

(v) promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when the Company becomes aware of the occurrence of any event as a result of which the applicable

Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Issuer Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus, any preliminary Prospectus or any Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or Issuer Free Writing Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, Prospectus or Issuer Free Writing Prospectus which shall correct such misstatement or omission or effect such compliance;

(vi) use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any preliminary or final Prospectus or any Issuer Free Writing Prospectus;

(vii) promptly incorporate in a prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment to the applicable Registration Statement such reasonable information as the managing underwriter or underwriters and First Reserve agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, and make all required filings of such prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(viii) furnish to each Participating Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(ix) deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus), any Issuer Free Writing Prospectus and any amendment or supplement thereto as such Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto by such Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities thereby) and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter;

(x) on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the Participating Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any Participating Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 2.01(c) or 2.02(b), whichever is applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xi) use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(xii) make such representations and warranties to the Participating Holders and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;

(xiii) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as First Reserve or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

(xiv) obtain for delivery to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such underwriters and their respective counsel;

(xv) in the case of an Underwritten Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Participating Holders, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(xvi) cooperate with each Participating Holder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA;

(xvii) use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xviii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities;

(xix) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by First Reserve, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant, professional advisor or other agent retained by First Reserve or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility;

(xx) in the case of an Underwritten Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(xxi) take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(xxii) take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any registration covered by Section 2.01, Section 2.02 or Section 2.03 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xxiii) take all reasonable actions to ensure that the information available to investors at the time of pricing includes all information required by applicable law (including the information required by Sections 12(a)(2) and 17(a)(2) of the Securities Act); and

(xxiv) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms hereof.

(b) If the Issuer files any Shelf Registration Statement, the Issuer agrees that it shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

(c) The Company may require each Participating Holder to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing. Each Participating Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(d) Each Participating Holder agrees that, upon delivery of any notice by the Company of the occurrence of any event of the kind described in Section 2.05(a)(iv)(C), (D), or (E) or Section 2.05(a)(v), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until (i) such Holder’s receipt of the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 2.05(a)(v), (ii) such Holder is advised in writing by the Company that the use of the Prospectus or Issuer Free Writing Prospectus, as the case may be, may be resumed, (iii) such Holder is advised in writing by the Company of the termination, expiration or cessation of such order or suspension referenced in Section 2.05(a)(iv)(C) or (E) or (iv) such Holder is advised in writing by the Company that the representations and warranties of the Company in such applicable underwriting agreement are true and correct in all material respects. If so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus or any Issuer Free Writing Prospectus covering such Registrable Securities current at the time of delivery of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 2.05(a)(v) or is advised in writing by the Company that the use of the Prospectus or Issuer Free Writing Prospectus may be resumed.

(e) To the extent that First Reserve or any of its Affiliates is deemed to be an underwriter of Registrable Securities pursuant to any SEC comments or policies or otherwise, the Company agrees that (1) the indemnification and contribution provisions contained in this Agreement shall be applicable to the benefit of First Reserve or its Affiliates in its role as deemed underwriter in addition to their capacity as Holder and (2) First Reserve and its Affiliates shall be entitled to conduct such activities which it would normally conduct in connection with satisfying its” due diligence” defense as an underwriter in connection with an offering of securities registered under the Securities Act, including conducting due diligence and the receipt of customary opinions and comfort letters.

SECTION 2.06 Underwritten Offerings.

(a) Demand and Shelf Registrations. If requested by the underwriters for any Underwritten Offering requested by First Reserve pursuant to a Registration under Section 2.01 or Section 2.02, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, First Reserve and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 2.09.

First Reserve shall cooperate with the Company in the negotiation of such underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof. The Participating Holders shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Participating Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Participating Holders. Any such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Participating Holder, such Participating Holder’s title to the Registrable Securities, such Participating Holder’s authority to sell the Registrable Securities, such Participating Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities, enforceability of the applicable underwriting agreement as against such Participating Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities by such Participating Holder or any other representations required to be made by such Participating Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Participating Holder in connection with such underwriting agreement shall not exceed such Participating Holder’s net proceeds from such Underwritten Offering (less underwriting discounts and commissions).

(b) Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act as contemplated by Section 2.03 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 2.03 and subject to the provisions of Sections 2.03(b) and (c), use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration. The Participating Holders shall be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Participating Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Participating Holders. Any such Participating Holder shall not be required to make any representations or warranties to, or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Participating Holder, such Participating Holder’s title to the Registrable Securities, such Participating Holder’s authority to sell the Registrable Securities, such Participating Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities, enforceability of the applicable underwriting agreement as against such Participating Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities by such Participating Holder or any other representations required to be made by such Participating Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Participating Holder in connection with such underwriting agreement shall not exceed such Participating Holder’s net proceeds from such Underwritten Offering (less underwriting discounts and commissions).

(c) Participation in Underwritten Registrations. Subject to the provisions of Sections 2.06(a) and (b) above, no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(d) Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 2.01 or 2.02, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by

First Reserve in such Registration. In addition, in the case of any Underwritten Offering, each of the Holders may withdraw their request to participate in the registration pursuant to Section 2.01, 2.02 or 2.03 after being advised of such price, discount and other terms and shall not be required to enter into any agreements or documentation that would require otherwise.

SECTION 2.07 No Inconsistent Agreements; Additional Rights. The Company is not currently a party to, and shall not hereafter enter into without the prior written consent of First Reserve, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement, including allowing any other holder or prospective holder of any securities of the Company (a) registration rights in the nature or substantially in the nature of those set forth in Section 2.01, Section 2.02 or Section 2.03 that would have priority over or be pari passu with the Registrable Securities with respect to the inclusion of such securities in any Registration (except to the extent such registration rights are solely related to registrations of the type contemplated by Section 2.03(a)(ii) through (iv)) or (b) demand registration rights in the nature or substantially in the nature of those set forth in Section 2.01 or Section 2.02 that are exercisable prior to or at such time as First Reserve can first exercise its rights under Section 2.01 or Section 2.02.

SECTION 2.08 Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, FINRA and if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 2720 of the National Association of Securities Dealers, Inc. (or any successor provision), and of its counsel, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including fees and disbursements of counsel for the underwriters in connection with “Blue Sky” qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses and Issuer Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all reasonable fees and disbursements of one legal counsel (the “Majority Holder Counsel”) and one accounting firm as selected by the holders of a majority of the Registrable Securities included in such Registration, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, (xi) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), (xii) all expenses related to the “road-show” for any Underwritten Offering, including all travel, meals and lodging and (xiii) any other fees and disbursements customarily paid by the issuers of securities. All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay any underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

SECTION 2.09 Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each of the Holders, each of their respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment or supplement thereto or any documents incorporated by reference therein), any Issuer Free Writing Prospectus or amendment or supplement thereto, or any other disclosure document produced by or on behalf of the Company or any of its Subsidiaries including reports and other documents filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, (iii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company or any of its Subsidiaries in connection with any such registration, qualification, compliance or sale of Registrable Securities, (iv) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) or (v) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto, whether such Registration Statement, Prospectus, preliminary Prospectus, Issuer Free Writing Prospectus or other document is issued pursuant to this Agreement or otherwise, and the Company will reimburse, as incurred, each such Holder and each of their respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and controlling Persons and each of their respective Representatives, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the Company shall not be liable to any particular indemnified party to the extent that any such Loss arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or other document in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the preparation thereof or (B) an untrue statement or omission in a preliminary Prospectus relating to Registrable Securities, if a Prospectus (as then amended or supplemented) that would have cured the defect was furnished to the indemnified party from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities at least five days prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such Prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder. The Company shall also indemnify underwriters (including Persons (including the Holders) deemed to be underwriters by the SEC), selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.

(b) Indemnification by the Participating Holders. Each Participating Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act), and each other Holder, each of such other Holder’s respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners, members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment or supplement thereto or any documents incorporated by reference therein) or any Issuer Free

Writing Prospectus or amendment or supplement thereto, or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that (x) such untrue statement or omission is contained in any information furnished in writing by such Holder to the Company specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim, and (y) such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein. In no event shall the liability of such Holder hereunder be greater in amount than the dollar amount of the net proceeds (less underwriting discounts and commissions) received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus, Issuer Free Writing Prospectus or Registration Statement.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification under this Section 2.09 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after delivery of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action, consent to entry of any judgment or enter into any settlement, in each case without the prior written consent of the indemnified party, unless the entry of such judgment or settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party, and provided that any sums payable in connection with such settlement are paid in full by the indemnifying party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 2.09(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties, or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d) Contribution. If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 2.09 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 2.09(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.09(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 2.09(a) and 2.09(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.09(d), in connection with any Registration Statement filed by the Company, a Participating Holder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds (less underwriting discounts and commissions) received by such Holder under the sale of Registrable Securities giving rise to such contribution obligation less any amount paid by such Holders pursuant to Section 2.09(b). If indemnification is available under this Section 2.09, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 2.09(a) and 2.09(b) hereof without regard to the provisions of this Section 2.09(d).

(e) No Exclusivity. The remedies provided for in this Section 2.09 are not exclusive and shall not limit any rights or remedies which may be available to any indemnified party at law or in equity or pursuant to any other agreement.

(f) Survival. The indemnities provided in this Section 2.09 shall survive the transfer of any Registrable Securities by such Holder.

SECTION 2.10 Rules 144 and 144A and Regulation S; Form S-3. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as: (x) First Reserve may reasonably request, to enable the Holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC; or (y) is necessary to qualify the Company to file registration statements on Form S-3.

SECTION 2.11 Limitation on Registrations and Underwritten Offerings.

(a) Notwithstanding the rights and obligations set forth in Sections 2.01 and 2.02, in no event shall the Company be obligated to take any action to effect any Demand Registration or any Marketed Underwritten Shelf Take-Down at the request of First Reserve (and its Affiliates and Permitted Assignees) after the Company has effected four (4) Demand Registrations and/or Marketed Underwritten Shelf Take-Downs at the request of First Reserve and its Affiliates and Permitted Assignees.

(b) Notwithstanding the rights and obligations set forth in Sections 2.01 and 2.02, in no event shall the Company be obligated to take any action to (i) effect more than one (1) Marketed Underwritten Offering in any consecutive 90-day period or (ii) effect any Underwritten Offering unless the First Reserve Parties propose to sell Registrable Securities in such Underwritten Offering having a reasonably anticipated net aggregate price (after deduction of underwriter commissions and offering expenses) of at least $10,000,000 or 100% of the Registrable Securities then held by any First Reserve Party (if the value of such Registrable Securities is reasonably anticipated to have a net aggregate price of less than $10,000,000).

(c) For the avoidance of doubt, First Reserve shall have the right to obligate the Company to effect an unlimited number of Shelf Take-Downs that are not Marketed Underwritten Shelf Take-Downs.

SECTION 2.12 In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of its Company Shares or Company Preferred Shares to its direct or indirect equityholders, the Company will, subject to applicable lockups pursuant to Section 2.04, reasonably cooperate with and assist such Holder, such equityholders and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent and the delivery of Company Shares or Company Preferred Shares without restrictive legends, to the extent no longer applicable).

SECTION 2.13 Section 16 Matters. The Company and Sabine Investor Holdings hereby agree to take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of Company Shares or Company Preferred Shares by the Holders in connection with the transactions contemplated by the Merger Agreement, this Agreement or the Sabine Investor Holdings Operating Agreement, by each Holder who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (with the authorizing resolutions specifying the name of each such Holder whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such person pursuant to the Merger Agreement, this Agreement or the Sabine Investor Holdings Operating Agreement).

ARTICLE III.

MISCELLANEOUS

SECTION 3.01 Term.

(a) This Agreement shall terminate with respect to any Holder at such time as such Holder (or its Permitted Assignees) (i) does not beneficially own any Registrable Securities and (ii) is not entitled to receive any Registrable Securities upon the conversion of any outstanding Company Preferred Shares. Notwithstanding the foregoing, the provisions of Sections 2.09, 2.10 and 2.12 and all of this Article III shall survive any such termination. Upon the written request of the Company, each Holder agrees to promptly deliver a certificate to the Company setting forth the number of Registrable Securities then beneficially owned by such Holder.

(b) This Agreement shall terminate if the Effective Time (as defined in the Merger Agreement) has not occurred and the Merger Agreement is terminated in accordance with its terms.

SECTION 3.02 Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

SECTION 3.03 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

SECTION 3.04 Notices. In the event a notice or other document is required to be sent hereunder to the Company or any Holder, such notice or other document shall be in writing and shall be considered given and received, in all respects when personally delivered, or when sent by express or courier service or United States registered or certified mail, return receipt requested and postage and other fees prepaid, or by electronic mail, on the day such notice or document is personally delivered or delivered by electronic mail or on the third Business Day following the day on which such notice or other document is delivered to any such commercial delivery service as aforesaid. Any notice and document shall be addressed to the party entitled to receive such notice or other document (a) in the case of the Company or First Reserve, at such Person’s address shown below and (b) in the case of any other party hereto, at such party’s address shown on the signature pages hereto, or in each case at such other address as any such party shall request in a written notice sent to the Company. Any party hereto or its legal representatives may effect a change of address for purposes of this Agreement by giving written notice of such change to the Company, and the Company shall, upon the request of any party hereto, notify such party of such change in the manner provided herein. Until such notice of change of address is properly given, the addresses set forth herein shall be effective for all purposes.

To the Company prior to the Effective Time:

Forest Oil Corporation
707 17th Street Suite 3600 Denver, Colorado 80202
Telephone:	(303) 812-1461
Email:	RWSchelin@forestoil.com
Attention:	General Counsel

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street New York, New York 10019
Telephone:	(212) 403-1000
Email:	MGordon@wlrk.com DKLam@wlrk.com
Attention:	Mark Gordon and David K. Lam

To the Company following the Effective Time:

Sabine Oil & Gas Corporation
1415 Louisiana Street Suite 1600 Houston, Texas 77002
Telephone:	(832) 242-9600
Email:	tyang@sabineoil.com
Attention:	General Counsel

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin, Suite 2500 Houston, Texas 77007
Telephone:	(713) 758-3616
Email:	dmcwilliams@velaw.com mpacey@velaw.com
Attention:	Douglas E. McWilliams and Matthew R. Pacey

To any First Reserve Party:

First Reserve Corporation
One Lafayette Place Greenwich, CT 06830
Facsimile:	(203) 661-6729
Attention:	General Counsel
Email:	aschwartz@firstreserve.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1801 California St., Suite 4200 Denver, CO 80202
Facsimile:	(303) 313-2839
Attention:	Beau Stark
Email:	bstark@gibsondunn.com

SECTION 3.05 Amendment. The terms and provisions of this Agreement may only be amended, modified or waived at any time and from time to time by a writing executed by the Company and First Reserve (for so long as the First Reserve Parties hold any Registrable Securities); provided that any amendment, modification or waiver that would, by its terms, be materially and disproportionately adverse to the other Holders as a group as compared to First Reserve shall require the prior written consent of such other Holders holding a majority of the Registrable Securities held by the other Holders; provided that the immediately foregoing clause shall not apply with respect to amendments, modifications or waivers of provisions of this Agreement to the extent that they are not available to, or do not apply to, any other Holder. For the avoidance of doubt, any amendment to this Section 3.05 that is adverse to (y) First Reserve or (z) the other Holders as a group, shall be deemed to be materially and disproportionately adverse to such Persons for purposes of this Section 3.05.

SECTION 3.06 Successors, Assigns and Transferees. Each Holder may assign all or a portion of its rights hereunder to any Affiliate of such Person (each such Person, a “Permitted Assignee”); provided that such transferee shall only be admitted as a party hereunder upon its, his or her execution and delivery of a joinder agreement, in form and substance acceptable to First Reserve and the Company, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents First Reserve or the Company determine are necessary to make such Person a party hereto), whereupon such Person will be treated as a Holder for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as the transferring Holder with respect to the transferred Registrable Securities.

SECTION 3.07 Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.

SECTION 3.08 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto (other than those Persons entitled to indemnity or contribution under Section 2.09, each of whom shall be a third party beneficiary thereof) any right, remedy or claim under or by virtue of this Agreement.

SECTION 3.09 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE CHANCERY COURT OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE COURT LOCATED IN WILMINGTON, DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) AND APPELLATE COURTS THEREOF. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH ACTION.

SECTION 3.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.10.

SECTION 3.11 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Facsimile signatures will, for all purposes, be treated as originals.

SECTION 3.13 Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

SECTION 3.14 Joinder. Any Person that holds Company Shares or Company Preferred Shares may, with the prior written consent of First Reserve and the Company, be admitted as a party to this Agreement upon its execution and delivery of a joinder agreement, in form and substance acceptable to First Reserve and the Company, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents First Reserve determines are necessary to make such Person a party hereto), whereupon such Person will be treated as a Holder for all purposes of this Agreement; provided that if such Person is a Permitted Assignee of a Holder, neither the consent of First Reserve nor the Company shall be required to permit such Person to execute and deliver such joinder agreement.

SECTION 3.15 Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a registration statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided, that such previously filed registration statement may be amended to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other registration statements by or at a specified time and the Issuer has, in lieu of then filing such registration statements or having such registration statements become effective, designated a previously filed or effective registration statement as the relevant registration statement for such purposes in accordance with the preceding sentence, such references shall be construed to refer to such designated registration statement.

SECTION 3.16 Other Activities. Notwithstanding anything in this Agreement, none of the provisions of this Agreement shall in any way limit a Holder or any of its Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

SECTION 3.17 Time of the Essence. The parties agree that time shall be of the essence in the performance of this Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

FOREST OIL CORPORATION

By:	/s/ Patrick R. McDonald
Name:	Patrick R. McDonald
Title:	President

SABINE INVESTOR HOLDINGS

SABINE INVESTOR HOLDINGS LLC

By:	/s/ David J. Sambrooks
Name:	David J. Sambrooks
Title:	Chief Executive Officer

AIV HOLDINGS

FR XI ONSHORE AIV, LLC

By:	/s/ Michael G. France
Name:	Michael G. France
Title:	Authorized Person

[Signature Page to Registration Rights Agreement]

Annex E

FORM OF

CERTIFICATE OF AMENDMENT

of

THE CERTIFICATE OF INCORPORATION

of

FOREST OIL CORPORATION

(Pursuant to Section 805 of the Business Corporation Law)

It is hereby certified that:

FIRST: The name of the corporation is Forest Oil Corporation (hereinafter called the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on the 13th day of March, 1924 and its previous restated Certificates of Incorporation were filed by the Department of State on the 12th day of May, 1978, the 19th day of May, 1992, the 21st day of October, 1993 and the 11th day of October, 2012.

THIRD: This Certificate of Amendment creates a new subdivision D of subdivision II of Article 3 of the Certificate of Incorporation respecting a new series of Preferred Stock designated as the “Series A Senior Common-Equivalent Preferred Stock”[ and a new subdivision E of subdivision II of Article 3 of the Certificate of Incorporation respecting a new series of Preferred Stock designated as the “Series B Senior Common-Equivalent Preferred Stock.”]

FOURTH: To effect the foregoing, subdivision II of Article 3 of the Certificate of Incorporation, relating to Preferred Stock of the Corporation, is amended to add the following as new subdivisions D [and E] of subdivision II of Article 3:

D. Series A Senior Common-Equivalent Preferred Stock. There is hereby created out of the 7,350,000 shares of Senior Preferred Stock, Par Value $0.01 Per Share, of the Corporation presently authorized, a series of 1,664,249 shares to be designated as the “Series A Senior Common-Equivalent Preferred Stock,” which series shall have the following designations, relative rights, preferences and limitations, in addition to those set forth in Paragraph 3 of the Restated Certificate of Incorporation of the Corporation.

(1) Designation and Amount. The shares of such series of Senior Preferred Stock shall be designated as “Series A Senior Common-Equivalent Preferred Stock” (the “Series A Senior Common-Equivalent Preferred Stock”) and the number of shares constituting such series shall be 1,664,249. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Senior Common-Equivalent Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

(2) Dividends and Distributions. Subject to the provision for adjustment set forth in paragraph (11) of this subdivision D, if the Corporation declares or pays a dividend or distribution on Common Stock, whether such dividend or distribution is payable in cash, securities or other property, the Corporation shall simultaneously declare and pay a dividend on the Series A Senior Common-Equivalent Preferred Stock on a pro rata basis with the Common Stock equal to (x) 100 (the “Series A Conversion Ratio”) multiplied by the aggregate per share amount of all such cash dividends declared or paid on the Common Stock, plus (y) the Series A Conversion Ratio multiplied by the aggregate per share amount (payable in kind) of all such non-cash dividends or other distributions declared or paid on the Common Stock other than a dividend payable in shares of Common Stock of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise). Notwithstanding anything else contained herein, in no event shall the Series A Senior Common-Equivalent Preferred Stock be entitled to any dividend or distribution, and the Corporation shall not declare or pay any dividend or distribution on the Series A Senior Common-Equivalent Preferred Stock, other than (a) any such dividend or distribution payable on a pro rata basis with the Common Stock in accordance with the prior sentence and (b) any distribution upon liquidation, dissolution or winding up of the Corporation in accordance with paragraph (6) of this subdivision D.

(3) Voting Rights. The holders of shares of Series A Senior Common-Equivalent Preferred Stock shall have the following voting rights:

(i) Subject to the provision for adjustment set forth in paragraph (11) of this subdivision D, each share of Series A Senior Common-Equivalent Preferred Stock shall entitle the holder thereof to [—]1votes on all matters submitted to a vote of the shareholders of the Corporation (the “Series A Voting Ratio”).

(ii) Except as otherwise provided herein or by law, the holders of shares of Series A Senior Common-Equivalent Preferred Stock[, Series B Senior Common-Equivalent Preferred Stock] and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(iii) Except as set forth herein, holders of Series A Senior Common-Equivalent Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.

(4) Certain Restrictions.

(i) Whenever quarterly dividends or other dividends or distributions payable on the Series A Senior Common-Equivalent Preferred Stock as provided in paragraph (2) of this subdivision D are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Senior Common-Equivalent Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Senior Common-Equivalent Preferred Stock;

(b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Senior Common-Equivalent Preferred Stock, except dividends paid ratably on the Series A Senior Common-Equivalent Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Senior Common-Equivalent Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Senior Common-Equivalent Preferred Stock; or

[1]	To equal the Series A Voting Ratio as calculated in accordance with the Merger Agreement.

(d) purchase or otherwise acquire for consideration any shares of Series A Senior Common-Equivalent Preferred Stock, or any shares of stock ranking on a parity with the Series A Senior Common-Equivalent Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation shall not, without the prior written consent of holders of a majority of the outstanding shares of Series A Senior Common-Equivalent Preferred Stock, (a) issue or authorize the issuance of any Common Stock or any equity securities of any class convertible into or exchangeable for Common Stock, or any rights, warrants, calls or options to acquire any such securities, (b) declare or pay any dividend on Common Stock payable in shares of Common Stock, or (c) effect any subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), in the case of each of the foregoing if immediately following such issuance, declaration, payment or subdivision (assuming the exercise of any convertible or exchangeable securities so issued), the Corporation would have insufficient authorized but unissued shares of Common Stock to permit the conversion of all outstanding shares of Series A Senior Common-Equivalent Preferred Stock into Common Stock pursuant to the applicable provisions of this subdivision D.

(iii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this paragraph (4) of this subdivision D, purchase or otherwise acquire such shares at such time and in such manner.

(5) Reacquired Shares. Any shares of Series A Senior Common-Equivalent Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Senior Preferred Stock and may be reissued as part of a new series of Senior Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(6) Liquidation, Dissolution or Winding Up. Subject to the provision for adjustment set forth in paragraph (11) of this subdivision D, upon any liquidation, dissolution or winding up of the Corporation, the holders of the Series A Senior Common-Equivalent Preferred Stock at the time outstanding will be entitled to receive for each share of Series A Senior Common-Equivalent Preferred Stock, out of the net assets of the Corporation available for distribution to shareholders (subject to the rights of the holders of any stock of the Corporation then outstanding ranking pari passu with the Series A Senior Common-Equivalent Preferred Stock in respect of distributions upon any such liquidation, dissolution or winding up and before any amount shall be paid or distributed with respect to holders of any stock of the Corporation then outstanding ranking junior to the Series A Senior Common-Equivalent Preferred Stock in respect of distributions upon any such liquidation, dissolution or winding up), a liquidating distribution in an amount equal to the greater of (x) the amount equal to the sum of (A) $0.01 and (B) the amount of any accrued and unpaid dividends on such share of Series A Senior Common-Equivalent Preferred Stock through the date of such liquidating distribution (the “Series A Accumulated Dividend”) or (y) (A) the Series A Conversion Ratio multiplied by (B) the aggregate amount to be distributed per share to holders of Common Stock assuming all Series A Senior Common-Equivalent Preferred Stock had been converted to Common Stock pursuant to paragraph (8) of this subdivision D.

(7) Consolidation, Merger, etc. Subject to the provision for adjustment set forth in paragraph (11) of this subdivision D, in case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Senior Common-Equivalent Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the

Series A Conversion Ratio multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged; provided, however, that in connection with any merger, combination or other transaction contemplated by this paragraph (7) solely among or between the Corporation and one or more subsidiaries of the Corporation, each share of Series A Senior Common-Equivalent Preferred Stock shall, at the option of the holder thereof, shall be exchanged for a share of senior preferred stock in the ultimate surviving parent entity in such transaction, having substantially the same designations, relative rights and preferences as the Series A Senior Common-Equivalent Preferred Stock.

(8) Conversion at the Option of the Holder. Subject to the provision for adjustment set forth in paragraph (11) of this subdivision D and to paragraph (13) of this subdivision D, shares of the Series A Senior Common-Equivalent Preferred Stock are convertible, in whole or in part, at the option of each holder of Series A Senior Common-Equivalent Preferred Stock, into the number of whole shares of Common Stock equal to the Series A Conversion Ratio per one (1) share of Series A Senior Common-Equivalent Preferred Stock, with such adjustment or cash payment for fractional shares as the Corporation may elect pursuant to paragraph (10)(vi) of this subdivision D; provided, that such conversion shall not be permitted at any time when the Corporation lacks sufficient authorized but unissued shares of Common Stock to convert such Series A Senior Common-Equivalent Preferred Stock into shares of Common Stock.

(9) Automatic Conversion. Subject to the provision for adjustment set forth in paragraph (11) of this subdivision D and to paragraph (13) of this subdivision D, upon the first trading day after a “Series A Conversion Event” (as defined below) (the “Series A Automatic Conversion Date”), each share of the Series A Senior Common-Equivalent Preferred Stock shall automatically be converted into the number of whole shares of Common Stock equal to the Series A Conversion Ratio per one (1) share of Series A Senior Common-Equivalent Preferred Stock, with such adjustment or cash payment for fractional shares as the Corporation may elect pursuant to paragraph (10)(vi) of this subdivision D; provided, that if a Series A Conversion Event occurs at any time when the Corporation lacks sufficient authorized but unissued shares of Common Stock to convert all of the outstanding Series A Senior Common-Equivalent Preferred Stock into shares of Common Stock, (i) such conversion shall not occur at such time, and instead, shall automatically occur immediately upon the first time thereafter at which the Corporation has sufficient authorized but unissued shares of Common Stock to convert all of the outstanding Series A Senior Common-Equivalent Preferred Stock into shares of Common Stock and (ii) the Series A Voting Ratio shall be permanently reduced to the number equal to the Conversion Ratio.

A “Series A Conversion Event” means the first time at which the initial holders of the Series A Senior Common-Equivalent Preferred Stock (the “Initial Series A Senior Common-Equivalent Preferred Holders”) do not hold, together with their affiliates, shares of Series A Senior Common-Equivalent Preferred Stock[, Series B Senior Common-Equivalent Preferred Stock] and Common Stock, and any other capital stock of the Corporation having general voting rights, that, together, entitle the Initial Series A Senior Common-Equivalent Preferred Holders, together with their affiliates, to vote at least two-thirds of the votes entitled to be voted on all matters submitted to a vote of shareholders of the Corporation generally.

(10) Conversion Procedure.

(i) For the holders. To exercise the conversion rights described in paragraph (8) of this subdivision D, a holder of Series A Senior Common-Equivalent Preferred Stock shall:

(a) deliver a written notice to the Corporation at its principal office or, if so advised by the Corporation, at the office of the agency that may be maintained for such purpose (a “Series A Transfer Agent”) specifying the number (in whole shares) of shares of Series A Senior Common-Equivalent Preferred Stock to be converted, the name(s) in which the certificate(s) for shares of Common Stock issued in connection with such conversion shall be issued, and the total number of shares of Common Stock beneficially owned by such holder and its affiliates as of the date of such notice;

(b) surrender the certificates for such shares of Series A Senior Common-Equivalent Preferred Stock to the Corporation or the Series A Transfer Agent, as applicable, accompanied, if so required by the Corporation or the Series A Transfer Agent, by a written instrument(s) of transfer in form reasonably satisfactory to the Corporation or the Series A Transfer Agent duly executed by the holder or its attorney duly authorized in writing; and

(c) pay any stock transfer, documentary, stamp or similar taxes payable in respect of the conversion that are not payable by the Corporation pursuant to paragraph (10)(iv) of this subdivision D.

The date on which a Holder complies with the procedures in this paragraph (10)(i) of this subdivision D shall be the “Series A Holder Conversion Date”. Immediately upon conversion, the rights of the Holders of Series A Senior Common-Equivalent Preferred Stock shall cease and the Persons entitled to receive the shares of Common Stock, upon the conversion of such shares of Series A Senior Common-Equivalent Preferred Stock, shall be treated for all purposes as having become beneficial owners of such shares of Common Stock.

(ii) Conversion. Conversion of shares of Series A Senior Common-Equivalent Preferred Stock into shares of Common Stock will occur immediately prior to 5:00 p.m. New York City time, on the Series A Automatic Conversion Date or the Series A Holder Conversion Date, as applicable.

(iii) Effect of Conversion. All shares of Series A Senior Common-Equivalent Preferred Stock converted as provided in this paragraph (10) of this subdivision D shall no longer be deemed outstanding as of the Series A Automatic Conversion Date or the Series A Holder Conversion Date, as applicable, and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a share in exchange therefor and the right of the holder to receive any accrued but unpaid dividends. For the avoidance of doubt, until 5:00 p.m. New York City time on the applicable conversion date, a holder of shares of Series A Senior Common-Equivalent Preferred Stock shall not have any rights with respect to the shares of Common Stock issuable upon conversion of such shares of Series A Senior Common-Equivalent Preferred Stock, including voting rights, transfer or other disposition rights or rights to receive any dividends or other distributions with respect to such shares of Common Stock and such shares of Common Stock shall not be deemed to be outstanding for any purpose.

(iv) Payment of Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes (excluding, for the avoidance of doubt, any taxes measured in whole or in part by reference to income or gain) imposed under the laws of the United States or any state thereof and payable in respect of the issuance or delivery of shares of Common Stock on the conversion of shares of Series A Senior Common-Equivalent Preferred Stock pursuant to paragraph (8) or paragraph (9) of this subdivision D; provided, however, that the Corporation shall not be required to pay any such tax which may be payable in respect of any registration or transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the registered holder of Series A Senior Common-Equivalent Preferred Stock converted or to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(v) Available Shares. Subject to paragraph (13) of this subdivision D, the Corporation shall at all times [following a Series B Conversion Event] reserve and keep available for issuance upon the conversion of the Series A Senior Common-Equivalent Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Senior Common-Equivalent Preferred Stock pursuant to any applicable provision of this subdivision D, and shall take all action required (including promptly calling and holding one or more special meetings of the Board of Directors and the stockholders of the Company until such increase is approved in accordance with applicable law or regulation and the Certificate of Incorporation is so amended) to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Senior Common-Equivalent Preferred Stock.

(vi) No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion, whether voluntary or automatic, of the Series A Senior Common-Equivalent Preferred Stock. Instead, the Corporation may elect to either make a cash payment to each holder of Series A Senior Common-Equivalent Preferred Stock that would otherwise be entitled to a fractional share (based on the Closing Sale Price of such fractional share determined as of the second Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, the number of shares of Common Stock to be issued to any particular holder of Series A Senior Common-Equivalent Preferred Stock upon conversion shall be rounded up to the next whole share.

(vii) Payment of Series A Accumulated Dividends. Upon conversion, whether voluntary or automatic, of the Series A Senior Common-Equivalent Preferred Stock, if there are then any Series A Accumulated Dividends with respect to such Series A Senior Common-Equivalent Preferred Stock, the Corporation shall not pay such Series A Accumulated Dividends at the time of such conversion, and instead, such Series A Accumulated Dividends shall continue to be payable in accordance with the terms of, and at the time specified in, the original declaration of such Series A Accumulated Dividend, to such lawful owners of record of such Series A Senior Common-Equivalent Preferred Stock on the record date (or, if applicable, record dates) for such Series A Accumulated Dividends.

(viii) Closing Sale Price. For purposes of this paragraph (10) of this subdivision D, “Closing Sale Price” of the Common Stock means, as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by Pink Sheets LLC. In the absence of such a quotation, the Closing Sale Price shall be an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock.

(11) Adjustments to the Conversion Rate and Series A Voting Ratio. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case, the Series A Conversion Ratio and the Series A Voting Ratio shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock (together with any other shares so reclassified) outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(12) Amendment. The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Senior Common-Equivalent Preferred Stock (a) so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Senior Common-Equivalent Preferred Stock, voting together as a single class or (b) so as to affect them favorably relative to the Common Stock (including, without limitation, to increase the voting power, dividend rights or liquidation preference of the Series A Senior Common-Equivalent Preferred Stock) without the affirmative vote of holders of a majority of the Common Stock not held by holders of Series A Senior Common-Equivalent Preferred Stock or Series B Senior Common-Equivalent Preferred Stock or by any of their Affiliates.

(13) Insufficient Authorized and Unissued Shares of Common Stock. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, the Series A Senior Common-Equivalent Preferred

Stock is not entitled to convert into shares of Common Stock and no such conversion shall occur, at any time when the Corporation lacks sufficient authorized but unissued shares of Common Stock to convert such Series A Senior Common-Equivalent Preferred Stock into shares of Common Stock and, at any time prior to a Series B Conversion Event, any such insufficiency of authorized and unissued shares of Common Stock (and the related restriction on the conversion of Series A Senior Common-Equivalent Preferred Stock) shall not, in itself, be deemed to be a breach or default of any provision hereof, including, without limitation, paragraphs (8), (9) or (10) of this subdivision D, or entitle the holder of any such Series A Senior Common-Equivalent Preferred Stock to damages as a result of such insufficiency and prohibition on conversion.

[E. Series B Senior Common-Equivalent Preferred Stock.]2 There is hereby created out of the 7,350,000 shares of Senior Preferred Stock, Par Value $0.01 Per Share, of the Corporation presently authorized, a series of 1,137,113 shares to be designated as the “Series B Senior Common-Equivalent Preferred Stock,” which series shall have the following designations, relative rights, preferences and limitations, in addition to those set forth in Paragraph 3 of the Restated Certificate of Incorporation of the Corporation.

(1) Designation and Amount. The shares of such series of Senior Preferred Stock shall be designated as “Series B Senior Common-Equivalent Preferred Stock” (the “Series B Senior Common-Equivalent Preferred Stock”) and the number of shares constituting such series shall be 1,137,113. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series B Senior Common-Equivalent Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

(2) Dividends and Distributions.

(i) Subject to the provision for adjustment set forth in this paragraph (2) and paragraph (11) of this subdivision E, if the Corporation declares or pays a dividend or distribution on Common Stock, whether such dividend or distribution is payable in cash, securities or other property, the Corporation shall simultaneously declare and pay a dividend on the Series B Senior Common-Equivalent Preferred Stock on a pro rata basis with the Common Stock equal to (x) the Series B Conversion Ratio multiplied by the aggregate per share amount of all such cash dividends declared or paid on the Common Stock, plus (y) the Series B Conversion Ratio multiplied by the aggregate per share amount (payable in kind) of all such non-cash dividends or other distributions declared or paid on the Common Stock, other than a dividend payable in shares of Common Stock of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise). The “Series B Conversion Ratio” shall initially equal 100, subject to adjustment in accordance with this paragraph (2). Notwithstanding anything else contained herein, in no event shall the Series B Senior Common-Equivalent Preferred Stock be entitled to any dividend or distribution, and the Corporation shall not declare or pay any dividend or distribution on the Series B Senior Common-Equivalent Preferred Stock, other than (a) any such dividend or distribution payable on a pro rata basis with the Common Stock in accordance with the prior sentence, (b) pursuant to clause (ii) below of this paragraph (2) of this subdivision E, or (c) any distribution upon liquidation, dissolution or winding up of the Corporation in accordance with paragraph (6) of this subdivision E.

Commencing [—], 20143 (“Grace Period Expiration Date”) and terminating upon a Series B Conversion Vote, in addition to any dividends payable thereto in accordance with the prior paragraph (i), the holders of the Series B Senior Common-Equivalent Preferred Stock shall be entitled to receive dividends on each outstanding share of Series B Senior Common-Equivalent Preferred Stock at the rate of (x) 0.10 (one-tenth) of a share of Series B

[2]	Amendments related to subdivision E and the creation of the Series B Senior Common-Equivalent Preferred Stock will only be adopted if the Authorized Share Amendment (as defined in the Merger Agreement) is not approved at the Forest Stockholder Meeting (as defined in the Merger Agreement) and the condition requiring such approval is waived.
[3]	To be the date that is 3-months after the Closing.

Senior Common-Equivalent Preferred Stock per annum per share multiplied by (y) the Series A Adjustment Factor, from the earliest original issue date of any shares of the Series B Senior Common-Equivalent Preferred Stock (the “Issue Date”), which shall be payable solely by adjusting the Series B Conversion Ratio on March 31, June 30, September 30 and December 31 of each year (each a “Dividend Payment Date”), beginning [—], 201[—], when, as and if declared by the Board of Directors, in accordance with the preference and priority described in this paragraph (2) of this subdivision E, with respect to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. All such dividends on any Series B Senior Common-Equivalent Preferred Stock shall be paid only by means of an adjustment to the Series B Conversion Ratio (and not in the form of cash, other securities, property or additional shares of Series B Senior Common-Equivalent Preferred Stock) and only upon a liquidation or conversion of the Series B Senior Common-Equivalent Preferred Stock in accordance with the provisions of paragraphs (6), (8) and (9) of this subdivision E, provided that for all purposes of this subdivision E, such adjustment to the Series B Conversion Ratio shall be deemed to occur on the applicable Dividend Payment Date. Such dividends shall accrue on a daily basis from the Issue Date, whether or not in any period the Corporation is legally permitted to make the payment of such dividends and whether or not such dividends are declared. Notwithstanding any other provision herein, no such dividends shall be payable or accrue on the Series B Senior Common-Equivalent Preferred Stock if the Series B Automatic Conversion Date, as described in paragraph (9) of this subdivision E, occurs before the Grace Period Expiration Date. Dividends shall be calculated on the basis of the time elapsed from but excluding the last preceding Dividend Payment Date (or the Issue Date in respect to the first dividend payable on [—], 201[—]) to and including the Dividend Payment Date or any final distribution date relating to conversion or redemption or to a dissolution, liquidation or winding up of the Corporation. Dividends payable on the shares of Series B Senior Common-Equivalent Preferred Stock for any period of less than a full calendar year shall be prorated for the partial year on the basis of a 360-day year of twelve, 30-day months.

The “Series A Adjustment Factor” as of any date, shall be a fraction, (x) the numerator of which is the sum of (A) the total number of outstanding shares of Series A Senior Common-Equivalent Preferred Stock as of such date and (B) the total number of outstanding shares of Series B Senior Common-Equivalent Preferred Stock as of such date and (y) the denominator of which is the total number of outstanding shares of Series B Senior Common-Equivalent Preferred Stock as of such date.

A “Series B Conversion Vote” means the approval by the shareholders of the Corporation (in accordance with the requirements of the NYBCL and the Corporation’s Amended and Restated Certificate of Incorporation and Bylaws) of an amendment to the Amended and Restated Certificate of Incorporation of the Corporation increasing the number of shares of Common Stock that the Corporation is authorized to issue to at least the amount of authorized, unissued and unreserved shares necessary to convert all of the shares of Series A Senior Common-Equivalent Preferred Stock and Series B Senior Common-Equivalent Preferred Stock, together with any other securities outstanding at such time that are convertible or exchangeable into Common Stock, into Common Stock.

(3) Voting Rights. The holders of shares of Series B Senior Common-Equivalent Preferred Stock shall have the following voting rights:

(i) Subject to the provision for adjustment set forth in paragraph (11) of this subdivision E, each share of Series B Senior Common-Equivalent Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation (the “Series B Voting Ratio”).

(ii) Except as otherwise provided herein or by law, the holders of shares of Series B Senior Common-Equivalent Preferred Stock and the holders of shares of Series A Senior Common-Equivalent Preferred Stock, Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(iii) Except as set forth herein, holders of Series B Senior Common-Equivalent Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.

(4) Certain Restrictions.

(i) Whenever quarterly dividends or other dividends or distributions payable on the Series B Senior Common-Equivalent Preferred Stock as provided in paragraph (2) of this subdivision E are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Senior Common-Equivalent Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Senior Common-Equivalent Preferred Stock;

(b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Senior Common-Equivalent Preferred Stock, except dividends paid ratably on the Series B Senior Common-Equivalent Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Senior Common-Equivalent Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Senior Common-Equivalent Preferred Stock; or

(d) purchase or otherwise acquire for consideration any shares of Series B Senior Common-Equivalent Preferred Stock, or any shares of stock ranking on a parity with the Series B Senior Common-Equivalent Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation shall not, without the prior written consent of holders of a majority of the outstanding shares of Series B Senior Common-Equivalent Preferred Stock, (a) issue or authorize the issuance of any Common Stock or any equity securities of any class convertible into or exchangeable for Common Stock, or any rights, warrants, calls or options to acquire any such securities, (b) declare or pay any dividend on Common Stock payable in shares of Common Stock, or (c) effect any subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater number of shares of Common Stock, in the case of each of the foregoing if immediately following such issuance, declaration, payment or subdivision (assuming the exercise of any convertible or exchangeable securities so issued), the Corporation would have insufficient authorized but unissued shares of Common Stock to permit the conversion of all outstanding shares of Series B Senior Common-Equivalent Preferred Stock into Common Stock pursuant to the applicable provisions of this subdivision E.

(iii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this paragraph (4) of this subdivision E, purchase or otherwise acquire such shares at such time and in such manner.

(5) Reacquired Shares. Any shares of Series B Senior Common-Equivalent Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of

Senior Preferred Stock and may be reissued as part of a new series of Senior Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(6) Liquidation, Dissolution or Winding Up. Subject to the provision for adjustment set forth in paragraphs (2) and (11) of this subdivision E, upon any liquidation, dissolution or winding up of the Corporation, the holders of the Series B Senior Common-Equivalent Preferred Stock at the time outstanding will be entitled to receive for each share of Series B Senior Common-Equivalent Preferred Stock, out of the net assets of the Corporation available for distribution to shareholders (subject to the rights of the holders of any stock of the Corporation then outstanding ranking pari passu with the Series B Senior Common-Equivalent Preferred Stock in respect of distributions upon any such liquidation, dissolution or winding up and before any amount shall be paid or distributed with respect to holders of any stock of the Corporation then outstanding ranking junior to the Series B Senior Common-Equivalent Preferred Stock in respect of distributions upon any such liquidation, dissolution or winding up), a liquidating distribution in an amount equal to the greater of (x) the amount equal to the sum of (A) $0.01 and (B) the amount of any accrued and unpaid dividends pursuant to paragraph (2)(i) of this subdivision E on such share of Series B Senior Common-Equivalent Preferred Stock through the date of such liquidating distribution (the “Series B Accumulated Dividend”) or (y) (A) the Series B Conversion Ratio multiplied by (B) the aggregate amount to be distributed per share to holders of Common Stock assuming all Series B Senior Common-Equivalent Preferred Stock had been converted to Common Stock pursuant to paragraph (8) of this subdivision E.

(7) Consolidation, Merger, etc. Subject to the provision for adjustment set forth in paragraphs (2) and (11) of this subdivision E, in case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Senior Common-Equivalent Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Series B Conversion Ratio multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(8) Conversion at the Option of the Holder. Subject to the provision for adjustment set forth in paragraphs (2) and (11) of this subdivision E and to paragraph (13) of this subdivision E, shares of the Series B Senior Common-Equivalent Preferred Stock are convertible, in whole or in part, at the option of each holder of Series B Senior Common-Equivalent Preferred Stock, into the number of whole shares of Common Stock equal to the Series B Conversion Ratio per one (1) share of Series B Senior Common-Equivalent Preferred Stock, with such adjustment or cash payment for fractional shares as the Corporation may elect pursuant to paragraph (10)(vi) of this subdivision E; provided that such conversion shall not be permitted at any time when the Corporation lacks sufficient authorized but unissued shares of Common Stock to convert such Series B Senior Common-Equivalent Preferred Stock into shares of Common Stock.

(9) Automatic Conversion. Subject to the provision for adjustment set forth in paragraphs (2) and (11) of this subdivision E and to paragraph (13) of this subdivision E, upon the first trading day after a “Series B Conversion Event” (as defined below) (the “Series B Automatic Conversion Date”), each share of the Series B Senior Common-Equivalent Preferred Stock shall automatically be converted into the number of whole shares of Common Stock equal to the Series B Conversion Ratio per one (1) share of Series B Senior Common-Equivalent Preferred Stock, with such adjustment or cash payment for fractional shares as the Corporation may elect pursuant to paragraph (10)(vi) of this subdivision E.

A “Series B Conversion Event” means the approval by the shareholders of the Corporation, and filing with the Department of State of the State of New York (in each case, in accordance with the requirements of the NYBCL and the Corporation’s Amended and Restated Certificate of Incorporation and Bylaws) of an amendment to the Amended and Restated Certificate of Incorporation of the Corporation increasing the number of shares of Common Stock that the Corporation is authorized to issue to at least the amount of authorized, unissued and unreserved shares necessary to convert all of the shares of Series A Senior Common-Equivalent Preferred Stock and Series B Senior Common-Equivalent Preferred Stock, together with any other securities outstanding at such time that are convertible or exchangeable into Common Stock, into Common Stock.

(10) Conversion Procedure.

(i) For the holders. To exercise the conversion rights described in paragraph (8) of this subdivision E, a holder of Series B Senior Common-Equivalent Preferred Stock shall:

(a) deliver a written notice to the Corporation at its principal office or, if so advised by the Corporation, at the office of the agency that may be maintained for such purpose (a “Series B Transfer Agent”) specifying the number (in whole shares) of shares of Series B Senior Common-Equivalent Preferred Stock to be converted, the name(s) in which the certificate(s) for shares of Common Stock issued in connection with such conversion shall be issued, and the total number of shares of Common Stock beneficially owned by such holder and its affiliates as of the date of such notice;

(b) surrender the certificates for such shares of Series B Senior Common-Equivalent Preferred Stock to the Corporation or the Series B Transfer Agent, as applicable, accompanied, if so required by the Corporation or the Series B Transfer Agent, by a written instrument(s) of transfer in form reasonably satisfactory to the Corporation or the Series B Transfer Agent duly executed by the holder or its attorney duly authorized in writing; and

(c) pay any stock transfer, documentary, stamp or similar taxes payable in respect of the conversion that are not payable by the Corporation pursuant to paragraph (10)(iv) of this subdivision E.

The date on which a Holder complies with the procedures in this paragraph (10)(i) of this subdivision E shall be the “Series B Holder Conversion Date”. Immediately upon conversion, the rights of the Holders of Series B Senior Common-Equivalent Preferred Stock, other than the right to receive any accrued but unpaid dividend pursuant to paragraph (2)(i) of this subdivision E, shall cease and the Persons entitled to receive the shares of Common Stock, upon the conversion of such shares of Series B Senior Common-Equivalent Preferred Stock, shall be treated for all purposes as having become beneficial owners of such shares of Common Stock.

(ii) Conversion. Conversion of shares of Series B Senior Common-Equivalent Preferred Stock into shares of Common Stock will occur immediately prior to 5:00 p.m. New York City time, on the Series B Automatic Conversion Date or Series B Holder Conversion Date, as applicable.

(iii) Effect of Conversion. All shares of Series B Senior Common-Equivalent Preferred Stock converted as provided in this paragraph (10) of this subdivision E shall no longer be deemed outstanding as of the Series B Automatic Conversion Date or Series B Holder Conversion Date, as applicable, and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a share in exchange therefor and the right of the holder to receive any accrued but unpaid dividends. For the avoidance of doubt, until 5:00 p.m. New York City time on the applicable conversion date, a holder of shares of Series B Senior Common-Equivalent Preferred Stock shall not have any rights with respect to the shares of Common Stock issuable upon conversion of such shares of Series B Senior Common-Equivalent Preferred Stock, including voting rights, transfer or other disposition rights or rights to receive any dividends or other distributions with respect to such shares of Common Stock and such shares of Common Stock shall not be deemed to be outstanding for any purpose.

(iv) Payment of Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes (excluding, for the avoidance of doubt, any taxes measured in whole or in part by reference to income or gain) imposed under the laws of the United States or any state thereof and payable in respect of the issuance or delivery of shares of Common Stock on the conversion of shares of Series B Senior Common-Equivalent Preferred Stock pursuant to paragraph (8) or paragraph (9) of this subdivision E; provided, however, that the Corporation shall not be required to pay any such tax which may be payable in respect of any registration or transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the registered holder of Series B Senior Common-Equivalent Preferred Stock converted or to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(v) Available Shares. Subject to paragraph (13) of this subdivision D, the Corporation shall take all action required (including promptly calling and holding one or more special meetings of the Board of Directors and the stockholders of the Company until such increase is approved in accordance with applicable law or regulation and the Certificate of Incorporation is so amended) to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Senior Common-Equivalent Preferred Stock.

(vi) No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion, whether voluntary or automatic, of the Series B Senior Common-Equivalent Preferred Stock. Instead, the Corporation may elect to either make a cash payment to each holder of Series B Senior Common-Equivalent Preferred Stock that would otherwise be entitled to a fractional share (based on the Closing Sale Price of such fractional share determined as of the second Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, the number of shares of Common Stock to be issued to any particular holder of Series B Senior Common-Equivalent Preferred Stock upon conversion shall be rounded up to the next whole share.

(vii) Payment of Series B Accumulated Dividends. Upon conversion, whether voluntary or automatic, of the Series B Senior Common-Equivalent Preferred Stock, if there are then any Series B Accumulated Dividends with respect to such Series B Senior Common-Equivalent Preferred Stock, (a) in the case of any Series B Accumulated Dividends declared or payable pursuant to clause (i) of paragraph (2) of this subdivision E, the Corporation shall not pay such Series B Accumulated Dividends at the time of such conversion, and instead, such Series B Accumulated Dividends shall continue to be payable in accordance with the terms of, and at the time specified in, the original declaration of such Series B Accumulated Dividend, to such lawful owners of record of such Series B Senior Common-Equivalent Preferred Stock on the record date (or, if applicable, record dates) for such Series B Accumulated Dividends and (b) in the case of any Series B Accumulated Dividends declared or payable pursuant to clause (ii) of paragraph (2) of this subdivision E, such Series B Accumulated Dividends shall be paid only by means of an adjustment to the Series B Conversion Ratio (and not in the form of cash, other securities, property or additional shares of Series B Senior Common-Equivalent Preferred Stock) as provided in clause (ii) of paragraph (2) of this subdivision E.

(viii) Closing Sale Price. For purposes of this paragraph (10) of this subdivision E, “Closing Sale Price” of the Common Stock means, as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by Pink Sheets LLC. In the absence of such a quotation, the Closing Sale Price shall be an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock.

(11) Adjustments to the Conversion Rate and Series B Voting Ratio. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case, the Series B Conversion Ratio and the Series B Voting Ratio shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock (together with any other shares so reclassified) outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(12) Amendment. The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Senior Common-Equivalent Preferred Stock (a) so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series B Senior Common-Equivalent Preferred Stock, voting together as a single class or (b) so as to affect them favorably relative to the Common Stock (including, without limitation, to increase the voting power, dividend rights or liquidation preference of the Series B Senior Common-Equivalent Preferred Stock) without the affirmative vote of holders of a majority of the Common Stock not held by holders of Series A Senior Common-Equivalent Preferred Stock or Series B Senior Common-Equivalent Preferred Stock or by any of their Affiliates.

(13) Insufficient Authorized and Unissued Shares of Common Stock. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, the Series B Senior Common-Equivalent Preferred Stock is not entitled to convert into shares of Common Stock and no such conversion shall occur, at any time when the Corporation lacks sufficient authorized but unissued shares of Common Stock to convert such Series B Senior Common-Equivalent Preferred Stock into shares of Common Stock and, at any time prior to a Series B Conversion Event, any such insufficiency of authorized and unissued shares of Common Stock (and the related restriction on the conversion of Series B Senior Common-Equivalent Preferred Stock) shall not, in itself, be deemed to be a breach or default of any provision hereof, including, without limitation, paragraphs (8), (9) or (10) of this subdivision E, or entitle the holder of any such Series B Senior Common-Equivalent Preferred Stock to damages as a result of such insufficiency and prohibition on conversion.

FIFTH: This amendment to the Certificate of Incorporation was authorized, pursuant to Section 502 of the New York Business Corporation Law and the Certificate of Incorporation, by a vote of the Board of Directors. Pursuant to Section 502 of the New York Business Corporation Law and the Certificate of Incorporation, no vote of the stockholders was necessary for adoption of this amendment. The Board of Directors adopted resolutions on [—],4 2014 authorizing the amendment of the Certificate of Incorporation to, pursuant to Section 502(c) of the Business Corporation Law and the Certificate of Incorporation, create two new series of Preferred Stock, state the designation of such series as the “Series A Senior Common-Equivalent Preferred Stock” [and the “Series B Senior Common-Equivalent Preferred Stock”] and[, in each case,] the number of shares thereof, and[, in each case,] fix the relative rights, preferences, and limitations thereof as set forth above in new subdivision D [or E, as applicable,] of subdivision II of Article 3.

[4]	Note to Draft: Insert date of the resolutions

IN WITNESS WHEREOF, we have subscribed this document on this [—] day of [—], 2014 and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Patrick R. McDonald
President and Chief Executive Officer

Richard W. Schelin
Vice President and General Counsel

Annex F

May 5, 2014

The Board of Directors

Forest Oil Corporation

707 17th Street

Denver, CO 80202

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.10 per share (the “Company Common Stock”), of Forest Oil Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed Transaction (as defined below) with Sabine Investor Holdings LLC (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of May 5, 2014 (the “Agreement”), by and among the Company, New Forest Oil Inc., a wholly owned subsidiary of the Company (“New Forest”), Forest Oil Merger Sub Inc., a wholly owned subsidiary of New Forest (“Merger Sub”), Sabine Oil & Gas Holdings LLC (“Sabine”), Sabine Oil & Gas Holdings II LLC, Sabine Oil & Gas LLC and the Merger Partner, the following will occur (collectively, the “Transaction”):

•	Merger Sub will merge with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of New Forest, and each outstanding share of Company Common Stock (other than shares of Company Common Stock held in treasury or owned directly by New Forest or Merger Sub) will be converted into the right to receive 0.1 of a share (the “Exchange Ratio”) of common stock of New Forest (the “New Forest Common Stock”); and

•	Concurrently with the consummation of the Merger, the Merger Partner will contribute (the “Contribution”) its limited liability company interests in Sabine and all of its equity interests in certain other subsidiaries of the Merger Partner (the “Contributed Corporations”) to New Forest, with Sabine becoming a wholly owned subsidiary of New Forest and such other subsidiaries of the Merger Partner becoming wholly owned subsidiaries of New Forest, in exchange for 33,013,641 shares of New Forest Common Stock.

•	Following the Merger and the Contribution, (i) the Contributed Corporations will be merged with and into New Forest, (ii) New Forest will contribute all of the issued and outstanding capital stock of the Company to Sabine, with the Company becoming a wholly owned subsidiary of Sabine and (iii) certain other subsidiaries of Sabine will be merged with and into the Company, with the Company as the surviving entity in such merger.

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Merger Partner relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies

383 Madison Avenue, New York, New York 10179

J.P. Morgan Securities LLC

expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Transaction on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as tax-free transactions for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the New Forest Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Merger Partner. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and certain portfolio companies of First Reserve Corporation, the controlling shareholder of the Merger Partner (“First Reserve”), for which we and such affiliates have received customary compensation. Such services during such period have included acting as

(i) joint bookrunner on an offering of the Company’s debt securities in September 2012 and as the Company’s financial advisor in connection with the sale of certain of its oil and gas assets to Templar Energy LLC in November 2013 and (ii) financial advisor for certain transactions, joint bookrunner on offerings of debt and equity securities and arranger on certain credit facilities for certain portfolio companies of First Reserve. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

Annex G

FOREST OIL CORPORATION

2014 LONG TERM INCENTIVE PLAN

G-i

G-ii

FOREST OIL CORPORATION

2014 Long Term Incentive Plan

1. Purpose. The purpose of the Forest Oil Corporation 2014 Long Term Incentive Plan (the “Plan”) is to provide a means through which Forest Oil Corporation, a New York corporation (the “Company”), and its Subsidiaries may attract and retain able persons as employees, directors and consultants of the Company, and its Subsidiaries, and to provide a means whereby those persons upon whom the responsibilities of the successful administration and management of the Company, and its Subsidiaries, rest, and whose present and potential contributions to the welfare of the Company, and its Subsidiaries, are of importance, can acquire and maintain stock ownership, or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the welfare of the Company, and its Subsidiaries, and their desire to remain employed. A further purpose of this Plan is to provide such employees, directors and consultants with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, this Plan provides for Options, Restricted Stock Awards, Restricted Stock Units, Stock Appreciation Rights, Dividend Equivalents, Bonus Stock, Other Stock-Based Awards, Annual Incentive Awards, Performance Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular individual as provided herein.

2. Definitions. For purposes of this Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof:

(a) “Annual Incentive Award” means a conditional right granted to an Eligible Person under Section 8(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified year.

(b) “Award” means any Option, SAR, Restricted Stock Award, Restricted Stock Unit, Bonus Stock, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under this Plan.

(c) “Beneficiary” means one or more persons, trusts or other entities which have been designated by a Participant, in his or her most recent written beneficiary designation filed with the Committee, to receive the benefits specified under this Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(a) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the persons, trusts or other entities entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Board” means the Company’s Board of Directors.

(e) “Bonus Stock” means Stock granted as a bonus pursuant to Section 6(f).

(f) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in the state of Texas are authorized or obligated by law or executive order to close.

(g) “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events:

(i) The consummation of an agreement to acquire or the consummation of a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by any Person, of 50% or more of either (x) the then-outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules and with respect to which a Change in Control would accelerate vesting or settlement, to the extent required in order to avoid the imposition of penalties under the Nonqualified Deferred Compensation Rules, “Change in Control” shall mean an event that qualifies both as a “Change in Control” as defined in this Section 2(g) as well as a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the assets” of the Company, in each case as defined in the Nonqualified Deferred Compensation Rules.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i) “Committee” means a committee of two or more directors designated by the Board to administer this Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more directors, each of whom shall be a Qualified Member (except to the extent administration of this Plan by “outside directors” is not then required in order to qualify for tax deductibility under section 162(m) of the Code).

(j) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 8(e) of this Plan.

(k) “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l) “Effective Date” means the date immediately prior to the date upon which the transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated July 9, 2014, by and among the Company, Sabine Investor Holdings LLC, Sabine Oil & Gas Holdings LLC, Sabine Oil & Gas Holdings II LLC, Sabine Oil & Gas LLC, and FR XI Onshore AIV, LLC are consummated.

(m) “Eligible Person” means all officers and employees of the Company or of any of its Subsidiaries, and other persons who provide services to the Company or any of its Subsidiaries, including directors of the Company. An employee on leave of absence may be considered as still in the employ of the Company or any of its Subsidiaries for purposes of eligibility for participation in this Plan.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(o) “Fair Market Value” means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on that date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter at the time a determination of its fair market value is required to be made under the Plan, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded; (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate including, without limitation, the Nonqualified Deferred Compensation Rules; or (iv) on the date of a Qualifying Public Offering of Stock, the offering price under such Qualifying Public Offering. Notwithstanding the foregoing, for purposes of determining fair market value in connection with settlement of an Award and any associated tax withholding, the specified date shall, unless a violation of the Nonqualified Deferred Compensation Rules would result, be deemed to be the date immediately preceding the vesting or exercise, as applicable, of the Award.

(p) “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of section 422 of the Code or any successor provision thereto.

(q) “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

(r) “Nonqualified Deferred Compensation Rules” means the limitations or requirements of section 409A of the Code and the guidance and regulations promulgated thereunder.

(s) “Option” means a right, granted to an Eligible Person under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(t) “Other Stock-Based Awards” means Awards granted to an Eligible Person under Section 6(i) hereof.

(u) “Participant” means a person who has been granted an Award under this Plan which remains outstanding, including a person who is no longer an Eligible Person.

(v) “Performance Award” means a right, granted to an Eligible Person under Section 8 hereof, to receive Awards based upon performance criteria specified by the Committee.

(w) “Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity; a Person, together with that Person’s Affiliates and Associates (as those terms are defined in Rule 12b-2 under the

Exchange Act, provided that “registrant” as used in Rule 12b-2 shall mean the Company), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Company with such Person, shall be deemed a single “Person.”

(x) “Qualifying Public Offering” means a firm commitment underwritten public offering of Stock for cash where the shares of Stock registered under the Securities Act are listed on a national securities exchange.

(y) “Qualified Member” means a member of the Committee who is a “nonemployee director” within the meaning of Rule 16b-3(b)(3), an “outside director” within the meaning of Treasury Regulation 1.162-27 under section 162(m) of the Code and “independent” within the meaning of any applicable stock exchange listing rules or similar regulatory authority.

(z) “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

(aa) “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified period.

(bb) “Rule 16b-3” means Rule 16b-3, promulgated by the Securities and Exchange Commission under section 16 of the Exchange Act, as from time to time in effect and applicable to this Plan and Participants.

(cc) “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

(dd) “Stock” means the Company’s Common Stock, par value $0.01 per share, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 9.

(ee) “Stock Appreciation Right” or “SAR” means a right granted to an Eligible Person under Section 6(c) hereof.

(ff) “Subsidiary” means with respect to the Company, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

3. Administration.

(a) Authority of the Committee. This Plan shall be administered by the Committee except to the extent the Board elects to administer this Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan and Rule 16b-3, the Committee shall have the authority, in its sole and absolute discretion, to (i) adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; (ii) determine the Eligible Persons to whom, and the time or times at which, Awards shall be granted; (iii) determine the amount of cash and/or the number of shares of Stock, as applicable Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Dividend Equivalents, Bonus Stock, Other Stock-Based Awards, Annual Incentive Awards, Performance Awards, or any combination thereof, that shall be the subject of each Award; (iv) determine the terms and provisions of each Award agreement (which need not be identical), including provisions defining or otherwise relating to (A) the term and the period or periods and extent of exercisability of the Options, (B) the extent to which the transferability of shares of Stock issued or transferred pursuant to any Award is restricted, (C) except as otherwise provided herein, the effect of termination of employment, or the service relationship with the Company, of a Participant on the Award, and (D) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (v) accelerate the time of vesting or exercisability of any

Award that has been granted; (vi) construe the respective Award agreements and the Plan; (vii) make determinations of the Fair Market Value of the Stock pursuant to the Plan; (viii) delegate its duties under the Plan (including, but not limited to, the authority to grant Awards) to such agents as it may appoint from time to time, provided that the Committee may not delegate its duties where such delegation would violate state corporate law, or with respect to making Awards to, or otherwise with respect to Awards granted to, Eligible Persons who are subject to section 16(b) of the Exchange Act or who are Covered Employees receiving Awards that are intended to constitute “performance-based compensation” within the meaning of section 162(m) of the Code; (ix) subject to Section 10(c), terminate, modify or amend the Plan; and (x) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate. Subject to Rule 16b-3 and section 162(m) of the Code, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in any Award, or in any Award agreement in the manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Committee shall be the sole and final judge of that necessity or desirability. The determinations of the Committee on the matters referred to in this Section 3(a) shall be final and conclusive.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board, or relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of this Plan. Any action of the Committee shall be final, conclusive and binding on all Persons, including the Company, its Subsidiaries, stockholders, Participants, Beneficiaries, and transferees under Section 10(a) hereof or other persons claiming rights from or through a Participant. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any of its Subsidiaries, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under section 162(m) of the Code to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Subsidiaries, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Committee and any officer or employee of the Company or any of its Subsidiaries acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for issuance in connection with Awards under this Plan shall not exceed             shares, and such total will be available for the issuance of Incentive Stock Options.

(b) Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock to be delivered in connection with such Award exceeds the number of shares of Stock remaining available under this Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c) Availability of Shares Not Issued under Awards. Shares of Stock subject to an Award under this Plan that expire or are canceled, forfeited, exchanged, settled in cash or otherwise terminated, including shares forfeited with respect to Restricted Stock, will again be available for Awards under this Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation. For purposes of clarity, the number of shares withheld in payment of any exercise or purchase price of, or taxes relating to, an Award will not again be available for Awards under this Plan.

(d) Stock Offered. The shares to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5. Eligibility; Per Person Award Limitations. Awards may be granted under this Plan only to Persons who are Eligible Persons at the time of grant thereof. In each calendar year, during any part of which this Plan is in effect, a Covered Employee may not be granted (a) Awards that are intended to qualify as “performance-based compensation” for purposes of section 162(m) of the Code (other than Options and Stock Appreciation Rights and Awards the value of which is not based on a number of shares of Stock) relating to more than 1,000,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, (b) Options and Stock Appreciation Rights relating to more than 1,000,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9 and (c) Awards that are intended to qualify as “performance-based compensation” for purposes of section 162(m) of the Code and the value of which is not based on a number of shares of Stock, having a value determined on the date of grant in excess of $5,000,000.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(c)), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant, or termination of the Participant’s service relationship with the Company, and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under this Plan; provided, however, that the Committee shall not have any discretion to accelerate, waive or modify any term or condition of an Award that is intended to qualify as “performance-based compensation” for purposes of section 162(m) of the Code if such discretion would cause the Award to not so qualify or to accelerate the terms of payment of any Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules if such acceleration would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules.

(b) Options. The Committee is authorized to grant Options to Eligible Persons on the following terms and conditions:

(i) Exercise Price. Each Option agreement shall state the exercise price per share of Stock (the “Exercise Price”); provided, however, that the Exercise Price per share of Stock subject to an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its parent or any subsidiary, 110% of the Fair Market Value per share of the Stock on the date of grant).

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such Exercise Price may be paid or deemed to be paid, the form of such payment, including without limitation cash, Stock, other Awards or awards granted under other plans of the Company or any Subsidiary, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including, but not limited to, the delivery of Restricted Stock subject to Section 6(d). In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued as of the date of exercise.

(iii) ISOs. The terms of any ISO granted under this Plan shall comply in all respects with the provisions of section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or Subsidiary corporation of the Company. Except as otherwise provided in Section 9, no term of this Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under this Plan be exercised, so as to disqualify either this Plan or any ISO under section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of this Plan or the approval of this Plan by the Company’s stockholders. Notwithstanding the foregoing, the Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) subject to any other ISO (within the meaning of section 422 of the Code)) of the Company or a parent or subsidiary corporation (within the meaning of sections 424(e) and (f) of the Code) that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under section 422 of the Code or applicable regulations or rulings from time to time. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISOs are granted. Failure to comply with this provision shall not impair the enforceability or exercisability of any Option, but shall cause the excess amount of shares to be reclassified in accordance with the Code.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee; provided, that the grant price per share of Stock of an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR.

(ii) Rights Related to Options. An SAR granted pursuant to an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount computed pursuant to Section 6(c)(ii)(B). That Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms of the Award agreement governing the Option, which shall comply with the following provisions in addition to those applicable to Options:

(A) An SAR granted in connection with an Option shall be exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferable.

(B) Upon the exercise of an SAR related to an Option, a Participant shall be entitled to receive payment from the Company of an amount determined by multiplying:

(1) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by

(2) the number of shares as to which that SAR has been exercised.

(iii) Right Without Option. An SAR granted independent of an Option shall be exercisable as determined by the Committee and set forth in the Award agreement governing the SAR, which Award agreement shall comply with the following provisions:

(A) Each Award agreement shall state the total number of shares of Stock to which the SAR relates.

(B) Each Award agreement shall state the time or periods in which the right to exercise the SAR or a portion thereof shall vest and the number of shares of Stock for which the right to exercise the SAR shall vest at each such time or period.

(C) Each Award agreement shall state the date at which the SARs shall expire if not previously exercised.

(D) Each SAR shall entitle a Participant, upon exercise thereof, to receive payment of an amount determined by multiplying:

(1) the difference obtained by subtracting the Fair Market Value of a share of Stock on the date of grant of the SAR from the Fair Market Value of a share of Stock on the date of exercise of that SAR, by

(2) the number of shares as to which the SAR has been exercised.

(iv) Terms. Except as otherwise provided herein, the Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. SARs may be either freestanding or in tandem with other Awards.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Certificates for Stock. Restricted Stock granted under this Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iii) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require or permit a Participant to elect that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards under this Plan or deferred without interest to the date of vesting of the associated Award of Restricted Stock; provided, that, to the extent applicable, any such election shall comply with the Nonqualified Deferred Compensation Rules. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units, which are rights to receive Stock or cash (or a combination thereof) at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award), to Eligible Persons, subject to the following terms and conditions:

(i) Award and Restrictions. Settlement of an Award of Restricted Stock Units shall occur upon expiration of the period specified for such Restricted Stock Unit by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Restricted Stock Units shall be satisfied by the delivery of cash or Stock in the amount equal to the Fair Market Value of the specified number of shares of Stock covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Restricted Stock Units shall be either (A) paid with respect to such Restricted Stock Units on the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) withheld with respect to such Restricted Stock Units and the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Stock to an officer of the Company or any of its Subsidiaries in lieu of salary or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

(h) Other Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of this Plan, including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries of the Company. The Committee shall determine the terms and conditions of such other Stock-Based Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under this Plan, may also be granted pursuant to this Section 6(h).

7. Certain Provisions Applicable to Awards.

(a) Termination of Employment. Except as provided herein, the treatment of an Award upon a termination of employment or any other service relationship by and between a Participant and the Company or any Subsidiary shall be specified in the agreement controlling such Award.

(b) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under this Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, or any of its Subsidiaries, or of any business entity to be acquired by the Company or any of its Subsidiaries, or any other right of an Eligible Person to receive payment from the Company or any of its Subsidiaries. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award in consideration for the grant of the new Award. Awards under this Plan may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any of its Subsidiaries, in which the value of Stock subject to the Award is equivalent in value to the cash compensation, or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered. Awards granted pursuant to the preceding sentence shall be designed, awarded and settled in a manner that does not result in additional taxes under the Nonqualified Deferred Compensation Rules. Except as provided in Section 9 hereof, the Company may not, without obtaining stockholder approval: (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an Exercise Price above the current Fair Market Value of the Stock underlying such Options or SARs in exchange for cash or other securities.

(c) Term of Awards. Except as specified herein, the term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Option or SAR exceed a period of ten years from the grant date (or such shorter term as may be required in respect of an ISO under section 422 of the Code).

(d) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of this Plan and any applicable Award agreement, payments to be made by the Company or any of its Subsidiaries upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including without limitation cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis; provided, however, that any such deferred payment will be set forth in the agreement evidencing such Award and/or otherwise made in a manner that will not result in additional taxes under the Nonqualified Deferred Compensation Rules. Except as otherwise provided herein, the settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (including a

Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(c) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee and in compliance with the Nonqualified Deferred Compensation Rules. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. This Plan shall not constitute an “employee benefit plan” for purposes of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(e) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to section 16 of the Exchange Act shall be exempt from such section pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under section 16(b) of the Exchange Act.

(f) Non-Competition Agreement. Each Participant to whom an Award is granted under this Plan may be required to agree in writing as a condition to the granting of such Award not to engage in conduct in competition with the Company or any of its Subsidiaries for a period after the termination of such Participant’s employment with the Company and its Subsidiaries as determined by the Committee.

8. Performance and Annual Incentive Awards.

(a) Performance Conditions. The right of an Eligible Person to receive a grant, and the right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 8(b) and 8(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under section 162(m) of the Code.

(b) Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee is intended to qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and shall be subject to the other terms set forth in this Section 8(b).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8(b). Performance goals shall be objective and shall otherwise meet the requirements of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” at the time the Committee actually establishes the performance goal or goals. The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants. If the Committee notes that it will exclude the impact of any or all of the following events or occurrences at the time it establishes the performance goals for the relevant performance period, then the following events may be appropriately excluded, as applicable: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (f) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (g) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (h) goodwill impairment charges; (i) operating results for any business acquired during the calendar year; and (j) third party expenses associated with any acquisition by the Company or any Subsidiary.

(ii) Business and Individual Performance Criteria

(A) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow from operations; (5) increase in cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) total stockholder return; (20) debt reduction; (21) market share; (22) change in the Fair Market Value of the Stock; (23) operating income; (24) operating results; and (25) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8(c) hereof that are intended to qualify as “performance-based compensation” under section 162(m) of the Code.

(B) Individual Performance Criteria. The grant, exercise and/or settlement of Performance Awards may also be contingent upon individual performance goals established by the Committee. If required for compliance with section 162(m) of the Code, such criteria shall be approved by the stockholders of the Company.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code.

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the criteria set forth in Section 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such criteria.

(v) Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of (A) the Performance Award pool, and the maximum amount of the potential Performance Award payable to each Participant in the Performance Award pool, or (B) the amount of the potential Performance Award otherwise payable to each Participant. Settlement of such

Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 8(b). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. If the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee is intended to qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 8(c).

(i) Potential Annual Incentive Awards. Not later than the end of the 90th day of each applicable year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under section 162(m) of the Code, the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 8(c)(ii) hereof or as individual Annual Incentive Awards. The amount potentially payable, with respect to Annual Incentive Awards, shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof in the given performance year, as specified by the Committee.

(ii) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(iii) Payout of Annual Incentive Awards. After the end of each applicable year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of the potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (A) the amount of the potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under section 162(m) of the Code. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of the applicable year or settlement of such Annual Incentive Award.

(d) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, the achievement of performance goals relating to and final settlement of Performance Awards under Section 8(b), the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards, the achievement of performance goals relating to and final settlement of Annual Incentive Awards under Section 8(c) shall be made in writing in the case of any Award intended to qualify under section 162(m) of the Code. The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

(e) Status of Section 8(b) and Section 8(c) Awards under Section 162(m) of the Code. It is the intent of the Company that Performance Awards and Annual Incentive Awards under Sections 8(b) and 8(c) hereof granted to Persons who are designated by the Committee as likely to be Covered Employees within the meaning of section 162(m) of the Code and the regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder.

Accordingly, the terms of Sections 8(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Eligible Person will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a Person designated by the Committee, at the time of grant of a Performance Award or an Annual Incentive Award, who is likely to be a Covered Employee with respect to that fiscal year. If any provision of this Plan as in effect on the date of adoption of any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with section 162(m) of the Code does not comply or is inconsistent with the requirements of section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

9. Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a) Existence of Plans and Awards. The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. In no event will any action taken by the Committee pursuant to this Section 9 result in the creation of deferred compensation within the meaning of section 409A of the Code and the regulations and other guidance promulgated thereunder.

(b) Subdivision or Consolidation of Shares. The terms of an Award and the number of shares of Stock authorized pursuant to Section 4 for issuance under the Plan shall be subject to adjustment from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) or in the event the Company distributes an extraordinary cash dividend the number of shares of Stock then outstanding into a greater number of shares of Stock, then, as appropriate, (A) the maximum number of shares of Stock available for the Plan or in connection with Awards as provided in Sections 4 and 5 shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and (C) the price (including the exercise price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, (A) the maximum number of shares of Stock for the Plan or available in connection with Awards as provided in Sections 4 and 5 shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and (C) the price (including the exercise price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(iii) Whenever the number of shares of Stock subject to outstanding Awards and the price for each share of Stock subject to outstanding Awards are required to be adjusted as provided in this Section 9(b), the Committee shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Stock, other securities, cash, or property purchasable subject to each Award after giving effect to the adjustments. The Committee shall promptly provide each affected Participant with such notice.

(iv) Adjustments under Sections 9(b)(i) and (ii) shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional interest shall be issued under the Plan on account of any such adjustments.

(c) Corporate Recapitalization. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”) without the occurrence of a Change in Control, the number and class of shares of Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the holder had been the holder of record of the number of shares of Stock then covered by such Award and the share limitations provided in Sections 4 and 5 shall be adjusted in a manner consistent with the recapitalization.

(d) Additional Issuances. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

(e) Change in Control. Upon a Change in Control the Committee, acting in its sole discretion without the consent or approval of any holder, shall affect one or more of the following alternatives, which may vary among individual holders and which may vary among Options or SARs (collectively “Grants”) held by any individual holder: (i) accelerate the time at which Grants then outstanding may be exercised so that such Grants may be exercised in full for a limited period of time on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Grants and all rights of holders thereunder shall terminate, (ii) require the mandatory surrender to the Company by selected holders of some or all of the outstanding Grants held by such holders (irrespective of whether such Grants are then vested or exercisable under the provisions of this Plan) as of a date, before or after such Change in Control, specified by the Committee, in which event the Committee shall thereupon cancel such Grants (with respect to shares both for which the Grants are exercisable and/or vested and not exercisable and/or vested) and pay (A) to each holder of a vested and/or exercisable Grant an amount of cash (or other consideration including securities or other property) per share equal to the excess, if any, of the amount calculated in Section 9(f) (the “Change in Control Price”) for the shares subject to such Grants over the Exercise Price(s) under such Grants for such shares (except that to the extent the Exercise Price under any such Grant is equal to or exceeds the Change in Control Price, in which case no amount shall be payable with respect to such Grant), or (B) to each holder of any unvested and/or unexercisable Grant, no amount of cash or any other consideration, or (iii) make such adjustments to Grants then outstanding as the Committee deems appropriate to reflect such Change in Control; provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Grants then outstanding; provided, further, however, that the right to make such adjustments shall include, but not require or be limited to, the modification of Grants such that the holder of the Grant shall be entitled to purchase or receive (in lieu of the total number of shares of Stock as to which an Option or SAR is exercisable (the “Total Shares”) or other consideration that the holder would otherwise be entitled to purchase or receive under the Grant (the “Total Consideration”)), the number of shares of stock, other securities, cash or property to which the Total Consideration would have been entitled to in connection with the Change in Control (A) (in the case of Options), at an aggregate exercise price equal to the exercise price that would have been payable if the Total Shares had been purchased upon the exercise of the Grant immediately before the consummation of the Change in Control and (B) in the case of SARs, if the SARs had been exercised immediately before the occurrence of the Change in Control.

(f) Change in Control Price. The “Change in Control Price” shall equal the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control takes place, or (v) if such Change in Control occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 9(f), the Fair Market Value per share of the Stock that may otherwise be obtained with respect to such Grants or to which such Grants track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Grants. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 9(f) or in Section 9(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(g) Impact of Corporate Events on Awards Generally. In the event of a Change in Control or changes in the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 9, any outstanding Awards and any Award agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion, which adjustment may, in the Committee’s discretion, be described in the Award agreement and may include, but not be limited to, adjustments as to the number and price of shares of Stock or other consideration subject to such Awards, accelerated vesting (in full or in part) of such Awards, conversion of such Awards into awards denominated in the securities or other interests of any successor Person, the cash settlement of such Awards in exchange for the cancellation thereof, or the cancellation of Awards either with or without consideration. In the event of any such change in the outstanding Stock, the aggregate number of shares of Stock available under this Plan as provided in Section 4 and the per person award limitations provided in Section 5 may be appropriately adjusted by the Committee, whose determination shall be conclusive.

10. General Provisions.

(a) Transferability.

(i) Permitted Transferees. The Committee may, in its discretion, permit a Participant to transfer all or any portion of an Option or SAR, or authorize all or a portion of an Option or SAR to be granted to an Eligible Person to be on terms which permit transfer by such Participant; provided that, in either case the transferee or transferees must be any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, in each case with respect to the Participant, an individual sharing the Participant’s household (other than a tenant or employee of the Company), a trust in which any of the foregoing individuals have more than fifty percent of the beneficial interest, a foundation in which any of the foregoing individuals (or the Participant) control the management of assets, and any other entity in which any of the foregoing individuals (or the Participant) own more than fifty percent of the voting interests (collectively, “Permitted Transferees”); provided further that, (X) there may be no consideration for any such transfer and (Y) subsequent transfers of Options or SARs transferred as provided above shall be prohibited except subsequent transfers back to the original holder of the Option or SAR and transfers to other Permitted Transferees of the original holder. Agreements evidencing Options or SARs with respect to which such transferability is authorized at the time of grant must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 10(a)(i).

(ii) Qualified Domestic Relations Orders. An Option, Stock Appreciation Right, Restricted Stock Unit Award, Restricted Stock Award or other Award may be transferred, to a Permitted Transferee, pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of written notice of such transfer and a certified copy of such order.

(iii) Other Transfers. Except as expressly permitted by Sections 10(a)(i) and 10(a)(ii), Awards shall not be transferable other than by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 10, an Incentive Stock Option shall not be transferable other than by will or the laws of descent and distribution.

(iv) Effect of Transfer. Following the transfer of any Award as contemplated by Sections 10(a)(i), 10(a)(ii) and 10(a)(iii), (A) such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Participant” shall be deemed to refer to the Permitted Transferee, the recipient under a qualified domestic relations order, or the estate or heirs of a deceased Participant or other transferee, as applicable, to the extent appropriate to enable the Participant to exercise the transferred Award in accordance with the terms of this Plan and applicable law and (B) the provisions of the Award relating to exercisability shall continue to be applied with respect to the original Participant and, following the occurrence of any applicable events described therein the Awards shall be exercisable by the Permitted Transferee, the recipient under a qualified domestic relations order, or the estate or heirs of a deceased Participant, as applicable, only to the extent and for the periods that would have been applicable in the absence of the transfer.

(v) Procedures and Restrictions. Any Participant desiring to transfer an Award as permitted under Sections 10(a)(i), 10(a)(ii) or 10(a)(iii) shall make application therefor in the manner and time specified by the Committee and shall comply with such other requirements as the Committee may require to assure compliance with all applicable securities laws. The Committee shall not give permission for such a transfer if (A) it would give rise to short swing liability under section 16(b) of the Exchange Act or (B) it may not be made in compliance with all applicable federal, state and foreign securities laws.

(vi) Registration. To the extent the issuance to any Permitted Transferee of any shares of Stock issuable pursuant to Awards transferred as permitted in this Section 10(a) is not registered pursuant to the effective registration statement of the Company generally covering the shares to be issued pursuant to this Plan to initial holders of Awards, the Company shall not have any obligation to register the issuance of any such shares of Stock to any such transferee.

(b) Taxes. The Company and any of its Subsidiaries are authorized to withhold from any Award granted, or any payment relating to an Award under this Plan, including from a distribution of Stock, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(c) Changes to this Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate this Plan or the Committee’s authority to grant Awards under this Plan without the consent of stockholders or Participants, except that to the extent that any amendment or alteration to this Plan, including any increase in any share limitation, requires the approval of the Company’s stockholders under any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, in which case such amendment or alteration shall not be effective without such approval, and the Board may otherwise, in its discretion, determine to submit other such changes to this Plan to stockholders for approval;

provided, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in this Plan; provided, however, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 9 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

(d) Limitation on Rights Conferred under Plan. Neither this Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Subsidiaries, (ii) interfering in any way with the right of the Company or any of its Subsidiaries to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under this Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(e) Unfunded Status of Awards. This Plan is intended to constitute an “unfunded” plan for certain incentive awards.

(f) Nonexclusivity of this Plan. Neither the adoption of this Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not qualify under section 162(m) of the Code. Nothing contained in this Plan shall be construed to prevent the Company or any of its Subsidiaries from taking any corporate action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award made under this Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Subsidiaries as a result of any such action.

(g) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(h) Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. If any of the terms or provisions of this Plan or any Award agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to section 16(b) of the Exchange Act) or section 422 of the Code (with respect to Incentive Stock Options), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or section 422 of the Code. With respect to Incentive Stock Options, if this Plan does not contain any provision required to be included herein under section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, that Option (to that extent) shall be deemed an Option not subject to section 422 of the Code for all purposes of the Plan.

(i) Governing Law. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

(j) Conditions to Delivery of Stock. Nothing herein or in any Award granted hereunder or any Award agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. At the time of any exercise of an Option or Stock Appreciation Right, or at the time of any grant of a Restricted Stock Award, Restricted Stock Unit, or other Award the Company may, as a condition precedent to the exercise of such Option or Stock Appreciation Right or settlement of any Restricted Stock Award, Restricted Stock Unit or other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. No Option or Stock Appreciation Right shall be exercisable and no settlement of any Restricted Stock Award or Restricted Stock Unit shall occur with respect to a Participant unless and until the holder thereof shall have paid cash or property to, or performed services for, the Company or any of its Subsidiaries that the Committee believes is equal to or greater in value than the par value of the Stock subject to such Award.

(k) Section 409A of the Code. In the event that any Award granted pursuant to this Plan provides for a deferral of compensation within the meaning of the Nonqualified Deferred Compensation Rules, it is the general intention, but not the obligation, of the Company to design such Award to comply with the Nonqualified Deferred Compensation Rules and such Award should be interpreted accordingly. Neither this Section 10(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such.

(l) Clawback. This Plan is subject to any written clawback policies of the Company, whether in effect on the Effective Date or adopted, with the approval of the Board, following the Effective Date. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards under this Plan to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to this Plan.

(m) Plan Effective Date and Term. This Plan was adopted by the Board on                     , 2014 and approved by the stockholders of the Company on                     ,                     , to be effective on the Effective Date. No Awards may be granted under this Plan on and after the tenth anniversary of the Effective Date.